As filed with the Securities and Exchange Commission on February 25, 2025.

Registration No. 333-284446

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Flybondi Holdings plc

(Exact name of registrant as specified in its charter)

N/A

(Translation of registrant name into English)

England and Wales	4512	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Av. Costanera Rafael Obligado 1221

Complejo Costa Salguero

C1425 CABA

Argentina

Tel: +54 11 39884021

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Continental Corporate Services, Inc.

908 Pompton Avenue

Unit A2

Cedar Grove, NJ 07009

Tel: (973) 542-0313

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry Grossman, Esq. Jonathan Deblinger, Esq. Anthony Ain, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 United States Tel: (212) 370-1300	Laurence Applegate DWF Law LLP 20 Fenchurch Street London EC3M 3AG United Kingdom Tel: +44 333 320 2220	Alan Annex, Esq. Thomas R. Martin, Esq. Sami B. Ghneim, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, FL 33131 United States Tel: (305) 579-0739

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Flybondi Limited(1)(2)	England and Wales	4512	Not Applicable

(1) Flybondi Limited has the following principal executive office:

Av. Costanera Rafael Obligado 1221

Complejo Costa Salguero

C1425 CABA

Argentina

Tel: +54 11 39884021

(2) The agent for service for Flybondi Limited is:

Continental Corporate Services, Inc.

908 Pompton Avenue

Unit A2

Cedar Grove, NJ 07009

Tel: (973) 542-0313

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2025

PROSPECTUS FOR

UP TO 33,237,670 ORDINARY SHARES,

10,700,000 WARRANTS TO PURCHASE ORDINARY SHARES AND

10,700,000 ORDINARY SHARES UNDERLYING WARRANTS OF

FLYBONDI HOLDINGS PLC

INTEGRAL ACQUISITION CORPORATION 1

1330 Avenue of the Americas, 23rd Floor

New York, NY 10019

Dear Integral Acquisition Corporation 1 Stockholders:

You are cordially invited to attend the special meeting of stockholders (the “Special Meeting”) of Integral Acquisition Corporation 1, a Delaware corporation (“Integral”), which will be held via live webcast on [●], 2025 at [●], Eastern time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/[●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, Integral’s transfer agent.

At the Special Meeting, in addition to the other proposals described in this proxy statement/prospectus, Integral’s stockholders (“Integral Stockholders”) will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of October 19, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Integral, Flybondi Holdings plc, a public limited company incorporated under the laws of England and Wales (“FB Parent”), Gaucho MS, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of FB Parent (“Merger Sub”), Flybondi Limited, a limited company incorporated under the laws of England and Wales (“Flybondi”), and certain holders of Flybondi’s outstanding shares that have executed the Business Combination Agreement (the “Signing Sellers”), and the business combination contemplated thereby (together with the other transactions related thereto, the “Business Combination”). After the date of the Business Combination Agreement, other holders of Flybondi’s outstanding shares and/or options (collectively, the “Joining Sellers” and, together with the Signing Sellers, the “Sellers”) may join the Business Combination Agreement by executing and delivering to Integral, FB Parent and Flybondi a joinder agreement (a “Seller Joinder”).

The Business Combination Agreement provides for, among other things, the following transactions: (i) FB Parent will acquire the shares of Flybondi (the “Flybondi Shares”) held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent (the “Share Exchange”), and (ii) Integral will merge with and into Merger Sub (the “Merger”), with Integral continuing as the surviving entity and as a wholly-owned subsidiary of FB Parent, and each issued and outstanding security of Integral immediately prior to the Merger will be canceled and converted into the right of the holder thereof to receive a substantially equivalent security of FB Parent. In connection with the closing of the Business Combination (the “Closing”), (i) FB Parent and certain holders of FB Parent securities upon the Closing, including Integral Sponsor, LLC (the “Sponsor”), certain Integral directors and executive officers and certain Sellers will enter into a lock-up agreement (the “Lock-Up Agreement”) with respect to certain equity or equity-linked securities of FB Parent as set forth in the Lock-Up Agreement (the “Lock-Up Securities”), and (ii) FB Parent and certain holders of FB Parent securities upon the Closing, including the Sponsor and certain Sellers, will enter into a registration rights agreement (the “Registration Rights Agreement”) with respect to certain equity or equity-linked securities of FB Parent as set forth in the Registration Rights Agreement (the “Covered Securities”), in each case as further described in this proxy statement/prospectus.

At the effective time of the Share Exchange, the total consideration to be paid by FB Parent to the Sellers for their Flybondi Shares shall be an aggregate number of FB Parent Ordinary Shares valued at $10.00 per share, with an aggregate value of up to $300,000,000, with such amount equaling $300,000,000 if all holders of Flybondi Shares that are not Signing Sellers participate in the transactions by executing Seller Joinders by the Business Combination Agreement. Each Flybondi Share outstanding immediately prior to the effective time of the Share Exchange and held by a Seller will be exchanged for the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All of the in-the-money vested Flybondi Options outstanding immediately prior to the Share Exchange will be exercised and converted into the right to receive the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All unvested and/or out-of-the-money Flybondi Options outstanding immediately prior to the Share Exchange will be converted into options to purchase ordinary shares of FB Parent equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. Any entitlements under the Deferred Incentive Plans may (at Flybondi’s discretion) be converted into the right to receive a number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. At the effective time of the Merger (“Merger Effective Time”), each issued and outstanding share of Integral common stock will be automatically converted into and exchanged for one FB Parent Ordinary Share, and each issued and outstanding Integral warrant will be automatically converted into and become one FB Parent warrant to purchase FB Parent Ordinary Shares.

Integral retained Marshall & Stevens to act as its fairness opinion provider in connection with the Business Combination and to provide an independent fairness opinion to the Integral Board. On October 18, 2023, at a meeting of the Integral Board held to evaluate the Business Combination, Marshall & Stevens delivered to the Integral Board an oral opinion, which was later confirmed by delivery of a written opinion, dated October 18, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Flybondi Shareholder Transaction Consideration is fair, from a financial point of view, to Integral and through their ownership interest in the Company, Integral’s unaffiliated Public Stockholders. Marshall & Stevens’s written opinion is attached to this proxy statement/prospectus as Annex C. For more information with respect to the opinion of Marshall & Stevens, please see the section entitled “The Business Combination — Fairness Opinion of Marshall & Stevens.”

In connection with Integral's initial public offering, Integral entered into a letter agreement with the Initial Stockholders (as defined in the proxy statement/prospectus) and Integral’s directors and officers, pursuant to which each agreed to vote all of their shares of Integral Common Stock in favor of the Business Combination Proposal. As of the record date, such holders beneficially own an aggregate of approximately 88.8% of the issued and outstanding shares of Integral Common Stock. As such ownership represents greater than a majority of the shares of Integral Common Stock issued and outstanding, Integral does not expect to need any of the Public Shares to be voted in favor of any of the proposals set forth in this proxy statement/prospectus for such proposals to be approved.

Upon consummation of the Business Combination and subject to the assumptions set forth in this proxy statement/prospectus, including no additional redemptions by Integral’s public stockholders, FB Parent is expected to have up to 33,237,670 FB Parent Ordinary Shares, 13,993 FB Parent options (representing solely the out-of-the-money Flybondi Options) and 10,700,000 FB Parent warrants issued and outstanding. For additional information, see the section entitled “The Business Combination Agreement —Consideration” beginning on page 127 of this proxy statement/prospectus.

The following table summarizes the pro forma ownership of FB Parent immediately following the Business Combination under two redemption scenarios.

	Share ownership in combined company
	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario)
Stockholder	Shares	%	Shares	%
Flybondi Shareholders (1)	30,000,000	90.3%	30,000,000	91.3%
Sponsor Sourced Shares (2)	500,000	1.5%	500,000	1.5%
Integral Public Stockholders (6)	362,670	1.1%	-	-
Sponsor Related Parties	2,375,000	7.1%	2,375,000	7.2%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	100.0%	32,875,000	100.0%

Total Pro Forma Book Value (USD) (3)	$(139,758,596)		$(143,499,161)
Pro Forma Book Value Per Share (USD) (4)	$(4.20)		$(4.36)

	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario
Stockholder	Shares	%	Shares	%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	75.6%	32,875,000	75.4%
Potential sources of dilution:
Integral Warrants - Public	5,750,000	13.1%	5,750,000	13.2%
Integral Warrants - Private (to be held by the Sponsor) (5)	3,300,000	7.5%	3,300,000	7.6%
Integral Warrants - Private (to be held by the Cartesian Escrow Parties)	1,650,000	3.8%	1,650,000	3.8%
Total FB Parent ordinary shares outstanding at Closing	43,937,670	100.0%	43,575,000	100.0%

(1)
Assumes that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing.
(2)
Flybondi will allocate these shares, at its discretion, to other parties after completion of the transaction.
(3)
Total Pro Forma Book Value is Total shareholders' deficit, see “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the different scenarios.
(4)
Pro forma book value per share is a result of pro forma book value divided by total shares outstanding, excluding potential sources of dilution.
(5)
Does not include up to 1,500,000 Conversion Warrants that may be issued at Closing, at the election of the Sponsor, to the Sponsor in satisfaction of up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note.
(6)
Assuming no redemptions scenario, 362,670 Integral Public Shares are calculated as follows: 1,198,342 Integral Public Shares outstanding as of June 30, 2024 less 835,672 Integral Public Shares redeemed in November 2024.

Integral’s units, Class A common stock and warrants are currently quoted on the OTC Markets under the symbols “INTEU,” “INTE” and “INTEW,” respectively. Any outstanding units will be separated into their component securities, consisting of one share of Class A common stock and one-half of one redeemable warrant, immediately prior to the Merger Effective Time and exchanged for FB Parent Ordinary Shares and FB Parent Warrants, respectively. FB Parent intends to apply to list the FB Parent Ordinary Shares and FB Parent Warrants on the Nasdaq Stock Market ("Nasdaq") under the symbols “FLYB” and “FLYBW,” respectively, in connection with the Closing. There can be no assurance that the FB Parent Ordinary Shares or FB Parent Warrants will be approved for listing on Nasdaq.

FB Parent is a “foreign private issuer” and an “emerging growth company” under the applicable Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. In addition, upon the consummation of the Business Combination, Pangaea will hold approximately 58.3% of FB Parent’s voting power assuming no redemption of any outstanding share of Integral Class A Common Stock. Peter Yu, Flybondi and FB Parent's chairman, will have ultimate voting and investment discretion of FB Parent Ordinary Shares that will be held by Pangaea. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, Company, or another company is a “controlled company” and is permitted to elect to not comply with certain corporate governance requirements. See "Risk Factors—Risks Related to FB Parent and Its Securities Following the Business Combination—Upon the consummation of the Business Combination, FB Parent will be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies."

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amounts of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the number of securities issued or to be issued by Integral to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

The Sponsor currently holds 2,824,999 shares of Integral Class A Common Stock and one share of Integral Class B Common Stock. At Closing, Sponsor shall deliver for transfer and/or cancellation 500,000 shares of such Integral Class A Common Stock, and upon the completion of the Business Combination, Sponsor shall hold a total of 2,325,000 FB Parent Ordinary Shares. In addition, an Anchor Investor currently holds 50,000 Integral Class A Ordinary Shares and, at Closing, shall directly hold 50,000 FB Parent Ordinary Shares.

In addition, upon Closing, FB Parent shall pay, or cause to be paid, all Unpaid Company Transaction Expenses (including seventy-five percent (75%) or such larger necessary portion of the premium and other costs and expenses associated with the D&O Tail (as defined in the Business Combination Agreement)) and all Unpaid SPAC Transaction Expenses (each as defined in the Business Combination Agreement); provided, that at the Closing and after disbursement of any amounts from the Trust Account to redeeming Public Stockholders with respect to all Public Share Redemptions as directed by Integral, the cash disbursed from the Trust Account shall be used (x) first, to pay any Unpaid SPAC Transaction Expenses, which shall be no more than an aggregate amount of $800,000, and (y) second, to the extent any cash remains, for working capital and general corporate purposes of FB Parent; provided, further, that (i) if the cash available from the Trust Account is less than $800,000, Flybondi shall pay, or cause to be paid, the difference between $800,000 and the cash available from the Trust Account to the payees of Unpaid SPAC Transaction Expenses and (ii) if the Unpaid SPAC Transaction Expenses exceed $800,000, Sponsor shall bear such excess Unpaid SPAC Transaction Expenses.

The retention of FB Parent Ordinary Shares by the Sponsor and an Anchor Investor at Closing will not result in a material dilution of the equity interests of non-redeeming Public Stockholders. See “Questions and Answers - What equity stake will Integral Stockholders and Flybondi shareholders have in FB Parent after the Closing?”

Conflicts of Interest

When you consider the recommendation of the Integral Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Integral’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

•
the beneficial ownership interests that the Initial Stockholders, including each of Integral’s directors and officers and certain Anchor Investors, have in the 2,875,000 Founder Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if Integral does not complete a business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The Sponsor holds 2,825,000 Founder Shares, and each of Integral’s officers, directors and Anchor Investors have an indirect interest in such shares by virtue of their membership in the Sponsor. In addition, an Anchor Investor directly holds 50,000 Founder Shares. The Founder Shares have an aggregate market value of approximately $31.8 million, based on the closing price of the shares of Integral Class A Common Stock of $11.07 on the OTC Markets on February 19, 2025;
•
the beneficial ownership interests that the Initial Stockholders, including each of Integral’s directors and officers (but excluding the Anchor Investors), have in the 4,950,000 Private Warrants, acquired for an aggregate purchase price of $4,950,000, which warrants would become worthless if Integral does not complete a business combination within the applicable time period, as the holders of the Private Warrants have waived liquidation rights with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to Integral Warrants.

Such Private Warrants have an aggregate market value of $99,495, based on the closing price of the Integral Warrants of $0.0201 on the OTC Markets on February 19, 2025;
•
even if the trading price of the FB Parent Ordinary Shares following the consummation of the Business Combination was as low as $2.09 per share, the aggregate market value of the FB Parent Ordinary Shares issued in exchange for the Founder Shares alone, would be approximately equal to the initial investment in Integral by the Initial Stockholders. As a result, if the Business Combination is completed, the Initial Stockholders are likely to be able to make a substantial profit on their investment in Integral even at a time when the FB Parent Ordinary Shares have lost significant value. On the other hand, if the Business Combination Proposal is not approved and Integral does not consummate an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, the Initial Stockholders will lose their entire investment in Integral (except as to any liquidating distributions to which they may be entitled as holders of Public Shares);
•
the fact that the Sponsor holds (i) a promissory note in the aggregate principal amount of up to $630,000 (the “First Extension Promissory Note”), issued on May 8, 2023 by Integral in connection with the First Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account; (ii) a promissory note in the aggregate principal amount of up to $359,503 (the “Second Extension Promissory Note”), issued on November 8, 2023 by Integral in connection with the Second Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account ($29,959 per month following the 5th of each month from November 8, 2023 through November 5, 2024); and (iii) a promissory note in the aggregate principal amount of up to $130,561.20 (the "Third Extension Promissory Note"), issued on November 6, 2024 by Integral in connection with the Third Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account ($10,880.10 per month following the 5th of each month from November 6, 2024 through November 5, 2025). The Extension Promissory Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Business Combination, and (b) the date of the liquidation of Integral. As of December 31, 2024, $355,000 had been borrowed under the First Extension Promissory Note, $359,503 had been borrowed under the Second Extension Promissory Note and $21,760 had been borrowed under the Third Extension Promissory Note. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Integral may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;
•
the fact that the Sponsor holds a promissory note in the principal amount of up to $1,500,000 (“Working Capital Loan Note”), issued by Integral in connection with advances the Sponsor has made, and may make in the future, to Integral for working capital expenses. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which Integral consummates its initial business combination and (ii) the date that the winding up of Integral is effective. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note may, in the event an initial business combination is consummated, be converted into Conversion Warrants of the post-combination company, in a number equal to: (x) the portion of the principal amount of the note being converted, divided by (y) $1.00, rounded up to the nearest whole number of warrants. The Conversion Warrants will be identical to the FB Parent Warrants. The Conversion Warrants and their underlying securities are entitled to the registration rights set forth in the note. By contrast, if Integral is unable to consummate an initial business combination and is forced to liquidate, the Working Capital Loan Note would be due upon the winding up of Integral, and Integral may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan Note but no proceeds held in the Trust Account would be used to repay the Working Capital Loan Note. As of December 31, 2024, there was $1,500,000 outstanding under the Working Capital Loan Note;
•
the fact that the Sponsor holds a promissory note in the principal amount of up to $3,000,000 (the “Second Working Capital Loan Note”), issued by Integral in connection with advances the Sponsor has made, and may make in the future, to Integral for working capital expenses. The Second Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At December 31, 2024, the Company had $531,493 of borrowings under the Second Working Capital Loan Note;
•
the Anchor Investors have acquired from the Sponsor an indirect economic interest in an aggregate of 500,000 Founder Shares at an aggregate purchase price of $5,000 (or $0.01 per Founder Share). The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of Integral’s initial business combination. As a result, if the Business Combination is consummated, the Anchor Investors may make a substantial profit on their investment in Integral, even at a time when the FB Parent Ordinary Shares have lost significant value. The Anchor Investors may therefore have different interests with respect to a vote on the Business Combination Proposal than other Public Stockholders and an incentive to vote any Public Shares they own in favor of such proposals. However, Integral is not aware of any arrangements or understandings among the Anchor Investors with regard to voting, including voting with respect to the Business Combination Proposal, other than the agreement by one Anchor Investor to vote the 50,000 Founder Share directly held by such Anchor Investor in favor of Integral’s initial business combination;
•
in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to Integral, or a prospective target business with which Integral has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement;
•
Integral’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Integral’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
•
the anticipated election of Enrique Klix, Integral’s Chief Executive Officer and director, as a director of FB Parent following the consummation of the Business Combination; and
•
the continued indemnification of current directors and officers of Integral and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Integral’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — Integral Board’s Reasons for the Approval of the Business Combination.”

Integral is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. More information about Integral, Flybondi, FB Parent and the Business Combination is contained in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting (via the virtual meeting platform), Integral urges you to carefully read the entire proxy statement/prospectus (including the financial statements and annexes attached hereto and any documents incorporated into this proxy statement/prospectus by reference). Please pay particular attention to the section entitled “Risk Factors,” beginning on page 44 of this proxy statement/prospectus.

After careful consideration, Integral’s board of directors has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that Integral Stockholders vote FOR all of the proposals presented to Integral Stockholders in this proxy statement/prospectus. When you consider the Integral board of directors’ recommendation of these proposals, you should keep in mind that certain of Integral’s Initial Stockholders, directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination — Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination.”

Your vote is important regardless of the number of shares you hold. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting (via the virtual meeting platform). Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

On behalf of Integral’s board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Enrique Klix
, 2025	Chief Executive Officer and Director

This proxy statement/prospectus is dated [●], 2025 and is first being mailed to the stockholders of Integral on or about that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS

COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

INTEGRAL ACQUISITION CORPORATION 1

1330 Avenue of the Americas, 23rd Floor

New York, NY 10019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2025

To the Stockholders of Integral Acquisition Corporation 1:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Integral Acquisition Corporation 1, a Delaware corporation (“Integral”), will be held via live webcast on [●], 2025, at [●], Eastern time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/[●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, Integral’s transfer agent. You are cordially invited to attend the Special Meeting for the following purposes:

•
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of October 19, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Integral, Flybondi Holdings plc, a public limited company incorporated under the laws of England and Wales (“FB Parent”), Gaucho MS, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of FB Parent (“Merger Sub”), and Flybondi Limited, a limited company incorporated under the laws of England and Wales (“Flybondi”), and certain holders of Flybondi’s outstanding shares that have executed the Business Combination Agreement (the “Signing Sellers”), and the business combination contemplated thereby (together with the other transactions related thereto, the “Business Combination,” and collectively, the “Business Combination Proposal”), pursuant to which each of the following transactions will occur in the following order:
(i)
FB Parent will acquire the shares of Flybondi (the “Flybondi Shares”) held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent (the “Share Exchange”). At the effective time of the Share Exchange, the total consideration to be paid by FB Parent to the Sellers for their Flybondi Shares shall be an aggregate number of FB Parent Ordinary Shares valued at $10.00 per share, with an aggregate value of up to $300,000,000, with such amount equaling $300,000,000 if all holders of Flybondi Shares that are not Signing Sellers participate in the transactions by executing Seller Joinders by the Business Combination Agreement. Each Flybondi Share outstanding immediately prior to the effective time of the Share Exchange and held by a Seller will be exchanged for the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All of the in-the-money vested Flybondi Options outstanding immediately prior to the Share Exchange will be exercised and converted into the right to receive the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All unvested and/or out-of-the-money Flybondi Options outstanding immediately prior to the Share Exchange will be converted into options to purchase ordinary shares of FB Parent equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. Any entitlements under the Deferred Incentive Plans may (at Flybondi's discretion) be converted into the right to receive a number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement.
(ii)
Integral will merge with and into Merger Sub (the “Merger”), with Integral continuing as the surviving entity and as a wholly-owned subsidiary of FB Parent, and each issued and outstanding security of Integral immediately prior to the Merger will be canceled and converted into the right of the holder thereof to receive a substantially equivalent security of FB Parent.
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Proposal Nos. 2A through 2E — The Advisory Governance Proposals — to consider and vote upon, on a non-binding advisory basis, five separate governance proposals relating to the following material changes between Integral’s amended and restated certificate of incorporation (as amended, the “Integral Charter”) and bylaws and the amended and restated articles of FB Parent to be in effect following the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B (“FB Parent Articles”) (collectively, the “Advisory Governance Proposals”):
(A)
The FB Parent Articles would grant the directors of FB Parent the authority to allot FB Parent Ordinary Shares, up to a maximum nominal amount of £1,000,000, free of any rights of pre-emption (Proposal No. 2A);
(B)
The FB Parent Articles would provide for a declassified board of directors with the result being that each director will be elected annually for a term of one year (Proposal No. 2B);

(C)
The FB Parent Articles would reduce the requisite quorum for a meeting of shareholders from a majority of outstanding voting power to two persons who are, or who represent by proxy, shareholders (Proposal No. 2C);
(D)
The FB Parent Articles would include an advance notice provision that requires a nominating shareholder to provide notice to FB Parent in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors (Proposal No. 2D); and
(E)
The FB Parent Articles would not include provisions relating to Integral’s status as a special purpose acquisition company that will no longer be relevant following the Closing (Proposal No. 2E).
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Proposal No. 3 — The NTA Requirement Amendment Proposal— to consider and vote upon a proposal to amend the Integral Charter, in the form attached to this proxy statement/prospectus as Annex F (the “Integral Charter Amendment”), to eliminate (i) the limitation that Integral shall not redeem Public Shares (as defined below) to the extent that such redemption would result in Integral’s failure to have net tangible assets of at least $5,000,001, upon consummation of Integral’s initial business combination (such limitation, the “Redemption Limitation”), and (ii) the requirement that Integral shall not consummate an initial business combination unless the Redemption Limitation is not exceeded (together, the “NTA Requirement Amendment Proposal”).
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Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to authorize the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived (the “Adjournment Proposal”).

Only holders of record of Integral common stock (“Integral Common Stock”) at the close of business on February 7, 2025, the record date for the Special Meeting, are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Integral’s stockholders (“Integral Stockholders”) of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at Integral’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Integral Charter, Integral is providing the holders (the “Public Stockholders”) of the shares (the “Public Shares”) of Class A common stock, par value $0.0001 per share, of Integral (“Integral Class A Common Stock”) issued in Integral’s initial public offering (the “IPO”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established for the benefit of the Public Stockholders in connection with the IPO (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Integral (net of taxes payable, other than excise tax liabilities arising in connection with redemptions), upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $4.1 million as of December 31, 2024, the estimated per share redemption price would have been approximately $11.22 (after taking into account the removal of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions). Public Stockholders may elect to redeem their Public Shares even if they vote for the Business Combination Proposal or any of the other proposals presented at the Special Meeting. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the Public Shares without Integral’s prior consent. Holders of Integral’s outstanding warrants to purchase shares of Integral Class A Common Stock do not have redemption rights with respect to such warrants in connection with the Business Combination.

Integral’s Initial Stockholders (as defined in the proxy statement/prospectus), officers and directors collectively beneficially own an aggregate of (i) one share of Class B common stock, par value $0.0001 per share, of Integral (“Class B Common Stock”) issued prior to the IPO and (ii) 2,874,999 shares of Integral Class A Common Stock, which were converted (the “Class B Conversion”) on a one-for-one basis from shares of Class B Common Stock (as converted, and together with (i), the “Founder Shares”), collectively representing approximately 88.8% of Integral’s issued and outstanding shares of common stock. Integral’s Initial Stockholders, officers and directors have agreed to (i) waive their redemption rights with respect to any shares of Integral Common Stock that they may hold in connection with the completion of the Business Combination and (ii) vote any such shares in favor of the Business Combination Proposal. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Notwithstanding the Class B Conversion, the holders of Founder Shares will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. The approval of, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Integral Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on, if presented, the Adjournment Proposal.

The approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of at least a majority of the shares of Integral Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on Integral, Flybondi, FB Parent or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Integral, Flybondi and FB Parent intend that the FB Parent Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The NTA Requirement Amendment Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus. If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and if Integral’s board of directors determines to implement the Integral Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware substantially concurrently with the Closing.

Your vote is important regardless of the number of shares you hold. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting in person (via the virtual meeting platform). Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person (via the virtual meeting platform), the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the other proposals set forth in this proxy statement/prospectus. However, if Integral Stockholders do not approve the Business Combination Proposal, the Business Combination may not be consummated. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person (via the virtual meeting platform), you may withdraw your proxy and vote in person (via the virtual meeting platform).

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto and any documents incorporated into the proxy statement/prospectus by reference) for a more complete description of the Business Combination and related transactions and each of the proposals. Integral urges you to carefully read the entire proxy statement/prospectus. If you have any questions or need assistance voting your shares, please call Integral’s proxy solicitor, Advantage Proxy, Inc, (“Advantage Proxy”), at (877) 870-8565 (toll free). Banks and brokers may reach Advantage Proxy at (206) 870-8565. This notice of meeting and the accompanying proxy statement/prospectus are available at https://www.cstproxy.com/[●].

By Order of the Board of Directors,

Enrique Klix
Chief Executive Officer and Director

[●], 2025

IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF INTEGRAL CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR PUBLIC SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING OF INTEGRAL STOCKHOLDERS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 (File No. 333- 284446) filed with the SEC by FB Parent, constitutes a prospectus of FB Parent under Section 5 of the Securities Act with respect to the FB Parent Ordinary Shares to be issued to Integral Stockholders, as well as the FB Parent Warrants to acquire FB Parent Ordinary Shares to be issued upon conversion of the Integral Warrants and the FB Parent Ordinary Shares underlying such warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting at which Integral Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby, among other matters.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

Integral files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. For information on how to obtain copies of these materials, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

IMPORTANT INFORMATION ABOUT IFRS ACCOUNTING STANDARDS

Flybondi’s audited consolidated financial statements included in this proxy statement/prospectus as of and for the years ended December 31, 2023 and 2022 (hereinafter referred to as the “Audited Consolidated Financial Statements”) have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and referred to in this proxy statement/prospectus as “IFRS”.

Flybondi's unaudited interim condensed consolidated financial statements included in this proxy statement/prospectus as of June 30, 2024 and for the six months ended June 30, 2024 and 2023 (herein after referred to as the "Unaudited Interim Financial Statements") have been prepared in accordance with IAS 34 “Interim Financial Reporting” and they should be read in conjunction with the Audited Consolidated Financial Statements.

The Audited Consolidated Financial Statements and Unaudited Interim Financial Statements are referred to as the “Flybondi Financial Statements”. FB Parent’s audited financial statements included in this proxy statement/prospectus as of June 30, 2024 and February 28, 2024 (inception) and for the period from February 28, 2024 (inception) through June 30, 2024 (hereinafter referred to as the “FB Parent Audited Financial Statements”) have been prepared in accordance with IFRS.

FINANCIAL STATEMENT PRESENTATION

Integral

The financial statements of Integral included in this proxy statement/prospectus have been prepared in accordance with generally accepted accounting standards in the United States of America (“U.S. GAAP”) and are presented in U.S. dollars.

Flybondi

The Audited Consolidated Financial Statements and the FB Parent Audited Financial Statements included in this proxy statement/prospectus have been prepared in accordance with IFRS and are presented in U.S. dollars. The Unaudited Interim Financial Statements have been prepared in accordance with IAS 34 and are presented in U.S. dollars

Segment Information

Flybondi manages its business as a single operating segment which is the air transportation services to passengers. Flybondi has adopted IFRS 8 (Operating Segments), which requires operating segments to be identified on the basis of internal reports regarding components of the business that are regularly reviewed by management, including Flybondi’s Chief Operating Decision

Maker, in order to allocate resources and to assess Flybondi’s business performance. See Note 32 to the Audited Consolidated Financial Statements and Note 23 to the Unaudited Interim Financial Statements.

Special Note Regarding Adjusted EBIT

Adjusted EBIT

Flybondi measures its operating segment’s performance by its Adjusted EBIT, and uses this metric to make decisions about allocating resources and to evaluate the financial performance of Flybondi’s business.

Flybondi defines Adjusted EBIT as the consolidated net profit or loss for the year or period before interest expense and taxation, and further excluding other financial expenses, financial income, impairment losses on tax credits, net foreign currency exchange results (gain or losses), net results on monetary position (gain or losses), shared-based compensation expenses and dispute settlement charges. Although Adjusted EBIT may be commonly viewed as a non-IFRS measure in other contexts, pursuant to IFRS 8, “Operating Segments”, Adjusted EBIT is herein treated as an IFRS measure in the manner in which Flybondi utilizes this measure. Nevertheless, Flybondi’s Adjusted EBIT metric should not be viewed in isolation or as a substitute for operating profit or loss or net profit or loss or any IFRS measures of earnings for the years or periods presented under IFRS. Flybondi also believes that its Adjusted EBIT metric is a useful metric used by analysts and investors, although this measure is not explicitly defined under IFRS. Additionally, the way Flybondi calculates its segment’s performance measure may be different from the calculations used by other companies, including competitors, and therefore, Flybondi’s performance measure may not be comparable to those of other companies or competitors.

Adjusted EBIT has limitations as an analytical measure, and you should not consider it in isolation or as a substitute for analysis of Flybondi’s results as reported under IFRS.

See “Selected Historical Financial Information of Flybondi” for a reconciliation of Flybondi’s Adjusted EBIT to net loss for the years or periods presented.

Special Note Regarding Non-IFRS Measures

Adjusted EBITDA

Flybondi compares its financial performance to other airlines using Adjusted EBITDA, which is common practice in the industry.

Flybondi defines Adjusted EBITDA as Adjusted EBIT, excluding aircraft right-of-use depreciation, and depreciation and amortization.

Flybondi believes that Adjusted EBITDA is a useful metric used by analysts, investors, and other interested parties in the aviation industry, although it is not a measure explicitly defined in IFRS. Adjusted EBITDA should not be considered as a substitute for operating loss or net loss or any IFRS measures of earnings for the years or periods presented under IFRS. Additionally, Flybondi’s calculation of Adjusted EBITDA may be different from the calculations used by other companies, including its competitors in the aviation industry, and, therefore, Flybondi’s measure may not be comparable to those of other companies or competitors. Adjusted EBITDA does not reflect historical expenditures, expenditures for major maintenance or future requirements for capital expenditures or contractual commitments.

Adjusted EBITDA has limitations as an analytical measure, and you should not consider it in isolation or as a substitute for analysis of Flybondi’s results as reported under IFRS.

See “Selected Historical Financial Information of Flybondi” for a reconciliation of Flybondi’s Adjusted EBITDA to net loss for the years or periods presented.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Flybondi relies on and refers to industry data, information and statistics regarding the markets in which it competes from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. Flybondi has supplemented this information where necessary with its own internal estimates, considering publicly available information about other industry participants and its management’s best view as to information that is not publicly available. This information appears in “Information About Flybondi,” “Flybondi Management’s

Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this proxy statement/prospectus. Flybondi has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Flybondi, FB Parent, Integral and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their respective businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but the applicable owners will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks. The use or display of other parties’ trademarks, trade names or service marks in this proxy statement/prospectus is not intended to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Flybondi, FB Parent or Integral by, these other parties.

FREQUENTLY USED TERMS

In this document, unless the context otherwise requires:

"ACMI" means aircraft, crew, maintenance, and insurance contract.

“Adjournment Proposal” means a proposal to authorize the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

“Advisory Governance Proposals” means the proposal to consider and vote upon, on a non-binding advisory basis, five separate governance proposals relating to certain material changes between the Integral Governing Documents and the FB Parent Articles, collectively.

“Aeroparque” means the Aeroparque Internacional Jorge Newbery, in the city of Buenos Aires, Argentina.

“Aircraft utilization” means the number of block hours (defined as the time from the moment the aircraft door closes at departure of a flight until the moment the aircraft door opens at the arrival gate following its landing) divided by the average number of active aircraft per day.

“Agreement End Date” means March 31, 2025.

“ANAC” means the Administración Nacional de Aviación Civil of Argentina.

“Anchor Investors” means the qualified institutional buyers or institutional accredited investors not affiliated with Integral, the Sponsor, Integral’s directors or any member of Integral’s management team, that participated in the IPO and an indirect beneficial interest in certain Founder Shares held by the Sponsor at the time of the IPO.

“Ancillary Agreements” means the Sponsor Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Warrant Amendment Agreement and all other agreements, certificates and instruments executed and delivered by Integral, FB Parent, Merger Sub or Flybondi in connection with the Business Combination and specifically contemplated by the Business Combination Agreement.

“ARS” means the Argentine peso, the national currency of Argentina.

“Assignment, Novation and Amendment Agreement” means the Assignment, Novation and Amendment Agreement, dated as of July 2, 2024, by and among Integral, Original Topco, Merger Sub, Flybondi FB Parent and the Sellers.

“Available seat kilometers” means the number of seats available for passengers multiplied by the number of kilometers, which is the length of flight, those seats are flown.

“BCRA” means the Banco Central de la República Argentina, the central bank of Argentina.

“Broker non-vote” means the failure of an Integral Stockholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of October 19, 2023, as it may be amended, supplemented, or otherwise modified from time to time, by and among Integral, FB Parent, Merger Sub and Flybondi.

“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby.

“Cartesian Escrow Parties” means Flybondi and Cartesian Capital Group, LLC.

“CASK” or “Cost per available seat kilometer” (US$ cent) means the total operating expenses, excluding C-check and maintenance reserves, both within aircraft right-of-use asset depreciation, divided by the available seat kilometers.

“CASK excluding fuel” (US$ cent) means the Total operating expenses, excluding C-check and maintenance reserves, both within Aircraft right-of-use asset depreciation, and excluding Aircraft Fuel, divided by the available seat kilometers.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of a company; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring more than 50% of the combined voting power of the then outstanding securities of a company or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of a company and its subsidiaries, taken as a whole; provided, however, that any securities of a company issued (i) in a bona fide financing transaction, (ii) in a series of bona fide financing transactions, (iii) in accordance with the Business Combination Agreement, or (iv) pursuant to the conversion of any securities issued in accordance with the Business Combination Agreement shall be excluded from the definition of “Change of Control.”

“Class B Conversion” means the conversions on November 3, 2023 (i) by the Sponsor, in connection with the implementation of the Extension, of 2,824,999 shares of Integral Class B Common Stock to shares of Integral Class A Common Stock on a one-for-one basis in accordance with the Integral Charter and (ii) by an Anchor Investor of 50,000 shares of Integral Class B Common Stock to shares of Integral Class A Common Stock on a one-for-one basis in accordance with the Integral Charter.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Company” means FB Parent and its consolidated subsidiaries after giving effect to the Business Combination.

“Companies Act” means the United Kingdom Companies Act 2006 and the regulations made thereunder.

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“Continental” means Continental Stock Transfer & Trust Company, as trustee of the Trust Account, Integral’s transfer agent and registrar and Integral’s warrant agent, as applicable.

“Conversion Warrants” means FB Parent Warrants issuable upon the conversion of the Working Capital Loan Note.

“DGCL” means the Delaware General Corporation Law.

“Effective Date” means the effective date of the registration statement on Form F-4 of which this proxy statement/prospectus forms a part.

“Escrow Agreement” means the Escrow Agreement, dated as of December 13, 2023, by and among Integral and the Cartesian Escrow Parties.

“Escrow Amount” means the $900,000 that was funded into an escrow account by the Cartesian Escrow Parties, pursuant to the Escrow Agreement, which was released to Integral on April 30, 2024, solely for the purpose of Integral paying its excise tax liability, which was paid on October 23, 2024.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Promissory Notes” means the First Extension Promissory Note and the Second Extension Promissory Note, together.

“Extensions” means the First Extension, the Second Extension and Third Extension, collectively.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 2, 2021, by and among Integral and certain Integral securityholders.

“Existing Warrant Agreement” means the Warrant Agreement, dated as of November 2, 2021, by and between Integral and Continental, as warrant agent, governing the outstanding Integral Warrants.

“Ezeiza” means the Aeropuerto Internacional Ministro Pistarini de Ezeiza, in the Province of Buenos Aires, Argentina.

“FB Parent” means Flybondi Holdings plc, a public limited company incorporated under the laws of England and Wales.

“FB Parent Articles” means the amended and restated articles of FB Parent to be in effect following the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B.

“FB Parent Board” means the board of directors of FB Parent.

“FB Parent Ordinary Shares” means ordinary shares with a nominal value of £0.01 each in the capital of FB Parent.

“FB Parent Warrants” means the Integral Warrants as converted into warrants of FB Parent representing the right to purchase FB Parent Ordinary Shares, pursuant to the Warrant Amendment Agreement in connection with the Business Combination and on substantially the same terms as were in effect immediately prior to the Business Combination under the terms of the Existing Warrant Agreement.

“FBLA” means FB Líneas Aéreas S.A., a sociedad anónima organized under the laws of Argentina.

“FCPA” means the U.S. Foreign Corrupt Practices Act.

“First Extension” means the first extension of the date by which Integral must consummate an initial business combination from May 5, 2023 to November 3, 2023 (or such earlier date as determined by the Integral Board) that was approved by Integral’s stockholders at the First Extension Meeting.

“First Extension Meeting” means the special meeting of Integral held on May 3, 2023 at which Integral’s stockholders approved the First Extension, among other matters.

“First Extension Promissory Note” means the promissory note issued on May 8, 2023 by Integral to the Sponsor in an amount of up to $630,000 to be deposited into the Trust Account in connection with the First Extension;

“Flown load factor” means the number of flown passengers divided by the number of seats available on each flight.

“Flybondi” means Flybondi Limited, a limited company incorporated under the laws of England and Wales, and, as the context requires, its airline operating subsidiary, FB Líneas Aéreas S.A., a sociedad anónima organized under the laws of Argentina.

“Flybondi Board” means the board of directors of Flybondi.

“Flybondi Deferred Incentive Plans” means each of the ‘Política de incentivo extraordinario en acciones virtuales de Flybondi’ launched by FB Líneas Aéreas S.A. on April 11, 2022 and on March 3, 2023.

“Flybondi Option” means each option, whether vested or unvested, to purchase Flybondi Ordinary Shares that is outstanding and unexercised as of immediately prior to the effective time of the Share Exchange.

“Flybondi Ordinary Shares” means the ordinary shares, par value of $0.01 per share, of Flybondi.

“Flybondi Securities” means Flybondi Shares and Flybondi Options.

“Flybondi Series A Shares” means the series A shares, par value of $0.01 per share, of Flybondi.

“Flybondi Shareholder Transaction Consideration” means the number of FB Parent Ordinary Shares equal to $300,000,000 divided by $10.00 to be issued to Flybondi shareholders pursuant to the Business Combination Agreement.

“Flybondi Shares” means the Flybondi Ordinary Shares and the Flybondi Series A Shares.

“Founder Shares” means the shares of Integral Class B Common Stock issued to the Initial Stockholders prior to the IPO, including the shares of Integral Class A Common Stock issued in the Class B Conversion.

“IFRS” means the IFRS Accounting Standards, as issued by the International Accounting Standards Board, as in effect from time to time.

“Initial Stockholders” means the holders of the Founder Shares prior to the IPO and their permitted transferees, as applicable.

“Integral” means Integral Acquisition Corporation 1, a Delaware corporation.

“Integral Board” means the board of directors of Integral.

“Integral Bylaws” means the bylaws of Integral in effect as of the date of this proxy statement/prospectus.

“Integral Charter” means the amended and restated certificate of incorporation of Integral filed with the Delaware Secretary of State on November 3, 2021, as amended on May 3, 2023 and November 2, 2023.

“Integral Charter Amendment” means the proposed amendment to the Integral Charter in the form attached to this proxy statement/prospectus as Annex F.

“Integral Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Integral.

“Integral Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Integral.

“Integral Common Stock” means the Integral Class A Common Stock and the Integral Class B Common Stock, collectively.

“Integral Governing Documents” means the Integral Charter and the Integral Bylaws, in each case as amended, modified or supplemented from time to time.

“Integral Stockholders” means the Initial Stockholders and the Public Stockholders, collectively.

“Integral Units” means the units issued in the IPO, each of which consisted of one Public Share and one-half of one Public Warrant.

“Integral Warrants” means the Public Warrants and the Private Warrants, collectively.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Integral’s initial public offering of Integral Units, consummated on November 5, 2021, including the full exercise of the over-allotment option.

"IPO Promissory Note" means that certain unsecured promissory note in the principal amount of up to $300,000 issued to our Sponsor on February 16, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Joining Sellers” means the holders of Flybondi’s outstanding shares and/or options who are not Signing Sellers and who may join the Business Combination Agreement by executing and delivering to Integral, FB Parent and Flybondi a Seller Joinder.

“JST” means the Junta de Seguridad en el Transporte of Argentina.

“J.V.B.” means J.V.B. Financial Group, LLC.

“LCC” means low-cost carrier.

“Lock-Up Agreement” means the Lock-Up Agreement to be entered into in connection with the Closing by FB Parent and certain holders of FB Parent securities upon the Closing, substantially in the form attached as Exhibit A to the Business Combination Agreement.

“Marshall & Stevens” means Marshall & Stevens Transaction Advisory Services, LLC.

“Merger” means the merger of Integral with and into Merger Sub, with Integral continuing as the Surviving Company after such merger as a direct, wholly-owned subsidiary of FB Parent.

“Merger Effective Time” means the effective time of the Merger.

“Merger Sub” means Gaucho MS, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of FB Parent.

“Nasdaq” means The Nasdaq Stock Market LLC and, as the context may require, any of the capital markets which it operates.

"Non-Sellers" means certain holders of Flybondi’s outstanding shares that are not Signing Sellers or Joining Sellers as of the date of this prospectus/proxy statement.

“NTA Requirement Amendment Proposal” means the proposal to amend the Integral Charter pursuant to the Integral Charter Amendment to eliminate (i) the Redemption Limitation and (ii) the requirement that Integral shall not consummate an initial business combination unless the Redemption Limitation is not exceeded.

“Original Topco” means FB Parent Limited, a limited company incorporated under the laws of England and Wales.

“Pangaea” means Pangaea Two Acquisition Holdings XVII, Ltd.

“PCAOB” means the United States Public Company Accounting Oversight Board.

“Per Share Exchange Ratio” means (a) the Share Exchange Aggregate Consideration (as defined in the Business Combination Agreement) divided by (b) the Company Fully-Diluted Number (as defined in the Business Combination Agreement).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, whether or not a legal entity.

"Post-Closing Legacy Flybondi Holders" means, collectively, (i) the Sellers, (ii) non-Seller legacy holders of Flybondi Shares who exchange their Flybondi Shares for FB Parent Ordinary Shares subsequent to the effectiveness of the Registration Statement of which this prospectus/proxy statement forms a part and (iii) legacy holders of Flybondi Options that are entitled to recieve FB Parent Ordinary Shares at Closing.

“Private Placement” means the private placements of Private Warrants, in connection with the IPO, to the Sponsor.

“Private Warrants” means the warrants issued to the Sponsor in the Private Placement, each of which is exercisable for one share of Integral Class A Common Stock, in accordance with its terms.

“Public Shares” means the shares of Integral Class A Common Stock issued as part of the Integral Units.

“Public Stockholders” means the holders of Public Shares.

“Public Warrants” means the warrants included in the Integral Units, each of which is exercisable for one share of Integral Class A Common Stock, in accordance with its terms.

“Redemption Limitation” means the limitation in the Integral Charter that Integral shall not redeem Public Shares to the extent that such redemption would result in Integral’s failure to have net tangible assets of at least $5,000,001 either prior to or upon consummation of an initial business combination, unless Integral determines that such amount of net tangible assets is not required to avoid characterization of Integral’s Class A Common Stock as a “penny stock” as defined in Rule 3a51-1 under the Exchange Act.

“Redemption Rights” means the redemption rights provided for in Article IX of the Integral Charter.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into in connection with the Closing by FB Parent and certain holders of FB Parent securities upon the Closing, substantially in the form attached as Exhibit B to the Business Combination Agreement.

“Revenue-generating departures” means the number of revenue-generating flights (departures). The presented number of revenue departures is based on Flybondi's internal database and differs from the figures presented by ANAC.

“Revenue-generating departures per aircraft per day” means the revenue-generating departures divided by the average number of active aircraft per day. The presented number of revenue-generating departures is based on Flybondi's internal database and differs from the figures presented by ANAC.

“Revenue per available seat kilometer (US$ cent)” means all revenue, divided by the available seat kilometers.

“Rollover Options” means the unvested and/or out-of-the-money Flybondi Options that are exchanged for options to purchase ordinary shares of FB Parent by virtue of the Share Exchange, as more particularly set out in the Business Combination Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Extension” means the second extension of the date by which Integral must consummate an initial business combination from November 3, 2023 to November 5, 2024 (or such earlier date as determined by the Integral Board) that was approved by Integral Stockholders at the Second Extension Meeting.

“Second Extension Meeting” means the special meeting in lieu of the 2023 annual meeting of stockholders of Integral held on November 2, 2023, at which Integral Stockholders approved the Second Extension, among other matters.

“Second Extension Promissory Note” means the promissory note issued on November 8, 2023 by Integral to the Sponsor in an amount of up to $359,503 to be deposited into the Trust Account ($29,959 per month following the 5th of each month from November 8, 2023 through November 5, 2024).

"Second Working Capital Loan Note" means the promissory note issued on September 12, 2024 by Integral to the Sponsor in an amount of up to $3,000,000 in connection with working capital loans.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Joinder” means a joinder agreement to the Business Combination Agreement, executed by the Joining Sellers after the date of the Business Combination Agreement and delivered to Integral, FB Parent and Flybondi.

“Sellers” means, collectively, the Signing Sellers and the Joining Sellers.

“Share Exchange” means the acquisition by FB Parent of Flybondi Shares held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent.

“Signing Sellers” means certain holders of Flybondi’s outstanding shares that executed the Business Combination Agreement on October 19, 2023.

“SPAC” means special purpose acquisition company.

“Special Meeting” means the special meeting of the stockholders of Integral, to be held via live webcast on [●], 2025 at [●], Eastern time, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus.

“Sponsor” means Integral Sponsor LLC, a Delaware limited liability company.

"Sponsor Sourced Shares" means the 500,000 Founder Shares to be transferred, directly or constructively (including pursuant to a forfeiture and reissuance), to or as directed by Flybondi at the Closing pursuant to the Sponsor Support Agreement.

"Sponsor Sourced Warrants" means the 1,650,000 Founder Warrants to be transferred, directly or constructively (including pursuant to a forfeiture and reissuance), to or as directed by Flybondi at the Closing pursuant to the Sponsor Support Agreement.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of October 19, 2023, by and among the Sponsor, Integral and Flybondi, as amended.

“Surviving Company” means Integral following the Merger.

“Third Extension” means the second extension of the date by which Integral must consummate an initial business combination from November 5, 2024 to November 5, 2025 (or such earlier date as determined by the Integral Board) that was approved by Integral Stockholders at the Third Extension Meeting.

“Third Extension Meeting” means the special meeting in lieu of the 2024 annual meeting of stockholders of Integral held on October 31, 2024, at which Integral Stockholders approved the Third Extension, among other matters.

“Third Extension Promissory Note” means the promissory note issued on November 6, 2024 by Integral to the Sponsor in an amount of up to $130,561.20 to be deposited into the Trust Account ($10,880.10 per month following the 5th of each month from November 6, 2024 through November 5, 2025) in connection with the Second Extension.

“Transaction Proposals” means, collectively, the Business Combination Proposal, the Advisory Governance Proposals, the NTA Requirement Amendment Proposal and the Adjournment Proposal.

“Trust Account” means the trust account established for the benefit of the Public Stockholders in connection with the IPO, with Continental acting as trustee pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of November 2, 2021, by and between Integral and Continental, as trustee.

x

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Warrant Agreement” means the Existing Warrant Agreement, as amended by the Warrant Amendment Agreement.

“Warrant Amendment Agreement” means the assignment and assumption agreement with respect to the Existing Warrant Agreement, to be entered into by Integral, FB Parent and Continental, as warrant agent, at or prior to Closing.

“Working Capital Loan Note” means the promissory note issued on July 10, 2023 by Integral to the Sponsor in an amount of up to $1,500,000 in connection with working capital loans.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the Business Combination. The following questions and answers may not include all the information that is important to Integral Stockholders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.
Why am I receiving this proxy statement/prospectus?
A.
Integral has entered into the Business Combination Agreement with FB Parent, Merger Sub and Flybondi, which provides for the Business Combination in which, among other transactions, Integral will merge with and into Merger Sub, with Integral continuing as the Surviving Company after the Merger and a direct, wholly-owned subsidiary of FB Parent. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of the Business Combination, among other matters: (i) at the effective time of the Share Exchange, the total consideration to be paid by FB Parent to the Sellers for their Flybondi Shares shall be an aggregate number of FB Parent Ordinary Shares valued at $10.00 per share, with an aggregate value of up to $300,000,000, with such amount equaling $300,000,000 if all holders of Flybondi Shares that are not Signing Sellers participate in the transactions by executing Seller Joinders by the Business Combination Agreement. Each Flybondi Share outstanding immediately prior to the effective time of the Share Exchange and held by a Seller will be exchanged for the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All of the in-the-money vested Flybondi Options outstanding immediately prior to the Share Exchange will be exercised and converted into the right to receive the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All unvested and/or out-of-the-money Flybondi Options outstanding immediately prior to the Share Exchange will be converted into options to purchase ordinary shares of FB Parent equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. Any entitlements under the Deferred Incentive Plans may (at Flybondi's discretion) be converted into the right to receive a number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement; and (ii) at the Merger Effective Time, each issued and outstanding share of Integral common stock will be automatically converted into and exchanged for one FB Parent Ordinary Share, and each issued and outstanding Integral warrant will be automatically converted into and become one FB Parent warrant to purchase FB Parent Ordinary Shares. See “The Business Combination Agreement — Consideration,” “Security Ownership of Certain Beneficial Owners and Management,” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Integral Stockholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination Agreement and the Business Combination, among other proposals, at the Special Meeting. You are receiving this proxy statement/prospectus because you hold Integral Common Stock as of the record date for the Special Meeting.

The publicly traded Integral Units, shares of Integral Class A Common Stock and Integral Warrants are currently quoted on the OTC Markets under the symbols “INTEU,” “INTE” and “INTEW,” respectively. FB Parent intends to apply to list the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq in connection with the Closing. All outstanding Integral Units will be separated into their underlying securities immediately prior to the Merger Effective Time. Accordingly, FB Parent will not have units outstanding following consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the Business Combination and the proposals to be acted upon at the Special Meeting. You should read this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, carefully and in their entirety. This document also constitutes a prospectus of FB Parent with respect to certain FB Parent Ordinary Shares, FB Parent Warrants and FB Parent Ordinary Shares underlying FB Parent Warrants, in each case issuable in connection with the Business Combination.

Q.
When and where is the Special Meeting?
A.
The Special Meeting will be held via live webcast on [●], 2025 at [●], Eastern time, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus.

Q.
What matters will stockholders consider at the Special Meeting?
A.
At the Special Meeting, Integral will ask its stockholders to vote in favor of the following proposals:
•
Proposal No. 1 — The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby.
•
Proposal Nos. 2A through 2E — The Advisory Governance Proposals — five separate governance proposals to approve, on a non-binding advisory basis, the following material changes between the Integral Governing Documents and the FB Parent Articles:
(A)
The FB Parent Articles would grant the directors of FB Parent the authority to allot FB Parent Ordinary Shares, up to a maximum nominal amount of £1,000,000, free of any rights of pre-emption (Proposal No. 2A);
(B)
The FB Parent Articles would provide for a declassified board of directors with the result being that each director will be elected annually for a term of one year (Proposal No. 2B);
(C)
The FB Parent Articles would reduce the requisite quorum for a meeting of shareholders from a majority of outstanding voting power to two persons who are, or who represent by proxy, shareholders (Proposal No. 2C);
(D)
The FB Parent Articles would include an advance notice provision that requires a nominating shareholder to provide notice to FB Parent in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors (Proposal No. 2D); and
(E)
The FB Parent Articles would not include provisions relating to Integral’s status as a special purpose acquisition company that will no longer be relevant following the Closing (Proposal No. 2E).
•
Proposal No. 3 — The NTA Requirement Amendment Proposal — a proposal to amend the Integral Charter pursuant to the Integral Charter Amendment to eliminate (i) the Redemption Limitation and (ii) the requirement that Integral shall not consummate an initial business combination unless the Redemption Limitation is not exceeded.
•
Proposal No. 4 — The Adjournment Proposal — a proposal to authorize the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.
Q.
Are any of the proposals conditioned on one another?
A.
The Closing is conditioned on the adoption of the Business Combination Proposal. The NTA Requirement Amendment Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus. If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and if the Integral Board determines to implement the Integral Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware substantially concurrently with the Closing.

It is important to note that, if the Business Combination Proposal is not approved, then Integral will not consummate the Business Combination. If Integral does not consummate the Business Combination and fails to complete an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, Integral will be required to dissolve and liquidate.

Q.
What will happen in the Business Combination?
A.
Pursuant to the Business Combination Agreement, each of the following transactions will occur, in the following order: (i) FB Parent will acquire the Flybondi Shares held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent in the Share Exchange. At the effective time of the Share Exchange, the total consideration to be paid by FB Parent to the Sellers for their Flybondi Shares shall be an aggregate number of FB Parent Ordinary Shares valued at $10.00 per share, with an aggregate value of up to $300,000,000, with such amount equaling $300,000,000 if all holders of Flybondi Shares that are not Signing Sellers participate in the transactions by executing Seller Joinders by the Business Combination Agreement. Each Flybondi Share outstanding immediately prior to the effective time of the Share Exchange and held by a Seller will be exchanged for the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All of the in-the-money vested Flybondi Options outstanding immediately prior to the Share Exchange will be exercised and converted into the right to receive the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All unvested and/or out-of-the-money Flybondi options outstanding immediately prior to the Share Exchange will be converted into options to purchase ordinary shares of FB Parent equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. Any entitlements under the Deferred Incentive Plans may (at Flybondi’s discretion) be converted into the right to receive a number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement; and (ii) Integral will merge with and into Merger Sub, with Integral continuing as the surviving entity and as a wholly-owned subsidiary of FB Parent, and each issued and outstanding security of Integral immediately prior to the Merger will be canceled and converted into the right of the holder thereof to receive a substantially equivalent security of FB Parent.
Q.
Why is Integral presenting the Business Combination Proposal to its shareholders?
A.
Integral is a blank check company incorporated as a Delaware corporation on February 16, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Integral may consummate a business combination with a target business in any geographic location or industry. If Integral does not consummate the Business Combination and fails to complete an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, Integral will be required to dissolve and liquidate.

Of the net proceeds from the IPO and the Private Placement, $116,725,000 was placed into the Trust Account immediately following the IPO. In connection with the implementation of the First Extension, Integral redeemed 8,470,059 Public Shares tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $87.8 million. In connection with the First Extension, Integral deposited $630,000 into the Trust Account. In connection with the implementation of the Second Extension, Integral redeemed 1,831,599 Public Shares tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.79 per share, for an aggregate redemption amount of approximately $19.8 million. In connection with the Second Extension, Integral deposited $359,503 into the Trust Account. In connection with the implementation of the Third Extension, Integral redeemed 835,672 Public Shares tendered for redemption by the Public Stockholders, at a redemption price of approximately $11.41 per share, for an aggregate redemption amount of approximately $9.5 million, and has deposited and will continue to deposit $10,880.10 into the Trust Account for each calendar month (commencing on November 6, 2024 and ending on the 5th day of each subsequent month), or portion thereof, that is needed by Integral to complete an initial Business Combination until November 5, 2025. As of December 31, 2024, the Company had deposited an aggregate of $1,011,263 to fund the Trust Account for the Extensions. Additionally, in January and February 2025, an aggregate of $21,760 ($10,880 per month) was deposited in the Trust Account in connection with the Third Extension. As of December 31, 2024, the funds held in the Trust Account were approximately $4.1 million. In accordance with the Integral Charter, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There are currently 3,237,670 shares of Integral Common Stock issued and outstanding, consisting of (i) 3,237,669 shares of Integral Class A Common Stock, of which 362,670 are Public Shares and 2,874,999 are Founder Shares, and (ii) one share of Integral Class B Common Stock. In addition, there currently are 10,700,000 Integral Warrants issued and outstanding, consisting of 5,750,000 Public Warrants and 4,950,000 Private Warrants. Each whole Integral Warrant entitles the holder thereof to purchase one share of Integral Class A Common Stock (or, upon consummation of the Business Combination, one FB Parent Ordinary Share) at an exercise price of $11.50 per share, subject to adjustment. The Integral Warrants (or, upon consummation of the Business Combination, the FB Parent Warrants) will become exercisable 30 days after the consummation of Integral’s initial business combination and will expire five years after the consummation of Integral’s initial business combination, or earlier upon redemption or liquidation. There are no shares of Integral preferred stock issued and outstanding.

Under the Integral Charter, Integral must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of the Business Combination. Holders of Integral Warrants do not have Redemption Rights with respect to such warrants in connection with the Business Combination. At the Closing, the outstanding shares of Integral Class A Common Stock will be exchanged for FB Parent Ordinary Shares and the outstanding Integral Warrants will be converted into FB Parent Warrants. All outstanding Integral Units will be separated into their underlying securities immediately prior to the Merger Effective Time. Accordingly, FB Parent will not have units outstanding following consummation of the Business Combination.

Q. Why is Integral proposing the NTA Requirement Amendment Proposal?

A. The purpose of the NTA Requirement Amendment Proposal is to eliminate from the Integral Charter the Redemption Limitation and the requirement that Integral shall not consummate an initial business combination unless the Redemption

Limitation is not exceeded. The elimination of these provisions from the Integral Charter could facilitate the consummation of the Business Combination if Integral’s (or the Combined Company’s) net tangible assets would be below $5,000,001 immediately after the Closing.

Integral is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The initial purpose of the Redemption Limitation in the Integral Charter was to ensure that Integral would not be subject to the “penny stock” rules of the SEC and to therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act, because it complied with Rule 3a51-1(g)(1) under the Exchange Act (the “NTA Rule”).

Under Rule 419 of the Securities Act, the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Under Rule 3a51-1, the term “penny stock” is defined to mean any equity security, unless that equity security fits within certain enumerated exclusions.

The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC. Another exclusion is Rule 3a51-1(a)(2) under the Exchange Act (the “National Exchange Rule”), which excludes from the definition of “penny stock” any equity security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria in the rule. Integral believes that Nasdaq has initial listing standards that meet the criteria identified in the National Exchange Rule.

On November 4, 2024 Integral received a letter from the Listing Qualifications Department of Nasdaq, which stated that, pursuant to Nasdaq Listing Rule IM-5101-2 (“Rule IM-5101-2”), the staff of Nasdaq (“Staff”) had determined that (i) Integral’s securities would be delisted from Nasdaq, (ii) trading of Integral’s Class A common stock, warrants, and units would be suspended at the opening of business on November 11, 2024 and (iii) a Form 25-NSE would be filed with the SEC, which would remove Integral’s securities from listing and registration on Nasdaq. Under Rule IM-5101-2, a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement. Since Integral failed to complete its initial business combination by November 2, 2024, the Staff concluded that the Company did not comply with Rule IM-5101-2 and that the Company’s securities were subject to delisting. On November 11, 2024, Integral’s securities were delisted. Integral’s units, Class A common stock and warrants are currently quoted on the Pink Open Market of the OTC Markets under the symbols “INTEU,” “INTE” and “INTEW,” respectively.

Because Integral’s securities were delisted on November 11, 2024 and are currently quoted on the OTC Markets, Integral’s securities do not satisfy any of the other exclusions from the “penny stock” rules of the SEC, and each of Integral’s securities would be considered a “penny stock” and would be subject to restrictions and limitations that are applicable to “penny stock.” However, Integral has concluded that the inclusion of the Redemption Limitation in the Integral Charter is unnecessary, as the shares of Integral Common Stock will be exchanged for FB Parent Ordinary Shares in connection with the consummation of the Business Combination, and FB Parent has applied to list the FB Parent Ordinary Shares on Nasdaq in connection with the Closing, so the FB Parent Ordinary Shares, if approved for listing on Nasdaq, are expected to avoid being deemed a “penny stock” pursuant to the National Exchange Rule. For more information, see “Proposal No. 3 — The NTA Requirement Amendment Proposal.”

Q.
Who is Flybondi?
A.
Flybondi, a limited company incorporated under the laws of England and Wales, was incorporated pursuant to the provisions of the Companies Act on May 13, 2016. FB Parent was formed solely as a holding company for Flybondi’s airline operating subsidiary, FBLA, Argentina’s largest low-cost carrier (“LCC”) and its second-largest airline overall, headquartered in Buenos Aires, Argentina. After completion of the Business Combination, Flybondi will become approximately a wholly-owned subsidiary of FB Parent (assuming that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing) and FBLA will remain a wholly-owned subsidiary of Flybondi.

Q. Who is the Sponsor?

A. The Sponsor is a Delaware limited liability company that holds Founder Shares and the Private Warrants. The Sponsor has no business operations or activities other than holding Founder Shares and the Private Warrants. However, the Sponsor has made, and may make in the future, loans to Integral to provide Integral with the funds necessary for the payment of working capital expenses.

Q.
What equity stake will Integral Stockholders and Flybondi shareholders have in FB Parent after the Closing?
A.
The following table illustrates varying beneficial ownership levels in FB Parent, as well as possible sources and extents of dilution for non-redeeming Public Stockholders, assuming (i) no additional redemptions of Public Shares and (ii) maximum redemptions of Public Shares, in each case as described below:
•
Assuming no redemptions for cash: This presentation assumes that no Integral shareholders exercise redemption rights with respect to their Integral Public Shares upon consummation of the Business Combination, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension; and
•
Assuming maximum redemptions for cash: This scenario assumes that Integral stockholders exercise redemption rights with respect to 362,670 Integral Public Shares in connection with the approval of the Business Combination, at an estimated price of $10.31 per share for an aggregate payment of $3,740,565, based on funds in the Trust Account, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension.

The percentage of the total number of outstanding FB Parent Ordinary Shares that will be owned by the Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. If the actual facts are different from these assumptions, the percentage ownerships referred to herein will be different.

	Share ownership in combined company
	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario)
Stockholder	Shares	%	Shares	%
Flybondi Shareholders (1)	30,000,000	90.3%	30,000,000	91.3%
Sponsor Sourced Shares (2)	500,000	1.5%	500,000	1.5%
Integral Public Stockholders (6)	362,670	1.1%	-	-
Sponsor Related Parties	2,375,000	7.1%	2,375,000	7.2%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	100.0%	32,875,000	100.0%

Total Pro Forma Book Value (USD) (3)	$(139,758,596)		$(143,499,161)
Pro Forma Book Value Per Share (USD) (4)	$(4.20)		$(4.36)

	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario
Stockholder	Shares	%	Shares	%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	75.6%	32,875,000	75.4%
Potential sources of dilution:
Integral Warrants - Public	5,750,000	13.1%	5,750,000	13.2%
Integral Warrants - Private (to be held by the Sponsor) (5)	3,300,000	7.5%	3,300,000	7.6%
Integral Warrants - Private (to be held by the Cartesian Escrow Parties)	1,650,000	3.8%	1,650,000	3.8%
Total FB Parent ordinary shares outstanding at Closing	43,937,670	100.0%	43,575,000	100.0%

(1)
Assumes that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing.
(2)
Flybondi will allocate these shares, at its discretion, to other parties after completion of the transaction.
(3)
Total Pro Forma Book Value is Total shareholders' deficit, see “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the different scenarios.

(4)
Pro forma book value per share is a result of pro forma book value divided by total shares outstanding, excluding potential sources of dilution.
(5)
Does not include up to 1,500,000 Conversion Warrants that may be issued at Closing, at the election of the Sponsor, to the Sponsor in satisfaction of up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note.
(6)
Assuming no redemptions scenario, 362,670 Integral Public Shares are calculated as follows: 1,198,342 Integral Public Shares outstanding as of June 30, 2024 less 835,672 Integral Public Shares redeemed in November 2024.

Q.
What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A.
After completion of the Business Combination, if consummated, the funds held in the Trust Account will be used to pay holders of the Public Shares who properly exercise their Redemption Rights (after the removal of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions) and, after paying the redemptions, a portion is expected to be used to pay transaction expenses incurred by Integral and Flybondi (estimated for purposes of the inclusion of such estimate in the information contained in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information’’ to be $1.4 million and $0.5 million, respectively), which estimate is subject to adjustment and may be different than the actual aggregate transaction expenses incurred and unpaid by Integral and Flybondi as of and through the Closing Date. To the extent there are funds remaining in the Trust Account following the disbursements described above, the proceeds from the Business Combination would be used by the Combined Company for general corporate purposes.

There can be no assurance that the Combined Company will realize any remaining proceeds from the Business Combination or that any remaining proceeds will be meaningful, in which case the Combined Company will be dependent on other available sources of liquidity to fund the intended uses described above, including any funds on hand, any funds generated through business operations and any funds that may be available to the Combined Company through financing or other means, if and to the extent available. While the Combined Company does not currently expect the relative allocations reflected above among the expected uses to vary materially, to the extent the Combined Company realizes meaningful remaining proceeds from the Business Combination, there can be no assurance that will be the case.

In addition, the foregoing expected uses of funds held in the Trust Account represent Flybondi’s current intentions based upon its current plans and business conditions, which could change in the future as the Combined Company’s plans and business conditions evolve. As of the date of this proxy statement/prospectus, Flybondi cannot predict with certainty all of the particular uses of the funds held in the Trust Account, or the amounts that the Combined Company will actually spend on the uses set forth above. The amounts and timing of the Combined Company’s actual expenditures may vary significantly depending on numerous factors, including the amount of remaining proceeds realized from the Business Combination, if any, cash flows from operations and the anticipated growth of Combined Company’s business. The Combined Company’s management will retain broad discretion over the allocation of the proceeds from the Business Combination. Pending our use of the funds in the Trust Account, we intend to invest the funds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

Q.
Who will be the directors and officers of FB Parent if the Business Combination is consummated?
A.
It is anticipated that, following consummation of the Business Combination, the FB Parent Board will consist of seven individuals, a majority of whom will be independent directors in accordance with Nasdaq requirements. Six of the members of the FB Parent Board will be designated by a majority in interest of the Sellers and one will be designated by the Sponsor and its affiliates. Certain officers of Flybondi as of immediately prior to the Closing are expected to serve as the initial officers of FB Parent upon the Closing. See the section entitled “Management after the Business Combination” for additional information.
Q.
What conditions must be satisfied to complete the Business Combination?
A.
There are a number of closing conditions in the Business Combination Agreement, including that Integral Stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement.”
Q.
What happens if I sell my shares of Integral Common Stock before the Special Meeting?
A.
The record date for the Special Meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Integral Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Integral Common Stock because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your shares of Integral Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or to have them redeemed for a pro rata portion of the aggregate amount on deposit in the Trust Account. Only Integral Stockholders on the date of the Closing will be entitled to receive FB Parent Ordinary Shares in connection with the Closing.
Q.
What vote is required to approve the proposals presented at the Special Meeting?
A.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. The approval of, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Integral Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on, if presented, the Adjournment Proposal.

The approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of at least a majority of the shares of Integral Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on Integral, Flybondi, FB Parent or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Integral, Flybondi and FB Parent intend that the FB Parent Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The NTA Requirement Amendment Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus. If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and if the Integral Board determines to implement the Integral Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware substantially concurrently with the Closing.

The Sponsor holds approximately 87.3% of the issued and outstanding shares of Integral Common Stock. Pursuant to the Sponsor Support Agreement, the Sponsor agreed, among other things, to vote the shares of Integral Common Stock held by it in favor of the Transaction Proposals, including the Business Combination Proposal. As a result, in addition to the shares of Integral Common Stock held by the Sponsor, no additional shares would need to be voted in favor of any of the Transaction Proposals for that Transaction Proposal to be approved.

It is important to note that, if the Business Combination Proposal is not approved, then Integral will not consummate the Business Combination. If Integral does not consummate the Business Combination and fails to complete an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, Integral will be required to dissolve and liquidate.

Q.
Do the Flybondi securityholders need to approve the Business Combination?
A.
Certain holders of Flybondi’s outstanding shares representing approximately 89.5% of Flybondi’s outstanding share capital have either executed the Business Combination Agreement or a Seller Joinder, representing the requisite consent necessary to consummate the Business Combination. The Closing is not dependent on any additional Joining Sellers participating in the Business Combination.
Q.
Is Integral required to have a minimum amount of cash after redemptions in order to close the Business Combination?
A.
No. The Business Combination Agreement does not provide for a minimum cash condition. However, the Redemption Limitation in the Integral Charter prevents Integral from consummating an initial business combination unless it has net tangible assets of at least $5,000,001 upon consummation of the business combination. Therefore, the ability of the Public Stockholders to redeem their shares for cash could cause Integral’s net tangible assets to be less than $5,000,001, which would prevent Integral from consummating the Business Combination if the NTA Requirement Amendment Proposal is not approved and implemented. See “Risk Factors — Risks Related to Integral and the Business Combination — If the NTA Requirement Amendment Proposal is not approved and implemented, the ability of the Public Stockholders to redeem their shares for cash could cause Integral’s net tangible assets to be less than $5,000,001, which would prevent Integral from consummating the Business Combination.”
Q.
May the Initial Stockholders and Integral’s directors and officers or their affiliates purchase shares of Integral Common Stock in connection with the Business Combination?
A.
Subject to applicable securities laws, the Initial Stockholders, Integral’s directors and officers or their affiliates may purchase shares of Integral Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of an initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Integral’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Initial Stockholders or Integral’s directors, officers or their affiliates purchase shares of Integral Common Stock in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. See the section entitled “The Business Combination — Potential Actions to Secure Requisite Stockholder Approvals” for more information.
Q.
How many votes do I have at the Special Meeting?
A.
Integral Stockholders are entitled to one vote at the Special Meeting for each share of Integral Common Stock held of record as of the record date. As of the close of business on the record date, there were 3,237,670 issued and outstanding shares of Integral Common Stock.
Q.
How will the Initial Stockholders and Integral’s directors and officers vote?
A.
In connection with the IPO, Integral entered into a letter agreement with the Initial Stockholders and Integral’s directors and officers, pursuant to which each agreed to vote all of their shares of Integral Common Stock in favor of the Business Combination Proposal. As of the record date, such holders beneficially own an aggregate of approximately 88.8% of the issued and outstanding shares of Integral Common Stock. As such ownership represents greater than a majority of the shares of Integral Common Stock issued and outstanding, none of the Public Shares need to be voted in favor of any of the proposals set forth in this proxy statement/prospectus for such proposals to be approved.
Q.
What interests do the Initial Stockholders and Integral’s directors and officers have in the Business Combination?
A.
When you consider the recommendation of the Integral Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Integral’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:
•
the beneficial ownership interests that the Initial Stockholders, including each of Integral’s directors and officers and certain Anchor Investors, have in the 2,875,000 Founder Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if Integral does not complete a business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The Sponsor holds 2,825,000 Founder Shares, and each of Integral’s officers, directors and Anchor Investors have an indirect interest in such shares by virtue of their membership in the Sponsor. In addition, an Anchor Investor directly holds 50,000 Founder Shares. The Founder Shares have an aggregate market value of approximately $31.8 million, based on the closing price of the shares of Integral Class A Common Stock of $11.07 on the OTC Markets on February 19, 2025;
•
the beneficial ownership interests that the Initial Stockholders, including each of Integral’s directors and officers (but excluding the Anchor Investors), have in the 4,950,000 Private Warrants, acquired for an aggregate purchase price of $4,950,000, which warrants would become worthless if Integral does not complete a business combination within the applicable time period, as the holders of the Private Warrants have waived liquidation rights with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to Integral Warrants. Such Private Warrants have an aggregate market value of $99,495, based on the closing price of the Integral Warrants of $0.0201 on the OTC Markets on February 19, 2025;
•
even if the trading price of the FB Parent Ordinary Shares following the consummation of the Business Combination was as low as $2.09 per share, the aggregate market value of the FB Parent Ordinary Shares issued in exchange for the Founder Shares alone, would be approximately equal to the initial investment in Integral by the Initial Stockholders. As a result, if the Business Combination is completed, the Initial Stockholders are likely to be able to make a substantial profit on their investment in Integral even at a time when the FB Parent Ordinary Shares have lost significant value. On the other hand, if the Business Combination Proposal is not approved and Integral does not consummate an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, the Initial Stockholders will lose their entire investment in Integral (except as to any liquidating distributions to which they may be entitled as holders of Public Shares);
•
the fact that the Sponsor holds (i) a promissory note in the aggregate principal amount of up to $630,000 (the “First Extension Promissory Note”), issued on May 8, 2023 by Integral in connection with the First Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account; (ii) a promissory note in the aggregate principal amount of up to $359,503 (the “Second Extension Promissory Note”), issued on November 8, 2023 by Integral in connection with the Second Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account ($29,959 per month following the 5th of each month from November 8, 2023 through November 5, 2024); and (iii) a promissory note in the aggregate principal amount of up to $130,561.20 (the “Third Extension Promissory Note”), issued on November 6, 2024 by Integral in connection with the Third Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account ($10,880.10 per month following the 5th of each month from November 6, 2024 through November 5, 2025). The Extension Promissory Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Business Combination, and (b) the date of the liquidation of Integral. As of December 31, 2024, $355,000 had been borrowed under the First Extension Promissory Note, $359,503 had been borrowed under the Second Extension Promissory Note and $21,760 had been borrowed under the Third Extension Promissory Note. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Integral may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;
•
the fact that the Sponsor holds a promissory note in the principal amount of up to $1,500,000 (“Working Capital Loan Note”), issued by Integral in connection with advances the Sponsor has made, and may make in the future, to Integral for working capital expenses. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which Integral consummates its initial business combination and (ii) the date that the winding up of Integral is effective. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note may, in the event an initial business combination is consummated, be converted into Conversion Warrants of the post-combination company, in a number equal to: (x) the portion of the principal amount of the note being converted, divided by (y) $1.00, rounded up to the nearest whole number of warrants. The Conversion Warrants will be identical to the FB Parent Warrants. The Conversion Warrants and their underlying securities are entitled to the registration rights set forth in the note. By contrast, if Integral is unable to consummate an initial business combination and is forced to liquidate, the Working Capital Loan Note would be due upon the winding up of Integral, and Integral may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan Note but no proceeds held in the Trust Account would be used to repay the Working Capital Loan Note. As of December 31, 2024, there was $1,500,00 outstanding under the Working Capital Loan Note;
•
the fact that the Sponsor holds a promissory note in the principal amount of up to $3,000,000 (the “Second Working Capital Loan Note”), issued by Integral in connection with advances the Sponsor has made, and may make in the future, to Integral for working capital expenses. The Second Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At December 31, 2024 the Company had $531,493 of borrowings under the Second Working Capital Loan Note;
•
the Anchor Investors have acquired from the Sponsor an indirect economic interest in an aggregate of 500,000 Founder Shares at an aggregate purchase price of $5,000 (or $0.01 per Founder Share). The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of Integral’s initial business combination. As a result, if the Business Combination is consummated, the Anchor Investors may make a substantial profit on their investment in Integral, even at a time when the FB Parent Ordinary Shares have lost significant value. The Anchor Investors may therefore have different interests with respect to a vote on the Business Combination Proposal than other Public Stockholders and an incentive to vote any Public Shares they own in favor of such proposals. However, Integral is not aware of any arrangements or understandings among the Anchor Investors with regard to voting, including voting with respect to the Business Combination Proposal, other than the agreement by one Anchor Investor to vote the 50,000 Founder Share directly held by such Anchor Investor in favor of Integral’s initial business combination;
•
in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to Integral, or a prospective target business with which Integral has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement;
•
Integral’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Integral’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
•
the anticipated election of Enrique Klix, Integral’s Chief Executive Officer and director, as a director of FB Parent following the consummation of the Business Combination; and
•
the continued indemnification of current directors and officers of Integral and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Integral’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — Integral Board’s Reasons for the Approval of the Business Combination.”

Q.
Did the Integral Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.
Yes. Integral retained Marshall & Stevens to act as its fairness opinion provider in connection with the Business Combination and to provide an independent fairness opinion to the Integral Board. On October 18, 2023, at a meeting of the Integral Board held to evaluate the Business Combination, Marshall & Stevens delivered to the Integral Board an oral opinion, which was later confirmed by delivery of a written opinion, dated October 18, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Flybondi Shareholder Transaction Consideration is fair, from a financial point of view, to Integral and, through their ownership interest in the Company, Integral’s unaffiliated Public Stockholders. Marshall & Stevens’s written opinion is attached to this proxy statement/prospectus as Annex C. For more information with respect to the opinion of Marshall & Stevens, please see the section entitled “The Business Combination — Fairness Opinion of Marshall & Stevens.”
Q.
What happens if the Business Combination Proposal is not approved?
A.
If the Business Combination Proposal is not approved and Integral does not consummate a business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, Integral will be required to dissolve and liquidate the Trust Account.
Q.
Do I have Redemption Rights?
A.
If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to the pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any interest not previously released to Integral but net of taxes payable (other than excise tax liabilities arising in connection with redemptions), upon the consummation of the Business Combination. Redemption Rights are not available to holders of Integral Warrants in connection with the Business Combination. The Initial Stockholders and Integral’s directors and officers have agreed to waive their Redemption Rights with respect to any shares of Common Stock held by them in connection with the completion of the Business Combination. None of the Initial Stockholders or Integral’s officers or directors received any specific consideration for agreeing not to seek redemption of such shares of Integral Common Stock. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $4.1 million as of December 31, 2024, the estimated per share redemption price would have been approximately $11.22 (after taking into account the removal of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions). This is greater than the $10.00 IPO price of the Integral Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the aggregate amount on deposit in the Trust Account, including any interest not previously released to Integral but net of taxes payable (other than excise tax liabilities arising in connection with redemptions), in connection with the liquidation of the Trust Account if Integral does not complete a business combination within the applicable time period.
Q.
Is there a limit on the number of shares I may redeem?
A.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from seeking

Redemption Rights with respect to 15% or more of the Public Shares without Integral’s prior consent. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by such stockholder for cash.
Q.
Will how I vote affect my ability to exercise Redemption Rights?
A.
No. You may exercise your Redemption Rights whether you vote your Public Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to have their Public Shares redeemed holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.
Q.
What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?
A.
As discussed above, Public Stockholders may vote in favor of the Business Combination and also exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions of Public Shares. However, with fewer Public Shares and Public Stockholders, the trading market for FB Parent Ordinary Shares may be less liquid than the market for shares of Integral Class A Common Stock was prior to the Closing and FB Parent may not be able to continue to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Flybondi’s business will be reduced.

Based on funds in the Trust Account of approximately $4.1 million as of December 31, 2024, the estimated per share redemption price would have been approximately $11.22 (after taking into account the removal from the approximately $4.1 million in the Trust Account of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions).

The table below shows the potential impact of redemptions on the pro forma book value per share of the FB Parent Ordinary Shares that will be outstanding immediately after the Closing, assuming (i) no additional redemptions of Public Shares and (ii) maximum redemptions of Public Shares, in each case as described below:

•
Assuming no redemptions for cash: This presentation assumes that no Integral shareholders exercise redemption rights with respect to their Integral Public Shares upon consummation of the Business Combination, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension; and
•
Assuming maximum redemptions for cash: This scenario assumes that Integral stockholders exercise redemption rights with respect to 362,670 Integral Public Shares in connection with the approval of the Business Combination, at an estimated price of $10.31 per share for an aggregate payment of $3,740,565, based on funds in the Trust Account, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension.

	Share ownership in combined company
	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario)
Stockholder	Shares	%	Shares	%
Flybondi Shareholders (1)	30,000,000	90.3%	30,000,000	91.3%
Sponsor Sourced Shares (2)	500,000	1.5%	500,000	1.5%
Integral Public Stockholders (6)	362,670	1.1%	-	-
Sponsor Related Parties	2,375,000	7.1%	2,375,000	7.2%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	100.0%	32,875,000	100.0%

Total Pro Forma Book Value (USD) (3)	$(139,758,596)		$(143,499,161)
Pro Forma Book Value Per Share (USD) (4)	$(4.20)		$(4.36)

	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario
Stockholder	Shares	%	Shares	%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	75.6%	32,875,000	75.4%
Potential sources of dilution:
Integral Warrants - Public	5,750,000	13.1%	5,750,000	13.2%
Integral Warrants - Private (to be held by the Sponsor) (5)	3,300,000	7.5%	3,300,000	7.6%
Integral Warrants - Private (to be held by the Cartesian Escrow Parties)	1,650,000	3.8%	1,650,000	3.8%
Total FB Parent ordinary shares outstanding at Closing	43,937,670	100.0%	43,575,000	100.0%

(1)
Assumes that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing.
(2)
Flybondi will allocate these shares, at its discretion, to other parties after completion of the transaction.
(3)
Total Pro Forma Book Value is Total shareholders' deficit, see “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the different scenarios.
(4)
Pro forma book value per share is a result of pro forma book value divided by total shares outstanding, excluding potential sources of dilution.
(5)
Does not include up to 1,500,000 Conversion Warrants that may be issued at Closing, at the election of the Sponsor, to the Sponsor in satisfaction of up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note.
(6)
Assuming no redemptions scenario, 362,670 Integral Public Shares are calculated as follows: 1,198,342 Integral Public Shares outstanding as of June 30, 2024 less 835,672 Integral Public Shares redeemed in November 2024.

Q.
How do I exercise my Redemption Rights?
A.
In order to exercise your Redemption Rights, you must, prior to 5:00 p.m. Eastern time on [●], 2025 (two business days before the Special Meeting), (i) (a) hold Public Shares or (b) hold Public Shares through Integral Units and elect to separate your Integral Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to such Public Shares; (ii) submit a request in writing that Integral redeem your Public Shares for cash to Continental, Integral’s transfer agent; and (iii) deliver your Public Shares physically or electronically through the Depository Trust Company, or DTC, to Integral’s transfer agent. The address of Integral’s transfer agent is listed under the question “Who can help answer my questions?” below. Integral requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your Public Shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Integral’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Integral’s transfer agent will need to act to facilitate the request. Public Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Integral’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Integral does not have any control over this process and it may take longer than one week. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares. Public Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with Integral’s consent. If you delivered your shares for redemption to Integral’s transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that Integral’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting Integral’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” See “The Special Meeting of Integral Stockholders — Redemption Rights” for more information.

Q.
What are the U.S. federal income tax consequences of the Business Combination to me?
A.
It is intended that the Business Combination qualifies as an exchange described in Section 351(a) of the Code. In addition, it is the opinion of Integral’s counsel, Ellenoff Grossman & Schole LLP, that the Business Combination will qualify as an exchange described in Section 351(a) of the Code, subject to the discussion below under “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.” Assuming such qualification, and subject to the rules of Section 367(a) of the Code, a U.S. holder that receives FB Parent Ordinary Shares in exchange for Integral Common Stock in the Business Combination generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the FB Parent Ordinary Shares received in the Business Combination by a U.S. holder should be equal to the adjusted tax basis of the Integral Common Stock exchanged therefor. The holding period of the FB Parent Ordinary Shares should include the holding period during which the shares of Integral Common Stock exchanged therefor were held by such U.S. holder.

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q.
If I hold Integral Warrants, can I exercise Redemption Rights with respect to my warrants?
A.
No. There are no Redemption Rights with respect to the Integral Warrants.
Q.
What are the U.S. federal income tax consequences of exercising my Redemption Rights?
A.
Holders of Integral Common Stock who exercise their Redemption Rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Material U.S. Federal Income Tax Considerations —U.S. Holders — Redemption of Integral Common Stock.”
Q.
Do I have appraisal rights if I object to the Business Combination?
A.
No. There are no appraisal rights available to holders of shares of Integral Common Stock or Integral Warrants in connection with the Business Combination.
Q.
What happens if the Business Combination is not consummated?
A.
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Integral is unable to complete a business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, the Integral Charter provides that Integral will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Integral to pay its taxes other than excise tax liabilities arising in connection with redemptions (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Integral’s remaining stockholders and the Integral Board, dissolve and liquidate, subject in each case to Integral’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — Risks Related to Integral and the Business Combination — Integral may not be able to complete its initial business combination prior to November 5, 2025, or such later date as may be approved by Integral Stockholders, in which case Integral would cease all operations except for the purpose of winding up and Integral would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $11.22 per share (as of December 31, 2024), or less than such amount in certain circumstances, and the Integral Warrants will expire worthless” and “ — Integral Stockholders may be held liable for claims by third parties against Integral to the extent of distributions received by them upon redemption of their shares.” The Initial Stockholders have waived any right to any liquidating distribution with respect to the Founder Shares.

In the event of liquidation, there will be no distribution with respect to outstanding Integral Warrants. Accordingly, the Integral Warrants will expire worthless.

Q.
When is the Business Combination expected to be completed?
A.
It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived, and in accordance with the order of transactions and the timing of such transactions discussed above under the question entitled “What will happen in the Business Combination?”

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement.”

Q.
What do I need to do now?
A.
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q.
How do I vote?
A.
Each share of Integral Common Stock that you own in your name entitles you to one vote on each of the proposals presented at the Special Meeting. Your one or more proxy cards show the number of shares of Integral Common Stock that you own. If you are a holder of record, there are two ways to vote your shares of Integral Common Stock at the Special Meeting:
•
You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Integral Common Stock will be voted as recommended by the Integral Board. With respect to proposals for the Special Meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Advisory Governance Proposals, “FOR” the NTA Requirement Amendment Proposal and “FOR” the Adjournment Proposal.
•
You can attend the Special Meeting and vote at the Special Meeting. Integral will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at https://www.cstproxy.com/[●], in which case any vote that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “The Special Meeting of Integral Stockholders — Registering for the Special Meeting” for further details on how to attend the Special Meeting.

If you have any questions about how to vote or direct a vote in respect of your shares of Integral Common Stock, you may contact Integral’s proxy solicitor:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll free telephone: (877) 870-8565

Main telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

Q.
What will happen if I abstain from voting or fail to vote at the Special Meeting?
A.
Abstentions will be counted for purposes of determining the presence of a quorum at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the other proposals set forth in this proxy statement/prospectus.
Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?
A.
If you sign and return your proxy card but do not give instructions on how to vote your shares, your shares of Integral Common Stock will be voted as recommended by the Integral Board. With respect to proposals for the Special Meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Advisory Governance Proposals, “FOR” the NTA Requirement Amendment Proposal and “FOR” the Adjournment Proposal.
Q.
Do I need to attend the Special Meeting to vote my shares?
A.
No. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may submit your proxy by signing, dating and returning the enclosed proxy card in the pre-addressed postage-paid envelope. Your vote is important. Integral encourages you to vote as soon as possible after carefully reading and considering the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Q.
If I am not going to attend the Special Meeting in person (via the virtual meeting platform), should I return my proxy card instead?
A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Integral believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the Special Meeting but will not be counted for purposes of determining the number of votes cast at the Special Meeting. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the other proposals set forth in this proxy statement/prospectus. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote that has the effect of voting against the Business Combination Proposal or the NTA Requirement Amendment Proposal also have the effect of exercising your Redemption Rights for a pro rata portion of the aggregate amount on deposit in the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the Business Combination.
Q.
May I change my vote after I have mailed my signed proxy card?
A.
Yes. If you are a stockholder of record, you may change your vote by sending a later-dated, signed proxy card to Integral’s Chief Executive Officer or Chief Financial Officer, at info@integralacquisition.com prior to the vote at the Special

Meeting, or attend the Special Meeting and vote in person (via the virtual meeting platform). You also may revoke your proxy by sending a notice of revocation to info@integralacquisition.com, provided such revocation is received prior to the vote at the Special Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.
Q.
What should I do if I receive more than one set of voting materials?
A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Q.
What is the quorum requirement for the Special Meeting?
A.
A quorum of Integral Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Integral Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (via the virtual meeting platform) or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person (via the virtual meeting platform) at the Special Meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting will have the power to adjourn such meeting.

Q.
What happens to Integral Warrants I hold if I vote my shares of Integral Class A Common Stock against approval of the Business Combination Proposal or validly exercise my Redemption Rights?
A.
If you vote your shares of Integral Class A Common Stock against approval of the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus, it may be more likely that the Business Combination will not be completed. However, the Sponsor holds approximately 87.3% of the issued and outstanding shares of Integral Common Stock. Pursuant to the Sponsor Support Agreement, the Sponsor agreed, among other things, to vote the shares of Integral Common Stock held by it in favor of the Transaction Proposals, including the Business Combination Proposal. As a result, in addition to the shares of Integral Common Stock held by the Sponsor, no additional shares would need to be voted in favor of any of the Transaction Proposals for that Transaction Proposal to be approved. Properly exercising your Redemption Rights as an Integral Stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus. If the Business Combination is completed, all of your Integral Warrants will convert into warrants to purchase FB Parent Ordinary Shares as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your Integral Warrants, and if Integral does not otherwise consummate an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, Integral will be required to dissolve and liquidate, and your Integral Warrants will expire worthless.

Q.
Who will solicit and pay the cost of soliciting proxies?
A.
Integral will pay the cost of soliciting proxies for the Special Meeting. Integral has engaged Advantage Proxy, Inc., P.O. Box 10904, Yakima, WA 98909, Attn: Karen Smith, to assist in the solicitation of proxies for the Special Meeting. Integral has agreed to pay Advantage Proxy a fee of $12,500. Integral will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Integral also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Integral Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Integral Common Stock and in obtaining voting instructions from those owners. Integral’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q.
Who can help answer my questions?
A.
If you have questions about the proposals, or if you need additional copies of this proxy statement/prospectus, or the enclosed proxy card, you should contact Integral’s proxy solicitor:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll free telephone: (877) 870-8565

Main telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

You may also contact Integral at:

Integral Acquisition Corporation 1

1330 Avenue of the Americas, 23rd Floor

New York, NY 10019

(212) 209-6132

Email: info@integralacquisition.com

To obtain timely delivery of the documents in advance of the Special Meeting to be held on [●], 2025 at [●], Eastern time, Integral’s stockholders must request the materials no later than [●], 2025, five business days prior to the Special Meeting.

You may also obtain additional information about Integral from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

This proxy statement/prospectus incorporates certain documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the registration statement of which this proxy statement/prospectus forms a part (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from the appropriate company. Requests made to Integral should be directed to the addresses and telephone numbers listed above. Requests made to FB Parent should be directed to the address and telephone number noted below:

Flybondi Holdings plc

Av. Costanera Rafael Obligado 1221

Complejo Costa Salguero

C1425 CABA

Argentina

Tel: +54 11 39884021

Attention: Rafael de Luque

Email: rafael@flybondi.com

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to Integral’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004-1561

Attention: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the financial statements and annexes attached hereto and the other documents referred to herein. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

The Business Combination Agreement, attached as Annex A to this proxy statement/prospectus, is the legal document that governs the Business Combination and is described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

Integral Acquisition Corporation 1

Integral is a blank check company incorporated as a Delaware corporation on February 16, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Integral may consummate a business combination with a target business in any geographic location or industry.

The publicly traded Integral Units, shares of Integral Class A Common Stock and Integral Warrants are currently quoted on the OTC Markets under the symbols “INTEU,” “INTE” and “INTEW,” respectively. At the Merger Effective Time, each issued and outstanding share of Integral Common Stock will be automatically converted into and exchanged for one FB Parent Ordinary Share, and each issued and outstanding Integral Warrant will be automatically converted into and become one FB Parent Warrant to purchase FB Parent Ordinary Shares. FB Parent intends to apply to list the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq in connection with the Closing. All outstanding Integral Units will be separated into their underlying securities immediately prior to the Merger Effective Time. Accordingly, FB Parent will not have units outstanding following consummation of the Business Combination.

The mailing address of Integral’s principal executive office is 1330 Avenue of the Americas, 23rd Floor, New York, NY 10019, and its telephone number is (212) 209-6132.

Flybondi Limited

Flybondi, a limited company incorporated under the laws of England and Wales, was incorporated pursuant to the provisions of the Companies Act on May 13, 2016. FB Parent was formed solely as a holding company for Flybondi’s airline operating subsidiary, FB Líneas Aéreas S.A. After completion of the Business Combination, Flybondi will become an approximately wholly-owned subsidiary of FB Parent (assuming that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing) and FBLA will remain a wholly-owned subsidiary of Flybondi.

FB Parent has no operations and no material assets or liabilities, was nominally capitalized and has no contingent liabilities. The financial statements of FB Parent upon formation are not meaningful to an understanding of our business and are not included in this proxy statement/prospectus.

The mailing address of Flybondi’s registered office is 1 Scott Place, 2 Hardman Street, Manchester M3 3AA, United Kingdom. The mailing address of Flybondi’s principal executive office is Av. Costanera Rafael Obligado 1221, Complejo Costa Salguero, C1425 CABA, Argentina.

Flybondi Holdings plc

FB Parent, a public limited company incorporated under the laws of England and Wales, was incorporated pursuant to the provisions of the Companies Act on February 28, 2024. FB Parent was formed solely for the purpose of consummating the Business Combination described herein and has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. After completion of the Business Combination, Flybondi will become a wholly-owned subsidiary of FB Parent (assuming that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing) and FBLA will remain a wholly-owned subsidiary of Flybondi.

FB Parent intends to apply to list for listing, to be effective upon the Closing, of the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq under the proposed symbols “FLYB” and “FLYBW,” respectively. Under the terms of the Business Combination Agreement, the approval for listing of the FB Parent Ordinary Shares on Nasdaq is a condition to Closing. There is no assurance that FB Parent will be able to satisfy Nasdaq listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Integral Stockholders will not have certainty as to whether the FB Parent Ordinary Shares and FB Parent Warrants will be listed on a national securities exchange following the Business Combination at the time they vote on the Business Combination Proposal or decide whether to redeem their Public Shares in connection with the Business Combination Proposal. FB Parent will not have units traded following the consummation of the Business Combination.

FB Parent’s registered office office is 1 Scott Place, 2 Hardman Street, Manchester M3 3AA, United Kingdom. Parent’s principal executive office is Av. Costanera Rafael Obligado 1221, Complejo Costa Salguero, C1425 CABA, Argentina.

Gaucho MS, Inc.

Gaucho MS, Inc., or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of FB Parent formed solely for the purpose of effecting the Merger with Integral in which Integral will be the Surviving Company. Merger Sub was formed under the Delaware General Corporation Law on October 6, 2023. Merger Sub owns no material assets and does not operate any business.

For more information, see the sections entitled “Information About Integral,” “Information About Flybondi” and “Information About FB Parent.”

The Business Combination Agreement

On October 19, 2023, Integral, Original Topco, Merger Sub and Flybondi entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, as summarized below. On July 2, 2024, Integral, Original Topco, Merger Sub, Flybondi FB Parent and the Sellers entered into the Assignment, Novation and Amendment Agreement, pursuant to which the Business Combination Agreement was amended to substitute FB Parent for Original Topco therein. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement. On October 1, 2024, the parties to the Business Combination Agreement entered into an amendment to the Business Combination Agreement to extend the Agreement End Date from November 1, 2024 to March 31, 2025.

Structure of the Business Combination

The Business Combination Agreement provides for, among other things, the following transactions: (i) FB Parent will acquire the Flybondi Shares held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent, and (ii) Integral will merge with and into Merger Sub, with Integral continuing as the surviving entity and as a wholly-owned subsidiary of FB Parent, and each issued and outstanding security of Integral immediately prior to the Merger will be canceled and converted into the right of the holder thereof to receive a substantially equivalent security of FB Parent.

In connection with the Closing, (i) FB Parent and certain holders of FB Parent securities upon the Closing, including the Sponsor, certain Integral directors and executive officers and certain Sellers will enter into a Lock-Up Agreement with respect to the Lock-Up Securities, and (ii) FB Parent and certain holders of FB Parent securities upon the Closing, including the Sponsor and certain Sellers, will enter into a Registration Rights Agreement with respect to the Covered Securities, in each case as further described below.

The following diagram illustrates the organizational structures of the parties to the Business Combination prior to the consummation of the Business Combination:

The following diagram illustrates the organizational structure of the Combined Company immediately following the consummation of the Business Combination (and assumes that (i) that the maximum amount of Public Shares are redeemed and (ii) all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing):

Holders of Sponsor Sourced Shares(1)
Initial Stockholders
Post-Closing Legacy Flybondi Holders
1.5%
7.2%
91.3%
Flybondi Holdings plc ("FB Parent")
100%
100%
Flybondi LTD ("Flybondi")
Integral Acquisition Corporation 1 ("Integral")
100%
31.05%
Flybondi S.A.U.
68.95%
FB Líneas Aéreas S.A. ("FBLA")

(1) Represents the 500,000 Founder Shares that Sponsor has agreed to transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), immediately prior or concurrently with Closing, as directed by Flybondi.

Consideration

At the effective time of the Share Exchange, the total consideration to be paid by FB Parent to the Sellers for their Flybondi Shares shall be an aggregate number of FB Parent Ordinary Shares valued at $10.00 per share, with an aggregate value of up to $300,000,000, with such amount equaling $300,000,000 if all holders of Flybondi Shares that are not Signing Sellers participate in the transactions by executing Seller Joinders by the Business Combination Agreement. Each Flybondi Share outstanding immediately prior to the effective time of the Share Exchange and held by a Seller will be exchanged for the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All of the in-the-money vested Flybondi Options outstanding immediately prior to the Share Exchange will be exercised and converted into the right to receive the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All unvested and/or out-of-the-money Flybondi Options outstanding immediately prior to the Share Exchange will be converted into options to purchase ordinary shares of FB Parent equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. Any entitlements under the Deferred Incentive Plans may (at Flybondi's discretion) be converted into the right to receive a number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement.

At the Merger Effective Time, each issued and outstanding share of Integral common stock will be automatically converted into and exchanged for one FB Parent Ordinary Share, and each issued and outstanding Integral warrant will be automatically converted into and become one FB Parent warrant to purchase FB Parent Ordinary Shares.

Conditions to Closing

Mutual Conditions

The obligations of each party to consummate the proposed Business Combination are subject to the satisfaction or waiver of the following conditions:

(a) the approval of the Integral Stockholders, by the applicable vote of the holders of the outstanding shares of Integral common stock, of the proposals contained in the Business Combination Agreement in accordance with Integral’s governing documents (collectively, the “Integral Stockholders’ Approval”) will have been obtained;

(b) all waiting periods (and any extensions thereof) applicable to the proposed Business Combination under any Antitrust Law, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the proposed Business Combination before a certain date, will have expired or been terminated, and all other Regulatory Approvals will have been obtained;

(c) the registration statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

(d) no Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the proposed Business Combination illegal or which otherwise prevents or prohibits consummation of the proposed Business Combination; and

(e) FB Parent’s initial listing application with Nasdaq in connection with the proposed Business Combination will have been approved and the FB Parent Ordinary Shares (including, for the avoidance of doubt, the FB Parent Ordinary Shares to be issued pursuant to the proposed Business Combination) will have been approved for listing on Nasdaq.

Integral Conditions

The obligations of Integral to consummate the Business Combination are subject to the satisfaction or waiver of the following additional conditions:

(a) each of the representations and warranties of Flybondi, FP Parent and Merger Sub being true and correct on and as of the Closing Date as if made on the Closing Date (subject to certain exceptions and an overall “Material Adverse Effect” standard);

(b) each of the covenants of Flybondi and the Sellers to be performed as of or prior to the Closing will have been performed in all material respects;

(c) there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and be continuing;

(d) FB Parent having received from the Sellers copies of executed stock transfer forms in respect of Flybondi Shares representing at least 88.5% (as rounded to one decimal place) of the issued and outstanding Flybondi Shares, in a form reasonably acceptable to Integral;

(e) Flybondi having delivered a copy of Flybondi’s effective Air Operator Certificate (Certificado de Explotador de Servicios Aéreos issued by Argentina’s Administración Nacional de Aviación Civil); and

(f) Flybondi having delivered certain certificates and documents as required pursuant to the Business Combination Agreement.

Flybondi and Seller Conditions

The obligations of Flybondi and the Sellers to consummate the Business Combination are subject to the satisfaction or waiver of the following additional conditions:

(a) each of the representations and warranties of Integral contained in the Business Combination Agreement being true and correct on and as of the Closing Date as if made on the Closing Date (subject to certain exceptions and an overall “Material Adverse Effect” standard);

(b) each of the covenants of Integral to be performed as of or prior to the Closing will have been performed in all material respects, unless failure to so perform would not reasonably be expected to have a Company Material Adverse Effect;

(c) there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, as defined in the Business Combination Agreement, and be continuing; and

(d) Integral having delivered certain certificates and documents as required pursuant to the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing, as applicable, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of Integral or the shareholders of Flybondi, as follows:

(a) by mutual written consent of Flybondi and Integral;

(b) by written notice from Flybondi or Integral to the other if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law that has become final and non-appealable and has the effect of making consummation of the proposed Business Combination illegal or otherwise preventing or prohibiting consummation of the proposed Business Combination;

(c) by written notice from Flybondi or Integral to such other party if the Integral Stockholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the Integral Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof, subject to exceptions and conditions as described in the Business Combination Agreement;

(d) by written notice from Flybondi, if an extension of the date by which Integral must complete its initial business combination (an “Integral Extension”) is not effected and Integral must liquidate in accordance with its Governing Documents;

(e) prior to the Closing, by written notice to Flybondi from Integral if there is an uncured breach of any representation, warranty, covenant or agreement on the part of Flybondi, the Sellers, FB Parent or Merger Sub that would cause the related closing condition to not be satisfied, or the Closing has not occurred on or before March 31, 2025 (the “Agreement End Date”), subject to exceptions and conditions as described in the Business Combination Agreement;

(f) prior to the Closing, by written notice to Integral from Flybondi if there is an uncured breach of any representation, warranty, covenant or agreement on the part of Integral that would cause the related closing condition to not be satisfied, or the Closing has not occurred on or before the Agreement End Date, subject to exceptions and conditions as described in the Business Combination Agreement;

(g) on September 15, 2024, automatically (and without notice by Flybondi or Integral), if by such date, Flybondi has not delivered the applicable Audited Consolidated Financial Statements pursuant to Business Combination Agreement;

(h) by written notice to Integral from Flybondi, following the Integral’s board of directors’ withdrawal, amendment, qualification or modification of its recommendation to the Integral Stockholders that they vote in favor of the Transaction Proposals; and

(i) by written notice to Flybondi from Integral, if Flybondi and/or Cartesian Capital Group, LLC (together, the “Cartesian Escrow Parties”) do not fund the Escrow Account on or prior to December 15, 2023.

If the Business Combination Agreement is terminated by Integral pursuant to clauses (b), (c), (e), or (i) above, or is automatically terminated pursuant to clause (g) above and within a 12-month period of termination Flybondi enters into a letter of intent, memorandum of understanding or similar agreement, including a definitive agreement, in connection with a merger, acquisition, or similar transaction with a third party, as defined more fully in the Business Combination Agreement (a “Competing Transaction”), or Flybondi consummates a Competing Transaction, within thirty (30) days, Flybondi shall pay Integral $9,000,000 (the “Break Fee”) by wire transfer of immediately available funds. The Break Fee will be in lieu of any other money damages or another remedy at law available to Integral or Sponsor and shall supersede any claims by Integral or Sponsor related to the excise tax liability.

If the Business Combination Agreement is terminated by Flybondi pursuant to clauses (b), (c), (d), (f), or (h) above or is automatically terminated pursuant to clause (g) above and within a 12-month period of termination, Integral enters into a letter of intent, memorandum of understanding or similar agreement, including a definitive agreement, in connection with a Competing Transaction, or Integral consummates a Competing Transaction, within thirty (30) days, Integral shall pay Flybondi the Break Fee by wire transfer of immediately available funds.

Except as otherwise provided above, if the Business Combination Agreement is terminated, it will become void and of no effect, without liability on the part of any party, other than the liability of Flybondi or Integral, as the case may be, for pre-termination fraud or willful and material breach thereof (except that certain obligations related to public announcements, confidentiality, fees and expenses, termination, waiver of claims against the trust, and certain general provisions will continue in effect).

For more information, see the section entitled “The Business Combination Agreement.”

Certain Agreements Related to the Business Combination

Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Flybondi, Integral and the Sponsor executed the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote the shares of Integral Common Stock held by it in favor of the Business Combination Agreement and each of the Transaction Proposals, (b) not transfer any shares of Integral common stock held by it between the date of the Business Combination Agreement and the Closing, subject to certain exceptions, (c) not redeem any shares of Integral Common Stock held by it in connection with the Proposed Business Combination and waive its Redemption Rights, and (d) at Closing, transfer, directly or constructively (including pursuant to a forfeiture and reissuance), 500,000 Founder Shares and 1,650,000 Founder Warrants, to or as directed by Flybondi, (e) in the event of non-compliance by Integral of certain of its obligations to refund the Escrow Amount to the Cartesian Escrow Parties in connection with the Escrow Agreement, offer the Cartesian Escrow Parties the option to purchase 1,581,250 Founder Shares for $1.00, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement, (e) as promptly as practicable after the Integral Extension (and in any case, within ten (10) Business Days of the date thereof), convert substantially all of the shares of Integral Class B common stock issued and outstanding for a number of validly issued, fully paid and nonassessable shares of Integral Class A common stock, and (f) immediately prior to the Closing, convert all bona fide cash loan amounts due from Integral to Sponsor into Integral warrants at a value of $1.00 per warrant.

Registration Rights Agreement

In connection with the Closing, FB Parent and certain holders of FB Parent securities upon the Closing will enter into the Registration Rights Agreement, pursuant to which, among other things, FB Parent will agree to provide such holders with customary demand and piggyback registration rights with respect to the Covered Securities.

Lock-Up Agreement

In connection with the Closing, FB Parent and certain holders of FB Parent securities upon the Closing, including the Sponsor, certain Integral directors and executive officers, and certain Sellers will enter into the Lock-Up Agreement, pursuant to which, among other things, each of such holders will agree to not effect any sale or distribution of certain Lock-Up Securities, subject to certain customary exceptions described below, until the earliest of: (i) with respect to 15% of the Lock-Up Securities, on the date that is the earlier of six months following the Closing and such date on which FB Parent completes a liquidation event; (ii) with respect to 25% of the Lock-Up Securities, on the date that is the earlier of nine months following the Closing and such date on which FB Parent completes a liquidation event; and (iii) with respect to 25% of the Lock-Up Securities, on the date that is the earlier of the first anniversary of the Closing and such date on which FB Parent completes a liquidation event. For the avoidance of doubt, 35% of the Lock-Up Securities shall not be subject to the lock-up period.

Notwithstanding the foregoing, such lock-up restrictions shall not apply to (i) a transfer of Lock-Up Securities as a bona fide gift or charitable contribution, (ii) in the case of an individual, transfers (A) to a partnership, limited liability company or other entity of which such holder and/or the immediate family of the holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (B) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, or an affiliate of such person, (C) by virtue of will, intestate succession or the laws of descent and distribution upon death of the holder or (D) by operation of law, including bankruptcy laws, or pursuant to a court order, including a qualified domestic relations order, divorce decree, divorce settlement or separation agreement, (iii) in the case of an entity, transfers (A) to another entity that is an affiliate of the holder, or to any investment fund or other entity controlling, controlled by, managing or managed by, or under common control with the holder or affiliates of the holder or which shares a common investment advisor with the holder, or (B) as part of a distribution to members, partners, shareholders or equity holders of the holder, (iv) in the case of an entity, transfers by virtue of applicable laws, including bankruptcy laws, or laws of the state or jurisdiction of the holder’s organization or the holder’s organizational documents upon dissolution of the holder, (v) in the case an entity that is a trust, transfer to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (vi) transfers relating to FB Parent Ordinary Shares or other securities convertible into or exercisable or exchangeable for FB Parent Ordinary Shares, in each case, acquired in open market transactions after the Closing, (vii) the exercise of options or warrants to purchase FB Parent Ordinary Shares or the vesting of awards of FB Parent Ordinary Shares and any related transfer of FB Parent Ordinary Shares in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such FB Parent Ordinary Shares, it being understood that all FB Parents Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the lock-up restrictions, (viii) transfers to FB Parent pursuant to any contractual obligation in effect at Closing, (ix) transfers to FB Parent without consideration or for only nominal consideration, (x) transfers to a bona fide service provider in connection with and in consideration for services related to transactions contemplated by the Business Combination; provided, however, that (A) in the case of clauses (ii) and (iii) above, such transfer shall not involve a disposition for value and (B) in the case of clauses (ii), (iii) and (iv), it shall be a condition to the transfer or distribution that each applicable permitted transferee, trustee, donee or distributee enter into a written agreement agreeing to be bound by the terms of the Lock-Up Agreement.

Anchor Investor Forfeiture Agreements

Subject to the terms of the Lock-Up Agreement, certain of the Anchor Investors have agreed with the Sponsor, that (i) immediately before the Merger Effective Time, such Anchor Investors will transfer (at the direction of the Sponsor) for no consideration, up to 25% of the Founder Shares allocated by the Sponsor to such Anchor Investors as a member of the Sponsor, to certain holders of Flybondi securities or service providers of Integral or Flybondi, and (ii) at the Closing, the Sponsor will distribute the remaining shares allocated to such Anchor Investors in the form of FB Parent Ordinary Shares that will not subject to any lock-up restrictions.

Warrant Amendment Agreement

Immediately prior to the Merger Effective Time, FB Parent, Integral and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Amendment Agreement pursuant to which Integral will assign to FB Parent all of its rights, interests and obligations in and under the Existing Warrant Agreement governing the Integral Warrants and the terms and conditions of the Existing Warrant Agreement will be amended and restated to, among other things, reflect the conversion of the Integral Warrants to FB Parent Warrants in connection with the consummation of the Business Combination.

Escrow Agreement

On December 13, 2023, Integral and Flybondi and Cartesian Capital Group, LLC (the “Cartesian Escrow Parties”) entered into the Escrow Agreement, pursuant to which $900,000 (the “Escrow Amount”) was funded into escrow by the Cartesian Escrow Parties, to be released to Integral on April 26, 2024, solely for the purpose of Integral paying its excise tax liability, which was actually released on April 30, 2024 and paid on October 23, 2024. If, prior to the Agreement End Date, (i) Integral provides a termination notice to Flybondi under the Business Combination Agreement other than with respect to a termination pursuant to Flybondi’s uncured material breach of the Business Combination Agreement, (ii) Integral initiates its liquidation or publicly announces its intention to liquidate, or (iii) Integral ceases to undertake commercially reasonable efforts to reach the Closing in breach of the Business Combination Agreement, then (x) if prior to the release of the Escrow Amount to Integral, the escrow agent shall release the Escrow Amount to the Cartesian Escrow Parties, and (y) if after the release of the Escrow Amount to Integral, Integral shall pay to the Cartesian Escrow Parties an amount in cash equal to the Escrow Amount. In the event that Integral is obligated to refund the Escrow Amount to the Cartesian Escrow Parties pursuant to the Escrow Agreement and it does not, the Cartesian Escrow Parties will have the option to purchase 1,581,250 Founder Shares from the Sponsor for $1.00, on the terms and subject to the conditions as set forth in the Sponsor Support Agreement.

On April 30, 2024, the Escrow Amount was released to Integral solely for the purpose of Integral paying its excise tax liability, which was paid on October 23, 2024.

For more information, see the section entitled “Certain Agreements Related to the Business Combination.”

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amounts of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the number of securities issued or to be issued by Integral to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

The Sponsor currently holds 2,824,999 shares of Integral Class A Common Stock and one share of Integral Class B Common Stock. At Closing, Sponsor shall deliver for transfer and/or cancellation 500,000 shares of such Integral Class A Common Stock, and upon the completion of the Business Combination, Sponsor shall hold a total of 2,325,000 FB Parent Ordinary Shares. In addition, an Anchor Investor currently holds 50,000 Integral Class A Ordinary Shares and, at Closing, shall directly hold 50,000 FB Parent Ordinary Shares.

In addition, upon Closing, FB Parent shall pay, or cause to be paid, all Unpaid Company Transaction Expenses (including seventy-five percent (75%) or such larger necessary portion of the premium and other costs and expenses associated with the D&O Tail (as defined in the Business Combination Agreement)) and all Unpaid SPAC Transaction Expenses (each as defined in the Business Combination Agreement); provided, that at the Closing and after disbursement of any amounts from the Trust Account to redeeming Public Stockholders with respect to all Public Share Redemptions as directed by Integral, the cash disbursed from the Trust Account shall be used (x) first, to pay any Unpaid SPAC Transaction Expenses, which shall be no more than an aggregate amount of $800,000, and (y) second, to the extent any cash remains, for working capital and general corporate purposes of FB Parent; provided, further, that (i) if the cash available from the Trust Account is less than $800,000, Flybondi shall pay, or cause to be paid, the difference between $800,000 and the cash available from the Trust Account to the payees of Unpaid SPAC Transaction Expenses and (ii) if the Unpaid SPAC Transaction Expenses exceed $800,000, Sponsor shall bear such excess Unpaid SPAC Transaction Expenses.

The retention of FB Parent Ordinary Shares by the Sponsor and an Anchor Investor at Closing will not result in a material dilution of the equity interests of non-redeeming Public Stockholders. See “Questions and Answers - What equity stake will Integral Stockholders and Flybondi shareholders have in FB Parent after the Closing?”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Integral Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Integral’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

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the beneficial ownership interests that the Initial Stockholders, including each of Integral’s directors and officers and certain Anchor Investors, have in the 2,875,000 Founder Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if Integral does not complete a business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The Sponsor holds 2,825,000 Founder Shares, and each of Integral’s officers, directors and Anchor Investors have an indirect interest in such shares by virtue of their membership in the Sponsor. In addition, an Anchor Investor directly holds 50,000 Founder Shares. The Founder Shares have an aggregate market value of approximately $31.8 million, based on the closing price of the shares of Integral Class A Common Stock of $11.07 on the OTC Markets on February 19, 2025;
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the beneficial ownership interests that the Initial Stockholders, including each of Integral’s directors and officers (but excluding the Anchor Investors), have in the 4,950,000 Private Warrants, acquired for an aggregate purchase price of $4,950,000, which warrants would become worthless if Integral does not complete a business combination within the applicable time period, as the holders of the Private Warrants have waived liquidation rights with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to Integral Warrants. Such Private Warrants have an aggregate market value of $99,495, based on the closing price of the Integral Warrants of $0.0201 on the OTC Markets on February 19, 2025;
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even if the trading price of the FB Parent Ordinary Shares following the consummation of the Business Combination was as low as $2.09 per share, the aggregate market value of the FB Parent Ordinary Shares issued in exchange for the Founder Shares alone, would be approximately equal to the initial investment in Integral by the Initial Stockholders. As a result, if the Business Combination is completed, the Initial Stockholders are likely to be able to make a substantial profit on their investment in Integral even at a time when the FB Parent Ordinary Shares have lost significant value. On the other hand, if the Business Combination Proposal is not approved and Integral does not consummate an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, the Initial Stockholders will lose their entire investment in Integral (except as to any liquidating distributions to which they may be entitled as holders of Public Shares);
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the fact that the Sponsor holds (i) the First Extension Promissory Note in the aggregate principal amount of up to $630,000, issued by Integral in connection with the First Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account; (ii) the Second Extension Promissory Note in the aggregate principal amount of up to $359,503, issued by Integral in connection with the Second Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account ($29,959 per month following the 5th of each month from November 8, 2023 through November 5, 2024); and (iii) a promissory note in the aggregate principal amount of up to $130,561.20, issued on November 6, 2024 by Integral in connection with the Third Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account ($10,880.10 per month following the 5th of each month from November 6, 2024 through November 5, 2025). The Extension Promissory Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Business Combination, and (b) the date of the liquidation of Integral. As of December 31, 2024, $355,000 had been borrowed under the First Extension Promissory Note, $359,503 had been borrowed under the Second Extension Promissory Note and $21,760 had been borrowed under the Third Extension Promissory Note. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Integral may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;
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the fact that the Sponsor holds the Working Capital Loan Note in the principal amount of up to $1,500,000, issued by Integral in connection with advances the Sponsor has made, and may make in the future, to Integral for working capital expenses. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which Integral consummates its initial business combination and (ii) the date that the winding up of Integral is effective. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note may, in the event an initial business combination is consummated, be converted into Conversion Warrants of the post-combination company, in a number equal to: (x) the portion of the principal amount of the note being converted, divided by (y) $1.00, rounded up to the nearest whole number of warrants. The Conversion Warrants will be identical to the FB Parent Warrants. The Conversion Warrants and their underlying securities are entitled to the registration rights set forth in the note. By contrast, if Integral is unable to consummate an initial business combination and is forced to liquidate, the Working Capital Loan Note would be due upon the winding up of Integral, and Integral may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan Note but no proceeds held in the Trust Account would be used to repay the Working Capital Loan Note. As of December 31, 2024, there was $1,500,000 outstanding under the Working Capital Loan Note;
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the fact that the Sponsor holds a promissory note in the principal amount of up to $3,000,000, issued by Integral in connection with advances the Sponsor has made, and may make in the future, to Integral for working capital expenses. The Second Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At December 31, 2024, the Company had $531,493 of borrowings under the Second Working Capital Loan Note;
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the Anchor Investors have acquired from the Sponsor an indirect economic interest in an aggregate of 500,000 Founder Shares at an aggregate purchase price of $5,000 (or $0.01 per Founder Share). The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of Integral’s initial business combination. As a result, if the Business Combination is consummated, the Anchor Investors may make a substantial profit on their investment in Integral, even at a time when the FB Parent Ordinary Shares have lost significant value. The Anchor Investors may therefore have different interests with respect to a vote on the Business Combination Proposal than other Public Stockholders and an incentive to vote any Public Shares they own in favor of such proposals. However, Integral is not aware of any arrangements or understandings among the Anchor Investors with regard to voting, including voting with respect to the Business Combination Proposal, other than the agreement by one Anchor Investor to vote the 50,000 Founder Share directly held by such Anchor Investor in favor of Integral’s initial business combination;
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in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to Integral, or a prospective target business with which Integral has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement;
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Integral’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Integral’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
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the anticipated election of Enrique Klix, Integral’s Chief Executive Officer and director, as a director of FB Parent following the consummation of the Business Combination; and
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the continued indemnification of current directors and officers of Integral and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Integral’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section above entitled “The Business Combination — Integral Board’s Reasons for the Approval of the Business Combination.”

Fairness Opinion of Marshall & Stevens

Integral retained Marshall & Stevens to act as its fairness opinion provider in connection with the Business Combination and to provide an independent fairness opinion to the Integral Board. On October 18, 2023, at a meeting of the Integral Board held to evaluate the Business Combination, Marshall & Stevens delivered to the Integral Board an oral opinion, which was later confirmed by delivery of a written opinion, dated October 18, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Flybondi Shareholder Transaction Consideration is fair, from a financial point of view, to Integral and through their ownership interest in the Company, Integral’s unaffiliated Public Stockholders. Marshall & Stevens’s written opinion is attached to this proxy statement/prospectus as Annex C. For more information with respect to the opinion of Marshall & Stevens, please see the section entitled “The Business Combination — Fairness Opinion of Marshall & Stevens.”

Reasons for the Approval of the Business Combination

After careful consideration, the Integral Board has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that Integral Stockholders vote FOR all of the proposals presented to Integral Stockholders in this proxy statement/prospectus. For a description of the Integral Board’s reasons for the approval of the Business Combination and the recommendation of the Integral Board, see the section entitled “The Business Combination — Integral Board’s Reasons for the Approval of the Business Combination.”

Redemption Rights

Pursuant to the Integral Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Integral (net of taxes payable, other than excise tax liabilities arising in connection with redemptions), calculated as of two business days prior to the consummation of the Business Combination. Holders of Public Shares are not required to vote on any of the proposals to be presented at the Special Meeting in order to demand redemption of their Public Shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Integral (net of taxes payable, other than excise tax liabilities arising in connection with redemptions), upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $4.1 million as of December 31, 2024, the estimated per share redemption price would have been approximately $11.22 (after taking into account the removal of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions).

If you exercise your Redemption Rights with respect to your Public Shares, such Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled “The Special Meeting of Integral Stockholders — Redemption Rights.”

Impact of the Business Combination on FB Parent’s Public Float

The following table illustrates varying beneficial ownership levels in FB Parent, as well as possible sources and extents of dilution for non-redeeming Public Stockholders, assuming (i) no additional redemptions of Public Shares and (ii) maximum redemptions of Public Shares, in each case as described below:

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Assuming no redemptions for cash: This presentation assumes that no Integral shareholders exercise redemption rights with respect to their Integral Public Shares upon consummation of the Business Combination, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension; and
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Assuming maximum redemptions for cash: This scenario assumes that Integral shareholders exercise redemption rights with respect to 362,670 Integral Public Shares in connection with the approval of the Business Combination, at an estimated price of $10.31 per share for an aggregate payment of $3,740,565, based on funds in the Trust Account, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension.

The percentage of the total number of outstanding FB Parent Ordinary Shares that will be owned by the Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. If the actual facts are different from these assumptions, the percentage ownerships referred to herein will be different.

	Share ownership in combined company
	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario)
Stockholder	Shares	%	Shares	%
Flybondi Shareholders (1)	30,000,000	90.3%	30,000,000	91.3%
Sponsor Sourced Shares (2)	500,000	1.5%	500,000	1.5%
Integral Public Stockholders (6)	362,670	1.1%	-	-

Sponsor Related Parties	2,375,000	7.1%	2,375,000	7.2%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	100.0%	32,875,000	100.0%

Total Pro Forma Book Value (USD) (3)	$(139,758,596)		$(143,499,161)
Pro Forma Book Value Per Share (USD) (4)	$(4.20)		$(4.36)

	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario
Stockholder	Shares	%	Shares	%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	75.6%	32,875,000	75.4%
Potential sources of dilution:
Integral Warrants - Public	5,750,000	13.1%	5,750,000	13.2%
Integral Warrants - Private (to be held by the Sponsor) (5)	3,300,000	7.5%	3,300,000	7.6%
Integral Warrants - Private (to be held by the Cartesian Escrow Parties)	1,650,000	3.8%	1,650,000	3.8%
Total FB Parent ordinary shares outstanding at Closing	43,937,670	100.0%	43,575,000	100.0%

(1)
Assumes that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing.
(2)
Flybondi will allocate these shares, at its discretion, to other parties after completion of the transaction.
(3)
Total Pro Forma Book Value is Total shareholders' deficit, see “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the different scenarios.
(4)
Pro forma book value per share is a result of pro forma book value divided by total shares outstanding, excluding potential sources of dilution.
(5)
Does not include up to 1,500,000 Conversion Warrants that may be issued at Closing, at the election of the Sponsor, to the Sponsor in satisfaction of up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note.
(6)
Assuming no redemptions scenario, 362,670 Integral Public Shares are calculated as follows: 1,198,342 Integral Public Shares outstanding as of June 30, 2024 less 835,672 Integral Public Shares redeemed in November 2024.

FB Parent Liquidity Position Following the Business Combination

After completion of the Business Combination, if consummated, the funds held in the Trust Account will be used to pay holders of the Public Shares who properly exercise their Redemption Rights and, after paying the redemptions, a portion is expected to be used to pay transaction expenses incurred by Integral and Flybondi (estimated for purposes of the inclusion of such estimate in the information contained in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information’’ to be $1.4 million and $0.5 million, respectively), which estimate is subject to adjustment and may be different than the actual aggregate transaction expenses incurred and unpaid by Integral and Flybondi as of and through the Closing Date. To the extent there are funds remaining in the Trust Account following the disbursements described above, the proceeds from the Business Combination would be used by the Combined Company for general corporate purposes.

There can be no assurance that the Combined Company will realize any remaining proceeds from the Business Combination or that any remaining proceeds will be meaningful, in which case the Combined Company will be dependent on other available sources of liquidity to fund the intended uses described above, including any funds on hand, any funds generated through business operations and any funds that may be available to the Combined Company through financing or other means, if and to the extent available. While the Combined Company does not currently expect the relative allocations reflected above among the expected uses to vary materially, to the extent the Combined Company realizes meaningful remaining proceeds from the Business Combination, there can be no assurance that will be the case.

In addition, the foregoing expected uses of funds held in the Trust Account represent Flybondi’s current intentions based upon its current plans and business conditions, which could change in the future as the Combined Company’s plans and business conditions evolve. As of the date of this proxy statement/prospectus, Flybondi cannot predict with certainty all of the particular uses of the funds held in the Trust Account, or the amounts that the Combined Company will actually spend on the uses set forth above. The amounts and timing of the Combined Company’s actual expenditures may vary significantly depending on numerous factors, including the amount of remaining proceeds realized from the Business Combination, if any, cash flows from operations and the anticipated growth of Combined Company’s business. The Combined Company’s management will retain broad discretion over the allocation of the proceeds from the Business Combination. Pending our use of the funds in the Trust Account, we intend to invest the funds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

FB Parent Board Following the Business Combination

The parties have mutually agreed that the initial FB Parent Board will consist of seven individuals. Six of the members of the FB Parent Board will be designated by a majority in interest of the Sellers, and one member will be Enrique Klix or, subject to Flybondi’s reasonable approval, an alternative individual designated by the Sponsor, in each case as soon as reasonably practicable following the effective time of the Business Combination. The Business Combination Agreement provides that, unless otherwise agreed by Flybondi, the officers of Flybondi as of immediately prior to the Closing will serve as the initial officers of FB Parent upon the Closing. See the section entitled “Management After the Business Combination” for more detailed information regarding the directors and officers of FB Parent following the Business Combination.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of Redemption Rights in respect of Integral Common Stock and the ownership and disposition of FB Parent Ordinary Shares, see the section entitled “Material U.S. Federal Income Tax Considerations.”

Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS as issued by the IASB. Under this method of accounting, Integral will be treated as the “acquired” company for financial reporting purposes and Flybondi will be the accounting “acquirer.” This determination was primarily based on the assumptions that Flybondi’s shareholders will hold a majority of the voting power of the Combined Company, Flybondi’s operations will substantially comprise the ongoing operations of the Combined Company, Flybondi designees are expected to comprise a majority of the governing body of the Combined Company, and Flybondi’s senior management will comprise the senior management of the Combined Company. However, Integral does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of Integral will be stated at historical cost, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by Flybondi, which represents the fair value of the shares that Flybondi would have had to issue for the ratio of ownership interest in the Combined Company to be the same as if the Business Combination had taken the legal form of Flybondi acquiring shares of Integral, in excess of the net assets of Integral will be accounted for as stock-based compensation under IFRS 2 Share-based payment and is expected to be recorded upon consummation of the Business Combination.

Other Stockholder Proposals

In addition to the Business Combination Proposal, Integral Stockholders will be asked to vote on the Advisory Governance Proposals, the NTA Requirement Amendment Proposal and the Adjournment Proposal. For more information about each of these proposals, see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Advisory Governance Proposals,” Proposal No. 3 — The NTA Requirement Amendment Proposal” and “Proposal No. 4 — The Adjournment Proposal.”

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Integral Common Stock or Integral Warrants in connection with the Business Combination.

Date, Time and Place of Special Meeting

The Special Meeting will be held via live webcast on [●], 2025 at [●], Eastern time, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus. The Special Meeting can be accessed by visiting https://www.cstproxy.com/[●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental, Integral’s transfer agent.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Integral Common Stock at the close of business on February 7, 2025, which is the record date for the Special Meeting. You are entitled to one vote for each share of Integral Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 3,237,670 shares of Integral Common Stock issued and outstanding, consisting of 3,237,669 shares of Integral Class A Common Stock and one share of Integral Class B Common Stock.

The Initial Stockholders and Integral’s directors and officers have agreed to vote all of their shares of Integral Common Stock in favor of the Business Combination Proposal. The issued and outstanding Integral Warrants do not have voting rights at the Special Meeting.

Proxy Solicitation

Proxies may be solicited by mail, telephone or facsimile, on the Internet or in person. Integral has engaged Advantage Proxy, Inc., P.O. Box 10904, Yakima, WA 98909, Attn: Karen Smith, to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person (by virtual attendance) if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting of Integral Stockholders — Revocability of Proxies.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Integral Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Integral Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (via the virtual meeting platform) or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting will have the power to adjourn such meeting.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. The approval of, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Integral Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on, if presented, the Adjournment Proposal.

The approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of at least a majority of the shares of Integral Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on Integral, Flybondi, FB Parent or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Integral, Flybondi and FB Parent intend that the FB Parent Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The NTA Requirement Amendment Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the

Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus. If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and if the Integral Board determines to implement the Integral Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware substantially concurrently with the Closing. 2

The Sponsor holds approximately 87.3% of the issued and outstanding shares of Integral Common Stock. Pursuant to the Sponsor Support Agreement, the Sponsor agreed, among other things, to vote the shares of Integral Common Stock held by it in favor of the Transaction Proposals, including the Business Combination Proposal. As a result, in addition to the shares of Integral Common Stock held by the Sponsor, no additional shares would need to be voted in favor of any of the Transaction Proposals for that Transaction Proposal to be approved.

Recommendation of the Integral Board

The Integral Board believes that each of the Business Combination Proposal, Advisory Governance Proposals, NTA Requirement Amendment Proposal and Adjournment Proposal to be presented at the Special Meeting is in the best interests of Integral and Integral Stockholders and unanimously recommends that Integral Stockholders vote “FOR” each of the proposals.

The existence of financial and personal interests of Integral’s Initial Stockholders, directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Integral and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination — Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” for more information and other risks.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Flybondi, FB Parent and Integral are summarized below:

Risks Related to Flybondi, FB Parent and the Business Combination

•
There is substantial doubt about Flybondi’s ability to continue as a going concern, and this may adversely affect Flybondi’s stock price, and Flybondi’s ability to raise capital;
•
We incurred significant net losses, operating losses and may experience losses in the future;
•
The ability to manage risks applicable to the commercial airline industry, including increases in the price of aircraft fuel or a shortage or disruption in the supply of fuel and high fixed costs;
•
Developments in economic, social, and political conditions (globally and particularly in Argentina), and Flybondi’s concentration in the Argentine market;
•
Flybondi’s operation in a competitive industry and actions by its competitors and continuing liberalization of restrictions traditionally affecting airlines and consolidation in the industry, including as a result of “open skies” agreements;
•
The ability to maintain Flybondi’s low-cost structure, one of its primary competitive advantages;
•
Flybondi has previously identified a material weakness in its internal control over financial reporting. If Flybondi is unable to establish and maintain proper and effective internal control over financial reporting, our results of operations and our ability to operate our business may be harmed;
•
Complying with existing legal requirements (including with respect to certain required permits and approvals) and significant government regulation and changes in applicable laws and regulations;
•
Flybondi’s reliance upon Boeing aircraft and its airport hubs;
•
The ability to successfully execute Flybondi’s business model and growth strategy;
•
Flybondi’s operations may be adversely affected by union disputes, employee strikes and other labor-related disruptions. There is a risk that disgruntled employees, either with or without union involvement, could engage in one or more concerted refusals to work that could individually or collectively harm the operation of Flybondi and impair its financial performance;
•
Flybondi’s reliance on third-party suppliers for its aircraft, engines and fuel;
•
Flybondi’s international air transportation activities are subject to extensive government regulation;
•
The seasonality of the industry and its effect on Flybondi’s liquidity and revenues;
•
The risk that Flybondi is unable to secure or protect its intellectual property;
•
The risk of foreign exchange controls in Argentina;
•
The risk of significant devaluation of the Argentine peso against the U.S. dollar;
•
The timing of the Closing and the level of Redemption Rights that are exercised in respect of Public Shares;
•
The occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;
•
The Initial Stockholders and Integral’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote;
•
The inability to complete the Business Combination on a timely basis or at all due to the failure to obtain approval of Integral Stockholders or to satisfy other conditions to the Closing in the Business Combination Agreement;
•
Costs related to the Business Combination and increased costs as a result of operating as a public company after consummation of the Business Combination;
•
The ability to obtain or maintain the listing of the FB Parent Ordinary Shares or FB Parent Warrants on Nasdaq, following the consummation of the Business Combination;
•
The stock price of the FB Parent Ordinary Shares may be volatile;
•
The issuance of additional FB Parent Ordinary Shares or future sales of securities after the consummation of the Business Combination;
•
FB Parent may be subject to securities or class action litigation, which is expensive and could divert management attention;
•
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about FB Parent, its business, or its market, the price and trading volume of FB Parent Ordinary Shares could decline;
•
FB Parent may not be able to timely and effectively implement controls and procedures required by the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated;
•
Upon consummation of the Business Combination, FB Parent will be a “controlled company” and can rely on exemptions from certain corporate governance requirements;
•
It is not expected that FB Parent will pay dividends in the foreseeable future after the Business Combination;
•
As a foreign private issuer and a company treated as an emerging growth company for certain purposes, FB Parent will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies;
•
FB Parent may lose its foreign private issuer status, which would require FB Parent to comply with the Exchange Act’s domestic reporting regime and cause FB Parent to incur significant additional legal, accounting and other expenses;
•
The effects of an outbreak of a new pandemic, the invasion of Ukraine by Russia, or the Israel-Hamas war, on the ability to complete the Business Combination or on the operations of Integral, Flybondi or the Combined Company;
•
The possibility that Flybondi, Integral or the Combined Company may be adversely affected by other economic, business, and/or competitive factors; and
•
Other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

Risks Related to Integral and the Business Combination

•
The process of taking a company public by means of a business combination with a special purpose acquisition company, or a SPAC, is different from taking a company public through an underwritten offering and may create risks for unaffiliated investors.
•
A new 1% U.S. federal excise tax could be imposed on Integral in connection with redemptions of Integral Common Stock.
•
If a stockholder fails to receive notice of Integral’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
•
The Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.
•
If, before distributing the proceeds in the Trust Account to the Public Stockholders, Integral files a bankruptcy petition or an involuntary bankruptcy petition is filed against Integral that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Integral Stockholders and the per-share amount that would otherwise be received by Integral Stockholders in connection with Integral’s liquidation may be reduced.
•
Integral Stockholders may be held liable for claims by third parties against Integral to the extent of distributions received by them upon redemption of their shares.
•
Integral Stockholders cannot be sure of the market value of the FB Parent Ordinary Shares to be issued upon completion of the Business Combination.
•
The FB Parent Ordinary Shares to be received by Integral Stockholders as a result of the Business Combination will have different rights from shares of Integral Common Stock.
•
The Initial Stockholders and Integral’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.
•
The exercise of discretion by Integral’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Integral’s securityholders.
•
The Initial Stockholders and certain of Integral’s directors and officers have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
•
The nominal purchase price paid by the Initial Stockholders for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Integral consummates the Business Combination, and the Initial Stockholders are likely to make a substantial profit on their investment in Integral in the event Integral consummates the Business Combination, even if the Business Combination causes the trading price of the FB Parent Ordinary Shares to materially decline.
•
Public Stockholders at the time of the Business Combination who purchased Integral Units in the IPO and do not exercise their Redemption Rights may pursue rescission rights and related claims.
•
Integral Stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.
•
Integral has previously identified a material weakness in its internal control over financial reporting. If Integral is unable to maintain an effective system of internal control over financial reporting, Integral may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Integral, or, following the Business Combination, the Combined Company, and materially and adversely affect Integral’s or the Combined Company’s business and operating results.

SELECTED HISTORICAL FINANCIAL INFORMATION OF INTEGRAL

The following tables present Integral’s selected historical financial information derived from Integral’s Audited Financial Statements included elsewhere in this proxy statement/prospectus as of December 31, 2024, 2023 and 2022 and for the years ended December 31, 2024, 2023 and 2022.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Integral Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Integral’s financial statements are prepared and presented in accordance with U.S. GAAP.

The following tables present selected financial information of Integral for the periods presented:

Statement of Operations Information	For the years ended December 31,		Change
	2024	2023	Dollar	Percent
Loss from operations	$(1,669,167)	$(2,414,736)	$745,569	(30.9)%
Net income (loss)	$(1,242,758)	$1,527,595	$(2,770,343)	NM*
Basic and diluted weighted average shares outstanding, Common Stock subject to redemption	1,070,480	5,740,571	(4,670,091)	(81.4)%
Basic and diluted net income (loss) per Common Stock subject to redemption	$(0.31)	$0.18	$(0.49)	NM*
Basic and diluted weighted average shares outstanding, non-redeemable Common Stock	2,875,000	2,875,000	—	0.0%
Basic and diluted net income (loss) per non-redeemable Common Stock	$(0.31)	$0.18	$(0.49)	NM*

Statement of Operations Information	For the years ended December 31,		Change
	2023	2022	Dollar	Percent
Loss from operations	$(2,414,736)	$(1,120,668)	$(1,294,068)	115.5%
Net income (loss)	$1,527,595	$(1,442,314)	$2,969,909	NM*
Basic and diluted weighted average shares outstanding, Common Stock subject to redemption	5,740,571	11,500,000	(5,759,429)	(50.0)%
Basic and diluted net income (loss) per Common Stock subject to redemption	$0.18	$(0.10)	$0.28	NM*
Basic and diluted weighted average shares outstanding, non-redeemable Common Stock	2,875,000	2,875,000	—	0.0%
Basic and diluted net income (loss) per non-redeemable Common Stock	$0.18	$(0.10)	$0.28	NM*

Balance Sheet Information
	December 31, 2024	December 31, 2023	December 31, 2022
Cash and investments held in Trust Account	$4,078,045	$12,956,224	$118,064,355
Total assets	$4,672,824	$13,057,688	$118,899,719
Total liabilities	$4,967,683	$3,375,638	$9,123,577
Common Stock subject to possible redemption	$4,069,207	$12,923,657	$117,737,665
Total stockholders’ deficit	$(4,364,066)	$(3,241,607)	$(7,961,523)

Statement of Cash Flows Information

	For the year ended December 31, 2024	For the year ended December 31, 2023	For the year ended December 31, 2022
Net cash used in operating activities	$(1,141,513)	$(2,093,331)	$(1,025,429)
Net cash provided by investing activities	$9,484,267	$107,850,500	$317,352
Net cash used in financing activities	$(8,272,080)	$(106,282,366)	$—
Net decrease in cash	$70,674	$(525,197)	$(708,077)
Cash, beginning of the year	$75,891	$601,088	$1,309,165
Cash, end of the year	$146,565	$75,891	$601,088

SELECTED HISTORICAL FINANCIAL INFORMATION OF FLYBONDI

The following selected consolidated financial information and other data of Flybondi should be read in conjunction with, and are qualified by reference to, “Flybondi Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Audited Consolidated Financial Statements and the Unaudited Interim Financial Statements and notes thereto included elsewhere in this proxy statement/prospectus.

The selected consolidated financial information as of and for the years ended December 31, 2023 and 2022 and as of June 30, 2024 and for the six months ended June 30, 2024 and 2023 is derived from the Audited Consolidated Financial Statements and Unaudited Interim Financial Statements, respectively, included elsewhere in this proxy statement/prospectus and should be read in conjunction with them.

Flybondi prepared the Audited Consolidated Financial Statements in accordance with IFRS. Flybondi has applied all IFRS effective at the time of preparing the Audited Consolidated Financial Statements. Flybondi prepared the Unaudited Interim Financial Statements in accordance with IAS 34. All amounts are presented in U.S. dollars. Presentation of financial information in accordance with IFRS requires Flybondi’s management to make various estimates and assumptions which may impact the values shown in the selected historical financial information of Flybondi and the respective notes thereto. The actual values may differ from such assumptions and such differences may be material. Historical results are not necessarily indicative of future expected results.

Argentina status as a hyperinflationary economy

Since 2018, when the cumulative inflation rate over three years exceeded the 100% threshold, Argentina has been considered a hyperinflationary economy for accounting purposes under the guidance detailed in IAS 29. IAS 29 “Financial Reporting in Hyperinflationary Economies” requires that the financial statements of entities whose functional currency is that of a hyperinflationary economy be adjusted for the effects of changes in a suitable general price index and be expressed in terms of the current unit of measurement at the closing date of the reporting period.

Therefore, for accounting purposes, Flybondi has applied the guidance in IAS 29 and its Audited Consolidated Financial Statements were restated to reflect changes in the general price index before translation into U.S. Dollars. We applied a general price index to all non-monetary items in the financial statements (including equity) and the resulting gain or loss was recognized in the lime item "Loss on net monetary position" on the face of statement of comprehensive loss. See Note 2.5 to the Audited Consolidated Financial Statements and Note 2.3 to the Unaudited Interim Financial Statements included elsewhere in this proxy/prospectus for further details.

The inflation adjustment for the years 2023 and 2022 was calculated by means of a conversion factor derived from the Argentine price indexes published by the Instituto Nacional de Estadística y Censos (“INDEC”) and the year-over-year change in the index was 211.4% and 94.8%, respectively. The accumulated inflation for the six months ended June 30, 2023 and 2024 was 50.7% and 79.8%, respectively.

The comparative figures in the financial statements presented in a stable currency are not adjusted for subsequent changes in the price level or exchange rates. This resulted in a difference between the closing equity of the previous period and the opening equity of the current period. Flybondi recognized this initial difference as currency translation adjustment.

Segment Information

Flybondi manages its business as a single operating segment, which is the air transportation services to passengers. Flybondi has adopted IFRS 8 (Operating Segments), which requires operating segments to be identified on the basis of internal reports regarding components of its business that are regularly reviewed by Flybondi’s management, including its Chief Operating Decision Maker, in order to allocate resources and to assess their performance. See Note 32 to Flybondi’s Audited Consolidated Financial Statements and Note 23 to the Unaudited Interim Financial Statements.

Selected Financial Information

The following tables present selected financial information of Flybondi for the periods presented below:

Consolidated Statements of Financial Position Information:

	As of	As of	As of
	June 30, 2024	December 31, 2023	December 31, 2022
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment, net	$ 8,772,703	$ 5,165,854	$ 5,503,714
Other receivables, net	776,085	846,454	4,138,991
Leases and maintenance guarantee deposits	56,616,257	46,478,346	22,031,192
Right of use assets	84,545,984	60,177,978	75,816,941
Total non-current assets	$ 150,711,029	$ 112,668,632	$ 107,490,838
CURRENT ASSETS
Other receivables, net	2,939,512	1,015,244	1,417,598
Trade receivables	17,590,812	13,787,195	29,703,985
Inventory	5,683,587	3,078,735	2,285,548
Leases and maintenance guarantee deposits	14,235,422	9,377,069	8,205,946
Financial assets at fair value through profit or loss	6,184,012	15,330,603	36,171,366
Cash and cash equivalents	1,406,294	3,007,964	1,766,429
Total current assets	$ 48,039,639	$ 45,596,810	$ 79,550,872
Total assets	$ 198,750,668	$ 158,265,442	$ 187,041,710
SHAREHOLDERS’ DEFICIT AND LIABILITIES
NON-CURRENT LIABILITIES
Lease liabilities	66,215,652	72,052,235	62,929,633
Other liabilities	70,150,041	51,831,703	22,828,369

Salaries and benefits payable	2,073,151	3,109,726	2,073,151
Total non-current liabilities	$ 138,438,844	$ 126,993,664	$ 87,831,153
CURRENT LIABILITIES
Trade payables	50,756,286	46,558,943	23,810,619
Salaries and benefits payable	11,632,680	3,003,713	7,522,567
Taxes payable	2,970,129	7,703,019	11,453,250
Air traffic liability	44,238,664	38,834,759	57,856,381
Other liabilities	25,474,417	22,395,298	16,297,261
Loans and other financial liabilities	39,217,776	2,687,428	—
Lease liabilities	23,156,356	24,191,607	12,117,600
Total current liabilities	$ 197,446,308	$ 145,374,767	$ 129,057,678
Total liabilities	$ 335,885,152	$ 272,368,431	$ 216,888,831
SHAREHOLDER’S DEFICIT
Share capital	18,922,300	11,873,858	17,400,035
Share premium	113,446,414	70,611,063	103,473,937
Share based payment reserve	14,690,727	8,827,657	977,043
Accumulated deficit	(284,193,925)	(205,415,567)	(151,698,136)
Total shareholders’ deficit	$ (137,134,484)	$ (114,102,989)	$ (29,847,121)
Total shareholders’ deficit and liabilities	$ 198,750,668	$ 158,265,442	$ 187,041,710

Consolidated Statements of Cash Flow Information:

	For the six months ended	For the six months ended	For the year ended	For the year ended
	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022
Net cash provided / (used) by operating activities	$ (29,604,072)	$ (7,943,783)	$ 7,517,210	$ 29,381,236
Net cash provided / (used) by investing activities	8,582,511	19,364,733	6,681,767	(19,792,026)
Net cash provided by / (used in) financing activities	21,280,156	(8,659,676)	(8,989,734)	(13,245,884)
Net increase (decrease) in cash and cash equivalents	258,595	2,761,274	5,209,243	(3,656,674)
Effect of foreign currency translation and inflation on cash and cash equivalents	(1,860,265)	(1,181,771)	(3,967,708)	(1,322,690)
Cash and cash equivalents at beginning of the year	3,007,964	1,766,429	1,766,429	6,745,793
Cash and cash equivalents at year end	$ 1,406,294	$ 3,345,932	$ 3,007,964	$ 1,766,429

Consolidated Statement of Comprehensive Loss Information:

	For the six months ended	For the six months ended	For the year ended	For the year ended
	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 202
Revenues	$ 153,224,766	$ 153,158,192	$ 212,939,579	$ 216,510,230

Operating Expenses
Aircraft fuel	(63,130,044)	(61,338,302)	(84,102,268)	(87,955,105)
Salaries and benefits	(31,701,841)	(27,974,494)	(46,139,357)	(39,527,304)
Aircraft right-of-use asset depreciation	(39,893,581)	(39,518,922)	(66,230,063)	(35,638,606)
Other operational expenses	(16,274,346)	(14,778,521)	(20,208,693)	(17,447,422)
Other maintenance costs	(12,650,371)	(11,033,920)	(16,716,430)	(14,640,388)
Marketing and advertising expenses	(6,859,543)	(6,682,336)	(9,733,684)	(10,343,682)
Airport fees	(7,518,675)	(6,844,688)	(9,448,601)	(7,042,472)
Passenger expenses	(8,865,101)	(4,642,472)	(7,776,554)	(5,001,900)
Insurance cost	(1,780,538)	(1,347,313)	(1,935,852)	(1,871,600)
Depreciation and amortization	(795,001)	(644,103)	(846,551)	(1,255,630)
Rentals	(368,362)	(283,824)	(407,607)	(424,857)
Total operating expenses	$ (189,837,403)	$ (175,088,895)	$ (263,545,660)	$ (221,148,966)
Net operating loss	$ (36,612,637)	$ (21,930,703)	$ (50,606,081)	$ (4,638,736)
Financial income	(2,503,047)	(2,419,096)	—	2,412,138
Financial expenses	8,188,643	(1,677,061)	(4,040,586)	(10,921,917)
Foreign currency exchange, net	72,128,000	1,590,041	(30,192,568)	5,221,311
Gain (Loss) on net monetary position	1,957,412	(5,006,025)	(16,944,432)	(11,308,577)
Gain (Loss) before income tax	$ 43,158,371	$ (29,442,844)	$ (101,783,667)	$ (19,235,781)
Income Tax	-	-	-	-
Net Gain (Loss)	$ 43,158,371	$ (29,442,844)	$ (101,783,667)	$ (19,235,781)
Other comprehensive income / (loss) that may be reclassified to profit or loss in subsequent periods:	-	-
Foreign currency translation	(67,732,670)	(1,089,477)	9,366,881	(3,264,564)
Total comprehensive loss	$ (24,574,299)	$ (30,532,321)	$ (92,416,786)	$ (22,500,345)
Basic gain (loss) per common share	$ 0.03	$ (0.02)	$ (0.06)	$ (0.03)
Diluted gain (loss) per common share	$ 0.03	$ (0.02)	$ (0.06)	$ (0.03)

Special Note Regarding Adjusted EBIT

Adjusted EBIT

Flybondi measures its operating segment’s performance by its Adjusted EBIT, and Flybondi uses this metric to make decisions about allocating resources and to evaluate the financial performance of its business.

Flybondi defines Adjusted EBIT as the consolidated net profit or loss for the year or period before interest expense and taxation, and further excluding other financial expense, financial income, impairment losses on tax credits, net foreign currency exchange results (gain or losses), net result on monetary position (gain or losses), shared-based compensation expenses and dispute settlement charges. Although Adjusted EBIT may be commonly viewed as a non-IFRS measure in other contexts, pursuant to IFRS 8, “Operating Segments”, Adjusted EBIT is herein treated as an IFRS measure in the manner in which Flybondi utilizes this measure. Nevertheless, Flybondi’s Adjusted EBIT metric should not be viewed in isolation or as a substitute for its operating profit or loss or net profit or loss or any IFRS measures of earnings for the years or periods presented under IFRS. Flybondi also believes that its Adjusted EBIT metric is a useful metric used by analysts and investors, although this measure is not explicitly defined under IFRS. Additionally, the way Flybondi calculates its segment’s performance measure may be different from the calculations used by other companies, including competitors, and therefore, Flybondi’s performance measure may not be comparable to those of other companies or competitors.

Adjusted EBIT has limitations as an analytical measure, and you should not consider it in isolation or as a substitute for analysis of Flybondi’s results as reported under IFRS.

The following table presents the reconciliation between Flybondi’s net loss and Adjusted EBIT for the periods presented:

	For the six months ended	For the six months ended	For the year ended	For the year ended
	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022
Net Income / (Loss)	$ 43,158,371	$ (29,442,844)	$ (101,783,667)	$ (19,235,781)
Interest expense	2,749,819	1,677,061	3,664,952	4,924,054
Income tax	-	-	-	-
Other financial expenses	6,631,752	2,419,096	375,634	5,997,863
Financial income	(15,067,167)	-	—	(2,412,138)
Impairment of tax credits	5,611,676	9,844,614	4,774,737	8,008,284
Foreign currency exchange, net	(72,128,000)	(1,590,041)	30,192,568	(5,221,311)
Loss (Gain) on net monetary position	(1,957,412)	5,006,025	16,944,432	11,308,577
Share-based compensation expenses	859,312	2,164,563	10,816,346	1,894,101
Dispute settlement charges	-	-	851,672	1,237,500
Adjusted EBIT	$ (30,141,649)	$ (9,921,526)	$ (34,163,326)	$ 6,501,149

Special Note Regarding Non-IFRS Measures

Adjusted EBITDA

Flybondi compares its financial performance to other airlines using Adjusted EBITDA, which is common practice in the industry.

Flybondi defines Adjusted EBITDA as Adjusted EBIT, excluding aircraft right-of-use depreciation, and depreciation and amortization.

Flybondi believes that Adjusted EBITDA is a useful metric used by analysts, investors, and other interested parties in the aviation industry, although it is not a measure explicitly defined in IFRS. Adjusted EBITDA should not be considered as a substitute for operating loss or net loss or any IFRS measures of earnings for the years or periods presented under IFRS. Additionally, Flybondi’s calculation of Adjusted EBITDA may be different from the calculations used by other companies, including its competitors in the aviation industry, and, therefore, Flybondi’s measure may not be comparable to those of other companies or competitors. Adjusted EBITDA does not reflect historical expenditures, expenditures for major maintenance or future requirements for capital expenditures or contractual commitments.

Adjusted EBITDA has limitations as an analytical measure, and you should not consider it in isolation or as a substitute for analysis of Flybondi’s results as reported under IFRS.

The following table presents the reconciliation between Flybondi’s net loss and Adjusted EBITDA for the periods presented:

	For the six months ended	For the six months ended	For the year ended	For the year ended
	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022
Net Income / (Loss)	$ 43,158,371	$ (29,442,844)	$ (101,783,667)	$ (19,235,781)
Interest expense	2,749,819	1,677,061	3,664,952	4,924,054
Income tax	0	0	0	0
Other financial expenses	6,631,752	2,419,096	375,634	5,997,863
Financial Income	(15,067,167)	0	0	(2,412,138)
Impairment of tax credits	5,611,676	9,844,614	4,774,737	8,008,284
Foreign currency exchange, net	(72,128,000)	(1,590,041)	30,192,568	(5,221,311)
Loss (Gain) on monetary position	(1,957,412)	5,006,025	16,944,432	11,308,577
Share-based compensation expenses	859,312	2,164,563	10,816,346	1,894,101
Dispute settlement charges	0	0	851,672	1,237,500
Aircraft right-of-use depreciation - heavy maintenance	28,173,572	30,805,464	53,613,035	25,255,560
Aircraft right-of-use depreciation - lease rent	11,720,009	8,713,458	12,617,028	10,383,046
Depreciation and amortization	795,001	644,103	846,551	1,255,630
Adjusted EBITDA	$ 10,546,933	$ 30,241,499	$ 32,913,288	$ 43,395,385

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to the historical combined financial information, which have been presented to give effect to the consummation of the Business Combination.

The unaudited pro forma condensed combined statement of operations of the Combined Company for the six months ended June 30, 2024 and the year ended December 31, 2023 are presented as if the Business Combination had occurred on January 1, 2023. The unaudited pro forma condensed combined statement of financial position as of June 30, 2024, is presented as if the Business Combination had occurred on June 30, 2024.

The historical financial statements of the Flybondi and FB Parent have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board and in its presentation currency of the U.S. dollar. Flybondi prepared the Unaudited Interim Financial Statements in accordance with IAS 34. The historical financial statements of Integral have been prepared in accordance with US GAAP in its presentation currency of the U.S. dollar. The condensed combined pro forma financial information reflects IFRS Accounting Standards, the basis of accounting used by the FB Parent. Integral’s historical financial statements have been converted from US GAAP to IFRS Accounting Standards to align with the basis of accounting used by FB Parent.

The historical financial information of Flybondi was derived from the Flybondi Financial Statements. Flybondi’s historical financial information used in preparing the unaudited pro forma condensed combined financial data should be read in conjunction with its historical financial statements and risk factors, all of which are included elsewhere herein.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”).

The unaudited pro forma adjustments are based on estimates, available information and certain assumptions that Flybondi and Integral believe are reasonable. The unaudited pro forma adjustments and primary assumptions are described in the accompanying notes. The unaudited pro forma condensed combined consolidated statements of income are being provided for illustrative purposes only and do not purport to represent what our results of operations would have been if the Business Combination had occurred on the date indicated and are not intended to project our results of operations for any future period. Any of the factors underlying these estimates and assumptions may change or prove to be materially different and the estimates and assumptions may not be representative of facts that exist upon completion of the Business Combination.

You should read the information contained in this section in conjunction with the “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Flybondi Financial Statements, Integral’s financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Integral Class A common stock:

•
Assuming no redemptions for cash: This presentation assumes that no Integral shareholders exercise redemption rights with respect to their Integral Public Shares upon consummation of the Business Combination, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension; and
•
Assuming maximum redemptions for cash: This scenario assumes that Integral stockholders exercise redemption rights with respect to 362,670 Integral Public Shares in connection with the approval of the Business Combination, at an estimated price of $10.31 per share for an aggregate payment of $3,740,565, based on funds in the Trust Account, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension.

The following table sets out share ownership of Flybondi on a pro forma basis assuming the No Additional Redemption Scenario and the Maximum Redemption Scenario:

	Share ownership in combined company
	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario)
Stockholder	Shares	%	Shares	%
Flybondi Shareholders (1)	30,000,000	90.3%	30,000,000	91.3%
Sponsor Sourced Shares (2)	500,000	1.5%	500,000	1.5%
Integral Public Stockholders (6)	362,670	1.1%	-	-
Sponsor Related Parties	2,375,000	7.1%	2,375,000	7.2%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	100.0%	32,875,000	100.0%

Total Pro Forma Book Value (USD) (3)	$(139,758,596)		$(143,499,161)
Pro Forma Book Value Per Share (USD) (4)	$(4.20)		$(4.36)

	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario
Stockholder	Shares	%	Shares	%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	75.6%	32,875,000	75.4%
Potential sources of dilution:
Integral Warrants - Public	5,750,000	13.1%	5,750,000	13.2%
Integral Warrants - Private (to be held by the Sponsor) (5)	3,300,000	7.5%	3,300,000	7.6%
Integral Warrants - Private (to be held by the Cartesian Escrow Parties)	1,650,000	3.8%	1,650,000	3.8%
Total FB Parent ordinary shares outstanding at Closing	43,937,670	100.0%	43,575,000	100.0%

(1)
Assumes that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing.
(2)
Flybondi will allocate these shares, at its discretion, to other parties after completion of the transaction.
(3)
Total Pro Forma Book Value is Total shareholders' deficit, see “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the different scenarios.
(4)
Pro forma book value per share is a result of pro forma book value divided by total shares outstanding, excluding potential sources of dilution.
(5)
Does not include up to 1,500,000 Conversion Warrants that may be issued at Closing, at the election of the Sponsor, to the Sponsor in satisfaction of up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note.
(6)
Assuming no redemptions scenario, 362,670 Integral Public Shares are calculated as follows: 1,198,342 Integral Public Shares outstanding as of June 30, 2024 less 835,672 Integral Public Shares redeemed in November 2024.

The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined financial position as of June 30, 2024, gives effect to the Business Combination as if it had occurred on June 30, 2024. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 and six months ended June 30, 2024, gives effect to the Business Combination as if it had occurred on January 1, 2023.

Summary unaudited pro forma			Integral	Scenario 1 — Assuming no redemptions		Scenario 2 — Assuming maximum redemptions
condensed combined statement of operations for the six months ended June 30, 2024	Flybondi Limited (Historical)	Flybondi Holdings plc (Historical)	Acquisition Corporation 1 (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$153,224,766	$-	-	$-	$153,224,766	$-	$153,224,766
Total Operating Expenses	(189,837,403)	(28,032)	(908,571)	-	(190,774,006)	-	(190,774,006)
Operating loss	(36,612,637)	(28,032)	(908,571)	-	(37,549,240)	-	(37,549,240)
Income (Loss) before income tax	43,158,371	(28,032)	(888,309)	(341,262)	41,900,768	(341,262)	41,900,768
Income (Loss) for the year	$43,158,371	(28,032)	$(975,452)	$(254,119)	$41,900,768	$(254,119)	$41,900,768
Basic weighted average shares outstanding	1,690,103,474	1	4,073,342		33,237,670		32,875,000
Diluted weighted average shares outstanding	1,726,249,529	1	4,073,342		33,237,670		32,875,000
Basic net (loss) income per share	$0.0255	(28,032)	$(0.2395)		$1.2606		$1.2745
Diluted net (loss) income per share	$0.0250	(28,032)	$(0.2395)		$1.2606		$1.2745

Summary unaudited pro forma		Integral	Scenario 1 — Assuming no redemptions		Scenario 2 — Assuming maximum redemptions
condensed combined statement of operations for the year ended December 31, 2023	Flybondi Limited (Historical)	Acquisition Corporation 1 (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$212,939,579	$-	$-	$212,939,579	$-	$212,939,579
Total Operating Expenses	(263,545,660)	(2,414,736)	(39,769,607)	(305,730,003)	(39,528,056)	(305,488,452)
Operating loss	(50,606,081)	(2,414,736)	(39,769,607)	(92,790,424)	(39,528,056)	(92,548,873)
Income (Loss) before income tax	(101,783,667)	2,024,598	(42,511,976)	(142,271,045)	(42,270,425)	(142,029,494)
Income (Loss) for the year	$(101,783,667)	$1,527,595	$(42,014,973)	$(142,271,045)	$(41,773,422)	$(142,029,494)

Basic and diluted weighted average shares outstanding	1,690,103,474	8,615,571		33,237,670		32,875,000
Basic and diluted net (loss) income per share	$(0.0602)	$0.1773		$(4.2804)		$(4.3203)

Summary unaudited pro forma			Integral	Scenario 1 — Assuming no redemptions		Scenario 2 — Assuming maximum redemptions
condensed combined statement of financial position as of June 30, 2024	Flybondi Limited (Historical)	Flybondi Holdings plc (Historical)	Acquisition Corporation 1 (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Total assets	$198,750,668	$-	14,401,750	$(10,213,428)	$202,938,990	$(13,953,993)	$199,198,425
Total liabilities	335,885,152	28,032	18,823,480	(12,039,078)	342,697,586	(12,039,078)	342,697,586
Shareholders’ Deficit	$(137,134,484)	$(28,032)	(4,421,730)	$1,825,650	$(139,758,596)	$(1,914,915)	$(143,499,161)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Flybondi’s, FB Parent’s or Integral’s, or their respective management team’s, expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•
Flybondi’s, FB Parent’s or Integral’s ability to consummate the Business Combination;
•
the benefits of the Business Combination;
•
the Combined Company’s financial performance following the consummation of the Business Combination;
•
prospective and illustrative financial information included in this proxy statement/prospectus;
•
the ability to obtain or maintain the listing of the FB Parent Ordinary Shares or FB Parent Warrants on Nasdaq following the consummation of the Business Combination;
•
changes in Flybondi’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•
Flybondi’s strategic advantages and the impact those advantages will have on future financial and operational results;
•
expansion plans and opportunities, including total addressable market estimates;
•
Flybondi’s ability to grow its business in a cost-effective manner;
•
the implementation, market acceptance and success of Flybondi’s business model;
•
developments and projections relating to Flybondi’s competitors and industry;
•
the effects of an outbreak of a new pandemic, the invasion of Ukraine by Russia, or the Israel-Hamas war, on the ability to complete the Business Combination or on the operations of Integral, Flybondi or the Combined Company;
•
changes in foreign currency exchange rates, which can affect revenue and foreign currency prices;
•
changes in applicable laws or regulations; and
•
the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Flybondi’s, FB Parent’s or Integral’s, or their respective management team’s, views as of any subsequent date, and Flybondi, FB Parent and Integral do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, Flybondi’s, Integral’s or the Combined Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•
the ability to manage risks applicable to the commercial airline industry, including increases in the price of aircraft fuel or a shortage or disruption in the supply of fuel and high fixed costs;
•
Flybondi's ability to raise funds, satisfy contractual obligations and continue as a going concern;
•
developments in economic, social, and political conditions (globally and particularly in Argentina), and Flybondi’s concentration in the Argentine market;

•
Flybondi’s operation in a competitive industry and actions by its competitors and continuing liberalization of restrictions traditionally affecting airlines and consolidation in the industry, including as a result of “open skies” agreements;
•
the ability to maintain Flybondi’s low-cost structure, one of its primary competitive advantages;
•
complying with existing legal requirements (including with respect to certain required permits and approvals) and significant government regulation and changes in applicable laws and regulations;
•
Flybondi’s reliance upon Boeing aircraft and its airport hubs;
•
the ability to successfully execute Flybondi’s business model and growth strategy;
•
Flybondi’s operations may be adversely affected by union disputes, employee strikes and other labor-related disruptions. There is a risk that disgruntled employees, either with or without union involvement, could engage in one or more concerted refusals to work that could individually or collectively harm the operation of Flybondi and impair its financial performance;
•
Flybondi’s reliance on third-party suppliers for its aircraft, engines and fuel;
•
Flybondi’s international air transportation activities are subject to extensive government regulation;
•
the seasonality of the industry and its effect on Flybondi’s liquidity and revenues;
•
the risk that Flybondi is unable to secure or protect its intellectual property;
•
the risk of foreign exchange controls in Argentina;
•
the risk of significant devaluation of the Argentine peso against the U.S. dollar;
•
the timing of the Closing and the level of Redemption Rights that are exercised in respect of Public Shares;
•
the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;
•
the Initial Stockholders and Integral’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote;
•
the inability to complete the Business Combination on a timely basis or at all due to the failure to obtain approval of Integral Stockholders or to satisfy other conditions to the Closing in the Business Combination Agreement;
•
costs related to the Business Combination and increased costs as a result of operating as a public company after consummation of the Business Combination;
•
the ability to obtain or maintain the listing of the FB Parent Ordinary Shares or FB Parent Warrants on Nasdaq, following the consummation of the Business Combination;
•
the stock price of the FB Parent Ordinary Shares may be volatile;
•
the issuance of additional FB Parent Ordinary Shares or future sales of securities after the consummation of the Business Combination;
•
FB Parent may be subject to securities or class action litigation, which is expensive and could divert management attention;
•
if securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about FB Parent, its business, or its market, the price and trading volume of FB Parent Ordinary Shares could decline;
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FB Parent may not be able to timely and effectively implement controls and procedures required by the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated;
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upon consummation of the Business Combination, FB Parent will be a “controlled company” and can rely on exemptions from certain corporate governance requirements;
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it is not expected that FB Parent will pay dividends in the foreseeable future after the Business Combination;
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as a foreign private issuer and a company treated as an emerging growth company for certain purposes, FB Parent will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies;

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FB Parent may lose its foreign private issuer status, which would require FB Parent to comply with the Exchange Act’s domestic reporting regime and cause FB Parent to incur significant additional legal, accounting and other expenses;
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the effects of an outbreak of a new pandemic, the invasion of Ukraine by Russia, or the Israel-Hamas war, on the ability to complete the Business Combination or on the operations of Integral, Flybondi or the Combined Company;
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the possibility that Flybondi, Integral or the Combined Company may be adversely affected by other economic, business, and/or competitive factors; and
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other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on FB Parent’s business, reputation, revenue, financial condition, results of operations and future prospects and on its ability to realize the anticipated benefits of the Business Combination, in which event the market price of FB Parent’s securities could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this proxy statement/prospectus to Flybondi’s business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, revenue, results of operations, financial condition, and future prospects of FB Parent.

The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by FB Parent, Integral and Flybondi, which may later prove to be incorrect or incomplete. Each of FB Parent, Integral and Flybondi may face additional risks that are not presently known to that entity, or that are currently deemed to be immaterial, but which may ultimately have an adverse effect on that entity.

Risks Related to Flybondi and Its Business

Unless the context otherwise requires, all references in this subsection to “we,” “us,” or “our” refer to Flybondi prior to the consummation of the Business Combination, or to the businesses of FB Parent, Flybondi, and Integral, collectively, following the consummation of the Business Combination.

Risks Related to Our Business Activities and Industry

Flybondi’s reputation and business could be adversely affected in the event of an aviation accident or similar public incident involving Flybondi’s aircraft or personnel.

Flybondi is exposed to potential significant losses and adverse publicity in the event that any of its aircraft or personnel is involved in an accident, terrorist incident, or another similar public incident, which could result in potential legal liability and significant reputational harm as well as repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service. As a commercial passenger airline, Flybondi’s customers may choose not to use Flybondi for their needs following such an incident. Flybondi cannot assure you that it will not be affected by such events or that the amount of Flybondi’s insurance coverage will be adequate in the event such circumstances arise and any such event could cause a substantial increase in Flybondi’s insurance premiums. In addition, any future accident or similar incident involving Flybondi’s aircraft or personnel, even if fully covered by insurance or even if it does not involve Flybondi’s airline, may create an adverse public perception that the equipment Flybondi flies is less safe or reliable than other commercial passenger alternatives, or, in the case of Flybondi’s aircraft, could cause Flybondi to perform time-consuming and costly inspections on its aircraft or engines, any of which could have a material adverse effect on Flybondi’s business, results of operations, and financial condition.

Increases in the price of aircraft fuel or a shortage or disruption in the supply of aircraft fuel and Flybondi’s inability to mitigate the risk of future volatility in fuel prices could have a material adverse effect on Flybondi’s business, results of operations, and financial condition.

Historically, international and local fuel prices have been subject to wide price fluctuations based on geopolitical issues and supply and demand. Fuel expenses constitute a significant portion of Flybondi’s total operating expenses, representing 33.3%, 35.0%, 31.9% and 39.8% of Flybondi’s total operating costs for the six months ended June 30, 2024 and 2023, and for the years ended December 31, 2023 and 2022, respectively. Over the past several years, the price of aircraft fuel, which is mainly affected by international price fluctuations for oil and the ARS/U.S. dollar exchange rate, has fluctuated substantially, and prices continue to be highly volatile and could increase significantly at any time.

Flybondi’s business is also dependent on the availability of aircraft fuel (or crude oil), which is not predictable. Weather-related events, natural disasters, terrorism, wars, political disruption or instability involving oil-producing countries, changes in governmental or cartel policy concerning crude oil or aircraft fuel production, labor strikes or other events affecting refinery production, transportation, taxes or marketing, environmental concerns, market manipulation, price speculation, changes in currency exchange rates, and other unpredictable events may drive actual or perceived fuel supply shortages. Shortages in the availability of, or increases in demand for, crude oil in general, other crude oil-based fuel derivatives, and aircraft fuel, in particular, could result in increased fuel prices and could have a material adverse effect on Flybondi’s business, results of operations, and financial condition.

For the six months ended June 30, 2024 and 2023, and years ended December 31, 2023 and 2022, Flybondi procured over 90% of its fuel consumption from Argentina’s state-owned energy company YPF S.A. (“YPF”). YPF may be unable to guarantee fuel supply to Flybondi, for example, due to difficulties in its import or distribution activities. If YPF incurred any difficulties in producing and/or importing aviation fuel and/or Flybondi is unable to obtain fuel on similar terms from alternative suppliers, it would have a material adverse effect on Flybondi’s business, results of operations and financial condition.

Flybondi may not be able to adjust Flybondi’s fares sufficiently to cover increased fuel costs, particularly when fuel prices rise quickly. Flybondi’s ability to increase Flybondi’s fares to offset an increase in fuel costs is limited by the competitive nature of the commercial airline industry and the price sensitivity associated with commercial airline and any increases in fares may reduce the general demand for Flybondi’s services.

Although Flybondi does not have any fuel derivative contracts as of the date of this proxy statement/prospectus, it may, from time to time, enter into fuel derivative contracts in order to mitigate the risk to Flybondi’s business from future volatility in fuel prices. However, such contracts may not fully protect Flybondi from all related risks. Flybondi may enter into derivatives that do not qualify for hedge accounting, which can impact Flybondi’s results of operations and increase the volatility of Flybondi’s earnings due to recognizing the mark-to-market impact of any Flybondi hedge portfolio as a result of changes in the forward markets for oil and/or jet fuel. Flybondi cannot assure you that it will be able to pass on fuel price increases to Flybondi’s customers, or that any fuel-hedging program will be effective if implemented, or that we will maintain a fuel-hedging program. Even if it is able to hedge portions of its future fuel requirements, Flybondi cannot guarantee that such hedge contracts will provide an adequate level of protection against increased fuel costs or that the counterparties to such hedge contracts will be able to perform.

Flybondi relies on a limited number of suppliers for fuel, aircraft, engines and airport infrastructure.

Flybondi relies on a limited number of suppliers for fuel, aircraft and engines. Flybondi purchases a majority of its fuel from Argentina’s state-owned energy company, YPF. The agreement with YPF expires on March 31, 2025 and may be terminated by either party with 90 days’ written notice. If YPF or Flybondi’s other fuel providers terminate their agreements with it, are unwilling to renew them upon termination or are unable or unwilling to cover Flybondi’s fuel needs, Flybondi would have to seek alternative sources of fuel. Flybondi cannot assure you that it will be able to find another fuel provider or, if so, whether it will be able to find one that provides fuel in such a cost-effective a manner as its current agreements with YPF and other fuel providers at the airports in South America where Flybondi operates. Failure to renew agreements or to source fuel from alternate sources will materially and adversely affect Flybondi’s business, results of operations and financial condition.

One of the elements of Flybondi’s business strategy is to save costs by operating a permanent fleet consisting solely of Boeing 737-800 narrow body aircraft, powered by engines manufactured by CFM International Inc.

Flybondi currently intends to continue to rely exclusively on these aircraft and engine manufacturers in respect of its permanent fleet for the foreseeable future.

Additionally, global supply chain challenges, the invasion of Ukraine which resulted in international sanctions impacting a portion of the supply chain, among others, have caused shortages to the aircraft and engine manufactures and lessors, and as a result may impact Flybondi’s ability to receive aircraft and engines as planned. Flybondi’s growth plans and operations could be materially affected as a result of the delays caused by shortages.

Furthermore, if any of Boeing or CFM International Inc. is unable to perform its contractual obligations, or if Flybondi is unable to acquire or lease aircraft or engines or spare parts from owners, operators or lessors on acceptable terms, Flybondi would have to find other suppliers for a similar type of aircraft, engine or spare parts. If Flybondi has to lease or purchase aircraft from another supplier, it would lose the significant benefits we derive from its current single fleet composition. Flybondi may also incur substantial transition costs, including costs associated with retraining its employees, replacing its manuals and adapting its facilities and maintenance programs. Flybondi’s operations could also be materially affected by the failure or inability of aircraft, engine and parts suppliers to provide sufficient spare parts or related support services on a timely basis.

Moreover, Aeropuertos Argentina 2000 is the main operator of airports in Argentina, handling more than 90% of the country's passenger traffic. It holds exclusive concession rights granted by the National Government until 2038. Any disruption in its operations, such as strikes, technical failures, or political instability, can severely impact Flybondi’s operations.

There is substantial doubt about Flybondi’s ability to continue as a going concern, and this may adversely affect Flybondi’s stock price, and Flybondi’s ability to raise capital.

Flybondi is required to and does evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern for at least one year from the date of issuance of its financial statements. Flybondi evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about Flybondi’s ability to continue as a going concern. This evaluation includes considerations related to Flybondi’s forecasted liquidity. Based on its current business plan, Flybondi expects to continue to spend substantial amounts in future periods, which may result in negative cash flow. Given the uncertainties around Flybondi’s liquidity, Flybondi has concluded that there is substantial doubt about its ability to continue as a going concern for at least one year from the date of issuance of its financial statements.

In view of these matters, the realization of certain of Flybondi's assets in the consolidated financial statements of Flybondi is dependent upon continued operations of Flybondi, which in turn is dependent upon Flybondi’s ability to meet its financial requirements, raise additional capital, and generate additional revenues and profit from operations. The consolidated financial statements do not include any adjustments that might be necessary if Flybondi is unable to continue as a going concern.

Management’s plans to address the going concern include but are not limited to raising additional capital through an attempted public and/or private offering of equity securities, as well as potentially issuing additional debt instruments. Flybondi also has various initiatives underway to increase revenue generation through expansion of Flybondi’s fleet, opening new routes and increasing the frequency of existing ones. Also, Flybondi has taken and continues to take actions to improve its liquidity position, including managing its cost structure and reducing discretionary spending where possible. The goal of these initiatives is to achieve profitable operations as quickly as possible. Various strategic alliances that are ongoing and under development are also critical aspects of management’s overall growth and development strategy. There is no assurance that these initiatives will yield sufficient capital to maintain Flybondi’s operations. There is no assurance that the ongoing capital raising efforts will be successful. Should management fail to successfully raise additional capital and/or fully implement its strategic initiatives, it may be compelled to curtail part or all of its ongoing operations. See also "—Servicing our debt may require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our indebtedness."

Flybondi, and the commercial airline industry in general, are particularly sensitive to changes in economic conditions, both globally and in Argentina (in which our operations are heavily concentrated), which could adversely affect Flybondi’s results of operations and ability to obtain financing on acceptable terms.

Flybondi’s operations, and the commercial airline industry in general, are affected by changes in economic conditions. Unfavorable economic conditions, including, but not limited to, a constrained credit market, low or negative gross domestic product (“GDP”) growth, inflation, unfavorable exchange rates, and increased business operating expenses, have historically reduced air travel demand in some markets. Additionally, Flybondi is heavily concentrated in the Argentine market and its presence in international markets is not as extensive as that of some of its competitors. For example, Flybondi derived 19.0% of its revenues from international flights for the six months ended June 30, 2024, and 2023, and 19.0% and 17.8% for the years ended December 31, 2023 and December 31, 2022, respectively. If Argentina or global economic conditions are unfavorable or uncertain for an extended period of time, it could have a material adverse effect on Flybondi’s business, results of operations, and financial condition.

On November 19, 2023, presidential elections were held in Argentina, in which Javier Milei from the “La Libertad Avanza” party was elected President, defeating the two parties that governed Argentina in recent years. Flybondi cannot foresee the impact that the new administration’s actions (including Milei's proposed dollarization of the economy) will have on its business, financial condition, results of operations, and cash flows. Political uncertainty regarding measures to be adopted by the Argentine government could affect macroeconomic, political, regulatory, or social conditions in Argentina. Furthermore, the ability of the incumbent government to secure necessary alliances to introduce or amend legislation remains uncertain.

In addition, significant instability of the credit, capital, and financial markets could increase Flybondi’s costs related to aircraft operating leases and adversely affect its business. Flybondi may not be able to obtain financing on terms attractive to it or at all, which could adversely affect Flybondi and its growth strategy.

Flybondi provides a majority of its services in Argentina. Argentina’s economic condition has continued to weaken after the COVID-19 pandemic due to a number of macroeconomic factors, including the depreciation of the Argentine peso, high interest rates, high inflation, political developments and uncertainties, and global developments. Continued weakness in Argentine economic conditions due to domestic or international factors could have a material adverse effect on Flybondi’s business, financial condition, and results of operations. Furthermore, global macroeconomic conditions, such as increased global inflationary pressures, could result in an increase in Flybondi’s operational costs and adversely affect Flybondi.

Because the airline industry is characterized by high fixed costs and relatively elastic revenues, airlines may not be able to quickly reduce their costs to respond to shortfalls in expected revenue and this may harm our ability to attain our strategic goals.

The airline industry is characterized by generally low margins, substantial fixed costs, such as aircraft ownership and leasing, headquarters facility and personnel, information technology system license costs, training and insurance expenses, and revenues that generally exhibit substantially greater elasticity than costs. The operating costs of each flight do not vary significantly with the number of passengers flown and, therefore, a relatively small change in the number of passengers, fare pricing or traffic mix could have a significant effect on operating and financial results.

Flybondi expects to incur additional fixed costs, including contractual debt, as it leases or acquires new aircraft and other equipment it operates to implement its growth strategy or other purposes.

As a function of Flybondi’s fixed costs, it may (i) have limited ability to obtain additional financing; (ii) be required to dedicate a significant part of its cash flow to fixed costs resulting from leases and debt for aircraft; (iii) incur higher interest or leasing expenses for the event that interest rates increase; or (iv) have a limited ability to plan for, or react to, changes in Flybondi’s businesses, the civil aviation sector generally, and overall macroeconomic conditions. In addition, volatility in global financial markets may make it difficult for Flybondi to obtain financing to manage its fixed costs on favorable terms or at all.

As a result of the foregoing, Flybondi may be unable to quickly adjust its fixed costs in response to changes in its revenues. A shortfall from expected revenue levels could have a material adverse effect on Flybondi.

Flybondi’s low-cost structure is one of its primary competitive advantages and many factors could affect its ability to control its costs.

Flybondi’s low-cost structure is one of its primary competitive advantages, but it has limited control over many of its costs. For example, Flybondi has limited control over the price and availability of fuel, aviation insurance, airport, and related infrastructure taxes, the cost of meeting changing regulatory requirements, and its cost to access capital or financing. Flybondi cannot guarantee that it will be able to maintain a cost advantage over its competitors. If Flybondi’s cost structure increases and it is no longer able to maintain a cost advantage over its competitors, it could have a material adverse effect on Flybondi’s business, results of operations, and financial condition.

Flybondi has a significant amount of fixed obligations that could impair its liquidity and thereby harm its business, results of operations and financial condition.

The airline business is labor and capital intensive and, as a result, many airlines are highly leveraged. All of Flybondi’s aircraft and spare engines are leased, and it paid rent, maintenance reserves, and security deposits, in aggregate, of $33.0 million and $26.0 million for the six months ended June 30, 2024, and 2023, respectively. For these same expenses, Flybondi paid, in aggregate, $40.0 million and $32.0 million for the years ended December 31, 2023 and 2022, respectively. The balance of maintenance guarantee deposits and security deposits on Flybondi’s statement of financial position was $63.1 million and $7.7 million, respectively as of June 30, 2024. The balance of maintenance guarantee deposits and security deposits on Flybondi’s statement of financial position was $48.1 million and $7.8 million, respectively, as of December 31, 2023, and $24.8 million and $5.4 million, respectively, as of December 31, 2022. Flybondi has future operating lease obligations aggregating $107.6 million as of June 30, 2024. Flybondi had future operating lease obligations aggregating $119.0 million as of December 31, 2023, and $97.2 million as of December 31, 2022. Flybondi’s ability to pay the fixed costs associated with its contractual obligations will depend on its operating performance and cash flow, which will in turn depend on, among other things, the success of its current business strategy, fuel prices, labor costs, further weakening or improvement in the Argentinian economy, government mandates, whether financing is available on reasonable terms or at all, as well as general economic and political conditions and other factors that are, to some extent, beyond Flybondi’s control. The amount of Flybondi’s aircraft-related fixed obligations could have a material adverse effect on its business, results of operations and financial condition and could:

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require a substantial portion of cash flow from Flybondi’s operations for operating leases and maintenance guarantee deposit payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, and other general corporate purposes;
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limit Flybondi’s ability to obtain additional financing to support its expansion plans and for working capital and other purposes on acceptable terms or at all;

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make it more difficult for Flybondi to pay its other obligations as they become due during adverse general economic and market industry conditions because any related decrease in revenues could cause Flybondi to not have sufficient cash flows from operations to make its scheduled payments; and
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reduce Flybondi’s flexibility in planning for, or reacting to, changes in its business and the airline industry and, consequently, place it at a competitive disadvantage to its competitors with less fixed payment obligations.

A failure to pay its operating leases and other fixed cost obligations or a breach of its contractual obligations could result in a variety of adverse consequences, including the exercise of remedies by Flybondi’s creditors and lessors. In such a situation, it is unlikely that Flybondi would be able to fulfill its obligations, make required lease payments or otherwise cover its fixed costs, which would have a material adverse effect on Flybondi’s business, results of operations, and financial condition. For example, we from time to time are late on our aircraft leases payments due to government-imposed limitations in accessing U.S. dollar denominated funds. Due to these limitations, we had outstanding payables in U.S. dollar of $34.9 million, as of December 31, 2023, comprised of lease liabilities of $4.9 million, trade payables of $22.7 million and other liabilities of $7.3 million. However, as of June 30, 2024, we have reduced these outstanding payables in U.S. dollar to $12.7 million, comprised of lease liabilities of $1.6 million, trade payables of $3.8 million and other liabilities of $7.3 million. As a result of late payments, our lessors generally have the ability to declare our leases in default and, at their option, ground any affected aircraft. In the past, Flybondi has experienced aircraft groundings due to late payments. However, as of the date of this proxy statement/prospectus, none of our lessors or any supplier has declared our leases or any other liability in default and no planes are grounded due to any late payments.

Servicing our debt may require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our indebtedness.

As disclosed elsewhere in this proxy statement/prospectus, we have issued notes in multiple private placements to raise capital to fund our operations. In addition, we may incur substantial debt in the future, some of which may be guaranteed or secured debt.

We may be required to use a substantial portion of our cash from operations to pay the principal on our indebtedness. Our ability to make scheduled payments of the principal and interest of, or to refinance, our indebtedness, including our outstanding notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Such payments will reduce the funds available to us for working capital, capital expenditures and other corporate purposes and may limit our ability to obtain additional financing, which may in turn limit our ability to implement our business strategy, heighten our vulnerability to downturns in our business, the industry, or the general economy. Our business may not be able to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt, or obtaining additional equity capital on terms that be onerous or dilutive. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in defaults on our debt obligations. See also "—There is substantial doubt about Flybondi’s ability to continue as a going concern, and this may adversely affect Flybondi’s stock price, and Flybondi’s ability to raise capital."

Airlines are often affected by factors beyond their control, including air traffic congestion at airports, weather conditions, health outbreaks or concerns, pandemics, or increased security measures, any of which could harm our business, results of operations and financial condition.

Like other airlines, Flybondi is subject to cancellations or delays of flights caused by factors both within and beyond its control, including adverse weather conditions, health outbreaks or concerns, and increased security measures. In addition, inefficiencies in air traffic control systems can result in cancellations, delays and disruptions in air traffic, especially during peak travel periods in certain congested markets. Failure to implement measures to improve air traffic control systems could lead to increased cancellations, delays and inefficiencies in flight operations as demand for travel increases, having a material adverse effect on our operations. Cancellations and delays frustrate passengers, reduce aircraft utilization and increase costs, all of which in turn could adversely affect Flybondi’s revenue and profitability. Failure to update air traffic control systems in a timely manner, and the substantial funding requirements of updated systems that may be imposed on air carriers, may have an adverse impact on our financial condition and results of operations.

The airline industry is heavily dependent on business models that concentrate operations in major airports throughout the world. An interruption or disruption at an airport or facility where we have significant operations, or in a maintenance facility at any such airport or facility, whether resulting in cancellations or delays due to weather conditions, natural disasters, air traffic control problems, health outbreaks or concerns, pandemics, breaches in security, failure of computer systems or other technology infrastructure, performance issues from third-party service providers, or other factors, if sustained for an extended period of time, and any resulting reduction in airline passenger traffic could have a material adverse effect on Flybondi’s business, results of operations and financial condition, particularly given its current consolidation of activities in mainly two airports in Argentina. Additionally, climate change concerns may increase the possibility of disrupting weather conditions that could affect certain of Flybondi’s destinations more frequently or for longer periods of time.

Cancellations or delays of flights may affect many carriers, for example, due to adverse weather conditions, health outbreaks or concerns, or air traffic control inefficiencies. If the airline industry operating in Argentina generally experiences an unacceptable number of cancellations or delays, passengers may choose alternative forms of transportation that they may believe are less prone to cancellations or delays. There also may be periods when Flybondi experiences more cancellations and delays than other airlines operating in Argentina. In such circumstances, passengers may choose to fly with other airlines instead of Flybondi or to seek an alternative form of transportation to air travel. In addition, passengers who may previously had been loyal to Flybondi could become less loyal as a result of flight cancellations or delays. Whether flight cancellations and delays affect only Flybondi or a broader group of airlines, the reduction in demand for our services as a result of such cancellations or delays could reduce our revenue and could have an adverse impact on our financial condition, profitability and results of operations.

In Argentina, Flybondi is regulated by the policies of the ANAC and other aviation supervisory authorities. During the first three quarters of 2024, Flybondi experienced a higher-than-usual level of flight cancellations. On December 3, 2024, Flybondi received a notice from ANAC, requiring that it submit a written plan for reducing flight cancellations. On December 4, 2024, Flybondi submitted such written plan to ANAC, the key components of which involve increasing the availability of spare parts on hand and modifying the airline’s schedule to provide for additional flexibility in case of unscheduled events. After requesting additional documentation and support from Flybondi, on January 7, 2025, ANAC confirmed that the plan was satisfactory. The financial consequences of this schedule change are not yet clear. However, since an element of this written plan involved adjusting to Flybondi’s operating schedule in order to provide for additional flexibility, we may experience a loss of revenue as a result, which could have an adverse impact on our financial condition, profitability and results of operations.

Furthermore, according to Brazilian and Argentinian regulation, an airline must offer material assistance free of charge, according to the waiting time at the airport, counted from the moment of the delay, cancellation, or interruption. For example, for delays of more than 4 hours, cancellations and service interruptions, the airline must offer passengers the following options to choose from: re-accommodation on another flight; a full refund; and performance of the service by another form of transport (i.e., bus). Re-accommodation is free of charge and must take place on one’s own flight or that of another airline at the earliest opportunity (i.e. on a new flight whose date and time are closer to the delayed, canceled or interrupted flight).

On January 31, 2025, the Buenos Aires Province levied a fine against Flybondi of approximately 300 million Argentine pesos (approximately US$283,000) for alleged non-compliance with the Consumer Protection National Law N° 24,240 and Consumer Protection Provincial Law N° 13,133 in connection with the aforementioned cancellations and alleged lack of communication with customers regarding such cancellations and rescheduling. Flybondi believes this fine is unwarranted, and expects to appeal. There is no way to guarantee how such appeal will be resolved.

Any of the aforementioned factors leading to delays and cancellations of flights, Flybondi’s failure to operate within the parameters prescribed by any regulatory authority with jurisdiction over some or all of Flybondi’s operations, or Flybondi’s failure to operate in accordance with the regulation or order of any regulatory authority with jurisdiction over some or all of Flybondi’s operations, could result in potential legal liability and significant reputational harm to Flybondi, if passengers view Flybondi as less reliable or desirable than other commercial passenger alternatives. Additionally, applicable regulators (such as ANAC) or other governmental authorities may apply fines or more serious consequences for continued noncompliance, including the revocation of Flybondi’s AOC. Any of these outcomes could have a significant negative impact on our business and results of operations.

Risks associated with Flybondi’s presence in international emerging markets, including political or economic instability and failure to adequately comply with existing legal requirements, may materially adversely affect FB Parent.

Flybondi operates in countries with less developed economies, legal systems, financial markets, and business and political environments that are vulnerable to economic and political disruptions, such as significant fluctuations in GDP, interest and currency exchange rates, civil disturbances, government instability, nationalization and expropriation of private assets, trafficking, and the imposition of taxes or other charges by governments. The occurrence of any of these events in markets served by Flybondi now, or in the future, and the resulting instability may have a material adverse effect on its business, results of operations, and financial condition.

While Flybondi maintains policies and procedures designed to ensure compliance with all applicable laws and regulations, Flybondi cannot assure you that its employees, third-party specialists, or partners will adhere to its code of ethics, other policies, or other legal requirements. If Flybondi fails to enforce its policies and procedures properly or maintain adequate recordkeeping and internal accounting practices to record its transactions accurately, Flybondi may be subject to sanctions. In the event Flybondi believes or has reason to believe its employees, third-party specialists, or partners have or may have violated applicable laws or regulations, Flybondi may incur investigation costs, potential penalties, and other related costs which in turn may materially adversely affect its reputation and could have a material adverse effect on its business, results of operations, and financial condition.

Flybondi is subject to significant governmental regulation, and changes to the civil aviation regulatory framework may adversely affect Flybondi, its business, and results of operations, including its competitiveness and compliance costs.

Flybondi is subject to regulations by aviation authorities. Changes to the aviation regulatory framework, including the policies of the ANAC, the JST and other aviation supervisory authorities (including but not limited to the Subsecretary for Air Transportation), could increase Flybondi’s costs and change the competitive dynamics of Flybondi’s industry, which may adversely affect Flybondi’s business. Flybondi cannot predict whether it will be able to comply with all present and future laws, rules, regulations, and certification requirements or that the cost of continued compliance will not have a material adverse effect on its operations. Flybondi incurs substantial costs in maintaining its current certifications and otherwise complying with the laws, rules, and regulations to which it is subject. For example, a decision by ANAC and/or the JST to ground or require time-consuming inspections of or maintenance on all or any of Flybondi’s aircraft for any reason may have a material adverse effect on its operations. In addition, Flybondi cannot guarantee that any of the operating concessions that it holds will be renewed or that it will obtain new concessions. Any change that requires Flybondi to dedicate a significant level of resources to compliance with new aviation regulations would result in additional expenditure on compliance and consequently adversely affect Flybondi’s business and results of operations. Furthermore, with respect to Flybondi’s operating authority in markets outside of Argentina, Flybondi’s operations are subject to aviation agreements between Argentina and the respective countries or governmental authorities, and in some cases, fares and schedules require the approval of the relevant foreign governments. Bilateral and multilateral agreements among Argentina and various foreign governments of countries that Flybondi serves are periodically subject to renegotiation. Flybondi cannot predict the impact of potential regulatory changes or action by the regulatory agencies, including the potential impact of tariffs or changes in international trade treaties on the cost and timing of parts and aircraft. Flybondi’s business may be subject to additional costs as a result of potential regulatory changes, which could have an adverse effect on its operations and financial results.

Flybondi operates in a competitive industry, and actions by its competitors and continuing liberalization of restrictions traditionally affecting airlines and consolidation in the industry, including as a result of “open skies” agreements, could adversely affect Flybondi.

Flybondi faces intense competition on certain routes with respect to fares and services both in Argentina from existing scheduled airlines, charter airlines, and potential new entrants in its market. In particular, Flybondi faces strong competition in routes and markets where its network overlaps with that of its main competitors, which include, among others, Aerolíneas Argentinas, JetSMART, GOL Linhas Aéreas, Azul Linhas Aéreas, and LATAM Airlines. Flybondi’s growth and the success of its business model could stimulate competition in Flybondi’s markets through the development of similar strategies by Flybondi’s competitors. If these competitors adopt and successfully execute similar business models, Flybondi could be adversely affected.

Moreover, some of Flybondi’s competitors may receive support from external sources, such as their national governments, which may be unavailable to Flybondi. Support may include, among others, subsidies, financial aid or tax waivers. This support could place Flybondi at a competitive disadvantage and adversely affect operations and financial performance. For example, Aerolíneas Argentinas has historically been government subsidized.

Each year Flybondi may face increased competition from existing and new participants in the market. The commercial airline industry is highly sensitive to pricing policies. Other factors, such as flight frequency, schedule availability, brand recognition, and quality of offered services, also have a significant impact on market competitiveness. In addition, the barriers to entering the domestic market are relatively low, and Flybondi cannot guarantee that existing or new competitors in its markets will not offer lower prices, more attractive services, or increase their route capacity in an effort to obtain greater market share. Flybondi may also face competition from international airlines as they introduce and expand flights to Argentina. In addition to competition among scheduled airlines and charter operators, the Argentine airline industry faces competition from ground transportation alternatives, such as interstate trains, buses, and automobiles. Finally, the Argentine government and regulators could give preference to new entrants or provide support to Flybondi’s competitors.

Furthermore, the global airline industry has been shifting to increasing adoption of liberalized or “open skies” air transport agreements between nations. “Open skies” agreements exist between the countries of the European Union, and between Europe and the United States. In Latin America, multilateral “open skies” agreements exist between Colombia, Ecuador and Bolivia and bilateral “open skies” agreements between each of these countries and the United States. These agreements serve to reduce (or, in the case of “open skies,” eliminate) restrictions on route rights, designated carriers, aircraft capacity or flight frequencies and promote competitive pricing. In December 2023, the government of Argentina announced its intention to negotiate “open skies” agreements with other countries, which as indicated above, would allow unrestricted route authority access between Argentina and other markets. Since then, memoranda of understanding have been announced between Argentina and each of Brazil, Peru, Paraguay, Chile, Uruguay, Ecuador, Panama, the Dominican Republic, Mexico, Ethiopia, Rwanda and Qatar to implement an “open skies” policy between the countries. Open skies agreements between Argentina and an increasing number of countries around the world would provide international airlines with open access to the air transportation market in Argentina. The adoption of an “open skies” policy by Argentina and the continued negotiation of new “open skies” agreements with other countries with respect to any of the domestic and/or international routes operated by Flybondi could have a material adverse impact on Flybondi’s revenue and profits and could result in the impairment of material amounts of its related tangible and intangible assets.

Flybondi expects that governmental authorities will continue to liberalize restrictions on international travel to and from countries, which may involve, among other initiatives, the granting of new route rights and flights to competing airlines and an increase in the numbers of market participants. As a result of this liberalization, Flybondi could face substantial new competition on the routes that it currently flies or may fly in the future, which may erode its pricing and market share and have a material adverse effect on Flybondi. In addition, consolidation in the Latin American airline industry, including by means of joint business agreements between airlines and acquisitions, may allow Flybondi’s competitors to increase their scale, diversity and financial strength. Consolidations in the airline industry and changes in international alliances are likely to affect the competitive landscape in the industry and may result in the formation of airlines and alliances with increased financial resources, more extensive global networks and reduced cost structures than Flybondi, which could materially and adversely affect Flybondi.

Flybondi relies on efficient daily aircraft utilization to address peak demand, which may subject Flybondi to delays, cancellations, or aircraft unavailability.

In order to successfully execute its strategy, Flybondi aims to optimize its daily utilization of its aircraft. Achieving high aircraft utilization allows Flybondi to maximize the amount of revenue that it generates from each aircraft and dilute fixed costs. Aircraft utilization is calculated as block hours divided by the number of days in the period divided by the average aircraft. High daily aircraft utilization is achieved, in part, by reducing turnaround times at airports and developing schedules that enable Flybondi to fly more hours on average per day. Flybondi’s aircraft utilization rate could be adversely affected by a number of factors that it cannot control, including air traffic and airport congestion, interruptions in the service provided by air traffic controllers, adverse weather conditions, and delays by third-party service providers in respect of matters such as fueling and ground handling. Such delays could result in a disruption in Flybondi’s operating performance, leading to lower daily aircraft utilization rates and customer dissatisfaction due to any resulting delays or missed connections, which could adversely affect Flybondi’s business results of operations and financial condition.

Due to the relatively small size of Flybondi’s fleet, the limited and changing nature of Flybondi’s scheduled service, and Flybondi’s point-to-point network, the unexpected unavailability of one or more aircraft and resulting reduced capacity could have a material adverse effect on Flybondi’s business, results of operations and financial condition. In the event Flybondi experiences a series of aircraft out of service, Flybondi would experience a decline in revenue and potentially customer satisfaction. Furthermore, in the event Flybondi is unable to procure aircraft at the price point necessary to allow for lower utilization during slow demand periods, Flybondi’s costs will be higher, which could have a material adverse effect on Flybondi’s business, results of operations, and financial condition.

Failure to obtain, renew, or maintain the permits and approvals required to operate Flybondi’s businesses may have an adverse effect on Flybondi’s business, financial condition, and results of operations.

Flybondi received authorizations to provide commercial air services in January 2018 by both the former Ministry of Transportation of Argentine Republic (“Ministry of Transportation”) and National Civil Aviation Agency (“ANAC”). Ministry of Transportation’s authorization does not have a term. ANAC’s authorization, the Air Operator Certificate (“AOC”), was renewed in January 2024 for an additional two years with an expiration date of January 2026. The Ministry of Transportation granted Flybondi the concession of certain routes.

Flybondi requires, and will require in the future, other permits and approvals from certain regulatory bodies in Argentina and other countries to conduct its operations. In the near future, Flybondi may be required to renew such permits and approvals or to obtain new permits and approvals. While Flybondi believes that it will be able to obtain the permits and approvals that are necessary to maintain or expand its operations, there can be no assurance that the relevant authorities will issue any such permits or approvals in the timeframe anticipated by Flybondi, or at all.

Additionally, Flybondi’s ongoing operations are subject to oversight and regulatory requirements imposed by the bodies granting such permits and authorizations, and may become subject to additional oversight and regulatory requirements in the future. For example, ANAC has supervisory authority in respect of maintenance activities performed by Flybondi at its authorized warehouse facilities (such authorization by ANAC, a “TAR 145 Authorization”). On October 4, 2024, ANAC sent a notice to Flybondi, notifying Flybondi of the temporary suspension of authorization to conduct maintenance activities at a portion of its Ezeiza facility with concerns regarding traceability of consumables, tool storage, preservation of products, lighting, temperature and humidity control and general order of the facility, and requiring Flybondi to conduct an internal assessment of their compliance with regulations concerning such matters and with Flybondi’s manuals and procedures previously approved by ANAC, to evaluate whether there were any omissions of maintenance tasks and to report such findings to ANAC. ANAC also required Flybondi to submit a remediation plan to ANAC. On November 14, 2024, following ANAC’s review of Flybondi’s remediation plan, ANAC notified Flybondi of the temporary stay of the suspension until November 30, 2024. On November 29, 2024, ANAC notified Flybondi of the further temporary stay of the suspension until December 20, 2024, subject to a subsequent inspection by ANAC. During the week beginning December 16, 2024, ANAC conducted audit inspections at Flybondi’s Ezeiza and Aeroparque maintenance facilities, and on December 20, 2024, ANAC issued an inspection report with findings that needed to be resolved prior to renewal of Flybondi’s TAR 145 Authorization. On December 27, 2024, ANAC concluded that it would not renew Flybondi’s TAR 145 Authorization until a corrective action plan was duly filed with ANAC. On the same day, the Company filed such plan, and ANAC renewed Flybondi’s TAR 145 Authorization until January 31, 2025, with certain restrictions imposed upon Flybondi during the intervening period. These restrictions permit Flybondi to perform line maintenance consisting of daily and weekly inspections and other simple maintenance tasks, but prohibit Flybondi from performing other more specialized maintenance tasks that Flybondi previously had performed in-house in order to optimize cost efficiencies and reduce turnaround times. To maintain operations during this period, Flybondi has outsourced the performance of such prohibited tasks to ANAC-authorized third parties, or has requested specific, ad hoc authorizations from ANAC as needed to complete such prohibited tasks internally. The outsourcing of such tasks, or delays in ad hoc authorizations from ANAC to complete such tasks internally, may increase Flybondi’s operational costs and turnaround times and could negatively impact Flybondi’s business and operations.

In connection with the review requested by ANAC in its December 20, 2024 inspection report, Flybondi determined that no maintenance tasks potentially affecting the operation of any aircraft in Flybondi's fleet were omitted. On February 3, 2025, ANAC notified Flybondi that it had removed these limitations and renewed the TAR 145 Authorization until April 30, 2025. ANAC has not indicated any intention to penalize Flybondi for the discovered maintenance issues; however, there can be no assurances that ANAC will not impose penalties or regulatory obligations on Flybondi, or that ANAC will provide further renewals of the TAR 145 Authorization, in the future.

During the initial period of the suspension, ANAC noted that certain maintenance activities were carried out within the portion of the Ezeiza facility subject to the suspension and, in a notice dated November 2, 2024, instructed Flybondi to comply with the suspension order. To date, ANAC has not proposed any penalties against Flybondi for such non-compliance, and all work conducted during that period was re-certified as compliant under applicable regulations. There can be no assurances, however, that ANAC will not pursue further action against Flybondi for its failure to comply with the suspension order. In response to the foregoing events, Flybondi has bifurcated its operational leadership structure, appointing a Chief Flight Operations Officer and a Chief Ground Operations Officer, the latter of whom is specifically tasked with overseeing maintenance operations as well as traffic and ground handling.

Flybondi also requires additional licenses to continue Flybondi’s other operations, such as a self-handling license, third-party handling license, air operator’s license, continuing airworthiness certificate, approved training organization certificate and transportation security license, and may require additional licenses in the future. Any failure to renew, maintain or obtain the required permits and approvals and operational licenses may negatively affect Flybondi’s operations or future plans and may have an adverse effect on Flybondi’s business, financial condition, and results of operations.

Flybondi flies and depends upon Boeing aircraft, and it could suffer if it does not receive timely deliveries of aircraft, if aircraft from this company become unavailable or subject to significant maintenance or if the public negatively perceives Flybondi’s aircraft.

As Flybondi’s fleet has grown, Flybondi’s reliance on Boeing has also grown. Our dependence on Boeing aircraft makes us vulnerable to several operational and cost problems or other technical or regulatory issues.

Flybondi’s operating fleet as of June 30, 2024 consists of 15 Boeing 737-800 aircraft. Risks relating to Boeing include, but are not limited to, (i) Flybondi’s failure or inability to obtain Boeing aircraft, parts or related support services on a timely basis because of high demand or other factors, (ii) the issuance by the aviation authorities of directives restricting or prohibiting the use of Boeing aircraft, (iii) the adverse public perception of Boeing as a result of an accident or other negative publicity, or (iv) delays in the time it takes Flybondi to arrange for Boeing or a third-party provider to deliver an aircraft.

Flybondi’s ability to obtain Boeing aircraft from lessors may be affected by several factors, including (i) lessors may refuse to or be financially limited in their ability to provide aircraft to Flybondi and (ii) any inability on Flybondi’s part to obtain sufficient resources, such as security deposits, to secure the aircraft deliveries. Flybondi may also be affected by any failure or inability of Boeing (or other suppliers) to supply sufficient replacement parts in a timely fashion, which may cause the suspension of operations of certain aircraft because of unscheduled or unplanned maintenance.

In addition, while the Boeing 737 aircraft family has a larger pool of qualified labor, such as pilots and mechanics, in Argentina than Airbus or other manufacturers, there may be a shortage of pilots and mechanics who meet the training standards required in Argentina. Flybondi’s service is dependent on recruiting and retaining qualified pilots and mechanics, either or both of which may be difficult due to the corresponding personnel shortages. Flybondi competes against airlines and other air mobility and transportation services for pilots and other skilled labor, which will offer wages or benefit packages exceeding ours. Furthermore, if Flybondi was required to transition to Airbus or other counterparts, it will face new challenges, including attracting and retaining pilots and crew members, maintaining its fleet, and managing its overall operations.

The occurrence of any one or more of these factors could restrict Flybondi’s ability to use aircraft to generate profits and respond to increased demands or could limit Flybondi’s growth plans and operations and adversely affect us.

Flybondi is highly dependent on its airport hubs, mainly Ezeiza and Aeroparque in the Buenos Aires area, for a large portion of its business and as such, a material disruption at any of these hubs could adversely affect Flybondi.

Flybondi’s business is heavily dependent on its operations at its airport hubs, mainly Ezeiza and Aeroparque. Many of Flybondi’s routes operate through these hubs, which account for a significant part of its daily arrivals and departures. Like other airlines, Flybondi is subject to delays caused by factors beyond its control and that could affect one or more of Flybondi’s hubs or other airports in any of the regions served by Flybondi. Due to Flybondi’s geographical capacity concentration, it may not be able to react as quickly or efficiently as its competitors to any delays, interruption or disruption in service or fuel at any one or more of its hubs, which could have a material adverse impact on Flybondi.

A failure to implement Flybondi’s growth strategy may adversely affect Flybondi.

Flybondi’s growth strategy includes, among other objectives, growing its market footprint, introducing new services to increase Flybondi’s depth and breadth of relationships in the e-commerce ecosystem, and increasing flight availability. Flybondi faces numerous challenges in implementing Flybondi’s growth strategy.

These objectives are also dependent on obtaining approvals for operating new routes from local regulators and obtaining adequate access to the necessary airports. Certain airports that Flybondi serves, or that it may seek to serve in the future, are subject to capacity constraints and impose landing rights and slot restrictions during certain periods of the day. Flybondi cannot guarantee that it will be able to maintain its current landing rights and slots and obtain a sufficient number of landing rights and slots and other facilities at airports to expand its services. It is also possible that airports not currently subject to capacity constraints may become so in the future. Where landing rights and slots or other airport resources are not available, or their availability is restricted in some way, Flybondi may have to modify its schedules, change routes, or reduce aircraft utilization.

Some of the airports to which Flybondi flies impose various restrictions, including limits on aircraft noise levels, limits on the number of average daily departures, and curfews on runway use. In addition, Flybondi cannot guarantee that airports at which there are no such restrictions may not implement restrictions in the future or that, where such restrictions exist, they may not become more onerous. Such restrictions may limit Flybondi’s ability to continue to provide or increase services at such airports, which may adversely affect Flybondi.

Furthermore, Flybondi’s business is labor and capital intensive, and therefore, Flybondi’s growth plans have required, and may continue to require, ongoing and significant capital investments to expand Flybondi’s fleet and renovate, convert, maintain, or upgrade existing aircraft or make major acquisitions or investments and to ensure compliance with new regulatory requirements. There can be no assurance that Flybondi will have the financial resources to make all the investments we have planned, and, as a result, Flybondi may be subject to delays in aircraft deliveries and resulting delays in implementing Flybondi’s growth strategy.

Any inability to attract and retain key management and qualified personnel may negatively affect Flybondi’s business.

Flybondi’s success depends, and will continue to depend, on the efforts, abilities, experience, and expertise of Flybondi’s executive leadership and senior management teams and on recruiting, retaining, motivating, effectively communicating with, and developing highly skilled and competent people at all levels of the organization. This includes retaining certain key employees. There can be strong competition for personnel from other companies and organizations, and there may at any time be shortages in the availability of appropriately skilled people at all levels. If Flybondi was to lose the services of some of Flybondi’s existing management, Flybondi may be unable to find and integrate suitable replacement personnel, which could significantly impair Flybondi’s ability to develop and implement Flybondi’s business strategies. While Flybondi has employment or service contracts, Flybondi cannot guarantee the retention of such key executives. Failing to hire and retain sufficient numbers of management and qualified personnel for functions such as finance, marketing and sales, and operations, including airline pilots, could have an adverse effect on Flybondi’s business, financial condition, and results of operations, including the growth of its aircraft fleet.

Certain parts of Flybondi’s business are dependent on the availability of skilled and semi-skilled employees. A shortage of labor owing to Flybondi’s inability to attract and retain such employees could have a material adverse effect on Flybondi’s business, financial condition, or operating results.

Increases in labor benefits, strikes, and other worker-related disturbances may adversely affect us, including Flybondi’s ability to carry out Flybondi’s normal business operations.

Flybondi’s business is labor and capital intensive, with labor costs, which includes salaries, benefits and share-based compensations, representing 17.5% and 17.9% of Flybondi’s total operating expenses for the year ended December 31, 2023 and 2022, respectively, and 16.7% and 16.0% for the six months ended June 30, 2024 and 2023, respectively. All of Flybondi’s unionized employees, which amount to approximately 86.0% of its total employees, are represented by the Flybondi Employee Union. An increase in labor costs may negatively affect Flybondi’s financial results. As of June 30, 2024, Flybondi employed 1,569 personnel. For the year ended December 31, 2023, Flybondi employed 1,526 personnel. For the year ended December 31, 2022, Flybondi employed 1,157 personnel.

Flybondi may be forced to raise wages due to new labor laws or regulations, general wage increases across the industry, or in any particular region in which Flybondi operates its business. Any inflationary pressures or an increase in labor costs, deterioration of employee relations, strikes, slowdowns, or work stoppages at any of Flybondi’s locations, whether due to employee turnover or otherwise, could have a material adverse effect on Flybondi’s business, financial condition, and results of operations. A strike, work slowdown, union dispute or other labor unrest or disruptions could, in some cases, impair Flybondi’s ability to supply Flybondi’s products to customers, which could result in reduced revenues.

Labor disputes, adverse employee relations, and disruptions of business operations due to strikes or similar measures by any of Flybondi’s significant suppliers may have a material adverse effect on Flybondi’s business, financial condition, and results of operations.

Technical and operational problems in Argentina’s civil aviation infrastructure, including air traffic control systems, airspace, and airport infrastructure, may have a material adverse effect on Flybondi’s strategy and, consequently, on Flybondi.

Flybondi is dependent on improvements in the coordination and development of Argentinian airspace control and airport infrastructure, which, mainly due to the large growth in civil aviation in Argentina in recent years, require substantial improvements and government investments. Technical and operational problems in the Argentinian air traffic control systems have led to extensive flight delays, higher-than-usual flight cancellations, and increased airport congestion.

Any condition that would prevent or delay Flybondi’s access to airports or routes that are vital to Flybondi’s strategy or Flybondi’s inability to maintain Flybondi’s existing landing rights and slots and obtain additional landing rights and slots could materially adversely affect Flybondi. New operational and technical restrictions imposed by Argentinian authorities in the airports where Flybondi operates or in those where we expect to operate may also adversely affect Flybondi.

Any violation or alleged violation, whether intentional or inadvertent, of anti-corruption, anti-bribery, anti-money laundering, and antitrust laws and regulations could adversely affect us, including Flybondi’s brand and reputation.

Flybondi is subject to anti-corruption, anti-bribery, anti-money laundering, antitrust, and other similar or equivalent laws and regulations and is required to comply with the applicable laws and regulations. There can be no assurance that Flybondi’s employees, agents, and the companies to which we outsource certain of Flybondi’s business operations will not take actions in violation of Flybondi’s anti-corruption, anti-bribery, anti-money laundering, and antitrust policies, for which Flybondi may be ultimately held responsible. Any violations by Flybondi of anti-bribery and anti-corruption laws or sanctions regulations could have a material adverse effect on Flybondi’s business, reputation, results of operations, and financial condition.

Flybondi has policies and procedures designed to assist with compliance with applicable laws and regulations in Argentina, and upon becoming a public company in the United States, Flybondi will be subject to U.S. anti-money laundering and anti-terrorist financing laws and regulations, including the U.S. Bank Secrecy Act of 1970, the U.S. Money Laundering Control Act of 1986, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and U.S. anti-bribery and anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). The FCPA prohibits providing, offering, promising or authorizing, directly or indirectly, anything of value to government officials, political parties or political candidates for the purposes of obtaining or retaining business or securing any improper business advantage. In addition, Flybondi’s operations may be subject to economic sanctions laws and regulations imposed by relevant jurisdiction, including but not limited to countries in South America. Such laws and regulations may prohibit transactions in, with, involving, or relating to certain countries or regions or certain persons or entities.

Flybondi maintains internal compliance policies and procedures, but it cannot provide any assurance that these policies and procedures will be complied with or that they will prevent all violations of the applicable laws and regulations and every instance of fraud, money laundering, terrorist financing, bribery, and corruption. Flybondi also cannot provide any assurance that potential violations of Flybondi’s internal compliance procedures will be uncovered through Flybondi’s procedures or that violations of the applicable anti-bribery or money laundering, anti-terrorist financing, and economic sanctions laws and regulations will not occur. Flybondi has internal audit, security, and other procedures in place, which are designed to prevent instances of fraud, money laundering, terrorist financing, bribery and corruption. However, despite these controls and procedures, there can be no assurance that through these and other procedures Flybondi uses it will timely and effectively catch any violations of Flybondi’s internal compliance procedures or any violations of laws and regulations, including those related to fraud, money laundering, terrorist financing, bribery, corruption, and economic sanctions. As a result, Flybondi may be exposed to potential civil or criminal penalties or associated investigations under the relevant applicable laws and regulations, which may, if not successfully avoided or defended, have an adverse impact on Flybondi’s business, financial condition or results of operations. Similarly, actual findings or mere allegations of such violations could negatively impact Flybondi’s reputation and limit Flybondi’s future business opportunities, which may cause Flybondi’s reputation, financial condition, and results of operations to be materially adversely affected.

Flybondi could be adversely affected by expenses or stoppages associated with planned or unplanned maintenance on Flybondi’s aircraft, as well as any inability to obtain spare parts on time.

Flybondi’s fleet will require maintenance as it ages, and Flybondi’s maintenance and repair expenses for each of Flybondi’s aircraft will be incurred at approximately the same intervals. Furthermore, in the event we cannot renew Flybondi’s contracts with maintenance and spare part providers on a reasonable basis, Flybondi’s scheduled and unscheduled aircraft maintenance expenses could increase. Any significant increase in maintenance and repair expenses would have a material adverse effect on Flybondi’s business and results of operations.

Flybondi’s business would be significantly harmed by unplanned stoppages or suspensions of operations associated with planned or unplanned maintenance due to mechanical issues. For example, if a design defect or mechanical problem with Boeing aircraft were to be discovered, this would cause Flybondi’s aircraft to be grounded while such defect or mechanical problem was being corrected. Flybondi cannot assure you that it would succeed in obtaining all aircraft and parts to solve such defect or mechanical problem, that it would obtain such parts on time, or that we would succeed in solving such defect or mechanical problem even if Flybondi obtained such parts. This could result in a suspension of the operations of certain of Flybondi’s aircraft, potentially for a prolonged period of time, while Flybondi attempted to obtain such parts and solve such defect or mechanical problem, which could have a materially adverse effect on Flybondi.

Flybondi relies on third-party suppliers for Flybondi’s aircraft, engines and other parts and equipment, as well as aircraft fuel.

Flybondi’s success will be dependent upon Flybondi’s ability to enter into new supplier agreements and maintain Flybondi’s relationships with suppliers and strategic partners who are critical and necessary to the maintenance of Flybondi’s aircraft. Flybondi also relies on suppliers and Flybondi’s strategic partners to provide us with aircraft fuel. The supplier agreements Flybondi has or may enter into with key suppliers and Flybondi’s strategic partners in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. Flybondi’s operations could be materially and adversely affected by the failure or inability of these suppliers and strategic partners to provide sufficient parts or related maintenance and support services to us in a timely manner or the interruption of Flybondi’s flight operations as a result of unscheduled or unanticipated maintenance requirements for Flybondi’s aircraft or engines. Also, changes in business conditions, pandemics, governmental changes, and other factors beyond Flybondi’s control or that Flybondi does not presently anticipate could affect Flybondi’s ability to receive services or products from Flybondi’s suppliers and strategic partners.

Additionally, we rely on representations from our suppliers in respect of parts and equipment we source from them. While we work exclusively with authorized dealers and OEMs for sourcing parts and equipment, we are limited in our ability to verify their representations or representations made to such dealers and OEMs by their suppliers. Misidentification of parts and equipment or their specifications, or faulty or fraudulent certification of such parts and equipment, by our suppliers, could have a material adverse impact on our business and operations, including safety, compliance with applicable laws and regulations, and reputational harm. For example, misidentification by a supplier of the manufacturer of a part or its origin could cause non-compliant or substandard parts to be installed in our aircraft, creating a risk to our operations and safety.

Increases in insurance costs or reductions in insurance coverage may have a material adverse effect on Flybondi’s business, results of operations, and financial condition.

Flybondi believes that it maintains adequate and typical levels of insurance. However, if any of Flybondi’s aircraft were to be involved in a significant accident or if Flybondi’s property or operations were to be affected by a significant natural catastrophe or other event, we could be exposed to material liability or loss. If insurance markets harden due to other global incidents, general aviation incidents, or other economic factors, Flybondi could be unable to obtain sufficient insurance (including aviation hull and liability insurance and property and business interruption coverage) to cover such liabilities or losses and, as a result, Flybondi’s business could be materially adversely affected.

In line with global industry practice, Flybondi leaves some business risks uninsured, including business interruption, loss of profit or revenue, and consequential business losses arising from mechanical breakdown. To the extent that uninsured risks materialize, we could be materially and adversely affected. In addition, it is possible that Flybondi’s coverage will not cover all potential risks associated with Flybondi’s operations and activities. To the extent that actual losses incurred by us exceed the amount insured, Flybondi may have to bear substantial losses, which will have an adverse impact on Flybondi’s business, its results of operation, and financial condition.

Flybondi is, and may in the future be, involved in litigation.

From time to time, Flybondi may be subject to claims, lawsuits, government investigations, and other proceedings involving consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, environmental claims, commercial disputes, corporate and other matters, which may involve substantial claims for damages or other payments. The outcome of pending or potential future proceedings is difficult to predict with any certainty. There is no way to guarantee that such lawsuits will be ruled favorably to Flybondi or that the amounts provisioned, if at all, are sufficient to cover amounts resulting from any unfavorable rulings. Decisions contrary to the interests of Flybondi that could eventually result in substantial payments, affect Flybondi’s image, or impede the performance of Flybondi’s business as initially planned may have a material adverse effect on Flybondi’s business, Flybondi’s financial condition, and Flybondi’s results of operations. See also “Information about Flybondi—Legal Proceedings”.

The airline industry is seasonal and cyclical resulting in unpredictable liquidity and passenger revenues.

Air travel is highly susceptible to seasonal fluctuations, with holiday seasons such as Christmas or summer and winter holidays seeing peaks in demand, leading to higher revenues for Flybondi. Therefore, Flybondi’s revenue and results of operations for any interim period are not necessarily indicative of those for the entire year. Historically, Flybondi has generated the highest unit revenues (revenue per seat) in the Southern Hemisphere’s summer months of January, and February, as well as during the winter season (July and August). On the other hand, the weakest season includes May and June. These fluctuations are reflected in differing levels of revenue per month, even though many costs, such as labor and overhead, do not experience a similar fluctuation throughout the year. As a result, Flybondi may experience unpredictable liquidity and passenger revenues. However, Flybondi aims to perform its scheduled maintenance of the aircraft fleet during the low-season months, which allows Flybondi to adjust its utilization to the weaker demand and reduce variable costs.

Flybondi’s intellectual property rights, particularly Flybondi’s branding rights, are valuable, and any inability to protect them may adversely affect Flybondi’s business and financial results.

Recognition of Flybondi’s brand contributes to the successful operation of Flybondi’s business. Flybondi’s brand recognition is, in turn, dependent on Flybondi’s intellectual property rights. We protect Flybondi’s intellectual property rights through a combination of trademark and other forms of legal protection, contractual agreements, and policing of third-party misuses of Flybondi’s intellectual property. Flybondi’s trademark, “Flybondi” is registered in Argentina, Bolivia, Brazil, Chile, Paraguay, Peru and Uruguay. We have also registered several other trademarks and domain names, including, among others, “la Libertad de Volar” and “flybondi.com”.

Flybondi’s ability to compete effectively is dependent in part upon Flybondi’s ability to obtain, maintain, enforce, and protect Flybondi’s intellectual property, proprietary technology, and licensing rights, but we may not be able to prevent third parties from the unauthorized use of Flybondi’s intellectual property and proprietary technology, which could harm Flybondi’s business and competitive position. Flybondi’s failure to obtain or adequately protect Flybondi’s intellectual property or any change in law that lessens or removes the current legal protections of Flybondi’s intellectual property may diminish Flybondi’s competitiveness and adversely affect Flybondi’s business and financial results. Any litigation or disputes regarding intellectual property may be costly and time-consuming and may divert the attention of Flybondi’s management and key personnel from Flybondi’s business operations, either of which may adversely affect Flybondi’s business and financial results.

A delay or failure to identify and devise, invest in, and implement certain important technology, business, and other initiatives could have a material impact on Flybondi’s business, financial condition and results of operations.

Flybondi’s business and the aircraft we operate are characterized by changing technology, introductions, and enhancements of models of aircraft and services, and shifting customer demands, including technology preferences. Flybondi’s future growth and financial performance will depend in part upon Flybondi’s ability to develop, market, and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with Flybondi’s product and services could result in Flybondi’s revenues decreasing over time. If Flybondi is unable to upgrade Flybondi’s operations or fleet with the latest technological advances in a timely manner, or at all, Flybondi’s business, financial condition, and results of operations could suffer.

Flybondi is subject to costs and risks associated with increased or changing laws and regulations affecting its business, including those relating to the sale of consumer products. Specifically, developments in data protection and privacy laws could harm Flybondi’s business, financial condition, or results of operations.

Flybondi operate in a complex regulatory and legal environment that exposes it to compliance and litigation risks that could materially affect its results of operations. These laws may change, sometimes significantly, as a result of political, economic or social events. Some of the federal, state, or local laws and regulations in Argentina that affect Flybondi include: those relating to consumer products, product liability or consumer protection; those relating to the manner in which Flybondi advertises, markets or sells products and services; labor and employment laws, including wage and hour laws; tax laws or interpretations thereof; data protection and privacy laws and regulations; and securities and exchange laws and regulations.

For instance, data protection and privacy laws are developing to take into account the changes in cultural and consumer attitudes towards the protection of personal data and may be interpreted in a manner that is detrimental to Flybondi’s operations. There can be no guarantee that Flybondi will have sufficient financial resources to comply with any new regulations or successfully compete in the context of a shifting regulatory environment.

Any additional laws or regulations enacted or approved in Argentina or in other jurisdictions in which Flybondi operates could impose regulatory obligations not previously foreseen by it, causing Flybondi to incur additional costs to implement operational and systemic changes or controls within the required deadlines, or risk having its operations restricted if it is not able to do so.

Flybondi depends significantly on automated systems, and cyber security threats continue to increase in frequency and sophistication. A successful cyber security attack could interrupt or disrupt Flybondi’s IT Systems or those of Flybondi’s third-party service providers, which could, among other adverse effects, disrupt Flybondi’s business, force Flybondi to incur costs or cause reputational harm.

Flybondi depends on Flybondi’s IT Systems to operate Flybondi’s businesses, including Flybondi’s fleet and passenger service system (“PSS”), network management system, revenue management systems, telecommunications system, and website. Significant or repeated breakdowns of these systems may impede Flybondi’s customers’ access to Flybondi’s services, which may cause them to use another service provider, adversely affecting Flybondi’s net revenues. In addition, any internal technological error or failure, or large-scale external interruption in the technological infrastructure Flybondi depends on, may disrupt Flybondi’s internal network. Any individual, sustained or repeated failure of Flybondi’s technology or that of Flybondi’s major partners could impact Flybondi’s ability to conduct Flybondi’s business, lower the utilization of Flybondi’s aircraft and result in the loss of important data, increase Flybondi’s expenses and generally harm Flybondi.

Additional interruptions may include but are not limited to computer hackings, computer viruses, worms or other disruptive software, or other malicious activities. In particular, both unsuccessful and successful cyber-attacks on companies have increased in frequency, scope, and potential harm in recent years. The costs associated with a major cyber-attack could include expensive incentives offered to existing customers to retain their business, increased expenditures on cyber security measures, lost revenues from business interruption, litigation, and damage to Flybondi’s reputation. While Flybondi believes it takes reasonable steps to secure these information technology networks and systems and the data processed, transmitted, and stored thereon, such networks, systems, and data may be susceptible to cyberattacks, viruses, malware, distributed denial of service attacks, ransomware attacks, credential harvesting or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, Flybondi’s proprietary information, customers’ or business partners’ information, or Flybondi’s employees’ personal information. Flybondi may also implement certain changes to Flybondi’s systems that may result in breakdowns, fleet and network mismanagement, or telecommunications interruptions, all of which would negatively affect Flybondi. Furthermore, the compromise of Flybondi’s technology systems resulting in the loss, disclosure, misappropriation of, or access to, customers’, employees’, or business partners’ information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information or could cause disruption to Flybondi’s operations. Any of these occurrences could result in damage to Flybondi’s reputation, which could adversely impact customer and investor confidence.

Flybondi is subject to payment-related risks, including fraud risks.

Flybondi is held liable for accepting fraudulent bookings on its platform and other bookings for which payment is successfully disputed by the cardholder, both of which lead to the reversal of payments received by Flybondi for such bookings (referred to as a ‘chargeback’). Flybondi’s results of operations may be negatively affected by its acceptance of fraudulent bookings made using credit cards.

Flybondi’s ability to detect and combat fraud, which has become increasingly common and sophisticated, may be negatively impacted by the adoption of new payment methods, the emergence and innovation of new technology platforms, including smartphones, tablets, and other mobile devices, and Flybondi’s expansion, including into geographies with a history of elevated fraudulent activity. If Flybondi is unable to effectively combat fraud on its platform or if it otherwise experience increased levels of chargebacks, its results of operations could be materially adversely affected.

By the end of 2023, Flybondi introduced a new software called ‘Cybersource’ to prevent online fraud and chargebacks. The company that licenses this software works with most of the airlines in Latin America and many other companies in Argentina. The company that licenses Cybersource provides a Managed Risk Analyst who is in charge, together with the Flybondi team, of monitoring transactions and preventing possible fraud. Since the implementation of the new software, Flybondi’s chargeback rate decreased by 46%, and its purchase approval rate increased by 2.5%.

Flybondi has agreements with companies that process customer credit and debit card transactions for the facilitation of customer bookings of travel services from its travel suppliers. Credit card networks, such as Visa and MasterCard, and payment gateway providers, such as Worldpay, have adopted rules and regulations that apply to all merchants which process and accept credit cards and include the Payment Card Industry Data Security Standards (“PCI DSS”). Under these rules, Flybondi is required to adopt and implement internal controls over the use, storage, and security of card data. Flybondi’s payment gateway suppliers are PCI DSS certified and in compliance with PCI DSS. They assess compliance with PCI DSS rules on a periodic basis and make necessary improvements controls as needed.

Flybondi receives significant ancillary revenue, and it may not be able to maintain or increase these revenues.

Flybondi’s business strategy includes ancillary revenues, which is 17.4% of total revenue in 2022 and 24.0% of total revenue in 2023, and 13.7% and 25.2% for the six months ended June 30, 2024 and 2023, respectively, related to activities connected with the flight service, including priority boarding, allocated seating and in-flight sales of merchandise, among others, and cargo revenues. It is possible that passengers will no longer pay for additional ancillary products and services or that passengers will continue to choose to pay for the ancillary products and services Flybondi currently offers. Failure to maintain Flybondi’s non-ticket revenues could have a material adverse effect on its results of operations and financial condition. Furthermore, if Flybondi is unable to maintain and grow its non-ticket revenues, it may not be able to execute its strategy. In addition, Flybondi’s strategy to increase and develop non-passenger revenue by charging for additional ancillary services may be adversely perceived by its customers and negatively affect its business.

The airline industry is subject to increasingly stringent environmental regulations and non-compliance therewith may adversely affect Flybondi.

The airline industry is subject to increasingly stringent federal, state, local and foreign laws (including those of the United States and Europe), regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, levels of noise, discharges to surface and subsurface waters, safe drinking water, and the management of hazardous substances, oils, and waste materials. These laws and regulations are enforced by various governmental authorities. Non-compliance with such laws and regulations may subject the violator to administrative and criminal sanctions, in addition to the obligation to repair or to pay damages caused to the environment and third parties. Pursuant to Argentinian environmental laws and regulations, the piercing of the corporate veil of a company may occur to help provide enough financial resources for the recovery of damages caused against the environment. As far as civil liabilities are concerned, Argentinian environmental laws adopt a strict and joint liability regime.

In this regard, Flybondi may be liable for violations by third parties hired to dispose of its waste, among other activities. While Flybondi believes it holds all valid environmental licenses deemed necessary by environmental authorities to perform its activities as of the date of this proxy statement/prospectus, it is possible that Flybondi does not have all of the necessary environmental licenses or that Flybondi fails to renew or obtain additional licenses necessary, which could subject it to potential fines or other consequences.

Flybondi is subject to risks associated with climate change, including increased regulation of its CO2 emissions, changing consumer preferences and the potential increased impacts of severe weather events on its operations and infrastructure.

Efforts to transition to a low-carbon future have increased the focus by global, regional, and national regulators on climate change and greenhouse gas (“GHG”) emissions, including carbon dioxide (“CO2”) emissions.

In 2016, the International Civil Aviation Organization (“ICAO”) adopted a resolution creating the Carbon Offsetting and Reduction Scheme for International Aviation (“CORSIA”), providing a framework for a global market-based measure to stabilize carbon dioxide emissions in international civil aviation (i.e., civil aviation flights that depart in one country and arrive in a different country). CORSIA is being implemented in phases, starting with the participation of ICAO member states on a voluntary basis during a pilot phase (from 2021 through 2023), followed by a first phase (from 2024 through 2026) and a second phase (from 2027 through 2035). Currently, CORSIA focuses on defining standards for monitoring, reporting and verification of emissions from air operators, as well as on defining steps to offset carbon emissions after 2021. Certain CORSIA program details remain to be developed and could potentially be affected by political developments in participating countries or the results of the pilot phase of the program.

To the extent most of the countries in which Flybondi operates continue to be ICAO member states, in the future Flybondi may be affected by regulations adopted pursuant to the CORSIA framework. In addition, CORSIA is expected to increase operating costs for airlines that operate internationally. At this time, the costs of complying with Flybondi’s future obligations under CORSIA are uncertain, and the potential impact of such costs would ultimately depend on a number of factors, including baseline emissions, the price of emission allowances or offsets that it would need to acquire, the efficiency of its fleet and the number of flights subject to these requirements. There is also significant uncertainty with respect to the future supply and price of carbon offset credits and sustainable or lower carbon aircraft fuels that could allow Flybondi to reduce our emissions of CO2. Due to the competitive nature of the airline industry and unpredictability of the market for air travel, Flybondi cannot guarantee that it may be able to increase its fares, impose surcharges or otherwise increase revenues or decrease other operating costs sufficiently to offset its costs of meeting obligations under CORSIA. In the event that CORSIA does not come into force as expected, Flybondi and other airlines could become subject to an unpredictable and inconsistent array of national or regional emissions restrictions, creating a patchwork of complex regulatory requirements that could affect global competitors differently without offering meaningful aviation environmental improvements.

Concerns about climate change and GHG emissions may result in additional regulation or taxation of aircraft emissions in Argentina or in the other markets in which Flybondi operates. For example, on March 6, 2024, the SEC adopted rules requiring certain new disclosures, including environmental-related disclosures, and on April 4, 2024, the SEC voluntarily stayed implementation of such recently adopted climate disclosure rules, pending completion of judicial review of consolidated challenges to the rules. While such rules are currently stayed, the SEC noted it intends to vigorously defend the validity of these rules and that its previous 2010 climate change-related disclosure guidance remains effective. While the current status of such climate rules remains uncertain, if such rules are ultimately enacted, complying with these disclosure requirements could be costly and difficult to implement. Future operations and financial results may vary as a result of the adoption of such regulations. Moreover, certain airports have adopted, and others could in the future adopt, GHG emission or climate-related goals that could impact Flybondi’s operations or require it to make changes or investments in its infrastructure.

All such climate change-related regulatory activity and developments may adversely affect Flybondi’s business and financial results by requiring it to reduce its emissions before cost-effective emissions reduction technologies are available, for example through requirements to make capital investments to purchase specific types of equipment or technologies, purchase carbon offset credits, or otherwise incur additional costs related to its emissions. Such activity may also impact Flybondi indirectly by increasing its operating costs, including fuel costs.

Growing recognition among consumers of the dangers of climate change may mean some customers choose to fly less frequently or fly on an airline they perceive as operating in a manner that is more sustainable to the climate. Business customers may choose to use alternatives to travel, such as virtual meetings and workspaces. Greater development of high-speed rail in markets now served by short-haul flights could provide passengers with lower-carbon alternatives to flying with Flybondi.

Finally, the potential acute and chronic physical effects of climate change, such as increased frequency and severity of storms, floods, fires, sea-level rise, excessive heat, longer-term changes in weather patterns, and other climate-related events, could affect Flybondi’s operations, infrastructure, and financial results. Operational impacts, such as the canceling of flights, could result in a loss of revenue. Flybondi could incur significant costs to improve the climate resiliency of its infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. Flybondi is not able to reasonably predict the future materiality of any potential losses or costs associated with the physical effects of climate change.

If Flybondi fails to establish and maintain proper and effective internal control over financial reporting, its results of operations and its ability to operate our business may be harmed.

After this offering, FB Parent will be subject to the Sarbanes-Oxley Act, which requires, among other things, that FB Parent establishes and maintains effective internal control over financial reporting and disclosure controls and procedures. As an “emerging growth company”, FB Parent will rely on an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, in the assessment of our internal control over financial reporting. Under the SEC’s current rules, starting in 2025, FB Parent will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to assess the effectiveness of our internal controls. FB Parent’s testing may reveal deficiencies in our internal controls that are deemed to be material weaknesses or significant deficiencies and render our internal control over financial reporting ineffective.

For example, Flybondi identified a number of control deficiencies that, in the aggregate, comprise a material weakness in connection with the preparation of its consolidated financial statements for the year ended December 31, 2022, which continued to be present during 2023, and may continue to be present as of the date of this proxy statement/prospectus. FB Parent expects to incur additional accounting and auditing expenses and to spend significant management time in complying with these requirements. If FB Parent is not able to comply with these requirements in a timely manner, or if we or our management identifies material weaknesses or significant deficiencies in our internal control over financial reporting, the market price of FB Parent Ordinary Shares may decline, and FB Parent may be subject to investigations or sanctions by the SEC, or other regulatory authorities. In addition, FB Parent may be required to expend significant management time and financial resources to correct any material weaknesses that may be identified or to respond to any regulatory investigations or proceedings.

Flybondi has identified a material weakness in its internal control over financial reporting and, if it fails to remediate such material weakness and to maintain effective internal control over financial reporting, it may be unable to accurately report its results of operations, meet its reporting obligations and/or prevent fraud.

Prior to this offering, Flybondi was a private company with limited accounting personnel and other resources to address its internal control over financial reporting and procedures. Flybondi management has not completed an assessment of the effectiveness of its internal control over financial reporting and its independent registered public accounting firm has not conducted an audit of its internal control over financial reporting. In connection with the preparation of Flybondi’s consolidated financial statements for the year ended December 31, 2022, Flybondi identified a number of control deficiencies that, in the aggregate, comprise a material weakness in its internal control over financial reporting as of December 31, 2022. That material weakness continued to be present as of December 31, 2023. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Flybondi did not effectively design controls addressing the risk of material misstatement. Specifically, in certain cases Flybondi did not design controls at a sufficient level of precision to identify potential material misstatements, due, in part, due to Flybondi’s inadequate breadth of accounting and reporting resources. A number of control deficiencies were identified that, in the aggregate, comprise a material weakness in the design and maintenance of effective controls with respect to the accounting for leases, financial instruments, share-based payments, provisions for contingencies, the selection of Flybondi’s functional currency and financial reporting in hyperinflationary economies, as well as classification errors in several areas of its consolidated statement of financial position and consolidated statement of comprehensive loss. These control deficiencies resulted in the restatement of Flybondi’s opening balances as of January 1, 2022.

Accordingly, Flybondi’s management has determined that these control deficiencies constitute a material weakness.

Flybondi is in the process of implementing a remediation plan designed to improve its internal control over financial reporting and to remediate the control deficiencies that resulted in the material weakness, including performing a risk-assessment process on a regular basis to identify, design, implement and re-evaluate its control activities related to internal control over financial reporting. Flybondi cannot assure you that the measures it has taken to date, and the actions it may take in the future, will be sufficient to remediate the control deficiencies that led to its material weakness in Flybondi’s internal control over financial reporting or that they will prevent potential future material weaknesses. In addition, neither Flybondi management nor an independent registered public accounting firm has performed an evaluation of Flybondi’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been previously required.

Had Flybondi or its independent registered public accounting firm performed an evaluation of Flybondi’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. If Flybondi is unable to successfully remediate its existing material weakness, or identify and remediate any future, material weakness in its internal control over financial reporting, the accuracy and timing of FB Parent’s financial reporting may be adversely affected, and consequently FB Parent may be unable to timely file periodic reports in compliance with securities laws and applicable.

Risks Related to Argentina

Flybondi is subject to risks associated with doing business in an emerging market.

Flybondi is a company established and operating under the laws of Argentina. As a result, Flybondi’s business, results of operations, and financial condition are significantly affected by the overall level of economic activity and political and social stability in Argentina. Argentina is still considered by international investors to be an emerging market. Emerging markets such as Argentina are subject to greater risk than more developed markets of being perceived negatively by investors based upon external events, and financial turmoil in any emerging market (or global markets generally) could disrupt the business environment in Argentina. Moreover, financial turmoil in one or more emerging market(s) tends to adversely affect prices for securities in other emerging market countries as investors move their money to countries that are perceived to be more stable and economically developed. An increase in the perceived risks associated with investing in emerging economies could dampen capital flows to Argentina and adversely affect the Argentine economy. As a result, investors’ interest in the securities (and thus their market price) might be subject to fluctuations that might not necessarily be related to economic conditions in Argentina or Flybondi’s financial performance. Investors’ interest in Argentina might be negatively affected by events in other emerging markets or the global economy in general, which could adversely affect the value of Flybondi’s business and could have a material adverse effect on our business, results of operations, and financial condition.

Our business is largely dependent upon economic, social, and political conditions in Argentina.

Substantially all of our operations, properties, and customers are located in Argentina and, as a result, our business is to a large extent dependent upon macroeconomic, political, regulatory, and social conditions prevailing in Argentina, including but not limited to the following: (i) international demand and prices for Argentina’s commodity exports; (ii) competitiveness and efficiency of domestic industries and services; (iii) stability and competitiveness of the Argentine peso against foreign currencies; (iv) foreign and domestic investment and financing, and the impact of Argentina’s history of sovereign debt defaults thereon; (v) the level of foreign exchange reserves in the BCRA which may cause abrupt changes in currency values and exchange and capital control regulations; (vi) interest rates, inflation, wage, and price controls; (vii) changes in economic or fiscal policies implemented by the Argentine government; (viii) Argentina’s significant fiscal debt; (ix) labor disputes and work stoppages; (x) the level of expenditure by the Argentine government and ability to sustain fiscal balance; (xi) the level of unemployment, political instability, corruption, and social tensions, (xii) insufficient or incorrect implementation of certain anti-money laundering and combating the financing of terrorism recommendations, (xiii) interference in price setting mechanisms of ticket and ancillary prices and (xiv) Argentina’s history of trade restrictions and tariffs, which limit its global competitiveness.

Developments in economic, political, regulatory, and social conditions in Argentina and measures taken by the Argentine government have had and are expected to continue to have a significant impact on our business, results of operations, and financial condition. In the past, the Argentine government has had direct intervention in the economy and in private sector operations and companies, limiting certain aspects of private sector businesses establishing minimum salary levels and mandatory employees’ benefits. Employers, both in the public and private sectors, have also been experiencing intense pressures from their personnel or from the labor unions representing them, demanding salary increases and certain benefits for the workers, given the high inflation rates.

We cannot predict the impact of any measures that the Argentine government has adopted or may adopt in the future or whether those measures will have the effects pursued.

Additionally, the Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high levels of inflation, currency devaluation, and strict capital controls.

No assurances can be given that the Argentine economy will grow on a sustainable basis. If economic conditions in Argentina were to deteriorate, or the economy were to continue to contract, if inflation were to accelerate further, if the Argentine government’s measures to attract or retain foreign investment and international financing in the future to incentivize domestic economic activity are unsuccessful, or if the Argentine economy fails to grow as we anticipate, such events could adversely affect Argentina’s economic growth and in turn affect our business, results of operations, and financial condition.

Exchange controls and capital inflow and outflow restrictions have limited, and could continue to limit, the availability of international credit and may adversely affect the Argentine economy and Flybondi’s business.

The Argentine government and the BCRA have at times in the past implemented, have currently implemented, and may in the future implement, certain measures that control and restrict the ability of companies and individuals to access the foreign exchange market to purchase foreign currency and transfer it abroad in order to control the level of international reserves held by the BCRA. Those measures include, among others: (i) restricting access to the Argentine foreign exchange market for the purchase or transfer of foreign currency abroad for any purpose, including the payment of dividends to non-resident stakeholders; (ii) imposing restrictions on the acquisition of any foreign currency to be held as cash in Argentina; (iii) requiring exporters to repatriate and settle in Argentine pesos, in the local exchange market, all the proceeds of their exports of goods and services; (iv) placing limitations on repayment of foreign debt and to the transfer of securities into and from Argentina; (v) establishing certain mandatory refinancing obligations; and (vi) implementing fees and taxes on certain transactions involving the acquisition of foreign currency.

The aforementioned measures may limit Flybondi’s ability to service its foreign currency-denominated expenses and liabilities, such as U.S. dollar-denominated payments to Flybondi’s aircraft lessors and other suppliers. A potential inability to service our foreign currency-denominated expenses and liabilities could adversely affect our business, results of operations, and financial condition, including the grounding of our fleet or the acquisition of additional aircraft. For example, from time to time, and may in the future, we become delinquent on our aircraft leases due to government-imposed limitations in accessing U.S. dollar denominated funds. For example, we from time to time are late on our aircraft leases payments due to government-imposed limitations in accessing U.S. dollar denominated funds. Due to these limitations, we had outstanding payables in U.S. dollar of $34.9 million, as of December 31, 2023, comprised of lease liabilities of $4.9 million, trade payables of $22.7 million and other liabilities of $7.3 million. However, as of June 30, 2024, we have reduced these outstanding payables in U.S. dollar to $12.7 million, comprised of lease liabilities of $1.6 million, trade payables of $3.8 million and other liabilities of $7.3 million. As a result of late payments, our lessors generally have the ability to declare our leases in default when delinquent and, at their option, ground any affected aircraft. Most recently, in January 2024, our payments of certain aircraft leases were delinquent due to this limitation and resulted in the grounding of one plane for approximately three weeks. As of the date of this proxy statement/prospectus, no planes are grounded as Flybondi has developed solutions with its lessors.

The risk that the Argentine government could impose limitations on Flybondi’s ability to fulfill its contractual obligations to aircraft lessors in U.S. dollars could have an adverse effect on Flybondi’s business. For example, as a result of the risk that Flybondi’s payments required to be made in U.S. dollars under an aircraft lease could be delayed, a potential aircraft lessor could seek higher aircraft lease payments or other unfavorable contractual provisions or could even refuse to lease aircraft to Flybondi at all. Either of these outcomes could have an adverse impact on Flybondi’s business, finances and operations.

The Argentine government could maintain a single official exchange rate or create multiple exchange rates for different types of transactions, substantially modifying the applicable exchange rate at which we acquire currency to service our outstanding foreign currency-denominated liabilities.

It is not possible to anticipate for how long these measures will be in force or even if additional restrictions will be imposed. Such measures could undermine the Argentine government’s public finances, which could adversely affect Argentina’s economy, which, in turn, could adversely affect business, results of operations, and financial condition.

Significant devaluation of the Argentine peso against the U.S. dollar may adversely affect the Argentine economy and Flybondi’s business.

Despite the positive effects of the real depreciation of the Argentine peso on the competitiveness of certain sectors of the Argentine economy, the depreciation of the Argentine peso has had and may continue to have a negative impact on the ability of certain Argentine businesses to service their foreign currency-denominated debt, lead to inflation, significantly reduce real wages and jeopardize the stability of businesses whose success depends on domestic market demand and adversely affect the Argentine Government’s ability to honor its foreign debt obligations.

The value of the Argentine peso suffered a steep devaluation against the U.S. dollar of 14.8% in 2017, 50.5% in 2018, 37.1% in 2019, 28.8% in 2020, 18.1% in 2021, and 42.0% in 2022. Subsequently, in 2023 alone, the value of the Argentine peso has fallen by nearly 78.1% against the U.S. dollar, from 178.1 Argentine pesos per U.S. dollar on January 2, 2023, to 808.5 Argentine pesos per U.S. dollar as of December 31, 2023. In 2024, it depreciated to 912.0 Argentine pesos per U.S. dollar as of June 30, 2024 – a 11.4% devaluation. The Argentine peso is highly volatile, and there remains a high level of risk in managing transactions and payments. The volatility of the Argentine peso may continue to grow in the future, and there is no certainty in forecasting exchange rates with the U.S. dollar and other currencies, even if the BCRA follows a crawling peg policy.

Some of Flybondi’s financial obligations, including payments due on aircraft leases, are required to be paid in U.S. dollars. As a result, exchange rate fluctuations between the Argentine peso and the U.S. dollar could increase the cost of payments that Flybondi is required to make in U.S. dollars.

If the Argentine peso devalued significantly, the negative effects on the Argentine economy and on Flybondi’s payment obligations related to such devaluation could have adverse consequences on our business, cash flow, results of operations, and financial condition.

High inflation levels could have adverse long-term consequences for the Argentine economy.

The Argentine economy has experienced great volatility during the last decades, characterized by periods of low or negative GDP growth, high levels of inflation, and currency depreciation and devaluation. Currently, inflation remains high and is likely to remain at similar levels in the future; according to the official data published by INDEC, consumer price inflation was 24.8% in 2017, 47.6% in 2018, 53.8% in 2019, 36.1% in 2020, 50.9% in 2021, 94.8% in 2022, and 211.4% in 2023. For the ten months ended October 31, 2023 and 2024, consumer price inflation was 120.0% and 107.0%, respectively.

There can be no assurance that inflation rates will not continue to escalate in the future or that the measures adopted or that may be adopted by the Argentine government to control inflation will be effective or successful. Inflation remains a major challenge for Argentina. Continuing significant inflation could have a material adverse effect on Argentina’s economy and, in turn, would increase our costs of operation, particularly labor costs, and may negatively affect our business, results of operations, and financial condition.

While there is no assurance that we can mitigate the negative impact of inflation, we mainly address the inflationary pressure by increasing fares in Argentine pesos and investing a portion of available cash in financial assets at fair value through profit or loss (mainly consisting of mutual funds).

We generally invest excess cash in mutual funds with various characteristics. We vary the investments in mutual funds during the year depending on which portfolio we consider it best suits our financial risk strategy. During the year, we invested in several funds consisting of fixed and variable income, public or private, and/or peso or dollar-denominated securities, including but not limited to bonds, shares and time deposits. The counterparties to these mutual funds are highly liquid and highly rated. Management assesses balances held in these mutual funds on a monthly basis, continuously monitors their performances, and liquidate them as needed. Flybondi’s objective is to protect excess cash against inflation, currency devaluation and/or interest rate risk, while at the same time maintain acceptable liquidity levels, with the limited instruments available to its disposal in Argentina under current foreign exchange regulations. However, these regulations restrict Flybondi from investing in real dollar-denominated investments and thus had devaluation exposure, as experienced in December 2023, which generated significant losses in dollar terms.

High public expenditure could result in long-lasting adverse consequences for the Argentine economy.

In recent years, the Argentine government has substantially increased public expenditure and has resorted primarily to the BCRA’s monetary issuance to source part of its funding requirements.

We cannot assure you that the government will not seek to finance its deficit by gaining access to the liquidity available in the local financial institutions. In that case, government initiatives that increase the exposure of local financial institutions to the public sector could affect our liquidity and assets quality and have a negative effect on clients’ confidence in the financial system.

In addition, further deterioration in fiscal accounts could negatively affect the Argentine government’s ability to access the international financing markets and could result in increased pressure on the Argentine private sector to cover the Argentine government’s financial needs. This could adversely affect the Argentine economy and our business, results of operations, and financial condition.

We incurred significant net losses, operating losses and may experience losses in the future.

Flybondi’s financial position and operating results raise substantial doubt about its ability to continue as a going concern, as reflected by the accumulated deficit of $284.2 million as of June 30, 2024, and shareholders’ deficit of $137.1 million as of that date. In addition, Flybondi had a working capital deficit of $149.4 million as of June 30, 2024. Based on its current business plan, Flybondi expects to continue to spend substantial amounts in future periods, which may result in negative cash flow. Given the uncertainties around Flybondi’s liquidity, Flybondi has concluded that there is substantial doubt about its ability to continue as a going concern for at least one year from the date of issuance of the financial statements.

In view of these matters, realization of certain of the assets in the consolidated financial statements of Flybondi is dependent upon continued operations of Flybondi, which in turn is dependent upon Flybondi’s ability to meet its financial requirements, raise additional capital, and generate additional revenues and profit from operations. The consolidated financial statements do not include any adjustments that might be necessary if Flybondi is unable to continue as a going concern.

Management’s plans to address the going concern include but are not limited to raising additional capital through an attempted public and/or private offering of equity securities, as well as potentially issuing additional debt instruments. Flybondi also has various initiatives underway to increase revenue generation through expansion of the Company’s fleet, opening new routes and increasing the frequency of existing ones. Also, Flybondi has taken and continues to take actions to improve its liquidity position, including managing its cost structure and reducing discretionary spending where possible. The goal of these initiatives is to achieve profitable operations as quickly as possible. Various strategic alliances that are ongoing and under development are also critical aspects of management’s overall growth and development strategy. There is no assurance that these initiatives will yield sufficient capital to maintain Flybondi’s operations. There is no assurance that the ongoing capital raising efforts will be successful. Should management fail to successfully raise additional capital and/or fully implement its strategic initiatives, it may be compelled to curtail part or all of its ongoing operations.

An outbreak of a new pandemic may have material adverse consequences on the Argentine economy.

An outbreak of a pandemic, disease, or similar public health threat, such as COVID-19, or a resurgence thereof, which has had and may continue to have material adverse consequences for the global economic, financial, and business conditions, could materially and adversely affect our business, financial condition, and results of operations. In order to assuage the adverse effect of the COVID-19 pandemic on the Argentine economy, the Argentine government has taken certain monetary and fiscal measures, in addition to other measures adopted by the BCRA. Such measures included: layoff limitations, price controls, lower reserve requirements on bank lending to households and micro-, small-and medium-sized enterprises, temporary easing of bank loan classification rules, a temporary prohibition on charging fees related to ATM services, the suspension of account closures, the reduction of maximum credit card interest rates, freezing and/or postponement of certain loan payments, healthcare benefit extensions, tax reductions and certain other financial assistance programs in connection with the COVID-19 pandemic.

We cannot predict or estimate the future negative impact that a new pandemic or a resurgence of the COVID-19 pandemic will have on our business, results of operations, and financial condition, and will depend on events outside of our control, including the intensity and duration of the pandemic and the measures taken by the different governments, including the Argentine government, in order to contain the pandemic and/or mitigate the economic impact.

Any of the conditions described above could have a material adverse effect on our business, results of operations, and financial condition.

Risks Related to Integral and the Business Combination

The process of taking a company public by means of a business combination with a special purpose acquisition company, or a SPAC, is different from taking a company public through an underwritten offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless such underwriters are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary for an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC business combination, the value of the company is primarily established by means of negotiations between the target company and the SPAC. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the business combination. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with a SPAC business combination and no underwriters with the responsibility of stabilizing the share price, which may result in the share price being harder to sustain after the consummation of the business combination.

As Integral is a SPAC and the Business Combination does not involve an underwritten offering, unaffiliated investors may be materially adversely affected by the risks described above. See also the risks described below under “— Subsequent to the completion of the Business Combination, FB Parent may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on FB Parent’s financial condition, results of operations and the price of the FB Parent Ordinary Shares, which could cause you to lose some or all of your investment.”

If the Business Combination is not consummated by November 5, 2025, and Integral does not seek another extension, Integral would cease all operations except for the purpose of winding up, redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $11.22 per share (as of December 31, 2024), or less than such amount in certain circumstances, and the Integral Warrants will expire worthless.

The Integral Charter provides that Integral must complete its initial business combination by November 5, 2025. Integral may not be able to complete the Business Combination or effect an extension within such time period. Integral’s or Flybondi’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the impacts of the COVID-19 pandemic persist both in the U.S. and globally and, while the continued impact of the COVID-19 pandemic will depend on future developments, it could limit the parties’ ability to complete the Business Combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable or at all. The invasion of Ukraine by Russia and resulting sanctions, the recent escalation of the conflict in the Middle East, global food shortages and other related consequences of prolonged military conflict may also have similar effects, and the impact of such effects on the parties’ ability to complete the Business Combination will depend on future developments that cannot be predicted with any degree of certainty. Additionally, the COVID-19 pandemic, the invasion of Ukraine by Russia, the recent escalation of the conflict in the Middle East, and resulting consequences, recent increases in inflation and interest rates and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases) may negatively impact Flybondi or the Combined Company.

If, as a result of the termination of the Business Combination Agreement or otherwise, Integral has not completed its initial business combination, or effected an extension, within such time period, Integral will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Integral to pay its taxes other than excise tax liabilities arising in connection with redemptions (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Integral’s remaining stockholders and the Integral Board, dissolve and liquidate, subject in each case to Integral’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $11.22 per share (as of December 31, 2024, after taking into account the removal from the approximately $4.1 million in the Trust Account of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions), and the Integral Warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $11.22 per share on the redemption of their shares.

If a stockholder fails to receive notice of Integral’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a Public Stockholder to validly redeem its Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

The Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

The Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) Integral’s completion of its initial business combination, and then only in connection with those Public Shares that such stockholder properly elected to redeem, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Integral Charter (A) to modify the substance or timing of Integral’s obligation to allow Redemption Rights in connection with Integral’s initial business combination or to redeem 100% of Public Shares if Integral does not complete its initial business combination by November 5, 2025 (or such later date as may be approved by Integral Stockholders) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of the Public Shares if Integral does not complete an initial business combination by November 5, 2025 (or such later date as may be approved by Integral Stockholders), subject to applicable law. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of Integral Warrants will not have any right to the proceeds held in the Trust Account with respect to the Integral Warrants. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the Public Shares, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

The Integral Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Public Shares without Integral’s prior consent, which Integral refers to as the “Excess Shares.” However, Integral would not be restricting Integral Stockholders’ ability to vote all of their shares (including Excess Shares) for or against Integral’s initial business combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over Integral’s ability to complete Integral’s initial business combination and you could suffer a material loss on your investment in Integral if you sell Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if Integral completes its initial business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open market transactions, potentially at a loss.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Integral files a bankruptcy petition or an involuntary bankruptcy petition is filed against Integral that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Integral Stockholders and the per-share amount that would otherwise be received by Integral Stockholders in connection with Integral’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Integral files a bankruptcy petition or an involuntary bankruptcy petition is filed against Integral that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Integral’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Integral Stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Integral Stockholders in connection with Integral’s liquidation may be reduced.

Integral Stockholders may be held liable for claims by third parties against Integral to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Integral does not complete its initial business combination by November 5, 2025 (or such later date as may be approved by Integral Stockholders) may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Integral’s intention to redeem the Public Shares as soon as reasonably possible following November 5, 2025 (or such later date as may be approved by Integral Stockholders) in the event Integral does not complete its initial business combination and, therefore, Integral does not intend to comply with the foregoing procedures.

Because Integral will not be complying with Section 280, Section 281(b) of the DGCL requires Integral to adopt a plan, based on facts known to Integral at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against Integral within the 10 years following Integral’s dissolution. However, because Integral is a blank check company, rather than an operating company, and Integral’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Integral’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Integral’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Integral cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Integral Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Integral Stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of Public Shares in the event Integral does not complete its initial business combination by November 5, 2025 (or such later date as may be approved by Integral Stockholders) is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

Integral Stockholders cannot be sure of the market value of the FB Parent Ordinary Shares to be issued upon completion of the Business Combination.

The holders of shares of Integral Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than any redeemed shares) will receive one FB Parent Ordinary Share in exchange for each share of Integral Class A Common Stock held by them, rather than a number of shares with a particular fixed market value. The market value of the shares of Integral Class A Common Stock at the time of the consummation of the Business Combination may vary significantly from the market value of the shares of Integral Class A Common Stock on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which Integral Stockholders vote on the Business Combination. Because the Per Share Exchange Ratio of the shares will not be adjusted to reflect any changes in the market value of the shares of Integral Class A Common Stock, the market value of the FB Parent Ordinary Shares issued in the Business Combination and the shares of Integral Class A Common Stock surrendered in the Business Combination may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by Integral Stockholders for the shares of Integral Class A Common Stock will be FB Parent Ordinary Shares. Following consummation of the Business Combination, the market price of FB Parent’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•
changes in financial estimates by analysts;
•
announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;
•
fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
•
general economic conditions;
•
changes in market valuations of similar companies;
•
catastrophic events, including acts of terrorism, outbreak of war or hostilities, natural disasters and global health crises, including the coronavirus (COVID-19) pandemic;
•
changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;
•
future sales of FB Parent Ordinary Shares;
•
regulatory developments in the United States, foreign countries or both;
•
litigation involving the Combined Company or its general industry; and
•
additions or departures of key personnel.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the Special Meeting. As a result, the market value of the shares of Integral Class A Common Stock may vary significantly from the date of the Special Meeting to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for the shares of Integral Class A Common Stock. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.

There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Integral can give no assurance as to the price at which a Public Stockholder may be able to sell its Public Shares in the future, or its FB Parent Ordinary Shares following the Closing, or after any alternative business combination. If a Public Stockholder redeems its Public Shares, certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and redemption may result in a lower value realized than a stockholder might realize in the future had the stockholder not redeemed its Public Shares. Similarly, if a stockholder does not redeem its Public Shares, the stockholder will bear the risk of ownership of the shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth herein. In addition, if a Public Stockholder does not redeem its Public Shares, but other Public Stockholders do elect to redeem, the non-redeeming stockholders would own shares with a lower book value per share, which would decrease from $4.20 per share (assuming no additional redemptions) to $4.36 per share (assuming maximum redemptions), on a pro forma basis as of June 30, 2024. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. Please see “Questions and Answers — What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?” for additional information on the impact of redemptions on the per-share value of the Public Shares owned by non-redeeming stockholders.

The FB Parent Ordinary Shares to be received by Integral Stockholders as a result of the Business Combination will have different rights from shares of Integral Common Stock.

Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of Integral but will instead be FB Parent shareholders. There will be important differences between your current rights as an Integral Stockholder and your rights as a FB Parent shareholder. See “Comparison of Corporate Governance and Rights of Holders of Shares” for a discussion of the different rights associated with the securities.

The Initial Stockholders and Integral’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Pursuant to the terms of a letter agreement entered into with Integral, the Initial Stockholders and Integral’s officers and directors have agreed to vote any shares of Integral Common Stock held by them in favor of its initial business combination, including the Business Combination. The Sponsor holds 2,825,000 Founder Shares, and each of Integral’s officers and directors and some of the Anchor Investors have indirect interest in such shares by virtue of their membership in the Sponsor. In addition, an Anchor Investor holds 50,000 Founder Shares, and such Anchor Investor has also agreed to vote its Founder Shares in favor of Integral’s initial business combination, including the Business Combination. In connection with the Extensions, Integral redeemed 11,137,330 Public Shares tendered for redemption by the Public Stockholders and only 362,670 Public Shares remain outstanding. As the shares of Integral Common Stock held by the Initial Stockholders, including the Anchor Investor, represent greater than a majority of the shares of Integral Common Stock outstanding after the Extension, Integral does not expect to need any of the Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved.

The exercise of discretion by Integral’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Integral’s securityholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, may cause Integral to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that Integral is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Flybondi’s business, a request by Flybondi to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Flybondi’s business and would entitle Integral to terminate the Business Combination Agreement. In any of such circumstances, it would be in Integral’s discretion, acting through the Integral Board, to grant Integral’s consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Integral and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Integral does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, Integral will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

The Initial Stockholders and certain of Integral’s directors and officers have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

When you consider the recommendation of the Integral Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Integral’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These include, among other things, the interests set forth in the section entitled “The Business Combination — Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination.” These interests may influence Integral’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — Integral Board’s Reasons for the Approval of the Business Combination.”

The nominal purchase price paid by the Initial Stockholders for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Integral consummates the Business Combination, and the Initial Stockholders are likely to make a substantial profit on their investment in Integral in the event Integral consummates the Business Combination, even if the Business Combination causes the trading price of the FB Parent Ordinary Shares to materially decline.

The Initial Stockholders invested an aggregate of $4,975,000 in Integral in connection with the IPO, comprised of the $25,000 purchase price for the Founder Shares and the $4,950,000 purchase price for the Private Warrants. The amount held in the Trust Account was $4,069,207 as of December 31, 2024, implying a value of approximately $11.22 per Public Share (after taking into account the removal of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions).

The following table shows the Public Stockholders’ and Initial Stockholders’ investment per share and how these compare to the implied value of one FB Parent Ordinary Share upon the completion of the Business Combination. The following table (i) assumes that (a) Integral’s valuation is $4,078,045 (which is the amount held in the Trust Account as of December 31, 2024), (b) no additional interest is earned on the funds held in the Trust Account, (c) no Public Shares are redeemed in connection with the Business Combination, (d) all the FB Parent Ordinary Shares that the Initial Stockholders would own following the Class A Conversion are held by the Initial Stockholders upon completion of the Business Combination, and (e) all Public Stockholders purchased their Public Shares at the IPO price, and (ii) does not take into account other potential impacts on Integral’s valuation at the time of the Business Combination such as (a) the value of the Integral Warrants, (b) the trading price of the shares of Integral Class A Common Stock, (c) Business Combination transaction costs, (d) any equity issued or cash paid to the sellers, (e) any equity issued to other third party investors or (f) the target’s business itself.

Shares held by Public Stockholders	362,670 shares
Shares held by Initial Stockholders	2,875,000 shares
Total shares of Integral Common Stock(a)	3,237,670 shares
Total funds in trust(1)(b)	$4,078,045
Public Stockholders’ investment per Public Share(2)	$10.00
Initial Stockholders’ investment per Founder Share(3)	$0.009
Implied value per FB Parent Ordinary Share upon completion of the Business Combination (b)/(a)	$1.26

(1)
Amount held in the Trust Account as of December 31, 2024.
(2)
While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.
(3)
Calculated based on the Initial Stockholders $25,000 investment in Founder Shares. This does not include the Initial Stockholders $4,950,000 investment in the Private Placement Warrants.

Based on these assumptions, each FB Parent Ordinary Share would have an implied value of $1.26 per share upon completion of the Business Combination, representing a 87.4% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $1.26 per share upon completion of the Business Combination would represent a significant dilution to the Public Stockholders, this would still represent an increase in value for the Initial Stockholders relative to the initial purchase price of the Founder Shares. At $1.26 per share, the 2,375,000 FB Parent Ordinary Shares (after accounting for the transfer of 500,000 Founder Shares to or as directed by Flybondi, pursuant to the Sponsor Support Agreement) that the Initial Stockholders would own upon completion of the Business Combination would have an aggregate implied value of approximately $2,992,500. As a result, even if the trading price of the FB Parent Ordinary Shares significantly declines, the Initial Stockholders will stand to make significant profit on their investment in Integral. In addition, the Initial Stockholders could potentially recoup their entire investment in Integral even if the trading price of the FB Parent Ordinary Shares was as low as $2.09 per share and even if the FB Parent Warrants issued upon conversion of the Private Warrants are worthless. The Initial Stockholders may therefore be economically incentivized to complete the Business Combination, or another initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating Integral. This dilution would increase to the extent that Public Stockholders seek further redemptions from the Trust Account for their Public Shares.

If the NTA Requirement Amendment Proposal is not approved and implemented, the ability of the Public Stockholders to redeem their shares for cash could cause Integral’s net tangible assets to be less than $5,000,001, which would prevent Integral from consummating the Business Combination.

Currently, the Redemption Limitation in the Integral Charter prevents Integral from consummating an initial business combination unless it has net tangible assets of at least $5,000,001 upon consummation of the business combination. The purpose of the Redemption Limitation in the Integral Charter was to ensure that Integral would not be subject to the “penny stock” rules of the SEC and to therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act, because it complied with the NTA Rule. The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, and the shares of Integral Common Stock will be exchanged for FB Parent Ordinary Shares in connection with the consummation of the Business Combination, and FB Parent has applied to list the FB Parent Ordinary Shares on Nasdaq in connection with the Closing, so the FB Parent Ordinary Shares, if approved for listing on Nasdaq, are expected to avoid being deemed a “penny stock” pursuant to the National Exchange Rule. Therefore, Integral has concluded that the inclusion of the Redemption Limitation in the Integral Charter is unnecessary. See “Proposal No. 4 — The NTA Requirement Amendment Proposal.”

The ability of the Public Stockholders to redeem their shares for cash could cause Integral’s net tangible assets to be less than $5,000,001. If the NTA Requirement Amendment Proposal is not approved and implemented, the ability of the Public Stockholders to redeem their shares for cash could cause Integral’s net tangible assets to be less than $5,000,001, which would prevent Integral from consummating the Business Combination.

However, if the NTA Requirement Amendment Proposal is approved and if the net tangible assets of FB Parent are less than $5,000,001 upon the Closing, FB Parent’s failure to meet the initial listing requirements of Nasdaq could result in (i) the inability of FB Parent to list the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq and (ii) the obligation to comply with the “penny stock” trading rules. See “— Risks Related to FB Parent and Its Securities Following the Business Combination — If the NTA Requirement Amendment Proposal is approved, FB Parent’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the FB Parent Ordinary Shares and the FB Parent Warrants on Nasdaq and the obligation to comply with the “penny stock” rules and could affect FB Parent’s cash position following the Business Combination.”

Shareholders of Flybondi who are not Signing Shareholders may choose not to become Joining Shareholders or otherwise exchange their Flybondi Shares for FB Parent Ordinary Shares, which would result in FB Parent owning less than 100% of Flybondi.

As of the date of this proxy statement/prospectus, 10.5% of Flybondi's shareholders are not Sellers. Flybondi intends to offer these shareholders an option, following the effectiveness of this registration statement of which this prospectus forms a part, to exchange their Flybondi Shares for FB Parent Ordinary Shares.

Nevertheless, shareholders of Flybondi who are not Signing Shareholders may choose not to become Joining Shareholders or otherwise exchange their Flybondi Shares for FB Parent Ordinary Shares, which would result in FB Parent owning less than 100% of the outstanding shares of Flybondi after the Business Combination. The existence of minority shareholders of Flybondi after the Business Combination could result in additional accounting and operational costs for FB Parent and could impede FB Parent’s ability to make fundamental corporate changes or increase the cost to FB Parent of making such changes. In addition, if FB Parent does not own 100% of the outstanding shares of Flybondi after the Business Combination, FB Parent may not be able to engage in intra-company transactions on favorable terms or at all. Minority shareholders may be able to delay or prevent the implementation of corporate actions irrespective of the size of their shareholding. Any challenge by minority shareholders to the validity of a corporate action may be subject to judicial resolution that may substantially delay or hinder the implementation of such action. Such delays of, or interferences with, corporate actions as well as related litigation may limit FB Parent’s access to Flybondi’s cash flows and make it difficult or impossible for FB Parent to take or implement corporate actions which may be desirable in view of its operating or financial requirements.

Subsequent to the completion of the Business Combination, FB Parent may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on FB Parent’s financial condition, results of operations and the price of the FB Parent Ordinary Shares, which could cause you to lose some or all of your investment.

Although Integral has conducted due diligence on Flybondi, Integral cannot assure you that its diligence surfaced all material issues that may be present inside Flybondi, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Flybondi and outside of Integral’s control will not later arise. As a result of these factors, FB Parent may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in FB Parent reporting losses or losses greater than those previously reported. Even if Integral’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Integral’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on FB Parent’s liquidity, the fact that FB Parent reports charges of this nature could contribute to negative market perceptions about FB Parent or its securities. In addition, charges of this nature may cause FB Parent to violate net worth or other covenants to which it may be subject or to be unable to obtain future financing on favorable terms or at all. Accordingly, any Integral Stockholders who choose to remain FB Parent shareholders following the consummation of the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Integral’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The waiver of deferred underwriting commission by the underwriters of the IPO despite performing all of their obligations under the Underwriting Agreement may indicate that they may be unwilling to be associated with the disclosure in this proxy statement/prospectus.

Pursuant to the terms of the underwriting agreement entered into in connection with Integral’s IPO (the “Underwriting Agreement”), the underwriters were entitled to a deferred fee of $0.50 per Integral Unit on the first 10,000,000 Integral Units sold in the IPO and $0.70 per Integral Unit sold thereafter, or $6,050,000 in the aggregate, which deferred fee would (i) become payable to the underwriters from the amounts held in the Trust Account solely in the event that Integral completes an initial business combination and (ii) be waived by the underwriters in the event that Integral does not complete an initial business combination. On August 28, 2023, the underwriters waived any right to receive the deferred underwriting commission (the “2023 Waiver”) and will therefore receive no additional underwriting commissions in connection with the closing of the Flybondi Business Combination. The underwriters did not waive any other rights they may have under the terms of the Underwriting Agreement, including, but not limited to, indemnification. The underwriters indicated they ceased or refused to act in any capacity with respect to the Business Combination and that they disclaimed any responsibility for any portion of the registration statement of which this proxy statement/prospectus forms a part.

On May 28, 2021, and as later amended on March 23, 2022, Integral entered into a letter agreement (the “2021 Letter Agreement”) with J.V.B. Financial Group, LLC (“J.V.B.”), pursuant to which Integral engaged Cohen & Company Capital Markets, a division of J.V.B. (“CCM”), to provide consulting and advisory services in connection with the IPO in return for a transaction fee to be paid to J.V.B. in an amount equal to 10.0% of the aggregate underwriting discount and commissions earned by the underwriters in connection with the IPO to be paid simultaneously with the actual payment of such underwriting discount and commissions to the underwriters upon (i) the closing of the IPO and (ii) the completion of the initial Business Combination. J.V.B. was one of the Anchor Investors that purchased Units in the IPO and became a member of the Sponsor at the closing of the IPO to hold an indirect interest in a specified number of the Founder Shares held by the Sponsor. In addition, on June 27, 2023, Integral entered into a letter agreement (the “June 2023 Letter Agreement”) with J.V.B. pursuant to which Integral agreed to pay CCM a transaction fee for certain consulting and advisory services provided to Integral by CCM in connection with a sale transaction and offering.

On November 4, 2021, Integral paid J.V.B. $85,000 in cash from funds outside of the Trust Account. On November 9, 2023, J.V.B. entered into a letter agreement (the “November 2023 Letter Agreement”) with Integral, waiving any additional payments due to J.V.B. upon the completion of the initial Business Combination (which, prior to such waiver, were to be $605,000 in the aggregate) (together with the 2023 Waiver, the “Fee Waivers”). As part of the 2023 Letter Agreement, CCM informed Integral that its determination not to participate in any way with respect to any potential Business Combination was not the result of any dispute or disagreement with Integral on any matter relating to Integral’s operations, policies, procedures or practices. The letter agreement further provided that CCM would not be required to perform any further services to Integral pursuant to the 2021 Letter Agreement. In connection with the 2023 Letter Agreement, Integral reimbursed CCM $15,000 for expenses incurred by CCM, in accordance with the terms of the 2021 Letter Agreement. CCM did not waive its right to indemnification in accordance with the terms of the 2021 Letter Agreement or the June 2023 Letter Agreement.

There have been no disagreements or objections made to the disclosures concerning the 2023 Waiver, the 2021 Letter Agreement, the June 2023 Letter Agreement, the 2023 November Letter Agreement or any other disclosure in this proxy statement/prospectus.

The underwriters of the IPO and J.V.B. did not provide any details as to the reasons for the Fee Waivers. However, stockholders should be aware that such Fee Waivers may indicate that neither the underwriters of the IPO nor J.V.B. wanted to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transactions described herein. Moreover, insofar as neither the underwriters of the IPO nor J.V.B. conducted any investigation or diligence in connection with the Business Combination, there is a risk that issues that might have been uncovered during such investigation or diligence may later arise.

Further, although the underwriters waived their respective entitlement to any deferred underwriting fee payable pursuant to the Underwriting Agreement, certain provisions of the Underwriting Agreement were not waived by the underwriters. In particular, the underwriters did not waive their respective rights to indemnification under the Underwriting Agreement for any losses, claims, damages or liabilities, joint or several, arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in the filings and communications related to the IPO or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. As a result, if any claims, litigation, disputes or other legal proceedings are brought by third parties against the underwriters in relation to their services provided under the Underwriting Agreement, then Integral (and FB Parent upon consummation of the Business Combination) may be liable to pay for or to reimburse the underwriters for losses and costs they incur, subject to the limitations set forth in the Underwriting Agreement. In addition, the Underwriting Agreement contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party; however, under the terms of the Underwriting Agreement, no underwriter can be required to contribute any amount in excess of the underwriting discount or commission applicable to the IPO securities purchased by such underwriter under the Underwriting Agreement. Therefore, there can be no assurance that Integral (or FB Parent following the Business Combination) would have sufficient funds to satisfy indemnification or contribution claims.

Public Stockholders at the time of the Business Combination who purchased Integral Units in the IPO and do not exercise their Redemption Rights may pursue rescission rights and related claims.

The Public Stockholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by Integral in connection with the offer and sale in the IPO of the Integral Units, including the structure of the proposed Business Combination. Consequently, a Public Stockholder who purchased Public Shares as part of the Integral Units in the IPO (excluding the Initial Stockholders) and still holds them at the time of the Business Combination and who does not seek to exercise Redemption Rights might seek rescission of the purchase of the Integral Units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against Integral, it may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against FB Parent following the consummation of the Business Combination, FB Parent’s results of operations could be adversely affected and, in any event, FB Parent may be required in connection with the defense of such claims to incur expenses and divert management and employee attention from other business matters.

Integral Stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Integral Stockholders will own a smaller percentage of FB Parent than they currently own of Integral. Upon completion of the Business Combination, it is anticipated that the Integral Stockholders as of the record date for the Special Meeting (including the Public Shares, the Founder Shares and the Private Shares) will own approximately 8.2%, of the FB Parent Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, assuming that none of the Public Stockholders exercise their Redemption Rights in connection with the Business Combination among other assumptions described herein. Consequently, the Integral Stockholders, as a group, will have reduced ownership and voting power in FB Parent compared to their ownership and voting power in Integral.

If Integral effects the Business Combination with FB Parent, a company organized under the laws of England and Wales, the Combined Company will be subject to a variety of additional risks that may negatively impact its operations.

If Integral consummates the Business Combination with FB Parent, a company organized under the laws of England and Wales, the Combined Company will be subject to special considerations or risks associated with companies operating in non-U.S. jurisdictions, including any of the following:

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tariffs and trade barriers;
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regulations related to customs and import/export matters;
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longer payment cycles;
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rules and regulations or currency conversion or corporate withholding taxes on individuals;
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tax issues, such as tax law changes and variations in tax laws as compared to the United States;
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currency fluctuations and exchange controls;
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challenges in collecting accounts receivable;
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employment regulations;
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public health or safety concerns and governmental restrictions, including those caused by outbreaks of infectious disease, such as the COVID-19 pandemic;
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crime, strikes, riots, civil disturbances, terrorist attacks and wars, including those related to the invasion of Ukraine by Russia or the recent escalation of the conflict in the Middle East; and
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deterioration of political relations with the United States, which could result in uncertainty and/or changes in or to existing trade treaties.

Integral cannot assure you that the Combined Company would be able to adequately address these additional risks. If the Combined Company is unable to do so, its operations might suffer.

If Integral effects the Business Combination, the laws of England and Wales, where FB Parent and Flybondi are incorporated, may govern many of the Combined Company’s material agreements and the Combined Company may not be able to enforce its legal rights.

If Integral effects the Business Combination, the laws of England and Wales, where FB Parent and Flybondi are incorporated, may govern certain of the Combined Company’s current or future material agreements relating to its operations. Integral cannot assure you that the Combined Company will be able to enforce any of its material agreements or that remedies will be available in England and Wales. The system of laws and the enforcement of existing laws in England and Wales may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of the Combined Company’s future agreements could result in a significant loss of business, business opportunities or capital.

The FB Parent Articles provide that, save in respect of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act (in which the federal and state courts of the United States shall be the exclusive forum for resolution), the courts of England and Wales shall have exclusive jurisdiction to determine all other disputes with its shareholders, which could limit the ability of shareholders of FB Parent to choose a favorable judicial forum for disputes with FB Parent or FB Parent's directors or officers, and shareholders based outside of England and Wales may find bringing an action in England and Wales to be more difficult and costly.

The FB Parent Articles provide that, unless FB Parent consents in writing to the selection of an alternative forum in the United States, the federal and state courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Save as set out above, the courts of England and Wales will have exclusive jurisdiction to determine all other disputes brought by a shareholder of FB Parent (in their capacity as such) against FB Parent, its directors or officers, which could include: (i) any derivative action or proceeding brought on behalf of FB Parent; (ii) any claim, action or proceeding alleging a breach of any fiduciary or other duty owed by any director or officer of FB Parent (including but not limited to duties arising under the U.K. Companies Act); and (iii) any claim, action or proceeding arising out of or in connection with the FB Parent Articles or otherwise in any way relating to the constitution or conduct of FB Parent. Shareholders of FB Parent who are based outside of England and Wales may find bringing an action in England and Wales to be more difficult and costly when compared with bringing a corresponding action in their home jurisdiction.

Although FB Parent believes these exclusive forum provisions will benefit FB Parent by providing increased consistency in the application of U.S. federal securities laws and the laws of England and Wales in the types of lawsuits to which they apply, these choice of forum provisions may increase a shareholder's cost and limit the shareholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with FB Parent or FB Parent's directors or officers, which may discourage lawsuits against FB Parent and PB Parent's directors and officers. FB Parent's shareholders will not be deemed to have waived FB Parent's compliance with the U.S. federal securities laws and the rules and regulations thereunder as a result of FB Parent's exclusive forum provision. Any person or entity acquiring any FB Parent Ordinary Shares, will be deemed to have notice of and have consented to these provisions. Alternatively, if a court were to find the choice of forum provision contained in the FB Parent Articles to be inapplicable or unenforceable in an action, FB Parent may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the FB Parent Articles will provide that the federal and states courts of the United States will have jurisdiction over any action arising under the Securities Act. FB Parent's shareholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The Companies Act requires that a shareholder of a company who brings a derivative claim or seeks to continue a claim as a derivative claim must apply to the courts of England and Wales for permission to continue the claim.

FB Parent’s articles of association stipulate that, save in respect of a cause of action arising under the Securities Act or the Exchange Act, the courts of England and Wales shall have exclusive jurisdiction to determine any disputes brought by a member against the Company. Furthermore, Companies Act requires that a shareholder of a company who brings a derivative claim or seeks to continue a claim as a derivative claim must apply to the courts of England and Wales for permission to continue the claim. This may increase costs, such as those related to legal fees and transportation for counsel and the plaintiff, to shareholders by requiring litigating in the courts of England and Wales in lieu of a more convenient and cost effective jurisdiction for the plaintiff, which may discourage lawsuits against FB Parent and its directors, officers, and employees. Furthermore, the requirement to bring a derivative claim or continue a claim as a derivative claim under the courts of England and Wales may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FB Parent or its directors, officers, or other employees, which, in addition to increased costs, may discourage such lawsuits against FB Parent and its directors, officers, and other employees.

Overseas shareholders may have only limited ability to bring actions or enforce judgments against FB Parent or its directors.

The ability of an overseas shareholder to bring an action against FB Parent may be limited under law. FB Parent is a public limited company incorporated in England and Wales, and the rights of the shareholders are governed by the laws of England and Wales and the Articles. These rights differ from the rights of shareholders in typical U.S. corporations and some other non-United Kingdom corporations. It may not be possible for an overseas shareholder to enforce any judgments in civil or commercial matters or any judgments in securities laws of countries other than England and Wales against some or all of the directors or executive officers of FB Parent who are resident in England and Wales or countries other than those in which judgment is made.

Service of process upon the directors and the officers of FB Parent, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since most of the directly owned assets of FB Parent and its directors are located outside the United States, any judgment obtained in the United States against FB Parent or its directors may not be enforceable outside of the United States, including without limitation judgments based upon the civil liability provisions of the U.S. federal securities laws or the laws of any state or territory within the U.S. In addition, an award, or awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in England and Wales. Investors may also have difficulties enforcing, in original actions brought in courts in jurisdictions outside the U.S., liabilities under U.S. securities laws.

The unaudited prospective financial information in this prospectus is based on various assumptions that may not be realized.

Integral and Flybondi do not as a matter of practice publicly disclose internal projections of future performance, revenue, earnings, financial condition or other results. However, in connection with the Integral Board’s evaluation of the Business Combination, Flybondi provided to Integral management (which was subsequently shared by Integral management with the Integral Board and shared with Marshall & Stevens (as defined herein)), certain non-public internal, unaudited prospective financial information of Flybondi for the years ended December 31, 2023, and 2024. Flybondi prepared the unaudited prospective financial information based on Flybondi’s management’s judgments and assumptions regarding the Flybondi’s expected future performance. The inclusion of the unaudited prospective financial information should not be regarded as an indication that Integral, FB Parent or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. For example, although Flybondi’s audited financial statements for the year ended December 31, 2024, are not yet available, it believes that its 2024 revenue will be less than the estimated revenue previously included in the unaudited prospective financial information and, as a result, Flybondi does not believe that its financial results will match the budget estimates included in the unaudited prospective financial information that Flybondi had prepared for the year ended December 31, 2024. See “Flybondi financial results for the year ended December 31, 2024, are not yet available. However, Flybondi believes that its 2024 revenue will be less than the estimated revenue previously included in the unaudited prospective financial information and, as a result, Flybondi does not believe that its financial results will match the budget estimates included in the unaudited prospective financial information that Flybondi had prepared for the year ended December 31, 2024. As a result, Flybondi’s financial condition may be weaker relative to the budget estimates included in such unaudited prospective financial information and it may be unable to execute on its business plan and strategy for growth as it had anticipated.” Inclusion of the unaudited prospective financial information in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.

The unaudited prospective financial information contains certain non-GAAP measures that Flybondi management believes are helpful in understanding Flybondi’s financial performance and future results. These non-GAAP measures are not meant to be considered in isolation or as a substitute for, or superior to, comparable IFRS measures. While Flybondi believes these non-GAAP measures provide meaningful information to help investors understand the operating results of Flybondi and to analyze Flybondi’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP measures. These non-GAAP measures are not prepared in accordance with IFRS and may not be directly comparable to similarly titled measures of Flybondi’s competitors due to potential differences in the method of calculation. The SEC rules that would otherwise require a reconciliation of a non-GAAP measure to an IFRS financial measure do not apply to non-GAAP measures provided in connection with a proposed business combination such as the Business Combination.

The unaudited prospective financial information of Flybondi is subjective in many respects and is thus susceptible to multiple interpretations and revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. While presented in this proxy statement/prospectus with numeric specificity, the unaudited prospective financial information contain in this prospectus was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Flybondi’s management, due to, among other potential reasons, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Flybondi.”

The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants and IFRS Accounting Standards as issued by the International Accounting Standards Board for the preparation and presentation of financial forecasts. The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Flybondi’s management. Price Waterhouse & Co. S.R.L. has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Price Waterhouse & Co. S.R.L. does not express an opinion or any other form of assurance with respect thereto. The Price Waterhouse & Co. S.R.L. report included in this proxy statement /prospectus relates to the Company’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

Flybondi’s financial results for the year ended December 31, 2024, are not yet available. However, Flybondi believes that its 2024 revenue will be less than the estimated revenue previously included in the unaudited prospective financial information and, as a result, Flybondi does not believe that its financial results will match the budget estimates included in the unaudited prospective financial information that Flybondi had prepared for the year ended December 31, 2024. As a result, Flybondi’s financial condition may be weaker relative to the budget estimates included in such unaudited prospective financial information and it may be unable to execute on its business plan and strategy for growth as it had anticipated.

In connection with the Integral Board’s consideration of the Business Combination Agreement, on August 16, 2023, Flybondi provided to Integral management (which was subsequently shared by Integral management with the Integral Board and shared with Marshall & Stevens (as defined herein)), certain unaudited prospective financial information that Flybondi management had prepared, covering the years ended December 31, 2023, and 2024. Although Flybondi’s audited financial statements for the year ended December 31, 2024, are not yet available, it believes that its 2024 revenue will be less than the estimated revenue previously included in the unaudited prospective financial information and, as a result, Flybondi does not believe that its financial results will match the budget estimates included in the unaudited prospective financial information that Flybondi had prepared for the year ended December 31, 2024. The revenue shortfall is principally due to a lower fleet size than Flybondi had originally anticipated for 2024. See the section entitled “The Business Combination – Certain Unaudited Prospective Financial Information” for a discussion of the material assumptions underlying the unaudited prospective financial information. The failure to meet the budget estimates included in the unaudited prospective financial information has caused and may continue to cause significant delays in, or limit the scope of, our planned growth strategy and our planned expansion timeline.

Flybondi’s actual financial results also may differ from the budget estimates included in the unaudited prospective financial information for several other reasons, including, but not limited to, changes in economic conditions in Argentina and globally, changes in the price of the aircraft fuel, changes in inflation rates in Argentina and globally, changes in the exchange rate between the Argentina peso and the U.S. dollar, political and regulatory developments and changes in labor costs in Argentina. Since August 2023, multiple intervening events have occurred, including, but not limited to, a steep devaluation of the Argentine peso of more than 70% (which meaningfully impacts the calculation and reporting of financial information in U.S. dollars), limited access to U.S. dollars (limiting Flybondi’s ability to increase its aircraft fleet) and an introduction by the government of new taxes on foreign payments, that have collectively had a material impact on Flybondi's financial position, and, if such unaudited prospective financial information was prepared today, would result in such prospective information differing from that received by the Integral Board. As a result, Flybondi’s financial condition may be weaker relative to the budget estimates included in the unaudited prospective financial information and it may be unable to execute on its business plan and strategy for growth as it had anticipated. For additional information, see the risk factor entitled “The prospective financial information in this prospectus is based on various assumptions that may not be realized.”

Risks Related to FB Parent and Its Securities Following the Business Combination

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the date indicated therein, or of the future consolidated results of operations or financial position of the Combined Company.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial information for the Combined Company. The unaudited pro forma condensed combined income statements of the Combined Company combines the (i) historical statement of operations of Integral for the year ended December 31, 2023 with the historical statement of comprehensive loss of Flybondi for the year ended December 31, 2023 and (ii) historical statement of operations of Integral for the six months ended June 30, 2024 with the historical statement of comprehensive loss of Flybondi for the six months ended June 30, 2024, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2023. The unaudited pro forma condensed combined statement of financial position of the Combined Company combines the condensed statement of financial position of Integral as of June 30, 2024 and the statement of financial position of Flybondi as of June 30, 2024 and gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2024. Integral has no operating history and no revenues for the periods presented.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Furthermore, the unaudited pro forma condensed combined financial information does not reflect Flybondi’s proposed use of the proceeds of the Business Combination nor any incremental operating expenses. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the date indicated above, or of the future consolidated results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability to successfully effect the Business Combination, and the Combined Company’s ability to successfully operate the business thereafter, will be largely dependent upon the efforts of certain key personnel of Flybondi.

Integral’s and Flybondi’s ability to successfully effect the Business Combination, and the Combined Company’s ability to successfully operate the business thereafter, will be largely dependent upon the efforts of certain key personnel of Flybondi. It is possible that the Combined Company will lose some key personnel, the loss of which could negatively impact the operations and the Combined Company’s ability to achieve and sustain profitability in the near future or at all. Although Flybondi anticipates that all of its senior management will remain in place following the consummation of the Business Combination, the loss of key personnel could negatively impact the operations the Combined Company’s ability to achieve and sustain profitability in the near future or at all, and the Combined Company’s business, results of operations and financial condition could suffer as a result.

FB Parent will incur increased costs as a result of operating as a public company after the consummation of the Business Combination, and its management will devote substantial time to new compliance initiatives.

If FB Parent completes the Business Combination and becomes a public company, it will incur significant legal, accounting, and other expenses that it did not incur as a private company, and these expenses may increase even more after FB Parent is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, FB Parent will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Further, FB Parent will become subject to the U.S. Foreign Corrupt Practices Act (“FCPA”). The anti-bribery provisions of the FCPA prohibit providing or promising to provide anything of value to a foreign official to gain an improper business advantage and they impose derivative liability on companies for the actions of its employees and for any third party acting on the company’s behalf, as well as individuals involved in or authorizing such conduct. FB Parent’s management and other personnel will need to devote a substantial amount of time to new compliance initiatives. Moreover, FB Parent expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. FB Parent expects these rules and regulations, together with the nature of its business, to make it more difficult (or impossible, in which case it will need to self-insure) and more expensive for it to obtain director and officer liability insurance and it may be forced to accept policy limits or incur substantially higher costs to maintain its existing or similar coverage. The impact of these requirements could also make it more difficult for FB Parent to attract and retain qualified persons to serve on its board of directors or as executive officers. It is also possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

There can be no assurance that the FB Parent Ordinary Shares that will be issued in connection with the Business Combination or the FB Parent Warrants will be approved for listing on Nasdaq or, if approved, that they will continue to be so listed following the closing of the Business Combination, or that FB Parent will be able to comply with the continued listing standards of Nasdaq.

The publicly traded Integral Units, shares of Integral Class A Common Stock and Integral Warrants are currently quoted on the OTC Markets. The obligations of Integral, Flybondi, FB Parent and Merger Sub to consummate the Business Combination are conditioned on the FB Parent Ordinary Shares being approved for listing on the Nasdaq Capital Market. FB Parent intends to apply to list for the listing of the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq in connection with the Closing. As part of the Nasdaq application process, FB Parent is required to provide evidence that it will be able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that FB Parent have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float.

FB Parent’s eligibility for listing may depend on, among other things, the number of Public Shares that are redeemed. If Nasdaq denies FB Parent’s listing application for failure to meet the listing standards and the parties agree to waive the listing condition in the Business Combination Agreement or, after the Closing, Nasdaq delists the FB Parent Ordinary Shares or FB Parent Warrants from trading on its exchange for failure to meet the continued listing standards, even if the FB Parent Ordinary Shares and/or FB Parent Warrants are quoted on an over-the-counter market, FB Parent and its shareholders could face significant material adverse consequences including:

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appearing to be less attractive to potential target companies than an exchange-listed SPAC; a limited availability of market quotations for its securities;
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a limited availability of market quotations;
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reduced liquidity for its securities;
•
a determination that FB Parent Ordinary Shares are a “penny stock” which will require brokers trading in the FB Parent Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the FB Parent Ordinary Shares and/or FB Parent Warrants;
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limited or no news or analyst coverage; and
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a decreased ability to issue additional securities or obtain additional financing in the future.

Additionally, if the NTA Requirement Amendment Proposal is approved and implemented and the Business Combination is consummated, but if FB Parent is not listed on Nasdaq or another national securities exchange at Closing (and Flybondi and Integral waive such condition to Closing), or if FB Parent is subsequently delisted, and if FB Parent fails to have net tangible assets of at least $5,000,001, FB Parent may become subject to the “penny stock” rules, which may make it more difficult to trade FB Parent securities or otherwise materially adversely affect the market liquidity or market price of such securities, including as described above and under “— If the NTA Requirement Amendment Proposal is approved, FB Parent’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the FB Parent Ordinary Shares and the FB Parent Warrants on Nasdaq and the obligation to comply with the “penny stock” rules and could affect FB Parent’s cash position following the Business Combination.” See also “Proposal No. 3 — The NTA Requirement Amendment Proposal.”

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the FB Parent Ordinary Shares and the FB Parent Warrants are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if FB Parent was not listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

If the NTA Requirement Amendment Proposal is approved, FB Parent’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the FB Parent Ordinary Shares and the FB Parent Warrants on Nasdaq and the

obligation to comply with the “penny stock” rules and could affect FB Parent’s cash position following the Business Combination.

The Redemption Limitation in the Integral Charter prevents Integral from consummating an initial business combination unless it has net tangible assets of at least $5,000,001 upon consummation of the business combination. The initial purpose of the Redemption Limitation in the Integral Charter was to ensure that Integral would not be subject to the “penny stock” rules of the SEC, and to therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act, because it complied with the NTA Rule. The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, and the shares of Integral Common Stock will be exchanged for FB Parent Ordinary Shares in connection with the consummation of the Business Combination, and FB Parent has applied to list the FB Parent Ordinary Shares on Nasdaq in connection with the Closing, so the FB Parent Ordinary Shares, if approved for listing on Nasdaq, are expected to avoid being deemed a “penny stock” pursuant to the National Exchange Rule. Therefore, Integral has concluded that the inclusion of the Redemption Limitation in the Integral Charter is unnecessary.

However, if the NTA Requirement Amendment Proposal is approved and if the net tangible assets of FB Parent are less than $5,000,001 upon the Closing, FB Parent’s failure to meet the initial listing requirements of Nasdaq could result in (i) the inability of FB Parent to list the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq and (ii) the obligation to comply with the “penny stock” trading rules. See “Proposal No. 4 — The NTA Requirement Amendment Proposal.”

If the Business Combination is consummated but if FB Parent is not able to list the FB Parent Ordinary Shares or FB Parent Warrants on Nasdaq, such securities would likely then trade only in the over-the-counter market and the market liquidity of FB Parent Ordinary Shares and/or FB Parent Warrants could be adversely affected and their market price could decrease. If the FB Parent Ordinary Shares and FB Parent Warrants were to trade on the over-the-counter market, selling FB Parent Ordinary Shares and FB Parent Warrants could be more difficult because smaller quantities of such securities would likely be bought and sold, transactions could be delayed, and FB Parent could face significant material adverse consequences, including: (i) a limited availability of market quotations for its securities, (ii) reduced liquidity for its securities, (iii) a determination that the FB Parent Ordinary Shares are a “penny stock” which will require brokers trading in such shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for the FB Parent Ordinary Shares and/or FB Parent Warrants, (iv) limited or no news or analyst coverage, and (v) a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for the FB Parent Ordinary Shares and/or FB Parent Warrants, could substantially impair the Combined Company’s ability to raise additional funds, and could result in a loss of institutional investor interest and fewer development opportunities for the Combined Company.

A market for the FB Parent Ordinary Shares and the FB Parent Warrants may not develop or be sustained, and the market price of such securities may be volatile.

FB Parent intends to apply to list for the listing of the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq in connection with the Closing.

Following the consummation of the Business Combination, an active trading market for FB Parent’s securities may never develop or, if developed, it may not be sustained. In addition, the price of FB Parent’s securities may fluctuate significantly. Factors that could cause fluctuations in the price of such securities include:

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market’s reaction to the Business Combination;
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actual or anticipated variations in operating results and the results of competitors;
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changes in performance projections by Flybondi or by any securities analysts that might cover FB Parent’s securities, if any;
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conditions or trends in the industry, including regulatory changes;
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announcements by Flybondi or its competitors of significant acquisitions, strategic partnerships or divestitures;
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announcements of investigations or regulatory scrutiny of Flybondi’s operations or lawsuits filed against it;
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Flybondi’s ability to market new and enhanced products and technologies on a timely basis;
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Flybondi’s ability to meet compliance requirements;
•
general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism;
•
additions or departures of key personnel; and

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issuances or sales of FB Parent Ordinary Shares, including by key investors following expiration of the lock-up arrangements.

Broad market and industry factors may materially harm the market price of FB Parent’s securities irrespective of FB Parent’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of FB Parent’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress the price of FB Parent Ordinary Shares regardless of FB Parent’s business, prospects, financial conditions or results of operations. A decline in the market price of FB Parent Ordinary Shares also could adversely affect FB Parent’s ability to issue additional securities and FB Parent’s ability to obtain additional financing in the future.

Finally, shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of FB Parent Ordinary Shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Shareholder activism or securities litigation could give rise to perceived uncertainties regarding the future of Integral’s business, and it could subject it to substantial costs, divert resources and the attention of management from its business and adversely affect relationships with suppliers, hosts, guests, and other parties.

Further, if FB Parent’s securities are not listed on, or become delisted from, Nasdaq for any reason, the liquidity and price of such securities may be more limited than if they were quoted or listed on Nasdaq or such other securities exchange. You may be unable to sell your FB Parent securities unless a market can be established or sustained.

There has been no prior public market for FB Parent’s securities. The stock price of FB Parent Ordinary Shares may be volatile or may decline regardless of its operating performance, and you may not be able to resell your securities at or above the price you acquired them.

Prior to the Business Combination there has been no public market for FB Parent’s securities. You may not be able to sell your securities quickly or at the market price if trading in FB Parent’s securities is not active. An active or liquid market in FB Parent’s securities may not develop upon the completion of the Business Combination, or if it does develop, it may not be sustainable. As a result of these and other factors, you may be unable to resell your securities of FB Parent’s securities at or above the Integral’s IPO price.

Further, an inactive market may also impair FB Parent’s ability to raise capital by selling FB Parent’s securities and may impair FB Parent’s ability to enter into strategic collaborations or acquire companies or products by using FB Parent’s securities as consideration.

The issuance of additional FB Parent Ordinary Shares in connection with future acquisitions or otherwise would dilute all other shareholdings.

In the long term, FB Parent may seek to raise financing to fund future acquisitions and other growth opportunities, invest in its business, or for general purposes and for these reasons may issue additional equity or convertible equity securities. Any of such additional issuances may result in the dilution of the percentage ownership of FB Parent’s existing shareholders or may materially adversely affect the price of FB Parent Ordinary Shares.

Future sales of securities after the consummation of the Business Combination may cause the market price of FB Parent Ordinary Shares to drop significantly, even if FB Parent’s business is doing well.

Sales of a substantial number of FB Parent Ordinary Shares in the public market, or the perception that such sales could occur, could adversely affect the market price of FB Parent’s securities and may make it more difficult for investors to sell the FB Parent Ordinary Shares at a time and price that investors deem appropriate. All outstanding shares of Integral Common Stock previously held by the Integral Stockholders at the completion of the Business Combination and a substantial number of FB Parent Ordinary Shares issued as Merger consideration in the Business Combination are freely tradable without restriction under the Securities Act, except for any FB Parent Ordinary Shares that may be held or acquired by FB Parent’s directors, officers, and other affiliates, as that term is defined in the Securities Act, which are subject to restrictions under the Securities Act.

Integral is unable to predict the effect that these sales, particularly sales by its directors, officers, and significant stockholders, may have on the prevailing market price of the FB Parent Ordinary Shares. If holders of these shares sell, or indicate an intent to sell, substantial amounts of the Integral’s securities in the public market, the trading price of its securities could decline significantly and make it difficult for FB Parent to raise funds through securities offerings in the future.

FB Parent has broad discretion in the use of the proceeds from the Business Combination and may not use them effectively.

FB Parent’s management team has broad discretion with respect to the application of the net proceeds from the Business Combination. FB Parent’s management team may not successfully or efficiently manage the proceeds from the Business Combination because of insufficient experience in dealing with such proceeds, inadequate attention paid to their management, or other effects of the Business Combination. If we do not use the proceeds from the Business Combination effectively, FB Parent’s business, financial condition, and results of operations could be negatively impacted.

FB Parent may be subject to securities or class action litigation, which is expensive and could divert management attention.

Following the Business Combination, the price of FB Parent Ordinary Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities litigation, including class action litigation. FB Parent may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on FB Parent’s business, financial condition, and results of operations. Any adverse determination in litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments and/or could also subject FB Parent to significant liabilities.

FB Parent’s internal controls, policies, and procedures may fail to prevent, and FB Parent’s insurance coverage may fail to cover, all of the risks to which FB Parent may be exposed and the cost of insurance could increase significantly.

FB Parent’s business entails the risk of liability resulting from litigation, actions taken by regulatory authorities, damage or business interruption from power loss, systems or telecommunication failure, labor issues, material employee errors, omissions, and misconduct, extreme weather conditions, fire, terrorist or other violent or criminal activity, or other natural or manmade disasters. FB Parent’s operations, information systems, and processes may also be subject to sabotage, computer hacking, vandalism, theft, and similar misconduct. While FB Parent has developed and implemented certain internal controls, policies, and procedures designed to prevent or mitigate the risks it assesses to be material, such policies and procedures may not be effective in all instances. For example, it is not always possible to identify and deter misconduct or errors by FB Parent’s people and the precautions FB Parent takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, which often do not come to light until several years after they are made, if at all. Furthermore, while FB Parent has various disaster recovery and business continuity plans in place, and maintains various types of insurance, including professional indemnity, employer liability, public liability, combined office and commercial, directors and officers liability, and asset protection insurance, there can be no assurance that a claim or claims will be covered by insurance or, if covered, will not exceed the limits of available insurance coverage, or that any insurer will remain solvent and will meet its obligations to provide FB Parent with coverage.

If FB Parent becomes subject to any high-value future claims, FB Parent’s insurance premiums could increase significantly. The future costs of maintaining insurance coverage or meeting liabilities not covered by insurance could have a material adverse effect on FB Parent’s business, results of operations, financial condition or prospects.

If, following the consummation of the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the FB Parent Ordinary Shares adversely, then the price and trading volume of the FB Parent Ordinary Shares could decline.

The trading market for the FB Parent Ordinary Shares may be influenced by the research reports that industry or securities analysts may publish about FB Parent, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on FB Parent. If no industry or securities analysts commence coverage of FB Parent, the FB Parent Ordinary Share price and trading volume would likely be negatively impacted. If any of the analysts who may cover FB Parent change their recommendation regarding the FB Parent Ordinary Shares adversely, or provide more favorable relative recommendations about FB Parent’s competitors, the price of the FB Parent Ordinary Shares would likely decline. If any analyst were to cease coverage of FB Parent or fail to regularly publish reports on it, FB Parent could lose visibility in the financial markets, which could cause the FB Parent Ordinary Share price or trading volume to decline.

Each of Integral and Flybondi have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees, that may be assumed by the Combined Company under certain circumstances.

As part of the Business Combination, each of Integral and Flybondi are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates as a result of changes in the scope of work of such advisors, delays or otherwise, and these costs may be assumed by the Combined Company under certain circumstances. Estimated transaction costs expected to be incurred by Integral and Flybondi are approximately $1.9 million for legal, accounting, underwriting, due diligence, printing, the Maxim advisory fee and other fees incurred as part of the Business Combination. The per-share amount that will be distributed to Integral Stockholders who properly exercise their Redemption Rights will not be reduced by transaction expenses and, after such redemptions, the per-share value of FB Parent Ordinary Shares will reflect the obligation to pay transaction expenses. For additional information, see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

FB Parent may issue additional FB Parent Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the FB Parent Ordinary Shares.

After the Business Combination, FB Parent will have approximately 33,237,670 outstanding FB Parent Ordinary Shares, assuming, among other matters, that none of the existing Public Stockholders exercise their Redemption Rights in connection with the Business Combination. Subject to the requirements of the Business Combination Agreement, the FB Parent Articles will authorize FB Parent to issue FB Parent Ordinary Shares and rights relating to the FB Parent Ordinary Shares for the consideration and on the terms and conditions established by the FB Parent Board in its sole discretion, whether in connection with acquisitions or otherwise. In addition, certain FB Parent Ordinary Shares may be issued to participants of the Flybondi Deferred Incentive Plans, the holders of FB Parent Warrants and/or the holders of Rollover Options upon exercise or settlement, as applicable. Any FB Parent Ordinary Shares issued, including in connection with the exercise of FB Parent Warrants, Rollover Options and/or settlement of awards under the Flybondi Deferred Incentive Plans or other equity incentive plans that FB Parent may adopt in the future, would dilute the percentage ownership held by you.

FB Parent’s issuance of additional FP Parent Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

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FB Parent’s existing shareholders’ proportionate ownership interest in FB Parent will decrease;
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the amount of cash available per share, including for payment of dividends in the future, may decrease;
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the relative voting strength of each previously outstanding FB Parent Ordinary Share may be diminished; and
•
the market price of FB Parent Ordinary Shares may decline.

Integral and, following the consummation of the Business Combination, FB Parent, may amend the terms of the Integral Warrants (or, following the consummation of the Business Combination, the FB Parent Warrants) in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants (or, following the consummation of the Business Combination, FB Parent Warrants issued upon conversion of Public Warrants). As a result, the exercise price of such warrants could be increased, the exercise period could be shortened and the number of shares of Integral Class A Common Stock (or, following the consummation of the Business Combination, FB Parent Ordinary Shares) purchasable upon exercise of a warrant could be decreased, all without your approval.

The Integral Warrants were issued in registered form under the Existing Warrant Agreement, which provides that the terms of the Integral Warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the Existing Warrant Agreement to the description of the terms of the Integral Warrants and the Existing Warrant Agreement set forth in Integral’s final prospectus for the IPO, or to cure, correct or supplement any defective provision, (ii) to make any amendments that are necessary in the good faith determination of the Integral Board (taking into account then existing market precedents) to allow for the warrants to be classified as equity in Integral’s financial statements, or (iii) to add or change any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties to the Existing Warrant Agreement may deem necessary or desirable and that the parties deem not to adversely affect the interests of the registered holders of the Integral Warrants. The Existing Warrant Agreement requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants; provided that, solely with respect to any amendment to the terms of the Private Warrants or any provision of the Existing Warrant Agreement with respect to the Private Warrants that does not adversely affect any of the terms of the Public Warrants, such amendment will require only the written consent or vote of the registered holders of at least 50% of the then outstanding Private Warrants.

In connection with the Closing of the Business Combination, Integral, FB Parent and Continental, as warrant agent, will enter into the Warrant Amendment Agreement, pursuant to which the Integral Warrants will convert into FB Parent Warrants and Integral will assign to FB Parent, and FB Parent will assume, all of Integral’s right, title and interest in the Existing Warrant Agreement. Accordingly, following the consummation of the Business Combination, FB Parent may amend the terms of the FB Parent Warrants issued upon conversion of Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding FB Parent Warrants issued upon conversion of Public Warrants approve of such amendment. The ability to amend the terms of the FB Parent Warrants issued upon conversion of Public Warrants with the consent of at least 50% of the then outstanding FB Parent Warrants issued upon conversion of the Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of FB Parent Ordinary Shares purchasable upon exercise of a warrant.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Public Warrants, and, following the consummation of the Business Combination, FB Parent Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Integral, and, following the consummation of the business Combination, FB Parent, irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. FB Parent will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum, and any holder of Public Warrants who seeks to bring a claim cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Public Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, FB Parent may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect FB Parent's business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

Following the consummation of the Business Combination, FB Parent may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the consummation of the Business Combination, FB Parent will have the ability to redeem outstanding warrants issued upon conversion of the Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the FB Parent Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which FB Parent gives proper notice of such redemption and provided certain other conditions are met. If and when the FB Parent Warrants become redeemable by FB Parent, FB Parent may not exercise its redemption right if the issuance of shares of FB Parent Ordinary Shares upon exercise of the FB Parent Warrants is not exempt from registration or qualification under applicable state blue sky laws or FB Parent is unable to effect such registration or qualification. FB Parent will use its commercially reasonable efforts to register or qualify such FB Parent Ordinary Shares under the blue sky laws of the state of residence in those states in which the FB Parent Warrants were originally offered. Redemption of the outstanding FB Parent Warrants could force you (i) to exercise your FB Parent Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your FB Parent Warrants at the then-current market price when you might otherwise wish to hold your FB Parent Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding FB Parent Warrants are called for redemption, is likely to be substantially less than the market value of your FB Parent Warrants.

None of the FB Parent Warrants issued upon conversion of Private Warrants or the Conversion Warrants will be redeemable by FB Parent.

In the event that FB Parent elects to redeem all of the Public Warrants as described above, FB Parent will fix a date for the redemption (the “Redemption Date”). Pursuant to the terms of the Warrant Agreement, as amended and restated, notice of redemption will be mailed by first class mail, postage prepaid, by FB Parent not less than 30 days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. In addition, FB Parent expects that it will issue a press release containing the notice of redemption. Further, beneficial owners of the Public Warrants will be notified of such redemption via the posting of the redemption notice to DTC.

FB Parent will not be contractually obligated to notify investors when the Public Warrants become eligible for redemption and do not intend to so notify investors upon eligibility of the Public Warrants for redemption, unless and until FB Parent elects to redeem such warrants pursuant to the terms of the Warrant Agreement, as amended and restated.

If FB Parent fails to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, FB Parent’s ability to produce timely and accurate consolidated financial statements or comply with applicable regulations could be impaired.

As a public company, FB Parent will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of Nasdaq. FB Parent expects that the requirements of these rules and regulations will continue to increase FB Parent’s legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly and place significant strain on FB Parent’s personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that FB Parent maintains effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of FB Parent’s disclosure and procedures and internal control over financial reporting to allow management to report on. FB Parent will be required to provide an annual management report on the effectiveness of FB Parent’s internal control over financial reporting commencing with FB Parent’s second annual report on Form 20-F, which FB Parent expects to file in 2026 with respect to the fiscal year ending December 31, 2025. However, for so long as FB Parent remains an emerging growth company, FB Parent’s independent registered public accounting firm will not be required to attest to the effectiveness of FB Parent’s internal control over financial reporting pursuant to Section 404.

FB Parent is continuing to develop and refine FB Parent’s disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to FB Parent’s principal executive and financial officers. FB Parent is also continuing to improve FB Parent’s internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls.

FB Parent expects to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve FB Parent’s internal control environment. If we identify future deficiencies in FB Parent’s internal control over financial reporting or if FB Parent is unable to comply with the demands that will be placed upon FB Parent as a public company, including the requirements of Section 404, in a timely manner, FB Parent may be unable to accurately report FB Parent’s financial results, or report them within the timeframes required by the SEC. FB Parent also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if FB Parent is unable to assert that FB Parent’s internal control over financial reporting is effective, or if FB Parent’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of FB Parent’s internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of FB Parent’s financial reports, FB Parent may face restricted access to the capital markets and FB Parent’s share price may be adversely affected.

FB Parent’s current controls and any new controls that FB Parent develops may also become inadequate because of changes in FB Parent’s business, and weaknesses in FB Parent’s disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could cause us to fail to meet FB Parent’s reporting obligations, result in a restatement of FB Parent’s financial statements for prior periods, undermine investor confidence in FB Parent, and adversely affect the trading price of FB Parent’s common stock. In addition, if FB Parent is unable to continue to meet these requirements, FB Parent may not be able to remain listed on Nasdaq.

Upon the consummation of the Business Combination, FB Parent will be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Upon the consummation of the Business Combination, Pangaea will hold approximately 58.3% of FB Parent’s voting power assuming no redemption of any outstanding share of Integral Class A Common Stock. Peter Yu, Flybondi and FB Parent's chairman, will have ultimate voting and investment discretion over FB Parent Ordinary Shares that will be held by Pangaea. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, Company, or another company is a “controlled company” and will be permitted to elect to not comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that the nominating and corporate governance committee is composed entirely of independent directors, and the requirement that the compensation committee is composed entirely of independent directors. Currently, FB Parent expects to utilize certain of these exemptions. As a result, to the extent FB Parent avails of it any of these exceptions, you will not have the same protection afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Pangaea, being Flybondi’s controlling shareholder, will hold considerable leverage over FB Parent following the Closing, and the potential for diverging interests exists between Pangaea and FB Parent’s other shareholders due to Pangaea’s controlling stake in Flybondi.

Upon the Closing, Pangaea will hold a significant percentage of FB Parent’s voting equity. As with other controlling shareholders, Pangaea will have considerable leverage over FB Parent’s business, including decisions regarding mergers, consolidations, the sale of all or substantially all of FB Parent’s assets, election of directors, declaration of dividends, and other significant corporate actions. Hence, Pangaea has the potential for interests that conflict with the interests of FB Parent’s other shareholders.

The rights of FB Parent’s security holders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in Ordinary Shares and its ability to conduct equity financings.

FB Parent’s corporate affairs are governed by FB Parent’s articles of association and the laws of England and Wales. The rights of FB Parent’s security holders and the responsibilities of its directors and officers under English law are different from those applicable to a corporation incorporated in the United States. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its shareholders. English law imposes various statutory and fiduciary duties on the directors of an English company, including to act in a way that would be most likely to promote the success of the company for the benefit of its members as a whole. These general duties are owed by the directors to the company, rather than to both the company and its shareholders. Additionally, under Delaware law, a stockholder may bring a derivative action on behalf of a company to enforce a company’s rights. Under English law, a shareholder may bring a derivative claim on behalf of a company where certain specified types of wrong have been committed by the company’s directors. In such action initiated by a shareholder, the compensation would be nevertheless awarded in favor of the corporation. Furthermore, in the event of bankruptcy under Delaware Law, if the insolvency practitioner fails to enforce a right on behalf of a corporation; a shareholder or a creditor of corporation may initiate an action to enforce a right of a corporation to claim damages from the directors who are personally liable, against such directors and managers. See “Comparison of Corporate Governance and Rights of Holders of Shares” for an additional explanation of the differences. Therefore, FB Parent’s security holders may have more difficulty in protecting their interests in connection with actions taken by FB Parent’s directors, officers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, FB Parent’s security holders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

Following the consummation of the Business Combination, there can be no assurance that the FB Parent Warrants will be in the money at the time they become exercisable or thereafter, and they may expire worthless.

The exercise price for the FB Parent Warrants will be $11.50 per FB Parent Ordinary Share (subject to adjustment), and the exercise period will commence 30 days following the Closing and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. There can be no assurance that the FB Parent Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the FB Parent Warrants may expire worthless.

It is not expected that FB Parent will pay dividends in the foreseeable future after the Business Combination.

It is expected that FB Parent will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that FB Parent will pay any cash dividends in the foreseeable future.

Following completion of the Business Combination, the FB Parent Board will have complete discretion as to whether to distribute dividends. Even if the FB Parent Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by FB Parent from subsidiaries, FB Parent’s financial condition, contractual restrictions and other factors deemed relevant by the FB Parent Board. There is no guarantee that the Ordinary Shares will appreciate in value after the Business Combination or that the trading price of the Ordinary Shares will not decline.

If the FB Parent Ordinary Shares or the Public Warrants following the Business Combination are not eligible for deposit and clearing within the facilities of the DTC, then transactions in the FB Parent Ordinary Shares or the Public Warrants may be disrupted.

The facilities of the DTC are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. FB Parent expects that the FB Parent Ordinary Shares and the Public Warrants will be eligible for deposit and clearing within the DTC system following the Business Combination. FB Parent expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the FB Parent Ordinary Shares and the Public Warrants. FB Parent expects these actions, among others, will result in DTC agreeing to accept the FB Parent Ordinary Shares or the Public Warrants for deposit and clearing within its facilities.

DTC is not obligated to accept the FB Parent Ordinary Shares or the Public Warrants for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept the FB Parent Ordinary Shares or the Public Warrants, it will generally have discretion to cease to act as a depository and clearing agency for the FB Parent Ordinary Shares and the Public Warrants.

If DTC determines at any time after the completion of the transactions and the listing that the FB Parent Ordinary Shares or the Public Warrants were not eligible for continued deposit and clearance within its facilities, then FB Parent believes the FB Parent Ordinary Shares or the Public Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While FB Parent would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of the FB Parent Ordinary Shares or the Public Warrants.

Estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which FB Parent competes achieves the forecasted growth, FB Parent’s business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, including those Integral and Flybondi have generated, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of FB Parent’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by FB Parent’s market opportunity estimates will purchase FB Parent’s products at all or generate any particular level of revenue for FB Parent. Any expansion in FB Parent’s market depends on a number of factors, including the cost, performance, and perceived value associated with FB Parent’s platform and products and those of its competitors. Even if the market in which FB Parent competes meets the size estimates and growth forecasted, FB Parent’s business could fail to grow at similar rates, if at all. FB Parent’s growth is subject to many factors, including its success in implementing its growth strategies, which are subject to many risks and uncertainties. Accordingly, FB Parent’s forecasts of market growth should not be taken as indicative of its future growth.

The exercise of registration rights may adversely affect the market price of FB Parent’s securities.

Pursuant to the Registration Rights Agreement, FB Parent will agree that, within 30 calendar days after the Closing Date, it will file with the SEC a registration statement to permit the public resale of certain FB Parent securities held by certain holders of FB Parent securities upon the Closing. Assuming all shareholders of Flybondi exchange their shares in Flybondi for FB Parent Ordinary Shares in connection with the Closing and no further shareholders of Flybondi become Sellers (and consequently would not be entitled to registration rights), approximately 33,290,720 FB Parent Ordinary Shares (which includes any securities exercisable into FB Parent Ordinary Shares) will be subject to registration rights under the Registration Rights Agreement. The presence of these additional FB Parent securities trading in the public market may have an adverse effect on the market price of FB Parent’s securities.

The JOBS Act permits “emerging growth companies” like FB Parent to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. In addition, as a foreign private issuer, FB Parent will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies. This may limit the information available to holders of FB Parent securities.

FB Parent currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, FB Parent takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, FB Parent shareholders may not have access to certain information they deem important. FB Parent cannot predict if investors will find the FB Parent Ordinary Shares less attractive because it relies on these exemptions. If some investors find the FB Parent Ordinary Shares less attractive as a result, there may be a less active trading market and the price for the FB Parent Ordinary Shares may be more volatile. FB Parent may not qualify as an emerging growth company in the future and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act or other matters as a result.

In addition to FB Parent's status as an emerging growth company, FB Parent is expected to qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, FB Parent will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, even after FB Parent no longer qualifies as an emerging growth company, as long as FB Parent qualifies as a foreign private issuer, FB Parent will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; (iii) if such foreign private issuer's home country allows, scaled disclosure regarding executive compensation and (iv) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events. As a result, some of FB Parent’s key executives may sell a significant amount of FB Parent securities and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of FB Parent Ordinary Shares may decline significantly. Furthermore, FB Parent will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies, and, as a result, there may be less publicly available information concerning FB Parent than there is for U.S. public companies.

If FB Parent ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.

As a foreign private issuer, FB Parent will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and may take advantage of certain exemptions to Nasdaq’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, FB Parent would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or if it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If FB Parent loses its foreign private issuer status, it would be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. FB Parent would also be required to comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a result, if it were to become a U.S. listed public company that is not a foreign private issuer, FB Parent would incur significant additional legal, accounting, and other expenses that it will not incur as a foreign private issuer. Such expenses could have a material adverse effect on FB Parent’s results of operations.

U.S. Tax Risk Factors

There may be tax consequences of the Merger that adversely affect holders of Integral Common Stock or Integral Warrants.

Although the exchange of Integral Common Stock and Integral Warrants for FB Parent Ordinary Shares and FB Parent Warrants pursuant to the Merger is intended to qualify as a tax-free exchange for U.S. federal income tax purposes, the requirements for tax-free treatment are complex and there can be no assurance that the IRS or any court will agree with this position. For example, if the IRS were to successfully challenge FB Parent’s status as a U.S. corporation for U.S. federal income tax purposes (as discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of FB Parent”), U.S. holders (as defined under the section entitled “Material U.S. Federal Income Tax Considerations”) of Integral Common Stock and Integral Warrants could recognize gain as a result of the Merger.

The requirements for tax-free treatment are discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations.” If you are a U.S. holder exchanging Integral Common Stock in the Merger or holding Integral Warrants at the time of the consummation of the Merger, you should consult with your tax advisors to determine the tax consequences thereof.

However, whether the requirements described above are met will depend on facts existing at the Effective Time. As a result, tax counsel is unable to opine on whether the Business Combination will satisfy the applicable requirements under Section 367(a) of the Code, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Business Combination will not result in gain being recognized by U.S. Holders of Integral securities under Section 367(a) of the Code. In addition, no assurance can be given that the IRS will not challenge the satisfaction of the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder with respect to the Business Combination to cause U.S. holders to recognize a gain as a result of the Business Combination or that a court would not sustain such a challenge. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination to you. See the section entitled “Material U.S. Federal Income Tax Considerations” below for a more detailed discussion of the tax consequences to holders of Integral securities.

A new 1% U.S. federal excise tax could be imposed on Integral in connection with redemptions of Integral Common Stock.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into U.S. federal law. The IR Act provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax applies to stock repurchases occurring in 2023 and beyond. It is currently expected that Integral (a Delaware corporation whose securities are trading on Nasdaq) is a “covered corporation” for this purpose. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. The U.S. Department of the Treasury has authority to provide excise tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury Regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

The extent of the excise tax that may be incurred in connection with a redemption of Integral Common Stock would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued by FB Parent in connection with the Business Combination, and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. As noted above, the excise tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased, and only limited guidance on the mechanics of any required reporting and payment of the excise tax on which taxpayers may rely have been issued to date. The imposition of the excise tax, including in connection with the recently completed Extension or the Business Combination, could reduce the amount of cash available to Integral for effecting the redemptions of Integral Common Stock and could reduce the cash on hand for Integral (and FB Parent following the Business Combination) to fund operations and to make distributions to shareholders.

If FB Parent is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

If FB Parent is characterized as a passive foreign investment company (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of FB Parent Ordinary Shares, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. FB Parent’s PFIC status for its current and subsequent taxable years may depend on its unbooked goodwill as valued based on the fair market value of FB Parent’s equity and whether it qualifies for the PFIC start-up exception. Depending on the particular circumstances, the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that FB Parent will qualify for the start-up exception. Accordingly, there can be no assurances with respect to FB Parent’s status as a PFIC for its current taxable year or any subsequent taxable year. FB Parent’s actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Please see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Ownership and Disposition of FB Parent Ordinary Shares by U.S. Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to FB Parent’s potential PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of FB Parent Ordinary Shares.

If a U.S. person is treated as owning at least 10% of the stock of FB Parent, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the stock of FB Parent, such person may be treated as a “United States shareholder” with respect to each of FB Parent and its direct and indirect subsidiaries (collectively, the “FB Parent Group”) that is a “controlled foreign corporation,” or CFC, for U.S. federal income tax purposes. A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If the FB Parent Group includes one or more U.S. subsidiaries, certain of FB Parent’s non-U.S. subsidiaries could be treated as CFCs regardless of whether FB Parent is treated as a CFC. Immediately following the consummation of the Business Combination, the FB Parent Group will include a U.S. subsidiary.

If FB Parent or any of its non-U.S. subsidiaries is a CFC, 10% “United States shareholders” will be subject to adverse income inclusion and reporting requirements with respect to such CFC. No assurance can be provided that FB Parent will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs.

There may be tax consequences of the Share Exchange that adversely affect U.S. holders of Flybondi Shares.

In the opinion of Greenberg Traurig, LLP, counsel to Flybondi, the Share Exchange, taken together with certain related transactions, should constitute an integrated transaction that qualifies under Section 351(a) of the Code, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.2 hereto. If the Share Exchange, taken together with certain related transactions, qualifies under Section 351(a) of the Code, a U.S. holder that exchanges Flybondi Shares in the Share Exchange for FB Parent Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code and the PFIC rules discussed in the section entitled “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination to U.S. Holders of Flybondi Shares.” However, because the provisions of Section 351(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of Flybondi or FB Parent, the qualification of the Share Exchange for the Intended Tax Treatment is not free from doubt. If the Share Exchange, taken together with certain related transactions, does not qualify under Section 351(a) of the Code, a U.S. holder may be required to recognize gain on the Share Exchange.

The requirements for tax-free treatment, including the rules of Section 367(a) of the Code and the PFIC rules, are discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences of the

Business Combination to U.S. Holders of Flybondi Shares.” If you are a U.S. holder exchanging Flybondi Shares in the Share Exchange, you should consult with your tax advisors to determine the tax consequences thereof.

General Risk Factors

Integral has previously identified material weaknesses in its internal control over financial reporting. If Integral is unable to maintain an effective system of internal control over financial reporting, Integral may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Integral, or, following the Business Combination, the Combined Company, and materially and adversely affect Integral’s or the Combined Company’s business and operating results.

Integral has identified material weaknesses in its internal control over financial reporting related to errors in fair value calculation of certain financial instruments, unrecorded liabilities, including New York State taxes, and lack of control in connection with timely review of the difference between the 2023 tax provision and corporate income tax return that resulted in a potential tax liability of $371,214 as of September 30, 2024. As a result of these material weaknesses, Integral’s management concluded that its internal control over financial reporting was not effective as of December 31, 2024.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Integral’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for Integral to provide reliable financial reports and prevent fraud. Consequently, Integral designed and implemented remediation measures to address the previously identified material weakness. Specifically, Integral’s management plans to enhance internal controls and procedures, including enhancing access to accounting literature, identification, and consideration of third-party professionals with whom to consult regarding complex accounting applications and implementing additional layers of reviews in the financial close process. The elements of Integral’s remediation plan can only be accomplished over time, and Integral can offer no assurance that these initiatives will ultimately have the intended effects. Integral believes its efforts will enhance its controls relating to accounting for complex financial transactions, but it can offer no assurance that such controls will not require additional review and modification in the future as industry accounting practice may evolve over time.

If Integral fails to remediate its existing material weakness or identifies any new material weaknesses in the future, such material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Integral or the Combined Company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Integral’s, or, following the Business Combination, FB Parent’s, financial reporting and the price of shares of Integral Class A Common Stock or FB Parent Ordinary Shares may decline as a result.

Integral cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Integral, and following the Business Combination, the Combined Company, may face litigation and other risks as a result of the material weakness in Integral’s internal control over financial reporting.

As of December 31, 2024, Integral identified a material weakness in Integral’s internal control over financial reporting. As a result of such material weakness and other matters raised or that may in the future be raised by the SEC, Integral faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weakness in Integral’s internal control over financial reporting and the preparation of Integral’s financial statements. As of the date of this proxy statement/prospectus, Integral has no knowledge of any such litigation or dispute. However, Integral can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Integral’s business, results of operations and financial condition or Integral’s ability to complete the Business Combination, and following the Business Combination, the Combined Company’s business, results of operations and financial condition.

Integral may not be able to complete an initial business combination with certain potential target companies if a proposed transaction with the target company is subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.

Certain acquisitions or business combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit an initial business combination to be consummated with Integral, Integral may not be able to consummate a business combination with such target. In addition, regulatory considerations may decrease the pool of potential target companies Integral may be willing or able to consider.

Among other things, U.S. law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

Outside the United States, laws or regulations may affect our ability to consummate a business combination with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses where a country’s culture or heritage may be implicated.

Enrique Klix, Integral’s Chief Executive Officer, is the sole managing member of the Sponsor. Mr. Klix is a citizen of Argentina, the United Kingdom and Australia, and is a resident of Australia. Other members of the Sponsor include certain officers and directors of Integral. To the best of Integral’s knowledge, approximately 26.9% of the total allocated membership interests in the Sponsor are owned by U.S. persons on a look-through basis and approximately 73.1% of interests in the Sponsor are owned by non-U.S. persons on a look-through basis. Of the approximately 73.1% of interests in the Sponsor owned by non-U.S. persons, approximately 59.0% are owned by persons in Australia, approximately 10.6% are owned by persons in Hong Kong and 3.5% are owned by persons in Canada. Accordingly, the Sponsor is controlled by a non-U.S. person, and CFIUS may consider Integral to be a “foreign person.”

The Sponsor is expected to own approximately 7.1% of the combined entity following the Business Combination, assuming (i) no redemptions and (ii) that all holders of Flybondi that are not Sellers exchange their shares of Flybondi for FB Parent Ordinary Shares.

Although Integral does not believe Flybondi is a U.S. business that may affect national security, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order Integral to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership of the Sponsor.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent Integral from consummating the Business Combination with Flybondi. If Flybondi were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction, and we may be adversely affected in terms of competing with other SPACs that do not have similar ownership issues. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because Integral have only a limited time to complete an initial business combination, its failure to obtain any required approvals within the requisite time period may require Integral to liquidate. If Integral were to liquidate, its public stockholders may only receive $11.22 per share (as of December 31, 2024, after taking into account the removal of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions). This will also cause you to lose any potential investment opportunity in Flybondi or any other acquisition target and the chance of realizing future gains on your investment through any price appreciation in the combined company, and Integral's rights will expire worthless.

Changes in laws or regulations, or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations, or applications, may adversely affect Integral’s business, including its ability to complete the Business Combination, investments and results of operations, or the Combined Company’s business, investments, and results of operations.

Integral is, and the Combined Company will be, subject to laws and regulations, and interpretations and applications of such laws and regulations, enacted by national, regional, and local governments. In particular, Integral is, and the Combined Company will be, required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations, and interpretations and applications of such laws and regulations, may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Integral’s or the Combined Company’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Integral’s business, including its ability to complete the Business Combination, investments and results of operations, or the Combined Company’s business, investments and results of operations.

If Integral is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, Integral may abandon its efforts to consummate an initial business combination and liquidate.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, and it is possible that a claim could be made that Integral has been operating as an unregistered investment company. If Integral is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted. In addition, Integral would be subject to burdensome compliance requirements. Integral does not believe that its principal activities will subject it to regulation as an investment company under the Investment Company Act. However, if Integral is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which Integral has not allotted funds. As a result, unless Integral is able to modify its activities so that it would not be deemed an investment company, Integral would expect to abandon its efforts to complete an initial business combination and instead to liquidate. If Integral is required to liquidate, its stockholders would not be able to realize the benefits of owning stock in a successor operating business, such as the Combined Company, including the potential appreciation in the value of the shares of Integral Common Stock and Integral Warrants following such a transaction, including the Business Combination, and the Integral Warrants would expire worthless.

Integral has instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a national bank until the earlier of the consummation of an initial business combination or Integral’s liquidation, and Integral may therefore be able to mitigate the risk that it could be deemed to be an investment company for purposes of the Investment Company Act. As a result, following the liquidation of securities in the Trust Account, Integral may receive minimal interest, if any, on the funds held in the Trust Account, which may reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of the company.

The funds in the Trust Account were held, since the IPO, only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of Integral being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, Integral has instructed the trustee with respect to the Trust Account to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a national bank until the earlier of consummation of an initial business combination or liquidation of the company. Following such liquidation of the securities held in the Trust Account, Integral may receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to Integral to pay its taxes, other than excise tax liabilities arising in connection with redemptions, if any, and certain other expenses as permitted. As a result, Integral’s decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account may reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of the company.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that Integral may be considered an unregistered investment company, in which case Integral may be required to liquidate the company. Accordingly, Integral determined, in its discretion, to liquidate the securities held in the Trust Account and instead to hold all funds in the Trust Account in an interest-bearing demand deposit account at a national bank, which may reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of the company.

Recent increases in inflation and interest rates in the United States and elsewhere could make it more difficult for the parties to complete the Business Combination.

Recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for publicly traded securities, including Integral’s, or other national, regional, or international economic disruptions, any of which could make it more difficult for the parties to complete the Business Combination.

The parties’ ability to complete the Business Combination, or the operations of Integral, Flybondi or the Combined Company, may be materially adversely affected by negative impacts on the global economy, capital markets or other geopolitical conditions resulting from the invasion of Ukraine by Russia and the Israel-Hamas war, subsequent sanctions against Russia, Belarus and related individuals and entities, global food shortages and other related consequences of prolonged military conflict.

United States and global markets have and may continue to experience volatility and disruption following the escalation of geopolitical tensions, the invasion of Ukraine by Russia in February 2022 and the Israel-Hamas war. In response to the invasion of Ukraine by Russia, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide substantial military aid and other assistance to Ukraine and Israel during the ongoing military conflicts, increasing geopolitical tensions with Russia, Belarus and other nations. The invasion of Ukraine by Russia, the Israel-Hamas war and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflicts in Ukraine and Israel is highly unpredictable, the conflicts could lead to market disruptions, including significant volatility in energy and other commodity prices, credit, and capital markets, as well as supply chain interruptions. Additionally, these and any other military actions and any resulting sanctions, could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine and Israel-Hamas war, could adversely affect the parties’ ability to complete the Business Combination or the operations of Integral, Flybondi, or the Combined Company. The extent and duration of the Russian invasion of Ukraine, Israel-Hamas war and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions or military assistance continues for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for Integral’s or the Combined Company’s securities or the ability to raise financing in connection with the Business Combination. If these disruptions or other matters of global concern continue for an extensive period of time, the operations of Flybondi, and the Business Combination, may be materially adversely affected.

Cyber incidents or attacks directed at Integral could result in information theft, data corruption, operational disruption and/or financial loss.

Integral depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which Integral may deal. Sophisticated and deliberate attacks on, or security breaches in, Integral’s systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of Integral’s assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, Integral may not be sufficiently protected against such occurrences. In addition, the invasion of Ukraine by Russia, and the impact of sanctions against Russia and the potential for retaliatory acts from Russia, could result in increased cyber-attacks against U.S. companies. Integral may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents or attacks. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on Integral’s and, following the Business Combination, the Combined Company’s business and lead to financial loss.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Flybondi will experience. Flybondi and Integral have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined statement of financial position presents the combination of financial information of Integral and Flybondi, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2024, combines the historical consolidated statement of financial position of Flybondi as of June 30, 2024, with the historical balance sheet of Integral as of June 30, 2024, giving pro forma effect to the Business Combination as if it had occurred as of June 30, 2024.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024, combines the historical statement of comprehensive loss of Flybondi for the six months ended June 30, 2024, and the historical statement of operations of Integral for the six months ended June 30, 2024, on a pro forma basis as if the Business Combination had occurred on January 1, 2023.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, combines the historical statement of comprehensive loss of Flybondi for the year ended December 31, 2023, and the historical statement of operations of Integral for the year ended December 31, 2023 on a pro forma basis as if the Business Combination had occurred on January 1, 2023.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024, has been derived from:

•
the historical unaudited interim condensed financial statements of Integral as of June 30, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus;
•
the historical unaudited interim condensed consolidated financial statements of Flybondi as of June 30, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus; and
•
the historical audited financial statements of FB Parent as of June 30, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024, has been derived from:

•
the historical unaudited interim condensed financial statements of Integral for the six months ended June 30, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus;
•
the historical unaudited interim condensed consolidated financial statements of Flybondi for the six months ended June 30, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus; and
•
the historical audited financial statements of FB Parent from the period from inception through June 30, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been derived from:

•
the historical audited financial statements of Integral for the year ended December 31, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and
•
The historical audited consolidated financial statements of Flybondi for the year ended December 31, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”). Flybondi has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Flybondi and Integral included in this proxy statement/prospectus, “Flybondi Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Integral Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS Accounting Standards as issued by the IASB. Under this method of accounting, Integral will be treated as the “acquired” company for financial reporting purposes and Flybondi will be the accounting “acquirer.” This determination was primarily based on the assumptions that Flybondi’s shareholders will hold a majority of the voting power of the Combined Company, Flybondi’s operations will substantially comprise the ongoing operations of the Combined Company, Flybondi designees are expected to comprise a majority of the governing body of the Combined Company, and Flybondi’s senior management will comprise the senior management of the Combined Company. However, Integral does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of Integral will be stated at historical cost, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by Flybondi, which represents the fair value of the shares that Flybondi would have had to issue for the ratio of ownership interest in the Combined Company to be the same as if the Business Combination had taken the legal form of Flybondi acquiring shares of Integral, in excess of the net assets of Integral will be accounted for as stock-based compensation under IFRS 2 Share-based payment and is expected to be recorded upon consummation of the Business Combination.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2024 and, the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, are based on the historical financial statements of Integral, Flybondi and FB Parent. The amounts are presented in U.S. dollars (see Note 2 — “Basis of Presentation” for more detail). The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF FINANCIAL POSITION AS OF JUNE 30, 2024

	As of June 30, 2024			Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming maximum redemptions
	Flybondi Limited (Historical)	Flybondi Holdings plc (Historical)	INTEGRAL ACQUISITION CORPORATION 1 (Historical) (See Note 3)	Transaction Accounting Adjustments (See Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (See Note 4)		Pro Forma Combined
Assets
Non-current assets
Property, plant and equipment, net	8,772,703	-	-	-		8,772,703	-		8,772,703
Other receivables, net	776,085	-	-	-		776,085	-		776,085
Leases and maintenance guarantee deposits	56,616,257	-	-	-		56,616,257	-		56,616,257
Right of use assets	84,545,984	-	-	-		84,545,984	-		84,545,984
Investments held in Trust Account	-	-	13,325,388	(13,325,388)	(1)	-	(13,325,388)	(1)	-
Total non-current assets	150,711,029	-	13,325,388	(13,325,388)		150,711,029	(13,325,388)		150,711,029
Current assets
Other receivables	2,939,512	-	103,095	-		3,042,607	-		3,042,607
Trade receivables	17,590,812	-	-	-		17,590,812	-		17,590,812
Inventory	5,683,587	-	-	-		5,683,587	-		5,683,587
Leases and maintenance guarantee deposits	14,235,422	-	-	-		14,235,422	-		14,235,422
Financial assets at fair value through profit or loss	6,184,012	-	-	-		6,184,012	-		6,184,012
Cash and cash equivalents	1,406,294	-	973,267	13,325,388	(1)	5,491,521	13,325,388	(1)	1,750,956	(10)
				(674,665)	(8)		(3,740,565)	(3)
							(674,665)	(8)
				(9,538,763)	(11)		(9,538,763)	(11)
Total current assets	48,039,639	-	1,076,362	3,111,960		52,227,961	(628,605)		48,487,396
Total assets	198,750,668	-	14,401,750	(10,213,428)		202,938,990	(13,953,993)		199,198,425
Liabilities and Shareholders' Deficit
Non-current liabilities
Lease liabilities	66,215,652	-	-	-		66,215,652	-		66,215,652
Other liabilities	70,150,041	-	-	-		70,150,041	-		70,150,041
Salaries and benefits payable	2,073,151	-	-	-		2,073,151	-		2,073,151
Warrant liabilities		-	1,070,000	-		1,070,000	-		1,070,000
Financial liability at fair value through profit or loss	-	-	13,279,328	(9,538,763)	(11)	-	(9,538,763)	(11)	-
	-	-	-	(3,740,565)	(2)	-	(3,740,565)	(3)	-
Total non-current liabilities	138,438,844	-	14,349,328	(13,279,328)		139,508,844	(13,279,328)		139,508,844
Current liabilities
Trade payables	50,756,286	-	1,222,573	1,914,915	(4)	53,893,774	1,914,915	(4)	53,893,774
Salaries and benefits payable	11,632,680	-	-	-		11,632,680	-		11,632,680
Taxes payable	2,970,129	-	1,186,579	-		4,156,708	-		4,156,708
Air traffic liability	44,238,664	-	-	-		44,238,664	-		44,238,664
Other liabilities	25,474,417	28,032	2,065,000	(674,665)	(8)	26,892,784	(674,665)	(8)	26,892,784
Loans and other financial liabilities	39,217,776	-	-	-		39,217,776	-		39,217,776
Lease liabilities	23,156,356	-	-	-		23,156,356	-		23,156,356
Total current liabilities	197,446,308	28,032	4,474,152	1,240,250		203,188,742	1,240,250		203,188,742
Total liabilities	335,885,152	28,032	18,823,480	(12,039,078)		342,697,586	(12,039,078)		342,697,586
Shareholders' deficit
Share capital	18,922,300	-	-	(18,922,300)	(7)	-	(18,922,300)	(7)	-
Share premium	113,446,414	-	-	(113,446,414)	(7)	-	(113,446,414)	(7)	-
Share based payment reserve	14,690,727	-	-	1,001,028	(9)	15,691,755	1,001,028	(9)	15,691,755
Integral Class A common stock	-	-	288	(288)	(7)	-	(288)	(7)	-
Integral Class B common stock	-	-	-	-		-	-		-
FB Parent Ordinary Share ordinary shares (a)	-	-	-	420,423	(7)	420,423	415,836	(7)	415,836
Additional paid-in capital	-	-	-	36,230,782	(5)	167,497,908	35,989,230	(5)	163,520,378
				3,740,565	(2)		(4,422,018)	(6)
				(4,422,018)	(6)		131,953,166	(7)
				131,948,579	(7)		-
Accumulated deficit	(284,193,925)	(28,032)	(4,422,018)	4,422,018	(6)	(323,368,682)	4,422,018	(6)	(323,127,130)
				(1,914,915)	(4)		(1,914,915)	(4)
				(36,230,782)	(5)		(35,989,230)	(5)
				(1,001,028)	(9)		(1,001,028)	(9)
Total shareholders' deficit	(137,134,484)	(28,032)	(4,421,730)	1,825,650		(139,758,596)	(1,914,915)		(143,499,161)
Total liabilities and shareholders' deficit	198,750,668	-	14,401,750	(10,213,428)		202,938,990	(13,953,993)		199,198,425

(a) 33,237,670 FB Parent Ordinary Shares will be issued and outstanding in scenario 1 - assuming no redemptions and 32,875,000 FB Parent Ordinary Shares will be issued and outstanding in scenario 2 - assuming maximum redemptions.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2024

			Integral		Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming maximum redemptions
	Flybondi Limited (Historical)	Flybondi Holdings plc (Historical)	Acquisition Corporation 1 (Historical) (see Note 3)		Transaction Accounting Adjustments (see Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (see Note 4)		Pro Forma Combined
Revenue	$153,224,766	-	-		-		$153,224,766	-		$153,224,766
Operating expenses
Aircraft fuel	(63,130,044)	-	-		-		(63,130,044)	-		(63,130,044)
Salaries and benefits	(31,701,841)	-	-		-		(31,701,841)	-		(31,701,841)
Aircraft right-of-use asset depreciation	(39,893,581)	-	-		-		(39,893,581)	-		(39,893,581)
Other operational expenses	(16,274,346)	(28,032)	$(908,571)		-		(17,210,949)	-		(17,210,949)
Other maintenance costs	(12,650,371)	-	-		-		(12,650,371)	-		(12,650,371)
Marketing and advertising expenses	(6,859,543)	-	-		-		(6,859,543)	-		(6,859,543)
Airport fees	(7,518,675)	-	-		-		(7,518,675)	-		(7,518,675)
Passenger expenses	(8,865,101)	-	-		-		(8,865,101)	-		(8,865,101)
Insurance cost	(1,780,538)	-	-		-		(1,780,538)	-		(1,780,538)
Depreciation and amortization	(795,001)	-			-		(795,001)	-		(795,001)
Rentals	(368,362)	-	-		-		(368,362)	-		(368,362)
Total Operating Expenses	(189,837,403)	(28,032)	(908,571)		-		(190,774,006)	-		(190,774,006)
Operating loss	$(36,612,637)	$(28,032)	$(908,571)		$-		$(37,549,240)	$-		$(37,549,240)

Financial income (expenses)	5,685,596	-	20,262	(3)	(341,262)	(A)	5,364,596	(341,262)	(A)	5,364,596
Foreign currency exchange, net	72,128,000	-	-		-		72,128,000	-		72,128,000
Gain on net monetary position	1,957,412	-	-		-		1,957,412	-		1,957,412
Income (Loss) before income tax	$43,158,371	$(28,032)	$(888,309)		$(341,262)		$41,900,768	$(341,262)		$41,900,768
Income tax expense (E)	-	-	(87,143)		87,143	(A)	-	87,143	(A)	-
Income (Loss) for the period	$43,158,371	$(28,032)	$(975,452)		$(254,119)		$41,900,768	$(254,119)		$41,900,768
Basic weighted average shares outstanding (1)	1,690,103,474	1	4,073,342				33,237,670			32,875,000
Diluted weighted average shares outstanding (1)	1,726,249,529	1	4,073,342				33,237,670			32,875,000
Basic net (loss) income per share (2) (F)	0.0255	(28,032)	(0.2395)				1.2606			1.2745
Diluted net (loss) income per share (2) (F)	0.0250	(28,032)	(0.2395)				1.2606			1.2745

(1) For weighted average shares outstanding and diluted see “Interim Condensed Consolidated Financial Statements of Flybondi as of June 30, 2024”, “Financial Statements of Flybondi Holdings plc as of June 30, 2024”, “Condensed Financial Statements of Integral as of June 30, 2024” and “Share ownership in combined company” in the different scenarios.

(2) Basic and diluted net (loss) income per share is a result of Income (loss) for the year divided by weighted average shares outstanding and diluted. The average market price of common stock is assumed to be US$10.98 for the purposes of this Article 11 Pro Forma and all public and private warrants are out-of-the money; therefore, the 5,750,000 and 4,950,000 public and private warrants, respectively, are excluded from both the calculation of the pro forma basic and diluted income (loss) per share.

(3) Includes Interest income and Unrealized gain (loss) on change in fair value of warrant liabilities for $341,262 and ($321,000), respectively, to conform to Flybondi’s presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2023

		Integral		Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming maximum redemptions
	Flybondi Limited (Historical)	Acquisition Corporation 1 (Historical) (see Note 3)		Transaction Accounting Adjustments (see Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (see Note 4)		Pro Forma Combined
Revenue	$212,939,579	-		-		$212,939,579	-		$212,939,579
Operating expenses		-		-		-	-		-
Aircraft fuel	(84,102,268)	-		-		(84,102,268)	-		(84,102,268)
Salaries and benefits	(46,139,357)	-		$(1,623,911)	(D)	(47,763,268)	$(1,623,911)	(D)	(47,763,268)
Aircraft right-of-use asset depreciation	(66,230,063)	-				(66,230,063)			(66,230,063)
Other operational expenses	(20,208,693)	$(2,414,736)		(1,914,915)	(B)	(60,769,126)	(1,914,915)	(B)	(60,527,574)
				(36,230,782)	(C)		(35,989,230)	(C)
Other maintenance costs	(16,716,430)	-		-		(16,716,430)	-		(16,716,430)
Marketing and advertising expenses	(9,733,684)	-		-		(9,733,684)	-		(9,733,684)
Airport fees	(9,448,601)	-		-		(9,448,601)	-		(9,448,601)
Passenger expenses	(7,776,554)	-		-		(7,776,554)	-		(7,776,554)
Insurance cost	(1,935,852)	-		-		(1,935,852)	-		(1,935,852)
Depreciation and amortization	(846,551)	-		-		(846,551)	-		(846,551)
Rentals	(407,607)	-		-		(407,607)	-		(407,607)
Total Operating Expenses	(263,545,660)	(2,414,736)		(39,769,607)		(305,730,003)	(39,528,056)		(305,488,452)
Operating loss	$(50,606,081)	$(2,414,736)		$(39,769,607)		$(92,790,424)	$(39,528,056)		$(92,548,873)
Financial income	-	4,439,334	(3)	(2,742,369)	(A)	1,696,965	(2,742,369)	(A)	1,696,965
Financial expenses	(4,040,586)	-		-		(4,040,586)	-		(4,040,586)
Foreign currency exchange, net	(30,192,568)	-		-		(30,192,568)	-		(30,192,568)
Loss on net monetary position	(16,944,432)	-		-		(16,944,432)	-		(16,944,432)
Income (Loss) before income tax	$(101,783,667)	$2,024,598		$(42,511,976)		$(142,271,045)	$(42,270,425)		$(142,029,494)
Income tax expense (E)	-	(497,003)		497,003	(A)	-	497,003	(A)	-
Income (Loss) for the year	$(101,783,667)	$1,527,595		$(42,014,973)		$(142,271,045)	$(41,773,422)		$(142,029,494)
Basic and diluted weighted average shares outstanding (1)	1,690,103,474	8,615,571				33,237,670			32,875,000
Basic and diluted net (loss) income per share (2) (F)	(0.06)	0.18				(4.28)			(4.32)

(1) For weighted average shares outstanding and diluted see “Consolidated Financial Statements of Flybondi as of December 31, 2023”, “Financial Statements of Integral as of December 31, 2023” and “Share ownership in combined company” in the different scenarios.

(2) Basic and diluted net (loss) income per share is a result of Income (loss) for the year divided by weighted average shares outstanding and diluted.

(3) Includes Interest income and Unrealized gain (loss) on change in fair value of forward purchase shares for $2,742,369 and $1,696,965, respectively, to conform to Flybondi’s presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Proposed Transactions

Business Combination

On October 19, 2023, Integral and Flybondi entered into a Business Combination Agreement. The Business Combination Agreement provides for, among other things, the following transactions: (i) FB Parent will acquire the shares of Flybondi held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent, and (ii) Integral will merge with and into Merger Sub , with Integral continuing as the surviving entity and as a wholly-owned subsidiary of FB Parent, and each issued and outstanding security of Integral immediately prior to the Merger will be canceled and converted into the right of the holder thereof to receive a substantially equivalent security of FB Parent.

At the effective time of the Share Exchange, the total consideration to be paid by FB Parent to the Sellers for their Flybondi Shares shall be an aggregate number of FB Parent Ordinary Shares valued at $10.00 per share, with an aggregate value of up to $300,000,000, with such amount equaling $300,000,000 if all holders of Flybondi Shares that are not Signing Sellers participate in the transactions by executing Seller Joinders by the Business Combination Agreement. Each Flybondi Share outstanding immediately prior to the effective time of the Share Exchange and held by a Seller will be exchanged for the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement.

For a detailed description of the Business Combination, see “Summary of the Proxy statement/prospectus — The Business Combination Agreement”.

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS Accounting Standards as issued by the IASB. Under this method of accounting, Integral will be treated as the “acquired” company for financial reporting purposes and Flybondi will be the accounting “acquirer.” This determination was primarily based on the assumptions that Flybondi’s shareholders will hold a majority of the voting power of the Combined Company, Flybondi’s operations will substantially comprise the ongoing operations of the Combined Company, Flybondi designees are expected to comprise a majority of the governing body of the Combined Company, and Flybondi’s senior management will comprise the senior management of the Combined Company. However, Integral does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of Integral will be stated at historical cost, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by Flybondi, which represents the fair value of the shares that Flybondi would have had to issue for the ratio of ownership interest in the Combined Company to be the same as if the Business Combination had taken the legal form of Flybondi acquiring shares of Integral, in excess of the net assets of Integral will be accounted for as stock-based compensation under IFRS 2 Share-based payment and is expected to be recorded upon consummation of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2024 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 and for the six months ended June 30, 2024, are based on the historical financial statements of Integral, Flybondi and FB Parent. The amounts are presented in U.S. dollars (see Note 2 — “Basis of Presentation” for more detail). The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

Note 2 — Basis of Presentation

The included unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”).

The pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors,” Integral and Flybondi have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial statements of the Flybondi and FB Parent have been prepared in accordance with IFRS Accounting Standards as issued by the IASB and in its presentation currency of the U.S. dollar. The historical financial statements of Integral have been prepared in accordance with US GAAP in its presentation currency of the U.S. dollar. The condensed combined pro forma financial information reflects IFRS Accounting Standards, the basis of accounting used by the registrant, Flybondi Holdings plc. Integral’s historical financial statements have been converted from US GAAP to IFRS Accounting Standards to align with the basis of accounting used by Flybondi Holdings plc. For more information on the US GAAP to IFRS Accounting Standards conversion of Integral’s balance sheet, see Note 3 - Integral IFRS Accounting Standards Conversion and Presentation Adjustments.

In November 2024, Integral Public Shareholders elected to redeem 835,672 shares of Integral Class A Shares at $11.41 per share, for total redemption amount of $9.5 million, in connection with the Third Extension, after which 362,670 Integral Class A Shares subject to redemption remained outstanding.

The pro forma condensed combined financial information has been prepared assuming two alternative scenarios regarding redemption of the Integral shares into cash:

•
Scenario 1 — Assuming no redemptions for cash: This presentation assumes that no Integral shareholders exercise redemption rights with respect to their Integral Public Shares upon consummation of the Business Combination, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension; and
•
Scenario 2 — Assuming maximum redemptions for cash: This scenario assumes that Integral stockholders exercise redemption rights with respect to 362,670 remaining Integral Public Shares in connection with the approval of the Business Combination, at an estimated price of $10.31 per share for an aggregate payment of $3,740,565, based on funds in the Trust Account, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension.

	Share ownership in combined company
	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario)
Stockholder	Shares	%	Shares	%
Flybondi Shareholders (1)	30,000,000	90.3%	30,000,000	91.3%
Sponsor Sourced Shares (2)	500,000	1.5%	500,000	1.5%
Integral Public Stockholders (6)	362,670	1.1%	-	-
Sponsor Related Parties	2,375,000	7.1%	2,375,000	7.2%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	100.0%	32,875,000	100.0%

Total Pro Forma Book Value (USD) (3)	$(139,758,596)		$(143,499,161)
Pro Forma Book Value Per Share (USD) (4)	$(4.20)		$(4.36)

	Pro Forma Combined		Pro Forma Combined
	(Assuming No		(Assuming Maximum
	Redemptions Scenario)		Redemptions Scenario
Stockholder	Shares	%	Shares	%
Total FB Parent ordinary shares outstanding at Closing, not reflecting potential sources of dilution	33,237,670	75.6%	32,875,000	75.4%
Potential sources of dilution:
Integral Warrants - Public	5,750,000	13.1%	5,750,000	13.2%
Integral Warrants - Private (to be held by the Sponsor) (5)	3,300,000	7.5%	3,300,000	7.6%
Integral Warrants - Private (to be held by the Cartesian Escrow Parties)	1,650,000	3.8%	1,650,000	3.8%

Total FB Parent ordinary shares outstanding at Closing	43,937,670	100.0%	43,575,000	100.0%

(1)
Assumes that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing.
(2)
Flybondi will allocate these shares, at its discretion, to other parties after completion of the transaction.
(3)
Total Pro Forma Book Value is Total shareholders' deficit, see “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the different scenarios.
(4)
Pro forma book value per share is a result of pro forma book value divided by total shares outstanding, excluding potential sources of dilution.
(5)
Does not include up to 1,500,000 Conversion Warrants that may be issued at Closing, at the election of the Sponsor, to the Sponsor in satisfaction of up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note.
(6)
Assuming no redemption scenario, 362,670 Integral Public Shares are calculated as follows: 1,198,342 Integral Public Shares outstanding as of June 30, 2024 less 835,672 Integral Public Shares redeemed in November 2024.

Note 3 — Integral IFRS Accounting Standards Conversion and Presentation Adjustments

The historical financial information of Integral has been adjusted to give effect to the differences between U.S. GAAP and IFRS Accounting Standards as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The adjustments required to convert Integral’s financial statements from U.S. GAAP to IFRS Accounting Standards for purposes of the unaudited pro forma condensed combined financial information were a) to reclassify Integral’s Ordinary Shares subject to redemption from mezzanine equity under US GAAP to non-current financial liabilities under IFRS and b) to reclassify and present warrants as other liabilities under IFRS Accounting Standards.

US GAAP to IFRS Accounting Standards conversion of Integral ’s Balance Sheets as of June 30, 2024

Integral’s financial statements have been prepared in accordance with US GAAP and are converted to IFRS Accounting Standards as follow:

	Integral Acquisition Corporation 1 (US GAAP Historical)	IFRS Conversion and Presentation Alignment		IFRS Conversion and Presentation Alignment
ASSETS
Non-current assets
Investments held in Trust Account	$13,325,388	$-		$13,325,388
Total non-current assets	$13,325,388	$-		$13,325,388
Current assets
Cash and cash equivalents	973,267	-		973,267
Franchise tax receivable	62,000			62,000	(3)
Prepaid expenses	41,095	-		41,095	(3)
Total current assets	$1,076,362	$-		$1,076,362
Total assets	$14,401,750	$-		$14,401,750
EQUITY
Class A common stock	288	-		288
Accumulated deficit	(3,352,018)	(1,070,000	)(2)	(4,422,018)
Total equity	$(3,351,730)	$(1,070,000)		$(4,421,730)
LIABILITIES
Non-current liabilities
Warrant liabilities	-	1,070,000	(2)	1,070,000
Class A common stock subject to possible redemption	-	13,279,328	(1)	13,279,328
Total non-current liabilities	$-	$14,349,328		$14,349,328
Current liabilities
Due to related parties	80,000	-		80,000	(5)
Working capital loans	1,390,335	-		1,390,355	(5)
Promissory note - related party	594,665	-		594,665	(5)
Excise tax payable	1,076,073	-		1,076,073	(4)
Income taxes payable	110,506	-		110,506	(4)
Accounts payable and accrued expenses	1,222,573	-		1,222,573
Total current liabilities	$4,474,152	$-		$4,474,152
Total liabilities	$4,474,152	$14,349,328		$18,823,480
Class A common stock subject to possible redemption	13,279,328	(13,279,328	)(1)	-
Total equity and liabilities	$14,401,750	$-		$14,401,750

(1)
To reclassify and present redeemable ordinary shares of Integral as other liabilities under IFRS Accounting Standards, as shareholders have the right to require Integral to redeem the ordinary shares and Integral has an irrevocable obligation to deliver cash or another financial instrument for such redemption.
(2)
To reclassify and present warrants as other liabilities under IFRS Accounting Standards, as the warrant agreement contemplates alternative settlements that do not involve the exchange of a fixed amount of cash or another financial asset for a fixed number of the Integral’s own equity instruments.
(3)
Presented together $103,095 in other receivables caption in the unaudited pro forma condensed combined statement of financial position to conform to Flybondi’s presentation.
(4)
Presented together $1,186,579 in tax payable caption in the unaudited pro forma condensed combined statement of financial position to conform to Flybondi’s presentation.
(5)
Presented together $2,065,000 in other liabilities caption in the unaudited pro forma condensed combined statement of financial position to conform to Flybondi’s presentation.

Note 4 — Transaction accounting adjustments of the Business Combination between the Integral and Flybondi

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(1)
To reflect the release of cash from the demand deposit account held in the trust account.

(2)
To reclassify other liabilities related to Integral Public Shares subject to redemption to permanent equity at the closing of the Business Combination.
(3)
For Scenario 2, which assumes the maximum number of Integral Public Shares are redeemed for cash by the Integral shareholders, $3,740,565 would be paid out in cash. The redemption of 362,670 Integral Public Shares at a price of $10.31 per share would reflect the maximum number of Integral Public Shares that may be redeemed.
(4)
Preliminary estimated transaction costs expected to be incurred by Integral and Flybondi as part of the Business Combination amounts of $7,436,189 for legal, accounting, and other expenses, which $5,521,274 have been accrued and recorded as of June 30, 2024. The remaining $1,914,915 is reflected as an adjustment to Trade Payables in the pro forma.
(5)
To reflect the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of FB Parent Ordinary Shares issued and the fair value of Integral’s identifiable net assets as of June 30, 2024, resulting in a $36,230,782 and $35,989,230 increase to accumulated loss assuming no redemptions and maximum redemptions, respectively. The fair value of shares issued was estimated based on a market price of $10.98 per share of Integral Class A Common Stock on June 30, 2024. The value is preliminary and will change based on fluctuations in the share price of Integral Class A Common Stock and changes in the fair value valuations for the other components listed below through the Closing Date.

IFRS 2 charge for listing services	Per share value	Assuming no redemptions			Assuming maximum redemptions
		Shares	Fair value		Shares	Fair value
Integral Acquisition Corporation 1 Class A Common Stock (a)	$10.98	2,737,669	$30,059,606		2,374,999	$26,077,489
Integral Acquisition Corporation 1 Class B Common Stock (a)	$10.98	1	$11		1	$11
Total fair value			$30,059,617			$26,077,500
Book value			(681,165)	(b)		(4,421,730)
Excess of fair value over book value			$30,740,782			$30,499,230

IFRS 2 charge related to issuance of sponsor sourced shares to other parties	Per share value	Assuming no redemptions		Assuming maximum redemptions
		Shares	Fair value	Shares	Fair value
Sponsor Sourced Shares (a) (c)	$10.98	500,000	$5,490,000	500,000	$5,490,000

	Assuming no redemptions	Assuming maximum redemptions
Listing charge	$30,740,782	$30,499,230
Sponsor sourced shares charge	$5,490,000	$5,490,000
Total IFRS 2 pro forma adjustment	$36,230,782	$35,989,230

(a) Per share value based on closing prices as of June 28, 2024 for SPAC Class A and Class B common shares.

(b) Book value assuming no redemptions:

Integral Book Value as of June 30, 2024 - assuming maximum redemptions	$(4,421,730)
Reclassification liability to equity - assuming no redemptions	$3,740,565
Integral Book Value assuming no redemptions	$(681,165)

(c) As disclosed elsewhere in this Proxy Statement/Prospectus, these Founders Shares will be transferred, directly or constructively (including pursuant to a forfeiture and reissuance), with Flybondi directing these 500,000 Sponsor Sourced Shares, at their discretion, to other parties after completion of the transaction. Flybondi expects to issue these shares to other parties for no consideration upon the closing of the transaction, and accordingly has recorded an additional pro forma IFRS 2 charge of $5,490,000.

(6)
To reflect the elimination of Integral’s accumulated deficit.

(7)
To reflect the exchange of the Flybondi Limited’s ordinary shares and Integral’s ordinary shares for FB Parent Ordinary Shares as part of the Business Combination, consisting of the elimination of Flybondi´s share capital $18,922,300, Flybondi´s share premium $113,446,414 and Integral Class A common stock $288 and the recognition of the issuance of FB Parent ordinary shares for $420,423 assuming no redemptions and $415,836 assuming maximum redemptions.
(8)
To reflect the payment of promissory notes issued by Integral and administrative fee to the Sponsor for $674,665, which are repayable in full upon the date of the consummation of the Business Combination.
(9)
To reflect an adjustment to accumulated deficit for an amount of $1,001,028 related to the vesting of all unvested Flybondi Options outstanding as of June 30, 2024. All unvested Flybondi Options outstanding immediately prior to the Share Exchange will be converted into options to purchase ordinary shares of FB Parent equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement.
(10)
Maximum redemptions scenario assumes the approval of Proposal No. 3 — The NTA Requirement Amendment Proposal to eliminate the limitation that Integral shall not redeem Public Shares to the extent that such redemption would result in Integral’s failure to have net tangible assets of at least $5,000,001.

(11)
In November 2024 and in connection with the vote to approve the Third Extension Amendment Proposal, stockholders of 835,672 Integral Public Shares properly exercised their right to redeem their Public Shares for cash at a redemption price of approximately $11.41 per share, for an aggregate redemption amount of $9,538,763. Following the Third Extension Redemptions, Integral has 362,670 Public Shares issued and outstanding.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2023 and for the six months ended June 30, 2024

(A)
To reflect the elimination of interest income on the demand deposit account held in the trust account and its related income tax.
(B)
To reflect legal, professional fees and other expenses that will be accrued as of the Closing of the Business Combination that are not accrued for in the consolidated statement of comprehensive loss of Flybondi and the statements of operations of Integral. These transaction costs are not expected to recur in FB Parent’s statement of income or loss beyond 12 months after the transaction.
(C)
To reflect the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of FB Parent Ordinary Shares issued and the fair value Integral’s identifiable net assets as of June 30, 2024; refer to note 5 in the Transaction Accounting Adjustments to the Condensed Combined Statement of Financial Position. This is a non-recurring item and will not affect FB Parent’s consolidated statement of income or loss beyond 12 months after the closing of the transaction.
(D)
To recognize an expense of $1,623,911 related to the vesting of all unvested Flybondi Options outstanding and vested. All unvested Flybondi Options outstanding immediately prior to the Share Exchange will be converted into options to purchase ordinary shares of FB Parent equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. These costs related to accelerated vesting of Flybondi options are not expected to recur in FB Parent’s statement of income or loss beyond 12 months after the transaction.
(E)
As of June 30, 2024, and December 31, 2023, we believe that there is not sufficient convincing evidence that sufficient taxable profits will be available in the foreseeable future. Accordingly, we do not recognize any deferred tax assets on pro forma adjustments.
(F)
Basic income (loss) per share is calculated by dividing the net income (loss) for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the period/year. Diluted income (loss) per share is calculated by dividing the loss attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the period/year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares. The dilutive effect of stock-based compensation is calculated using the treasury method. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation as their inclusion would have an antidilutive effect. The average market price of common stock is assumed to be US$10.98 for the purposes of this Article 11 Pro Forma and all public and private warrants are out of the money; therefore, the 5,750,000 and 4,950,000 public and private warrants, respectively, are excluded from both the calculation of the pro forma basic and diluted income (loss) per share. All Flybondi Options outstanding immediately prior to the Share Exchange will be converted into options to purchase FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. They are assumed to be exercised as of the business combination date due to the minimum exercise price on a cashless basis. Therefore, they are included in 33,237,670 and 32,875,000 outstanding shares used to calculate the basic income (loss) per share.

Other Subsequent Event Transactions

In February 2025, the Flybondi Board approved the issuance of up to $11.5 million principal amount of 20% unsecured guaranteed convertible loan notes to be offered to existing shareholders including related persons. $10.0 million of the issuance has been subscribed and funded by Pangaea and Juan Ball, each of whom is a related person. For more information, see "Certain Flybondi Relationships and Related Person Transactions—Loan Notes."

Assuming that $10.0 million of convertible notes had been issued on January 1, 2023, then the pro forma accrued interest for the six-month period ended June 30, 2024, and the year ended December 31, 2023, is assumed to have been $1.0 million and $2.0 million, respectively.

The following table summarizes the unaudited pro forma condensed financial information under two redemption scenarios if the loan transaction mentioned above had occurred at the dates assumed for proforma purposes. Given that the Business Combination does not trigger the conversion options of the convertible loan notes and the event of an investment in equity of the Company of at least $30.0 million or other conversion triggering events is assessed as unlikely as of the date of this proxy statement/prospectus, we do not consider the effects of potential conversion in the unaudited pro forma figures.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
(amounts in US$)
As of June 30, 2024
Total current assets	$62,227,961	$58,487,396
Total assets	212,938,990	209,198,425
Total current liabilities	213,188,742	213,188,742
Total liabilities	352,697,586	352,697,586
For the year ended December 31, 2023
Net income (loss)	$(144,271,045)	$(144,029,494)
For the six months ended June 30, 2024
Net income (loss)	$40,900,768	$40,900,768

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for Integral and Flybondi, respectively, and unaudited pro forma condensed combined per share information after giving effect to the Business Combination presented under two scenarios:

•
Scenario 1 — Assuming No Redemptions for Cash: This presentation assumes that no Integral shareholders exercise redemption rights with respect to their Integral Public Shares upon consummation of the Business Combination, after giving effect to the redemption of 835,672 shares of Integral Class A Shares in connection with the Third Extension; and
•
Scenario 2 — Assuming Maximum Redemptions for Cash: This scenario assumes that Integral stockholders exercise redemption rights with respect to 362,670 remaining Integral Public Shares in connection with the approval of the Business Combination, at an estimated price of $10.31 per share for an aggregate payment of $3,740,565, based on funds in the Trust Account, after giving effect to the redemption of 835,672 shares of Integral Class A common stock in connection with the Third Extension.

Both scenarios assume that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing.

This information is only a summary and should be read in conjunction with the historical financial statements of Integral and Flybondi and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Integral and Flybondi is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Integral and Flybondi would have been had the companies been combined during the period presented.

Unaudited Pro Forma Comparative Per Share Data	Flybondi Limited (Historical)	Flybondi Holdings plc (Historical)	Integral Acquisition Corporation 1 (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
(amounts in US$)
For the year ended December 31, 2023
Net income (loss)	$(101,783,667)		$1,527,595	$(142,271,045)	$(142,029,494)
Basic and diluted weighted average shares outstanding (1)(4)	1,690,103,474		8,615,571	33,237,670	32,875,000
Basic and diluted net (loss) income per share	(0.06)		0.18	(4.28)	(4.32)
For the six months ended June 30, 2024
Net income (loss)	$43,158,371	$(28,032)	$(975,452)	$41,900,768	$41,900,768
Basic weighted average shares outstanding (1)(4)	1,690,103,474	1	4,073,342	33,237,670	32,875,000
Diluted weighted average shares outstanding (1)(4)	1,726,249,529	1	4,073,342	33,237,670	32,875,000
Basic net income (loss) per share	0.0255	(28,032)	(0.2395)	1.2606	1.2745
Diluted net income (loss) per share	0.0250	(28,032)	(0.2395)	1.2606	1.2745
As of June 30, 2024
Total Pro Forma Book Value (2)				$(139,758,596)	$(143,499,161)
Pro Forma Book Value Per Share (3)				(4.20)	(4.36)

(1)
See Selected “Unaudited Pro Forma Condensed Combined Financial Information”, table ownership of Flybondi on a pro forma basis for shares outstanding in each scenario.
(2)
See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value.
(3)
Pro forma book value per share is a result of pro forma book value divided by total shares outstanding excluding potential sources of dilution. This does not take into account public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.
(4)
There currently are 10,700,000 Integral Warrants issued and outstanding, consisting of 5,750,000 Public Warrants and 4,950,000 Private Warrants. Each whole Integral Warrant entitles the holder thereof to purchase one share of Integral Class A Common Stock (or, upon consummation of the Business Combination, one FB Parent Ordinary Share) at an exercise price of $11.50 per share, subject to adjustment. The average market price of common stock is assumed to be US$10.98 for the purposes of this Article 11 Pro Forma and all public and private warrants are out of the money, therefore, are excluded from both the calculation of the pro forma basic and diluted income (loss) per share.

Flybondi has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon FB Parent´s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the FB Parent board of directors.

THE SPECIAL MEETING OF INTEGRAL STOCKHOLDERS

General

Integral is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Integral Board for use at the Special Meeting to be held on [●], 2025 at [●] Eastern time, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Integral Stockholders on or about [●], 2025. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place of the Special Meeting

The Special Meeting will be held via live webcast on [●], 2025 at [●], Eastern time, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus. The Special Meeting can be accessed by visiting https://www.cstproxy.com/[●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental, Integral’s transfer agent, by telephone at 917-262-2373 or by e-mail at proxy@continentalstock.com.

Registering for the Special Meeting

Pre-registration at https://www.cstproxy.com/[●] is recommended but is not required in order to attend the Special Meeting and is available starting at 9:00 a.m. Eastern Time on [●], 2025 (five business days prior to the Special Meeting).

To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Integral Common Stock:

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If your shares are registered in your name with Continental and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/[●], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.
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Beneficial stockholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date in order to ensure access.

You may also attend the Special Meeting telephonically by dialing [●] (toll-free within the United States and Canada) or [●] (outside of the United States and Canada, standard rates apply). The passcode for telephone access is [●], but please note that you will not be able to vote or ask questions if you choose to attend the Special Meeting telephonically.

Purpose of the Special Meeting

At the Special Meeting, Integral will ask its stockholders to vote in favor of the following proposals:

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Proposal No. 1 — The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby.
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Proposal Nos. 2A through 2E — The Advisory Governance Proposals — five separate governance proposals to approve, on a non-binding advisory basis, the following material changes between the Integral Governing Documents and the FB Parent Articles:
(A)
The FB Parent Articles would grant the directors of FB Parent the authority to allot FB Parent Ordinary Shares, up to a maximum nominal amount of £1,000,000, free of any rights of pre-emption (Proposal No. 2A);

(B)
The FB Parent Articles would provide for a declassified board of directors with the result being that each director will be elected annually for a term of one year (Proposal No. 2B);
(C)
The FB Parent Articles would reduce the requisite quorum for a meeting of shareholders from a majority of outstanding voting power to two persons who are, or who represent by proxy, shareholders (Proposal No. 2C);
(D)
The FB Parent Articles would include an advance notice provision that requires a nominating shareholder to provide notice to FB Parent in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors (Proposal No. 2D);
(E)
The FB Parent Articles would not include provisions relating to Integral’s status as a special purpose acquisition company that will no longer be relevant following the Closing (Proposal No. 2E).
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Proposal No. 3 — The NTA Requirement Amendment Proposal — a proposal to amend the Integral Charter pursuant to the Integral Charter Amendment to eliminate (i) the Redemption Limitation and (ii) the requirement that Integral shall not consummate an initial business combination unless the Redemption Limitation is not exceeded.
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Proposal No. 4 — The Adjournment Proposal — a proposal to authorize the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

Recommendation of the Integral Board

The Integral Board believes that each of the Business Combination Proposal, Advisory Governance Proposals, NTA Requirement Amendment Proposal and Adjournment Proposal to be presented at the Special Meeting is in the best interests of Integral and Integral Stockholders and unanimously recommends that Integral Stockholders vote “FOR” each of the proposals.

The existence of financial and personal interests of Integral’s Initial Stockholders, directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Integral and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination — Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” for more information and other risks.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Integral Common Stock at the close of business on February 7, 2025, which is the record date for the Special Meeting. You are entitled to one vote for each share of Integral Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 3,237,670 shares of Integral Common Stock issued and outstanding, consisting of 3,237,669 shares of Integral Class A Common Stock and one share of Integral Class B Common Stock.

The Initial Stockholders and Integral’s directors and officers have agreed to vote all of their shares of Integral Common Stock in favor of the Business Combination Proposal. The issued and outstanding Integral Warrants do not have voting rights at the Special Meeting.

Voting Your Shares

Each share of Integral Common Stock that you own in your name entitles you to one vote on each of the proposals presented at the Special Meeting. Your one or more proxy cards show the number of shares of Integral Common Stock that you own. If you are a holder of record, there are two ways to vote your shares of Integral Common Stock at the Special Meeting:

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You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Integral Common Stock will be voted as recommended by the Integral Board. With respect to proposals for the Special Meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Advisory Governance Proposals, “FOR” the NTA Requirement Amendment Proposal and “FOR” the Adjournment Proposal.
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You can attend the Special Meeting and vote at the Special Meeting. Integral will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at https://www.cstproxy.com/[●], in which case any vote that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “ — Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Integral Common Stock, you may contact Integral’s proxy solicitor:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll free telephone: (877) 870-8565

Main telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

Quorum and Vote Required for the Proposals

A quorum of Integral Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Integral Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (via the virtual meeting platform) or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting will have the power to adjourn such meeting.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. The approval of, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Integral Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on, if presented, the Adjournment Proposal.

The approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of at least a majority of the shares of Integral Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on Integral, Flybondi, FB Parent or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Integral, Flybondi and FB Parent intend that the FB Parent Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The NTA Requirement Amendment Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus. If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and if the Integral Board determines to implement the Integral Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware substantially concurrently with the Closing.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Integral believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the other proposals set forth in this proxy statement/prospectus.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Advantage Proxy, Inc., P.O. Box 10904, Yakima, WA 98909, Attn: Karen Smith, Integral’s proxy solicitor, prior to the date of the Special Meeting or by attending the Special Meeting in person (via the virtual meeting platform) and voting. Attendance at the Special Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to either Integral’s Chief Executive Officer or Chief Financial Officer, provided such revocation is received prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Vote of Integral’s Initial Stockholders, Directors and Officers

Pursuant to a letter agreement entered into in connection with the IPO, the Initial Stockholders and Integral’s directors and officers have agreed to vote all of their shares of Integral Common Stock in favor of the Business Combination Proposal.

Redemption Rights

Pursuant to the Integral Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Integral (net of taxes payable, other than excise tax liabilities arising in connection with redemptions), calculated as of two business days prior to the consummation of the Business Combination. Holders of Public Shares are not required to vote on any of the proposals to be presented at the Special Meeting in order to demand redemption of their Public Shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Integral (net of taxes payable, other than excise tax liabilities arising in connection with redemptions), upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $4.1 million as of December 31, 2024, the estimated per share redemption price would have been approximately $11.22 (after taking into account the removal of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions).

Notwithstanding the foregoing, a Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the Public Shares without Integral’s prior consent.

Redemption Rights are not available to holders of Integral Warrants in connection with the Business Combination. The Initial Stockholders and Integral’s directors and officers have agreed to waive their Redemption Rights with respect to any shares of Common Stock held by them in connection with the completion of the Business Combination.

In order to exercise your Redemption Rights, you must, prior to 5:00 p.m., Eastern time, on [●], 2025 (two business days before the Special Meeting):

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(a) hold Public Shares or (b) hold Public Shares through Integral Units and elect to separate your Integral Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to such Public Shares.
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(b) Submit a request in writing that Integral redeem your Public Shares for cash to Continental, Integral’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

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(c) Deliver your Public Shares either physically or electronically through the Depository Trust Company, or DTC, to Integral’s transfer agent.

Integral requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your Public Shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Integral’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Integral’s transfer agent will need to act to facilitate the request. Public Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Integral’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Integral does not have any control over this process and it may take longer than one week. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares. Public Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with Integral’s consent. If you delivered your shares for redemption to Integral’s transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that Integral’s transfer agent return the shares (physically or electronically). You may make such request by contacting Integral’s transfer agent at the phone number or address listed above.

Prior to exercising Redemption Rights, Public Stockholders should verify the market price of their Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. Integral cannot assure you that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Integral Class A Common Stock when you wish to sell your shares.

If you exercise your Redemption Rights with respect to your Public Shares, such Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account.

If the Business Combination Proposal is not approved and Integral does not consummate an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, it will be required to dissolve and liquidate, and the Integral Warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Integral Common Stock or Integral Warrants in connection with the Business Combination.

Solicitation of Proxies

Integral will pay the cost of soliciting proxies for the Special Meeting. Integral has engaged Advantage Proxy, Inc., P.O. Box 10904, Yakima, WA 98909, Attn: Karen Smith, to assist in the solicitation of proxies for the Special Meeting. Integral has agreed to pay Advantage Proxy a fee of $12,500. Integral will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Integral also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Integral Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Integral Common Stock and in obtaining voting instructions from those owners. Integral’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership and Permitted Purchases of Integral’s Securities

As of the record date, the Initial Stockholders and Integral’s directors and officers beneficially own an aggregate of approximately 88.8% of the outstanding shares of Integral Common Stock. The Initial Stockholders and Integral’s directors and officers have agreed to (i) waive their Redemption Rights with respect to any shares of Integral Common Stock that they may hold in connection with the completion of the Business Combination and (ii) vote any such shares in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, none of such persons have acquired any Public Shares.

Subject to applicable securities laws, the Initial Stockholders and Integral’s directors and officers or their affiliates may purchase shares of Integral Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of an initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Integral’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Initial Stockholders or Integral’s directors, officers or their affiliates purchase shares of Integral Common Stock in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. See the section entitled “The Business Combination — Potential Actions to Secure Requisite Stockholder Approvals” for more information.

The existence of financial and personal interests of Integral’s Initial Stockholders, directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Integral and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination — Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” for more information and other risks.

THE BUSINESS COMBINATION

Background of the Business Combination

The Business Combination is the result of an extensive search by Integral for an initial business combination using the network, investing and operating experience of Integral’s management team and the Integral Board. The terms of the Business Combination Agreement and related Ancillary Agreements are the result of extensive arm’s-length negotiations between representatives of Integral and Flybondi (and certain of their respective shareholders). The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions. The following summarizes the key meetings and events that led to the signing of the Business Combination Agreement but does not purport to catalogue every conversation among representatives of Integral, Flybondi and other parties.

Integral is a blank check company incorporated as a Delaware corporation on February 16, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On February 16, 2021, Integral issued an aggregate of 2,875,000 Founder Shares to the Sponsor and Integral’s independent directors for an aggregate price of $25,000, or approximately $0.009 per share. On December 29, 2021, the Sponsor transferred 50,000 Founder Shares to an Anchor Investor. On November 3, 2023, pursuant to the Class B Conversion in connection with the Second Extension, the Sponsor and the Anchor Investor converted an aggregate of 2,874,999 shares of Integral Class B Common Stock to shares of Integral Class A Common Stock on a one-for-one basis in accordance with the Integral Charter.

On November 2, 2021, the registration statement relating to the IPO was declared effective by the SEC. On November 5, 2021, Integral consummated the IPO of 11,500,000 Integral Units, including 1,500,000 Integral Units issued upon exercise in full by the underwriter of its over-allotment option, at a price of $10.00 per Integral Unit, generating gross proceeds of $115,000,000. Simultaneously with the consummation of the IPO, the Sponsor purchased an aggregate of 4,950,000 Private Warrants, including 90,000 Private Warrants issued in connection with the exercise in full by the underwriter of its over-allotment option, at a price of $1.00 per Private Warrants, generating total gross proceeds of $4,950,000. After deducting underwriting fees (excluding the initially deferred portion of $6,050,000) and offering expenses, $116,725,000 (or $10.15 per Integral Unit sold in the IPO) of the total net proceeds from the IPO was placed in the Trust Account. On August 28, 2023, the underwriters waived any right to receive the deferred underwriting commission and will therefore receive no additional underwriting commissions in connection with the closing of the Business Combination.

Of the aggregate 11,500,000 Integral Units sold in the IPO, approximately 6,080,000 Integral Units were purchased by the Anchor Investors.

Prior to the IPO, on August 23, 2021, Crescent Park, which is one of Integral’s Anchor Investors, and Carnegie Park agreed, as the forward purchasers pursuant to their respective Forward Purchase Agreements entered into with Integral, to purchase up to 2,500,000 FPA Shares in the case of Crescent Park and up to 500,000 FPA Shares in the case of Carnegie Park, at $10.00 per share (as such price per share may have been reduced to $9.20 per share or further reduced to below $9.20 per share with respect to all or part of the FPA Shares), for gross proceeds up to $30,000,000 in the aggregate if all of the FPA Shares were purchased at $10.00 per share (or up to $27,600,000 in the aggregate if all of the FPA Shares were purchased at $9.20 per share or up to a lower amount in the aggregate if all of the FPA Shares were purchased at less than $9.20 per share) in private placements that were to occur concurrently with the consummation of the initial business combination.

On May 3, 2023, at the First Extension Meeting, Integral Stockholders approved, among other matters, an amendment to the Integral Charter to extend the date by which Integral must consummate an initial business combination from May 5, 2023 to November 3, 2023, or such earlier date as determined by the Integral Board. In connection with the implementation of the First Extension, Integral redeemed 8,470,059 Public Shares tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $87.8 million. In connection with the First Extension, Integral deposited $630,000 into the Trust Account.

On November 2, 2023, at the Second Extension Meeting, Integral Stockholders approved, among other matters, an amendment to the Integral Charter to extend the date by which Integral must consummate an initial business combination from November 3, 2023 to November 5, 2024, or such earlier date as determined by the Integral Board. In connection with the implementation of the Second Extension, Integral redeemed 1,831,599 Public Shares tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.79 per share, for an aggregate redemption amount of approximately $19.8 million. In connection with the Second Extension, Integral deposited $359,503 into the Trust Account.

On October 31, 2024, at the Third Extension Meeting, Integral Stockholders approved, among other matters, an amendment to the Integral Charter to extend the date by which Integral must consummate an initial business combination from November 5, 2024 to November 5, 2025, or such earlier date as determined by the Integral Board. In connection with the implementation of the Third Extension, Integral redeemed 835,672 Public Shares tendered for redemption by the Public Stockholders, at a redemption price of approximately $11.41 per share, for an aggregate redemption amount of approximately $9.5 million. In connection with the Third Extension, Integral has deposited and will continue to deposit $10,880.10 into the Trust Account for each calendar month (commencing on November 6, 2024 and ending on the 5th day of each subsequent month), or portion thereof, that is needed by Integral to complete an initial Business Combination until November 5, 2025.

Upon completion of the Class B Conversion and the Extensions, 3,237,669 shares of Integral Class A Common Stock and one share of Integral Class B Common Stock remain issued and outstanding. Notwithstanding the Class B Conversion, the holders of Founder Shares will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

Except with respect to interest earned on the funds held in the Trust Account that may be released to Integral to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account have been or will be released from the Trust Account until the earliest of (i) the completion of Integral’s initial business combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Integral Charter (A) to modify the substance or timing of Integral’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Integral does not complete its initial business combination by November 5, 2025 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) Integral’s redemption of the Public Shares if it does not complete its initial business combination within the required time period.

Integral may consummate its initial business combination with a target business in any industry or geographic region, although Integral initially focused its search on technology-oriented company in Australia and/or New Zealand. As described in the final prospectus for the IPO, Integral identified general criteria and guidelines that it believed would be important in evaluating prospective target businesses, but it may decide to enter into an initial business combination with a target business that does not meet one or all of such criteria and guidelines. Integral broadly focused on target businesses that it believed would:

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have a sustainable, leading market position in an attractive industry in Australia and/or New Zealand;
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possess significant competitive advantages via its disruptive business model and/or innovative product, service, or business;
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have demonstrated operating stability and has a proven combination of systems, processes, and managerial talent;
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have achieved or has the potential for significant long-term revenue or earnings growth through a combination of organic growth, synergistic add-on acquisitions, new product markets and/or geographies, increased production capacity, expense reduction, and/or increased operating leverage;
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have a committed, capable, and aligned management team that would benefit from the leadership and strategic vision of our management team; and
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would benefit from being a publicly owned company and can effectively utilize the broader access to capital markets to help achieve the company’s business strategy and capital structure needs.

As disclosed in the final prospectus for the IPO, the above criteria were not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination was to be based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that Integral’s management deemed relevant. Prior to the consummation of the IPO, neither Integral, nor anyone on its behalf, had selected any business combination target, contacted any prospective target business or initiated any substantive discussions, directly or indirectly, formal or otherwise, with respect to any potential business combination with Integral.

After the IPO, Integral’s officers and directors commenced an active search for prospective businesses or assets to acquire in Integral’s initial business combination. Representatives of Integral were contacted by, and representatives of Integral contacted, numerous individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and other persons and entities with which Integral’s officers and directors had pre-existing relationships. Integral’s officers, directors and their affiliates also brought to its attention target business candidates.

During this search process, Integral conducted due diligence to varying degrees on prospective targets, including review of such businesses’ management, business models, competitive landscape and certain financial information, in each case, to the extent available. Pursuant to such search process and related due diligence, Integral, with the assistance of its advisors:

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identified and evaluated more than 150 business combination opportunities;
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participated in in-person, telephonic or email discussions with representatives of more than 120 potential acquisition targets;
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entered into non-disclosure agreements with 49 of those companies;
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submitted indications of interest or letters of intent to 21 acquisition candidates (including Flybondi); and
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discussed various targets at Integral’s regularly scheduled board meetings.

Transaction Timeline

During Integral’s active search for prospective business combination candidates which commenced after the closing of its IPO and continued through August 30, 2023, when Integral entered into exclusive discussions with Flybondi, Integral reviewed, and held preliminary discussions concerning several acquisition opportunities, in addition to Flybondi. In this process, Integral’s management: (i) developed an initial list of potential business combination candidates that were primarily identified by the knowledge and network of Integral, its management team, and the Sponsor; (ii) considered and conducted analyses of the potential business combination candidates, other than Flybondi; and (iii) conducted preliminary due diligence on, had management meetings with and negotiated preliminary terms of potential transactions with such potential business combination targets. Integral entered into non-disclosure agreements with no less than 49 potential targets and submitted non-binding letters of intent for 20 companies other than Flybondi.

Integral did not further pursue a potential transaction with the other potential business combination targets with which it engaged in discussions for a variety of reasons, including, among other things: (i) Integral’s assessment of each target company’s ability to execute its business and financial plans and scale its business; (ii) Integral’s assessment of each target company’s business model, customer concentration, competitive landscape and corresponding risk to future financial performance; and (iii) the parties’ inability to reach an agreement on valuation and other terms of the potential business combination. Integral signed non-binding letters of intent with three companies other than Flybondi. One of these non-binding letters of intent was signed by Integral on October 12, 2022, however, the counterparty to that letter of intent ultimately decided not to pursue a transaction with a special purpose acquisition company due to prevailing market conditions. Another non-binding letter of intent was signed by Integral on November 25, 2022, however, the counterparty to that letter of intent ultimately decided not to pursue a transaction with a special purpose acquisition company due to prevailing market conditions.

On June 1, 2023, Integral signed a non-binding letter of intent with a third company. Integral entered detailed legal, financial, and technical due diligence, and engaged several advisers while a business combination agreement was negotiated. The parties got as far as producing the first draft of the business combination agreement, however, after a dispute on valuation which could not be resolved, the parties mutually agreed to end discussions.

On July 8, 2023, Integral’s Chief Executive Officer, Enrique Klix, was contacted via email by one of Flybondi’s shareholders to check Integral’s potential interest in analyzing a business combination with Flybondi.

On July 9, 2023, Enrique Klix sent to the Flybondi shareholder who contacted him the day before a form of confidentiality agreement. On July 10, 2023, Integral executed a confidentiality agreement (substantially similar to those confidentiality agreements with the other potential counterparties), with Flybondi, regarding the sharing of information.

On July 14, 2023, representatives of Flybondi distributed initial due diligence files to the Integral team for review. These files included, among other things, initial financial budget estimates for 2023 and 2024 for Flybondi.

On July 14, 2023, an introductory meeting in person was held between Enrique Klix from Integral and Peter Yu, Flybondi’s Chairman, in New York City. Rafael de Luque, and Martin Biely, members of the Flybondi Board of Directors, also participated in the meeting via teleconference. Later that same day, Enrique Klix, a member of the Sponsor, and Peter Yu conducted an additional meeting in person in New York City. During these meetings, the parties determined that they should continue conversations, and that in the interest of time, Flybondi would submit a draft term sheet with a basic head of terms for Integral’s consideration in the forthcoming days.

On July 18, 2023, Flybondi submitted a draft term sheet to Integral, outlining Flybondi’s proposed heads of terms. Among other things, the term sheet proposed an equity valuation of $350,000,000, and that there would be no minimum cash condition to closing. The term sheet also contemplated the cancellation of all Private Warrants and promissory notes, and the forfeiture of between 50% and 75% of the Sponsor’s shares (depending on redemption levels), and one seat on the board of the surviving company after the Business Combination for Enrique Klix.

Between July 20, 2023, and August 1, 2023, Enrique Klix from Integral, a member of the Sponsor, and Peter Yu from Flybondi, conducted numerous virtual meetings discussing the draft term sheet submitted by Flybondi to Integral.

On July 26, 2023, and July 31, 2023, Integral conducted virtual board meetings in which the possibility of completing a business combination with Flybondi was first introduced. Participants in the meetings also contemplated the possibility of a business combination with a different company (“Company A”). With respect to Company A, the Integral Board concluded that Company A’s embryonic business combined with their valuation expectation and required minimum cash at closing represented an inferior opportunity with significantly higher execution risk. As a result, the Integral Board determined that such a potential transaction would be unattractive to Integral’s public stockholders.

On August 1, 2023, Enrique Klix from Integral mentioned to Peter Yu from Flybondi that, subject to preliminary due diligence, Integral would be submitting a non-binding letter of intent (“LOI”) to Flybondi for their consideration.

On August 3, 2023, Integral conducted a virtual board meeting and a potential business combination with Flybondi was further discussed, as well as the possibility of pursuing a business combination with a different company.

On August 4, 2023, Enrique Klix and Oliver Matlock, then a Senior Associate of Integral, and other representatives from Integral were given access to a virtual data room (“VDR”) created by representatives of Flybondi, to commence preliminary due diligence.

On August 6, 2023, Enrique Klix from Integral submitted an LOI to Peter Yu from Flybondi. The LOI contained a term sheet which, among other things, contemplated an enterprise valuation of Flybondi of $300,000,000 on a no-debt basis and a normalized level of net working capital, a transfer of 500,000 Founder Shares and 1,650,000 Private Warrants from Integral’s Sponsor to Flybondi, a provision indicating that Flybondi and/or Cartesian would pay for up to $900,000 of Integral’s expected excise tax liability, and no minimum cash condition. The draft LOI proposed a board of directors of Flybondi upon closing the business combination with five (5) directors, consisting of four (4) directors designated before the closing by Flybondi, and one (1) director designated before the closing by the Sponsor. The draft LOI also included a proposal for the lock-up provision of Flybondi’s shares upon closing of the business combination of (i) 25% freely tradeable at the closing; (ii) 25% for 6 months following the closing; (iii) 25% for 9 months following the closing; and (iv) 25% for 12 months following the closing. Messrs. Klix and Yu discussed the treatment of Founder Shares and Private Warrants, including the potential transfer or cancellation of certain of such shares and warrants in connection with the transaction, and Integral’s working capital needs prior to the closing of a potential business combination. Mr. Klix argued that certain securities should not be cancelled in order to provide the working capital financing needed to consummate the Business Combination.

On August 7, 2023, Peter Yu from Flybondi distributed a marked-up version of Integral’s draft LOI dated August 6, 2023. Key changes to the term sheet included updating the exclusivity provision to be mutual and updating the enterprise value of Flybondi from $300,000,000 to an equity value of $300,000,000. The revised draft LOI also proposed a board of directors of Flybondi upon closing the business combination under analysis with seven (7) directors, consisting of six (6) directors designated before the closing by Flybondi, and one (1) director designated before the closing by the Sponsor, which is expected to be Enrique Klix.

On August 9, 2023, Enrique Klix from Integral, a member of the Sponsor, and Peter Yu from Flybondi conducted a virtual meeting to discuss Integral’s draft LOI, with a particular focus on the expected excise tax liability affecting Integral and some anticipated transaction costs.

On August 10, 2023, Enrique Klix and Oliver Matlock from Integral, a member of the Sponsor, representatives from Ellenoff Grossman & Schole LLP (“EGS”), Peter Yu from Flybondi, and Paul Hong from Cartesian conducted a virtual meeting to primarily discuss the mechanics of Flybondi and/or Cartesian contributing $900,000 to finance Integral’s expected excise tax liability, as well as the use of any funds that may be left in Integral’s trust account at closing.

On August 14, 2023, Enrique Klix and Oliver Matlock from Integral, a member of the Sponsor, and Peter Yu and Rafael de Luque from Flybondi, conducted a virtual meeting to discuss the equity valuation of Flybondi, as well as Flybondi’s unaudited financial results as of June 30, 2023. Flybondi provided materials regarding the implied valuation of other low-cost carriers on multiple dimensions including price-earnings (P/E) and EV/EBITDAR basis, as well as information regarding the treatment of leased aircraft (if and how such leases are recognized on the airlines' balance sheets) consistent with a $300,000,000 equity valuation, as well as a sensitivity analysis centered on the potential impact to Flybondi managment's projections of 2024 EBITDAR based on changes in lease liabilities resulting from varying Flybondi's fleet size, without altering any other material assumptions that may change based on a change in fleet size, such as, for example, utilization rates and revenue per passenger. On this basis, Flybondi took a firm position that an equity value of $300 million represented a discount to such carriers, compensating for the meaningful political and economic risk facing an airline operating in Argentina in 2023, and that a lower valuation would not be acceptable. In addition, the parties discussed the accounting treatments of leased aircraft, particularly in the context of Flybondi’s fleet. The parties agreed to use an equity value, rather than an enterprise value, because the parties believed that the shareholders of publicly traded companies are more focused on equity value (i.e., market capitalization) than enterprise value (i.e., market capitalization plus net debt) for valuation purposes. Although the aforementioned sensitivity analysis was provided to the Integral Board, the Integral Board did not rely on that sensitivity analysis when approving the Business Combination Agreement. This decision was based on (a) the speculative nature of the various scenarios' likelihood and (b) the fixed nature of the underlying assumptions in each scenario. Consequently, the Integral Board did not consider the sensitivity analysis to be material in evaluating Flybondi's equity value.

On August 15, 2023, Integral conducted a virtual board meeting in which some components of the letter of intent that were under negotiation were discussed and analyzed.

On August 16, 2023, pursuant to a due diligence request, Flybondi delivered additional files to Integral for review, which files included, among other things, updated budget estimates which were substantially the same as the estimates provided in July 2023 for 2023 except that 2023 EBITDAR was $3.9 million higher due to lower labor costs in 2023 after correcting the average number of employees, which had previously been outdated. The 2024 budget estimates were unchanged from the 2024 estimates provided in July 2023. The estimates provided in August were ultimately shared and used by Marshall & Stevens in connection with delivering its fairness opinion analysis.

On August 17, 2023, Enrique Klix from Integral and Peter Yu from Flybondi conducted a virtual meeting in which Peter Yu was invited to present to Integral’s board at its forthcoming meeting scheduled for August 21, 2023. It was also agreed on August 21, 2023, Enrique Klix would be introduced to José Mauricio Sana Saldaña, Flybondi’s Chief Executive Officer.

On August 18, 2023, in preparation for the meeting to be held on this date, Integral distributed a draft of the LOI to Flybondi which contained all the revisions to date, and a number of comments from Integral. This was to be the basis for discussion of the meeting, and it was agreed that Flybondi would circulate the next draft.

On August 18, 2023, Enrique Klix from Integral, a member of the Sponsor, and Peter Yu from Flybondi conducted a virtual meeting, primarily to continue negotiations surrounding the mechanism by which Flybondi and/or Cartesian would contribute $900,000 to Integral’s expected excise tax liability. Following a negotiation regarding the Founder Shares and Private Warrants, it was also agreed that Integral would not cancel any Private Warrants, but that 1,650,000 would be transferred upon completion of a business combination to Flybondi’s shareholders.

On August 20, 2023, Flybondi provided a draft version of the LOI marked against the draft provided on August 18, 2023. Key changes included the transfer of 1,650,000 Private Warrants as outlined above, capping the proceeds from the trust to be used to pay Integral’s transaction expenses to $800,000, a break-up fee of $6,000,000, and language indicating that Flybondi and/or Cartesian would indemnify Integral with regards to its impending expected excise tax liability for up to $900,000.

On August 21, 2023, Integral conducted a virtual board meeting, at which Peter Yu was invited to present Flybondi’s business and outlook to the Integral Board. At the same meeting, Enrique Klix provided an update on the status of conversations around the letter of intent.

On August 21, 2023, Enrique Klix from Integral, Rafael de Luque and Francisco Muñiz Barreto, members of the Flybondi Board, and José Mauricio Sana Saldaña, Chief Executive Officer of Flybondi, conducted a virtual meeting to begin the introduction of Enrique Klix to the executive management team of Flybondi.

Between August 22, 2023, and August 29, 2023, Enrique Klix from Integral, a member of the Sponsor, EGS, Peter Yu from Flybondi, and Paul Hong from Cartesian conducted numerous virtual meetings to discuss the mechanism by which Flybondi and/or Cartesian would contribute $900,000 to Integral’s expected excise tax liability. This culminated in the final draft version of the letter of intent, with the key outcome that Integral, Flybondi, and Cartesian would enter into an escrow agreement for $900,000 to finance Integral’s expected excise tax.

On August 23, 2023, Integral distributed an updated draft of the LOI to Flybondi. Key changes included that Flybondi and/or Cartesian would be liable to pay to Integral the difference between $800,000 and the amount remaining in the Trust Account post-closing to cover some anticipated transaction expenses.

Also on August 23, 2023, Peter Yu from Flybondi suggested via email alternative mechanics on how Flybondi and/or Cartesian would satisfy the $900,000 contribution to finance Integral’s expected excise tax liability and introduced the concept of Flybondi having a purchase option over the Sponsor for $1 if Integral were to terminate the transaction and fail to repay $900,000 to Flybondi.

In addition, on August 23, 2023, Enrique Klix from Integral responded to Peter Yu’s email and suggested alternative mechanics around the expected excise tax, specifically that Integral could enter into a promissory note with Flybondi and/or Cartesian which could be drawn to finance Integral’s expected excise tax. Enrique Klix also suggested that the break-up-fee be reduced from $12,000,000 to $9,000,000, but that the applicable period would need to be 12 months following the termination if either party entered into a letter of intent, memorandum of understanding or similar agreement, including a definitive agreement, in connection with a competing transaction, instead of six months as initially suggested by Peter Yu.

On August 24, 2023, Peter Yu from Flybondi suggested via email that an escrow agreement could be put in place to implement the parties’ understanding around the $900,000 to be funded by Flybondi and/or Cartesian to finance Integral’s expected excise tax. Mr. Yu also agreed with Mr. Klix’s proposed amendment to the break-up fee.

On August 25, 2023, Integral distributed an updated draft of the LOI capturing the changes and proposals discussed by the parties during the previous two days.

On August 26, 2023, Flybondi provided an updated version of the LOI marked against the draft provided by Integral on August 25, 2023.

On August 28, 2023, both Integral and Flybondi suggested numerous revisions to the LOI, with the parties ultimately agreeing to language reflected in Section 11.12 of the Business Combination Agreement.

On August 29, 2023, Integral conducted a virtual board meeting, at which Enrique Klix provided an update on the status of the letter of intent.

On August 30, 2023, the letter of intent was executed by Enrique Klix on behalf of Integral, and Peter Yu on behalf of Flybondi.

Business Combination Agreement Negotiations

On September 5, 2023, Enrique Klix from Integral and Rafael de Luque from Flybondi conducted a virtual meeting to discuss the convenience of setting up a steering committee, Flybondi’s efforts to prepare its audited accounts, which were expected to be prepared in accordance with IFRS and audited in accordance with PCAOB standards, and plan the meetings to be conducted in Argentina with Flybondi’s management team and visits to some of the airports where it operates.

On September 11, 2023, Integral conducted a virtual board meeting at which Enrique Klix gave an update on planned due diligence activities and the status of the drafting of the Business Combination Agreement.

On September 12, 2023, Integral engaged Travers Smith LLP (“Travers Smith”) and Beccar Varela to act as their legal advisors in the United Kingdom and Argentina, respectively.

On September 12, 2023, a virtual steering committee meeting was conducted with Enrique Klix from Integral, representatives from EGS, Travers Smith, and Beccar Varela, Rafael de Luque from Flybondi, Paul Hong from Cartesian, and representatives from Greenberg Traurig, P.A. (“GT”). The committee was formed to create a weekly touchpoint where all parties could provide updates on various workstreams.

Between September 12, 2023, and September 14, 2023, Enrique Klix from Integral visited Flybondi’s operations in Aeroparque and Ezeiza, Argentina’s two largest airports where Flybondi operates. During those dates, Enrique Klix from Integral also conducted meetings with Rafael de Luque from Flybondi and some senior members of Flybondi’s management team to familiarize himself with Flybondi’s strategy, commercial approach, and operations.

On September 14, 2023, Enrique Klix from Integral, representatives from EGS, Travers Smith, Peter Yu and Rafael de Luque from Flybondi, Paul Hong and Chris Moon from Cartesian, and representatives from GT conducted a virtual meeting to discuss the transaction structure. The participants presented alternative ideas and deferred to a later meeting to reach a conclusion.

On September 15, 2023, Enrique Klix from Integral, Travers Smith, representatives from EGS, Peter Yu and Rafael de Luque from Flybondi, Paul Hong and Chris Moon from Cartesian, and representatives from GT conducted a virtual meeting to further discuss the transaction structure. The participants ultimately agreed to pursue a ‘double dummy’ structure as presented in the Businses Combination Agreement upon advice of counsel to both parties that such a structure is customary for non-U.S. parties to meet certain U.S. tax objectives and comply with certain foreign laws.

Also on September 15, 2023, Enrique Klix from Integral, representatives from Beccar Varela, Francisco Muñiz Barreto from Flybondi, María Cecilia Ramperti (Flybondi’s Chief Financial Officer), and Agustín Ojea Quintana (Flybondi’s Chief Legal Officer), conducted a meeting at Beccar Varela’s offices in Buenos Aires, Argentina to discuss some items on Integral’s legal due diligence checklist.

On September 18, 2023, Enrique Klix from Integral, Travers Smith, representatives from EGS, Paul Hong from Cartesian, representatives from GT, and representatives from DWF Law LLP (“DWF”) and conducted a virtual meeting to discuss the potential tax implications in the United Kingdom of the contemplated transaction structure.

On September 19, 2023, a virtual steering committee meeting was held to discuss the progress of Integral’s due diligence efforts and the drafting of the Business Combination Agreement.

On September 21, 2023, Enrique Klix from Integral, representatives from Beccar Varela, Francisco Muñiz Barreto from Flybondi, María Cecilia Ramperti (Flybondi’s Chief Financial Officer), and Agustín Ojea Quintana (Flybondi’s Chief Legal Officer), conducted a meeting at Beccar Varela’s offices in Buenos Aires, Argentina to discuss additional items on Integral’s legal due diligence checklist.

On September 22, 2023, EGS submitted the first draft of the Business Combination Agreement to GT for review.

On September 25, 2023, GT submitted an updated draft version of the Business Combination Agreement marked against the draft submitted by EGS on September 22, 2023. This version included changes to Flybondi’s representations and warranties section.

Also on September 25, 2023, GT submitted the first draft of the Registration Rights and Lock-Up Agreement.

On September 26, 2023, a steering committee meeting was held to discuss the progress of Integral’s due diligence efforts and the drafting of the Business Combination Agreement.

On September 28, 2023, Enrique Klix from Integral, Marshall & Stevens, and Peter Yu and Rafael de Luque and Martin Biely from Flybondi conducted a virtual meeting in connection with the fairness opinion being rendered by Marshall & Stevens. Peter Yu and Rafael de Luque presented Flybondi’s business and outlook to Marshall & Stevens.

On September 30, 2023, Enrique Klix from Integral, representatives from EGS, Paul Hong from Cartesian, and representatives from GT conducted a virtual meeting to discuss several sections of the Business Combination Agreement, including the recitals and definitions, the anticipated share exchange mechanism, the representations and warranties of Flybondi, the representations and warranties of Integral, the representations and warranties of the sellers, Flybondi and the sellers’ covenants, Integral’s covenants, the joint covenants, closing conditions, and the termination provisions.

On October 2, 2023, Peter Yu from Flybondi submitted additional comments on the representations and warranties of Flybondi section of the Business Combination Agreement via email to Enrique Klix from Integral.

On October 3, 2023, EGS submitted a revised draft of the Business Combination Agreement marked against the version submitted by GT on September 25, 2023. This revised draft sought to incorporate changes suggested by various parties in previous meetings, as well as some of the changes to the representations and warranties suggested by Peter Yu from Flybondi on

October 2, 2023. This draft also included further revisions to the Flybondi representations and warranties, as well as further detail surrounding the share exchange at closing.

On October 3, 2023, the steering committee convened a virtual meeting to review and discuss the ongoing progress in drafting the Business Combination Agreement. Participants in this meeting were Enrique Klix from Integral, representatives from EGS, Paul Hong from Cartesian, and representatives from GT.

On October 6, 2023, Enrique Klix from Integral, EGS, Travers Smith, Paul Hong from Cartesian, representatives from GT, and representatives from DWF conducted a virtual meeting to finalize discussions surrounding potential tax implications in the United Kingdom for the different parties involved in the Business Combination.

On October 6, 2023, GT submitted a revised draft of the Business Combination Agreement marked against the version submitted by EGS on October 3, 2023. This revised draft sought to incorporate changes related to tax matters in the United Kingdom, specifically the exchange of shares at closing as well as further amendments to Flybondi’s representations and warranties, and covenants of the signing sellers. There were also proposed amendments made to the break fee provision.

On October 9, 2023, Enrique Klix from Integral, representatives from EGS, and Peter Yu from Flybondi conducted a virtual meeting to discuss matters related to the structuring of the transaction.

On October 10, 2023, EGS submitted an initial draft of the Sponsor Support Agreement to GT.

On October 11, 2023, Enrique Klix from Integral and Peter Yu from Flybondi conducted a virtual meeting to continue the discussion initiated on October 9, 2023, around matters related to the structuring of the transaction.

Also on October 11, 2023, Enrique Klix and Oliver Matlock from Integral, representatives from EGS, Peter Yu from Flybondi, Paul Hong from Cartesian, and representatives from GT conducted a virtual meeting to review all sections of the latest draft of the Business Combination Agreement and attempt to finalize all outstanding points of negotiation surrounding the representations and warranties of Flybondi.

Also on October 11, 2023, GT submitted a revised draft of the Business Combination Agreement marked against the version submitted by GT on October 6, 2023. This revised draft sought to incorporate changes surrounding the representations and warranties of Flybondi as discussed in the meetings conducted on October 6, 2023, and October 9, 2023, above. These changes focused on representations surrounding suppliers and labor, and further amendments to the break fee provision.

On October 12, 2023, Enrique Klix from Integral traveled to the offices of Flybondi’s Argentinean counsel, Marval O’Farrell y Mairal, in Buenos Aires. Mr. Klix reviewed the employment contracts of Flybondi’s senior management officers, as part of Integral’s due diligence process.

Also on October 12, 2023, Enrique Klix from Integral, representatives from EGS, and Travers Smith discussed the draft of the Business Combination Agreement submitted by GT on October 11, 2023.

Additionally, on October 12, 2023, EGS submitted a revised draft of the Business Combination Agreement marked against the version submitted by GT on October 11, 2023. These revisions primarily concerned Flybondi’s phantom equity plans and outstanding options, as well as mechanics on how the transaction should be affected from a United Kingdom perspective.

Also on October 12, 2023, EGS submitted a revised draft of the Registration Rights and Lock-Up Agreement marked against the versions submitted by GT on September 25, 2023.

On October 13, 2023, Enrique Klix from Integral, representatives from EGS, Travers Smith, Peter Yu from Flybondi, Paul Hong from Cartesian, representatives from GT, and representatives from DWF conducted a virtual meeting to discuss some outstanding representations and warranties of Flybondi specifically related to United Kingdom law.

Also on October 13, 2023, Enrique Klix from Integral, representatives from EGS, Paul Hong from Cartesian, and representatives from GT conducted a virtual meeting to discuss the potentially dilutive effect of Flybondi’s outstanding options.

Also on October 13, 2023, GT submitted a revised draft of the Business Combination Agreement marked against the version submitted by EGS on October 12, 2023. This version contained minor revisions to language throughout the document, as well as language confirming the exercise of Flybondi’s in-the-money options prior to closing.

Also on October 13, 2023, GT submitted a revised draft of the Sponsor Support Agreement marked against the version submitted by EGS on October 10, 2023. These revisions included but were not limited to, additions surrounding Integral’s transaction expenses, the Second Extension, and ensuring that Sponsor’s holdings of Integral Class B Common Stock were to be converted to Integral Class A Common Stock.

On October 15, 2023, EGS submitted a revised draft of the Business Combination Agreement marked against the version submitted by GT on October 13, 2023. This version contained input from Travers Smith related to legislation prevailing in England and Wales, such as potential tax treatment of exercised in-the-money options prior to closing. The break fee provision was also amended and finalized.

On October 16, 2023, Enrique Klix from Integral, representatives from EGS, Travers Smith, Peter Yu from Flybondi, Paul Hong from Cartesian, representatives from GT, and representatives from DWF conducted a virtual meeting to finalize the outstanding representations and warranties of Flybondi specifically related to prevailing legislation in England and Wales.

Also on October 16, 2023, EGS submitted a revised version of the Sponsor Support Agreement marked against the version submitted by GT on October 13, 2023. The changes were minor, confirming that the Sponsor would only convert its then Integral Class B Common Stock into Integral Class A Common Stock, after the Second Extension. That same day, GT responded with one minor change in language, finalizing the Sponsor Support Agreement.

On October 17, 2023, Enrique Klix from Integral, representatives from EGS, Peter Yu from Flybondi, Paul Hong from Cartesian, and representatives from GT conducted a virtual meeting to discuss Flybondi’s efforts to deliver to Integral, its financial statements prepared in accordance with IFRS and audited in accordance with PCAOB standards before September 15, 2024.

Also on October 17, 2023, EGS and GT traded three versions of the Business Combination Agreement with minor revisions, and ultimately settled on the final form of the Business Combination Agreement to be approved by the parties’ respective boards. Key changes included (a) the automatic termination of the Business Combination Agreement if Flybondi failed to produce financial statements prepared in accordance with IFRS and audited in accordance with PCAOB standards by September 15, 2024, (b) changing the percentage of issued and outstanding Flybondi shares with executed stock transfer forms from 89.5% to 88.5%, and (c) amending the lock-up provision of Flybondi’s shares upon closing of the Business Combination to (i) 35% freely tradeable at the closing; (ii) 15% for 6 months following the closing; (iii) 25% for 9 months following the closing; and (iv) 25% for 12 months following the closing.

Also on October 17, 2023, EGS submitted a revised version of the Registration Rights and Lock-Up Agreement, with some minor changes in language.

Additionally, on October 17, 2023, GT separated the Registration Rights and Lock-Up Agreement into two separate agreements and distributed them to EGS.

On October 18, 2023, Integral conducted a board meeting to approve the final form of the Business Combination Agreement. Both representatives from EGS and Beccar Varela provided their advice to board members and answered questions related to Business Combination Agreement. Marshall & Stevens also provided to the Integral Board a presentation summarizing their fairness opinion on the Business Combination. Marshall & Stevens concluded that the purchase price to be paid by Integral for Flybondi is fair to Integral, from a financial point of view.

On October 18, 2023, GT circulated the execution versions of the Business Combination Agreement and Sponsor Support Agreement, and the final forms of the Registration Rights and Lock-Up Agreements to the parties.

On October 19, 2023, the Business Combination Agreement was executed by Enrique Klix on behalf of Integral, and Peter Yu on behalf of Flybondi, FB Parent, and Gaucho MS, Inc.

Also on October 19, 2023, the Sponsor Support Agreement was executed by Enrique Klix on behalf of Integral, and Peter Yu on behalf of Flybondi.

On October 20, 2023, Integral filed on Form 8-K a joint press release with Flybondi, disclosing the execution of the Business Combination Agreement, dated October 19, 2023.

On October 25, 2023, Integral filed on Form 8-K execution versions of both the signed Business Combination Agreement and signed Sponsor Support Agreement, as well as final forms of both the Lock-Up Agreement, and the Registration Rights Agreement.

On December 8, 2023, and December 12, 2023, Integral and each of Carnegie Park and Crescent Park entered into FPA Termination Agreements to mutually terminate and cancel the Forward Purchase Agreements. The parties determined to terminate the Forward Purchase Agreements, because the Business Combination Agreement has neither a minimum cash condition to close nor contemplates the requirement to conduct additional funding efforts (e.g. a PIPE) to complete the proposed transaction. Consequently, the Forward Purchase Agreement holders would not have an opportunity to participate in the proposed business combination under the terms of their respective Forward Purchase Agreements. For that reason, Integral’s Board believed that it was in the best interest of Integral’s shareholders to terminate the Forward Purchase Agreements.

On April 30, 2024, the Escrow Amount was released to Integral solely for the purpose of Integral paying its excise tax liability and under conditions as stipulated in the Business Combination Agreement. The excise tax was paid on October 23, 2024.

On July 2, 2024, Integral, Original Topco, Merger Sub, Flybondi FB Parent and the Sellers entered into the Assignment, Novation and Amendment Agreement, pursuant to which the Business Combination Agreement was amended to substitute FB Parent for Original Topco therein. On the same date, the parties to the Sponsor Support Agreement entered into an amendment thereto to reflect such substitution.

On October 1, 2024, the parties to the Business Combination Agreement entered into an amendment to the Business Combination Agreement to extend the Agreement End Date from November 1, 2024 to March 31, 2025.

Integral Board’s Reasons for the Approval of the Business Combination

As described under “— Background of the Business Combination” above, the Integral Board, in evaluating the Business Combination, consulted with Integral’s management and legal and other advisors. In reaching its unanimous decision to approve and adopt the Business Combination Agreement and the Business Combination contemplated therein, the Integral Board considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Integral Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination and supporting its decision. The Integral Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of the reasons for the Integral Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The Integral Board considered a number of factors pertaining to Flybondi and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following factors (not necessarily in order of relative importance):

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Growth prospects. Flybondi is the leading low-cost airline in Argentina, which the Integral Board believes is an attractive industry with strong growth prospects, particularly as new routes both within Argentina and more broadly across Latin America continue to grow, and as low-cost air travel is becoming increasingly attractive to customers, as opposed to other forms of long distance transportation (buses, trains, etc.).
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Customer solution. Flybondi has developed a standardized fleet of aircraft operating on popular routes, which makes travel in Argentina faster and more accessible and which has comparable pricing to buses, which are currently a dominant form of long-distance travel in Argentina.
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Expansion opportunities: Flybondi’s merger with Integral opens up avenues for expansion, such as further development of its presence in the Brazilian market. This strategic move could potentially be financed through public markets post-merger, allowing Flybondi to tap into a broader group of investors.
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Financial flexibility: The merger with Integral provides Flybondi with financial flexibility without an immediate need for funds. It allows Flybondi to access capital markets in the future if required, enabling potential growth and scalability.

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Due diligence. Prior to entering into the Business Combination Agreement, the Integral Board reviewed and discussed the results of the due diligence examination of Flybondi conducted by Integral’s management team and Integral’s legal advisors, which included a substantial number of virtual and in-person meetings and interviews with the management team and advisors of Flybondi regarding Flybondi’s business and business plan, operations, prospects and valuation analyses with respect to the Business Combination, as well as review of significant contracts, and other material matters, including general financial, technical, legal, regulatory and accounting due diligence.
•
Financial condition. Prior to entering into the Business Combination Agreement, the Integral Board reviewed factors such as Flybondi’s historical financial results, outlook and business and financial plans, as well as the financial profiles of publicly traded companies in the airline industry. In reviewing these factors, the Integral Board believed that Flybondi was well-positioned in its industry for strong potential future growth.
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Fairness opinion. The opinion of Marshall & Stevens, dated October 18, 2023, to the Integral Board to the effect that, as of that date and qualified by the assumptions, qualifications and limiting conditions therein, the consideration to be paid by Integral in the Business Combination is fair, from a financial point of view, to Integral.
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Reasonableness of consideration. Following a review of the financial data provided to Integral, including Flybondi’s financial projections and the due diligence of Flybondi’s business conducted by Integral’s management and Integral’s advisors, and taking into account the opinion received from Marshall & Stevens regarding the fairness of the consideration to be paid by Integral in the Business Combination, the Integral Board determined that the aggregate consideration to be paid in the Business Combination was fair to Integral.
•
Substantial post-closing economic interest in FB Parent. If the Business Combination is consummated, Integral stockholders (other than Integral stockholders that sought redemption of their Integral Class A Shares) would have an important economic interest in FB Parent, and as a result would have a continuing opportunity to benefit from the success of FB Parent following the consummation of the Business Combination.
•
Management team. The Integral Board believes that Flybondi has a strong management team, bolstered by strong senior leadership executives. Additionally, the senior management of Flybondi, led by Flybondi’s Chairman, Chief Executive Officer and other executives and officers, intend to remain with FB Parent in the capacity of officers and/or directors, which is expected to provide important continuity in advancing Flybondi’s strategic and growth goals.
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Lock-up. Flybondi’s largest shareholders and certain other significant equity holders of Flybondi have agreed to be subject to lock-up restrictions as detailed in the Lock-Up Agreement.
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Support of key equity holders. The Integral Board considered the fact that key Flybondi equity holders representing at least 88.5% of the voting power of the then-issued and outstanding equity of Flybondi delivered Joinder Agreements, demonstrating such Flybondi equity holders’ support of the Business Combination.
•
Other alternatives. Integral completed its IPO in November 2021 with the objective of consummating an attractive business combination. Since that time, as more fully described in “— Background of the Business Combination,” Integral has evaluated numerous opportunities for a potential business combination. The Integral Board believes, based on the terms of the Business Combination, its review of Flybondi’s business and the financial data provided to Integral, as well as the due diligence of Flybondi conducted by Integral’s management and Integral’s advisors, that a business combination with Flybondi would create the best available opportunity to maximize value for Integral’s stockholders.
•
Negotiated transaction. The Integral Board reviewed and considered the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between Integral and Flybondi.

In the course of its deliberations, in addition to the various other risks associated with the business of Flybondi as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement/prospectus, the Integral Board also considered a variety of uncertainties and risks and other potentially negative factors related to Flybondi’s business and prospects and the Business Combination including, but not limited to, the following:

•
Macroeconomic risks. The risk that the future financial performance of Flybondi may not meet the Integral Board’s expectations due to factors outside of Flybondi’s control, including, for example, Flybondi’s ability to access U.S. dollars within Argentina to pay its U.S. dollar-denominated expenses such as lease payments and fuel.
•
Business risks. Business risks, including, for example, that Flybondi relies on efficient aircraft utilisation to address peak demand and minimize its fixed costs – which may subject Flybondi to delays, cancellations or aircraft unavailability. Leasing, fuel, and labor costs are also significant operating expenses for the business, and an increase in these costs may negatively affect Flybondi’s financial results.

•
Industry risks. The Integral Board considered the uncertainty pertaining to (a) the competitiveness of the airline industry, specifically the strong competition that Flybondi faces on popular routes and in particular markets; (b) the stringent regulatory requirements that Flybondi is subject to as a member of the airline industry, and (c) uncertainty within the Argentinean airline industry as a result of changing government and the impact on its largest competitor, Aerolineas Argentinas.
•
Stockholder vote. The risk that Integral’s or Flybondi’s stockholders may fail to provide the respective votes necessary to effect the Business Combination. The Business Combination Agreement provides that the Business Combination requires the affirmative vote of at least a majority of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. However, the Business Combination is not structured so that the approval of a majority of Integral’s unaffiliated security holders is required. The Sponsor holds approximately 87.3% of the issued and outstanding shares of Integral Common Stock. Pursuant to the Sponsor Support Agreement, the Sponsor agreed, among other things, to vote the shares of Integral Common Stock held by it in favor of the Business Combination Agreement. As a result, in addition to the shares of Integral Common Stock held by the Sponsor, no additional shares would need to be voted in favor of the Business Combination Proposal for it to be approved.
•
Closing conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions, some of which are not within Integral’s control.
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Transaction litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could delay or prevent consummation of the Business Combination.
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Listing risks. The challenges associated with preparing Flybondi, a privately held entity, for the applicable disclosure, controls and listing requirements to which FB Parent will be subject as a publicly traded company on Nasdaq.
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Potential benefits may not be achieved. The risks that the potential benefits of the Business Combination may not be achieved, either fully or at all, or may not be achieved within the expected timeframe.
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Liquidation of Integral. The risks and costs to Integral if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Integral being unable to effect a business combination by November 5, 2025 (unless extended by Integral’s stockholders) and the liquidation of Integral.
•
Integral stockholders receiving a minority position in FB Parent. The fact that current Integral stockholders will hold a minority position in FB Parent.
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No unaffiliated representative of unaffiliated security holders. The members of the Integral Board who are not employees of Integral have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing a report concerning the approval of the Business Combination.
•
Fees and expenses. The fees and expenses of Integral associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

In addition to considering the factors described above, the Integral Board also considered other factors including, without limitation:

•
Interests of certain persons. The Sponsor, the members of the Integral Board and executive officers of Integral have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of Integral stockholders generally (see the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). Integral’s directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Integral Board, the Business Combination Agreement and the transactions contemplated therein.
•
Other risks. The various risks associated with the Business Combination, the business of Flybondi, and the business of Integral, as described in the section of this proxy statement/prospectus entitled “Risk Factors.”

Prior SPAC Experience of Integral’s Sponsor and Officers and Directors

Integral’s officers and directors have extensive experience in capital markets transactions, mergers and acquisitions and business strategy. In addition, Enrique Klix, Integral’s Chief Executive Officer, has been a director of TLGY Acquisition Corp., a special purpose acquisition company (“TLGY”), since June 2024. TLGY has not yet completed a business combination.

Fiduciary Duties of Integral Officers and Directors

Below is a table summarizing the entities to which our officer and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Enrique Klix	Integral Acquisition Corporation 1	Special purpose acquisition company	CEO, Director
	TLGY Acquisition Corporation	Special purpose acquisition company	Director
	Klix II Pty. Ltd.	Consulting and investment company	Director

James Cotton	Integral Acquisition Corporation 1	Special purpose acquisition company	Director
	Uluwatu Capital	Investment company	Founder
	Monterosa Capital Australia Pty. Ltd.	Investment company	Director
	Tech 4 Good Pty. Ltd.	Supplier of medical equipment	Director
	Moovosity Pty. Ltd.	Technology company	Director

Stuart Hutton	Integral Acquisition Corporation 1	Special purpose acquisition company	Director
	ALS Limited	Laboratory	CFO

Niraj Javeri	Integral Acquisition Corporation 1	Special purpose acquisition company	Director
	Lancium Technologies	Energy technology and infrastructure company	CFO
	TLGY Acquisition Corporation	Special purpose acquisition company	Director
Lynne Thornton	Integral Acquisition Corporation 1	Special purpose acquisition company	Director
	Groundfloor (Last K Ventures Pty. Ltd.)	Property technology company	Co-founder, Director
	McColl’s Transport	Bulk liquid carrier	Consultant
Oliver Matlock	Integral Acquisition Corporation 1	Special purpose acquisition company	Chief Financial Officer

Flybondi Board’s Reasons for the Approval of the Business Combination

The Flybondi Board, in evaluating the Business Combination, consulted with Flybondi management, members of Cartesian and legal and other advisors. In reaching its unanimous decision to approve and adopt the Business Combination Agreement and the Business Combination contemplated therein, the Flybondi Board considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Flybondi Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination and supporting its decision. The Flybondi Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of the reasons for the Flybondi Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The Flybondi Board considered a number of factors pertaining to Integral and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following factors (not necessarily in order of relative importance):

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the Business Combination will distinctively position Flybondi as a publicly traded company, one of the few publicly traded aviation companies in Latin America. This may provide access to a broader range of financial instruments and improve its credibility on a global scale;
•
by listing on the Nasdaq, Flybondi will gain increased visibility and recognition in the international aviation market; and
•
going public can attract better talent, both in Argentina and greater Latin America, due to increased prestige, higher compensation potential through equity, and greater career opportunities within a larger, more established, and globally recognized organization

In the course of its deliberations, in addition to the various other risks associated with Integral as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement/prospectus, the Flybondi Board also considered a variety of uncertainties and risks and other potentially negative factors related to Integral and the Business Combination including, but not limited to, the following:

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possible delays in closing the Business Combination, whether due to the inability to obtain SPAC shareholder approval, or failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Business Combination Agreement;
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the inability of the Business Combination to be completed by the SPAC termination date, and the potential failure of SPAC to obtain an extension of the SPAC termination date if sought by SPAC;
•
public trading markets may experience volatility and disruption;
•
the fees and expenses associated with completing the Business Combination;
•
any waivers of the conditions to Closing as may be permitted in the Business Combination Agreement;
•
the amount of any redemptions by the existing holders of SPAC Class A Ordinary Shares being greater than expected;
•
the costs associated with the Nasdaq listing process;
•
changes in personnel and availability of qualified personnel;
•
potential litigation, governmental or regulatory proceedings, investigations or inquiries involving SPAC, or Flybondi, including in relation to the Business Combination;
•
unexpected costs related to the proposed Business Combination;
•
general economic uncertainty;
•
international, national or local economic, social or political conditions that could adversely affect the companies and their business;
•
potential disruption in Flybondi’s employee retention as a result of the Business Combination;
•
the occurrence of an uninsurable event;
•
the limited experience of certain members of Flybondi’s management team in operating a public company;
•
an inability to recruit and retain a skilled workforce and key personnel;
•
foreign currency and interest rate fluctuations;

•
the significant increased expenses and administrative burdens that Flybondi will incur as a public company;
•
internal control weaknesses and any misstatements of financial statements or Flybondi’s inability to meet periodic reporting obligations; and
•
failure to comply with anticorruption, economic sanctions, and anti-money laundering laws.

Certain Unaudited Prospective Financial Information

Integral and Flybondi do not as a matter of practice publicly disclose internal projections of future performance, revenue, earnings, financial condition or other results. However, in connection with the Integral Board’s evaluation of the Business Combination, Flybondi provided to Integral management (which was subsequently shared by Integral management with the Integral Board and shared with Marshall & Stevens) (as defined and described below) certain non-public internal, unaudited prospective financial information of Flybondi for the years ended December 31, 2023 and 2024 (the “unaudited prospective financial information”). Flybondi has not provided to the Integral Board prospective financial information of Flybondi for any period after December 31, 2024. FB Parent has included the unaudited prospective financial information in the tables at the end of this section because such information was received by the Integral Board for purposes of evaluating and approving the Business Combination. Flybondi prepared the unaudited prospective financial information based on Flybondi’s management’s judgment and assumptions regarding the Flybondi’s expected future performance. Specifically, the unaudited prospective financial information included material assumptions relating to Flybondi's fleet size, lease rates, load factors, revenue per passenger, operating performance (aircraft utilization and departures per aircraft per day), and operating costs (fuel, labor costs, sales, overhead and marketing and other fees), as well as macroeconomic and financing assumptions regarding foreign exchange rates and inflation in Argentina and the United States.

The inclusion of the unaudited prospective financial information should not be regarded as an indication that Integral, FB Parent or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Specifically, the unaudited prospective financial information was developed by Flybondi management in August 2023. Since August 2023, multiple intervening events have occurred, including, but not limited to, a steep devaluation of the Argentine peso of more than 70% (which meaningfully impacts the calculation and reporting of financial information in U.S. dollars), limited access to U.S. dollars (limiting Flybondi’s ability to increase its aircraft fleet), and an introduction by the government of new taxes on foreign payments, that have collectively had a material impact on Flybondi's financial position, and if such unaudited prospective financial information was prepared today, would result in such prospective information differing from that received by the Integral Board. For example, the budgeted revenue provided by Flybondi management for the fiscal year ended December 31, 2023, proved to be greater than the revenue for the period included in the financials elsewhere in this proxy statement/prospectus. Additionally, the unaudited prospective financial information was based on financial information that had not been prepared in accordance with IFRS Accounting Standards which leads to differences between the unaudited prospective financial information and actual audited financial information related mainly to the methodology for converting financial information from Argentine peso to U.S. dollar. As of the date of this proxy statement/prospectus, the unaudited prospective financial information relating to 2024 no longer presents the views of Flybondi management for the foregoing reasons, but FB Parent has included the unaudited prospective financial information in the table below because such information was received by the Integral Board for purposes of evaluating and approving the Business Combination prior to entering into the Business Combination Agreement. Inclusion of the unaudited prospective financial information in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.

The unaudited prospective financial information contains certain non-GAAP measures that Flybondi management believes are helpful in understanding Flybondi’s financial performance and future results. These non-GAAP measures are not meant to be considered in isolation or as a substitute for, or superior to, comparable IFRS measures. While Flybondi believes these non-GAAP measures provide meaningful information to help investors understand the operating results of Flybondi and to analyze Flybondi’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP measures. These non-GAAP measures are not prepared in accordance with IFRS and may not be directly comparable to similarly titled measures of Flybondi’s competitors due to potential differences in the method of calculation. The SEC rules that would otherwise require a reconciliation of a non-GAAP measure to an IFRS financial measure do not apply to non-GAAP measures provided in connection with a proposed business combination such as the Business Combination.

The unaudited prospective financial information of Flybondi is subjective in many respects and is thus susceptible to multiple interpretations and revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. For example, as described above, the budgeted revenue provided by Flybondi management for the fiscal year ended December 31, 2023 proved to be greater than the revenue for the period included in the financials elsewhere in this proxy statement/prospectus. While presented in this proxy statement/prospectus with numeric specificity, the unaudited prospective financial information set forth below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Flybondi’s management, due to, among other potential reasons, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Flybondi.”

The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants and International Financial Reporting Standards as issued by the International Accounting Standards Board for the preparation and presentation of financial forecasts. The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Flybondi’s management. Price Waterhouse & Co. S.R.L. has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Price Waterhouse & Co. S.R.L. does not express an opinion or any other form of assurance with respect thereto. The Price Waterhouse & Co. S.R.L. report included in this proxy statement relates to the Company’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

Unaudited Prospective Financial Information

Consolidated Financial Summary (amounts in thousand USD)	2023 Budget	2024 Forecast
Total Revenue	$366,419	$628,727
Net Revenue(1)	$359,617	$617,055
Total Operating Costs	$311,372	$505,142
Operating Income	$48,244	$111,913
EBITDA	$55,737	$125,458
EBITDAR	$80,278	$170,818
(1) Includes other income and excludes turnover tax.

Cash Flow Data (amounts in thousand USD)	2023 Budget	2024 Forecast
Operating Cash
EBITDA	55,737	125,458
Sales Receivables	(417)	(21,159)
Maintenance Reserve Receivable	(41,760)	(73,080)
Inventories	(1,123)	(1,616)
VAT Receivables	(5,325)	(8,684)
Trade Payables	(8,738)	17,902
Unearned Revenue	(7,471)	31,012
Employee Liability	(1,980)	(683)
Other	-	-
Income tax	(5,473)	(41,532)
Total Operating Cash	(16,550)	27,618
Free Cash Flow
Capital Expenditures	(4,855)	(6,068)
Security Deposit	(2,556)	(3,600)
Financial	2,286	6,750

Total Free Cash Flow	(21,675)	24,700

In addition, Flybondi also provided Integral management with budget estimates for (i) depreciation maintenance reserves of $4.7 million and $11.7 million for 2023 and 2024, respectively and (ii) depreciation of $2.8 million and $1.8 million for 2023 and 2024, respectively.

Opinion of Integral’s Fairness Opinion Provider

On September 15, 2023, Integral engaged Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) to evaluate the fairness, from a financial point of view, to Integral, and through their ownership of Integral, the unaffiliated public shareholders of Integral, of the Flybondi Shareholder Transaction Consideration, allowing the Integral Board to confirm its judgment in approving the Business Combination Agreement. On October 18, 2023, the Integral Board met to review the proposed transaction. During this meeting, Marshall & Stevens reviewed with the Integral Board certain financial analyses as described below and rendered its oral opinion to the Integral Board, which opinion was confirmed by delivery of a written opinion, dated October 18, 2023, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Flybondi Shareholder Transaction Consideration was fair, from a financial point of view, to Integral, and through their ownership interest in Integral, the unaffiliated public shareholders.

The full text of Marshall & Stevens’ written opinion, dated October 18, 2023, to the Integral Board, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex C and is incorporated into this proxy statement/prospectus by reference in its entirety. Holders of the Class A Common Stock are encouraged to read this opinion carefully in its entirety. Marshall & Stevens’ opinion was provided to the Integral Board for their information in connection with their evaluation of the consideration to be received by Integral in consideration of the issuance of its equity securities to the equity holders of Flybondi in the Business Combination and relates only to the fairness, from a financial point of view, of such consideration, does not address any other aspect of the Business Combination and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Business Combination. The summary of Marshall & Stevens’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Marshall & Stevens, among other things:

•
reviewed the Letter of Intent between Integral and Flybondi dated August 30, 2023;
•
reviewed the draft Business Combination Agreement;
•
reviewed certain operating and financial information relating to Flybondi’s business and prospects, including historical financial statements for the five years ended December 31, 2018 through December 31, 2022, as of September 30, 2023, and for the last-twelve month (“LTM”) period ended July 31, 2023, and projections for the years ending December 31, 2023 through December 31, 2024, all as prepared and provided to it by Flybondi’s management;
•
spoke with certain members of Flybondi’s management regarding Flybondi’s operations, financial condition, future prospects and projected operations and performance and regarding the Business Combination;
•
participated in discussions with the Integral Board and its counsel regarding Flybondi’s projected financials results, among other matters;
•
reviewed certain business, financial and other information regarding Flybondi that was furnished to us by Flybondi’s management;
•
performed a discounted cash flow analysis based on the projected financial information provided by Flybondi’s management as well as Marshall & Stevens own calculations;
•
performed a guideline public company analysis based on certain publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis; and
•
conducted such other financial studies, analyses and inquiries as deemed appropriate.

Net working capital (debt-free, cash-free working capital) was estimated by Marshall & Stevens using the financial data prepared by Flybondi management. Debt-free, cash-free working capital was calculated as current assets minus current liabilities less cash, security deposit, PP&E, and other assets. Debt-free, cash-free working capital was calculated by Marshall & Stevens as $28,115,605 in 2023 and $72,681,053 in 2024.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Flybondi’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that Flybondi’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of Flybondi’s future financial results and condition. In evaluating fairness, Marshall & Stevens assumed a fair market value for Integral shares of $10.00 per share (the “Agreed Share Value”). The Agreed Share Value was used due to the fact that Integral is a special purpose acquisition company with only limited trading history, no material operations or assets other than cash or cash equivalents. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of the common stock to be issued pursuant to the Business Combination Agreement.

Marshall & Stevens expressed no opinion with respect to the forecasts and projections provided by Flybondi, or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in Flybondi’s assets, liabilities, financial condition, results of operations, business, or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there is no information or facts that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that Flybondi is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the Business Combination), recapitalization, acquisition or merger, divestiture, or spin-off (other than the Business Combination or other publicly disclosed transactions).

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Business Combination Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the Business Combination will be satisfied without waiver thereof and (d) the Business Combination will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the Business Combination will be obtained and that no delay, limitations, restrictions or conditions will be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of Flybondi, Integral, or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which Flybondi or Integral is a party or may be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the consideration to be received by Integral in consideration of the Merger and the issuance of equity securities of FB Parent in the Business Combination and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding entered in connection with the Business Combination or otherwise. Marshall & Stevens’ opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Marshall & Stevens’ opinion did not address the relative merits of the Business Combination as compared to alternative transactions or strategies that might be available to Integral, nor did it address Integral’s underlying business decision to proceed with the Business Combination. Except as described herein, the Integral Board imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to the Integral Board, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with the Integral Board in connection with Marshall & Stevens’ opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying Marshall & Stevens’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Flybondi’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to Flybondi or the proposed Business Combination, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the Business Combination, which consideration was determined between Integral and Flybondi, and the decision to enter into the Business Combination was solely that of the Integral Board. Marshall & Stevens’ opinion and financial analyses were only one of many factors considered by the Integral Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Integral Board or Integral management with respect to the Business Combination or the Business Combination consideration.

The following is a summary of the material financial analyses reviewed with the Integral Board in connection with Marshall & Stevens’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ financial analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and its compensation is not contingent upon the completion of the transaction. Marshall & Stevens provided no additional services associated with the transaction and has provided no other services to the Sponsor.

Financial Projections

Using financial projections for the years 2023 and 2024 provided by Flybondi’s management, Marshall & Stevens calculated the net present value of the unlevered, after tax-free cash flows that Flybondi’s business is forecasted to generate for the financial years 2023 through 2024. Marshall & Stevens then extended these projections, after discussions with Flybondi’s management with respect to its projections provided for the years 2023 and 2024, for the financial year 2025, which are included as Annex E to this proxy statement/prospectus.

Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’ discounted cash flow method were as follows:

•
Flybondi provided a forecast through 2024 as the basis for the discounted cash flow analysis. The duration of the projections provided present a time period in which Flybondi can reasonably estimate assumptions for the foreign exchange rate and inflation rate of the Argentine peso. Marshall & Stevens extended these projections through 2025 using publicly available market data and discussions with Flybondi management with respect to its projections provided for the years 2023 and 2024.
•
A weighted average cost of capital (“WACC”) was used as the discount rate in Marshall & Stevens’ analysis and applied to debt free, after-tax cash flows. The WACC was calculated to be 22.50 percent and was determined based upon a cost of equity approximately 37.26 percent and an after-tax cost of debt of 7.66 percent.
•
A cost of equity was determined using a 20-year U.S. Treasury rate (4.92%), Equity Risk Premium of 5.85% (Kroll Cost of Capital Navigator 2023 (“KCOC”)), Re-levered Equity beta of 0.78 based upon the Guideline Companies discussed below, a size premium of 3.05% based upon KCOC data for Micro-Cap, a company specific risk premium of 20.0% based upon forecast risk, operational risk, exchange rate risk, and leasing risk, and a 4.73% country specific risk premium based upon KCOC data for the 2023 International Cost of Capital for Argentina relative to the U.S.
•
After-tax cost of debt was determined using B rated bond yields and a tax rate of 35.0%.
•
The debt-to-capital ratio was estimated at 50.0% and the equity-to-capital ratio was estimated at 50.0% using input from the Guideline Companies discussed below.
•
Estimated income tax expense of 35.0% of pre-tax income based upon the Argentinian tax rate.
•
Capital expenditures for projected years 2023 and 2024 based upon Flybondi management estimates.
•
Depreciation of maintenance reserve and PP&E for projected years 2023 and 2024 based upon Flybondi management estimates.
•
Working capital requirements were based upon Flybondi manages estimates and reflects the Company’s normal debt-free, cash-free working capital levels. Current assets include trade receivables, pre-payments, inventory, and short-term and long-term portion of maintenance reserve. Current liabilities include trade payables, deferred revenue, and lease liabilities.
•
A terminal year EBITDA multiple of approximately 2.3 (rounded) was calculated using the Gordon Growth model and based upon a WACC of 22.50% and terminal growth rate of 3.0%.

Marshall & Stevens performed sensitivity analyses, by varying the terminal growth rate and the WACC rate. Based on the discounted cash flow analysis, the indicated Enterprise Value for Flybondi was estimated to be between $420,000,000 and $480,600,000.

Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about Flybondi provided by Flybondi’s management and compared this information to certain financial information of nine publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to Flybondi (each a “Guideline Company” and, collectively, the “Guideline Companies”). The initial Guideline Companies were provided by Flybondi, and Marshall & Stevens reviewed these Guideline Companies to determine the comparability to Flybondi. Marshall & Stevens also performed their own independent search for other Guideline Companies, but they did not find any other viable Guideline Companies aside from those provided by Flybondi. The criteria for selecting the Guideline Companies were mainly based upon each Guideline Company’s industry and business description.

Business descriptions and financial information are provided below for the selected Guideline Companies. The descriptions of these companies and the financial information for such companies set out below are derived from publicly available information and are summary in nature. Shareholders are referred to, and these summaries are qualified in full by reference to, the public reports filed by these companies with the SEC. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

Allegiant Travel Company, a leisure travel company, provides travel services and products to residents of under-served cities in the United States. The company offers scheduled air transportation on limited-frequency, nonstop flights between under-served cities and leisure destinations. As of February 1, 2023, it operated a fleet of 122 Airbus A320 series aircraft. The company also provides air-related services and products in conjunction with air transportation, including baggage fees, advance seat assignments, travel protection products, priority boarding, a customer convenience fee, food and beverage purchases on board, and other air-related services, as well as use of its call center for purchases. In addition, it offers third party travel products, such as hotel rooms and ground transportation, such as rental cars and hotel shuttle products; and air transportation services through fixed fee agreements and charter service on a year-round and ad-hoc basis. Further, the company operates a golf course. Allegiant Travel Company was founded in 1997 and is based in Las Vegas, Nevada.

Azul S.A., together with its subsidiaries, provides scheduled air transportation services in Brazil. As of December 31, 2022, the company operated approximately 1,000 daily departures to 158 destinations through a network of 300 non-stop routes with an operating fleet of 177 aircraft and a passenger contractual fleet of 194 aircraft. It is also involved in cargo transportation, loyalty programs, travel packages, funding, logistics solutions, and aircraft financing activities. The company was incorporated in 2008 and is headquartered in Barueri, Brazil.

Controladora Vuela Compañía de Aviación, S.A.B. de C.V., through its subsidiary, Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V., provides air transportation services for passengers, cargo, and mail in Mexico and internationally. The company operates approximately 590 daily flights on routes connecting 43 cities in Mexico, 22 cities in the United States, 4 cities in Central America, and 2 cities in South America. As of December 31, 2022, it leased 116 aircraft and 23 spare engines. The company also offers merchandising, travel agency, and loyalty program, as well as specialized and aeronautical technical services. Controladora Vuela Compañía de Aviación, S.A.B. de C.V. was incorporated in 2005 and is headquartered in Mexico City, Mexico.

Copa Holdings, S.A., through its subsidiaries, provides airline passenger and cargo services. The company offers approximately 327 daily scheduled flights to 78 destinations in 32 countries in North, Central, and South America, as well as the Caribbean from its Panama City hub. As of December 31, 2022, it operated a fleet of 97 aircraft comprising 67 Boeing 737-800 Next Generation aircraft, 9 Boeing 737-700 Next Generation aircraft, 1 Boeing 737-800 Boeing Converted Freighter, and 20 737-MAX aircraft. The company was founded in 1947 and is based in Panama City, Panama.

Frontier Group Holdings, Inc., a low-fare airline company, provides air transportation for passengers in United States and international destinations in the Americas. It offers its services through direct distribution channels, including its website, mobile app, and call center. Frontier Group Holdings, Inc. was incorporated in 2013 and is headquartered in Denver, Colorado.

GOL Linhas Aéreas Inteligentes S.A. provides scheduled and non-scheduled air transportation services for passengers and cargo; and maintenance services for aircraft and components in Brazil and internationally. The company offers Smiles, a frequent-flyer program to approximately 20.5 million members, allowing clients to accumulate and redeem miles. It operates a fleet of 146 Boeing 737 aircraft with 674 daily flights. The company was founded in 2000 and is headquartered in São Paulo, Brazil. On January 25, 2024, GOL Linhas Aéreas Inteligentes S.A., along with its affiliates, filed a voluntary petition for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the Southern District of New York.

LATAM Airlines Group S.A., together with its subsidiaries, provides passenger and cargo air transportation services primarily in Chile, Peru, Ecuador, Colombia, Brazil, other Latin American countries, the Caribbean, North America, Europe, and Oceania. It offers other services, such as ground handling, courier, logistics, and maintenance services. The company was formerly known as LAN Airlines S.A. and changed its name to LATAM Airlines Group S.A. in June 2012. LATAM Airlines Group S.A. was founded in 1929 and is headquartered in Santiago, Chile.

Spirit Airlines, Inc. provides airline services. The company provides front seats, including wider seats with extra legroom, carry-on and checked baggage, assigned seats, travel insurance, and onboard beverages and snacks, as well as hotels, cars, vacation packages, and cruises services. It serves 92 destinations in 16 countries in the United States, Latin America, and the Caribbean. As of December 31, 2022, the company had a fleet of 194 Airbus single-aisle aircraft. The company was formerly known as Clippert Trucking Company and changed its name to Spirit Airlines, Inc. in 1992. Spirit Airlines, Inc. was founded in 1964 and is headquartered in Miramar, Florida.

easyJet plc operates as a low-cost airline carrier in Europe. The company engages in the provision of holiday packages; aircraft trading and leasing activities; development of building projects; financing and insurance business; and tour operator activities. easyJet plc was founded in 1995 and is headquartered in Luton, the United Kingdom.

The following tables including details regarding the market data, size, and profitability along with further detail regarding revenue and earnings before interest, taxes, depreciation and amortization, and lease rentals (“EBITDAR”) forecasts and the specific multiples considered for each Guideline Company. The calculations of EBITDAR is different from the calculations used in the section “Special Note Regarding Adjusted EBIT” and “Special Note Regarding Non-IFRS Measures” and is based on non-IFRS figures. Further, the calculation of EBITDAR may be different for each Guideline Company:

(in $ Millions, except share data)
Guideline Public Company Name	52-Week High	52-Week Low	Average Daily Volume	Stock Price (as of 10/11/23)	Shares Outstanding	Market Capitalization	Add: Total Debt	Add: Minority Interest	Total Invested Capital	Less: Cash	Enterprise Value
Allegiant Travel Company	130.93	62.94	0.22	74.61	18.0	1,344.3	2,394.4	0.0	3,738.6	935.4	2,803.2
Azul S.A.	4.42	1.33	13.80	2.70	347.4	938.2	5,342.2	0.0	6,280.4	280.2	6,000.1
Controladora Vuela Compañía de Aviación, S.A.B. de C.V.	1.45	0.60	2.54	0.69	1,166.0	799.3	3,392.0	0.0	4,191.3	749.1	3,442.2
Copa Holdings, S.A.	121.20	69.67	0.46	86.92	42.7	3,712.5	1,682.7	0.0	5,395.1	934.7	4,460.4
Frontier Group Holdings, Inc.	14.34	4.42	1.41	4.70	220.7	1,037.2	3,338.0	00	4,375.2	640.0	3,735.2
Gol Linhas Aéreas Inteligentes S.A.	2.68	1.00	13.23	1.41	5,775.8	8,131.1	4,732.9	0.0	12,864.0	181.2	12,682.8
LATAM Airlines Group S.A.	0.07	0.00	552.13	0.01	604,355.8	4,937.6	6,675.1	(7.6)	11,605.0	1,631.0	9,974.1
Spirit Airlines, Inc.	22.70	14.41	1.42	16.35	109.2	1,784.8	6,598.7	0.0	8,383.4	929.3	7,454.2
easyJet plc	7.17	3.43	4.73	5.37	755.1	4,057.7	3,543.8	0.0	7,601.5	3,569.4	4,032.1

(in $ Millions, except for dates)
			Revenue ($)				EBITDAR ($)
Guideline Public Company Name	LFY Date	LTM Date	LTM	CY+1	CY+2	CY+3	LTM	CY+1	CY+2	CY+3
Allegiant Travel Company	12/31/2022	9/30/2023	2,510.4	2,533.8	2,745.2	3,079.7	489.8	515.9	559.8	738.4
Azul S.A.	12/31/2022	9/30/2023	3,624.8	3,754.0	4,124.9	4,394.4	67.5	1,080.9	1,269.0	1,383.5
Controladora Vuela Compañía de Aviación S.A.B. de C.V.	12/31/2022	9/30/2023	3,180.6	3,173.0	3,376,4	3,728.6	727.0	745,0	878.5	1,029.5
Copa Holdings. S.A.	12/31/2022	9/30/2023	2,965.0	3,414.4	3,636.6	3,891.8	1225.8	1,051.8	1,110.5	1,211.4
Frontier Group Holdings. Inc.	12/31/2022	9/30/2023	3,604.0	3,630.8	4,283.7	4,934.5	811.0	569.8	780.8	1,099.0
Gol Linhas Aéreas Inteligentes S.A.	12/31/2022	9/30/2023	3,696.0	3,819.2	4,134.1	4,430.6	492.0	944.4	1,099.8	1,273.2
LATAM Airlines Group S.A.	12/31/2022	9/30/2023	11,140.6	11,379.3	11,961.1	12,471.1	1535.9	2.107.5	2,383.2	2,817.6
Spirit Airlines, Inc.	12/31/2022	9/30/2023	5,432.1	5,440.9	6,132.7	7,152.3	828.6	342.3	663.0	1,177.6
easyJet plc	9/30/2023	9/30/2023	9,971.2	10,135.5	11,613.4	12,321.7	407.3	1,513.5	1,674.8	1,833.5

	EV / Revenue			EV / EBITDAR
	LTM 7/31/2023	Projected 12/31/2023	Projected 12/31/2024	LTM 7/31/2023	Projected 12/31/2023	Projected 12/31/2024
Summary of GPC Multiples (Size-Adjusted):
Allegiant Travel Company	1.04x	1.03x	0.95x	5.3x	5.1x	4.7x
Azul S. A.	1.59x	1.53x	1.40x	*85.3x	5.3x	4.5x
Controladora Vuela Compañía de Aviación, S.A.	1.04x	1.04x	0.98x	4.5x	4.4x	3.8x
Copa Holdings, S.A.	1.26x	1.10x	1.03x	3.1x	3.6x	3.4x
Frontier Group Holdings, Inc.	0.98x	0.98x	0.83x	4.4x	6.2x	4.5x
Gol Linhas Aéreas Inteligentes S.A.	2.78x	2.69x	2.48x	*20.9x	10.9x	9.3x
LATAM Airlines Group S.A.	0.79x	0.77x	0.73x	5.7x	4.2x	3.7x
Spirit Airlines, Inc.	1.29x	1.29x	1.14x	8.5x	20.5x	10.6x
easyJet pic	0.35x	0.34x	0.30x	8.5x	2.3x	2.1x
Min	0.35x	0.34x	0.30x	3.06x	2.29x	2.07x
25th Percentile	0.98x	0.98x	0.83x	4.46x	4.16x	3.68x
Median	1.04x	1.04x	0.98x	5.32x	5.05x	4.54x
Average	1.24x	1.20x	1.09x	5.71x	6.93x	5.17x
75th Percentile	1.29x	1.29x	1.14x	7.09x	6.23x	4.66x
Max	2.78x	2.69x	2.48x	8.51x	20.47x	10.57x

Above multiples with an asterisk were considered non-meaningful figures and not included in the percentile calculations.

Marshall & Stevens reviewed, among other things, the Guideline Companies’ enterprise value as a multiple of revenue (“EV/Revenue”) for the LTM period ended July 31, 2023, and projected fiscal years ending December 31, 2023 and 2024, and enterprise value as a multiple of EBITDAR (“EV/EBITDAR”)for the same time periods for each Guideline Company. For the Guideline Companies, the size adjusted multiples of EV/Revenue ranged from 0.30x to 2.78x, and the size adjusted EV/EBITDAR multiples ranged from 2.07x to 20.47x. The multiples were adjusted for each Guideline Company’s size based on a comparison to the respective deciles, and the respective equity risk premium, to which each Guideline Company was classified compared to the Micro-Cap utilized for Flybondi. After selecting the appropriate multiples to consider in the valuation, we gathered relevant financial information on size and expected growth, and calculated liquidity, profitability, asset turnover, and leverage ratios, to establish a range of performance for each ratio. We then compared Flybondi’s size, expected growth, and financial ratios to those of the Guideline Companies. Based on the quantitative and qualitative comparative analysis, we concluded that it would be most reasonable to apply the following multiples:

		Revenue			EBITDAR
Indicated Enterprise Value Calculation:		LTM 7/31/2023	Projected 12/31/2023	Projected 12/31/2024	LTM 7/31/2023	Projected 12/31/2023	Projected 12/31/2024
Flybondi Limited - Revenue / EBITDAR		$294,370	$359,617	$617,055	$59,719	$80,278	$170,818
Selected Multiples - Low		1 10x	1.10x	0.90x	5.8x	4.5x	3.3x
Selected Multiples - Mid		1.20x	1.20x	1.00x	6.5x	5.0x	3.5x
Selected Multiples - High		1.30x	1.30x	1.10x	7.3x	5.5x	3.8x
Weights		10.0%	20.0%	20.0%	10.0%	20.0%	20.0%
Indicated Enterprise Value	Weighted
Enterprise Value - Low (Rounded)	$440,200	$323,807	$395,579	$555,349	$343,382	$361,251	$555,159
Enterprise Value - Mid (Rounded)	$483,700	$353,244	$431,540	$617,055	$388,171	$401,390	$597,863
Enterprise Value - High (Rounded)	$527,200	$382,681	$467,502	$678,760	$432,960	$441,528	$640,568

After subtracting the estimated increase in lease liabilities of $15,766,000 from the above indicated enterprise values, Marshall & Stevens arrived at the range of Enterprise Value for the guideline public company approach of $424,434,000 to $511,434,000.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method, the guideline public company method and the guideline transaction method. The guideline transaction method was given no weight due to a lack of sufficient data for comparable transactions. Given Flybondi’s high degree of comparability with the Guideline Companies, and the short financial forecast provided by Flybondi’s management, a 66.67% weight was assigned to the guideline public company method and a 33.33% weight was assigned to the discounted cash flow method for the final reconciliation of value. Given the above considerations, and after subtracting cash and cash equivalents and lease liabilities, Marshall & Stevens concluded a final equity value range for Flybondi of $362,104,000 to $440,392,000.

Satisfaction of 80% Test

It is a requirement under the Integral Charter and Nasdaq listing rules that Integral’s initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $32.7 million (excluding estimated taxes payable), of which 80% thereof represents approximately $26.2 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Integral Board considered an equity value of Flybondi of approximately $300 million.

In determining whether the equity value described above represents the fair market value of Flybondi, the Integral Board considered all of the factors described above in this section, including the valuations of the comparable companies and the fact that the purchase price for Flybondi was the result of an arm’s length negotiation, and the fairness opinion delivered to the Integral Board by Marshall & Stevens. As a result, the Integral Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of Integral’s management team and the Integral Board, the Integral Board believes that the members of Integral’s management team and the Integral Board are qualified to determine whether the Business Combination meets the 80% asset test.

Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination

When you consider the recommendation of the Integral Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Integral’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

•
the beneficial ownership interests that the Initial Stockholders, including each of Integral’s directors and officers and certain Anchor Investors, have in the 2,875,000 Founder Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if Integral does not complete a business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The Sponsor holds 2,825,000 Founder Shares, and each of Integral’s officers, directors and Anchor Investors have an indirect interest in such shares by virtue of their membership in the Sponsor. In addition, an Anchor Investor directly holds 50,000 Founder Shares. The Founder Shares have an aggregate market value of approximately $31.8 million, based on the closing price of the shares of Integral Class A Common Stock of $11.07 on the OTC Markets on February 19, 2025;
•
the beneficial ownership interests that the Initial Stockholders, including each of Integral’s directors and officers (but excluding the Anchor Investors), have in the 4,950,000 Private Warrants, acquired for an aggregate purchase price of $4,950,000, which warrants would become worthless if Integral does not complete a business combination within the applicable time period, as the holders of the Private Warrants have waived liquidation rights with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to Integral Warrants. Such Private Warrants have an aggregate market value of $99,495, based on the closing price of the Integral Warrants of $0.0201 on the OTC Markets on February 19, 2025;
•
even if the trading price of the FB Parent Ordinary Shares following the consummation of the Business Combination was as low as $2.09 per share, the aggregate market value of the FB Parent Ordinary Shares issued in exchange for the Founder Shares alone, would be approximately equal to the initial investment in Integral by the Initial Stockholders. As a result, if the Business Combination is completed, the Initial Stockholders are likely to be able to make a substantial profit on their investment in Integral even at a time when the FB Parent Ordinary Shares have lost significant value. On the other hand, if the Business Combination Proposal is not approved and Integral does not consummate an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, the Initial

Stockholders will lose their entire investment in Integral (except as to any liquidating distributions to which they may be entitled as holders of Public Shares);
•
the fact that the Sponsor holds (i) the First Extension Promissory Note in the aggregate principal amount of up to $630,000, issued on May 8, 2023 by Integral in connection with the First Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account; and (ii) the Second Extension Promissory Note in the aggregate principal amount of up to $359,503, issued on November 8, 2023 by Integral in connection with the Second Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account ($29,959 per month following the 5th of each month from November 8, 2023 through November 5, 2024); and a promissory note in the aggregate principal amount of up to $130,561.20, issued on November 6, 2024 by Integral in connection with the Third Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account ($10,880.10 per month following the 5th of each month from November 6, 2024 through November 5, 2025). The Extension Promissory Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Business Combination, and (b) the date of the liquidation of Integral. As of December 31, 2024, $355,000 had been borrowed under the First Extension Promissory Note, $359,503 had been borrowed under the Second Extension Promissory Note and $21,760 had been borrowed under the Third Extension Promissory Note. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Integral may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;
•
the fact that the Sponsor holds the Working Capital Loan Note in the principal amount of up to $1,500,000, issued by Integral in connection with advances the Sponsor has made, and may make in the future, to Integral for working capital expenses. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which Integral consummates its initial business combination and (ii) the date that the winding up of Integral is effective. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note may, in the event an initial business combination is consummated, be converted into Conversion Warrants of the post-combination company, in a number equal to: (x) the portion of the principal amount of the note being converted, divided by (y) $1.00, rounded up to the nearest whole number of warrants. The Conversion Warrants will be identical to the FB Parent Warrants. The Conversion Warrants and their underlying securities are entitled to the registration rights set forth in the note. By contrast, if Integral is unable to consummate an initial business combination and is forced to liquidate, the Working Capital Loan Note would be due upon the winding up of Integral, and Integral may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan Note but no proceeds held in the Trust Account would be used to repay the Working Capital Loan Note. As of December 31, 2024, there was $1,500,000 outstanding under the Working Capital Loan Note;
•
the fact that the Sponsor holds a promissory note in the principal amount of up to $3,000,000, issued by Integral in connection with advances the Sponsor has made, and may make in the future, to Integral for working capital expenses. The Second Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At December 31, 2024, the Company had $531,493 of borrowings under the Second Working Capital Loan Note;
•
the Anchor Investors have acquired from the Sponsor an indirect economic interest in an aggregate of 500,000 Founder Shares at an aggregate purchase price of $5,000 (or $0.01 per Founder Share). The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of Integral’s initial business combination. As a result, if the Business Combination is consummated, the Anchor Investors may make a substantial profit on their investment in Integral, even at a time when the FB Parent Ordinary Shares have lost significant value. The Anchor Investors may therefore have different interests with respect to a vote on the Business Combination Proposal than other Public Stockholders and an incentive to vote any Public Shares they own in favor of such proposals. However, Integral is not aware of any arrangements or understandings among the Anchor Investors with regard to voting, including voting with respect to the Business Combination Proposal, other than the agreement by one Anchor Investor to vote the 50,000 Founder Share directly held by such Anchor Investor in favor of Integral’s initial business combination;
•
in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to Integral, or a prospective target business with which Integral has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement;

•
Integral’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Integral’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
•
the anticipated election of Enrique Klix, Integral’s Chief Executive Officer and director, as a director of FB Parent following the consummation of the Business Combination; and
•
the continued indemnification of current directors and officers of Integral and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Integral’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section above entitled “— Integral Board’s Reasons for the Approval of the Business Combination.”

Certain Engagements in Connection with the Business Combination and Related Transactions

As described above under “— Opinion of Integral’s Fairness Opinion Provider,” Integral retained Marshall & Stevens to provide an independent fairness opinion in connection with the Business Combination to the Integral Board. As compensation for Marshall & Stevens’s services in connection with the rendering of its opinion to the Integral Board, Integral agreed to pay Marshall & Stevens a fee of $120,000 to $125,000 plus reimbursement of its reasonable out-of-pocket costs.

Additionally, the underwriters of the IPO were entitled to a deferred fee of $0.50 per Integral Unit on the first 10,000,000 Integral Units sold in the IPO and $0.70 per Integral Unit sold thereafter, or $6,050,000 in the aggregate, pursuant to the terms of the underwriting agreement for the IPO, which deferred fee would (i) become payable to the underwriters from the amounts held in the Trust Account solely in the event that Integral completes an initial business combination and (ii) be waived by the underwriters in the event that Integral does not complete an initial business combination. On August 28, 2023, under the 2023 Waiver, the underwriters waived any right to receive the deferred underwriting commission and will therefore receive no additional underwriting commissions in connection with the closing of the Flybondi Business Combination. The underwriters did not waive any other rights they may have under the terms of the Underwriting Agreement, including, but not limited to, indemnification. The underwriters indicated they ceased or refused to act in any capacity with respect to the Business Combination and that they disclaimed any responsibility for any portion of the registration statement of which this proxy statement/prospectus forms a part.

On May 28, 2021, and as later amended on March 23, 2022, Integral entered into the 2021 Letter Agreement with J.V.B. pursuant to which Integral engaged CCM to provide consulting and advisory services in connection with the IPO in return for a transaction fee to be paid to J.V.B. in an amount equal to 10.0% of the aggregate underwriting discount and commissions earned by the underwriters in connection with the IPO to be paid simultaneously with the actual payment of such underwriting discount and commissions to the underwriters upon (i) the closing of the IPO and (ii) the completion of the initial Business Combination. J.V.B. was one of the Anchor Investors that purchased Units in the IPO and became a member of the Sponsor at the closing of the IPO to hold an indirect interest in a specified number of the Founder Shares held by the Sponsor.

In addition, on June 27, 2023, Integral entered into the June 2023 Letter Agreement with J.V.B. pursuant to which Integral agreed to pay CCM a transaction fee for certain consulting and advisory services provided to Integral by CCM in connection with a sale transaction and offering.

On November 4, 2021, Integral paid J.V.B. $85,000 in cash from funds outside of the Trust Account. On November 9, 2023, J.V.B. entered into the November 2023 Letter Agreement with Integral, waiving any additional funds due to J.V.B. upon the completion of the initial Business Combination (which, prior to such waiver, were to be $605,000 in the aggregate). As part of the 2023 Letter Agreement, CCM informed Integral that its determination not to participate in any way with respect to any potential Business Combination was not the result of any dispute or disagreement with Integral on any matter relating to Integral’s operations, policies, procedures or practices. The letter agreement further provided that CCM would not be required to perform any further services to Integral pursuant to the 2021 Letter Agreement. In connection with the 2023 Letter Agreement, Integral reimbursed CCM $15,000 for expenses incurred by CCM, in accordance with the terms of the 2021 Letter Agreement. CCM did not waive its right to indemnification in accordance with the terms of the 2021 Letter Agreement or the June 2023 Letter Agreement.

There have been no disagreements or objections made to the disclosures concerning the 2023 Waiver, the 2021 Letter Agreement, the June 2023 Letter Agreement or the 2023 November Letter Agreement. See “Risk Factors — Risks Related to

Integral and the Business Combination — The waiver of deferred underwriting commission by the underwriters of the IPO despite performing all of their obligations under the Underwriting Agreement may indicate that they may be unwilling to be associated with the disclosure in this proxy statement/prospectus.”

Other than the foregoing Fee Waivers, Integral has not received any other notice, or any other indication, from or any other firm engaged in connection with the IPO that such firm will cease involvement with the Business Combination.

Potential Actions to Secure Requisite Stockholder Approvals

Subject to applicable securities laws, the Initial Stockholders and Integral’s directors and officers or their affiliates may purchase shares of Integral Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of an initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Integral’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Initial Stockholders or Integral’s directors, officers or their affiliates purchase shares of Integral Common Stock in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

To the extent any such purchases by the Initial Stockholders or Integral’s directors, officers or their affiliates are made in situations in which the tender offer rules restrictions on purchases apply, Integral will disclose in a Current Report on Form 8-K prior to the Special Meeting the following: (i) the number of Public Shares purchased outside of the redemption offer, along with the purchase price(s) for such Public Shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination Proposal will be approved; (iv) the identities of the securityholders who sold to the Initial Stockholders or Integral’s directors, officers or their affiliates (if not purchased on the open market) or the nature of the securityholders (e.g., five percent security holders) who sold such Public Shares; and (v) the number of Public Shares for which Integral has received redemption requests pursuant to the redemption offer.

The purpose of such share purchases and other transactions would be to increase the likelihood of otherwise limiting the number of public shares electing to redeem.

If such transactions are effected, the consequence could be to cause an initial business combination to be consummated in circumstances where such consummation could not otherwise occur. Consistent with SEC guidance, purchases of shares by the persons described above would not be permitted to be voted for a proposed initial business combination, including the Business Combination. In addition, if such purchases are made, the public “float” of Integral’s securities (or FB Parent’s securities) and the number of beneficial holders of Integral’s securities (or FB Parent’s securities) may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Integral’s securities (or FB Parent’s securities) on a national securities exchange.

Integral hereby represents that any of its securities purchased by the Initial Stockholders or Integral’s directors, officers or their affiliates in situations in which the tender offer rules restrictions on purchases would apply would not be voted in favor of approving the Business Combination Proposal.

The existence of financial and personal interests of Integral’s Initial Stockholders, directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Integral and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “— Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” for more information and other risks.

Regulatory Approvals Required for the Business Combination

FB Parent and Integral are not aware of any regulatory approvals in the United States, United Kingdom or elsewhere required for the consummation of the Business Combination, other than the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus forms a part, and those related to the Plan of Arrangement, including the Interim Order and the Final Order. Listing of FB Parent Ordinary Shares and FB Parent Warrants will be subject to the approval of Nasdaq as set forth below under “— Listing of Securities.”

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and related rules, certain transactions may not be completed until notifications have been given and information is furnished to the Antitrust Division of the

DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is not subject to the expiration or earlier termination of any waiting period under the HSR Act.

Non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Listing of Securities

FB Parent intends to apply to list the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq under the symbols “FLYB” and “FLYBW,” respectively, in connection with the Closing. There can be no assurance that the FB Parent Ordinary Shares or FB Parent Warrants will be approved for listing on Nasdaq.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS as issued by the IASB. Under this method of accounting, Integral will be treated as the “acquired” company for financial reporting purposes and Flybondi will be the accounting “acquirer.” This determination was primarily based on the assumptions that Flybondi’s shareholders will hold a majority of the voting power of the Combined Company, Flybondi’s operations will substantially comprise the ongoing operations of the Combined Company, Flybondi designees are expected to comprise a majority of the governing body of the Combined Company, and Flybondi’s senior management will comprise the senior management of the Combined Company. However, Integral does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of Integral will be stated at historical cost, with no goodwill or other intangible assets recorded. The costs of the shares issued by Flybondi in excess of the net assets of Integral will be accounted for as stock-based compensation under IFRS 2 Share-based payment and is expected to be recorded upon consummation of the Business Combination.

As FB Parent was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of Integral is the cash and cash equivalents. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of FB Parent issuing shares of common stock for the net monetary assets of Integral. FB Parent has been determined to be the accounting acquirer and legal acquirer based on evaluation of the following facts and circumstances:

•
FB Parent’s existing shareholders will have the greatest voting interest in the combined company under the no redemption and maximum redemption scenarios with over 83.5% of the voting interest in each scenario;
•
FB Parent and its existing shareholders will have the ability to nominate a majority of the members of the board of directors of the combined company;
•
FB Parent’s senior management will be the senior management of the combined company; and
•
the operations of FB Parent’s subsidiaries prior to the acquisition comprising the only ongoing operations of the combined company.

Other factors were considered, including purpose and intent of the Business Combination and the location of the combined company’s headquarters, noting that the preponderance of evidence as described above is indicative that FB Parent is the accounting acquirer and legal acquirer in the Business Combination.

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A hereto. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Overview

On October 19, 2023, Integral, Original Topco, Merger Sub and Flybondi entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, as summarized below. On July 2, 2024, Integral, Original Topco, Merger Sub, Flybondi FB Parent and the sellers entered into the Assignment, Novation and Amendment Agreement, pursuant to which the Business Combination Agreement was amended to substitute FB Parent for Original Topco therein. On October 1, 2024, the parties to the Business Combination Agreement entered into an amendment to the Business Combination Agreement to extend the Agreement End Date from November 1, 2024 to March 31, 2025.

The following description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Integral Stockholders are urged to read the Business Combination Agreement in its entirety for information regarding its terms. The Business Combination Agreement is not intended to provide any other factual information about Integral, Flybondi, FB Parent or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and to reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in Integral’s public disclosures.

Structure of the Business Combination

The Business Combination Agreement provides for, among other things, the following transactions: (i) FB Parent will acquire the Flybondi Shares held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent, and (ii) Integral will merge with and into Merger Sub, with Integral continuing as the surviving entity and as a wholly-owned subsidiary of FB Parent, and each issued and outstanding security of Integral immediately prior to the Merger will be canceled and converted into the right of the holder thereof to receive a substantially equivalent security of FB Parent.

In connection with the Closing, (i) FB Parent and certain holders of FB Parent securities upon the Closing, including the Sponsor, certain Integral directors and executive officers and certain Sellers will enter into a Lock-Up Agreement with respect to the Lock-Up Securities, and (ii) FB Parent and certain holders of FB Parent securities upon the Closing, including the Sponsor and certain Sellers, will enter into a Registration Rights Agreement with respect to the Covered Securities, in each case as further described below.

The following diagram illustrates the organizational structure of the parties to the Business Combination prior to the consummation of the Business Combination:

The following diagram illustrates the organizational structure of the Combined Company immediately following the consummation of the Business Combination (and assumes (i) that the maximum amount of Public Shares are redeemed and (ii) that all shareholders of Flybondi Limited exchange their shares in Flybondi Limited for FB Parent Ordinary Shares in connection with the Closing):

(1) Represents the 500,000 Founder Shares that Sponsor has agreed to transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), immediately prior or concurrently with Closing, as directed by Flybondi.

Consideration

At the effective time of the Share Exchange, the total consideration to be paid by FB Parent to the Sellers for their Flybondi Shares shall be an aggregate number of FB Parent Ordinary Shares valued at $10.00 per share, with an aggregate value of up to

$300,000,000, with such amount equaling $300,000,000 if all holders of Flybondi Shares that are not Signing Sellers participate in the transactions by executing Seller Joinders by the Business Combination Agreement. Each Flybondi Share outstanding immediately prior to the effective time of the Share Exchange and held by a Seller will be exchanged for the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All of the in-the-money vested Flybondi Options outstanding immediately prior to the Share Exchange will be exercised and converted into the right to receive the number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. All unvested and/or out-of-the-money Flybondi Options outstanding immediately prior to the Share Exchange will be converted into options to purchase ordinary shares of FB Parent equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement. Any entitlements under the Deferred Incentive Plans may (at Flybondi's discretion) be converted into the right to receive a number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement.

At the Merger Effective Time, each issued and outstanding share of Integral common stock will be automatically converted into and exchanged for one FB Parent Ordinary Share, and each issued and outstanding Integral warrant will be automatically converted into and become one FB Parent warrant to purchase FB Parent Ordinary Shares.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of Integral, Flybondi, FB Parent, Merger Sub and the Signing Sellers relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization. The Business Combination Agreement also contains certain customary covenants by each of Integral and Flybondi during the period between the execution of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including, among other things, (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business consistent with past practice; (3) timely filing of Integral’s public filings; (4) no insider trading; (5) notifications of certain breaches, consent requirements or other matters; (6) efforts to consummate the Closing, obtain third party and regulatory approvals and satisfy other conditions to Closing; (7) tax matters; (8) further assurances, (9) “no shop” obligations, and (10) confidentiality.

Flybondi agreed to use reasonable best efforts to deliver as promptly as reasonably practicable the financial statements of Flybondi, its subsidiaries and FB Parent that are (i) required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the registration statement and (ii) set forth in the Business Combination Agreement.

Pursuant to the Seller Joinders, the Joining Sellers agreed to make certain representations and warranties relating to, among other things, their ability to enter into the transactions contemplated by the Business Combination Agreement and their ownership of the Flybondi Shares, as well as covenants to support and vote in favor of the Business Combination.

The parties also agreed to take all reasonably necessary action so that, effective at the Closing, the board of directors of FB Parent (the “Post-Closing Board”) will consist of seven individuals, a majority of whom shall be independent directors in accordance with the requirements of The Nasdaq Stock Market LLC (“Nasdaq”). Six of the members of the Post-Closing Board will be designated by a majority in interest of the Sellers and one will be designated by the Sponsor. The Business Combination Agreement further provides that, unless otherwise agreed by Flybondi, the officers of Flybondi as of immediately prior to the Closing will serve as the initial officers of FB Parent upon the Closing.

Flybondi agreed that, in connection with Integral’s expected excise tax liability as of December 31, 2023 in the amount of $900,000, the Cartesian Escrow Parties shall fund the Escrow Amount into an escrow account on or before December 15, 2023, pursuant to the terms of an escrow agreement. The Escrow Agreement provides that the Escrow Amount shall be released to Integral on April 26, 2024 solely for the purpose of Integral paying the excise tax liability and that if, after funding of the Escrow Amount but before the Agreement End Date, (i) Integral provides a termination notice to Flybondi under the Business Combination Agreement other than with respect to a termination pursuant to Flybondi’s uncured material breach of the Business Combination Agreement, (ii) Integral initiates its liquidation or publicly announces its intention to liquidate, or (iii) Integral ceases to undertake commercially reasonable efforts to reach the Closing in breach of the Business Combination Agreement, then (x) if prior to the release of the Escrow Amount to Integral, the escrow agent shall release the Escrow Amount to the Cartesian Escrow Parties, and (y) if after the release of the Escrow Amount to Integral, Integral shall pay to the Cartesian Escrow Parties an amount in cash equal to the Escrow Amount. In the event that Integral is obligated to refund the Escrow Amount to the Cartesian Escrow Parties pursuant to the Escrow Agreement and it does not, the Cartesian Escrow Parties will have the option to purchase 1,581,250 Founder Shares from the Sponsor for $1.00, on the terms and subject to the conditions as set forth in the Sponsor Support Agreement.

On April 30, 2024, the Escrow Amount was released to Integral solely for the purpose of Integral paying its excise tax liability, which was paid on October 23, 2024.

Survival

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except for those covenants and agreements that by their terms are to be performed after the Closing and certain confidentiality obligations.

Conditions to Closing

Mutual Conditions

The obligations of each party to consummate the proposed Business Combination are subject to the satisfaction or waiver of the following conditions:

(a) the approval of the Integral Stockholders, by the applicable vote of the holders of the outstanding shares of Integral common stock, of the proposals contained in the Business Combination Agreement in accordance with Integral’s governing documents (collectively, the “Integral Stockholders’ Approval”) will have been obtained;

(b) all waiting periods (and any extensions thereof) applicable to the proposed Business Combination under any Antitrust Law, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the proposed Business Combination before a certain date, will have expired or been terminated, and all other Regulatory Approvals will have been obtained;

(c) the registration statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

(d) no Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the proposed Business Combination illegal or which otherwise prevents or prohibits consummation of the proposed Business Combination; and

(e) FB Parent’s initial listing application with Nasdaq in connection with the proposed Business Combination will have been approved and the FB Parent Ordinary Shares (including, for the avoidance of doubt, the FB Parent Ordinary Shares to be issued pursuant to the proposed Business Combination) will have been approved for listing on Nasdaq.

Integral Conditions

The obligations of Integral to consummate the Business Combination are subject to the satisfaction or waiver of the following additional conditions:

(a) each of the representations and warranties of Flybondi, FP Parent and Merger Sub being true and correct on and as of the Closing Date as if made on the Closing Date (subject to certain exceptions and an overall “Material Adverse Effect” standard);

(b) each of the covenants of Flybondi and the Sellers to be performed as of or prior to the Closing will have been performed in all material respects;

(c) there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and be continuing;

(d) FB Parent having received from the Sellers copies of executed stock transfer forms in respect of Flybondi Shares representing at least 88.5% (as rounded to one decimal place) of the issued and outstanding Flybondi Shares, in a form reasonably acceptable to Integral;

(e) Flybondi having delivered a copy of Flybondi’s effective Air Operator Certificate (Certificado de Explotador de Servicios Aéreos issued by Argentina’s Administración Nacional de Aviación Civil); and

(f) Flybondi having delivered certain certificates and documents as required pursuant to the Business Combination Agreement.

Flybondi and Seller Conditions

The obligations of Flybondi and the Sellers to consummate the Business Combination are subject to the satisfaction or waiver of the following additional conditions:

(a) each of the representations and warranties of Integral contained in the Business Combination Agreement being true and correct on and as of the Closing Date as if made on the Closing Date (subject to certain exceptions and an overall “ Material Adverse Effect” standard);

(b) each of the covenants of Integral to be performed as of or prior to the Closing will have been performed in all material respects, unless failure to so perform would not reasonably be expected to have a Company Material Adverse Effect;

(c) there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, as defined in the Business Combination Agreement, and be continuing; and

(d) Integral having delivered certain certificates and documents as required pursuant to the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing, as applicable, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of Integral or the shareholders of Flybondi, as follows:

(a) by mutual written consent of Flybondi and Integral;

(b) by written notice from Flybondi or Integral to the other if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law that has become final and non-appealable and has the effect of making consummation of the proposed Business Combination illegal or otherwise preventing or prohibiting consummation of the proposed Business Combination;

(c) by written notice from Flybondi or Integral to such other party if the Integral Stockholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the Integral Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof, subject to exceptions and conditions as described in the Business Combination Agreement;

(d) by written notice from Flybondi, if an extension of the date by which Integral must complete its initial business combination (an “Integral Extension”) is not effected and Integral must liquidate in accordance with its Governing Documents;

(e) prior to the Closing, by written notice to Flybondi from Integral if there is an uncured breach of any representation, warranty, covenant or agreement on the part of Flybondi, the Sellers, FB Parent or Merger Sub that would cause the related closing condition to not be satisfied, or the Closing has not occurred on or before March 31, 2025 (the “Agreement End Date”), subject to exceptions and conditions as described in the Business Combination Agreement;

(f) prior to the Closing, by written notice to Integral from Flybondi if there is an uncured breach of any representation, warranty, covenant or agreement on the part of Integral that would cause the related closing condition to not be satisfied, or the Closing has not occurred on or before the Agreement End Date, subject to exceptions and conditions as described in the Business Combination Agreement;

(g) on September 15, 2024, automatically (and without notice by Flybondi or Integral), if by such date, Flybondi has not delivered the applicable Audited Consolidated Financial Statements pursuant to Business Combination Agreement;

(h) by written notice to Integral from Flybondi, following the Integral’s board of directors’ withdrawal, amendment, qualification or modification of its recommendation to the Integral Stockholders that they vote in favor of the Transaction Proposals; and

(i) by written notice to Flybondi from Integral, if the Cartesian Escrow Parties do not fund the Escrow Account on or prior to December 15, 2023.

If the Business Combination Agreement is terminated by Integral pursuant to clauses (b), (c), (e), or (i) above, or is automatically terminated pursuant to clause (g) above and within a 12-month period of termination Flybondi enters into a letter of intent, memorandum of understanding or similar agreement, including a definitive agreement, in connection with a merger, acquisition, or similar transaction with a third party, as defined more fully in the Business Combination Agreement (a “Competing Transaction”), or Flybondi consummates a Competing Transaction, within thirty (30) days, Flybondi shall pay Integral $9,000,000 (the “Break Fee”) by wire transfer of immediately available funds. The Break Fee will be in lieu of any other money damages or another remedy at law available to Integral or Sponsor and shall supersede any claims by Integral or Sponsor related to the excise tax liability.

If the Business Combination Agreement is terminated by Flybondi pursuant to clauses (b), (c), (d), (f), or (h) above or is automatically terminated pursuant to clause (g) above and within a 12-month period of termination, Integral enters into a letter of intent, memorandum of understanding or similar agreement, including a definitive agreement, in connection with a Competing Transaction, or Integral consummates a Competing Transaction, within thirty (30) days, Integral shall pay Flybondi the Break Fee by wire transfer of immediately available funds.

Except as otherwise provided above, if the Business Combination Agreement is terminated, it will become void and of no effect, without liability on the part of any party, other than the liability of Flybondi or Integral, as the case may be, for pre-termination fraud or willful and material breach thereof (except that certain obligations related to public announcements, confidentiality, fees and expenses, termination, waiver of claims against the trust, and certain general provisions will continue in effect).

Trust Account Waiver

Flybondi and the Sellers agreed that they would not have, and have irrevocably waived, any claim of any kind in or to any monies in Integral’s trust account held for its public stockholders.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by New York law, except with respect to the Share Exchange which is governed by the laws of England and Wales. The parties are subject to the exclusive jurisdiction of the state or federal courts located in New York County, New York.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section of the proxy statement/prospectus describes certain Ancillary Agreements entered into or expected to be entered into in connection with the Business Combination, but does not purport to describe all of the terms thereof. The full text of the Ancillary Agreements described below, or forms thereof, if available, are included as exhibits to the Business Combination Agreement attached as Annex A hereto or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by reference to the full text of such annex and exhibits. Integral Stockholders and other interested parties are urged to read such Ancillary Agreements in their entirety. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Flybondi, Integral and the Sponsor executed the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote the shares of Integral common stock held by it in favor of the Business Combination Agreement and each of the Transaction Proposals, (b) not transfer any shares of Integral common stock held by it between the date of the Business Combination Agreement and the Closing, subject to certain exceptions, (c) not redeem any shares of Integral common stock held by it in connection with the Proposed Business Combination and waive its Redemption Rights, and (d) at Closing, transfer, directly or constructively (including pursuant to a forfeiture and reissuance), 500,000 Founder Shares and 1,650,000 Founder Warrants, to or as directed by Flybondi, (e) in the event of non-compliance by Integral of certain of its obligations to refund the Escrow Amount to the Cartesian Escrow Parties in connection with the Escrow Agreement, offer the Cartesian Escrow Parties the option to purchase 1,581,250 Founder Shares for $1.00, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement, (e) as promptly as practicable after the Integral Extension (and in any case, within ten (10) Business Days of the date thereof), convert substantially all of the shares of Integral Class B common stock issued and outstanding for a number of validly issued, fully paid and nonassessable shares of Integral Class A common stock, and (f) immediately prior to the Closing, convert all bona fide cash loan amounts due from Integral to Sponsor into Integral warrants at a value of $1.00 per warrant. The Sponsor received no consideration (in cash or in other form of value) in exchange for entering into the Sponsor Support Agreement or agreeing to waive Redemption Rights.

Registration Rights Agreement

In connection with the Closing, FB Parent and certain holders of FB Parent securities upon the Closing will enter into the Registration Rights Agreement, pursuant to which, among other things, FB Parent will agree to provide such holders with customary demand and piggyback registration rights with respect to the Covered Securities.

Lock-Up Agreement

In connection with the Closing, FB Parent and certain holders of FB Parent securities upon the Closing, including the Sponsor, certain Integral directors and executive officers, and certain Sellers will enter into the Lock-Up Agreement, pursuant to which, among other things, each of such holders will agree to not effect any sale or distribution of certain Lock-Up Securities, subject to certain customary exceptions set forth in the Lock-Up Agreement, until the earliest of: (i) with respect to 15% of the Lock-Up Securities, on the date that is the earlier of six months following the Closing and such date on which FB Parent completes a liquidation event; (ii) with respect to 25% of the Lock-Up Securities, on the date that is the earlier of nine months following the Closing and such date on which FB Parent completes a liquidation event; and (iii) with respect to 25% of the Lock-Up Securities, on the date that is the earlier of the first anniversary of the Closing and such date on which FB Parent completes a liquidation event. For the avoidance of doubt, 35% of the Lock-Up Securities shall not be subject to the lock-up period.

Anchor Investor Forfeiture Agreements

Subject to the terms of the Lock-Up Agreement, certain of the Anchor Investors have agreed with the Sponsor, that (i) immediately before the Merger Effective Time, such Anchor Investors will transfer (at the direction of the Sponsor) for no consideration, up to 25% of the Founder Shares allocated by the Sponsor to such Anchor Investors as a member of the Sponsor, to certain holders of Flybondi securities or service providers of Integral or Flybondi, and (ii) at the Closing, the Sponsor will distribute the remaining shares allocated to such Anchor Investors in the form of FB Parent Ordinary Shares that will not subject to any lock-up restrictions.

Warrant Amendment Agreement

Immediately prior to the Merger Effective Time, FB Parent, Integral and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Amendment Agreement pursuant to which Integral will assign to FB Parent all of its rights, interests and obligations in and under the Existing Warrant Agreement governing the Integral Warrants and the terms and conditions of the Existing Warrant Agreement will be amended and restated to, among other things, reflect the conversion of the Integral Warrants to FB Parent Warrants in connection with the consummation of the Business Combination.

Escrow Agreement

On December 13, 2023, Integral the Cartesian Escrow Parties entered into the Escrow Agreement, pursuant to which $900,000 was funded into escrow by the Cartesian Escrow Parties, to be released to Integral on April 26, 2024, solely for the purpose of Integral paying its excise tax liability. If, prior to the Agreement End Date, (i) Integral provides a termination notice to Flybondi under the Business Combination Agreement other than with respect to a termination pursuant to Flybondi’s uncured material breach of the Business Combination Agreement, (ii) Integral initiates its liquidation or publicly announces its intention to liquidate, or (iii) Integral ceases to undertake commercially reasonable efforts to reach the Closing in breach of the Business Combination Agreement, then (x) if prior to the release of the Escrow Amount to Integral, the escrow agent shall release the Escrow Amount to the Cartesian Escrow Parties, and (y) if after the release of the Escrow Amount to Integral, Integral shall pay to the Cartesian Escrow Parties an amount in cash equal to the Escrow Amount. In the event that Integral is obligated to refund the Escrow Amount to the Cartesian Escrow Parties pursuant to the Escrow Agreement and it does not, the Cartesian Escrow Parties will have the option to purchase 1,581,250 Founder Shares from the Sponsor for $1.00, on the terms and subject to the conditions as set forth in the Sponsor Support Agreement. On April 30, 2024, the Escrow Amount was released to Integral solely for the purpose of Integral paying its excise tax liability, which was paid on October 23, 2024.

Assignment, Novation and Amendment Agreement

On July 2, 2024, Original Topco, FB Parent, Integral, Merger Sub, Flybondi, and the Sellers entered into an Assignment, Novation and Amendment Agreement, pursuant to which, among other things, Original Topco assigned all of its liabilities, agreements, obligations, rights and duties in, under, and arising from the Business Combination Agreement to FB Parent.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations for (A) beneficial owners of Integral Common Stock (i) electing to have their Integral Common Stock redeemed for cash if the Business Combination is completed, (ii) of the Business Combination and (iii) of the ownership and disposition of FB Parent Ordinary Shares acquired pursuant to the Business Combination, and (B) beneficial owners of Flybondi Shares as a result of the Business Combination. This discussion applies only to Integral Common Stock, FB Parent Ordinary Shares or Flybondi Shares held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•
brokers, dealers and other investors that do not own their Integral Common Stock, FB Parent Ordinary Shares or Flybondi Shares as capital assets;
•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•
tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;
•
banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;
•
U.S. expatriates or former long-term residents of the United States;
•
persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Integral Common Stock, FB Parent Ordinary Shares or Flybondi Shares;
•
holders of Integral Warrants;
•
partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;
•
persons holding Integral Common Stock, FB Parent Ordinary Shares or Flybondi Shares as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;
•
persons required to accelerate the recognition of any item of gross income with respect to Integral Common Stock, FB Parent Ordinary Shares or Flybondi Shares as a result of such income being recognized on an applicable financial statement;
•
persons whose functional currency is not the U.S. dollar;
•
persons that received Integral Common Stock, FB Parent Ordinary Shares or Flybondi Shares as compensation for services;
•
the Sponsor and any beneficial owners of the Sponsor; or
•
controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Integral Common Stock, FB Parent Ordinary Shares or Flybondi Shares. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF INTEGRAL COMMON STOCK AND FLYBONDI SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF FB PARENT ORDINARY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Treatment of FB Parent

A corporation is generally considered for U.S. federal income tax purposes to be a U.S. or non-U.S. tax resident based on the jurisdiction of its organization and incorporation. Accordingly, under generally applicable U.S. federal income tax rules, FB Parent, which is incorporated under the laws of England and Wales, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliate group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “ownership test”).

For purposes of Section 7874 of the Code, we expect the first two conditions described above to have been met with respect to the Business Combination because FB Parent will acquire indirectly all of the assets of Integral, and FB Parent, including its “expanded affiliate group,” is not expected to satisfy the substantial business activities test upon consummation of the Business Combination. As a result, whether Section 7874 applies to cause FB Parent to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination should depend on the satisfaction of the ownership test.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, and certain factual assessments, it is expected that the Section 7874 ownership percentage of the former Integral shareholders in FB Parent should be less than 80%. Accordingly, FB Parent does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, the calculations for determining share ownership for purposes of the ownership test under Section 7874 of the Code are complex, subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by changes to applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect), and subject to certain factual uncertainties. Furthermore, for purposes of determining the ownership percentage of former Integral shareholders for purposes of Section 7874, among other adjustments required to be taken into account, former Integral shareholders will be deemed to own an amount of FB Parent Ordinary Shares in respect to certain redemptions by Integral prior to the Business Combination. Accordingly, and given the inherently factual nature of the analysis, FB Parent has not sought a legal opinion from counsel in respect of the potential applicability of Section 7874 to the Business Combination, and there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court.

If FB Parent is treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to non-U.S. holders of FB Parent Ordinary Shares could be subject to U.S. withholding tax.

The remainder of this discussion assumes that FB Parent is not treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

U.S. Holders

The section applies to you if you are a “U.S. holder”. For purposes of this discussion, a U.S. holder means a beneficial owner of Integral Common Stock or FB Parent Ordinary Shares that is, for U.S. federal income tax purposes:

•
an individual who is a citizen or resident of the United States;
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination

Tax Consequences of the Business Combination

This section is subject to the discussion below under “— Tax Consequences of the Business Combination Under Section 367(a) of the Code” and “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”

It is the opinion of Integral’s counsel, Ellenoff Grossman & Schole LLP, that the Business Combination will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of Integral Common Stock for FB Parent Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from Integral and Flybondi. If the letters or certificates are incorrect, the conclusions reached in the tax opinion could be jeopardized. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification as an exchange described in Section 351(a) of the Code, a U.S. holder that receives FB Parent Ordinary Shares in exchange for Integral Common Stock in the Business Combination will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the FB Parent Ordinary Shares received in the Business Combination by a U.S. holder will be equal to the adjusted tax basis of the Integral Common Stock exchange therefor. The holding period of the FB Parent Ordinary Shares will include the holding period during which the Integral Common Stock exchange therefor were held by such U.S. holder.

Tax Consequences of the Business Combination Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a foreign corporation in a transaction that qualifies as a reorganization, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain additional requirements are satisfied.

In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee foreign corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee foreign corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulations Section 1.367(a)-3(c)(3) must be satisfied. Subject to the discussion in the following paragraph, conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Business Combination is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. However, whether the requirements described above are met will depend on facts existing at the Effective Time. As a result, tax counsel is unable to opine on whether the Business Combination will satisfy the applicable requirements under Section 367(a) of the Code, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Business Combination will not result in gain being recognized by U.S. Holders of Integral securities under Section 367(a) of the Code. In addition, no assurance can be given that the IRS will not challenge the satisfaction of the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder with respect to the Business Combination or that a court would not sustain such a challenge.

Accordingly, it is intended that the Business Combination does not result in gain recognition by a U.S. Holder exchanging Integral Common Stock for FB Parent Ordinary Shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee foreign corporation (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” of the transferee foreign corporation and enters into an agreement with the IRS to recognize gain under certain circumstances. All U.S. Holders of Integral Securities that will own 5% or more of either the total voting power or the total value of the outstanding shares of FB Parent after the Business Combination (taking into account, for this purpose, ownership of FB Parent Ordinary Shares acquired in connection with the Business Combination and any FB Parent Ordinary Shares not acquired in connection with the Business Combination) may want to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Business Combination.

If the Business Combination does meet the requirements of Section 351(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on a U.S. Holder is not satisfied, then a U.S. Holder of Integral securities generally would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Business Combination of the FB Parent Ordinary Shares received by such holder in the Business Combination over such U.S. Holder’s tax basis in the Integral securities surrendered by such U.S. Holder in the Business Combination. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the Integral securities for more than one year at the Effective Time (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s initial tax basis in the FB Parent Ordinary Shares received in the Business Combination will equal the fair market value of such stock or warrants upon receipt. A U.S. Holder’s holding period in the FB Parent Ordinary Shares received in the Business Combination may not include the holding period for the Integral securities surrendered in exchange therefor. In such case, the holding period will begin on the day following the closing date of the Business Combination.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of Integral securities under your particular circumstances, including whether you will be a five-percent transferee shareholder and the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

Redemption of Integral Common Stock

In the event that a U.S. holder of Integral Common Stock exercises such holder’s right to have such holder’s Integral Common Stock redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Integral Common Stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning Integral Warrants) relative to all of shares of Integral Common Stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Integral or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Integral Common Stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which could include ordinary shares that could be acquired pursuant to the Integral Warrants. In order to meet the substantially disproportionate test, the percentage of Integral’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Integral Common Stock must, among other requirements, be less than 80% of the percentage of Integral’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the Integral Common Stock actually and constructively owned by the U.S. holder are redeemed or all the Integral Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Integral Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Integral. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Integral will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Integral Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of Integral Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Integral Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Integral Common Stock. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Integral Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining Integral Common Stock, or, to the basis of Integral Common Stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Ownership and Disposition of FB Parent Ordinary Shares by U.S. Holders

Distributions on FB Parent Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Considerations” below.

Distributions paid by FB Parent out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the FB Parent Ordinary Shares and thereafter as capital gain. However, FB Parent does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by FB Parent with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received from FB Parent.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if (i) it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements, or (ii) the FB Parent Ordinary Shares are readily tradable on an established securities market in the United States. There can be no assurance that FB Parent Ordinary Shares will be considered “readily tradable” on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of FB Parent’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. FB Parent will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to FB Parent Ordinary Shares.

Subject to certain exceptions, dividends on FB Parent Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by FB Parent with respect to the FB Parent Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of FB Parent Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of FB Parent Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such FB Parent Ordinary Shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of FB Parent Ordinary Shares generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the FB Parent Ordinary Shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of the FB Parent Ordinary Shares could be materially different from that described above if FB Parent is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC income test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a deemed sale election with respect to the FB Parent Ordinary Shares once FB Parent ceases to satisfy either of the qualification tests).

FB Parent’s possible status as a PFIC must be determined annually after the close of each taxable year. This determination will depend on the composition of FB Parent’s income and assets, and the fair market value of its assets from time to time, including its unbooked goodwill, which may be determined by reference to FB Parent’s share price (which could fluctuate significantly). In addition, FB Parent’s possible status as a PFIC will also depend on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Because FB Parent has valued its goodwill based on the projected market value of its equity, a decrease in the price of its shares may also result in FB Parent becoming a PFIC. The composition of FB Parent’s assets will also be affected if FB Parent holds significant cash balances. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that FB Parent is a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

If FB Parent is or becomes a PFIC during any year in which a U.S. holder holds FB Parent Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime. If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your FB Parent Ordinary Shares, and (ii) any “excess distribution” you receive on your FB Parent Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on FB Parent Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

(a)
the gain or excess distribution will be allocated ratably over the period during which you held your FB Parent Ordinary Shares;

(b)
the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which FB Parent is a PFIC, will be taxed as ordinary income; and
(c)
the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your FB Parent Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime. If FB Parent is a PFIC, a U.S. holder of FB Parent Ordinary Shares may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its FB Parent Ordinary Shares only if FB Parent provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because FB Parent has not yet determined whether it will provide U.S. holders with such information on an annual basis if it is classified as a PFIC, U.S. holders generally should assume that they will not be able to make a QEF election with respect to the FB Parent Ordinary Shares.

Mark-to-Market Regime. Alternatively, a U.S. holder of FB Parent Ordinary Shares may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The FB Parent Ordinary Shares, which are expected to be listed on the Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. If a U.S. holder makes a valid mark-to-market election with respect to its FB Parent Ordinary Shares, such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the FB Parent Ordinary Shares at the end of the taxable year of the U.S. holders adjusted basis in the FB Parent Ordinary Shares. Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the FB Parent Ordinary Shares over the fair market value of such FB Parent Ordinary Shares at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the FB Parent Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of FB Parent Ordinary Shares would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

PFIC Reporting Requirements. A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which FB Parent is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of FB Parent Ordinary Shares should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to FB Parent Ordinary Shares, subject to certain exceptions (including an exception for FB Parent Ordinary Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold FB Parent Ordinary Shares. In addition, certain U.S. holders may be required to file an IRS Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, to report a transfer of property to FB Parent. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of FB Parent Ordinary Shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of FB Parent Ordinary Shares that is not a U.S. holder, including:

1.
a nonresident alien individual, other than certain former citizens and residents of the United States;
2.
a foreign corporation; or

3.
a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Non-U.S. Holders Exercising Redemption Rights with Respect to Integral Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Integral Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Integral Common Stock, as described above under “U.S. Holders — Redemption of Integral Common Stock.” Any redeeming Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of FB Parent Ordinary Shares by Non-U.S. Holders” applies in respect of such gain or loss.

Because it may not be certain at the time a non-U.S. holder’s Integral Common Stock is redeemed whether such redemption will be treated as a sale of Integral Common Stock or a distribution constituting a dividend, and because such determination will depend in part on a non-U.S. holder’s particular circumstances, Integral or the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. holder is treated as receiving a divided for U.S. federal income tax purposes. Therefore, Integral or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. holder upon redemption of such non-U.S. holder’s Integral Common Stock, unless (i) Integral or the applicable withholding agent has established special procedures allowing non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. holders certify that they meet the requirements of such exemption (e.g., because such non-U.S. holders are not treated as receiving a dividend under the tests in Section 302 of the Code described above). However, there can be no assurance that Integral or any applicable withholding agent will establish such special certification procedures. If Integral or an applicable withholding agent withholds excess amounts from the amount payable to a non-U.S. holder, such non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Ownership and Disposition of FB Parent Ordinary Shares by Non-U.S. Holders

A non-U.S. holder of FB Parent Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on FB Parent Ordinary Shares or any gain recognized on a sale or other disposition of FB Parent Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s FB Parent Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of FB Parent Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Integral Common Stock, dividends received by U.S. holders of FB Parent Ordinary Shares, and the proceeds received on the disposition of FB Parent Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Integral Common Stock and proceeds from the sale, exchange, redemption or other disposition of FB Parent Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their FB Parent Ordinary Shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to FB Parent Ordinary Shares and proceeds from the sale of other disposition of FB Parent Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Tax Consequences of the Business Combination to U.S. Holders of Flybondi Shares

In General

In the opinion of Greenberg Traurig, LLP, counsel to Flybondi, the Share Exchange, taken together with certain related transactions, should constitute an integrated transaction that qualifies under Section 351(a) of the Code (the “Intended Tax Treatment”), subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.2 hereto. The parties to the Business Combination Agreement have agreed to report the Share Exchange, together with certain related transactions, consistently with the Intended Tax Treatment for U.S. federal income tax purposes. However, because the provisions of Section 351(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of Flybondi or FB Parent, the qualification of the Share Exchange for the Intended Tax Treatment is not free from doubt. For example, if more than 20% of the FB Parent Ordinary Shares are subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for the Intended Tax Treatment may not be satisfied.

An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Neither Flybondi nor FB Parent has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Share Exchange. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Share Exchange for the Intended Tax Treatment or that a court will not sustain such a challenge by the IRS.

If the Share Exchange, taken together with certain related transactions, qualifies for the Intended Tax Treatment, a U.S. holder that exchanges Flybondi Shares in the Share Exchange for FB Parent Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code and the PFIC rules discussed below. In such case, assuming gain recognition is not required under Section 367(a) of the Code or the PFIC rules as described below, the aggregate adjusted tax basis of the FB Parent Ordinary Shares received in the Share Exchange by a U.S. holder should be equal to the adjusted tax basis of the Flybondi Shares surrendered in the Share Exchange in exchange therefor and the holding period of the FB Parent Ordinary Shares should include the holding period during which the Flybondi Shares surrendered in the Share Exchange in exchange therefor were held by such U.S. holder.

If the Share Exchange, taken together with certain related transactions, does not qualify for the Intended Tax Treatment, a U.S. holder that exchanges Flybondi Shares in the Share Exchange for FB Parent Ordinary Shares generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the FB Parent Ordinary Shares received by such U.S. holder and (ii) such U.S. holder’s adjusted tax basis in the Flybondi Shares exchanged therefor. Subject to the PFIC rules discussed below, such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. holder’s holding period for such Flybondi Shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. holder with respect to the Flybondi Shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder would have an aggregate tax basis in any FB Parent Ordinary Shares received in the Share Exchange that is equal to the fair market value of such FB Parent Ordinary Shares as of the effective date of the Share Exchange, and the holding period of such FB Parent Ordinary Shares would begin on the day following the Share Exchange.

As discussed below under the headings “Section 367(a)” and “PFIC Rules,” even if the Share Exchange qualifies for the Intended Tax Treatment, U.S. holders could be required to recognize gain (but not permitted to recognize loss) on the Share Exchange by reason of Section 367(a) of the Code or the PFIC rules.

Section 367(a)

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. holder to qualify for tax-deferred treatment under Section 351 of the Code with respect to the exchange of Flybondi Shares in the Share Exchange. Specifically, a U.S. holder that is a “five-percent transferee shareholder” with respect to FB Parent immediately after the transfer may be required to enter into a gain recognition agreement with respect to the transfer of its Flybondi Shares in order to obtain non-recognition treatment in the Share Exchange.

In general, a “five-percent transferee shareholder” is a U.S. holder who holds Flybondi Shares and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of FB Parent stock immediately after the Business Combination. The attribution rules for determining ownership are complex, and neither Flybondi nor FB Parent can offer any assurance that a U.S. holder will not be a five-percent transferee shareholder based on its particular facts and circumstances. If you believe you could become a five-percent transferee shareholder of FB Parent, you are urged to consult your tax advisor.

PFIC Rules

Even if the exchange of Flybondi Shares in the Share Exchange for FB Parent Ordinary Shares qualifies for the Intended Tax Treatment, a U.S. holder that transfers Flybondi Shares pursuant to the Share Exchange could nevertheless recognize gain if Flybondi is a PFIC for any taxable year (or portion thereof) that is included in that U.S. holder’s holding period. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. holder of Flybondi Shares may recognize gain in connection with the Share Exchange if: (i) such U.S. holder has not made a QEF election or mark-to-market election (each as described above under “U.S. Holders—Ownership and Disposition of FB Parent Ordinary Shares by U.S. Holders—Passive Foreign Investment Company Rules”) and (ii) FB Parent is not a PFIC in the taxable year that includes the day after the Share Exchange. Any such gain generally would be subject to the PFIC rules described above under “U.S. Holders—Ownership and Disposition of FB Parent Ordinary Shares by U.S. Holders—Passive Foreign Investment Company Rules.”

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Therefore, U.S. holders of Flybondi Shares that have not made a timely QEF election or mark-to-market election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Share Exchange.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE SHARE EXCHANGE ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

MATERIAL UNITED KINGDOM TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, and disposition of the FB Parent Ordinary Shares and FB Parent Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any provincial, territorial, state, local, foreign, or other taxing jurisdiction.

Save where expressly stated otherwise, the following statements apply only to Integral stockholders who (i) are not resident nor, in the case of individuals, domiciled in the United Kingdom for United Kingdom tax purposes, (ii) hold Integral Common Stock, and, following the transaction, FB Parent Ordinary Shares or FB Parent Warrants as an investment and (iii) are, for United Kingdom tax purposes, the absolute beneficial owner of FB Parent Ordinary Shares or FB Parent Warrants and any dividends paid on such FB Parent Ordinary Shares. The tax position of certain categories of Integral stockholders who are subject to special rules is not considered and who, it should be noted, may incur liabilities for United Kingdom tax on a different basis to that described below. This includes persons holding Integral Common Stock or, following the transaction, FB Parent Ordinary Shares or FB Parent Warrants acquired in connection with an employment, dealers in securities, insurance companies, collective investment schemes, charities or exempt pension funds.

The following statements summarize the current position and are intended as a general guide only. They do not constitute tax advice. If you are in any doubt as to your United Kingdom tax position, or who may be subject to tax in a jurisdiction other than the United Kingdom, are strongly recommended to consult their own professional advisers.

A.
Taxation of Disposals of FB Parent Ordinary Shares or FB Parent Warrants

Holders of FB Parent Ordinary Shares or FB Parent Warrants who are not resident in the United Kingdom should not generally be subject to United Kingdom taxation of capital gains on the disposal or deemed disposal of FB Parent Ordinary Shares or FB Parent Warrants unless they are carrying on a trade, profession or vocation in the United Kingdom through a branch or agency there (or, in the case of a corporate holder, they are carrying on a trade in the United Kingdom through a permanent establishment there) in connection with which the FB Parent Ordinary Shares or FB Parent Warrants are used, held or acquired.

Non-United Kingdom tax resident holders may be subject to non-United Kingdom taxation on any gain under local law.

An individual holder of FB Parent Ordinary Shares or FB Parent Warrants who has been resident for tax purposes in the United Kingdom but who ceases to be so resident or becomes treated as resident outside the United Kingdom for the purposes of a double tax treaty for a period of five years or less and who disposes of all or part of his or her FB Parent Ordinary Shares or FB Parent Warrants during that period may be liable to capital gains tax on his or her return to the United Kingdom, subject to any available exemptions or reliefs.

B.
Taxation of Dividends Received from FB Parent Ordinary Shares

FB Parent is not required to withhold United Kingdom tax when paying a dividend. Holders resident outside the United Kingdom should generally not be subject to United Kingdom taxation on dividend income unless they are carrying on a trade, profession or vocation through a branch or agency in the United Kingdom (or, in the case of a corporate holder, they are carrying on a trade in the United Kingdom through a permanent establishment there) and the dividends are either a receipt of that trade, profession or vocation (or, in the case of a corporate holder, the FB Parent Ordinary Shares or FB Parent Warrants are used by, or held by or for, that United Kingdom permanent establishment). Holders resident outside the United Kingdom should consult their own tax adviser concerning their tax position on dividends received from FB Parent.

C.
United Kingdom Stamp Duty and Stamp Duty Reserve Tax (Which We Refer to as “SDRT”)

The statements in this paragraph C. apply to any holders of FB Parent Ordinary Shares or FB Parent Warrants irrespective of their residence, summarize the current position and are intended as a general guide only. Special rules apply to agreements made by, amongst others, intermediaries.

(i)
Consequences of the transaction

Integral stockholders should not be liable to pay any United Kingdom stamp duty or SDRT in respect of the issuance of FB Parent Ordinary Shares or FB Parent Warrants pursuant to the transaction.

(ii)
Conversion of FB Parent Warrants into FB Parent Ordinary Shares

The conversion of FB Parent Warrants to FB Parent Ordinary Shares should not give rise to a United Kingdom stamp duty or SDRT charge.

(iii)
Subsequent transfers of FB Parent Ordinary Shares in other circumstances

United Kingdom stamp duty at the rate of 0.5% (rounded up to the next multiple of £5) of the amount or value of the consideration given is generally payable on a physical instrument transferring FB Parent Ordinary Shares. (A charge to SDRT will also arise on an unconditional agreement to transfer FB Parent Ordinary Shares (at the rate of 0.5% of the amount or value of the consideration payable). However, if within six years of the date of the agreement becoming unconditional under the laws of England an instrument of transfer is executed pursuant to the agreement, and United Kingdom stamp duty is paid on that instrument, any SDRT already paid should be refunded (generally, but not necessarily, with interest) provided that a claim for repayment is made, and any outstanding liability to SDRT should be canceled.) An exemption from United Kingdom stamp duty is available on an instrument transferring FB Parent Ordinary Shares where the amount or value of the consideration is £1,000 or less, and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000. The liability to pay United Kingdom stamp duty or SDRT is generally satisfied by the purchaser or transferee.

Paperless transfers of FB Parent Ordinary Shares, such as those occurring within CREST, are generally liable to SDRT, rather than United Kingdom stamp duty, at the rate of 0.5% of the amount or value of the consideration. CREST is obliged to collect SDRT on relevant transactions settled within the system. The charge is generally borne by the purchaser. Under the CREST system, no United Kingdom stamp duty or SDRT should arise on a transfer of FB Parent Ordinary Shares into the system unless such a transfer is made (or deemed to be made) for a consideration in money or money’s worth, in which case a liability to SDRT (usually at a rate of 0.5%) will arise.

In cases where FB Parent Ordinary Shares are transferred to a connected company (or its nominee), SDRT (or United Kingdom stamp duty) may be chargeable on the higher of (i) the amount or value of the consideration and (ii) the market value of the FB Parent Ordinary Shares.

(iv)
FB Parent Ordinary Shares held through Clearance Systems or Depositary Receipt Arrangements

Special rules apply where FB Parent Ordinary Shares are issued or transferred to, or to a nominee or agent for, either a person whose business is or includes issuing depositary receipts or a person providing a clearance service. SDRT or United Kingdom stamp duty may be charged at a rate of 1.5%, with subsequent transfers within the clearance service or transfers of depositary receipts then being free from SDRT or United Kingdom stamp duty. HMRC previously accepted that this charge is in breach of European Union law so far as it applies to new issues of shares or transfers that are an integral part of a capital raising. Following the United Kingdom’s departure from the EU, such pre-existing EU rights, recognized in litigation, were preserved as a domestic law matter following the end of the implementation period on 31 December 2020 pursuant to provisions of the United Kingdom European Union (Withdrawal) Act 2018. Accordingly, no SDRT or United Kingdom stamp duty is payable upon the issue of FB Parent Ordinary Shares to a clearance service or depositary (or upon the transfer of FB Parent Ordinary Shares to a clearance service or depositary where such transfer is integral to the raising of capital by FB Parent). HMRC’s published view is that the 1.5% SDRT or United Kingdom stamp duty charge continued to apply to other transfers of shares into a clearance service or depositary receipt arrangement, although this has been disputed. Further litigation indicates that certain transfers of legal title to clearance services in connection with listing, but not integral to a new issue, are also not chargeable. In view of the continuing uncertainty, specific professional advice should be sought before incurring a 1.5% United Kingdom stamp duty or SDRT charge in any circumstances.

(v)
Subsequent transfers of FB Parent Warrants

Provided there is no written instrument of transfer, transfers of the FB Parent Warrants for consideration should not attract a charge to United Kingdom stamp duty. Paperless transfers of FB Parent Warrants held by DTC should not incur an SDRT charge.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Integral Stockholders are being asked to consider and vote on the Business Combination Proposal to approve and adopt the Business Combination Agreement and the Business Combination. You should carefully read this proxy statement/prospectus in its entirety, including the financial statements and annexes attached hereto and the other documents referred to herein, for more detailed information concerning the Business Combination, especially the sections entitled “The Business Combination,” “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination” beginning on pages 103, 126 and 133, respectively. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The NTA Requirement Amendment Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and if the Integral Board determines to implement the Integral Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware substantially concurrently with the Closing. All of the Initial Stockholders and Integral’s officers, directors and their affiliates are expected to vote any shares of Integral Common Stock over which they have voting control (including any Public Shares owned by them) in favor of the Business Combination Proposal. On the record date, the Initial Stockholders and Integral’s officers, directors and their affiliates collectively beneficially owned and were entitled to vote an aggregate of 2,875,000 Founder Shares, representing approximately 88.8% of the issued and outstanding shares of Integral Common Stock. As such ownership represents greater than a majority of the shares of Integral Common Stock issued and outstanding, Integral does not expect to need any of the Public Shares to be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved.

When you consider the recommendation of the Integral Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Integral’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. See the section entitled “The Business Combination — Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination.”

Recommendation of the Board

THE INTEGRAL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE ADVISORY GOVERNANCE PROPOSALS

Overview

You are also being asked to vote, on a non-binding advisory basis, on five separate proposals relating to certain material changes between the Integral Governing Documents and the FB Parent Articles, which are being presented in accordance with SEC guidance and to give Integral Stockholders the opportunity to present their separate views on important corporate governance procedures.

In the judgment of the Integral Board, these provisions are necessary to adequately address the needs of FB Parent following the Business Combination. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Integral, Flybondi and FB Parent intend that the FB Parent Articles will take effect at the Closing, assuming approval of the Business Combination Proposal. Stockholders are encouraged to carefully review the terms of the FB Parent Articles, the form of which is attached to this proxy statement/prospectus as Annex B.

The following table sets forth a summary of the principal proposed changes to be made between the Integral Governing Documents and the FB Parent Articles. This summary is qualified by reference to the complete text of the FB Parent Articles, the form of which is attached to this proxy statement/prospectus as Annex B. Upon completion of the Business Combination, the Public Stockholders will no longer be stockholders of Integral but will instead be FB Parent shareholders. There will be important differences between your current rights as a Integral Stockholder and your rights as a FB Parent shareholder. See “Comparison of Corporate Governance and Rights of Holders of Shares” for a further discussion of the different rights associated with the securities of Integral and FB Parent.

	Integral Governing Documents	FB Parent Articles
Authorized Capital

The authorized capital of Integral consists of 100,000,000 shares of Integral Class A Common Stock, 10,000,000 shares of Integral Class B Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share.

The concept of authorized capital was abolished under United Kingdom law by the Companies Act 2006. There is no constitutional limit on the number of shares that a company may allot (provided that shareholder approval is obtained, where necessary) unless its article of association expressly provide otherwise.

The FB Parent articles grant the directors of FB Parent the authority to offer or allot FB Parent Ordinary Shares up to a maximum nominal amount of £1,000,000 to any person the directors think proper, free of any rights of pre-emption. These authorities shall be valid for a period of five years commencing on the date on which the FB Parent Articles are adopted.

Classification of Board

The Integral Board consists of five directors and is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Integral’s first annual meeting of stockholders) serving a three-year term.

The FB Parent Board will not be divided into classes and each director will be elected on an annual basis. Unless otherwise determined by shareholders through an ordinary resolution, the FB Parent Board will not have less than two directors but will not be subject to any maximum numbers of directors.

Quorum for Shareholder Meetings

The quorum for the transaction of business at a meeting of Integral Stockholders is the presence in person or by proxy of the holders of a majority in voting power of the issued and outstanding shares of Integral Common Stock entitled to vote at such meeting.

The quorum for the transaction of business at a meeting of FB Parent shareholders will be two persons who are, or who represent by proxy, shareholders or representatives of corporate shareholders.

	Integral Governing Documents	FB Parent Articles
Advance Notice of Shareholder Nominations for the Election of Directors

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of Integral. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of Integral (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Integral; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Integral.

A nominating shareholder will be required to provide notice to FB Parent in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the FB Parent Board not less than seven nor more than 42 days before the date appointed for holding the meeting of shareholders.

Other Matters

Provisions are included relating to Integral’s status as a special purpose acquisition company, including with respect to Redemption Rights, the required time period in which Integral must consummate an initial business combination and other related matters.

Provisions relating to Integral’s status as a special purpose acquisition company that will no longer be relevant following the Closing will be removed.

Advisory Governance Proposals

You are being asked to consider and vote upon, on a non-binding advisory basis, five separate governance proposals relating to the following material changes between the Integral Governing Documents and the FB Parent Articles:

(A)
Proposal No. 2A — a proposal to establish that the FB Parent Articles would grant the directors of FB Parent the authority to allot FB Parent Ordinary Shares, up to a maximum nominal amount of £1,000,000, free of any rights of pre-emption;
(B)
Proposal No. 2B — a proposal to provide for a declassified board of directors with the result being that each director will be elected annually for a term of one year;
(C)
Proposal No. 2C — a proposal to reduce the requisite quorum for a meeting of shareholders from a majority of outstanding voting power to two persons who are, or who represent by proxy, shareholders;
(D)
Proposal No. 2D — a proposal to include an advance notice provision that requires a nominating shareholder to provide notice to FB Parent in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors;
(E)
Proposal No. 2E — a proposal to remove provisions relating to Integral’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

Vote Required for Approval

The approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of at least a majority of the shares of Integral Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on Integral, Flybondi, FB Parent or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Integral, Flybondi and FB Parent intend that the FB Parent Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The NTA Requirement Amendment Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and if the Integral Board determines to implement the Integral Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware substantially concurrently with the Closing. All of the Initial Stockholders and Integral’s officers, directors and their affiliates are expected to vote any shares of Integral Common Stock over which they have voting control (including any Public Shares owned by them) in favor of the Advisory Governance Proposals. On the record date, the Initial Stockholders and Integral’s officers, directors and their affiliates collectively beneficially owned and were entitled to vote an aggregate of 2,875,000 Founder Shares, representing approximately 88.8% of the issued and outstanding shares of Integral Common Stock. As such ownership represents greater than a majority of the shares of Integral Common Stock issued and outstanding, Integral does not expect to need any of the Public Shares to be voted in favor of the Advisory Governance Proposals in order for the Advisory Governance Proposals to be approved.

When you consider the recommendation of the Integral Board to vote in favor of approval of the Advisory Governance Proposals and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Integral’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. See the section entitled “The Business Combination — Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination.”

Recommendation of the Board

THE INTEGRAL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNANCE PROPOSALS.

PROPOSAL NO. 3 — THE NTA REQUIREMENT AMENDMENT PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Integral stockholders are being asked to consider and vote on the NTA Requirement Amendment Proposal to amend the Integral Charter pursuant to the Integral Charter Amendment to eliminate (i) the Redemption Limitation and (ii) the requirement that Integral shall not consummate an initial business combination unless the Redemption Limitation is not exceeded. All Integral stockholders are encouraged to read the Integral Charter Amendment attached as Annex F to this proxy statement in its entirety for a more complete description of its terms.

Reasons for the NTA Requirement Amendment Proposal

The purpose of the NTA Requirement Amendment Proposal is to eliminate from the Integral Charter the Redemption Limitation and the requirement that Integral shall not consummate an initial business combination unless the Redemption Limitation is not exceeded. The elimination of these provisions from the Integral Charter could facilitate the consummation of the Business Combination if Integral’s (or the Combined Company’s) net tangible assets would be below $5,000,001 immediately after the Closing.

Integral is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The initial purpose of the Redemption

Limitation in the Integral Charter was to ensure that Integral would not be subject to the “penny stock” rules of the SEC and to therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act, because it complied with the NTA Rule.

Under Rule 419 of the Securities Act, the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Under Rule 3a51-1, the term “penny stock” is defined to mean any equity security, unless that equity security fits within certain enumerated exclusions.

The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC. Another exclusion is the National Exchange Rule, which excludes from the definition of “penny stock” any equity security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria in the rule.

Integral believes that Nasdaq has initial listing standards that meet the criteria identified in the National Exchange Rule.

Integral’s securities were delisted on November 11, 2024 and are currently quoted on the OTC Markets. As such, Integral’s securities do not satisfy any of the other exclusions from the “penny stock” rules of the SEC, and each of Integral’s securities would be considered a “penny stock” and would be subject to restrictions and limitations that are applicable to “penny stock.” However, Integral has concluded that the inclusion of the Redemption Limitation in the Integral Charter is unnecessary, as the shares of Integral Common Stock will be exchanged for FB Parent Ordinary Shares in connection with the consummation of the Business Combination, and FB Parent has applied to list the FB Parent Ordinary Shares on Nasdaq in connection with the Closing, so the FB Parent Ordinary Shares, if approved for listing on Nasdaq, are expected to avoid being deemed a “penny stock” pursuant to the National Exchange Rule.

Consequences if the NTA Requirement Amendment Proposal is Approved

If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and if the Integral Board determines to implement the Integral Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware substantially concurrently with the Closing, and all of the references in this proxy statement/prospectus to the “Integral Charter” will be deemed to mean the Integral Charter as amended by the Integral Charter Amendment, as the context requires. Upon completion of the Business Combination, the Public Stockholders will no longer be stockholders of Integral but will instead be FB Parent shareholders, and the FB Parent Articles will take effect. See “Comparison of Corporate Governance and Rights of Holders of Shares” for a further discussion of the different rights associated with the securities of Integral and FB Parent.

Additionally, if the Business Combination is consummated but if FB Parent is not able to list the FB Parent Ordinary Shares or FB Parent Warrants on Nasdaq, such securities would likely then trade only in the over-the-counter market and the market liquidity of FB Parent Ordinary Shares and/or FB Parent Warrants could be adversely affected and their market price could decrease. If the FB Parent Ordinary Shares and FB Parent Warrants were to trade on the over-the-counter market, selling FB Parent Ordinary Shares and FB Parent Warrants could be more difficult because smaller quantities of such securities would likely be bought and sold, transactions could be delayed, and FB Parent could face significant material adverse consequences, including: (i) a limited availability of market quotations for its securities, (ii) reduced liquidity for its securities, (iii) a determination that the FB Parent Ordinary Shares are a “penny stock” which will require brokers trading in such shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for the FB Parent Ordinary Shares and/or FB Parent Warrants, (iv) limited or no news or analyst coverage and (v) a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for the FB Parent Ordinary Shares and/or FB Parent Warrants, could substantially impair the Combined Company’s ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for the Combined Company. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the FB Parent Ordinary Shares and the FB Parent Warrants are listed on Nasdaq, they will be covered securities. If FB Parent is not listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

If the NTA Requirement Amendment Proposal is approved and implemented and the Business Combination is consummated, but if FB Parent is not listed on Nasdaq or another national securities exchange at Closing (and Flybondi and Integral waive such condition to Closing), or if FB Parent is subsequently delisted, and if FB Parent fails to have net tangible assets of at least $5,000,001, FB Parent may become subject to the “penny stock” rules, which may make it more difficult to trade FB Parent securities or otherwise materially adversely affect the market liquidity or market price of such securities as described above. See the sections entitled “Risk Factors — Risks Related to FB Parent and Its Securities Following the Business Combination — There can be no assurance that the FB Parent Ordinary Shares that will be issued in connection with the Business Combination or the FB Parent Warrants will be approved for listing on Nasdaq or, if approved, that they will continue to be so listed following the closing of the Business Combination, or that FB Parent will be able to comply with the continued listing standards of Nasdaq” and “Risk Factors — Risks Related to FB Parent and Its Securities Following the Business Combination — If the NTA Requirement Amendment Proposal is approved, FB Parent’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the FB Parent Ordinary Shares and the FB Parent Warrants on Nasdaq and the obligation to comply with the “penny stock” rules and could affect FB Parent’s cash position following the Business Combination.”

Consequences if the NTA Requirement Amendment Proposal is Not Approved

If the NTA Requirement Amendment Proposal is not approved and there are significant requests for redemption such that the Redemption Limitation would be exceeded, the Redemption Limitation may prevent Integral from being able to consummate the Business Combination even if all other conditions to Closing are met. The Integral Board believes that it is advisable for Integral to be permitted to effect redemptions and proceed with the Business Combination irrespective of the Redemption Limitation. See the section entitled “Risk Factors — Risks Related to Integral and the Business Combination — If the NTA Requirement Amendment Proposal is not approved and implemented, the ability of the Public Stockholders to redeem their shares for cash could cause Integral’s net tangible assets to be less than $5,000,001, which would prevent Integral from consummating the Business Combination.”

Vote Required for Approval

The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Integral Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Requirement Amendment Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The NTA Requirement Amendment Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus. If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and if the Integral Board determines to implement the Integral Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware substantially concurrently with the Closing.

All of the Initial Stockholders and Integral’s officers, directors and their affiliates are expected to vote any shares of Integral Common Stock over which they have voting control (including any Public Shares owned by them) in favor of the NTA Requirement Amendment Proposal. On the record date, the Initial Stockholders and Integral’s officers, directors and their affiliates collectively beneficially owned and were entitled to vote an aggregate of 2,875,000 Founder Shares, representing approximately 88.8% of the issued and outstanding shares of Integral Common Stock. As such ownership represents greater than sixty-five percent (65%) of the shares of Integral Common Stock issued and outstanding, Integral does not expect to need any of the Public Shares to be voted in favor of the NTA Requirement Amendment Proposal in order for the NTA Requirement Amendment Proposal to be approved.

When you consider the recommendation of the Integral Board to vote in favor of approval of the NTA Requirement Amendment Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Integral’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. See the section entitled “The Business Combination — Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination.”

Recommendation of the Board

THE INTEGRAL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF the NTA Requirement Amendment Proposal.

PROPOSAL NO. 4 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Integral Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

In no event will the Integral Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Integral Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Integral Stockholders, the Integral Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Integral Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on the Adjournment Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The NTA Requirement Amendment Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus. If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and if the Integral Board determines to implement the Integral Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware substantially concurrently with the Closing.

All of the Initial Stockholders and Integral’s officers, directors and their affiliates are expected to vote any shares of Integral Common Stock over which they have voting control (including any Public Shares owned by them) in favor of the Adjournment Proposal. On the record date, the Initial Stockholders and Integral’s officers, directors and their affiliates collectively beneficially owned and were entitled to vote an aggregate of 2,875,000 Founder Shares, representing approximately 88.8% of the issued and outstanding shares of Integral Common Stock. As such ownership represents greater than a majority of the shares of Integral Common Stock issued and outstanding, Integral does not expect to need any of the Public Shares to be voted in favor of the Adjournment Proposal in order for the Adjournment Proposal to be approved.

When you consider the recommendation of the Integral Board to vote in favor of approval of the Adjournment Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Integral’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. See the section entitled “The Business Combination — Interests of Integral’s Initial Stockholders, Directors and Officers in the Business Combination.”

Recommendation of the Board

THE INTEGRAL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT FB PARENT

FB Parent, a public limited company incorporated under the laws of England and Wales, was incorporated pursuant to the Companies Act on February 28, 2024. FB Parent was formed solely for the purpose of consummating the Business Combination described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. After completion of the Business Combination, Flybondi and the Surviving Company will become subsidiaries of FB Parent and FB Parent will become a publicly-traded company.

FB Parent intends to apply to list, to be effective upon the Closing, of the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq under the proposed symbols “FLYB” and “FLYBW,” respectively Under the terms of the Business Combination Agreement, the approval for listing of the FB Parent Ordinary Shares on Nasdaq is a condition to Closing. There is no assurance that FB Parent will be able to satisfy Nasdaq listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Integral Stockholders will not have certainty as to whether the FB Parent Ordinary Shares and FB Parent Warrants will be listed on a national securities exchange following the Business Combination at the time they vote on the Business Combination Proposal or decide whether to redeem their Public Shares in connection with the Business Combination Proposal. FB Parent will not have units traded following the consummation of the Business Combination.

FB Parent’s registered and records office is located at 1 Scott Place, 2 Hardman Street, Manchester M3 3AA, United Kingdom.

INFORMATION ABOUT INTEGRAL

References in this section to “we,” “us,” “our,” “the Company” or “Integral” generally refer to Integral Acquisition Corporation 1.

Overview

Integral is a blank check company incorporated as a Delaware corporation on February 16, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On February 16, 2021, Integral issued an aggregate of 2,875,000 Founder Shares to the Sponsor and Integral’s independent directors for an aggregate price of $25,000, or approximately $0.009 per share.

The Sponsor is a Delaware limited liability company that holds Founder Shares and the Private Warrants. The Sponsor has no business operations or activities other than holding Founder Shares and the Private Warrants. However, the Sponsor has made, and may make in the future, loans to Integral to provide Integral with the funds necessary for the payment of working capital expenses.

On November 2, 2021, the registration statement relating to the IPO was declared effective by the SEC. On November 5, 2021, Integral consummated the IPO of 11,500,000 Integral Units, including 1,500,000 Integral Units issued upon exercise in full by the underwriter of its over-allotment option, at a price of $10.00 per Integral Unit, generating gross proceeds of $115,000,000. Simultaneously with the consummation of the IPO, the Sponsor purchased an aggregate of 4,950,000 Private Warrants, including 90,000 Private Warrants issued in connection with the exercise in full by the underwriter of its over-allotment option, at a price of $1.00 per Private Warrants, generating total gross proceeds of $4,950,000. After deducting underwriting fees (excluding the initially deferred portion of $6,050,000) and offering expenses, $116,725,000 (or $10.15 per Integral Unit sold in the IPO) of the total net proceeds from the IPO was placed in the Trust Account, with Continental acting as trustee. On August 28, 2023, the underwriters waived any right to receive the deferred underwriting commission and will therefore receive no additional underwriting commissions in connection with the closing of the Flybondi Business Combination.

Of the aggregate 11,500,000 Integral Units sold in the IPO, approximately 6,080,000 Integral Units were purchased by the Anchor Investors. Each of the Anchor Investors also became members of the Sponsor at the closing of the IPO and hold an indirect interest in 500,000 of the Founder Shares held by the Sponsor. On December 29, 2021, the Sponsor transferred 50,000 Founder Shares to an Anchor Investor.

On November 3, 2023, pursuant to the Class B Conversion in connection with the Second Extension, the Sponsor and the Anchor Investor converted an aggregate of 2,874,999 shares of Integral Class B Common Stock to shares of Integral Class A Common Stock on a one-for-one basis in accordance with the Integral Charter.

On May 3, 2023, at the First Extension Meeting, Integral Stockholders approved, among other matters, an amendment to the Integral Charter to extend the date by which Integral must consummate an initial business combination from May 5, 2023 to November 3, 2023, or such earlier date as determined by the Integral Board. In connection with the implementation of the First Extension, Integral redeemed 8,470,059 Public Shares tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $87.8 million. In connection with the First Extension, the Company deposited $630,000 into the Trust Account.

On November 2, 2023, at the Second Extension Meeting, Integral Stockholders approved, among other matters, an amendment to the Integral Charter to extend the date by which Integral must consummate an initial business combination from November 3, 2023 to November 5, 2024, or such earlier date as determined by the Integral Board. In connection with the implementation of the Second Extension, Integral redeemed 1,831,599 Public Shares tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.79 per share, for an aggregate redemption amount of approximately $19.8 million. In connection with the Second Extension, Integral deposited $359,503 into the Trust Account.

On October 31, 2024, at the Third Extension Meeting, Integral Stockholders approved, among other matters, an amendment to the Integral Charter to extend the date by which Integral must consummate an initial business combination from November 5, 2024 to November 5, 2025, or such earlier date as determined by the Integral Board. In connection with the implementation of the Third Extension, Integral redeemed 835,672 Public Shares tendered for redemption by the Public Stockholders, at a redemption price of approximately $11.41 per share, for an aggregate redemption amount of approximately $9.5 million. In connection with the Third Extension, Integral has deposited and will continue to deposit $10,880.10 into the Trust Account for each calendar month (commencing on November 6, 2024 and ending on the 5th day of each subsequent month), or portion thereof, that is needed by Integral to complete an initial Business Combination until November 5, 2025.

Upon completion of the Class B Conversion and the redemptions in connection with the Extensions, 3,237,669 shares of Integral Class A Common Stock and one share of Integral Class B Common Stock remain issued and outstanding. Notwithstanding the Class B Conversion, the holders of Founder Shares will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

Except with respect to interest earned on the funds held in the Trust Account that may be released to Integral to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account will be released from the Trust Account until the earliest of (i) the completion of Integral’s initial business combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Integral Charter (A) to modify the substance or timing of Integral’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Integral does not complete its initial business combination by November 5, 2025 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) Integral’s redemption of the Public Shares if it does not complete its initial business combination within the required time period.

The publicly traded Integral Units began trading on November 3, 2021 on Nasdaq under the symbol “INTEU.” Commencing on December 13, 2021, the shares of Integral Class A Common Stock and Integral Warrants comprising the publicly traded Integral Units began separate trading on Nasdaq under the symbols “INTE” and “INTEW,” respectively. Those publicly traded Integral Units not separated continue to trade on Nasdaq under the symbol “INTEU.” Integral’s units, Class A common stock and warrants are currently quoted on the OTC Markets under the symbols “INTEU,” “INTE” and “INTEW,” respectively.

Initial Business Combination

Integral’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If the Integral Board is not able to independently determine the fair market value of Integral’s initial business combination, Integral will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. As discussed in the section entitled “The Business Combination —Satisfaction of 80% Test,” the Integral Board determined that this test was met in connection with the Business Combination.

Submission of the Business Combination to a Stockholder Vote

Integral is providing the Public Stockholders with Redemption Rights in connection with the Business Combination in accordance with the Integral Charter. Public Stockholders electing to exercise their Redemption Rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Integral (net of taxes payable, other than excise tax liabilities arising in connection with redemptions), calculated as of two business days prior to the consummation of the Business Combination, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. Public Stockholders are not required to vote against the Business Combination Proposal or any other proposal set forth in this proxy statement/prospectus in order to exercise their Redemption Rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their Redemption Rights will not be entitled to receive such payments.

Integral will consummate the Business Combination only if a majority of the outstanding shares of Integral Common Stock voted are voted in favor of the Business Combination Proposal. The Initial Stockholders and Integral’s directors and officers have agreed to vote all of their shares of Integral Common Stock in favor of the Business Combination Proposal and not to seek redemption with respect to such shares. None of such persons received any specific consideration for agreeing not to seek redemption of such shares.

Permitted Purchases of Integral Securities

Subject to applicable securities laws, the Initial Stockholders and Integral’s directors and officers or their affiliates may purchase shares of Integral Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of an initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Integral’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Initial Stockholders or Integral’s directors, officers or their affiliates purchase shares of Integral Common Stock in privately negotiated transactions from

Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. See the section entitled “The Business Combination — Potential Actions to Secure Requisite Stockholder Approvals” for more information.

Redemption Rights for Public Stockholders

Integral is providing the Public Stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with the Business Combination at a per share price, payable in cash, equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Integral (net of taxes payable, other than excise tax liabilities arising in connection with redemptions), as of two business days prior to the consummation of the Business Combination, subject to the limitations described herein. The Founder Shares and Private Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $4.1 million as of December 31, 2024, the estimated per share redemption price would have been approximately $11.22 (after taking into account the removal of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions). Public Stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal or any of the other proposals presented at the Special Meeting. Holders of Integral Warrants do not have Redemption Rights with respect to their warrants in connection with the Business Combination.

The Initial Stockholders and Integral’s directors and officers have agreed to waive their Redemption Rights with respect to any shares of Integral Common Stock held by them in connection with the completion of the Business Combination. None of such persons received any specific consideration for agreeing not to seek redemption of such shares.

See the section entitled “The Special Meeting of Integral Stockholders — Redemption Rights” for more information.

Limitation on Redemption Rights

The Integral Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising Redemption Rights with respect to more than an aggregate of 15% of the Public Shares, or the “Excess Shares,” without Integral’s prior consent. Integral believes this restriction will discourage stockholders from accumulating large blocks of shares and subsequent attempts by such holders to use their ability to exercise their Redemption Rights against a proposed business combination as a means to force Integral or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its Redemption Rights if such stockholder’s shares are not purchased by Integral or its management at a premium to the then-current market price or on other undesirable terms. By limiting its stockholders’ ability to exercise Redemption Rights with respect to more than 15% of the Public Shares, Integral believes it will limit the ability of a small group of stockholders to unreasonably attempt to block Integral’s ability to complete its initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that Integral have a minimum net worth or a certain amount of cash. However, Integral would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against Integral’s initial business combination.

Redemption of Public Shares and Liquidation if No Initial Business Combination

If Integral has not completed an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Integral to pay its taxes other than excise tax liabilities arising in connection with redemptions (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Integral’s remaining stockholders and the Integral Board, dissolve and liquidate, subject in each case to Integral’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no Redemption Rights or liquidating distributions with respect to the Integral Warrants, which will expire worthless if Integral fails to complete its initial business combination within the required time period.

Integral’s Initial Stockholders, directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Shares held by them if Integral fails to complete its initial business combination within the required time period. However, if such persons acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Integral fails to complete its initial business combination within the required time period.

The Initial Stockholders and Integral’s directors and officers have agreed that they will not propose any amendment to the Integral Charter (i) to modify the substance or timing of Integral’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Integral does not complete its initial business combination by November 5, 2025 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless Integral provides the Public Stockholders with the opportunity to redeem their Public Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Integral (net of taxes payable, other than excise tax liabilities arising in connection with redemptions), divided by the number of then outstanding Public Shares.

Integral expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from funds held outside the Trust Account, although Integral cannot assure you that there will be sufficient funds for such purpose. Integral will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations it may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, Integral may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If Integral is unable to complete an initial business combination and expends all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon Integral’s dissolution would be approximately $11.22 (as of December 31, 2024, after taking into account the removal of a portion of the accrued interest in the Trust Account to pay taxes, other than excise tax liabilities arising in connection with redemptions). The proceeds deposited in the Trust Account could, however, become subject to the claims of Integral’s creditors which would have higher priority than the claims of Public Stockholders. Integral cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $11.22. Under Section 281(b) of the DGCL, Integral’s plan of dissolution must provide for all claims against Integral to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Integral makes any distribution of its remaining assets to its stockholders. While Integral intends to pay such amounts, if any, Integral cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Integral seeks to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will all execute such agreements or even if they do execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Integral’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Integral’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Integral than any alternative. Examples of possible instances where Integral may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Integral and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to Integral if and to the extent any claims by a third party for services rendered or products sold to Integral, or a prospective target business with which Integral has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable (other than excise tax liabilities arising in connection with redemptions), provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Integral’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, Integral has not asked the Sponsor to reserve for such indemnification obligations, nor has Integral independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and believes that the Sponsor’s only assets are securities of Integral. Therefore, Integral cannot assure you that the Sponsor would be able to satisfy those obligations. None of Integral’s directors or officers will indemnify Integral for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, other than excise tax liabilities arising in connection with redemptions, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Integral’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Integral currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations, it is possible that the independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Integral has not asked the Sponsor to reserve for such indemnification obligations and cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, Integral cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per Public Share.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Integral does not complete an initial business combination by November 5, 2025 (or such later date as may be approved by its stockholders) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Integral does not complete an initial business combination by November 5, 2025 (or such later date as may be approved by its stockholders) is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

Because Integral will not be complying with Section 280, Section 281(b) of the DGCL requires Integral to adopt a plan, based on facts known to Integral at such time that will provide for Integral’s payment of all existing and pending claims or claims that may be potentially brought against Integral within the subsequent ten years. However, because Integral is a blank check company, rather than an operating company, and Integral’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Integral’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

If Integral files a bankruptcy petition or an involuntary bankruptcy petition is filed against Integral that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Integral’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Integral Stockholders. To the extent any bankruptcy claims deplete the Trust Account, Integral cannot assure you it will be able to return $10.15 per share to the Public Stockholders. Additionally, if Integral files a bankruptcy petition or an involuntary bankruptcy petition is filed against Integral that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Integral Stockholders. Furthermore, the Integral Board may be viewed as having breached its fiduciary duty to Integral’s creditors and/or may have acted in bad faith, thereby exposing itself and Integral to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Integral cannot assure you that claims will not be brought against it for these reasons.

The Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of Integral’s initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the Integral Charter (A) to modify the substance or timing of Integral’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Integral does not complete its initial business combination by November 5, 2025 (or such later date as may be approved by its stockholders) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the Public Shares if Integral does not complete an initial business combination by November 5, 2025 (or such later date as may be approved by its stockholders), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

Facilities

Integral currently maintains its principal executive offices at 1330 Avenue of the Americas, 23rd Floor, New York, NY 10019. The cost for this space is included in the $20,000 per-month aggregate fee that the Sponsor began charging Integral for office space, utilities and secretarial and administrative support, commencing on November 3, 2021 pursuant to a letter agreement between Integral and the Sponsor. Integral considers its current office space adequate for its current operations.

Employees

Integral currently has two (2) executive officers: Enrique Klix and Oliver Matlock. These individuals are not obligated to devote any specific number of hours to Integral matters but they intend to devote as much of their time as they deem necessary to Integral’s affairs until Integral has completed its initial business combination. The amount of time they will devote in any time period will vary based on the stage of the initial business combination process. Integral’s officers are presently devoting such time as they deem necessary to facilitating the Business Combination. Integral does not intend to have any full-time employees prior to the completion of its initial business combination.

Periodic Reporting and Audited Consolidated Financial Statements

Integral has registered the Integral Units, Integral Class A Common Stock and Integral Warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. Such reports and other information filed by Integral with the SEC are available free of charge on the SEC’s website at www.sec.gov. The content of this website is not incorporated into this proxy statement/prospectus. In accordance with the requirements of the Exchange Act, Integral’s annual reports contain financial statements audited and reported on by its independent registered public accountants.

Integral filed a registration statement on Form 8-A with the SEC to register its securities under Section 12 of the Exchange Act. As a result, Integral is subject to the rules and regulations promulgated under the Exchange Act.

Integral was required to evaluate and report on its internal control procedures for the fiscal year ended December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event Integral is deemed to be a large accelerated filer or an accelerated filer, and no longer qualifies as an emerging growth company, will Integral be required to have its internal control procedures audited.

Integral is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Integral is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Integral intends to take advantage of the benefits of this extended transition period.

Integral will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which means the aggregate worldwide market value of the shares of Integral Common Stock that are held by non-affiliates equals or exceeds $700 million as of the prior June 30th, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, Integral is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of Audited Consolidated Financial Statements. Integral will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the shares of Integral Common Stock held by non-affiliates equals or exceeds $250 million as of the prior June 30th, and (2) its annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the shares of Integral Common Stock held by non-affiliates equals or exceeds $700 million as of the prior June 30th.

Directors and Executive Officers

Integral’s directors and executive officers are as follows:

Name	Age	Position
Enrique Klix	56	Chief Executive Officer and Director
Oliver Matlock	28	Chief Financial Officer
James Cotton	49	Director
Stuart Hutton	57	Director
Niraj Javeri	43	Director
Lynne Thornton	51	Director

Enrique Klix (Chief Executive Officer and Director)

Mr. Klix has served as Integral’s Chief Executive Officer and one of our directors since inception. Mr Klix has significant international experience after being based in Australia, Europe, and Latin America for more than 30 years. Mr. Klix has a track record of successfully leading and advising corporations and governments on turnarounds, mergers and acquisitions, capital market transactions, operational and financial restructuring, and greenfield start-ups with an aggregate value in excess of $30 billion. Mr. Klix has served as a member of the board of directors of TLGY Acquisition Corporation (Nasdaq: TLGY), a special purpose acquisition company, since June 2024. Between January 2019 and July 2020, Mr. Klix served as Orora Cartons Australia’s General Manager (ASX: ORA). Under his leadership, the business went through a successful operational, commercial, and financial turnaround before being sold to Nippon Paper. Between 2014 and 2016, Mr. Klix served as Senior Vice President at McKinsey & Co.’s recovery and transformation division in Australia and New Zealand. Mr. Klix also served as Chief Financial Officer and Deputy Chief Executive Officer of McColl’s Transport between 2009 and 2014. Under his tenure, McColl’s Transport was recognized as the “Turnaround of the Year” in 2012, before being sold to a private equity consortium led by Kohlberg Kravis Roberts & Co. Mr. Klix was an investor in TrademarkVision, an Australian company that utilized image recognition and artificial intelligence technology for trademark searches and protection. In 2018 TrademarkVision was acquired by Clarivate Analytics (NYSE: CLVT) from the U.S., and Mr. Klix was instrumental in supporting the company through the acquisition. He is an active seed and pre-initial public offering investor in Australia and other geographies, including minority equity stakes in Groundfloor (Last K Ventures Pty. Ltd.) and Miso Robotics. Prior to moving to Australia, Mr. Klix worked for ten years as an investment banker for Salomon Smith Barney (now Citigroup (NYSE: C)) and Dresdner Kleinwort Benson in London focused on servicing telecommunications companies across Europe on mergers and acquisitions, and debt and equity capital markets transactions. Mr. Klix also played lead roles in the initial and secondary public offerings of many energy, telecommunications and beverage companies such as Enel S.p.A. (BIT: ENEL), Energias de Portugal, S.A. (ELI: EDP), and Compañía Cervecerías Unidas, S.A. (NYSE: CCU). Mr. Klix is also a director of Klix II Pty. Ltd. Mr. Klix holds a degree in Economics from the Universidad Católica Argentina and an MBA from the University of Cambridge in England. We believe that Mr. Klix’s vast experience in senior finance, operational, and consulting roles in publicly listed and private companies makes him well qualified to serve on our board of directors.

Oliver Matlock (Chief Financial Officer)

Mr. Matlock has served as our Chief Financial Officer since August 30, 2023. He has experience in mergers and acquisitions, capital markets, corporate management and strategy, and financial consulting. Mr. Matlock began his career as an Analyst at Stratford Capital Pty. Ltd., a boutique strategic consulting firm, advising clients both domestically and internationally on business strategy, financial planning and analysis, and mergers and acquisitions from April 2019 to September 2021. From October 2021 to December 2022, Mr. Matlock was an Associate at Fresh Equities Pty. Ltd., a Melbourne-based fintech company providing capital raising and SaaS services to Australian Stock Exchange listed entities, where he was responsible for leading the investment syndication function of the business and managing the bookbuild process across several transactions. Mr. Matlock holds a Bachelor of Commerce degree in Finance from Monash University in Australia.

James Cotton (Director)

Mr. Cotton has served as one of our directors since November 2021. He is an Australian impact entrepreneur and investor with business interests in the technology, consumer goods, and healthcare sectors. In 2005 Mr. Cotton founded CMO Software in London where he was based for 10 years, which grew to become one of the leading governance, risk, and compliance software companies globally. Mr. Cotton sold CMO in 2013 and then founded Uluwatu Capital, an investment firm focused on purpose-driven technology companies with health and sustainability outcomes. Mr. Cotton is also a director of Monterosa Capital Australia Pty. Ltd., Tech 4 Good Pty. Ltd., and Moovosity Pty. Ltd. Mr. Cotton holds a Bachelor of Law and Science from the University of Melbourne. We believe Mr. Cotton’s broad investing background makes him well qualified to serve on our board of directors.

Stuart Hutton (Director)

Mr. Hutton has served as one of our directors since November 2021. He is currently the CFO of ALS Limited (ASX: ALQ), a global testing, inspection, and certification business. Mr. Hutton served as CFO of the Foxtel Group (controlled by News Corp; NASDAQ: NWS), Australia’s leading next-generation subscription news, sports, and entertainment company between November 2021 and August 2023. Mr. Hutton served as CFO of Orora (ASX: ORA) between December 2013 and November 2020. Mr. Hutton played an integral role in Orora’s evolution through the demerger from Amcor, listing on the Australian Stock Exchange, growth in revenue, and improved performance and share price. Mr. Hutton was also instrumental in the sale of Orora’s Australasian Fibre business to Nippon Paper for AU$1.7 billion. Mr. Hutton previously served as CFO of Amcor’s Australasia and Packaging Distribution business (NYSE: AMCR). Mr. Hutton brings more than 30 years of experience in senior finance roles, including five years with Orica (ASX: ORI) as CFO for the Minova Group, Chemical Services Division and Mining Services (North America) and four years as CFO of WorldMark Holdings Pty. Ltd. from 2001 to 2005, and before this, managed a number of acquisitions and divestments in his role as Manager, Acquisitions for Nylex Ltd. A qualified Chartered Accountant in Australia, Mr Hutton spent nine years during the early part of his career with Deloitte Touche Tohmatsu in audit and corporate finance roles which included a two-year secondment to London. Mr. Hutton holds a Bachelor of Business from Swinburne University. We believe Mr. Hutton’s vast experience in senior finance roles of publicly listed companies makes him well qualified to serve on our board of directors.

Niraj Javeri (Director)

Mr. Javeri has served as one of our directors since November 2021. He is currently the Chief Financial Officer at Lancium Technologies, a digital infrastructure company building large-scale solutions to help decarbonize the electrical grid, and he is based in San Francisco, California. Mr. Javeri has served as a member of the board of directors of TLGY Acquisition Corporation (Nasdaq: TLGY), a special purpose acquisition company that has not yet completed a business combination, since December 2024. Previously, Mr. Javeri was the Vice President of Strategy at Zymergen, a science and material innovation company. Between 2010 and 2019, Mr. Javeri worked for Kohlberg Kravis Roberts & Co. (“KKR”) (NYSE: KKR) in New York, Sydney, and San Francisco as part of the Special Situations team, where he sourced, diligenced, executed, and monitored investments made across a number of funds managed by KKR. During his tenure in Australia with KKR, Mr. Javeri was a board member for a number of companies in Australia and New Zealand. Previously, Mr. Javeri was with One East Partners in London and New York, where he invested across industries in event-driven and value equities, distressed debt, and private deals. Prior to that, he worked at Goldman Sachs & Co in the Principal Investment Area where he worked on private equity investments, and at Deutsche Bank in both the Leveraged Finance and Technology investment banking groups. Mr. Javeri received a B.S. from Cornell University in Electrical and Computer Engineering, and an M.S. from Stanford University in Management Science and Engineering. We believe Mr. Javeri’s experience in sourcing, conducting due diligence, and executing on acquisitions of companies in private equity and investment banking environments makes him well qualified to serve on our board of directors.

Lynne Thornton (Director)

Ms. Thornton has served as one of our directors since November 2021. She is a co-founder and director at Groundfloor (Last K Ventures Pty. Ltd.), a PropTech business backed by Taronga Ventures. Ms. Thornton is also a consultant for McColl’s Transport, Australia’s largest independent bulk liquid carrier of milk, food, and bulk chemicals. Previously, Ms. Thornton worked in the funds management industry for 15 years initially for Colonial First State in London then co-founded, Aubrey Capital Management, a global equities boutique, based in Edinburgh. Ms. Thornton was a director, member of the Investment Committee, and managed key relationships both with Australian institutional clients and with cornerstone investor, Pacific Current Group (ASX: PAC) before successfully exiting the business in 2017. Ms. Thornton is an active angel investor and was on the board of Scale Investors, an angel investor network, for 5 years and is currently on the Investment Committee for Artesian’s Female Leaders Fund, an early stage venture capital fund backed by Hostplus. Originally American, Ms. Thornton is an investor and entrepreneur with experience in both listed and private companies in the US, Europe and Australia. Her professional career has included roles in the consumer sector, PropTech, and funds management industries. Ms. Thornton holds a B.S. in finance from California Polytechnic University and an MBA from the University of Cambridge in England. We believe Ms. Thornton’s background in early stage investing and listed equities makes her well qualified to serve on our board of directors.

Number and Terms of Office of Officers and Directors

The Integral Board consists of five directors and is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Integral’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Ms. Thornton, expired at the Second Extension Meeting, and Ms. Thornton was re-elected at the Second Extension Meeting to serve an additional three-year term. The term of office of the second class of directors, consisting of Mr. Cotton and Mr. Hutton, expired at the Third Extension Meeting, and Mr. Cotton and Mr. Hutton were re-elected at the Third Extension Meeting. The term of office of the third class of directors, consisting of Mr. Klix and Mr. Javeri, will expire at the next annual meeting of stockholders.

Integral’s officers are appointed by the Integral Board and serve at the discretion of the Integral Board, rather than for specific terms of office. The Integral Board is authorized to appoint persons to the offices set forth in the Integral Bylaws as it deems appropriate. The Integral Bylaws provide that Integral’s officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the Integral Board.

Director Independence

Nasdaq listing standards require that a majority of the Integral Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Integral Board has determined that each of Mr. Hutton, Mr. Javeri, and Ms. Thornton are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Integral’s independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of Integral’s officers has received any cash compensation for services rendered to Integral. Commencing on November 3, 2021, Integral is obligated to pay the Sponsor an aggregate of $20,000 per month for office space, utilities, and secretarial and administrative support. Upon completion of Integral’s initial business combination or its liquidation, Integral will cease paying these monthly fees. In addition, subject to approval by Integral’s audit committee, Integral pays members of its Board for advisory or consulting services that are provided to Integral in connection with its initial Business Combination and the Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on Integral’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, or directors, or Integral’s or their affiliates. Any such payments prior to an initial Business Combination are made from funds held outside the Trust Account. Other than quarterly audit committee review of such payments, Integral does not expect to have any additional controls in place governing its reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with activities on Integral’s behalf in connection with identifying and consummating an initial Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, has been or will be paid by Integral to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of an initial Business Combination. After the Business Combination, certain of Integral’s current directors may continue to serve on the FB Parent Board and may be paid director fees or other compensation by FB Parent. For further details on such anticipated compensation, to the extent currently known, see the section entitled “Management after the Business Combination.”

Committees of the Board of Directors

The Integral Board has two standing committees: an audit committee and a compensation committee. Each of Integral’s audit committee and compensation committee is composed solely of independent directors.

Audit Committee

Integral’s audit committee consists of Stuart Hutton, Niraj Javeri, and Lynne Thornton, each of whom is an independent director under Nasdaq’s listing standards and applicable SEC rules. Each member of the audit committee is financially literate, and the Integral Board has determined that Mr. Hutton qualifies as an “audit committee financial expert” as defined in applicable SEC rules because he meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The audit committee’s duties, which are specified in the Audit Committee Charter, include, but are not limited to:

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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;
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monitoring the independence of the registered public accounting firm;
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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
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inquiring and discussing with management our compliance with applicable laws and regulations;
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pre-approving all audit services and permitted non-audit services to be performed by our registered public accounting firm, including the fees and terms of the services to be performed;
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appointing or replacing the registered public accounting firm;
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determining the compensation and oversight of the work of the registered public accounting firm (including resolution of disagreements between management and the registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;
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monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering;
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reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval; and
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advising the Board and any other Integral Board committees if the clawback provisions of Rule 10D-1 under the Exchange Act (the “Clawback Rule”) are triggered based upon a financial statement restatement or other financial statement change, with the assistance of Integral’s management and to the extent that our securities continue to be listed on an exchange and subject to the Clawback Rule.

Compensation Committee

Integral’s compensation committee consists of Stuart Hutton, Niraj Javeri, and Lynne Thornton, each of whom is an independent director under Nasdaq’s listing standards and applicable SEC rules. The compensation committee’s duties, which are specified in the Compensation Committee Charter, include, but are not limited to:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;
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reviewing and approving the compensation of all of our other Section 16 executive officers;
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reviewing our executive compensation policies and plans;
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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;
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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
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producing a report on executive compensation to be included in our annual proxy statement;
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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and
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advising the Integral Board and any other Integral Board committees if the clawback provisions of the Clawback Rule are triggered based upon a financial statement restatement or other financial statement change, with the assistance of Integral’s management and to the extent that our securities continue to be listed on an exchange and subject to the Clawback Rule.

Notwithstanding the foregoing, as indicated above, other than those payments and reimbursements described above under “Executive Officer and Director Compensation,” no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid to the Sponsor or any of Integral’s existing officers, directors or special advisors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The Compensation Committee Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

Integral does not have a standing nominating committee though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board. The Integral Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Stuart Hutton, Niraj Javeri, and Lynne Thornton. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, Integral does not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by Integral Stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Integral Stockholders that wish to nominate a director for election to its Board should follow the procedures set forth in Integral’s bylaws.

Integral has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Integral Board considers educational background, diversity of professional experience, knowledge of Integral’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Integral Stockholders.

Board Observers

In connection with investments in Integral’s Sponsor, certain individuals have been granted board observer rights to the Integral Board. Such individuals will be permitted to attend, in a non-voting capacity, meetings of the Integral Board. Such individuals have entered into agreements and have agreed to keep any information discussed or disclosed at any such board meetings confidential.

Code of Ethics and Committee Charters

Integral has adopted a Code of Ethics applicable to all of Integral’s officers, directors and employees (if any). Integral has included copies of the Code of Ethics, Audit Committee Charter, and Compensation Committee Charter as exhibits to its most recent Annual Report on Form 10-K. You may review these documents by accessing Integral’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to Integral in writing at 1330 Avenue of the Americas, 23rd Floor, New York, NY 10019 or by telephone at (212) 209-6132. Integral intends to disclose any amendments to or waivers of certain provisions of the Code of Ethics in a Current Report on Form 8-K.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Integral or any members of its management team in their capacity as such.

INTEGRAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This “Integral Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Information About Integral” and “Selected Historical Financial Information of Integral” sections and Integral’s financial statements, including the related notes, which are included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements. Integral’s actual results could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” References in this section to “we,” “us,” “our,” “the Company” or “Integral” generally refer to Integral Acquisition Corporation 1.

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements in this section regarding our financial position, business strategy and the plans and objectives of management for future operations, are forward- looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/ prospectus.

Overview

We are a blank check company incorporated on February 16, 2021 as a Delaware corporation and formed for the purpose of effecting a Business Combination.

Our Sponsor, Integral Sponsor, LLC, is a Delaware limited liability company. The registration statement for with our IPO was declared effective on November 2, 2021. On November 5, 2021, we consummated our IPO of 11,500,000 Integral Units, including the full exercise of the underwriters’ over-allotment option to purchase 1,500,000 Integral Units, at a purchase price of $10.00 per Integral Unit.

Simultaneously with the closing of the IPO, we completed the private sale of an aggregate of 4,950,000 Private Warrants, including 90,000 warrants issued in connection with the exercise in full by the underwriter of its option to purchase additional Integral Units to the Sponsor at a purchase price of $1.00 per Private Warrant, generating gross proceeds to us of $4,950,000.

Upon the closing of the IPO, our management agreed that an amount equal to at least $10.15 per Integral Unit sold in the IPO, including the proceeds of the Private Warrants, would be held in the Trust Account with Continental acting as trustee, and would be initially invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. Department of the Treasury (the “Treasury”) obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay taxes, if any, the proceeds from the IPO and the sale of the Private Warrants will not be released from the Trust Account until the earliest of (i) the completion of our initial business combination, (ii) the redemption of the Public Shares if we are unable to complete an initial business combination by November 5, 2025 (or such earlier date as determined by the Integral Board) (the “Combination Period”), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a stockholder vote to amend the Amended and Restated Certificate of Incorporation to modify the substance or timing of our obligation to redeem 100% of its Public Shares if we have not consummated an initial business combination within the Combination Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Stockholders.

If we are unable to complete the initial business combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable (excluding excise taxes) and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Integral Board, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable laws.

On January 24, 2024, the SEC adopted new rules and regulations for SPACs (the “2024 SPAC Rules”), which will become effective on July 1, 2024, that will affect SPAC business combination transactions. The 2024 SPAC Rules require, among other matters, (i) additional disclosures relating to SPAC business combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and business combination transactions; (iii) additional disclosures regarding projections included in SEC filings in connection with proposed business combination transactions; and (iv) the requirement that both the SPAC and its target company be co-registrants for business combination registration statements. In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act of 1940, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals. The 2024 SPAC Rules may materially affect our ability to negotiate and complete our initial business combination and may increase the costs and time related thereto.

Recent Developments

Extension Payments

Since December 31, 2024 through the date of this proxy statement/ prospectus, an aggregate of $21,760 has been deposited into the Trust Account to extend the Combination Period to March 5, 2025 under the Third Extension Promissory Note.

Taxes

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Our operations included those activities necessary to consummate a Business Combination. As such, we deducted startup and operating costs for tax return purposes. As a result, we recognized a reserve for uncertain tax positions on the balance sheet. At December 31, 2024 and 2023, we reported $371,214 and $0 on the balance sheet of the financial statements contained elsewhere in this statement/ prospectus for this uncertainty. In January 2025, we amended our 2023 corporate tax return.

Flybondi Business Combination

On October 19, 2023, we entered into the Business Combination Agreement with Flybondi, Original Topco, Merger Sub and the Signing Sellers. After the date of the Business Combination Agreement, the Joining Sellers may join the Business Combination Agreement by executing and delivering a Seller Joinder.

On July 2, 2024, we entered into the Assignment, Novation and Amendment Agreement with FB Parent, Merger Sub, Flybondi, Original Topco and the Sellers, pursuant to which the Business Combination Agreement was amended to substitute FB Parent for Original Topco therein.

On October 1, 2024, the parties to the Business Combination Agreement entered into an amendment to the Business Combination Agreement to extend the Agreement End Date from November 1, 2024 to March 31, 2025.

The Business Combination Agreement provides for, among other things, the following transactions: (i) FB Parent will acquire the shares of Flybondi held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent, and (ii) Integral will merge with and into Merger Sub, with Integral continuing as the surviving entity and as a wholly-owned subsidiary of FB Parent, and each of our issued and outstanding securities immediately prior to such merger will be canceled and converted into the right of the holder thereof to receive a substantially equivalent security of FB Parent.

For a full description of the Business Combination Agreement and the proposed Business Combination, please see the unaudited condensed financial statements and the notes thereto included in this proxy statement/ prospectus, as well as the sections titled "The Business Combination" and "The Business Combination Agreement".

Extensions of Our Combination Period

On May 3, 2023, we held the First Extension Meeting. At the First Extension Meeting, our stockholders approved, among other things, the First Extension Amendment Proposal. In connection with the First Extension, stockholders holding 8,470,059 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $87,843,748 (approximately $10.37 per share) was removed from the Trust Account to pay such stockholders.

On November 2, 2023, we held the Second Extension Meeting, at which our stockholders approved, among other things, (i) a proposal to amend the Integral Charter to extend the date by which Integral must consummate a business combination from November 3, 2023 to November 5, 2024 (or such earlier date as determined by the Integral Board) and (ii) a proposal to amend the Integral Charter to provide for the right of a holder of shares of Class B Common Stock to convert such shares into shares of Integral Class A Common Stock on a one-for-one basis prior to the closing of a Business Combination (the “Charter Amendment Proposals”). In connection with the vote to approve the Charter Amendment Proposals, the holders of 1,831,599 shares of Integral Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.79 per share, for an aggregate redemption amount of $19,763,618.

On October 31, 2024, we held the Third Extension Meeting, at which our stockholders approved, among other things, a proposal to amend the Integral Charter to extend the date by which Integral must consummate a business combination from November 5, 2024 to November 5, 2025 (or such earlier date as determined by the Integral Board). In connection with the vote to approve the Charter Amendment Proposals, the holders of 835,672 shares of Integral Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.41 per share, for an aggregate redemption amount of approximately $9.5 million.

We may seek to further extend the Combination Period consistent with applicable laws, regulations and stock exchange rules. Such an extension would require the approval of our Public Stockholders, who will be provided the opportunity to redeem all or a portion of their Public Shares in connection with the vote on such approval. Such redemptions will decrease the amount held in our Trust Account and our capitalization.

Founder Share Conversion

Following the approval of the Charter Amendment Proposals, on November 3, 2023, we issued an aggregate of 2,824,999 shares of Integral Class A Common Stock to the Sponsor upon the conversion of an equal number of shares of Integral Class B Common Stock held by the Sponsor as Founder Shares in the Class B Conversion. The 2,824,999 shares of Integral Class A Common Stock issued to the Sponsor in connection with the Class B Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Class B Conversion, including, among other things, certain transfer restrictions, waiver of Redemption Rights and the obligation to vote in favor of an initial business combination as described in our IPO registration statement. Following the Class B Conversion and redemptions in connection with the extension meetings, (i) there were 3,237,669 shares of Integral Class A Common Stock issued and outstanding and one share of Class B Common Stock issued and outstanding and (ii) the Sponsor now holds approximately 87.3% of the issued and outstanding shares of Integral Class A Common Stock.

Results of Operations

As of December 31, 2024, we had not commenced any operations. All activity for the period from February 16, 2021 (inception) through December 31, 2024 relates to our formation and the IPO and, since the closing of the IPO, the search for a prospective initial business combination and consummation of an initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest.We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and held in our Trust Account. We incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2024, we had net loss of $1,242,758, which consisted of operating costs of $1,669,167 and provision for income tax of $179,920, partially offset by interest income from the Trust Account of $606,329.

For the year ended December 31, 2023, we had net income of $1,527,595, which consisted of operating costs of $2,414,736, an unrealized loss on the change in the fair value of the FPAs of $1,696,965 and provision from income tax of $497,003, partially offset by interest income from the Trust Account of $2,742,369.

For the year ended December 31, 2022, we had net loss of $1,442,314, which consisted of a loss from operations of $1,120,668, provision for income taxes of $269,197 and an unrealized loss on the change in the fair value of the FPA of $1,700,783, partially offset by an unrealized gain in the Trust Account of $376,801 and interest income from the Trust Account of $1,271,533.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity, Capital Resources and Going Concern

As of December 31, 2024, we had $146,565 in our operating bank account, and a working capital deficit of $4,372,904.

Prior to the completion of the IPO, our liquidity needs had been satisfied through(i) a loan under the IPO Promissory Note issued to the Sponsor totaling $252,950 and (ii) the issuance of 2,875,000 Class B Common Stock at approximately $0.009 per share for gross proceeds of $25,000. The IPO Promissory Note has been repaid and no other borrowings are permitted. Subsequent to the consummation of the IPO, our liquidity needs have been satisfied through the issuance of the Private Warrants, which generated gross proceeds of $4,950,000, the Working Capital Loan Note and the Second Working Capital Loan Note.

Extension Promissory Notes

On May 8, 2023, we issued the First Extension Promissory Note to the Sponsor in an amount of up to $630,000 to be deposited into the Trust Account ($105,000 per month following the 5th of each month through November 3, 2023) for the benefit of the Public Stockholders who did not redeem their Public Shares in connection with the First Extension. The First Extension Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which we consummate a business combination and (ii) the date of our liquidation. At December 31, 2024, we had $355,000 of borrowings under the First Extension Promissory Note.

On November 8, 2023, we issued the Second Extension Promissory Note in the aggregate principal amount of up to $359,503 to the Sponsor. The Second Extension Promissory Note bears no interest and is repayable in full upon the earlier to occur of (i) the date on which we consummate a Business Combination and (ii) the date of our liquidation. Additionally, we have deposited $29,959 into the Trust Account for each calendar month commencing on November 8, 2023 and ending on November 5, 2024, and such amount will be distributed either to: (i) all of the holders of Public Shares upon our liquidation or (ii) holders of Public Shares who elect to have their Public Shares redeemed in connection with the consummation of the initial business combination. At December 31, 2024 and 2023, we had $359,503 and $59,917, respectively, of borrowings under the Second Extension Promissory Note.

On November 6, 2024, we issued the Third Extension Promissory Note in the aggregate principal amount of up to $130,561 to the Sponsor. The Third Extension Promissory Note bears no interest and is repayable in full upon the date of the consummation of the initial business combination or our liquidation. We have deposited and will continue deposit $10,880 into the Trust Account for each calendar month (commencing on November 6, 2024 and ending on the 5th day of each subsequent month), or portion thereof, that is needed to complete an initial business combination until November 5, 2025, and such amount will be distributed either to: (i) all of the holders of Public Shares upon the our liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the initial business combination. Additionally, we have deposited and will continue to deposit $10,880 into the Trust Account for each calendar month (commencing on November 6, 2024 and ending on the 5th day of each subsequent month), or portion thereof, that is needed by us to complete an initial business combination until November 5, 2025, and such amount will be distributed either to: (i) all of the holders of Public Shares upon our liquidation or (ii) holders of Public Shares who elect to have their Public Shares redeemed in connection with the consummation of the initial business combination. At December 31, 2024, we had $21,760 of borrowings under the Third Extension Promissory Note.

Through December 31, 2024, we had deposited an aggregate of $1,011,263 to fund the Trust Account under the Extension Promissory Notes.

Working Capital Promissory Notes

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us working capital loans as may be required on a non-interest basis. If we complete an initial business combination, we would repay such working capital loans. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Warrants. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

On July 10, 2023, we issued the Working Capital Loan Note to the Sponsor in an amount of up to $1,500,000 in connection with working capital loans. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which we consummate a business combination and (ii) the date of our liquidation. Additionally, at the option of the Sponsor, the unpaid principle may be converted into warrants at a conversion price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay the working capital loans, but no proceeds from the Trust Account would be used to repay the working capital loans. As of December 31, 2024 and 2023, we owed $1,500,000 and $910,083, respectively, under the Working Capital Loan Note and reported the amounts as Working Capital Loans - convertible on the condensed balance sheets included elsewhere in this proxy statement/prospectus.

On September 12, 2024, we issued a note in the aggregate principal amount of up to $3,000,000 to the Sponsor (the “Second Working Capital Loan Note”). The Second Working Capital Loan Note was issued in connection with advances the Sponsor has made, and may make in the future, to the Company for working capital and transaction expenses. The Second Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At December 31, 2024, the Company had $531,493 of borrowings under the Second Working Capital Loan Note.

Excise Tax Liability

Included on the balance sheet at December 31, 2023 included elsewhere in this proxy statement/prospectus is $900,000 of cash released to us by the Cartesian Escrow Parties for the payment of our excise tax liability. Such amount was released to us solely for the purpose of paying our excise tax liability (i) under conditions as stipulated in the Business Combination Agreement and (ii) was held by us in a segregated bank account. On October 23, 2024, we filed our excise tax return and paid $1,076,073 using $900,000 acquired from the Cartesian Escrow Parties in association with the Business Combination Agreement, along with other funds from our Company.

Demand Deposit Account Transfer

On October 31, 2023, we instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at JPMorgan Chase Bank, N.A., with Continental continuing to act as trustee, until the earlier of: (i) the consummation of a business combination or (ii) the distribution of the Trust Account to the stockholders. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the IPO and Private Placement are no longer invested in U.S. government securities or money market funds invested in U.S. government securities.

Going Concern

In connection with our assessment of going concern considerations in accordance with ASU 2014-15, management has determined that the mandatory liquidation and subsequent dissolution, should we be unable to complete a business combination within the Combination Period, and insufficient cash, raises substantial doubt about our ability to continue as a going concern. Following the Third Special Meeting, we have until November 5, 2025 to consummate a business combination. It is uncertain that we will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of our Company. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after the end of the Combination Period.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Administrative Services Agreement

On November 2, 2021, we agreed to pay the Sponsor a total of $20,000 per month for office space, utilities, and secretarial and administrative support. Upon completion of the initial business combination or our liquidation, we will cease paying these monthly fees. Total administrative fees for each of the years ended December 31, 2024, and 2023 were $240,000. At December 31, 2024 and 2023, $120,000 and $80,000 is reported on the balance sheets of the financial statements included elsewhere in this proxy statement/prospectus as due to the Sponsor for the administrative fees due, respectively.

Registration and Stockholder Rights

The holders of the (i) Founder Shares, (ii) Private Warrants, and the shares of Integral Class A Common Stock underlying such Private Warrants, and (iii) Private Warrants that may be issued upon conversion of working capital loans, will have registration rights to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Consulting and Advisory Services

On May 28, 2021, we entered into a letter agreement with J.V.B. pursuant to which we engaged Cohen & Company to provide consulting and advisory services in connection with the IPO in return for a transaction fee to be paid to J.V.B. in an amount equal to 10.0% of the aggregate underwriting discount and commissions earned by the underwriters in connection with the IPO to be paid simultaneously with the actual payment of such underwriting discount and commissions to the underwriters upon (i) the closing of the IPO and (ii) the completion of Integral’s initial business combination. J.V.B. was one of the Anchor Investors that purchased Integral Units in the IPO and became a member of the Sponsor at the closing of our IPO and holds an indirect interest in a specified number of the Founder Shares held by the Sponsor.

On November 4, 2021, we paid J.V.B. $85,000 in cash from funds outside of the Trust Account. Funds due to J.V.B. upon the completion of our initial business combination ($605,000 in the aggregate) were to be paid by the underwriters of the IPO.

On November 9, 2023, our Company and J.V.B. mutually agreed to terminate this arrangement. No further transactions fees will be payable to J.V.B. under this engagement of services.

Underwriter Agreement

The underwriters of the IPO were entitled to a deferred underwriting commission of $0.50 on the first 10,000,000 Integral Units sold in the IPO and $0.70 per Integral Unit per Integral Unit sold thereafter, or $6,050,000 in the aggregate. On August 28, 2023, the underwriters waived any right to receive the deferred underwriting commission and will therefore receive no additional underwriting commissions in connection with the initial business combination. As a result, $6,050,000 was recorded to accumulated deficit in relation to the reduction of the deferred underwriter fee. As of December 31, 2024 and 2023, the deferred underwriting fee is $0.

We comply with ASC 405 and derecognized the deferred underwriting commission liability upon being released of the obligation by the underwriters. To account for the waiver of the deferred underwriting commission, we reduced the deferred underwriter commission liability to $0 and reversed the previously recorded cost of issuing the instruments in the IPO, which included a reduction in the accumulated deficit and increased income available to Integral Class B Common Stock by $6,050,000, which was previously allocated to the Integral Class A Common Stock subject to redemption and accretion recognized at the date of the IPO.

Anchor Investment

The Anchor Investors purchased an aggregate of approximately $60.8 million of the Integral Units in the IPO at the public offering price. There can be no assurance that the Anchor Investors will retain their Integral Units prior to or upon the consummation of the initial business combination. In addition, none of the Anchor Investors has any obligation to vote any of their public shares in favor of the initial business combination.

The Anchor Investors have not been granted any stockholder or other rights that are in addition to those granted to our other public stockholders, and were only issued equity interests in our Sponsor, with no right to control our Sponsor or vote or dispose of any securities held by our Sponsor. Further, unlike some anchor investor arrangements of other blank check companies, the Anchor Investors are not required to (i) hold any Integral Units, Integral Class A Common Stock or warrants purchased in the IPO or thereafter for any amount of time, (ii) vote any shares of Integral Class A Common Stock they may own at the applicable time in favor of our initial business combination or (iii) refrain from exercising their right to redeem their public shares at the time of our initial business combination. The Anchor Investors have the same rights to the funds held in the Trust Account with respect to any Public Shares they hold as the rights afforded to Integral’s other Public Stockholders.

Forward Purchase Agreements

Crescent Park Management, L.P. as the investment advisor to Crescent Park Master Fund, L.P., Crescent Park FOF Partners, L.P. and Crescent Park Global Equity Master Fund, L.P. (and/or their affiliates) (“Crescent Park”), which is one of Integral’s Anchor Investors, and Carnegie Park Capital, LLC (and/or its affiliates) (“Carnegie Park”) had agreed, as the forward purchasers pursuant to their respective forward purchase agreements entered into with Integral, each dated as of August 23, 2021 (collectively, the “Forward Purchase Agreements” or “FPAs”), to purchase up to 2,500,000 forward purchase shares (“FPA Shares”) in the case of Crescent Park and up to 500,000 FPA Shares in the case of Carnegie Park at $10.00 per share (as such price per share may have been reduced to $9.20 per share or further reduced to below $9.20 per share with respect to all or part of the FPA Shares that would have been purchased under the Forward Purchase Agreements), for gross proceeds up to $30,000,000 in the aggregate if all of the FPA Shares were purchased at $10.00 per share (or up to $27,600,000 in the aggregate if all of the FPA Shares were purchased at $9.20 per share or up to a lower amount in the aggregate if all of the FPA Shares were purchased at less than $9.20 per share) in private placements that were to occur concurrently with the consummation of the initial business combination.

On December 8, 2023, and December 12, 2023, we and each of Carnegie Park and Crescent Park entered into agreements to mutually terminate and cancel the Forward Purchase Agreements (collectively, the “FPA Termination Agreements”). The parties determined to terminate the Forward Purchase Agreements, because the Business Combination Agreement has neither a minimum cash condition to close nor contemplates the requirement to conduct additional funding efforts (e.g. a PIPE) to complete the proposed transaction. Consequently, the Forward Purchase Agreement holders would not have an opportunity to participate in the proposed business combination under the terms of their respective Forward Purchase Agreements. For that reason, Integral’s Board believed that it was in the best interest of Integral’s shareholders to terminate the Forward Purchase Agreements.

Critical Accounting Estimates and Policies

Income Taxes

We account for income taxes under ASC 740. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. We assess the likelihood that deferred tax assets will be recovered from the existing deferred tax liabilities or future taxable income. To the extent we believe that recovery will not meet the more likely than not threshold, it establishes a valuation allowance.

CERTAIN INTEGRAL RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On February 16, 2021, Integral issued an aggregate of 2,875,000 Founder Shares to the Sponsor and Integral’s independent directors for an aggregate price of $25,000, or approximately $0.009 per share. In connection with the IPO, the Anchor Investors, collectively, acquired from the Sponsor in the aggregate 500,000 Founder Shares for a price of $0.01 per Founder Share (or $5,000 in the aggregate). On December 29, 2021, the Sponsor transferred 50,000 Founder Shares to an Anchor Investor. On November 3, 2023, pursuant to the Class B Conversion in connection with the Second Extension, the Sponsor and the Anchor Investor converted an aggregate of 2,874,999 shares of Integral Class B Common Stock to shares of Integral Class A Common Stock on a one-for-one basis in accordance with the Integral Charter. Notwithstanding the Class B Conversion, the holders of Founder Shares will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

Subject to certain limited exceptions, the Initial Stockholders, including the Anchor Investor who holds 50,000 Founder Shares directly, and Integral’s directors and officers have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of Integral’s initial business combination or (B) the date on which the Integral completes a liquidation, merger, capital stock exchange or other similar transaction after Integral’s initial Business Combination that results in all of the shareholders having the right to exchange their FB Parent Ordinary Shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Stockholders with respect to any Founder Shares. Notwithstanding the foregoing, the Founder Shares will be released from the lock-up if the closing price of the FB Parent Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination.

In connection with the Closing, FB Parent and certain holders of FB Parent securities upon the Closing, including the Sponsor, certain Integral directors and executive officers and certain Sellers will enter into a Lock-Up Agreement with respect to the Lock-Up Securities. See “Certain Agreements Related to the Business Combination — Lock-Up Agreement.”

Certain qualified institutional buyers or institutional accredited investors (none of which are affiliated with any member of Integral’s management team, the Sponsor or any other Anchor Investor) purchased an aggregate of approximately $60.8 million of the Integral Units in the IPO at the public offering price. There can be no assurance that the Anchor Investors will retain their Integral Units prior to or upon the consummation of the Business Combination. In addition, none of the Anchor Investors has any obligation to vote any of their Public Shares in favor of the Business Combination. The Anchor Investors have not been granted any stockholder or other rights that are in addition to those granted to Integral’s other public stockholders and will only be issued equity interests in the Sponsor, with no right to control the Sponsor or vote or dispose of any securities held by the Sponsor. Further, unlike some anchor investor arrangements of other blank check companies, the Anchor Investors are not required to (i) hold any Integral Units, Class A Common Stock or Integral Warrants they may have purchased in the IPO or thereafter for any amount of time, (ii) vote any shares of Class A Common Stock they may own at the applicable time in favor of Integral’s initial business combination, including the Business Combination, or (iii) refrain from exercising their right to redeem their Public Shares at the time of Integral’s initial business combination. The Anchor Investors will have the same rights to the funds held in the Trust Account with respect to the Public Shares they won as the rights afforded to Integral’s other public stockholders.

Simultaneously with the consummation of the IPO, the Sponsor purchased an aggregate of 4,950,000 Integral Private Warrants at a price of $1.00 per warrant, generating total gross proceeds of $4,950,000. The Private Warrants are identical to the Public Warrants, except that the Private Warrants (i) are not subject to redemption, (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders (and the Combined Company ordinary shares issuable upon exercise of these warrants may not be transferred, assigned or sold by the holders until 30 days after the completion of Integral’s initial business combination, subject to certain limited exceptions), (iii) may be exercised on a cashless basis, and (iv) will be entitled to registration rights.

On May 28, 2021, Integral entered into a letter agreement with J.V.B. Financial Group, LLC (“J.V.B.”) pursuant to which Integral engaged Cohen & Company Capital Markets, a division of J.V.B., to provide consulting and advisory services in connection with the IPO in return for a transaction fee to be paid to J.V.B. in an amount equal to 10.0% of the aggregate underwriting discount and commissions earned by the underwriters in connection with the IPO to be paid simultaneously with the actual payment of such underwriting discount and commissions to the underwriters upon (i) the closing of the IPO and (ii) the completion of Integral’s initial business combination. J.V.B. was one of Integral’s Anchor Investors that purchased Integral Units in the IPO and became a member of the Sponsor at the closing of the IPO to hold an indirect interest in a specified number of the Founder Shares held by the Sponsor.

On August 23, 2021, Crescent Park, which is one of Integral’s Anchor Investors, and Carnegie Park agreed, as the forward purchasers pursuant to their respective Forward Purchase Agreements entered into with Integral, to purchase up to 2,500,000 FPA Shares in the case of Crescent Park and up to 500,000 FPA Shares in the case of Carnegie Park, at $10.00 per share (as such price per share may have been reduced to $9.20 per share or further reduced to below $9.20 per share with respect to all or part of the FPA Shares), for gross proceeds up to $30,000,000 in the aggregate if all of the FPA Shares were purchased at $10.00 per share (or up to $27,600,000 in the aggregate if all of the FPA Shares were purchased at $9.20 per share or up to a lower amount in the aggregate if all of the FPA Shares were purchased at less than $9.20 per share) in private placements that were to occur concurrently with the consummation of the initial business combination.

On December 8, 2023, and December 12, 2023, Integral and each of Carnegie Park and Crescent Park entered into FPA Termination Agreements to mutually terminate and cancel the Forward Purchase Agreements. The parties determined to terminate the Forward Purchase Agreements, because the Business Combination Agreement has neither a minimum cash condition to close nor contemplates the requirement to conduct additional funding efforts (e.g. a PIPE) to complete the proposed transaction. Consequently, the Forward Purchase Agreement holders would not have an opportunity to participate in the proposed business combination under the terms of their respective Forward Purchase Agreements. For that reason, Integral’s Board believed that it was in the best interest of Integral’s shareholders to terminate the Forward Purchase Agreements.

On November 4, 2021, we paid J.V.B. $85,000 in cash from funds outside of the Trust Account. On November 9, 2023, J.V.B. entered into a letter agreement with Integral, waiving any additional funds due to J.V.B. upon the completion of the initial Business Combination (which, prior to such waiver, were to be $605,000 in the aggregate).

If any of Integral’s officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Integral’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to Integral.

Commencing on November 3, 2021, Integral is obligated to pay the Sponsor an aggregate of $20,000 per month for office space, utilities, and secretarial and administrative support. Upon completion of Integral’s initial business combination or its liquidation, Integral will cease paying these monthly fees.

None of Integral’s officers has received any cash compensation for services rendered to Integral. However, subject to approval by Integral’s audit committee, Integral pays members of the Integral Board for advisory or consulting services that are provided to Integral in connection with its initial business combination and the Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on Integral’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, or directors, or Integral’s or their affiliates. Any such payments prior to an initial Business Combination are made from funds held outside the Trust Account. Other than quarterly audit committee review of such payments, Integral does not expect to have any additional controls in place governing its reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with activities on Integral’s behalf in connection with identifying and consummating an initial Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, has been or will be paid by Integral to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of an initial Business Combination.

On February 16, 2021, the Sponsor agreed to loan to Integral up to $300,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the earlier of December 31, 2021 or the closing of the IPO. At December 31, 2023 and 2022, there were no borrowings under this promissory note and no borrowing are permitted under this note in the future.

On May 8, 2023, Integral issued to the Sponsor the First Extension Promissory Note in the aggregate principal amount of up to $630,000, in connection with the First Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account. On November 8, 2023, Integral issued to the Sponsor the Second Extension Promissory Note in the aggregate principal amount of up to $359,503, in connection with the Second Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account ($29,959 per month following the 5th of each month from November 8, 2023 through November 5, 2024). On November 6, 2024, Integral issued to the Sponsor the Third Extension Promissory Note in the aggregate principal amount of up to $130,561.20, in connection with the Third Extension, pursuant to which the Sponsor agreed to loan to Integral up to such amount to be deposited in the Trust Account

($10,880.10 per month following the 5th of each month from November 6, 2024 through November 5, 2025). The Extension Promissory Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Business Combination, and (b) the date of the liquidation of Integral. As of December 31, 2024, $355,000 had been borrowed under the First Extension Promissory Note, $359,503 had been borrowed under the Second Extension Promissory Note and $21,760 had been borrowed under the Third Extension Promissory Note.

On July 10, 2023, Integral issued to the Sponsor the Working Capital Loan Note in the principal amount of up to $1,500,000, in connection with advances the Sponsor has made, and may make in the future, to Integral for working capital expenses. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which Integral consummates its initial business combination, including the Business Combination and (ii) the date that the winding up of Integral is effective. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the Working Capital Loan Note may, in the event an initial business combination is consummated, be converted into Conversion Warrants of the post-combination company, in a number equal to: (x) the portion of the principal amount of the note being converted, divided by (y) $1.00, rounded up to the nearest whole number of warrants. The Conversion Warrants will be identical to the FB Parent Warrants. The Conversion Warrants and their underlying securities are entitled to the registration rights set forth in the note. As of December 31, 2024, there was $1,500,000 outstanding under the Working Capital Loan Note.

On September 12, 2024, Integral issued to the Sponsor the Second Working Capital Loan Note in the principal amount of up to $3,000,000 in connection with advances the Sponsor has made, and may make in the future, to the Company for working capital and transaction expenses. The Second Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At December 31, 2024, the Company had $531,493 of borrowings under the Second Working Capital Loan Note.

The holders of the Founder Shares, Private Warrants (and underlying Private Shares) and Conversion Warrants that may be issued upon conversion of working capital loans and the shares included therein (and any shares of Integral Class A Common Stock issuable upon the exercise of the Private Warrants and Conversion Warrants) are entitled to registration rights pursuant to the Existing Registration Rights Agreement, requiring Integral to register such securities for resale. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that Integral register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Integral’s completion of its initial business combination and rights to require Integral to register for resale such securities pursuant to Rule 415 under the Securities Act. Integral would bear the expenses incurred in connection with the filing of any such registration statements. The Existing Registration Rights Agreement is expected to be terminated in connection with the Business Combination and replaced with the Registration Rights Agreement. For further details see the sections entitled “Certain Agreements Related to the Business Combination —Registration Rights Agreement” and “Shares Eligible for Future Sale.”

After the Business Combination, certain of Integral’s current directors may continue to serve on the FB Parent Board and may be paid director fees or other compensation by FB Parent. For further details on such anticipated compensation, to the extent currently known, see the section entitled “Management after the Business Combination.”

Related Party Policy

Integral’s Code of Ethics requires Integral to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Integral Board (or the appropriate committee of the Integral Board) or as disclosed in Integral’s public filings with the SEC. Under the Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Integral.

In addition, the audit committee has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions”. A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the Company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) Integral directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of Integral’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes Integral’s code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of Integral and its stockholders, and (v) the effect that the transaction may have on a director’s status as an independent member of the Integral Board and on his or her eligibility to serve on the Integral Board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, Integral may consummate related party transactions only if its audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

Integral’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor or any of Integral’s existing officers, directors or special advisors, or any of Integral’s or their respective affiliates, and determines which expenses and the amount of expenses that will be reimbursed.

INFORMATION ABOUT FLYBONDI

This section sets forth certain information about Flybondi’s business and certain financial and operating information appearing elsewhere in this proxy statement/prospectus. It may not contain all the information about Flybondi that may be important to you, and we urge you to read the entire proxy statement/prospectus carefully, including the sections entitled “Risk Factors,” “Flybondi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Flybondi’s financial statements included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to the businesses of Flybondi and its subsidiaries, prior to the consummation of the Business Combination, or to the businesses of FB Parent and its subsidiaries (including Flybondi), collectively, following the consummation of the Business Combination, as applicable.

Mission

Flybondi’s mission is to democratize air travel in Argentina and the region by offering our guests attractive fares, friendly service, and La Libertad de Volar – the Freedom to Fly.

Company Overview

Flybondi is Argentina’s first and largest low-cost carrier, offering flights throughout Argentina and to select near international destinations in the region. Our La Libertad de Volar strategy is underpinned by our LCC structure and low-fare offering. Our LCC business model also includes a streamlined product offering with ancillary service choices, a focus on efficient operations and distribution networks, point-to-point, short-haul route structure, and rigorous attention to safety.

We offer flights on popular routes at attractive rates, stimulate demand and reach new customers. With millions of bus journeys per year, buses are a dominant mode of long-distance travel in Argentina. Our routes often match popular bus routes at comparable pricing and shorter travel times. We seek to increase our customer base by making travel in Argentina faster, more accessible, and less expensive.

We strategically established our main bases of operations at the key airports in the city of Buenos Aires, Aeroparque and Ezeiza, two and twenty-two kilometers from Buenos Aires city center, respectively. These locations are easily accessible by public transportation or taxi. At both airports, we maintain strategic overnight parking spots for our aircraft and have in-house line maintenance operations.

We have grown to operate a fleet of 15 Boeing 737-800s and plan to take on additional aircraft in the near future to meet growing demand. During the six months ended June 30 2024, we operated over 1,900 flights a month across 22 destinations in Argentina and Brazil.

We have proven the ability to perform at a high level relative to the industry’s regional competitors, as demonstrated by our key performance indicators (“KPI”), including flown load factor, cost per available seat-kilometer, and utilization. These are further explained below in “Operating Data Highlights”.

Argentina’s Transportation Limitation

Argentina is the eighth-largest country in the world by size, with vast distances between its cities and points of interest, which makes terrestrial transportation challenging, in particular, due to a limited highway network and minimal high-speed rail service. Before Flybondi, travel across Argentina was limited primarily to long-distance bus service and expensive air travel.

Despite the challenges of travel, Argentines often made long-distance trips. At roughly 2.8 million km2, Argentina is over eleven times the geographical size of the United Kingdom and five times the geographical size of France. Bus rides are the most common form of public transportation for long distances, and Argentina’s less developed road network increased travel times relative to more modern highways. While it takes over 21 hours to travel 1,500 kilometers by bus from Buenos Aires to Jujuy; Flybondi’s flight takes roughly only two hours at comparable prices. Similarly, a 3,000-kilometer bus trip from Buenos Aires to the southern tip of Ushuaia takes 50 hours in comparison to Flybondi’s scheduled time of under four hours.

Industry Overview

In the past decade, bankruptcies, and consolidation in the global airline industry, and particularly the Latin American and Argentine airline industries, have shaped the competitive landscape in Argentina. In 2023, three carriers represented 99% of Argentina’s domestic aviation sector.

The impact of COVID-19 pandemic on the Argentine aviation industry was severe, leading to the grounding of all scheduled airline operations for several months in 2020, and contributing to the decision of LATAM Airlines Argentina to exit the domestic market.

Currently, nearly the entire domestic passenger market in Argentina is served by the three major carriers: Aerolíneas Argentinas, Flybondi, and JetSMART Argentina (“JetSMART”).

Argentina’s airline industry can be categorized into two primary segments: legacy network carriers and LCCs. Aerolíneas Argentinas represents the first group. In recent years, service from LCCs, such as Flybondi and JetSMART, have introduced more competition, attracted price-conscious travelers, and stimulated both the leisure and “visiting friends and relatives” (“VFR”) segments.

We believe that the aviation market is underpenetrated in Argentina, as demonstrated by the so-called propensity to fly, which represents the number of passengers divided by the population of the country. Argentina’s propensity to fly based on domestic passengers in 2022 was 0.29, which is significantly less than that of Colombia (0.63) or the United States (2.25). We believe this represents an attractive growth opportunity in the Argentine market.

Business Model Overview

LCCs generally offer a single class of service with fewer ancillary services included in the ticket price in order to provide affordable base fares to passengers. As such, while our strategy is similar to the business models utilized by other LCCs, including with respect to low-cost structure, fleet commonality and configuration, high aircraft utilization, point-to-point route network with shorter stage length, direct distribution, and ancillary revenue, we believe our La Libertad de Volar strategy differentiates us from other LCCs as a result of our focus on delivering a quality, customer-friendly experience. From the perspective of our customers, our business model provides a product offering that combines low base fares with a focus on safety, dependable customer service, a customer-friendly digital platform, flexible optional services, and operational integrity.

History of Flybondi

We were incorporated in May 2016 under the laws of England and Wales, and operate primarily through our wholly-owned airline operating subsidiary, FB Líneas Aéreas S.A., a sociedad anónima organized under the laws of Argentina.

In January 2018, ANAC granted Flybondi its Air Operator Certificate. We began commercial operations with one aircraft, increasing the fleet size to five aircraft by June 2018. We positioned our brand as Argentina’s leading and first low-fare airline. We operated five aircraft through the end of 2019, expanding our network and increasing our revenues and operating results.

The COVID-19 pandemic presented significant challenges to the global airline industry. We experienced a significant decline in demand related to the COVID-19 pandemic, which caused a material decline in our revenues and negatively impacted our business, operating results, financial condition, and liquidity, with revenue from ticket and ancillary sales declining sharply. We worked diligently to navigate such challenges by implementing disciplined capacity reduction and deployment (reducing the fleet to two aircraft), taking steps to protect liquidity and cash flow, and introducing new health and safety initiatives. Due to such efforts, in 2021, we achieved a healthy rebound in domestic traffic, with load factors of 89%, surpassing pre-pandemic levels. As a result, we transported more than 885 thousand passengers across Argentina in 2021 and increased our fleet to four aircraft.

In 2022, we sought to double the number of passengers flown on all flight segments from 2021 by increasing our aircraft fleet and expanding routes to more domestic and international destinations. This goal was successfully achieved during 2022. In January 2022, we launched a new route from Buenos Aires to Ushuaia and in June 2022, we launched a new route from Buenos Aires to Puerto Madryn. In the third quarter of 2022, we launched routes from Buenos Aires to Comodoro Rivadavia and Buenos Aires to Calafate. By the end of the 2022, we had flown nearly six million passengers since our inception, a significant milestone in Flybondi’s history.

In September 2022, we obtained the Certification in Operations with Reduced Visibility (“CAT II”) from ANAC. This certification allows us to operate in low visibility and adverse weather conditions, making us the first LCC airline in Argentina to receive it.

In 2022, we were selected by LinkedIn as one of the Top 10 Startups in Argentina. In November 2022, we became the only airline in Argentina to receive the “Great Place to Work” certification from the 2023 Companies That Care, naming us one of the best places to work in the country. We were also recognized with multiple national and international awards for marketing campaigns, PR campaigns, and crisis management, including the “El Ojo de Iberoamérica” Awards, the “DIRCOMS” Awards, the “Eikon” Awards, and the “Lápiz de Oro” Awards. During 2022, we transported over 2.3 million passengers.

In 2023, we continued our growth plans by operating 15 aircraft and servicing 21 domestic and 3 international routes. We continued to exceed our expectations, with load factors averaging 90% and among the lowest unit costs of any airline in Latin America. During 2023, Flybondi transported nearly four million passengers and operated more than 23 thousand flights across Latin America.

In January 2024, ANAC granted and renewed an additional two years of Air Operator Certificate for Flybondi, extending its commercial air services authorization to January 2026. In addition, we inaugurated flights to Mar del Plata, becoming the first low-cost airline to connect that coastal city with Buenos Aires. In February 2024, to expand our operational capacity, we established a commercial alliance with Andes Líneas Aéreas ("Andes"), allowing some of our flights to be operated by this domestic airline. In August 2024, we launched a new interprovincial route between Ushuaia and El Calafate to enhance connectivity between these two popular destinations, particularly during the winter season. In May 2024, we implemented Kiu System Solutions as our technology provider to modernize our passenger-related reservation system. This update, through the Kiu PSS system, will improve the passenger experience and enable us to adapt faster to new business opportunities.

Our Competitive Strengths

We believe that the following key strengths allow us to compete successfully within the Argentina and Latin America airline industry.

Cost leadership and efficiency: Our commitment to cost leadership is evident in our operational strategy, which focuses on operational efficiency. We maintain lean operations with in-house ground handling and operate a permanent fleet consisting solely of Boeing 737-800s with the highest available seat density, contributing to our overall cost-effectiveness. Furthermore, we employ a point-to-point route network that minimizes the complexities and allows for shorter ground time between flights and, therefore, is designed to reduce operational costs. In addition, we pride ourselves on our efficient use of aircraft capacity, keeping our aircraft utilization above 12.5 hours per day, on average, since 2022. These efficiency measures enable us to offer lower ticket prices than many of our competitors.

Highest Load Factors: Our load factor has been best-in-class in Argentina for four years. In December 2020, we resumed flights after the COVID-19 pandemic forced a significant reduction in our fleet and route network. Nevertheless, we achieved a market-leading domestic load factor of 89% in 2021. High load factors allow us to dilute the costs per passenger, which, in turn, enables our low fares, stimulating existing and latent demand. This virtuous cycle is our core competitive strength.

Domestic Load Factors	January-June 2024	January-June 2023	2023	2022
Flybondi	88%	90%	90%	92%
Aerolíneas Argentinas	84%	82%	84%	85%
JetSMART	84%	85%	87%	87%
American Jet	46%	42%	47%	46%

Source: ANAC (ANAC Estadísticas. (July 17, 2024). INFORME MENSUAL JUNIO 2024 (Monthly Report June 2024), ANAC Estadísticas. (January 4, 2024). INFORME MENSUAL 2023 DICIEMBRE (Monthly Report December

2023))

Expansive route network: We have successfully expanded our route network to serve 22 destinations through 26 routes across Argentina and Brazil, including every key regional hub, and select near international destinations in Brazil. We believe Argentina and the proximate countries in South America offer a continuous opportunity for the growth of our route network. This broad coverage appeals to a wide range of customer groups, including travelers looking to explore various regions of the country and access markets underserved by other airlines.

Established position at Aeroparque: We strategically moved our operations to Aeroparque in March 2021, creating a low-fare alternative for both leisure and business passengers from a preferred and convenient airport for the residents and visitors of Buenos Aires. Situated just two kilometers from the city center, the airport is easily accessible by public transportation or taxi, making it a popular choice for domestic travelers and international travelers. The airport’s central location saves passengers valuable time and sets us apart from competitors operating out of more distant airports. We have six highly strategic overnight parking spots at Aeroparque, which allow us to take advantage of lucrative first daily flight opportunities out of this airport. Additionally, we designed a highly strategic network using Aeroparque operational slots, enabling us to operate 63 % and 57% of our flights through this airport in 2023 and during the six months ended June 30, 2024, respectively. Our position at Aeroparque enables us to capture a significant market share and contribute to our competitive edge in the region’s airline industry.

Innovative ancillary revenue: We employ an à la carte pricing model, allowing passengers to choose and pay for additional services based on their preferences. This approach provides flexibility and allows travelers to customize their experience while keeping the base ticket price low. While generating additional revenue through ancillary services such as baggage fees, seat selection, and in-flight sales, the supplementary income streams help us diversify the revenue and offset low-base fares. We have other nascent ancillary revenue streams, such as cargo.

Quality customer experience and well-regarded brand: We prioritize excellent customer service and have garnered a reputation for our friendly and accommodating approach to serving passengers. We sell most of our tickets directly to the passengers through our online website, through a call center, and at a sales office. Passengers have full price transparency and only pay for their preferred add-on services. Further, we are innovators leveraging technology to achieve personalization, improved customer experience, and greater efficiency, as demonstrated through the introduction of Ticket 3.0, representing Non-Fungible Token (“NFT”) based tickets issued by Flybondi on the Algorand blockchain. We are becoming the airline of choice for the growing number of cost-conscious travelers in Argentina. This is further underpinned by Flybondi Club, a membership-based club of Flybondi’s passengers that provides these customers with various benefits, including discounted prices and earlier access to promotions. Flybondi Club has more than 45 thousand club members as of June 30, 2024.

Highly experienced management team: We have a skilled and experienced management team, with more than a collective 150 years of professional experience. Our management team has successfully designed and implemented our business strategy, achieving the strengths described above, and led Flybondi through the COVID-19 pandemic, a difficult period for the airline industry.

By leveraging these strengths effectively, we have managed to establish ourselves as a prominent player in the highly competitive airline industry in Argentina and the broader Latin American region. Our focus on safety, cost-efficiency, customer service, and regional market knowledge position us well for continued growth and success.

Our Strategies

Continuing to Simulate Demand for Historically Underserved Populations of Passengers

Since our inception, our mission has been to democratize air travel in Argentina, which has a history of suboptimal transportation options for medium to long distances within the country. We target a population that has been historically underserved, providing opportunities for growth and customer acquisition, including those who have never flown before. Our à la carte pricing model is designed to offer flexibility to travelers on a budget, while our ancillary service offering provides the opportunity to attract increased revenues from others. We believe that there continue to be opportunities to stimulate demand with our low-cost, yet flexible, offering.

Enhancing Our Fleet and Equipment

In 2023 and 2024, we significantly expanded our passenger capacity through additional aircraft, leading to the 19 aircraft we currently operate. We continue to consider further growth of our fleet in order to provide capacity to our growing customer base. Our permanent fleet (consisting of Boeing 737-800s) provides significant operational and cost advantages, allowing us to consider growth opportunities while focusing on minimizing incremental financial or operational costs. We have recently increased our capacity by entering into seasonal ACMI service agreements with two European lessors, Albastar and Avion Express, incorporating two Boeing 737-800 and three Airbus 320 aircraft to our fleet. Albastar aircraft started operating flights on November 7, 2024 and Avion Express on November 30, 2024. One of the three Avion Express aircraft is a stand-by aircraft that is available to replace capacity limitations from any aircraft of Flybondi´s fleet, allowing for more flexibility and protection of flights. These ACMI aircraft are scheduled to operate flights until March 2025, when seasonal demand for airline travel is expected to decline.

Increasing Flight Frequencies, Connecting Cities, and Adding New Destinations

We have strategically increased our route offering, expanding to additional destinations in Argentina and abroad to select destinations in Brazil. We continue to analyze opportunities for further expansion, both domestically and to other countries in Latin America, which are attractive destinations for our customers. We also regularly evaluate opportunities for strategic partnerships and other commercial relationships.

Continuing to Manage Costs while Providing Opportunities to Increase Ancillary Revenue

Our à la carte pricing model, while providing access to air travel to travelers on a budget, also provides significant opportunity to attract increased revenues as customers pick and choose additional services. Passengers can customize their journey by adding seat selection and priority boarding, can purchase extra luggage capacity, and can purchase food and refreshments on board. In addition, customers can subscribe to Club Flybondi for an annual fee, which offers exclusive rates and pre-sales for members. We regularly evaluate our service offering to attract customers across different economic levels while also increasing opportunities to collect ancillary revenue.

Strategically Insourcing Critical Functions

While we outsource non-core activities, we have chosen to insource a number of critical functions. This can provide a significant competitive advantage and an important element of our strategy. For example, at most airports, we operate our own ground-handling crew to execute complex operations at the gate and on the airfield, rather than engaging the only alternative with which our two main competitors operate, the Argentine government-owned ground-handling entity. This allows us to have a direct relationship with our ground-handling employees and shields us against frequent strikes from the government-owned ground-handling entity and the lack of competition in the third-party ground-handling space. Additionally, we employ our own boarding gate personnel, who play a crucial role in maintaining the customer experience for travelers and promoting our professional image. Operationally, our ground-handling and airport services ensure that our aircraft service times reach our utilization target, thereby ensuring that we stay in line with cost competitiveness.

Our Operations

Safety and Quality

Safety and security issues such as operational safety, air navigation, and maintenance training are regulated by the ANAC with provisions of the National Directorate of Operational Safety (“DNSO”). On an international level, policies from the International Civil Aviation Organization (“ICAO”) govern safety matters in addition to the IATA Operational Safety Unit (“IOSA”), which provides an internationally recognized and accepted evaluation system designed to assess the operational management and control systems of an airline.

Safety is our highest priority and the main pillar over which Flybondi was built. Every level of our organization understands that safety and quality are pivotal to our success. Our safety management system follows the regulations set forth by ICAO, IOSA, and DNSO. This includes strict guidelines covering airworthiness, licenses, aircraft operations, and personnel training.

Safety procedures are set from the top, and we abide by them:

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Our CEO receives weekly and monthly operations and safety reports.
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Our CEO and COO chair the Safety Review Board, meeting quarterly to analyze safety trends and approve actions and resources to improve safety further.
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We conduct weekly safety meetings with operations managers, including fleet operations, ground operations, operations control center, and sponsors of any area of Flybondi, to collaborate on strengthening the operational safety aspects of Flybondi.
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We maintain our aircraft strictly according to manufacturer specifications and all applicable safety regulations, performing routine line maintenance every day.
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We have an anonymous safety reporting system so all employees can feel comfortable reporting any issues they might see.
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We promptly adopt best practices from the latest human fatigue risk management research.

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We hold our staff to a high standard and maintain an in-depth training program for our pilots.

Flybondi’s Safety System, which is based on the Safety Management System (“SMS”) concept, consists of the following:

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Flight Operations Quality Assurance System reports.
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Safety Obligatory/Voluntary Reports.
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All ground, airport, and traffic personnel receive the same safety training.
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We have our own Part 145 license and handle line and light maintenance in-house in strict accordance with manufacturer specifications and all applicable safety regulations. Routine line maintenance is performed daily.
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We conduct annual emergency response training and simulations and an annual SMS external audit of performance and safety.
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ANAC regulations follow those of the U.S. Federal Aviation Administration, with an almost identical structure and policies.
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Kenyon Emergency Service provides our external support for accident, incident, or emergency events.

Our Fleet

Our permanent fleet consists solely of Boeing 737-800s, providing significant operational and cost advantages compared to airlines that operate multiple fleet types. Fleet commonality decreases costs considerably as it reduces the amount of varying ground support equipment, training, and spare parts inventories. It also allows for standardized handling and maintenance processes as well as flexible crew scheduling. Flight crews are entirely interchangeable across all aircraft in our permanent fleet. We retain the benefits of a permanent fleet composed of a single type of aircraft while still having the flexibility to match the capacity and range of the aircraft to the demands of each route.

As of June 30, 2024, Flybondi operated a permanent fleet consisting of 15 Boeing 737-800 aircraft. These aircraft accommodate 189 passengers (the highest available seat density for a 737-800) in an all-economy configuration, leading to one of the lowest unit costs in the market.

The average age of the fleet was approximately 16.0 years as of June 30, 2024. All aircraft are operated under operating leases with international lessors.

All aircraft in our fleet are equipped with CFM56 engines manufactured by CFM International Inc, a joint venture between GE Aerospace and Safran Aircraft Engines.

As of November 2024, Flybondi incorporated five additional aircraft to its fleet to support demand during high season through ACMI service agreements. Two Boeing 737-800 aircraft have been leased from Albastar, and three Airbus 320 aircraft have been leased from Avion Express, one of which will serve as a stand-by aircraft. The flights for these aircraft will operate from November 2024 through March 2025, when seasonal demand for airline travel is expected to decline.

Airport Facilities

We strategically established our main bases of operations at the key airports in the city of Buenos Aires: Aeroparque, located five kilometers from the city center, and Ezeiza, situated 32 kilometers from the city center. These locations are easily accessible by public transportation or taxi. All line maintenance is performed by our highly experienced technicians at our line maintenance service bases established at these two airports.

At both airports, we are assigned slots on a rolling basis by the relevant airport administration and ANAC. If the airline consistently operates a certain slot, it is renewed for the next period. At Aeroparque, we hold six overnight parking spots, which allow us to take advantage of lucrative first daily flight opportunities out of the airport.

Most of the Argentine commercial airports are managed by Aeropuertos Argentina 2000 S.A.

At almost all airports we operate at, we have our own ground-handling crew and equipment to execute complex operations at the gate and on the airfield. At Aeroparque, Malvinas Argentinas International Airport (Ushuaia), Comandante Armando Tola

International Airport (El Calafate), General Enrique Mosconi International Airport (Comodoro Rivadavia), and our international destinations, these services are delivered by third-party providers.

Our Route Network

We offer flights to 15 provinces and 19 cities in Argentina, and 3 cities in Brazil.

Figure 1: Flybondi’s Current Routes and Airports

Our main airports are in the city of Buenos Aires, where we operate from Aeroparque, in the Province of Buenos Aires, and from Ezeiza, and in the city of Bariloche. During the six months ended June 30, 2024, we operated 18 daily departures on average from Aeroparque, 12 from Ezeiza, and 5 from Córdoba. During the year ended December 31, 2023, we operated 21 daily departures on average from Aeroparque, 10 from Ezeiza, and 5 from Bariloche.

Our route network strategy is focused on a simple and efficient network, which includes emphasis on short-to-medium haul routes (to benefit from our comparatively lower unit costs) and point-to-point structure (to maintain high aircraft utilization).

Fuel

The procurement and usage of aircraft fuel are essential to our business. Aircraft fuel prices are composed of a variable and a fixed component. The variable component is set by the refinery and reflects international price changes for oil and the Argentine peso/U.S. dollar exchange rate. Aircraft fuel prices are heavily influenced by events that are out of our control. For example, sudden disruptions in the global demand and supply chain, such as the COVID-19 pandemic, the Russian invasion of Ukraine, and rising tensions in the Middle East, contribute to fuel cost fluctuations. This variable component is reset monthly in the Argentine market, as opposed to daily in North America and Europe. The fixed component is a spread charged by the supplier, and it varies by airport.

Our key supplier of aviation fuel in Argentina is the state-owned energy company YPF S.A.

While some degree of fuel costs are passed on to the customers, our success in decreasing total costs in all areas led fuel to continue being one of our greatest costs. We have explored hedging our aviation fuel costs; however, no such hedging activities have occurred to date.

Maintenance Operations

By ANAC regulation, we are directly responsible for the execution and control of all maintenance services performed on our aircraft. Maintenance performed on our aircraft can be divided into two general categories: line and heavy maintenance. Line maintenance comprises routine, scheduled maintenance checks on our aircraft, including pre-flight, daily, and overnight checks, and any diagnostics and routine repairs. All line maintenance is performed by our experienced technicians at our line maintenance service bases in Aeroparque and Ezeiza. Our practice of performing daily preventative maintenance helps us maintain a high aircraft utilization rate, reduces maintenance costs, and contributes to a high level of safety.

Heavy maintenance comprises more complex inspections and servicing of aircraft that cannot be accomplished overnight. Heavy maintenance checks are performed following a pre-scheduled agenda of major overhauls defined by the aircraft’s manufacturer based on the number of hours and flights flown by the aircraft. In addition, engine maintenance services are rendered in different Maintenance, Repair, and Operations (“MRO”) facilities. We have entered into strategic MRO partnership agreements with Mexicana MRO S.A. de C.V., Coopesa R.L., and Global Engine Maintenance LLC in order to provide maintenance services for our aircraft and components.

Passengers

Flybondi primarily caters to leisure and budget-conscious travelers in Argentina.

Our main customer base comprises tourists, VFR passengers and business travelers:

Tourists: We are an attractive option for tourists looking to explore various destinations within Argentina. Our focus on low-cost travel makes Flybondi appealing to travelers seeking affordable and convenient options for vacations and getaways.

Visiting Friends and Relatives: These travelers who fly Flybondi to visit friends and relatives in different regions or countries often look for economical travel choices. By providing low fares to this group of customers, we enable and encourage family and friend reunions.

Business Travelers: We also attract budget-conscious business travelers seeking cost-effective options for work-related trips within Argentina and to Brazil.

Our business model centers on offering competitive fares and expanding its route network to reach a wide range of customers within Argentina. Hence, we aim to make air travel more accessible by focusing on budget-friendly options and by unbundling the flight product, which gives our customers the choice to pay only for the elements and services they want.

Revenues

Revenues comprises scheduled, ancillary, and other revenues:

Scheduled revenues: This relates to the sale of passenger seats on flights. Scheduled revenues are measured by the amount paid by the passenger and recognized within Air traffic liability at the time of booking. Scheduled revenues are recognized within the income statement at the point in time when the flight service is provided (i.e. when the flight takes place).

Ancillary revenues: This relates to activities connected with the flight service, including priority boarding, allocated seating and in-flight sales of merchandise. These services are recognized when the performance obligations have been satisfied which, as the majority of the ancillary services are related to passenger flight travel, is at the point in time when the flight service is provided.

Other revenue: This relates to non-significant cargo transportation and other revenues.

Air Traffic Liability

Air traffic liability represents tickets and/or ancillary services sold but not yet flown/provided. This contract liability in the statement of financial position is recognized at the amount collected given that we apply the practical expedient available in IFRS 15 (Revenue) as the time difference between the provision of the promised service and collection is less than one year. These obligations are derecognized and the corresponding revenue is recognized when the related transport service is provided.

Seasonality

Air travel is highly susceptible to seasonal fluctuations, with holiday seasons such as Christmas or winter holidays seeing peaks in demand, leading to higher revenues for Flybondi. Therefore, our revenue and results of operations for any interim period are not necessarily indicative of those for the entire year. Historically, we have generated the highest unit revenues (revenue per seat) in the Southern Hemisphere’s summer months of January, and February, as well as during the winter season (July and August). On the other hand, the weakest season includes May and June. These fluctuations are reflected in differing levels of revenue per month, even though many costs, such as labor and overhead, do not experience a similar fluctuation throughout the year. However, we aim to perform our scheduled maintenance of the aircraft fleet during the low-season months, which allows us to adjust our utilization to the weaker demand and reduce our variable costs.

Customer Service

We are dedicated to providing our customers with exceptional service and high-quality, family-friendly customer experience. High service standards are emphasized in our training for check-in and boarding gate personnel and cabin crew, and we provide a well-trained and efficient team of skilled ground-handling crew members to deliver reliable operations. As a result, for the six months ended June 30, 2024, our completion factor, reflecting the percentage of scheduled flights (even if delayed) that were completed by Flybondi was 91%, and our 2024 on-time departure rate, which reflects the percentage of our scheduled flights that departed on-time (within 15 minutes), is approximately 74%. For the year ended December 31, 2023, our completion factor was 97%, and our 2023 on-time departure rate was 76%. In 2022, our completion factor was 98%, and our 2022 on-time departure rate was 81%. We expect our trend of punctuality to continue in the future.

Our detail oriented nature allows us to improve customer experiences. Our modern, technologically focused approach toward ticket distribution allows for easy purchase and exchange of tickets. Other perks that improve in-flight experiences include seat placements, onboard food and drink, as well as priority boarding.

We also regularly conduct customer surveys measured at the time of ticket purchase, asking respondents to rate how likely they are to recommend Flybondi to a friend or colleague. Our scores in 2023 were slightly higher than in 2022, with over 82% of ticket purchasers in 2023 stating they would promote Flybondi to their peers. As we continue to expand, we expect this number to continue to rise.

Marketing and Sales Activities

Our sales and marketing team focuses on making intelligent investments in advertising to attract new customers, promote ticket sales, and increase brand equity. We also leverage our organic growth in social media. We sell tickets directly to passengers through Flybondi’s online website, which enabled 88% of total sales in the six months ended June 30, 2024, call center, and points of sale at some airports. A small portion of our tickets is sold through third-party platforms and online travel agencies.

To our knowledge, we are also the first airline in the world to offer tickets as NFTs. Flybondi partnered with TravelX, a blockchain-integrated NFT ticket distributor, to facilitate the transfers of tickets between travelers and the purchase of ancillary services. Passengers purchase tickets from Flybondi’s website. TravelX then issues them an NFT that they can directly trade and sell via an electronic wallet opened on Flybondi’s website.

Business Intelligence & Revenue Management

We created an infrastructure and established a Business Intelligence team that collects, processes, and analyzes various types of data. This allows us to track our operating KPIs closely and to increase our sales, reduce costs, improve customer experience, or enhance the efficiency of operations.

We implemented a revenue management system that allows us to manage revenue in real-time by dynamically adjusting prices to match demand. Over time, we are developing detailed demand curves and forecasts for our major routes.

Information Technology

We rely on our information technology system to process ticket bookings, receive payments, check in passengers, provide customer support, and manage our flight operations. Our technological focus has allowed us to streamline booking to increase efficiency for our customers.

Because most of our client-facing operations center around our website, it is critical that it remains safe and reliable. Hosting and operations are outsourced to several IT and service providers; however, we maintain a highly skilled internal team that oversees operations. They monitor key metrics to ensure our business-critical systems are safe and secure. We also work with numerous providers in order to ensure an appropriate level of backup is in place.

We developed a proprietary Internet Booking Engine (“IBE”) in 2018, which enabled us to generate a strong conversion rate of approximately 3.18% for the six months ended June 30, 2024. We maintain an excellent booking experience reflected in our high customer survey scores collected at the time of booking. Further, our IBE allows us to negotiate beneficial agreements with Online Travel Agencies (“OTA”) and tour operators.

We remain aware of potential cyber risks and how they could affect our business. Besides an impact on flight operations, any loss of consumer data would lead to a loss of confidence. As a result, we regularly review and assess potential emerging risks to ensure our systems remain safeguarded.

Intellectual Property

We protect our intellectual property rights through a combination of trademarks, other legal protections, contractual agreements, and policing of third-party misuses of our intellectual property. Our trademark, “Flybondi,” is registered in Argentina, Bolivia, Brazil, Chile, Paraguay, Peru, and Uruguay. We have also registered several other trademarks, including “La Libertad de Volar” and domain names, including “flybondi.com.”

Insurance

We maintain insurance policies as required by law and the terms of our aircraft leasing agreements. Our insurance coverage for hull all risk, hull deductible, hull war, and third party and passenger liability are consistent with general airline industry standards, and we insure our aircraft against physical loss and damage on an “all risks” basis.

Competition

We consider Aerolíneas Argentinas and JetSMART to be our main competitors.

Since the COVID-19 pandemic, Flybondi has increased its market share in Argentina. Benefiting from industry consolidation and its strong brand and operations, our growth and fleet expansion have led to a 145% increase in domestic passengers carried from the year 2019 to the twelve months ended June 30, 2024. Flybondi’s domestic market share increased from 9% in 2019 to 25% in June 2024.

Source: ANAC (ANAC Estadísticas. (July 17, 2024). INFORME MENSUAL JUNIO 2024 (Monthly Report June 2024) and ANAC Estadísticas. (January 24, 2020). INFORME MENSUAL DICIEMBRE 2019 (Monthly Report December 2019)).

The airline industry is susceptible to price discounting, given the minimal incremental costs of additional passengers on a scheduled flight and the “spoilage effect”: a seat that is flown empty is considered “spoiled.” This inventory is effectively removed from the shelf at departure, and the opportunity for revenue capture is lost. We seek to address these competitive pressures by (i) promoting sales well ahead of each flight’s departure day (to avoid price discounting before departure), (ii) generating high load factors, and (iii) maintaining low costs and low fares (to permit us to compete successfully in price-sensitive markets).

Operating Data Highlights

We are committed to delivering strong operational performance, which we believe will strengthen customer loyalty, attract new customers, and generate robust financial results.

KPIs	Six months ended June 30, 2024	Six months ended June 30, 2023	Year ended December 31, 2023	Year ended December 31, 2022
Aircraft (end of period/year)	15	12	15	11
Aircraft equivalent (1)	10	10	11	6
Revenue-generating departures	11,490	11,571	24,071	14,183
Revenue-generating departures per aircraft per day	6.2	6.4	6.4	6.6
Aircraft utilization (daily hours)	12.8	13.4	13.5	14.0
Average stage length (kilometers)	1,235	1,270	1,269	1,294
Flown load factor (%)	87%	90%	90%	91%
Revenue per ASK (RASK) (US$cent)	5.71	5.52	3.69	6.24
Cost per ASK (CASK) (US$cent)	6.03	5.20	3.64	5.65
CASK excluding fuel (US$cent)	3.67	2.99	2.18	3.11

(1) Aircraft equivalent refers to the average number of operational aircraft per month. This is determined by dividing the total number of days each aircraft flew at least one flight by the total number of days in the month.

Sources: Flybondi; ANAC for Flown load factor (Tablas Movimientos y Pasajeros. 2019-2024).

Government Regulation

Airline Regulation in Argentina

Licensing Authority: ANAC is the main government entity in charge of civil aviation matters, which monitors compliance with the Argentine Aeronautical Code, international treaties and agreements, and all applicable regulations concerning civil air transportation. As of July 11, 2024, the Federal Executive Power decided to intervene ANAC for 180 days and appointed an interim administrator. The interim administrator is tasked with, among other duties, assessing the situation within ANAC and determining implementing a functional and operational reorganization. On January 8, 2025, the interim administrator was confirmed as official administrator of ANAC. We rely on an Air Operator Certificate issued by ANAC in Argentina. The certificate allows the airline to operate air services within Argentina. As Flybondi establishes operations in other countries, it will also require the appropriate government-issued permits

With over 350 domestic and international routes granted, our status as a private carrier allows us to choose which of those routes we serve, subject to bilateral agreements for international flights. We are not required under Argentinian law to serve any particular one and are free to withdraw service from any of the routes we currently serve as we see fit. We are also free to determine the frequency of service we offer across our domestic route network without any minimum frequencies imposed by the Argentinian authorities, but subject to the availability of bilateral agreements in international operations.

Overview: The Argentine Aeronautical Code governs civil aviation in the territory of the Argentine Republic, its territorial seas and air space over its territory, with absolute and exclusive sovereignty over these areas, with the corresponding caveats in the International Treaties ratified by the Argentine Republic, including the Chicago Convention of 1944, the Geneva Convention of 1948, the Montreal Convention of 1999 and the Cape Town Convention of 2001, and the main international conventions relating to commercial air transport activities. The Argentine Aeronautical Code addresses air circulation premises, airport infrastructure and operation, aircraft property and registration, regulation over internal and international air transport, concessions, airline liabilities, infringements, and sanctions.

Decree 70/2023 issued by the newly appointed administration in December 2023, has made relevant modifications to the Argentina Aeronautical Code, and has abolished Law 19,030, adopted in 1971, that had previously set out the national guidelines and policies that apply to civil aviation in Argentina. Furthermore, Decree 599/2024, issued in July 2024, has repealed regulations that limited competition and approved new regulations for obtaining authorization to conduct various commercial airline activities, including domestic and international air transportation of passengers and/or cargo, for both regular and non-regular services. These recent modifications aim to reorganize the airline industry’s regulations to provide the market with a more competitive environment in order to allow enough flexibility to reach all Argentine cities.

Government Authorities: Decree 8/2023 has modified the government structure, reducing Ministries from eighteen to nine. Pursuant to Decree 293/2024, the Secretary of Transport has competence over public transportation services, and in charge of generating, executing and manage transport policies to connect and provide opportunities to people in every region of the country. Secretary of Transport oversees ANAC, ORSNA (Organismo Regulador del Sistema Nacional de Aeropuertos), EANA (Empresa Argentina de Navegación Aérea S.E.), Aerolíneas Argentinas S.A. and Intercargo S.A.U. Moreover, Decree 599/2024 declares the Subsecretary for Air Transportation (under the Secretary of Transportation) as the relevant authority for granting authorizations to carry out domestic and international air transportation activities of passengers and/or cargo for regular or non-regular services, as well as general operational and ground handling airport services. The Subsecretary for Air Transportation is also responsible for the allocation of capacity and/or frequencies for national and international air services and for approving certain business agreements between airlines. The following chart illustrates the main Argentinian aviation authorities and their reporting lines within the Argentine government:

The Regulator of the Airport National System (“ORSNA”) is in charge of controlling and auditing the infrastructure and airport services in Argentina. 56 airports are part of Argentine Airport National System, and they are managed by concessionaires that have concession agreements with ORSNA to administer and manage airports in Argentina. Most of the commercial airports in Argentina are managed by Aeropuertos Argentina 2000 S.A., as per the concession agreement dated February 9, 1998, and extended until 2038 by Decree 1009/2020. Except for Neuquén Airport, administered by Aeropuertos de Neuquén S.A., Corrientes Airport, administered by the Government of the City of Corrientes and Calafate and Ushuaia Airports, administered by London Supply S.A., the rest of the airports at which FB operates in Argentina are administered by Aeropuertos Argentina 2000 S.A.

Air navigation services are provided by Empresa Argentina de Navegación Aérea S.E. (“EANA”), a publicly owned company that implements planification, direction, coordination and administration of air transit, as well as provides telecommunication and aeronautical information regarding infrastructure and communication networks of the air navigation system. Recent Decree 70/2023 has modified article 13 of the Aeronautic Code and eliminated the state exclusivity regarding air navigation services, allowing private companies to provide these services.

Decree 70/2023 “Open Skies Policy”: President Milei issue Decree of Necessity and Urgency (DNU) 70/2023 on December 20, 2023. In its recitals, it claims it addresses the social and economic imbalance that is harshly affecting the Argentine population, seeking to overcome the crisis which is severely damaging social, judicial and political organization. Decree 70/2023 modifies and repeals numerous regulations across various industries, aims at having Argentina incorporated in world commerce, modifies the structure of the state of Argentina by reducing the state and allowing for the privatization of publicly owned companies, amends to the labor regime, implements changes in the Customs Code and the Civil and Commercial Code, and also to mining, energy, communications, tourism and health regulations. Finally, it determines important modifications in the Argentine Aeronautical Code, seeking to set a more competitive environment and to improve connectivity.

Decree 70/2023 implemented an “Open Skies Policy”, by means of which several air transport strategic principles were modified. Decree 70/2023 provides that foreign aircraft shall have more facilities to operate in Argentine territory, and circulation rights shall be governed by the concept of reciprocity with respect to other countries. Decree 70/2023 eliminates the requirement and process for concession of routes by the government, although a prior authorization is still required to operate domestic and international routes. The terms and requirements of this prior authorization are determined in Decree 599/2024. For domestic routes, this allows airlines to better negotiate the use of airport and aeronautical infrastructure directly with airport operators and providers of air navigation services, providing more flexible and efficient networks to better serve demand for air services, in particular in high and low seasons. Decree 599/2024 issued in July 2024, entrusts the Secretary of Transport to dictate a new regime that determines the granting of capacity of airport services to air operators, which must be based on international standards, in particular the worldwide airport slot guidelines (WASG), OACI and ACI guidelines.

Rights regarding international routes and transit rights depend on bilateral air transport treaties between Argentina and foreign governments. Under these treaties, governments grant to each other the right to designate one or more domestic airlines to operate scheduled services between the countries. However, repealed Law 19,030 determined that local aviation authority should privilege Aerolíneas Argentinas S.A. in the granting of international routes. Although these privileges were challenged and unclear, derogation of Law 19,030 by Decree 70/2023 settled this dispute and made it clear that fair competition and airline capacity should determine granting of international routes to local operators. ANAC has the authority to grant Argentinian airlines approval to operate international routes within the limits determined in the treaties.

Decree 70/2023 eliminated a restriction on the ownership of shares to air transport operators. Airlines were previously required to have the majority of their shares (at least 50%) owned by Argentine residents. New Article 99 of the Aeronautical Code allows foreign shareholders to hold up to 100% of the voting stock of Argentine air operators, and requires legal (not real) domicile in Argentina for company managers. Therefore, regardless of the company’s capital origin, as long as the legal entity is incorporated under Argentine law, there are no restrictions on foreign capital interest in such entities.

This new regime implemented by Decree 70/2023 facilitates the process before ANAC for hiring foreign pilots and for utilization of foreign registered aircraft. This allowed, for example, for Flybondi to incorporate in 2024 five aircraft through ACMI service agreements with European lessors, a practice which was not possible under previous regulations. It also specifically states that tariffs shall be freely determined by the air operators, without any restriction, definitively overcoming recent discussions over implementation of minimum tariffs. Further, as required by Decree 70/2023, Decree 809/2024 has been passed in September 2024 to enhance protection of passenger rights.

Aircraft registered in Argentina must have a valid certificate of registration, issued by the Registro Nacional de Aeronaves (“RNA”) and a certificate of airworthiness issued by Directorate of Airworthiness after technical inspection of the aircraft by

ANAC. The certificate of registration establishes that the aircraft has Argentine nationality and serves as proof of its enrollment with the Aviation Authority. The certificate of airworthiness authorizes the aircraft to fly in Argentine airspace, subject to continuing compliance with technical requirements and conditions. An aircraft’s registration may be canceled if the aircraft is not in compliance with the registration requirements and, in particular, if it has failed to comply with any applicable safety requirements specified by ANAC. All information relating to the contractual status of an aircraft, including ownership documents, leases and mortgages, must be filed with the RNA in order to update public records. Decree 70/2023 modernizes registration process and requires registration to be made through electronic means rather than filing of wet ink documents.

Decree 599/2024 is the first of several decrees that regulate certain main aspects of Decree 70/2023. This Decree 599/2024 eliminates entry barriers to the local market for new airlines, allows airport operators and administrators to allocate resources such as slots and overnight parking in accordance with international market standards and favors competition in ground handling services.

Moreover, Decree 599/2024 establishes a new regulatory framework for Argentine and foreign entities to obtain authorization to carry out (a) domestic and international air transportation activities of passengers and/or cargo, for regular or non-regular services, (b) aerial work, and (c) general operational and ground handling airport services. Specifically, regarding the AOC for local entities, Decree 599/2024 simplifies the existing procedure by eliminating a previously mandatory public hearing and generalizes the automatic approval of the application if the government does not make a decision within a short deadline (previously, this rule only applied to small aircraft).

Regarding aerial work, Decree 599/2024 broadens the list of activities considered aerial work, eliminates certain requirements for conducting these activities, and simplifies the procedure for obtaining the aerial work certificate by establishing an automatic approval process similar to that for AOC applications. For general operational and ground handling airport services, Decree 599/2024 allows new players to obtain governmental authorization to provide these services. Before Decree 599/2024, these services were exclusively provided by the state-owned company Intercargo S.A.U. or self-provided by each airline (as is the case of Flybondi across most airports in Argentina). Capitalizing this regulatory modification, Flybondi requested and received a certificate that allows Flybondi to provide ground handling services to third parties, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. Furthermore, Decree 599/2024 allows foreign entities to be authorized to develop these activities according to international treaties, local regulations, and under reciprocity conditions. The Subsecretary for Air Transportation can also unilaterally grant authorizations encompassing domestic traffic under reciprocity.

Separately, Decree 599/2024 directs the Secretary of Transportation to issue a Temporary Regulation for the Allocation of Capacity and/or Frequencies for National and International Air Services, valid until October 2025, and a Permanent Regulation for the Allocation of Capacity and/or Frequencies for National and International Air Services, which should follow the Worldwide Airport Slot Guidelines (WASG) of the International Air Transport Association (IATA) and the Airports Council International. Moreover, Decree 599/2024 prescribes that the new temporary regulation will repeal Decree 879/2021, which approved the existing Regime for the Allocation of Capacity and/or Frequencies for Regular International Air Services (which granted privileges to Aerolíneas Argentinas S.A.) and had also directed the Ministry of Transportation to set minimum and maximum prices for regular domestic airline commercial transportation. Decree 599/2024 stipulates that the new regulation will follow the principles of deregulation of tariffs and freedom in price determination.

Finally, Decree 559/2024 approves the regulations for requesting authorization of intercompany cooperation agreements, including those involving the sharing of marketing or operational codes and/or commercial operations and/or connections by two or more commercial airline companies. The decree expressly establishes that companies may freely enter into agreements involving the consolidation or merger of services and/or businesses, the transfer of concessions and/or authorizations in all matters related to their non-operational commercial aspects, provided that such agreements do not constitute a practice prohibited by antitrust law.

Political Risks

Argentina and Latin America have experienced, and are still subject to, potential political instability caused by changes in governments, political deadlock, contested election results, tension and conflict between federal and regional authorities, social and ethnic unrest, and currency instability, among others, any of which could have an adverse impact on us. We maintain close relationships with local authorities, and as an organization, we seek to react quickly to adverse events.

Regulations in Other Markets

We are also subject to regulation by international aviation regulatory bodies, which set standards and enforce national aviation legislation in each of the jurisdictions to which we fly. These regulators may have the power to set fares, enforce environmental and safety standards, levy fines, restrict operations within their respective jurisdictions, or any other powers associated with aviation regulation.

Flybondi has revalidated its AOC in Brazil, Paraguay and Peru, and has authorization from the local aviation authority to operate in Uruguay. It is also currently undergoing the approval process of revalidation of AOC with Bolivian authorities. As a result, the company is subject to regulation by the aviation regulatory bodies of each of these jurisdictions when operating in such countries. These authorities may be able to set fares, enforce environmental and safety standards, levy fines, and restrict operations within their respective jurisdictions.

Environmental, Social, and Governance Initiatives

We have various initiatives to address sustainability and social impact.

Environmental Initiatives

Among human activities, transportation (including the airline industry) is a major greenhouse gas emitter. Our commitment is not only to identify the environmental impact of our operations, but also to find opportunities, together with our strategic allies, to reduce and compensate for our carbon footprint. Furthermore, we are a member of the Environment and Sustainability Committee at ALTA, Latin America & Caribbean Air Transport Association, with the goal of actively participating in the development of sustainable environmental practices, including the implementation of sustainable fuels.

Social Initiatives

Labor Management

As of December 31, 2023, we employed 1,511 individuals, consisting of 172 pilots, 382 flight attendants, 752 individuals in flight, ground, and maintenance operations, and 205 in administrative roles. As of June 30, 2024, we employed 1,569 individuals, consisting of 158 pilots, 372 flight attendants, 760 individuals in flight, ground, and maintenance operations and 279 in administrative roles. We provide a broad range of benefits to our staff, including health insurance, leave of absence (e.g., parental, birthday, adoption, graduation), study grants/reimbursements, free air tickets, car expenses’ reimbursement for senior management, family counseling, gym reimbursement, nursery reimbursement and discount offers with third-party providers, among others.

All of Flybondi’s unionized employees, which amount to 86.4% of the total employees of Flybondi, are represented by the Flybondi Employee Union, with which management works in cooperation to comply with its collective bargaining agreement and address employee needs and inquiries, collaborating in the best interest of both Flybondi and its workers.

Training and Development Opportunities

In 2023, we designed an annual training plan built according to the strategic needs identified by our leaders and training department after conducting several surveys. The training plan meets the needs of different audiences and includes periodic training for our maintenance teams, ground and flight operations, and leadership and includes microlearning sessions for efficient communication, leading virtual teams, project management, and mentoring programs for rising stars.

We entered into an agreement in April 2023 with Universidad Siglo 21, which has expertise in virtual platforms and e-learning skills. This agreement allows us to provide Leadership Certificates to employees, Masterclass in Customer Experience for employees with constant interaction with passengers, and Masterclass in Communication for company leaders.

Governance Initiatives

Business Ethics

We maintain an ethics communication channel open to all employees to report concerns, with the option of doing so anonymously. The channel is managed by a team of in-company specialists and analysts who report to our corporate governance team. Information conveyed via our ethics channel allows the company to take responsive measures, including the dismissal of employees and more robust training on matters of compliance.

Facilities

We lease all of our facilities at each of the airports we serve. Our leases for our terminal passenger service facilities, which include ticket counter, gate space, operations support area, and baggage service offices, generally are for terms ranging from one to three years and contain provisions for periodic adjustments of lease rates. We expect to either renew these leases or find alternative space that would permit us to continue providing our services. Under the terms of these leases, we are responsible for maintenance, insurance, and other facility-related expenses and services.

We have also entered into use agreements at each of the airports we serve that provide office space, warehouse space, and ticket offices.

Since 2020, our primary corporate offices and headquarters have been located in Buenos Aires, one kilometer away near Aeroparque, where we lease 1,750 square meters.

Legal Proceedings

From time to time, Flybondi may be subject to claims, lawsuits, government investigations, and other proceedings involving consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, environmental claims, commercial disputes, corporate and other matters, which may involve substantial claims for damages or other payments. The outcome of pending or potential future proceedings is difficult to predict with any certainty. There is no way to guarantee that such lawsuits will be ruled favorably to Flybondi or that the amounts provisioned, if at all, are sufficient to cover amounts resulting from any unfavorable rulings. Decisions contrary to the interests of Flybondi that could eventually result in substantial payments, affect Flybondi’s image, or impede the performance of Flybondi’s business as initially planned may have a material adverse effect on Flybondi’s business, Flybondi’s financial condition, and Flybondi’s results of operations.

On October 15, 2024, Ciaran Brannigan, Michael Edward Cawley, Brian Cawley, Caroline Cawley, Neville Cook, Christine Hamilton, Sertac Haybat, Jonathan Herbert, David O’Brien, and Michael Powell (the “Petitioners”) filed an amended Unfair Prejudice Petition (the “Petition”) in the U.K. High Court of Justice. The Petitioners collectively own less than 0.40% of the total outstanding shares of Flybondi. The Petitioners are either former Directors or Officers of Flybondi or immediate family members or close friends of such Directors or Officers. Those Petitioners who served as Directors resigned voluntarily during or before the Covid-19 pandemic. The amended Petition names as Respondents Pangaea, Directors Yu, Barreto, Biely, and de Luque, with Flybondi as a nominal respondent (collectively, the “Respondents”). On November 6, 2024, the Respondent Directors accepted service of the Petition; on November 7, 2024, Pangaea was served with the Petition.

The Petition seeks inter alia to compel Respondents to honor subscriptions for equity interests in Flybondi that were submitted significantly after the closing of certain fundraising rounds, and that greatly exceeded the amounts that were duly offered to subscribers.

The Flybondi Board concluded that Flybondi did not have an obligation to issue such shares and acceding to the demanded issuance would be contrary to the interest of the company and its shareholders.

Respondents believe that the Petition is without merit. On December 4, 2024, Respondents filed Points of Defence. On December 13, 2024, Petitioners requested certain information and sought an extension for their reply to the Defence; the parties mutually agreed to an extension.

On November 19, 2024, Flybondi filed a complaint (the “Complaint”) in the Supreme Court of the State of New York, County of New York against Julian Cook and Michael Powell alleging, among other claims, tortious interference with Flybondi’s business and commercial relationships.

The outcomes of the pending Petition, Complaint, or any associated proceedings are difficult to predict. There is no way to guarantee how such actions will be resolved. A decision in the Petition contrary to the interests of Respondents could result in dilution to shareholders of Flybondi and the Combined Company. If litigation relating to the Petition and the Complaint continues, Flybondi may incur defense costs as well as possibly indemnification costs regarding the defense of the named Directors. Flybondi does not expect litigation relating to the Petition or Complaint to have a material impact on the financial position, liquidity and results of operations of Flybondi.

FLYBONDI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis provides information which Flybondi’s management believes is relevant to an assessment and understanding of Flybondi’s results of operations and financial condition. You should read the following discussion and analysis of Flybondi’s financial condition and results of operations together with the Flybondi Financial Statements, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and a description of Flybondi’s business in the section entitled “Information about Flybondi.”

Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Flybondi’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Flybondi’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Flybondi’s forward-looking statements. Please also see the section entitled “Special Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to the businesses of Flybondi, collectively, prior to the consummation of the Business Combination, or to the businesses of Flybondi, collectively, following the consummation of the Business Combination as applicable.

Company Overview

Flybondi is Argentina’s first and largest low-cost carrier, offering flights throughout Argentina and to select near international destinations in the region. Our La Libertad de Volar (Freedom to Fly) strategy is underpinned by our LCC structure and low-fare offering. Our LCC business model also includes a streamlined product offering with ancillary service choices, a focus on efficient operations and distribution networks, point-to-point, short-haul route structure, and rigorous attention to safety.

We offer flights on popular routes at attractive rates, stimulate demand and reach new customers. With millions of bus journeys per year, buses are a dominant mode of long-distance travel in Argentina. Our routes often match popular bus routes at comparable pricing and shorter travel times. We seek to increase our customer base by making travel in Argentina faster, more accessible, and less expensive.

We strategically established our main bases of operations at the key airports in the city of Buenos Aires, Aeroparque and Ezeiza, five and thirty-two kilometers from Buenos Aires city center, respectively. These locations are easily accessible by public transportation or taxi. At both airports, we maintain strategic overnight parking spots for our aircraft and have in-house line maintenance operations.

We have grown to operate a fleet of 15 Boeing 737-800s and plan to take on additional aircraft in the near future to meet growing demand. During the six months ended June 30, 2024, we operated over 1,900 flights a month across 22 destinations in Argentina and Brazil.

We have proven the ability to perform at a high level relative to the industry’s regional competitors, as demonstrated by our KPIs, including LF, CASK, and utilization.

Our Business Model

LCCs generally offer a single class of service with fewer ancillary services included in the ticket price in order to provide affordable base fares to passengers. As such, while our strategy is similar to the business models utilized by other LCCs, including with respect to low-cost structure, fleet commonality and configuration, high aircraft utilization, point-to-point route network with shorter stage length, direct distribution, and ancillary revenue, we believe our La Libertad de Volar strategy differentiates us from other LCCs as a result of our focus on delivering a quality, customer-friendly experience. From the perspective of our customers, our business model provides a product offering that combines low base fares with a focus on safety, dependable customer service, a customer-friendly digital platform, flexible optional services, and operational integrity.

Key Factors Affecting Performance

Flybondi’s growth and success have been, and will continue to be, affected by numerous factors and trends, which it believes include those discussed below and, in the section, titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Some of the factors and trends include:

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Foreign currency fluctuation and capital controls
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Impact of airline industry competition
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Aircraft fuel
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High level of fixed costs
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Seasonal fluctuations
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Global and local economic conditions
•
Inflation

Foreign Currency Fluctuation and Capital Controls

The Argentine government and the BCRA have implemented certain measures that control and restrict the ability of companies and individuals to access the foreign exchange market to purchase foreign currency and transfer it abroad in order to control the level of international reserves held by the BCRA. Those measures include, among others: (i) restricting access to the Argentine foreign exchange market for the purchase or transfer of foreign currency abroad for any purpose, including the payment of dividends to non-resident stakeholders; (ii) restrictions on the acquisition of any foreign currency to be held as cash in Argentina; (iii) requiring exporters to repatriate and settle in Argentine pesos, in the local exchange market, all the proceeds of their exports of goods and services; (iv) limitations on repayment of foreign debt and to the transfer of securities into and from Argentina; (v) establishing certain mandatory refinancing obligations; and (vi) the implementation of fees and taxes on certain transactions involving the acquisition of foreign currency.

The aforementioned measures may limit Flybondi’s ability to service its foreign currency-denominated expenses and liabilities, such as U.S. dollar-denominated payments to Flybondi’s aircraft lessors and other suppliers. A potential inability to service our foreign currency-denominated expenses and liabilities could adversely affect our business, results of operations, and financial condition, including the grounding of our fleet or the acquisition of additional aircraft. For example, from time to time, and may in the future, we become delinquent on our aircraft leases due to government-imposed limitations in accessing U.S. dollar denominated funds. As a result of late payments, our lessors generally have the ability to declare our leases in default when delinquent and, at their option, ground any affected aircraft. Most recently, in January 2024, our payments of certain aircraft leases were delinquent due to this limitation and resulted in the grounding of one plane for approximately three weeks. As of the date of this proxy statement/prospectus, no planes are grounded as Flybondi has developed solutions with its lessors.

The Argentine government could maintain a single official exchange rate or create multiple exchange rates for different types of transactions, substantially modifying the applicable exchange rate at which we acquire currency to service our outstanding foreign currency-denominated liabilities.

It is not possible to anticipate for how long these measures will be in force or even if additional restrictions will be imposed. Such measures could undermine the Argentine government’s public finances, which could adversely affect Argentina’s economy, which, in turn, could adversely affect business, results of operations, and financial condition.

Impact of airline industry competition

The airline industry is highly competitive. The airlines compete on multiple factors, including, among other items, fares, ancillary product offerings, flight schedules, network, loyalty programs, brand and reputation, and security and safety track record. Airlines typically use discount fares and other promotions to stimulate demand, especially during off-peak seasons and in markets facing excess capacity from competitors. Refer to “Risk Factors—Risks Related to Flybondi and Its Business—Flybondi operates in a competitive industry, and actions by its competitors could adversely affect Flybondi.”

Aircraft fuel

The procurement and usage of aircraft fuel are essential to our business. Aircraft fuel prices are composed of a variable and a fixed component. The variable component is set by the refinery and reflects international price changes for oil and the Argentine peso/U.S. dollar exchange rate. Aircraft fuel prices are heavily influenced by events that are out of our control.

Although Flybondi is able to pass on fuel price increases to its customers to a certain extent, changes in fuel prices have had, and are expected to continue to have, a significant impact on our costs and, in turn, on the results of its operations, see “Results of Operations - Comparison of the six months ended June 30, 2024 and 2023—Aircraft fuel” and “Results of Operations - Comparison of the years ended December 31, 2023 and 2022—Aircraft fuel”.

Further, for the six months ended June 30, 2024 and 2023, Flybondi procured 93% and 91%, respectively, of its fuel consumption from Argentina’s state-owned energy company YPF and for the years ended December 31, 2023 and 2022, Flybondi procured 92% and 93%, respectively. YPF may be unable to guarantee fuel supply to Flybondi, for example, due to difficulties in its import or distribution activities. If YPF incurred any difficulties in producing and/or importing aviation fuel and/or Flybondi is unable to obtain fuel on similar terms from alternative suppliers, it could have a material adverse effect on Flybondi’s business, results of operations and financial condition.

High level of fixed costs

The airline industry is characterized by generally low margins, substantial fixed costs, such as aircraft ownership and leasing, headquarters facility and personnel, information technology system license costs, training and insurance expenses, and revenues that generally exhibit substantially greater elasticity than costs. The operating costs of each flight do not vary significantly with the number of passengers flown and, therefore, a relatively small change in the number of passengers, fare pricing or traffic mix could have a significant effect on operating and financial results.

Seasonal fluctuations

Air travel is highly susceptible to seasonal fluctuations, with holiday seasons such as Christmas or winter holidays seeing peaks in demand, leading to higher revenues for Flybondi. Historically, we have generated the highest unit revenues (revenue per seat) in the Southern Hemisphere’s summer months of January and February, as well as during the winter season (July and August). On the other hand, the weakest season includes May and June. These fluctuations are reflected in differing levels of revenue per month, even though many costs, such as labor and overhead, do not experience a similar fluctuation throughout the year. However, we aim to perform our scheduled maintenance of the aircraft fleet during the weak season months, which allows us to adjust our utilization to the weaker demand and reduce our variable costs.

Global and local economic conditions

Flybondi’s operations and airline industry in general are sensitive to economic and geopolitical conditions that can have a significant impact on the demand. Unfavorable economic conditions, such as increased level of inflation, low or negative GDP growth, and unfavorable exchange rates may reduce the demand for air travel.

Inflation

The Argentine economy has experienced great volatility during the last decades, characterized by periods of low or negative GDP growth, high levels of inflation, and currency depreciation and devaluation. Currently, inflation remains high and is likely to remain at similar levels in the future; according to the official data published by INDEC, consumer price inflation was 24.8% in 2017, 47.6% in 2018, 53.8% in 2019, 36.1% in 2020, 50.9% in 2021, 94.8% in 2022, and 211.4% in 2023. During the first six months of 2024, consumer price inflation was 79.8% and 50.7% for the first six months of 2023.

There can be no assurance that inflation rates will not continue to escalate in the future or that the measures adopted or that may be adopted by the Argentine government to control inflation will be effective or successful. Inflation remains a major challenge for Argentina. Continuing significant inflation would have a material adverse effect on Argentina’s economy and, in turn, would increase our costs of operation, particularly labor costs, and may negatively affect our business, results of operations, and financial condition.

While there is no assurance that we can mitigate the negative impact of inflation, we mainly address the inflationary pressure by increasing fares in Argentine pesos and investing a portion of available cash in financial assets at fair value through profit or loss (mainly consisting of mutual funds).

COVID-19 pandemic

The unprecedented COVID-19 pandemic and measures to reduce its spread had, and may again in the future have, a material adverse impact on our business, results of operations, financial condition, and liquidity. At various times since the outbreak of the COVID-19 pandemic, governments and other authorities globally implemented a range of travel restrictions including lockdowns, “do not travel” advisories, restrictions on travel from certain international locations, enhanced airport screenings, mandatory quarantine requirements, social distancing, limitations on the number of persons that should be present at public gatherings and other similar restrictive measures.

With the evolution of milder COVID-19 variants, availability of multiple vaccine booster doses and increasing familiarity with the virus, many COVID-19 related travel restrictions have been lifted, and countries around the world reopened their borders for foreign travel. Although the spread of other variants of the virus temporarily decelerated the demand for travel in early 2022, customer confidence continued to grow over the course of the year, resulting in increased demand for travel.

Restrictions and regulations in the future in response to new (vaccine-resistant) variants of COVID-19 or another pandemic could include imposing travel restrictions, quarantines of additional populations (including our personnel), restrictions on our ability to access our facilities or aircraft or requirements to collect additional passenger data. Overall, the full duration and total impact of COVID-19 remains uncertain and it is difficult to predict how the recovery will unfold for the travel industry and, in particular, our business, going forward.

Going concern

Flybondi's consolidated financial statements included elsewhere in this prospectus/proxy statement have been prepared assuming that Flybondi will continue as a going concern. Flybondi's financial position and operating results raise substantial doubt about its ability to continue as a going concern, as reflected by the accumulated deficit of $284.2 million as of June 30, 2024, and shareholders’ deficit of $137.1 million as of June 30, 2024. Also, Flybondi had a working capital deficit of $149.4 million and negative operating cash flows of $29.6 million for the six months ended June 30, 2024. In view of these matters, realization of certain of the assets in the Flybondi's balance sheet is dependent upon continued operations of Flybondi, which in turn is dependent upon its ability to meet its financial requirements, raise additional capital, and generate additional revenues and profit from operations. The consolidated financial statements do not include any adjustments that might be necessary if Flybondi is unable to continue as a going concern.

Management's plans to address the going concern include but are not limited to raising additional capital through an attempted public and/or private offering of equity securities, as well as potentially issuing additional debt instruments. Flybondi also has various initiatives underway to increase revenue generation through expansion of Flybondi's fleet, opening new routes and increasing the frequency of existing ones. Also, Flybondi has taken and continues to take actions to improve its liquidity position, including managing its cost structure and reducing discretionary spending where possible. The goal of these initiatives is to achieve profitable operations as quickly as possible. Various strategic alliances that are ongoing and under development are also critical aspects of management’s overall growth and development strategy. There is no assurance that these initiatives will yield sufficient capital to maintain Flybondi's operations. There is no assurance that the ongoing capital raising efforts will be successful. Should management fail to successfully raise additional capital and/or fully implement its strategic initiatives, it may be compelled to curtail part or all of its ongoing operations.

Critical Accounting Policies and Estimates

Critical accounting policies and estimates are those that we believe are important in the preparation of our consolidated financial statements because they require that management use judgment and estimates in applying those policies. We prepare our consolidated financial statements and accompanying notes in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”). Preparation of the consolidated financial statements and accompanying notes requires that management make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements as well as revenue and expenses during the periods reported. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. There are certain critical estimates that we believe require significant judgment in the preparation of our consolidated financial statements. We consider an accounting estimate to be critical if:

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it requires us to make an assumption because information was not available at the time or it included matters that were highly uncertain at the time we were making the estimate; and
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changes in the estimate or different estimates that we could have selected may have had a material impact on our financial condition or results of operations.

For more information on each of these policies, see Note 3 to our consolidated financial statements. We discuss information about the nature and rationale for our critical accounting estimates below.

Impairment of non-financial assets

We review non-financial assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In assessing the recoverability of our non-financial assets, we consider changes in economic conditions and make assumptions regarding, among other factors, estimated future cash flows and discount rates. Estimates of future cash flows are highly subjective judgments based on our experience and knowledge of our operations. These estimates can be significantly impacted by many factors, including changes in global and local business and economic conditions, operating costs, inflation, and competition.

The assumptions used are consistent with our forecasts approved by the Flybondi Board. It requires significant judgments and estimates, and actual results could be materially different than the judgments and estimates used to estimate fair value. Future events and changing market conditions may lead us to re-evaluate the assumptions reflected in the current forecasts, which may result in a need to recognize impairment charges that could have a material adverse effect on our results of operations.

Incremental borrowing rate for leases

At the commencement date, we measure the lease liability at the present value of the lease payments, discounted using the interest rate implicit in the lease if that rate is readily available or, if unavailable, our incremental borrowing rate.

We estimate the incremental borrowing rate using observable inputs (such as market interest rates) when available, as well as certain unobservable inputs (i.e. lease term), and are required to make certain entity-specific estimates. The rates used to measure the present value of future lease payments are based on judgments about the economic environment in which we operate and theoretical analyses about the security provided by the underlying leased asset, the amount of funds required to be borrowed in order to meet the future lease payments associated with the leased asset, and the term for which these funds would be borrowed.

Provisions for maintenance

Provisions are recognized when (1) we have a present obligation (legal or constructive) as a result of a past event; (2) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and (3) a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are discounted using a discounted pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to passage of time is recognized as an interest expense.

We incur liabilities for maintenance costs arising during the lease term of leased aircraft. The estimates and assumptions used in the calculation of the provision are reviewed at least annually, and when information becomes available that is capable of causing a material change to an estimate, such as renegotiation of end of lease return conditions, increased or decreased aircraft utilization, or changes in the cost of heavy maintenance services and expected uplift in future prices.

Key Performance Indicators and Non-IFRS Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with IFRS, Flybondi uses certain KPIs and non-IFRS financial measures, as described below, to understand and evaluate our core operating performance. These KPIs and non-IFRS financial measures, which may be different than similarly-titled measures used by other companies, are presented to enhance investors’ overall understanding of Flybondi’s financial performance and should not be considered as substitutes for, or superior to, the financial information prepared and presented in accordance with IFRS contained in this proxy statement/prospectus.

Flybondi believes that these KPIs and non-IFRS financial measures provide useful information about its financial performance, enhance the overall understanding of our past performance and future prospect, and allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these KPIs and non-IFRS metrics to assist investors in seeing our financial performance from management’s perspective. We believe that these measures provide an additional tool for investors to use in comparing its core financial performance over multiple periods with other companies in our industry.

Special Note Regarding Adjusted EBIT

Adjusted EBIT

Flybondi measures its operating segment’s performance by its Adjusted EBIT, and uses this metric to make decisions about allocating resources and to evaluate the financial performance of Flybondi’s business.

Flybondi defines Adjusted EBIT as the consolidated net profit or loss for the year or period before interest expense and taxation, and further excluding other financial expenses, financial income, impairment losses on tax credits, net foreign currency exchange results (gain or losses), net results on monetary position, shared-based compensation expenses and dispute settlement charges. Although Adjusted EBIT may be commonly viewed as a non-IFRS measure in other contexts, pursuant to IFRS 8, “Operating Segments”, Adjusted EBIT is herein treated as an IFRS measure in the manner in which Flybondi utilizes this measure. Nevertheless, Flybondi’s Adjusted EBIT metric should not be viewed in isolation or as a substitute for its operating profit or loss or net profit or loss or any IFRS measures of earnings for the years or periods presented under IFRS. Flybondi also believes that its Adjusted EBIT metric is a useful metric used by analysts and investors, although this measure is not explicitly defined under IFRS. Additionally, the way Flybondi calculates its segment’s performance measure may be different from the calculations used by other companies, including competitors, and therefore, Flybondi’s performance measure may not be comparable to those of other companies or competitors.

Adjusted EBIT has limitations as an analytical measure, and you should not consider it in isolation or as a substitute for analysis of Flybondi’s results as reported under IFRS.

The following table presents a reconciliation between the net loss and Adjusted EBIT for the six months ended June 30, 2024 and 2023 and for the years ended December 31, 2023 and 2022:

	For the six months ended	For the six months ended	For the year ended	For the year ended
	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022
Net Income / (Loss)	$43,158,371	$(29,442,844)	$(101,783,667)	$(19,235,781)
Interest expense	2,749,819	1,677,061	3,664,952	4,924,054
Income tax	-	-	-	-
Other financial expenses	6,631,752	2,419,096	375,634	5,997,863
Financial income	(15,067,167)	-	-	(2,412,138)
Impairment of tax credits	5,611,676	9,844,614	4,774,737	8,008,284
Foreign currency exchange, net	(72,128,000)	(1,590,041)	30,192,568	(5,221,311)
Loss (Gain) on net monetary position	(1,957,412)	5,006,025	16,944,432	11,308,577
Share-based compensation expenses	859,312	2,164,563	10,816,346	1,894,101
Dispute settlement charges	-	-	851,672	1,237,500
Adjusted EBIT	$(30,141,649)	$(9,921,526)	$(34,163,326)	$6,501,149

Special Note Regarding Non-IFRS Measures

Adjusted EBITDA

Flybondi compares its financial performance to other airlines using Adjusted EBITDA, which is common practice in the industry. Flybondi defines Adjusted EBITDA as Adjusted EBIT, excluding aircraft right-of-use depreciation, and depreciation and amortization.

Flybondi believes that Adjusted EBITDA is a useful metric used by analysts, investors, and other interested parties in the aviation industry, although it is not a measure explicitly defined in IFRS. Adjusted EBITDA should not be considered as a substitute for operating loss or net loss or any IFRS measures of earnings for the years or periods presented under IFRS. Additionally, Flybondi’s calculation of Adjusted EBITDA may be different from the calculations used by other companies, including its competitors in the aviation industry, and, therefore, Flybondi’s measure may not be comparable to those of other companies or competitors. Adjusted EBITDA does not reflect historical expenditures, expenditures for major maintenance or future requirements for capital expenditures or contractual commitments.

Adjusted EBITDA has limitations as an analytical measure, and you should not consider it in isolation or as a substitute for analysis of Flybondi’s results as reported under IFRS.

The following table presents the reconciliation between Flybondi’s net loss and Adjusted EBITDA for the periods presented:

	For the six months ended	For the six months ended	For the year ended	For the year ended
	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022
Net Income / (Loss)	$ 43,158,371	$ (29,442,844)	$ (101,783,667)	$ (19,235,781)
Interest expense	2,749,819	1,677,061	3,664,952	4,924,054
Income tax	-	-	-	-
Other financial expenses	6,631,752	2,419,096	375,634	5,997,863
Financial Income	(15,067,167)	-	-	(2,412,138)
Impairment of tax credits	5,611,676	9,844,614	4,774,737	8,008,284
Foreign currency exchange, net	(72,128,000)	(1,590,041)	30,192,568	(5,221,311)
Loss (Gain) on monetary position	(1,957,412)	5,006,025	16,944,432	11,308,577
Share-based compensation expenses	859,312	2,164,563	10,816,346	1,894,101
Dispute settlement charges	-	-	851,672	1,237,500
Aircraft right-of-use depreciation - heavy maintenance	28,173,572	30,805,464	53,613,035	25,255,560
Aircraft right-of-use depreciation - lease rent	11,720,009	8,713,458	12,617,028	10,383,046
Depreciation and amortization	795,001	644,103	846,551	1,255,630
Adjusted EBITDA	$ 10,546,933	$ 30,241,499	$ 32,913,288	$ 43,395,385

Operating Data

We are committed to delivering strong operational performance, which we believe will strengthen customer loyalty, attract new customers, and generate robust financial results.

KPIs	Six months ended June 30, 2024	Six months ended June 30, 2023	Year end December 31, 2023	Year end December 31, 2022
Aircraft (end of period/year)	15	12	15	11
Aircraft equivalent (1)	10	10	11	6
Revenue-generating departures	11,490	11,571	24,071	14,183
Revenue-generating departures per aircraft per day	6.2	6.4	6.4	6.6
Aircraft utilization (daily hours)	12.8	13.4	13.5	14.0
Average stage length (kilometers)	1,235	1,270	1,269	1,294
Flown load factor (%)	87%	90%	90%	91%
Revenue per ASK (RASK) (US$cent)	5.71	5.52	3.69	6.24
Cost per ASK (CASK) (US$cent)	6.03	5.20	3.64	5.65
CASK excluding fuel (US$cent)	3.67	2.99	2.18	3.11

(1) Aircraft equivalent refers to the average number of operational aircraft per month. This is determined by dividing the total number of days each aircraft flew at least one flight by the total number of days in the month.

Source: Flybondi; ANAC for Flown load factor (Tablas Movimientos y Pasajeros. 2019-2024)

Rights of Use Assets

At the lease commencement date, we recognize a right-of-use asset and a lease liability on the statement of financial position.

The right-of-use asset is measured at cost, which includes the amount of lease liability recognized, any initial direct costs incurred, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentives received).

We depreciate the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. We also assess the right-of-use asset for impairment when such indicators exist.

Further, the estimated costs for scheduled heavy maintenance of lease aircraft are capitalized as part of the right-of-use of assets and depreciated. The depreciation rate is determined on technical grounds, according to the use of the aircraft expressed in terms of cycles and flight hours.

Components of Our Results of Operations

Revenues

Our main sources of revenue are:

•
Scheduled revenues relate to the sale of passenger seats on flights. Scheduled revenues are measured at the amount paid by the passenger and recognized within “air traffic liability” at the time of booking. Scheduled revenues are recognized within the statement of comprehensive loss at the point in time when the flight service is provided (i.e. when the flight takes place).
•
Ancillary revenues relate to activities connected with the flight service, including priority boarding, allocated seating and in-flight sales of merchandise. These services are recognized when the performance obligations have been satisfied which, as the majority of the ancillary services are related to passenger flight travel, is at the point in time when the flight service is provided.

Other sources of revenue are:

•
Cargo transportation and other revenues are recognized when performance obligations are met.

We have determined that we act as the principal in all arrangements and therefore report revenue earned and costs incurred on a gross basis.

We do not capitalize any costs in relation to the obtaining or fulfilling a contract with a customer in accordance with IFRS 15. There are no significant judgments or changes in how revenue is recognized. Revenue is recognized at a fixed price. There are no warranties, returns or refunds, except in the case of delays greater than 4 hours, as long as the delay or cancellation is attributable to us.

For the six months ended June 30, 2024, total revenue was $153.2 million, consisting of $131.6 million of scheduled revenue, $21.0 million of ancillary revenue, and $0.6 million of other revenue.

For the six months ended June 30, 2023, total revenue was $153.2 million, consisting of $114.0 million of scheduled revenue, $38.6 million of ancillary revenue, and $0.6 million of other revenue.

For the year ended December 31, 2023, total revenue was $212.9 million, consisting of $161.2 million of scheduled revenue, $51.0 million of ancillary revenue, and $0.7 million of other revenue. For the year ended December 31, 2022, total revenue was $216.5 million, consisting of $178.5 million of scheduled revenue, $37.7 million of ancillary revenue, and $0.2 million of other revenue.

Aircraft fuel

Aircraft fuel expense includes jet fuel and associated taxes. Aircraft fuel expense can be volatile due to changes in global crude oil prices and refining margin changes. We are not engaged in any hedging activities against our exposure to increasing fuel prices.

Salaries and benefits

Salaries and benefits comprise of costs related to employee payroll, bonuses, and share-based compensation, as well as expenses associated with medical benefits, employer payroll taxes, social security charges, and other employee-related costs.

Aircraft right-of-use asset depreciation

Aircraft right-of-use asset depreciation comprises expenses relating to depreciation of right of use aircraft.

Passenger expenses

Passenger expenses comprise turnover tax, ramp and passenger handling expenses, canceled flights’ expenses and navigation charges.

Other operational expenses

Other operational expenses comprise impairment of tax credits, professional services, travel expenses, other employee’s expenses, and other taxes, duties, contributions and commissions.

Marketing and advertising expenses

Marketing and advertising expenses consist primarily of online and offline marketing costs for increasing the Company’s visibility and building the Flybondi’s brand name, such as, social media, sponsored marketing campaigns, online or print advertising.

Airport fees

Airport fees consist of fees paid to the airport operators for landing and parking of our aircraft, rent for check-in areas and maintenance space, and related services provided by the airport operators.

Other maintenance costs

Other maintenance costs comprise the cost of routine and non-routine maintenance and repairs (and associated spare parts) for all aircraft, engines and equipment.

Insurance cost

Insurance cost primarily covers insuring airlines aircraft fleet against damage and passenger liabilities, along with D&O and other insurances.

Rentals

Flybondi has elected to account for short-term leases and leases of low-value assets using practical expedients. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in the comprehensive loss statement on a straight-line basis over the lease term.

Depreciation and amortization

Depreciation and amortization expenses comprise primarily of depreciation relating to fixtures, furniture, and equipment. Costs are depreciated or amortized over the estimated useful lives of those assets.

Financial expenses

Financial expenses consist of interest expense on leases and convertible loans.

Foreign currency exchange, net

Transactions in foreign currencies are initially recorded by Flybondi at the respective functional currency spot rates at the date of the transaction. Foreign currency gains and losses resulting from the settlement of these transactions and from the translation at the closing exchange rates of the monetary assets and liabilities denominated in foreign currency are shown in the consolidated statement of comprehensive loss.

Loss on net monetary position

This consists of the effect of inflation on the net monetary position. Net monetary position includes assets and liabilities denominated in Argentine pesos, which are affected by inflation, as follows: cash and cash equivalents, trade receivables, other receivables, trade payables, salaries and benefits payable, taxes payables and other liabilities. Gain or loss on net monetary position related to invested and borrowed funds and assets and liabilities denominated in US dollar are presented net of financial income, financial expenses, and foreign currency exchanges.

Income tax

This consists of the tax payable or recoverable on the current period’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Results of Operations—Comparison of the six months ended June 30, 2024 and 2023

The factors affecting comparison of the six months ended June 30, 2024 and 2023 include the variations in our aircraft fleet and number of routes, fuel consumption and pricing, employee count and related compensation, macroeconomic conditions, including the steep devaluation of the Argentine peso as well as the steep inflation in Argentina, and the other factors described elsewhere herein.

The following table summarizes Flybondi’s consolidated statement of comprehensive loss for the six months ended June 30, 2024 and 2023:

	For the six months ended	For the six months ended
	June 30, 2024	June 30, 2023
Revenues	$ 153,224,766	$ 153,158,192
Operating Expenses
Aircraft fuel	(63,130,044)	(61,338,302)
Salaries and benefits	(31,701,841)	(27,974,494)
Aircraft right-of-use asset depreciation	(39,893,581)	(39,518,922)
Other operational expenses	(16,274,346)	(14,778,521)
Other maintenance costs	(12,650,371)	(11,033,920)
Marketing and advertising expenses	(6,859,543)	(6,682,336)
Airport fees	(7,518,675)	(6,844,688)
Passenger expenses	(8,865,101)	(4,642,472)
Insurance cost	(1,780,538)	(1,347,313)
Depreciation and amortization	(795,001)	(644,103)
Rentals	(368,362)	(283,824)
Total operating expenses	$ (189,837,403)	$ (175,088,895)
Net operating loss	$ (36,612,637)	$ (21,930,703)
Financial income	(2,503,047)	(2,419,096)
Financial expenses	8,188,643	(1,677,061)
Foreign currency exchange, net	72,128,000	1,590,041
Gain (Loss) on net monetary position	1,957,412	(5,006,025)
Gain (Loss) before income tax	$ 43,158,371	$ (29,442,844)
Income tax	-	-
Net income / (loss)	$ 43,158,371	$ (29,442,844)
Other comprehensive income / (loss) that may be reclassified to profit or loss in subsequent periods:	-	-
Foreign currency translation	(67,732,670)	(1,089,477)
Total comprehensive loss	$ (24,574,299)	$ (30,532,321)
Basic gain (loss) per common share	$ 0.0255	$ (0.0174)
Diluted gain (loss) per common share	$ 0.0250	$ (0.0174)

Revenues

Flybondi’s total revenues remained flat for the six months ended June 30, 2024 ($153.2 million), compared to the six months ended June 30, 2023 ($153.2 million). The following table summarizes the components of revenue for the periods presented:

	For the six months ended	For the six months ended
	June 30, 2024	June 30, 2023
Scheduled revenue	$ 131,620,784	$ 113,963,468
Ancillary revenue	20,986,944	38,598,570
Other	617,038	596,154
Total	$ 153,224,766	$ 153,158,192

Flybondi’s total revenues remained flat, but its revenue components changed. Scheduled revenue increased by $17.7 million, or 15.5%, from $114.0 million for the six months ended June 30, 2023, to $131.6 million for the same period in 2024. On the other hand, ancillary revenue decreased by $17.6 million, or 45.6%, from $38.6 million for the six months ended June 30, 2023, to $21.0 million for the same period in 2024.

Even though there is notable variation between these components, in the first half of 2024, there was a decrease in average scheduled revenue per passenger (from $67.6 to $62.6, or 7.9%) and average ancillary revenue per passenger (from $9.4 to $8.4, or 10.6%), alongside a 2.2% reduction in aircraft utilization (which reduced the volumes of tickets sold), compared to the same period last year. Additionally, fewer ancillary services were sold in the first half of 2024, due to the economic recession in Argentina, compared to the same period last year (12.6% decrease). However, applying the inflation adjustment to peso-denominated amounts and converting them into the reporting currency (dollars) offsets part of these effects. This effect is particularly pronounced in the first half of 2024 due to the inflation variation (79.8%) outpacing the ARS per dollar devaluation (which was 12.8%), compared to a narrower gap in the first half of 2023 (50.7% vs 44.9% respectively).

Finally, other revenue increased by $0.02 million, or 3.5%, from $0.60 million for the six months ended June 30, 2023, to $0.62 million for the same period in 2024. The increase is mainly due to the increase in Flybondi Club ($55 thousand), Ticket 3.0 ($89 thousand), and advertising ($66 thousand).

	For the six months ended	For the six months ended
	June 30, 2024	June 30, 2023
Domestic revenue(1)	$ 124,112,060	$ 124,058,136
International revenue(2)	$ 29,112,706	$ 29,100,056
Total	$ 153,224,766	$ 153,158,192

(1)
All flights with an initial origin and a final destination inside of Argentina are considered domestic for these purposes.
(2)
All flights with an initial origin or a final destination outside of Argentina are considered international for these purposes.

In terms of the commercial aeronautical market in general, both domestic and international revenue remained flat when comparing both six-month periods, due to the same routes being maintained, and the market share percentages remained similar.

Aircraft fuel

Aircraft fuel expenses increased by $1.8 million, or 2.9%, from $61.3 million for the six months ended June 30, 2023, to $63.1 million for the six months ended June 30, 2024, which was primarily due to higher inflation in Argentina in the six months ended June 30, 2024 (79.8%) compared to the same period in 2023 (50.7%). This increase was partially offset by decreases in fuel consumption (2.1%), due to reduction in aircraft utilization, and fuel prices (8.7%).

Salaries and benefits

Salaries and benefits expenses increased by $3.7 million, or 13.3%, from $28.0 million for the six months ended June 30, 2023 to $31.7 million for the six months ended June 30, 2024. The increase in salaries and benefits expenses was primarily attributable to an increase of $5.0 million, or 19.5%, in salaries and benefits and social security expenses mainly due to the increase in the number of employees from 1,397 to 1,569, for the six months ended June 30, 2023, and 2024, respectively, as well as the increase in inflation rate (used to increase salaries) of 29.1% percentage points, from 50.7% for the six months ended June 30, 2023, to 79.8% for the six months ended June 30, 2024. This increase in salaries and benefits expenses was partly offset by the decrease of $1.3 million in share-based compensation.

Aircraft right-of-use asset depreciation

Aircraft right-of-use asset depreciation expense increased by $0.4 million, or 0.9%, from $39.5 million for the six months ended June 30, 2023, to $39.9 million for the six months ended June 30, 2024. The variation was primarily due to the increase in aircraft fleet’ rentals, which grew from 12 aircraft for the six months ended June 30, 2023, to 15 aircraft for the six months ended June 30, 2024, partly compensated by maintenance depreciation due to only operating a similar number of aircraft during these periods (10 aircraft, on average).

Other operational expenses

Other operational expense increased by $1.5 million, or 10.1%, from $14.8 million the six months ended June 30, 2023 to $16.3 million for the six months ended June 30, 2024, which was primarily due to a $2.6 million increase in ACMI services contracted with Andes Líneas Aéreas, and a $2.9 million increase in taxes, duties and commissions manly due to a new tax on goods and services provided by foreign parties, established in the second half of 2023 (called “Impuesto Pais”), partly compensated by the decrease in impairment of tax credits of $4.2 million due to the steep devaluation of the Argentine peso. The Impuesto Pais is a tax that applies a 25% withholding on payments made to any foreign suppliers in US dollars through the BCRA.

Other maintenance costs

Other maintenance costs expense increased by $1.6 million, or 14.6%, from $11.0 million for the six months ended June 30, 2023 to $12.7 million for the six months ended June 30, 2024, which was primarily due to the increase in routine and non-routine maintenance and repairs costs as the fleet grew from 12 aircraft to 15 aircraft in the second half of 2023, partially offset by the steep devaluation of the Argentine peso.

Marketing and advertising expenses

Marketing and advertising expenses increased by $0.2 million, or 2.7%, from $6.7 million for the six months ended June 30, 2023, to $6.9 million for the six months ended June 30, 2024. The increase in marketing and advertising expense was primarily related to the steep gap between inflation and depreciation of the Argentine peso for the six months ended June 30, 2024 (the U.S. dollar depreciating 12.8% against the Argentine peso compared to a 79.8% inflation), and increase in contact center expenses (represented 12.0% of marketing and advertising expenses) and promotions and advertising (represented 48.6% of marketing and advertising expenses), partly offset by a decrease in selling and distribution commissions (represented 39.4% of marketing and advertising expenses).

Airport fees

Airport fees increased by $0.7 million, or 9.8%, from $6.8 million the six months ended June 30, 2023, to $7.5 million the six months ended June 30, 2024, which was primarily due to $0.5 million increase in navigation charges’ pricing in Brazil and Uruguay and a $0.4 increase in international landing charges, partly compensated by a $0.4 million decrease in airport usage charges and a $0.4 million decrease in checking in booths’ charges.

Passenger expenses

Passenger expenses increased by $4.2 million, or 91.0%, from $4.6 million the six months ended June 30, 2023, to $8.9 million the six months ended June 30, 2024, which was primarily due to an increase in canceled flights (due to higher aircraft on ground’s events due to external and internal factors), from 178 cancellations for the six months ended June 30, 2023, to 1,170 cancellations for the six months ended June 30, 2024.

Insurance cost

Insurance cost expense increased by $0.4 million, or 32.2%, from $1.3 million for the six months ended June 30, 2023, to $1.8 million the six months ended June 30, 2024, which was primarily due to the increase in aviation insurance by $0.4 million due to the increase in aircraft fleet.

Depreciation and amortization

Depreciation and amortization expenses rose by $0.2 million, or 23.4%, from $0.6 million in the six months ending June 30, 2023, to $0.8 million in the same period ending June 30, 2024. This increase was mainly driven by depreciation associated with rotable parts integrated into the aircraft.

Rentals

Rentals expense increased by $0.1 million or 29.8%, from $0.3 million the six months ended June 30, 2023, to $0.4 million the six months ended June 30, 2024, which was primarily due to the increase in rent for our main offices.

Financial income (expenses)

Financial income (expenses) went from net financial expenses of $4.1 million for the six months ended June 30, 2023, to net financial income of $5.7 million for the six months ended June 30, 2024.

Financial income (expenses) is presented net of the gains or losses on net monetary position related to invested and/or borrowed funds. For the six months ended June 30, 2024, the monetary gain was $ 19.0 million, and for the six months ended June 30, 2023, the monetary loss was $ 5.4 million.

This shift is primarily attributed to the higher inflation rate in Argentina in the first half of 2024 (79.8%) compared to the same period in 2023 (50.7%). Specifically, in the interest on lease liabilities, the restatement of monthly monetary positions reflects a gain effect on interest for the six-month period ended June 30, 2024.

Regarding securities’ transactions, during the six months ended June 30, 2024, these losses were mainly related to BOPREAL transactions. BOPREALs are US dollar-denominated securities issued by the BCRA for importers with overdue debts in dollars for goods with customs registration and/or services actually rendered until December 12, 2023. BOPREALs may be used for easier access to foreign currency, whether through the collection of interest or principal upon maturity, or through the sale of the bonds in the secondary market in exchange for dollars paid abroad. This series of BOPREAL will accrue an annual nominal interest rate of 5%. The Company subscribed $ 9.7 million of BOPREAL in January 2024 which were subsequently sold in February 2024 (at a $4.1 million loss) applying the net proceeds to the payment of import debts.

Foreign currency exchange, net

Foreign currency exchange, net increased by $70.5 million, from $1.6 million gain for the six months ended June 30, 2023, to $72.1 million gain for the six months ended June 30, 2024. Foreign currency exchanges are presented net of the gain or loss on net monetary position, and their increase was primarily related to the steep gap between inflation and depreciation of the Argentine peso for the six months ended June 30, 2024 (the U.S. dollar depreciating 11.4% against the Argentine peso compared to a 79.8% inflation).

Gain (loss) on net monetary position

Gain (loss) on net monetary position increased by $7.0 million, from a $5.0 million loss for the six months ended June 30, 2023 to a $2.0 million gain for the six months ended June 30, 2024, primarily related to the inflation adjustment in the shareholders’ deficit and the statement of financial position, with inflation rising from 50.7% to 79.8% for the six months ended June 30, 2023, and June 30, 2024, respectively.

Income tax

There was no income tax for the six months ended June 30, 2024 and 2023.

Results of Operations—Comparison of the years ended December 31, 2023 and 2022

The factors affecting comparison of the years ended December 31, 2023 and 2022 include the increase in our aircraft fleet, and number of routes, fuel consumption and pricing, employee count and related compensation, macroeconomic conditions, including the steep devaluation of the Argentine peso as well as the steep inflation in Argentina, and the other factors described elsewhere herein.

Unless the context otherwise requires references to 2023 and 2022 are to the years ended December 31, 2023 and 2022, respectively.

The following table summarizes Flybondi’s consolidated statement of comprehensive loss for the years ended December 31, 2023 and 2022:

	For the year ended	For the year ended
	December 31, 2023	December 31, 2022
Revenues	$ 212,939,579	$ 216,510,230
Operating Expenses
Aircraft fuel	(84,102,268)	(87,955,105)
Salaries and benefits	(46,139,357)	(39,527,304)
Aircraft right-of-use asset depreciation	(66,230,063)	(35,638,606)
Other operational expenses	(20,208,693)	(17,447,422)
Other maintenance costs	(16,716,430)	(14,640,388)
Marketing and advertising expenses	(9,733,684)	(10,343,682)
Airport fees	(9,448,601)	(7,042,472)
Passenger expenses	(7,776,554)	(5,001,900)
Insurance cost	(1,935,852)	(1,871,600)
Depreciation and amortization	(846,551)	(1,255,630)
Rentals	(407,607)	(424,857)
Total operating expenses	$ (263,545,660)	$ (221,148,966)
Net operating loss	$ (50,606,081)	$ (4,638,736)
Financial income	—	2,412,138
Financial expenses	(4,040,586)	(10,921,917)
Foreign currency exchange, net	(30,192,568)	5,221,311
Gain (Loss) on net monetary position	(16,944,432)	(11,308,577)
Loss before income tax	$ (101,783,667)	$ (19,235,781)
Income Tax	-	-
Net Loss	$ (101,783,667)	$ (19,235,781)
Other comprehensive income / (loss) that may be reclassified to profit or loss in subsequent periods:	-	-
Foreign currency translation	9,366,881	(3,264,564)
Total comprehensive loss	$ (92,416,786)	$ (22,500,345)
Basic and diluted loss per common share	$ (0.06)	$ (0.03)

Revenues

Flybondi’s total revenues decreased by $3.6 million, or 1.6%, from $216.5 million for the year ended December 31, 2022 to $212.9 million for the year ended December 31, 2023. The following table summarizes the components of revenue for the years presented:

	For the year ended	For the year ended
	December 31, 2023	December 31, 2022
Scheduled revenue	$161,179,610	$178,520,682
Ancillary revenue	51,029,210	37,748,075
Other	730,759	241,473
Total	$212,939,579	$216,510,230

The decrease in Flybondi’s revenue was primarily attributable to a decrease in Flybondi’s scheduled revenue. Scheduled revenue decreased by $17.3 million, or 9.7%, from $178.5 million for the year ended December 31, 2022 to $161.2 million for the year ended December 31, 2023. The main reason for this decrease is the reduction in average fare in U.S. dollar terms due to the steep devaluation of the Argentine peso, despite transporting 1.6 million more passengers, or 65%, from 2.5 million passengers for the year ended December 31, 2022 to 4.1 million passengers for the year ended December 31, 2023. Flybondi’s average fare was $38.9 for the year ended December 31, 2023 and $71.3 for the year ended December 31, 2022. The decrease in scheduled revenue was partially compensated by an increase in ancillary revenue. Ancillary revenue increased by $13.3 million, or 35.2%, from $37.7 million for the year ended December 31, 2022 to $51.0 million for the year ended December 31, 2023. The main reason for the increase in ancillary revenue is that we increased ancillary prices while applying minimal increases to average fares in Argentine pesos, as requested by the Argentine government, for all airlines operating between August 2023 and November 2023. Finally, Other revenue increased by $0.5 million, or 202.6%, from $0.2 million for the year ended December 31, 2022 to $0.7 million for the year ended December 31, 2023. The primary reasons for such variance are the increase in Club Flybondi ($213 thousand), Ticket 3.0 ($68 thousand), cargo revenue ($57 thousand), and advertising ($50 thousand).

	For the year ended	For the year ended
	December 31, 2023	December 31, 2022
Domestic revenue(1)	$ 172,481,059	$ 178,017,893
International revenue(2)	$ 40,458,520	$ 38,492,337
Total	$ 212,939,579	$ 216,510,230
(1)
All flights with an initial origin and a final destination inside of Argentina are considered domestic for these purposes.
(2)
All flights with an initial origin or a final destination outside of Argentina are considered international for these purposes.

The decrease in Flybondi’s revenue was primarily attributable to a decrease in Flybondi’s domestic revenue. Domestic revenue decreased by $5.5 million, or 3.1%, from $178.0 million for the year ended December 31, 2022 to $172.5 million for the year ended December 31, 2023. This decrease was mainly due to the decrease in average fare caused by the steep devaluation of the Argentine peso. International revenue increased by $2.0 million, or 5.1%, from $38.5 million for the year ended December 31, 2022 to $40.5 million for the year ended December 31, 2023. The increase in international revenue is mainly due to an 97% increase in the number of passengers transported internationally in the year ended December 31, 2023, compared to the year ended December 31, 2022, partially offset by the steep devaluation of the Argentine peso.

Aircraft fuel

Aircraft fuel expenses decreased by $3.9 million, or 4.4%, from $88.0 million for the year ended December 31, 2022 to $84.1 million for the year ended December 31, 2023, which was primarily due to the steep devaluation of the Argentine peso, as the payments of aircraft fuel are done mainly in this currency. This decrease was partially offset by a 70% increase in the total block hours flown in 2023, mainly driven by the increase in aircraft fleet and, consequently, a 72% increase in the amount of fuel purchases (in metric tons).

Salaries and benefits

Salaries and benefits expenses increased by $6.6 million, or 16.7%, from $39.5 million for the year ended December 31, 2022 to $46.1 million for the year ended December 31, 2023. The increase in salaries and benefits expenses was primarily attributable to an increase in share-based compensation by $8.9 million, partly offset by the reduction in $2.3 million in salaries and benefits and social security expenses due to the steep devaluation of the Argentine peso, despite having an increase in the number of employees from 1,160 to 1,511, for the years ended December 31, 2022, and 2023, respectively.

Aircraft right-of-use asset depreciation

Aircraft right-of-use asset depreciation expense increased by $30.6 million, or 85.8%, from $35.6 million for the year ended December 31, 2022 to $66.2 million for the year ended December 31, 2023, which was primarily due to the increase in aircraft fleet, which grew to 10.3 average aircraft from 5.9 average aircraft the previous year.

Other operational expenses

Other operational expense increased by $2.8 million, or 15.8%, from $17.4 million for the year ended December 31, 2022 to $20.2 million for the year ended December 31, 2023, which was primarily due to a $6.1 million increase from Impuesto Pais and a $1.2 million increase in professional services (mainly external audit and accounting consultants and support), partly compensated by the decrease in impairment of tax credits of $3.2 million and the decrease in dispute settlement charges of $0.4 million.

Other maintenance costs

Other maintenance costs expense increased by $2.1 million, or 14.2%, from $14.6 million for the year ended December 31, 2022 to $16.7 million for the year ended December 31, 2023, which was primarily due to the increase in routine and non-routine maintenance and repairs costs as the fleet grew in 2023, but nearly fully offset by the steep devaluation of the Argentine peso.

Marketing and advertising expenses

Marketing and advertising expenses decreased by $0.6 million, or 5.9%, from $10.3 million for the year ended December 31, 2022 to $9.7 million for the year ended December 31, 2023. The decrease in marketing and advertising expense was mainly due to a steep devaluation of the Argentine peso, partly offset by year-over-year increases in contact center expenses (represented 8.4% of marketing and advertising expenses), selling and distribution commissions (represented 51.1% of marketing and advertising expenses) and promotions and advertising (represented 40.5% of marketing and advertising expenses).

Airport fees

Airport fees increased by $2.4 million, or 34.2%, from $7.0 million for the year ended December 31, 2022 to $9.4 million for the year ended December 31, 2023, which was primarily due to $2.3 million or 49.5% increase in non-Argentine peso-related fees, as we had more flights to foreign destinations and the associated fees increased, and a $0.1 million or 5.8% increase in Argentine peso-related fees that are negatively affected by the steep devaluation of the Argentine peso.

Passenger expenses

Passenger expenses increased by $2.8 million, or 55.5%, from $5.0 million for the year ended December 31, 2022 to $7.8 million for the year ended December 31, 2023, which was primarily due to increase in canceled flights’ expenses.

Insurance cost

Insurance cost expense increased by $0.1 million, or 3.4%, from $1.9 million for the year ended December 31, 2022 to $1.9 million for the year ended December 31, 2023, which was primarily due to the increase in aviation insurance by $0.2 million due to the increase in aircraft fleet, partly compensated by a $0.1 million reduction in peso-denominated insurance due to the steep devaluation of the Argentine peso.

Depreciation and amortization

Depreciation and amortization expenses decreased by $0.4 million, or 32.6%, from $1.3 million for the year ended December 31, 2022 to $0.8 million for the year ended December 31, 2023. This decrease was primarily due to the steep devaluation of the Argentine peso.

Rentals

Rentals expense remained constant at $0.4 million for the year ended December 31, 2023, which was primarily due to the increase in rent for our offices, offset by the steep devaluation of the Argentine peso.

Financial income

Financial income decreased by $2.4 million, from a financial income of $2.4 million for the year ended December 31, 2022, to a financial income of zero for the year ended December 31, 2023. The decrease in financial income was due to the decrease in gains of embedded derivative on convertible loans of $2.4 million as those convertible loans were converted into equity in 2022.

Financial expense

Financial expense decreased by $6.9 million, from a financial expense of $10.9 million for the year ended December 31, 2022, to a financial expense of $4.0 million for the year ended December 31, 2023. The decrease in financial expenses was primarily related to the decrease in losses of changes in fair value on financial assets of $5.6 million, the decreases in interest on convertible loans of $2.6 million, and the decrease in other interest by $1.2 million, partially offset by an increase in interest on leases of $2.6 million due to the increase in our fleet.

Foreign currency exchange, net

Foreign currency exchange, net decreased by $35.4 million, from $5.2 million gain for the year ended December 31, 2022 to $30.2 million loss for the year ended December 31, 2023. Foreign currency exchanges are presented net of the gain or loss on net monetary position, and their decrease was primarily related to the steep depreciation of the Argentine peso in 2023 (the Argentine peso varied 356.3% against the U.S. dollar) compared to a 211.4% inflation.

Loss on net monetary position

Loss on net monetary position increased by $5.6 million, or 49.8%, from $11.3 million for the year ended December 31, 2022 to $16.9 million for the year ended December 31, 2023, primarily related to the increase in inflation, going from 94.5% to 211.4%.

Income tax

There was no income tax for the years ended December 31, 2022 and 2023.

Liquidity, Capital Resources and Going Concern

Flybondi’s liquidity requirements are mainly related to the payment of operating expenses, including aircraft fuel and salaries, payment obligations under our lease liabilities and the funding of working capital requirements. Flybondi’s principal source of liquidity is mainly driven by its operating cash flow.

As of June 30, 2024, Flybondi had cash and cash equivalents of $1.4 million. Also, Flybondi had other financial assets at fair value through profit or loss (mainly consisting of mutual funds) of $6.2 million which are not part of Flybondi’s cash and cash equivalents. We generally invest excess cash in mutual funds with various characteristics. We vary investments in mutual funds during the year depending on which portfolio we consider best suits our financial risk strategy. This strategy consists in using several funds consisting of fixed and variable income, public or private, and/or peso or U.S. dollar-denominated securities, including but not limited to bonds, shares and time deposits. The counterparties to these mutual funds are highly liquid and highly rated. Management assesses balances held in these mutual funds on a monthly basis, continuously monitors their performances, and liquidates them as needed. Flybondi’s objective is to protect excess cash against inflation, currency devaluation and/or interest rate risk, while at the same time maintain acceptable liquidity levels, with limited instruments available to our disposal in Argentina under current foreign exchange regulations. However, these regulations restrict Flybondi from investing in real dollar-denominated investments and thus had devaluation exposure, as experienced in December 2023, which generated significant losses in dollar terms. As of December 31, 2023, Flybondi had cash and cash equivalents of $3.0 million and financial assets at fair value through profit or loss (mainly consisting of mutual funds) of $15.3 million.

Cash from operations is and can be affected by various risks and uncertainties, including but not limited to those risks detailed in the section of this proxy statement/prospectus entitled “Risk Factors.” In addition, Flybondi expects to incur additional costs as a result of operating as a public company. If Flybondi’s cash resources are insufficient to finance its future cash requirements, Flybondi will need to finance future cash needs through a combination of public or private equity offerings, debt financings, or other means. In the event that additional financing is required from outside sources, Flybondi cannot be sure that any additional financing will be available to Flybondi on acceptable terms if at all. If Flybondi is unable to raise additional capital when desired, its business operating results and financial condition could be adversely affected.

The Flybondi Financial Statements have been prepared assuming that Flybondi will continue as a going concern. Flybondi’s financial position and operating results raise substantial doubt about Flybondi’s ability to continue as a going concern, as reflected by its working capital deficit of $149.4 million and negative operating cash flows of $29.6 million for the six months ended June 30, 2024. Also, as a result of its losses, Flybondi has an accumulated deficit of $284.2 million and shareholders' deficit of $137.1 million as of June 30, 2024. In view of these matters, realization of certain of the assets in the balance sheets included in the Flybondi Financial Statements is dependent upon continued operations of Flybondi, which in turn is dependent upon Flybondi’s ability to meet its financial requirements, raise additional capital, and generate additional revenues and cash flows from operations. The consolidated financial statements do not include any adjustments that might be necessary if Flybondi is unable to continue as a going concern.

Management’s plans to address the going concern include but are not limited to potentially issuing additional debt instruments as well as raising additional third-party capital through a public and/or private offering of equity securities.

Flybondi also has various initiatives underway to increase revenue generation through expansion of Flybondi’s fleet, opening new routes and increasing the frequency of existing ones. Also, Flybondi has taken, and continues to take, actions to improve its liquidity position, including managing its cost structure and reducing discretionary spending where possible. The goal of these initiatives is to achieve profitable operations as quickly as possible. Various strategic alliances that are ongoing and under development are also critical aspects of management’s overall growth and development strategy. There is no assurance that these initiatives will yield sufficient capital to maintain Flybondi’s operations. There is no assurance that the expected fundraising efforts will be successful. Should management fail to successfully raise additional capital and/or fully implement its strategic initiatives, it may be compelled to curtail part or all of its ongoing operations.

Cash flows for the six months ended June 30, 2024 and 2023

	For the six months ended	For the six months ended
	June 30, 2024	June 30,2023
Net cash used by operating activities	$ (29,604,072)	$ (7,943,783)
Net cash provided by investing activities	8,582,511	19,364,733
Net cash provided by (used in) financing activities	21,280,156	(8,659,676)
Net increase (decrease) in cash and cash equivalents	258,595	2,761,274
Effect of foreign currency translation and inflation on cash and cash equivalents	(1,860,265)	(1,181,771)
Cash and cash equivalents at beginning of the period	3,007,964	1,766,429
Cash and cash equivalents at period end	$ 1,406,294	$ 3,345,932

Cash flow used by operating activities

For the six months ended June 30, 2024, net cash used by operating activities totaled $29.6 million. This net cash consumption was mainly driven by decreases in trade payables, which, in turn, were driven by the decrease in days payable outstanding due to proceeds from reverse factoring arrangements to pay foreign suppliers abroad. We generated a net gain for the six months ended June 30, 2024, of $43.2 million, which included the following significant non-cash items: depreciation of right of use assets of $39.9 million, a net foreign currency exchange gain of $33.8 million, financial expenses of $5.7 million and a gain on net monetary position of $2.0 million. In addition, during the period, we had changes in assets and liabilities that generated a net outflow of $80.2 million, which was largely driven by the decrease in trade payables (as mentioned above), decrease in air traffic liabilities, decrease in other liabilities, increase in leases and maintenance guarantee deposits, and net increase in other receivables. For the six months ended June 30, 2023, net cash used by operating activities totaled $7.9 million.

We generated a net loss of $29.4 million, which included the following significant non-cash items: depreciation of right of use of $39.5 million, a net foreign currency exchange loss of $1.2 million, stock-based compensation expense of $2.2 million, financial results, net of $4.1 million and a loss on net monetary position of $5.0 million. In addition, during the period, we had changes in assets and liabilities that generated a net outflow of $41.6 million, which was largely driven by the decrease in air traffic liabilities, decrease in trade payables, increase in leases and maintenance guarantee deposits, increase in trade receivables, and net increase in other receivables.

Cash flow from investing activities

For the six months ended June 30, 2024, cash flow provided by investing activities totaled $8.6 million. This net cash generation was mainly due to a net redemption of mutual funds of $11.6 million to generate cash proceeds to cover a portion of our operating activities, and those proceeds were partly offset by a $3.0 million acquisition of property, plant and equipment. For the six months ended June 30, 2023, cash flow provided by investing activities totaled $19.4 million. This net cash generation was mainly due to a net redemption of mutual funds of $21.3 million to generate cash proceeds to cover a portion of our operating and financing activities, and those proceeds were partly offset by a $1.9 million acquisition of property, plant and equipment.

Cash flow provided by / (used in) financing activities

For the six months ended June 30, 2024, cash flow provided by financing activities totaled $21.3 million. This net cash generation was mainly due to proceeds from reverse factoring arrangements of $31.4 million and net proceeds from loans (including related-party loans) of $6.6 million, partly offset by payments related to lease liabilities of $16.7 million, to cover a portion of our operating activities. For the six months ended June 30, 2023, cash flow used in financing activities totaled $8.7 million due to payments related to lease liabilities of $8.7 million.

Cash flows for the years ended December 31, 2023 and 2022

	For year ended December 31, 2023	For year ended December 31, 2022
Net cash provided by operating activities	$7,517,210	$29,381,236
Net cash provided by / (used) in investing activities	6,681,767	(19,792,026)
Net cash used in financing activities	(8,989,734)	(13,245,884)
Net increase / (decrease) in cash and cash equivalents	5,209,243	(3,656,674)
Effect of foreign currency translation and inflation on cash and cash equivalents	(3,967,708)	(1,322,690)
Cash and cash equivalents at beginning of the year	1,766,429	6,745,793
Cash and cash equivalents at year end	$3,007,964	$1,766,429

Cash flow from operating activities

For the year ended December 31, 2023, net cash generated by operating activities totaled $7.5 million. This net cash generation was mainly driven by increases in trade payables, which, in turn, were driven by the increase in days payable outstanding due to the foreign exchange restrictions on paying foreign suppliers. We generated a net loss for the year of $101.8 million, which included the following significant non-cash items: depreciation of right of use assets of $66.2 million, a net foreign currency exchange loss of $31.8 million, depreciation and amortization of $0.8 million, stock-based compensation expense of $10.8 million, financial results, net of $4.0 million and a loss on net monetary position of $16.9 million. In addition, during the year, we had changes in assets and liabilities that generated a net outflow of $26.2 million, which was largely driven by the increase in leases and maintenance guarantee deposits, and the increase in trade receivables, partly offset by the increase in other liabilities and the increase in trade payables, as mentioned above. For the year ended December 31, 2022, net cash generated by operating activities totaled $29.4 million. We generated a net loss of $19.2 million, which included the following significant non-cash items: depreciation of right of use of $35.6 million, a net foreign currency exchange gain of $4.2 million, depreciation and amortization of $1.3 million, stock-based compensation expense of $1.9 million, financial results, net of $8.5 million and a loss on net monetary position of $11.3 million. In addition, during the period, we had changes in assets and liabilities that generated a net outflow of $22.4 million, which was largely driven by the increase in trade receivables net of the increase in air traffic liability.

Cash flow from / (used in) investing activities

Cash flow from investing activities went from $19.8 million used in investing activities for the year ended December 31, 2022 to $6.7 million provided by investing activities for the year ended December 31, 2023. The change was primarily attributable to a net redemption of mutual funds in 2023 of $9.0 million, compared to a net acquisition of mutual funds in 2022 of $17.6 million, to cover a portion of our financing activities.

Cash flow used in financing activities

Cash flow used in financing activities decreased from $13.2 million for the year ended December 31, 2022, to $9.0 million for the year ended December 31, 2023. The change was primarily the result of a decrease in the payments related to lease liabilities by $2.4 million, the increase in proceeds from loans (including related-party loans) for $2.7 million, both partly compensated by a payment of dispute settlement charges for $0.8 million.

Debt

General Loan Agreements

In December 2023, the Flybondi Board approved the issuance of up to $3.9 million in 20% unsecured guaranteed loan notes (the “Loan Notes”) to Pangaea Two Acquisition Holdings XVII, Ltd. (“Pangaea”), a beneficial owner of 5% of greater of Flybondi’s outstanding capital stock and Juan Ball, a director of Flybondi, and/or their respective affiliates.

On December 3, 2023, Flybondi received an aggregate of $1.0 million and issued two Loan Notes, consisting of a $750,000 Loan Note to Pangaea and a $250,000 Loan Note to Mr. Ball. On December 14, 2023, Flybondi received an aggregate of US$0.9 million and issued two Loan Notes, consisting of a $675,000 Loan Note to Pangaea and a $225,000 Loan Note to Mr. Ball. On January 3, 2024, Flybondi received an aggregate of $0.5 million and issued two Loan Notes, consisting of a $337,500 Loan Note to Pangaea and a $112,500 Loan Note to Mr. Ball. On February 27, 2024, Flybondi received an aggregate of $0.2 million and issued two Loan Notes, consisting of a $157,500 Loan Note to Pangaea and a $52,500 Loan Note to Mr. Ball. On May 21, 2024, Flybondi received an aggregate of $0.8 million and issued two Loan Notes, consisting of a $600,000 Loan Note to Pangaea and a $200,000 Loan Note to Mr. Ball. On June 27, 2024, Flybondi received an aggregate of $0.2 million and issued two Loan Notes, consisting of a $150,000 Loan Note to Pangaea and a $50,000 Loan Note to Mr. Ball.

The Loan Notes accrue interest at a rate of 20% per annum and, if not earlier redeemed, mature on June 30, 2025 (as extended from the original maturity date of December 31, 2024). Flybondi’s payment obligations underlying the Loan Notes are guaranteed by an operational subsidiary of Flybondi and, following the consummation of the Business Combination, shall be guaranteed by FB Parent.

Refer to “Certain Flybondi Relationships and Related Person Transactions – Loan Notes”. As of June 30, 2024, Flybondi had issued twelve Loan Notes totaling an aggregate of $3.6 million, of which $2.7 million was issued to Pangaea and $0.9 million issued to Juan Ball. As of December 31, 2023, Flybondi had issued four Loan Notes totaling an aggregate of $1.9 million, of which $1.4 million was issued to Pangaea and $0.5 million issued to Juan Ball.

In December 2023, we entered into a short-term loan agreement with Banco Santander for $776,000 for two months with a fixed annual interest rate of 9.2%. In March 2024, we entered into a short-term loan agreement with Banco Santander for $115,534 for two months with a fixed annual interest rate of 17.31%.

In May 2024, we entered into a short-term loan agreement with Banco Nación Argentina for ARS 5,176 million ($5,676,057). A BCRA-published Baldar rate, minus 1 percentage point, will be applied as determined five days before the start of each period, with an initial rate of 31.93%.

Other Financial Liabilities

Reverse Factoring Arrangements

During the six months ended June 30, 2024, Flybondi entered into several reverse factoring transactions pursuant to which Flybondi arranged for their suppliers (mainly certain of its lessors and maintenance providers) to enter into finance arrangements with a sole third-party finance provider who would settle Flybondi’s invoices from suppliers on its behalf. Under these arrangements, Flybondi would pay the finance provider at a later date than the original invoice date accruing the same interest rate that suppliers would have charged Flybondi under default conditions. During the period, the average annual interest rate accrued was 8.25%. These arrangements have the characteristics of a financing arrangement due to original payments dates being modified, and accordingly Flybondi reclassified the trade payable balances to financing liabilities with the finance provider.

Contractual Obligations and Commitments

As of June 30, 2024, Flybondi’s only commitments were aircraft leases leased as right-of-use assets and General Loan Agreements (as described above). Other than this, Flybondi had no commitments and did not enter into any material agreements.

As of June 30, 2024, Flybondi operated a fleet of 15 aircraft. The lease terms for the 15 aircraft range generally from five to seven years.

The future minimum lease payments are detailed as follows:

	As of June 30, 2024	As of December 31, 2023	As of December 31, 2022
Within 1 year	$ 34,983,584	$33,025,886	$19,448,245
1-2 years	27,180,000	27,163,800	19,587,600
2-3 years	24,080,000	26,780,000	19,483,800
3-4 years	14,930,000	19,010,000	19,100,000
More than five years	6,385,000	12,995,000	19,545,000
Total minimum lease payments	$ 107,558,584	$118,974,686	$97,164,645
Financial charges	(18,186,576)	(22,730,844)	(22,117,412)
Present value of minimum lease payments	$ 89,372,008	$96,243,842	$75,047,233

The table above includes 15 and 11 aircraft leases leased as right-of-use assets at the end of June 2024, December 2023 and December 2022, respectively. In March 2022, the lease of aircraft 28071 LV -HFR was terminated, and the aircraft was returned.

The weighted average effective incremental borrowing rate was 11.23% for the six months ended June 30, 2024 and for the year ended December 31, 2023, and 11.04% for the year ended December 31, 2022, respectively.

As of June 30, 2024 and December 31, 2023 we have no material commitments other than binding commitments for our aircraft lease agreements.

All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments during any of the years presented.

Capital Expenditures

Flybondi has no material contractual commitments to acquire property, plant and equipment as of June 30, 2024, December 31, 2023 and 2022.

Off-Balance Sheet Arrangements

Flybondi had no off-balance sheet arrangements for the six months ended June 30, 2024 and for the years ended December 31, 2023 and 2022.

CERTAIN FLYBONDI RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2022, and each currently proposed transaction to which Flybondi has been a party, in which the amount involved exceeds $120,000, and in which any of Flybondi’s directors, executive officers or holders of more than 5% of the voting securities outstanding of Flybondi, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. Flybondi refers to such transactions as “related party transactions” and such persons as “related parties.”

With the approval of the Flybondi Board, Flybondi has engaged in the related party transactions described below.

Loan Notes

In December 2023, the Flybondi Board approved the issuance of up of to $3.9 million in 20% unsecured guaranteed Loan Notes to Pangaea, a beneficial owner of 5% of greater of Flybondi’s outstanding capital stock and Juan Ball, a director of Flybondi, and/or their respective affiliates. On December 3, 2023, Flybondi received an aggregate of $1.0 million and issued two Loan Notes, consisting of a $750,000 Loan Note to Pangaea and a $250,000 Loan Note to Mr. Ball. On December 14, 2023, Flybondi received an aggregate of US$0.9 million and issued two Loan Notes, consisting of a $675,000 Loan Note to Pangaea and a $225,000 Loan Note to Mr. Ball. On January 3, 2024, Flybondi received an aggregate of $0.5 million and issued two Loan Notes, consisting of a $337,500 Loan Note to Pangaea and a $112,500 Loan Note to Mr. Ball. On February 27, 2024, Flybondi received an aggregate of $0.2 million and issued two Loan Notes, consisting of a $157,500 Loan Note to Pangaea and a $52,500 Loan Note to Mr. Ball. On May 21, 2024, Flybondi received an aggregate of $0.8 million and issued two Loan Notes, consisting of a $600,000 Loan Note to Pangaea and a $200,000 Loan Note to Mr. Ball. On June 27, 2024, Flybondi received an aggregate of $0.2 million and issued two Loan Notes, consisting of a $150,000 Loan Note to Pangaea and a $50,000 Loan Note to Mr. Ball.

The Loan Notes accrue interest at a rate of 20% per annum and, if not earlier redeemed, mature on June 30, 2025 (as extended from the original maturity date of December 31, 2024). Flybondi’s payment obligations underlying the Loan Notes are guaranteed by an operational subsidiary of Flybondi and, following the consummation of the Business Combination, shall be guaranteed by FB Parent.

Under the terms of the Loan Notes, Flybondi may elect to redeem all or a portion of the Loan Notes at any time, subject to the payment of accrued interest as of the date of redemption. In addition, noteholders under the Loan Notes may demand immediate redemption of all outstanding Loan Notes under certain circumstances, including, but not limited to, a change in control and the incurrence of financial debt or issuance of equity without the noteholders’ prior written consent.

As of June 30, 2024, an aggregate of $3.6 million of Loan Notes remains outstanding. As of December 31, 2023, an aggregate of $1.9 million of Loan Notes was outstanding.

In February 2025, the Flybondi Board approved the further issuance of up to $11.5 million principal amount of 20% unsecured guaranteed convertible loan notes to be offered to existing shareholders including related persons; as of February 24, 2025, the closing of this offer and its terms remains subject to shareholder approval and completion. $10.0 million of the issuance has been subscribed and funded by Pangaea and Juan Ball, each of whom is a related person, as part of the ongoing issuance. The loan notes will accrue interest at a rate of 20% per annum and, if not earlier redeemed, mature on December 31, 2025. Flybondi’s payment obligations underlying the loan notes are guaranteed by an operational subsidiary of Flybondi. Under the terms of the loan notes, Flybondi may elect to redeem all or a portion of the loan notes at any time, subject to the payment of accrued interest as of the date of redemption. In addition, noteholders under the loan notes may demand immediate redemption of all outstanding loan notes under certain circumstances, including, but not limited to, a change in control. Contingent upon a change of control of Flybondi prior to maturity of the loan notes, the loan notes may be converted into shares of Flybondi (or, if applicable, FB Parent Ordinary Shares) at a 20% discount to the price per share implied by such change of control transaction. Conversion is available on the same terms in the event of an investment in equity of the Company (or FB Parent, if applicable) of at least $30.0 million prior to maturity of the loan notes. Any equity into which the notes may convert has been reserved from the equity consideration to be paid to the Sellers in connection with the Closing and will not dilute the Public Shareholders except and only to the extent as may be agreed by Integral.

Convertible Loans

In February 2021, March 2021 and October 2021, Flybondi issued $11.4 million in aggregate principal amount of 30% Convertible Loans due February 2022, March 2022 and October 2022, respectively.

During 2022, Flybondi capitalized the Convertible Loan Notes in Series A shares as follows:

Capitalization Date	Series A shares	Amount in $ (capital plus interest)
February 21, 2022	245,419,561	2,454,196
March 31, 2022	238,176,494	2,381,765
October 21, 2022	1,087,649,427	10,876,494

As of December 31, 2022, no debt related to convertible loans was outstanding. As of December 31, 2023, no debt related to convertible loans was outstanding.

Directors’ and Officers’ Liability Insurance

Flybondi maintains a general liability insurance policy which covers certain liabilities of directors and officers of Flybondi arising out of claims based on acts or omissions in their capacities as directors or officers.

Policies and Procedures for Related Party Transactions

While Flybondi does not have a formal related party transaction policy in effect, it is Flybondi’s current practice that all related party transactions be approved by the Flybondi Board. In connection with this Business Combination, FB Parent plans to adopt a written policy, effective upon consummation of the Business Combination, that requires all future transactions between FB Parent and any director, executive officer, holder of 5% or more of any class of the capital stock of FB Parent or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by FB Parent’s audit committee. Any request for such a transaction must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting any such proposal, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms Flybondi could have generally obtained from an unaffiliated third party under the same or similar circumstances.

FB PARENT MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this section to “we”, “us”, “our,” and the “Company” generally refer to FB Parent from and after the consummation of the Business Combination.

Executive Officers and Directors

The following table provides information, as of the date of this proxy statement/prospectus, about those persons who are expected to serve as directors and executive officers of FB Parent following the Business Combination. The address for each of the directors and executive officers is Av. Costanera Rafael Obligado 1221, Complejo Costa Salguero, C1425 CABA, Argentina.

Name	Age	Title
Mauricio Sana	45	Chief Executive Officer
Peter Yu	63	Director (Chairman)
Rafael de Luque	55	Director Nominee (Vice Chairman for Finance)
Francisco Barreto	54	Director & Interim Chief Financial Officer
Juan Ball	63	Director Nominee
Bertrand Grabowski	68	Director Nominee
Mehmet Tevfik Nane	59	Director Nominee
Enrique Klix	56	Director Nominee

Executive Officers

Mauricio Sana has served as Chief Executive Officer of Flybondi’s airline operating subsidiary, FBLA since March 2021 and will serve in the same role at FB Parent upon the consummation of the Business Combination. Prior to becoming the Chief Executive Officer of FBLA, Mr. Sana served as the Chief Commercial Officer of FBLA from February 2019 to April 2020 and assumed as interim Chief Executive Officer of FBLA from May 2020 to February 2021. Prior to joining FBLA, Mr. Sana led key initiatives for Avianca, Copa Airlines, and Aerolíneas Argentinas. Mr. Sana also served as the Corporate Revenue Management Director at Decameron Hotels from January 2017 to January 2019. Mr. Sana holds a Bachelor’s degree from the National University of Colombia and a certificate in Advanced Hospitality Revenue Management from Cornell University.

Non-Employee Directors and Director Nominees

Peter Yu currently serves as a Director of FB Parent and has agreed to serve as Chairman of the FB Parent Board upon consummation of the Business Combination. Mr. Yu has served as a member of the Flybondi Board since July 2017 and as chairman since June 2021. Since June 2006, Mr. Yu has served as Managing Partner of Cartesian Capital Group LLC (“Cartesian Capital”), a global private equity firm and registered investment adviser headquartered in New York City. Prior to forming Cartesian Capital, Mr. Yu founded and served as the President and Chief Executive Officer of AIG Capital Partners (“AIGCP”), a leading international private equity firm with over $4.5 billion in committed capital. Prior to founding AIGCP, Mr. Yu served President Bill Clinton as Director of the National Economic Council, the White House office responsible for developing and coordinating economic policy. Mr. Yu currently serves on the board of directors of Cartesian Growth Corporation II, Tim Hortons China (TH International Limited), Cartesian Sustainable Finance 1 LLC, Cartesian Specialty Finance, LLC, BK China, PolyNatura Corp. (f/k/a Intercontinental Potash Corp.), Cartesian Royalty Holdings Pte Ltd., Nitron Group LLC and Simba Sleep Ltd. Previously, Mr. Yu served on the board of directors of AlTi Global, Inc. (f/k/a Alvarium Tiedemann Holdings, Inc.), Pangaea Logistics Solutions, Ltd., Viva Air Procurement S.A., Westport Fuel Systems Inc., Banco Daycoval S.A., GOL Linhas Aéreas Inteligentes S.A., Aqua Comms DAC and ASO 2020 Maritime. Mr. Yu also serves on the Advisory Council for the Princeton School for Public & International Affairs, the Advisory Council for the Princeton Institute for International & Regional Studies, on the board of directors of The John Paul Stevens Fellowship Foundation and on the Global Council of the Carnegie Endowment for International Peace. A graduate of Harvard Law School, Mr. Yu served as President of the Harvard Law Review and as a law clerk on the U.S. Supreme Court. Mr. Yu received a Bachelor’s degree in Public and International Affairs from Princeton University’s Woodrow Wilson School.

FB Parent believes Mr. Yu is qualified to serve on the FB Parent Board based on his significant executive experience in the airline sector, his knowledge in corporate governance and his track record of successfully building companies and businesses across multiple industries.

Rafael de Luque has agreed to serve on the FB Parent Board upon consummation of the Business Combination. Mr. de Luque has served as a member of the Flybondi Board since July 2017. He is also a Partner at Cartesian Capital, a position he has held since January 2023, where he has led transactions in numerous sectors, including in financial services, convenience retail, mobile communications, and legal services. Prior to becoming a Partner at Cartesian Capital, Mr. de Luque held various roles at the firm, including as a Senior Managing Director from January 2019 to December 2022, and as a Principal from July 2006 to December 2018. Prior to joining Cartesian Capital, Mr. de Luque served as a Vice President at an affiliate of AIGCP, where he specialized in media and content-related investments. Earlier in his career, Mr. de Luque held the position of Financial Consultant at the Inter-American Development Bank. Mr. de Luque currently serves on the board of directors of Cartesian Growth Corporation II (Nasdaq: RENE), a special purpose acquisition company and the Downtown Soccer League, a not-for-profit 501(c)(3) and previously served on the board of directors of Viva Air Procurement S.A. from August 2019 to November 2021. Mr. de Luque, a CFA® charterholder, received a Master of Business Administration from the University of Maryland and holds a Bachelor’s degree in Computer Science and Industrial Engineering from Universidad de Los Andes in Colombia.

FB Parent believes Mr. de Luque is qualified to serve on the FB Parent Board based on his significant experience in the aviation and low-cost airline sectors.

Francisco Barreto has agreed to serve on the FB Parent Board upon consummation of the Business Combination. Mr. Barreto joined the Flybondi Board in May 2022, and has served as Interim Chief Financial Officer of Flybondi’s airline operating subsidiary, FBLA since March 2024 and will serve in the same role at FB Parent upon the consummation of the Business Combination. Mr. Barreto currently serves as a Regional Managing Director at Cartesian Capital, a position he has held since February 2007, where he is responsible for sourcing, structuring and monitoring investment opportunities in Latin America. Mr. Barreto also currently serves on the board of directors or committees thereof of Grupo Ser Educacional S.A., a Brazilian for-profit education company listed on the BOVESPA stock exchange, FSF Tecnologia S.A., Xipron LLC, Xipron Inc., and as chairman of Flybondi SAU. Mr. Barreto previously served as a Senior Associate at Euro-Latin Capital from 2004 to 2006. Prior to Euro-Latin Capital, Francisco was a Senior Associate at AIGCP from 1998 to 2001. Earlier in his career, Mr. Barreto worked as an analyst at Buenos Aires Capital Partners/SBC Warburg, an Argentine investment banking firm. He holds a Bachelor’s degree in Economics from Universidad de Belgrano/University of North Carolina at Chapel Hill and a Master in Science in Finance from London Business School.

FB Parent believes Mr. Barreto is qualified to serve on the FB Parent Board based on his significant experience as a financial executive advising various companies and his experience in South America and Argentina in particular.

Juan Ball has agreed to serve on the FB Parent Board upon consummation of the Business Combination. Mr. Ball joined the Flybondi Board in July 2021. Mr. Ball is a Co-Founder of ABS Holdings, LLC and has served as Co-Chairman since 2014. Mr. Ball is also one of the Co-Founders of LJ Capital Ltd. Previously, Mr. Ball was a Co-Founder and Co-Chairman of Guggenheim Partners Latin America, Inc. from 2010 to 2014 and a Co-Founder and Managing Partner of Guggenheim Investment Advisors, LLC from 2002 to 2010. Earlier in his career, Mr. Ball served as a Managing Director at Banco Santander from 1998 to 2001 and as a Managing Director at Bear Stearns & Co. from 1993 to 1998. Mr. Ball has over 35 years of experience in trading, sales, private banking, and asset management, with senior positions held at various international banks. Mr. Ball also currently serves on the boards of directors of ABSCAPCO (UK) Limited, ABS Holding, Ltd., Loan Ecosystem, LLC, Aeon Investments Limited, RCP Cayman Holdings, Ltd., Radix Capital Partners, Ltd., Aureum Reinsurance Company, Big Box Holdings LLC, JB Capital Investments, LLC, JB Sailing Team Limited and Kinrise Real Estate Limited and is a member of Fundacion Malba’s board, President of Universidad de San Andres’ board of trustees and President of the Board of Fundacion Germinare, all not-for-profit organizations. Mr. Ball has obtained SEC Series 7, 3, 63 and 65 licenses and has been registered with the SEC as an investment advisor and the Financial Conduct Authority.

FB Parent believes Mr. Ball is qualified to serve on the FB Parent Board based on his experience as a professional investor, his track record of successfully building companies across multiple industries, and his experience investing in South America and, particularly, Argentina.

Bertrand Grabowski has agreed to serve on the FB Parent Board upon consummation of the Business Combination. Mr. Grabowski has over 40 years of experience leading transnational finance companies in France, Japan, the United States, the United Kingdom and Germany. Mr. Grabowski joined the Flybondi Board in June 2017. Mr. Grabowski has also served on the board of directors of Ryanair since October 2023, Cartesian Growth Corporation II since May 2022, and Jazeera Airways since March 2017. From May 2005 to November 2016, Mr. Grabowski served as Head of Aviation Finance and as a member of the board of managing directors of DVB Bank, leading the company’s global aviation finance and investment initiatives. From 2001 to 2004, Mr. Grabowski was a director of the Asset Finance Group at Citigroup with a focus on Japan and certain E.U. countries, and held various roles at Banque Indosuez, renamed Credit Agricole CIB. Mr. Grabowski started his career at Société Navale Delmas-Vieljeux, in charge of ship financing from 1981 to 1984. Mr. Grabowski received a Baccalaureat in Math from the French Ministry of Education and received a Master of Business Administration from the ESSEC Business School (Paris).

FB Parent believes Mr. Grabowski is qualified to serve on the FB Parent Board based on his significant experience in the airline and aircraft financing sectors, and his knowledge in corporate governance, accounting and finance.

Mehmet T. Nane has agreed to serve on the FB Parent Board upon consummation of the Business Combination. Mr. Nane joined the Flybondi Board in August 2022. Mr. Nane is also Chairperson of the board of Pegasus Airlines, a position he has held since March 2023, where he previously served as deputy Chairperson of the board from March 2022 to March 2023 and as CEO from March 2016 to May 2022. Previously, Mr. Nane also worked at various companies, such as Türkiye Emlak Bankası, Demirbank, Demir Invest, Sabancı Group, including as CEO at TeknoSA and CarrefourSA Türkiye. Mr. Nane currently serves as the Chairperson of the board of Pegasus Flight Training Center, a position he has held since March 2016 and as the Chairperson of the board of Pegasus Aviation Technologies, a position he has held since May 2016. Mr. Nane has served in various national and international bodies, including the International Air Transport Association as a member of the Board of Governors since June 2019, including a term as Chair of the Board of Governors between June 2022 and June 2023, as the Chair of the Board of Directors of the Turkish Private Aviation Enterprises Association since 2019, the Asia Pacific Retailers Federation, the Turkish Federation of Shopping Centres and Retailers, Food Retailers Association and Chain Stores Association, the Association of the Harvard Business School Turkish Alumni Association, and Health and Education Foundation, among others. Mr. Nane is a Founding Member of the Yanındayız Association and Women in Technology Association. Mr. Nane graduated from the Department of International Relations at Boğaziçi University. He obtained his graduate degree in International Banking and Finance at the Heriot Watt University, and he subsequently completed the Harvard Business School Executive Management Program.

FB Parent believes Mr. Nane is qualified to serve on the FB Parent Board based on his significant experience in the airline sector.

Enrique Klix has agreed to serve on the FB Parent Board upon consummation of the Business Combination. Mr. Klix has significant international experience after working in Argentina, the United Kingdom, and Australia for more than 30 years. Mr. Klix currently serves as the Chief Executive Officer and as a Director of Integral, a position he has held since February 2021. Mr. Klix has served as a member of the board of directors of TLGY Acquisitions Corporation (Nasdaq:TLGY), a special purpose acquisition company, since June 2024. Mr. Klix served as Orora Cartons Australia’s General Manager from January 2019 to July 2020, Senior Vice President at McKinsey & Co.’s recovery and transformation division from 2014 to 2016, and CFO and Deputy CEO of McColl’s Transport from 2009 to 2014. Mr. Klix also worked for ten years as an investment banker for Salomon Smith Barney (now Citigroup) and Dresdner Kleinwort Benson in London focused on servicing telecommunications companies across Europe on mergers and acquisitions and debt and equity capital markets transactions. Mr. Klix holds a Bachelor’s degree in Economics from the Universidad Católica Argentina and an MBA from the University of Cambridge in England.

FB Parent believes Mr. Klix is qualified to serve on the FB Parent Board based on his significant experience leading and advising corporations and governments on turnarounds, mergers and acquisitions, capital market transactions, and operational and financial improvements.

Family Relationships

There are no family relationships between any of the expected officers or directors of FB Parent.

The following information concerning the management of FB Parent and the FB Parent Board is based on the provisions of the FB Parent Articles, attached as Annex B to this proxy statement/prospectus and which are expected to be in effect in such form following the Closing of the Business Combination. However, the FB Parent Articles may be changed at any time prior to consummation of the Business Combination by mutual agreement of the parties to the Business Combination Agreement or after consummation of the Business Combination by amendment in accordance with their terms. If the FB Parent Articles are amended, the below summary may cease to accurately reflect the FB Parent Articles as so amended.

Controlled Company

FB Parent intends to apply to list the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq under the symbols “FLYB” and “FYLBW,” respectively, upon the Closing. FB Parent cannot assure you that the FB Parent Ordinary Shares and FB Parent Warrants will be approved for listing or remain listed on Nasdaq. Under Nasdaq listing requirements, FB Parent will qualify for certain of the controlled company exemptions under the corporate governance rules of Nasdaq, including being exempt from the requirements of having:

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a majority of the board of directors consist of independent directors;

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the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
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the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
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there be an annual performance evaluation of the compensation and nominating and corporate governance committees.

Upon consummation of the Business Combination, FB Parent expects to utilize certain of these exemptions. For example, FB Parent does not expect to have a fully independent compensation committee or nominating and governance committee. FB Parent may continue to utilize these exemptions in the future or may elect to avail itself of these other exemptions currently not utilized. As a result, to the extent FB Parent avails of it any of these exceptions, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Foreign Private Issuer

As a “foreign private issuer,” FB Parent will be subject to different U.S. securities laws compared to domestic U.S. issuers. As long as FB Parent continues to qualify as a foreign private issuer under the Exchange Act, FB Parent will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, FB Parent will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and will not be required to comply with Regulation FD, which restricts the selective disclosure of material information.

Further, FB Parent will be exempt from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. For example, as discussed above, FB Parent does not anticipate having a fully independent compensation committee or nominating and governance committee.

Furthermore, Nasdaq rules also generally require each listed company to obtain shareholder approval prior to the issuance of securities in certain circumstances in connection with the acquisition of the stock or assets of another company, equity based compensation of officers, directors, employees or consultants, change of control and certain transactions other than a public offering. As a foreign private issuer, FB Parent is exempt from these requirements and may elect not to obtain shareholders’ approval prior to any further issuance of FB Parent’s securities other than as may be required by the laws of England and Wales.

FB Parent may in the future elect to avail itself of these exemptions or to follow home country practices with regard to other matters. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Board of Directors

Board Structure and Composition

Following Closing, the FB Parent Board will be a single class that will be voted on by its shareholders annually. In the event of any increase in the number of directors, the additional directorships resulting from such increase will be appointed by the FB Parent Board and such director shall serve on the FB Parent Board until FB Parent’s subsequent annual meeting of shareholders.

Director Independence

Upon the consummation of the Business Combination, the FB Parent Board anticipates that Bertrand Grabowski, Mehmet Tevfik Nane, Peter Yu, Juan Ball and Enrique Klix will qualify as independent, as defined under the listing rules of Nasdaq.

Election of Directors

The holders of FB Parent Ordinary Shares will have the right to elect the FB Parent Board at a general meeting of shareholders by a simple majority of the votes validly cast. Subject to the requirements of the FB Parent Articles, the FB Parent Board may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the then-existing FB Parent Board, but the total number of directors shall not be less than two. The FB Parent Board will also have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the then-existing FB Parent Board, but the total number of directors shall not be less than two.

Service Contracts of Directors

There are no service contracts between FB Parent and any of its current non-employee directors providing for benefits upon termination of their service.

Committees of the Board of Directors

The FB Parent Board will have three standing committees: an audit committee, a compensation committee and a nominating and governance committee. The appointments of the members of each committee by the FB Parent Board will be effective on the date of, and immediately following, the consummation of the Business Combination and the members of each committee will serve until their successors are elected and qualified, unless they are earlier removed or resign. Following the Business Combination, each committee will report to the FB Parent Board as it deems appropriate and as the FB Parent Board may request. The composition, duties and responsibilities of the standing committees are set forth below. In the future, the FB Parent Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

FB Parent’s audit committee will consist of Bertrand Grabowski, Mehmet Tevfik Nane, and Juan Ball, with Bertrand Grabowski serving as the chair of the audit committee. Messrs. Grabowski and Nane are expected to qualify as independent directors with respect to the audit committee, in accordance with Nasdaq and the SEC requirements for a company listed on Nasdaq.

Mr. Ball does not qualify as independent under the applicable heightened independence standards for audit committees. However, FB Parent intends to avail itself to the exemption provided by Section 10(a)(3)(b)(iv)(2), which exempts a minority of FB Parent’s audit committee members from the heightened independence requirements for one year from the date of the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part. FB Parent expects to replace Mr. Ball with a director who satisfies these heightened independence requirements prior to the expiration of the one year phase-in period.

FB Parent’s audit committee, among other matters, will oversee (1) the Company’s financial reporting, auditing and internal control activities; (2) the integrity and audits of the Company’s financial statements; (3) the Company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the Company’s independent auditors; (5) the performance of the Company’s internal audit function and independent auditors; and (6) the Company’s overall risk exposure and management.

Duties of the audit committee will include the following:

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annually review and assess the adequacy of the audit committee charter and review the performance of the audit committee;
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be responsible for recommending the appointment, retention and termination of the Company’s independent auditors and determine the compensation of the Company’s independent auditors;
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review the plans and results of the audit engagement with the independent auditors;
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evaluate the qualifications, performance and independence of the Company’s independent auditors;
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have authority to approve in advance all audit and non-audit services by the Company’s independent auditors, the scope and terms thereof and the fees therefor; review the adequacy of the Company’s internal accounting controls;
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ensure the Company maintains a robust risk management function, including in respect of IT and cybersecurity risk management; and

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meet at least quarterly with the Company’s chief financial officer and the Company’s independent auditors.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Each of the expected audit committee members meet the financial literacy requirements of Nasdaq listing standards and Bertrand Grabowski qualifies as an “audit committee financial expert,” as defined in the rules of the SEC. The designation does not impose on the audit committee financial expert any duties, obligations or liabilities that are greater than those generally imposed on members of the Company’s audit committee and the FB Parent Board.

The audit committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which will be available on the Company’s website upon the consummation of the Business Combination. All audit services to be provided to the Company and all permissible non-audit services, other than de minimis non-audit services, to be provided to the Company by the Company’s independent registered public accounting firm will be approved in advance by the audit committee.

Compensation Committee

FB Parent’s compensation committee will consist of Enrique Klix, Rafael de Luque and Peter Yu, with Enrique Klix serving as the chair of the compensation committee.

The compensation committee will have the sole authority to retain, and terminate, any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The compensation committee will, among other matters:

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at the request of the FB Parent Board, review and make recommendations to the FB Parent Board relating to management succession planning;
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administer, review, and make recommendations to the FB Parent Board regarding the Company’s compensation plans;
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review and approve the Company’s corporate goals and objectives with respect to compensation for executive officers and evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by the FB Parent Board; and
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provide oversight of management’s decisions regarding the performance, evaluation and compensation of other officers.

The compensation committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and Nasdaq listing standards, and will be available on the Company’s website upon the consummation of the Business Combination.

Nominating and Governance Committee

FB Parent’s nominating and governance committee will consist of Mehmet Nane and Peter Yu, with Mehmet Nane serving as the chair of the nominating and governance committee. The nominating and governance committee will, among other matters:

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select and recommend to the FB Parent Board nominees for election by the shareholders or appointment by the FB Parent Board;
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annually review with the FB Parent Board the composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity of the FB Parent Board members;
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make recommendations on the frequency and structure of board meetings and monitor the functioning of the committees of the FB Parent Board;
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develop and recommend to the FB Parent Board a set of corporate governance guidelines applicable to the Company and periodically review such guidelines and recommend changes to the FB Parent Board for approval as necessary; and
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oversee the annual self-evaluation of the FB Parent Board.

The nominating and corporate governance committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the Nasdaq listing standards and will be available on the Company’s website upon the consummation of the Business Combination.

Role of the FB Parent Board in Risk Oversight

Upon the consummation of the Business Combination, the FB Parent Board will be responsible for overseeing the Company’s risk management process. The FB Parent Board will focus on the Company’s general risk management strategy, the most significant risks facing the Company, and overseeing the implementation of risk mitigation strategies by management. As mentioned above, the Company’s audit committee will be responsible for discussing the Company’s policies with respect to risk assessment and risk management.

Code of Conduct

The FB Parent Board will adopt a code of conduct that establishes the standards of ethical conduct applicable to all of the Company’s directors, officers, employees, and, as applicable, consultants and contractors. The code will address, among other things, competition and fair dealing, conflicts of interest, compliance with applicable governmental laws, rules and regulations, company assets, confidentiality requirements and the process for reporting violations of the code. Any waiver of the code with respect to any director or executive officer will be promptly disclosed and posted on the Company’s website. Amendments to the code will be promptly disclosed and posted on the Company’s website. The code will be available on the Company’s website upon the consummation of the Business Combination.

Historical Compensation of Management and Directors

Executive Officers

FB Parent was formed on February 28, 2024 and did not have any key management or directors prior to Closing.

The aggregate amount of compensation, including cash and benefits, that FBLA’s executive officers received from Flybondi (or its subsidiaries) for services rendered to FBLA for the year ended December 31, 2023 was approximately $2.1 million.

The total compensation paid to FBLA’s executive officers in fiscal year 2023 consisted solely of base salary, bonuses, and the value of other employee benefits, including, for eligible participants, benefits pursuant to Flybondi’s incentive programs (as described below).

Directors

Directors who are employed or otherwise remunerated by Flybondi (or its subsidiaries) do not receive any compensation for their services as directors. During the year ended December 31, 2023, the aggregate amount of Flybondi’s non-employee directors’ cash compensation paid to or earned by such directors for service on the Flybondi Board was nil. During the year ended December 31, 2023, certain directors of Flybondi were granted an aggregate of 9,650,517 Flybondi Series A shares upon the occurrence of certain vesting events, including a share sale, asset sale or initial public offering of Flybondi (an “Exit Event”). Upon the occurrence of the Exit Event, the applicable director may require issuance of the shares at any time during the five year period following the Exit Event. It is expected that the Business Combination shall qualify as an Exit Event under the terms of the equity grants.

Equity Compensation

For the six months ended June 30, 2024, Flybondi had three forms of compensating employees and senior management through equity, namely phantom stock units, stock options and awards, as further described below.

Phantom Stock Units ("PSU")

In 2022, we adopted a long-term incentive plan pursuant to which certain employees of our Argentine subsidiary are eligible to receive PSU awards. Each PSU vests immediately upon granting. However, the holder of the PSU has the right to receive an amount of cash equal to the fair market value of one share of the Company only upon the occurrence of an exit event, as defined in the plan, i.e. an initial public offering or a change of control. We will pay the cash to the PSU holder within 120 days as from the occurrence of the exit event or within any other period as we determine appropriate. During 2022, we granted 25,914,389 PSU which were outstanding as of as of June 30, 2024, December 31, 2023 and December 31, 2022. See Note 19 to the Unaudited Interim Financial Statements, and Note 24 to the Audited Consolidated Financial Statements, included elsewhere in this proxy statement/prospectus for further details.

Stock Option Plan

Since 2017, Flybondi has had a stock option incentive plan in place pursuant to which certain employees are eligible to receive stock options to acquire ordinary shares under certain conditions. The employee stock options consist only of service-based awards. The stock options granted between 2017 and 2019 vest over 5 years. As it relates to the stock options granted in 2023, most of these grants vest over 3 years (50% vested at the grant date, 25% vested on January 2024, 15% vest on January 2025 and the remaining vest on January 2026. These are exercisable only upon the occurrence of an exit event as defined in the stock option plan, i.e. an initial public offering or change of control. Under the plan, unexercised stock options expire 15 years from the date of grant. Flybondi measures stock options issued on the grant date at their fair value, using the Black-Scholes model. The Black-Scholes valuation model incorporates various assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility developed for comparable companies and other relevant factors. Flybondi bases its expected term assumptions on historical experience and on the terms and conditions of the stock awards granted to employees. See Note 19 to the Unaudited Interim Financial Statements, and Note 24 to the Audited Consolidated Financial Statements, included elsewhere in this proxy statement/prospectus for further details.

Award Granted by Flybondi's controlling shareholder

On March 19, 2024, Flybondi’s controlling shareholder agreed to transfer an aggregate of 9,199,205 shares of Flybondi Limited to all Flybondi employees active as of December 31, 2023 in recognition of services rendered. Flybondi expects the transfer of such shares to occur in connection with the closing of the Business Combination. See Note 19 to the Unaudited Interim Financial Statements included elsewhere in this proxy/prospectus for further details.

Compensation Arrangements after the Business Combination

Executive Officers

Following the consummation of the Business Combination, FB Parent expects its executive officers to provide services to FB Parent pursuant to their existing employment contracts with FBLA pursuant to which such officers are entitled to, among other things, an annual base salary, participation in incentive bonus programs, and health benefits.

Directors

Following the consummation of the Business Combination, FB Parent expects to adopt a formal non-employee director compensation policy. Such a policy may include compensation in the form of a cash retainer and/or equity compensation.

Insurance and Indemnification

To the extent permitted by the Companies Act and the FB Parent Articles, FB Parent is empowered to indemnify its directors and officers, against liabilities in connection with their service at FB Parent. FB Parent will also enter into indemnification agreements with its directors and officers. These agreements, among other things, will require FB Parent to indemnify such directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services in FB Parent. FB Parent plans to maintain an insurance policy pursuant to which such persons will also be insured against liability for actions taken in their respective capacities.

FB Parent believes that the indemnification of directors and officers is necessary to attract and retain qualified persons. Insofar as such indemnification for liabilities arising under the Securities Act may be permitted to such individuals or control persons in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF FB PARENT SECURITIES

FB Parent Ordinary Shares

The following is a summary of the material terms of (1) the FB Parent Ordinary Shares as set forth in the articles of association of FB Parent and (2) English law insofar as it applies to the FB Parent Ordinary Shares. Please note that this is only a summary, and may not contain all of the information relevant to you. Accordingly, you should read the more detailed provisions of the articles of association of FB Parent, a copy of which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein.

Articles of Association

FB Parent is registered in England and Wales under the Companies Act with company registration number 15529690. FB Parent’s purposes and objects are not restricted.

Share Capital

As of December 31, 2024, the allotted and fully paid share capital of FB Parent was 1 ordinary share, with a nominal value of £0.01. Of this number, 0 ordinary shares were registered as treasury shares. All FB Parent Ordinary Shares have equal voting rights and no right to a fixed income. There are no acquisition rights or obligations in relation to the issue of FB Parent Ordinary Shares or an undertaking to increase the capital of FB Parent. There are no convertible securities, exchangeable securities or securities with warrants in FB Parent. FB Parent has no authorized share capital limit under its articles of association.

Liability of Shareholders

The liability of the shareholders is limited to the amount, if any, unpaid on the shares held by them. Shareholders are referred to as members in the articles of association of FB Parent and the Companies Act. All FB Parent Ordinary Shares are, and all FB Parent Ordinary Shares that will be issued in connection with the transaction will be, fully paid and, accordingly, no further contribution of capital may be required by FB Parent from the holders of FB Parent Ordinary Shares.

Further Issuances of Share Capital and Pre-emptive Rights

The articles of association authorise the directors of FB Parent to offer or allot ordinary shares of £0.01 each, free of pre-emption rights, up to a maximum aggregate nominal value of £1,000,000. This authority is valid for a period of five years commencing on the date on which the articles of association are adopted.

Other than as set out above, pursuant to the Companies Act, FB Parent’s directors are, with certain exceptions, not permitted to allot any equity securities without express authorization from FB Parent’s shareholders. Further, under the Companies Act, FB Parent may not issue shares for cash (other than pursuant to an employee share scheme) without first making an offer to existing shareholders to allot such shares to them on the same or more favourable terms in proportion to their respective shareholdings, unless this requirement is waived by a special resolution of the shareholders. See “Voting Rights” beginning on page 220 of this proxy statement/prospectus for an explanation of the requirements for approval of a special resolution.

Subject to receipt of authorization from FB Parent’s shareholders, the directors may issue shares with such rights or restrictions, including shares that are redeemable at the option of FB Parent or the shareholder, as the directors or FB Parent by ordinary resolution may determine. See “Voting Rights” beginning on page 220 of this proxy statement/prospectus for an explanation of the requirements for approval of an ordinary resolution. Throughout this section, references to shares of FB Parent refer to any shares that may be issued out of the capital of FB Parent, including FB Parent Ordinary Shares.

Changes to the Share Capital

Shareholder approval by ordinary resolution is required for FB Parent to:

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consolidate all or any of its share capital into shares of larger nominal amount than its existing shares; and
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sub-divide its shares, or any of them, into shares of smaller nominal amount than its existing shares.

The Companies Act contains the procedural requirements for a reduction of capital. The reduction of capital must be approved by shareholders by special resolution, and must be approved by a court. The decision to approve the reduction is at the court’s discretion, and it will consider whether (a) the reduction is for a discernible purpose, (b) all shareholders are treated equally, (c) the reduction has been properly explained to shareholders and (d) the company’s creditors are safeguarded. Subject to these requirements, FB Parent may reduce its share capital, its capital redemption reserve and any share premium account in any way (so long as FB Parent does not reduce its share capital to £nil in this way).

Repurchase of Shares

Once approved by FB Parent shareholders by ordinary resolution and subject to certain procedural requirements of the Companies Act, FB Parent may repurchase its own shares. Any shares which have been repurchased may be held as treasury shares (if financed out of distributable profits as specified in the Companies Act) or, if not financed out of distributable profits or not so held, must be canceled immediately upon the completion of the purchase, thereby reducing the amount of FB Parent’s issued share capital.

Dividends

FB Parent may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders but no dividends shall exceed the amount recommended by the directors. No dividend shall be paid otherwise than out of profits available for distribution as specified in the Companies Act. The directors may pay interim dividends or dividends payable at a fixed rate, if they are satisfied that they are justified by the profits of FB Parent available for distribution. If the directors act in good faith, they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

FB Parent Ordinary Shares carry the right to receive dividends and distributions that have been declared by FB Parent on a pro rata basis but have no other right to share in the profits of FB Parent and are not entitled to any fixed income.

FB Parent shareholders may, at a general meeting declaring a dividend, upon the recommendation of the directors and by ordinary resolution, direct that the payment of all or any part of the dividend be satisfied by the distribution of assets and, where any difficulty arises in regard to the distribution, the directors may settle the same as they think fit.

The directors may, with the approval of FB Parent shareholders by ordinary resolution, offer any holders of FB Parent Ordinary Shares the right to elect to receive FB Parent Ordinary Shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the directors) of all or any dividend.

FB Parent or the directors may fix a date as the record date by reference to which a dividend will be declared or paid or a distribution, allotment or issue made.

No dividend or other money payable in respect of a share shall bear interest against FB Parent, unless otherwise provided by the rights attached to the share.

The directors may elect to pay dividends solely by means of electronic transfer, or such other method as the directors may decide and which method may be different for different holders or groups of holders of shares, to an account nominated in writing by the holder of the shares. FB Parent shall treat any payment due to shareholders who provide no, or invalid, account details as an unclaimed dividend. Any dividend, or any amount treated as an unclaimed dividend that has remained unclaimed for twelve years from the date when it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by FB Parent. Any such sums may (but need not) be paid by FB Parent into an account separate from FB Parent’s own account.

Voting Rights

All FB Parent Ordinary Shares have equal voting rights and are entitled to attend and vote at all general meetings of FB Parent. FB Parent may issue, subject to the Companies Act and the restrictions discussed above under the caption “Further Issuances of Share Capital and Pre-emptive Rights” beginning on page 219 of this proxy statement/prospectus, shares with preferential voting rights. This section assumes that all shares have equal voting rights and that no preferential shares are issued.

Under the laws of England and Wales, resolutions to be voted on by shareholders at a general meeting can be either an ordinary resolution, which means that the resolution must be passed by a simple majority of shareholders or holders of a simple majority of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the general meeting, or a special resolution, which means that the resolution must be passed by a majority of not less than 75% of the shareholders or holders of 75% of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the general meeting. For a resolution to be regarded as a special resolution, the notice of the general meeting must specify the intention to propose the resolution as a special resolution.

A resolution put to the vote at a general meeting held partly by means of electronic facility or facilities shall, unless the chairman of the meeting determines that it shall be decided on a show of hands, be decided on a poll. Subject thereto, a resolution put to the vote at a general meeting shall be decided on a show of hands unless before, or on the declaration of the result of, a vote on the show of hands, or on the withdrawal of any other demand for a poll, a poll is duly demanded by:

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the chairman of the meeting;
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a majority of the directors present at the meeting;
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not less than five shareholders or proxies or corporate representatives having the right to vote at the meeting;
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a shareholder, proxy or corporate representative or shareholders, proxies or corporate representatives representing (taken together) not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the meeting (excluding any voting rights attached to any shares in FB Parent held as treasury shares); or
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a shareholder, proxy or corporate representative or shareholders, proxies or corporate representatives (taken together) holding shares conferring a right to vote on the resolution on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right (excluding any shares in FB Parent conferring a right to vote at the meeting which are held as treasury shares).

On a show of hands, every shareholder who is present in person has one vote regardless of the number of shares held by such shareholder. Every proxy duly appointed by a shareholder entitled to vote on the resolution and present has one vote.

On a poll every shareholder present in person or by duly appointed proxy or corporate representative has one vote for every share held by the shareholder. A shareholder, proxy or corporate representative entitled to more than one vote need not, if he or she votes, use all his or her votes or cast all the votes he or she uses the same way.

For the purposes of determining which persons are entitled to attend or vote at a general meeting, FB Parent may specify in the notice convening the meeting a time, not more than 48 hours before the time fixed for the meeting, by which a person must be entered on the register in order to have the right to attend or vote at the meeting.

In the case of joint holders, the most senior of the joint holders who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of shareholders.

No shareholder will be permitted to vote at a general meeting or at a separate meeting of the holders of any class of shares in FB Parent (unless the directors determine otherwise), either personally or by proxy, in respect of any share held by him unless all amounts presently payable by such holder in respect of that share have been paid.

Neither English law nor FB Parent’s articles of association impose any limitation on the rights of non-United Kingdom residents or foreign shareholders to own FB Parent Ordinary Shares, including the rights to hold or exercise voting rights on the FB Parent Ordinary Shares.

Transfer of Shares

A share in certificated form may be transferred by an instrument of transfer which may be in any usual form or in any other form approved by the directors, executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. A share in uncertificated form may be transferred by means of the relevant system concerned.

In their absolute discretion, the directors may refuse to register the transfer of a share in certificated form unless the instrument of transfer:

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is lodged, duly stamped, at the office of FB Parent or such other place as the directors may appoint and is accompanied by the certificate for the share to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

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is in respect of only one class of share; and
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is not in favor of more than four transferees (acting as joint holders).

If the directors refuse to register a transfer of a share in certified form, they shall send the notice of their refusal within two months after the date on which the instrument of transfer was lodged with FB Parent.

No fee shall be charged for the registration of any instrument of transfer or other document or instruction relating to or affecting the title to any share.

The directors may refuse to register a transfer of a share in uncertificated form to a person who is to hold it thereafter in certificated form in any case where FB Parent is entitled to refuse to register the transfer under the Uncertificated Securities Regulations 2001 (as amended from time to time).

For uncertificated shares, transfers shall be registered only in accordance with the terms of the Uncertificated Securities Regulations 2001 (as amended from time to time).

Distribution of Assets on a Winding-up

If FB Parent is wound up, the liquidator may, with the approval of shareholders by a special resolution and any other approvals required by law, divide among the shareholders in specie the whole or any part of the assets of FB Parent and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with such approvals, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as he or she may with the like sanction determine, but no shareholder shall be compelled to accept any assets upon which there is a liability.

Disclosure of Shareholder Ownership

There are no provisions in the FB Parent articles of association whereby persons acquiring, holding or disposing of a certain percentage of the FB Parent Ordinary Shares are required to make disclosure of their ownership percentage, although there are such requirements under statute and regulation.

Untraced Shareholders

FB Parent is entitled to sell, at the best price reasonably obtainable, the shares of a shareholder, or any shares to which a person is entitled by transmission, if:

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during a period of 12 years, at least three dividends in respect of the shares in question have been declared and all dividend warrants and cheques sent in respect of the shares in question have remained uncashed;
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after expiry of the 12-year period, FB Parent has inserted advertisements, both in a national newspaper and in a newspaper circulating in the area of the last-known postal address of the relevant shareholder, giving notice of its intention to sell the said shares;
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during the 12-year period and for three months after the date of publication of the said advertisements, FB Parent has received no indication either of the whereabouts or of the existence of such shareholder or person entitled by transmission.

The net proceeds of the sale shall belong to FB Parent and FB Parent which shall be oliged to account to the former shareholder for an amount equal to such proceeds and, until the Company has so accounted, to enter the name of such former member or other person in the books of the Company as a creditor for such amount.

A shareholder shall not be entitled to receive any document or information that is required or authorized to be sent or supplied to the shareholder by FB Parent by a provision of the UK Companies Act or pursuant to the articles of association or to any other rules or regulations to which FB Parent may be subject if documents or information sent or supplied to that shareholder by post in accordance with the articles of association have been returned undelivered to FB Parent on at least three consecutive occasions.

Variation of Rights

Whenever the capital of FP Parent is divided into different classes of shares, the rights attaching to that class may (unless otherwise provided by the terms of issue of the shares of that class) be varied either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class (not including any treasury shares), or with the approval of a special resolution by the FB Parent shareholders, passed at a separate meeting of the holders of such shares, but not otherwise.

The rights attached to any class of shares will not, unless otherwise expressly provided by the terms of issue, be deemed to be varied by: (i) the creation or issue of further shares ranking equally with them, or (ii) the purchase or redemption by FB Parent of any of its own shares.

Material Tax Consequences

For a discussion that summarizes material U.S. federal income tax consequences to U.S. holders and material United Kingdom tax consequences to certain holders related to the acquisition, ownership and disposition of FB Parent Ordinary Shares, see sections entitled “Material U.S. Federal Income Tax Considerations” and "Material United Kingdom Tax Considerations” beginning on pages 135 and 144, respectively, of this proxy statement/prospectus.

Change of Control and Takeovers

The Takeover Code applies, among other things, to an offer for a public company whose registered office is in the U.K. (or the Channel Islands or the Isle of Man) and whose securities are not admitted to trading on a regulated market in the U.K. (or the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers, or the Takeover Panel, to have its place of central management and control in the U.K. (or the Channel Islands or the Isle of Man). This is known as the “residency test.”

Under the Takeover Code, the Takeover Panel will determine whether FB Parent’s place of central management and control is in the U.K. by looking at various factors, including the structure of FB Parent’s Board, the functions of the directors of FB Parent’s Board and where they are resident. Upon completion of the Business Combination, FB Parent expects a majority of its Board to reside outside of the U.K, the Channel Islands and the Isle of Man. Accordingly, based upon FB Parent’s current board and management structure and its intended plans for its directors and management, for the purposes of the Takeover Code, FB Parent is considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. The Takeover Code is not expected to apply to FB Parent. It is possible that in the future circumstances, and in particular the FB Parent Board composition, could change which may cause the Takeover Code to apply to FB Parent.

General Meetings

An annual general meeting of shareholders must be held every year within a period of six months of the day following FB Parent’s financial year end (which is December 31), at such times and places as may be determined by the directors.

Ability to Call General Meetings

The directors may call general meetings.

The directors are required to call a general meeting if requested by shareholders representing at least 5% of the paid-up capital of FB Parent as carries the right of voting at general meetings (excluding any paid-up capital held as treasury shares). Such meeting must be called within 21 days from the date on which the directors become subject to the requirement, and held on a date not more than 28 days after the date of the notice calling the meeting. A meeting called upon the request of shareholders may only deal with the business stated in the request by shareholders, or as proposed by the directors. If the directors fail to call the general meeting requested by the shareholders, the shareholders who requested the meeting, or any of them representing more than one half of the total voting rights of all of them, may themselves call a general meeting. Such meeting must be called for a date not more than three months after the date on which the directors become subject to the requirement to call a meeting. Any reasonable expenses incurred by the shareholders requesting the meeting by reason of the failure of the directors duly to call a meeting must be reimbursed by FB Parent.

Notice of General Meetings

Pursuant to the Articles, an annual general meeting FB Parent must be called by at least 21 clear days’ written notice (the “clear days” rule is set out in section 360 of the Companies Act and excludes the day of the meeting and the day that the notice is given). Unless otherwise required by the Companies Act, all other general meetings shall be called by at least 14 clear days’ written notice.

The notice shall specify the time, date and place of such general meeting, the means, or all different means, of attendance and participation (including, by means of electronic facilities if applicable) and the general nature of the business to be dealt with. Subject to the provisions of the UK Companies Act, the articles of association of FB Parent, and to any restrictions imposed on any shares, the notice shall be sent to every shareholder and every director. The auditors are entitled to receive all notices of, and other communications relating to, any general meeting which any shareholder is entitled to receive.

Any notice to be given to a shareholder may be given by reference to those persons entered on the register at the close of business on a day determined by FB Parent or the directors, which day may not be more than 15 days before the day that notices of the meeting are sent.

A shareholder whose registered address is not within the United Kingdom and who sends to FB Parent an address within the United Kingdom at which a document or information may be sent to him shall be entitled to have the document or information sent to him at that address but otherwise no such person, other than a person whose address in the register is within the United Kingdom ,shall be entitled to receive any notice from the Company. Any shareholder whose address in the register is not within the United Kingdom and who gives the Company an address for the purposes of receipt of communications in electronic form may, at the discretion of the FB Parent Board, have notices served upon him at such address.

If at any time FB Parent is unable effectively to convene a general meeting by notices sent through the post in the United Kingdom as a result of the suspension or curtailment of postal services, the directors only need to give notice of a general meeting to shareholders with whom the company can communicate by electronic means and who have provided the company with an address for this purpose. FB Parent must also publish the notice in at least one United Kingdom national newspaper and make it available on its website from the date of such publication until the conclusion of the meeting.

Quorum

No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder, shall be a quorum.

Attendance at General Meetings

All shareholders may attend, speak and vote at FB Parent general meetings (including annual general meetings). A shareholder is entitled to appoint another person as his, her or its proxy. A proxy appointment shall be deemed to entitle the proxy to exercise all or any of the appointing shareholder’s rights to attend and to speak and vote at a meeting of FB Parent. A proxy appointment shall be deemed also to confer authority to demand or join in demanding a poll. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates. The appointment of a proxy shall not preclude a shareholder from attending and voting in person at the meeting or poll concerned. A shareholder may appoint more than one proxy to attend on the same occasion, provided that each such proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. An appointment of proxy shall be in writing in any usual form or in any other form which the directors may approve. Subject thereto, the appointment of proxy may be: (i) in hard copy form; or (ii) in electronic form, if FB Parent agrees. The appointment of proxy shall be executed in such manner as may be approved by or on behalf of FB Parent from time to time. Subject thereto, the appointment of a proxy shall be executed by the appointer or any person duly authorized by the appointer or, if the appointer is a corporation, executed by a duly authorized person or under its common seal or in any other manner authorized by its constitution.

Any corporation which is a shareholder of FB Parent may, by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of FB Parent or at any separate meeting of the holders of any class of shares. A person so authorized shall be entitled to exercise the same power on behalf of the grantor as the grantor could exercise if it were an individual shareholder of FB Parent. A director, the secretary or other person authorized for the purpose by the secretary may require such person to produce a certified copy of the resolution of authorization before permitting him, her or it to exercise his, her or its powers.

The directors and the chairman may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting held at a physical place, including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The directors and the chairman are entitled to refuse entry to a person who refuses to comply with these arrangements, requirements or restrictions.

The directors shall determine in relation to each general meeting the means of attendance at and participation in the meeting, including whether the persons entitled to attend and participate in the general meeting shall be enabled to do so by, in addition to simultaneous attendance and participation at a physical place (or places, by way of satellite meetings) anywhere in the world determined by it, by means of electronic facility or facilities.

Amendment to the Articles of Association

Under English law, FB Parent’s shareholders may, by special resolution, alter, delete, substitute, amend or add to its articles of association. The FB Parent board of directors is not authorized to change its articles of association.

FB Parent Warrants

Each whole FB Parent Warrant entitles the registered holder to purchase one FB Parent Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of FB Parent Ordinary Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any FB Parent Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the FB Parent Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue FB Parent Ordinary Shares upon exercise of a warrant unless the FB Parent Ordinary Shares upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the FB Parent Ordinary Shares underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the FB Parent Ordinary Shares issuable upon exercise of the warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the FB Parent Ordinary Shares issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the FB Parent Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the warrants for that number of FB Parent Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of FB Parent Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of the FB Parent Ordinary Shares over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per whole warrant. The “fair market value” as used in this paragraph shall mean the average last reported sale price of the FB Parent Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per FB Parent Ordinary Share equals or exceeds $18.00.

Once the warrants become exercisable, we may call the warrants for redemption (except as described herein with respect to the Private Warrants):

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in whole and not in part;
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at a price of $0.01 per warrant;
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upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
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if, and only if, the last reported sale price of the FB Parent Ordinary Shares for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of FB Parent Ordinary Shares and equity-linked securities).

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of FB Parent Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration. We will use our commercially reasonable efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered.

If we call the public warrants for redemption in the manner described above, we will have the option to require all holders that wish to exercise such public warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our public warrants. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last reported sale price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the public warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants after our initial business combination. If we call our public warrants for redemption and we do not take advantage of this option, holders of Private Warrants would still be entitled to exercise their Private Warrants for cash or on a cashless basis as described in more detail below.

No fractional FB Parent Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of FB Parent Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the FB Parent Ordinary Shares pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than FB Parent Ordinary Shares, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures and Cashless Exercise

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.9% (as specified by the holder) of the FB Parent Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

The warrants have certain anti-dilution and adjustments rights upon certain events.

In addition, if (x) we issue additional FB Parent Ordinary Shares or equity-linked securities (other than any FPA Shares) for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the FB Parent Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per FB Parent Ordinary Share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will be issued in registered form under a Warrant Agreement between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of a majority of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the Private Warrants, a majority of the then outstanding Private Warrants. You should review a copy of the Warrant Agreement, which was filed with the registration statement, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive FB Parent Ordinary Shares. After the issuance of FB Parent Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of FB Parent Ordinary Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See "Risk Factors — The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Public Warrants and, following the consummation of the Business Combination, FB Parent Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Listing

We intend to apply to list the FB Parent Warrants on Nasdaq, subject only to official notice of issuance thereof and/or the satisfaction of the conditions of approval. There is no assurance that we will be able to satisfy Nasdaq’s listing requirements initially or on an ongoing basis.

Warrant Agent

The warrant agent for the FB Parent Warrants will be Continental Stock Transfer & Trust Company. Its address is One State Street, 30th Floor, New York, New York 10004-1561 and its telephone number is 1 (800) 509-5586.

COMPARISON OF CORPORATE GOVERNANCE AND RIGHTS OF HOLDERS OF SHARES

The rights and powers of holders of shares of Integral Common Stock and the authority and powers of the Integral Board are governed by Delaware law, including the DGCL, the Integral Charter and the Integral Bylaws. At the Merger Effective Time, each issued and outstanding share of Integral Common Stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one FB Parent Ordinary Share, and each issued and outstanding Integral Warrant, in accordance with its terms, will no longer be outstanding and will be automatically converted into and become one FB Parent Warrant to purchase FB Parent Ordinary Shares. At the effective time of the Share Exchange pursuant to the Business Combination Agreement, the Sellers, and any other holders of Flybondi shares who decide to exchange their shares following the effectiveness of the registration of which this prospectus forms a part, shall receive FB Parent Ordinary Shares in exchange for their shares in Flybondi. Because FB Parent is a public limited company incorporated under the laws of England and Wales, the rights and powers of the holders of FB Parent Ordinary Shares are governed by applicable laws of England and Wales, including the Companies Act, and by the FB Parent Articles.

The following is a summary comparison of the material differences between: (1) the rights and powers of the holders of shares of Integral Common Stock under Delaware law, including the DGCL, the Integral Charter and the Integral Bylaws, (2) the rights and powers of the holders of Flybondi Shares under English law, including the articles of association of Flybondi (the "Flybondi Articles"), and (3) the rights and powers that former holders of shares of Integral Common Stock and the former holders of Flybondi Shares will have as holders of FB Parent Ordinary Shares under the Companies Act and the FB Parent Articles effective following the Closing. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules, many of which are similar to, or have an effect on, matters described herein under Delaware or the laws of England and Wales. Such rights or obligations generally apply equally to shares of Integral Common Stock, the Flybondi Shares and FB Parent Ordinary Shares.

This summary is not intended to be a complete discussion of the respective rights and powers of holders of shares of Integral Common Stock, the Flybondi Shares and FB Parent Ordinary Shares and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the DGCL, the Companies Act and the governing documents of Integral, Flybondi and FB Parent, which we urge you to read carefully and in their entirety. Integral, Flybondi and FB Parent urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL, the Companies Act and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights and powers of a holder of shares of Integral Common Stock, a holder of Flybondi Shares and a holder of FB Parent Ordinary Shares. Integral has filed its governing documents with the SEC and will send copies of these documents to its shareholders, without charge, upon request. See the section entitled “Where You Can Find More Information.” The form of FB Parent Articles, which will be adopted at the Closing, is included as Annex B to this proxy statement/prospectus.

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)
SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

Generally, under the DGCL, the consummation of a merger, consolidation, conversion, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by the holders of a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which one corporation owns 90% or more of each class of the outstanding voting stock of a second corporation may be consummated with approval of the first corporation’s board of directors and without the vote of the second corporation’s board of directors or shareholders.

The Flybondi Articles limit the ability of members to transact business outside of a general meeting of members. However, the Flybondi Articles do not contain provisions which are specifically intended to have the effect of delaying or preventing a change in control, save that consent from certain investors may be required in limited circumstances

The FB Parent Articles limit the ability of members to transact business outside of a general meeting of members. However, the FB Parent Articles do not contain provisions which are specifically intended to have the effect of delaying or preventing a change in control.

SPECIAL VOTE REQUIRED FOR	Integral is subject to the provisions of Section 203 of the DGCL, which	N/A.	N/A.

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)
COMBINATIONS WITH INTERESTED SHAREHOLDERS

prohibits Integral from engaging in a “business combination” with any “interested stockholder” for a three-year period following the time that the shareholder became an “interested stockholder,” unless (i) prior to such time, the Integral Board approved either the “business combination” or the transaction which resulted in the shareholder becoming an “interested stockholder,” (ii) upon the consummation of the transaction that resulted in the shareholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (x) persons who were directors and also officers of Integral and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) at or subsequent to that time, the “business combination” is approved by the Integral Board and authorized at an annual or special meeting of Integral shareholders, and not by consent in lieu of a meeting, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the “interested stockholder.”

Generally, Section 203 of the DGCL defines an “interested stockholder” as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an “interested stockholder,” and the affiliates and associates of such person

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)
SHAREHOLDER RIGHTS PLAN

Under the DGCL, the certificate of incorporation of a corporation may expressly authorize the board of directors to create one or more series of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, the creation and issuance of which could make more difficult or prevent a takeover attempt and thereby could preclude shareholders from realizing a potential premium over the market value of their shares. The Integral Charter contains such express authorization.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could make more difficult or prevent a takeover attempt and thereby also could preclude shareholders from realizing a potential premium over the market value of their shares.

Under English law, Flybondi's directors have a fiduciary duty to take only those actions that are in the interests of Flybondi as a whole. Generally, anti-takeover measures are not actions that fall within this category.

There are no provisions in the Flybondi Articles that would have an effect of delaying, deferring or preventing a change of control of, Flybondi, save that an Exit (being as a Share Sale, Asset Sale or IPO, as such terms are defined in the Flybondi Articles), shall require the approval of the board of Flybondi, acting with Investor Majority Consent. An Exit made pursuant to Article 17.1 (Drag-along) shall not require Investor Majority Consent.

Under English law, FB Parent’s directors have a fiduciary duty to take only those actions that are in the interests of FB Parent as a whole. Generally, anti-takeover measures are not actions that fall within this category.

There are no provisions in the FB Parent Articles that would have an effect of delaying, deferring or preventing a takeover by, or change of control of, FB Parent.

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)
APPRAISAL RIGHTS

Under the DGCL, a shareholder of a Delaware corporation who did not vote in favor of or consent to a merger, consolidation, conversion, transfer or continuance and whose shares are converted in a merger may, in certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may, subject to taking certain prescribed actions, and the surviving, resulting or converted entity, or any person who has complied with such prescribed actions and who is otherwise entitled to appraisal rights, commencing a proceeding in the Court of Chancery of the State of Delaware, receive cash in the amount determined by the Court of Chancery of the State of Delaware to be the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the merger, consolidation, conversion, transfer or continuance.

English law does not generally provide for appraisal rights.

English law does not generally provide for appraisal rights.

However, in the event of a compulsory acquisition or “squeeze out,” under the Companies Act, where (a) a “takeover offer” is made for the shares of a company incorporated in the United Kingdom, and (b) the offeror has acquired or unconditionally contracted to acquire at least 90% in value of the shares of any class to which the offer relates representing at least 90% of the voting rights carried by those shares, the offeror may, within three months beginning on the day after the last day on which the offer could be accepted, require shareholders who did not accept the offer to transfer their shares to the offeror on the terms of the offer. A dissenting shareholder may object to the transfer or its proposed terms by applying to the court within six weeks of the date on which notice of the required transfer was given by the offeror

The court may, on receiving such an application, order (a) that the offeror is not entitled and bound to acquire the shares to which the notice relates or (b) that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

A minority shareholder is entitled, in circumstances similar to the “squeeze out” described above, to require the offeror to acquire his or her shares on the same terms as those contained in the original offer. The period within which the offeree shareholder must exercise his or her rights is the later of: (a) three months from the

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)
close of the offer and (b) three months from when the bidder gives the shareholder notice of his or her rights.

SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken or is required by the DGCL to be taken at a meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents, setting forth the actions so taken is signed by the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize or take such action, at a meeting at which all shares entitle to vote thereon were present and voted is delivered to the corporation in the manner required by Section 228 of the DGCL. The Integral Charter provides that subsequent to Integral’s initial public offering of securities, any action required or permitted to be taken by the shareholders of Integral must be effected by a duly called meeting of shareholders and not by consent in lieu of a meeting, other than with respect to Integral Class B Common Stock with respect to which action may be taken by consent in lieu of a meeting.

As a private company limited by shares, Flybondi is permitted to pass written shareholder resolutions in accordance with the Companies Act, without the need for a meeting of shareholders, provided that the written consent of the requisite majority of shareholders needed to pass such resolution is obtained.

A written ordinary resolution may be passed by members representing over 50% of the total voting rights of eligible members. A written special resolution may be passed by members representing at least 75% of the total voting rights of eligible members.

However, the resolutions shall lapse if the requisite majority is not obtained within 28 days of the date of circulation of the written resolutions.

Any action required or permitted to be taken by the members of FB Parent must be effected by a duly called annual general meeting or general meeting of such members and may not be effected by written consent of the members.

QUORUM

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that must be present in person or by proxy to constitute the quorum required to conduct business at a meeting of shareholders, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting of shareholders. The Integral Bylaws provide that, except as otherwise provided by law, the Integral Charter or another provision of the Integral Bylaws, the presence in

Section 318 of the Companies Act applies to Flybondi such that at least two members who are present in person or by proxy and entitled to attend and to vote on the business to be transacted shall be a quorum for a general meeting for all purposes, save for if the company only has

The FB Parent Articles provide that at least two members who are present in person or by proxy and entitled to attend and to vote on the business to be transacted shall be a quorum for a general meeting for all purposes.

The FB Parent Articles provide that any resolution put to the vote at a general meeting shall be decided on a show of hands unless,

Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)

person or by proxy of the holders of a majority in voting power of the issued and outstanding shares of stock of Integral entitled to vote at such meeting will constitute a quorum for the transaction of business at such meeting.

one member, the quorum shall be one.

Any resolution put to the vote at a general meeting shall be decided on a show of hands unless, before or on declaration of the result of the show of hands or on the withdrawal of any other due demand for a poll, a poll is duly demanded.

before or on declaration of the result of the show of hands or on the withdrawal of any other due demand for a poll, a poll is duly demanded.

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)
DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•
surplus of the corporation, which is defined as net assets less capital (as each is defined in the DGCL); or
•
if no surplus exists, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that, generally, it may not purchase or redeem such shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its stock or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired and the capital reduced as provided in the DGCL.

The Integral Charter requires Integral to provide all Public Stockholders with the opportunity to have their Public Shares redeemed in connection with the Business Combination, subject to the limitations set forth therein, for cash equal to the applicable redemption price per share determined in accordance with the Integral Charter; provided, however, that, subject to the approval and implementation of the NTA Requirement Amendment Proposal,

Pursuant to the Flybondi Articles, profits available for distribution may be distributed as dividends subject to Investor Majority Consent, Pangaea Two Consent (as such terms are defined in the Flybondi Articles) and the board of Flybondi recommending the same.

Subject as above, the directors may: (1) if authorized by ordinary resolution, declare dividends; and (2) pay interim dividends if it appears that such dividends are justified by the profits available for distribution. No dividend shall be paid otherwise than out of profits available for distribution as specified under the provisions of the Companies Act.

The directors may, if authorized by ordinary resolution, offer Flybondi's shareholders the right to elect to receive, in lieu of a dividend, an allotment of new ordinary shares, credited as fully paid. The directors may, if authorized by ordinary resolution, determine that an interim dividend shall be wholly or partly satisfied by the distribution of assets.

If approved by Flybondi's shareholders by ordinary resolution and subject to certain procedural requirements of the Companies Act and the

Pursuant to the FB Parent’s Articles, the shareholders may, by ordinary resolution, declare dividends but may not declare dividends in excess of the amount recommended by the directors. The directors may also pay interim dividends if it appears that such dividends are justified by the profits available for distribution. No dividend shall be paid otherwise than out of profits available for distribution as specified under the provisions of the Companies Act.

The directors may, if authorized by ordinary resolution, offer FB Parent’s shareholders the right to elect to receive, in lieu of a dividend, an allotment of new ordinary shares, credited as fully paid. The directors may, if authorized by ordinary resolution, determine that an interim dividend shall be wholly or partly satisfied by the distribution of assets.

Once approved by FB Parent’s shareholders by ordinary resolution and subject to certain procedural requirements of the Companies Act, FB Parent may repurchase its own shares.

If FB Parent is wound up, the liquidator may, with the approval of shareholders by a special resolution and any other approvals required by law, divide among the shareholders in specie the whole or any part of the assets of FB Parent and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with such approvals, vest the whole or any part of the assets in trustees upon

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)

the Integral Charter provides that Integral shall not redeem Public Shares to the extent that such redemption would result in Integral’s (or the Combined Company’s) failure to have net tangible assets of at least $5,000,001 either prior to or upon consummation of Integral’s initial business combination, unless Integral determines that such amount of net tangible assets is not required to avoid characterization of Integral’s Class A Common Stock as a “penny stock” as defined in Rule 3a51-1 under the Exchange Act.

		waiver of pre-emption rights under the Articles, Flybondi may repurchase its own shares.	such trusts for the benefit of the shareholders as he or she may with the like sanction determine, but no shareholder shall be compelled to accept any assets upon which there is a liability

NUMBER OF DIRECTORS

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more members and that the number of directors must be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case, a change in the number of directors may only be made by amendment to the certificate of incorporation. The DGCL also permits a board of directors to be “classified” by provision of the certificate of incorporation or appropriate bylaw provision. The Integral Bylaws provide that the Integral Board must consist of one or more directors, the number thereof to be determined by resolution of the Integral Board or Integral Shareholders. The Integral Charter provides for the Integral Board to be “classified” into three classes, as nearly equal in number as possible, with only one class of directors being elected in each year, and each class (except for those directors appointed prior to Integral’s first annual meeting of shareholders) serving a three-year term. Currently, Integral has five directors.

The Flybondi Articles provide that, unless otherwise determined by Flybondi, the number of directors shall be not less than two and shall not be more than seven.

The FB Parent Articles provide that, unless otherwise determined by FB Parent by ordinary resolution, the number of directors (other than any alternate directors) shall be at least two but shall not be subject to a maximum.

The FB Parent Articles provide that the FB Parent Board shall be unclassified.

VACANCIES ON BOARD OF DIRECTORS

The Integral Charter provides that, other than directors elected by the holders of any then outstanding series of preferred stock, any newly-created directorships resulting from an increase in the number of directors and any vacancies on the Integral Board resulting from death, resignation, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the

Subject to the requirements of the Flybondi Articles, (i) the shareholders may by ordinary resolution and (ii) the Flybondi board may by decision of not less than 5 of the directors (in the case of the appointment of non-investor directors),

Subject to the requirements of the FB Parent Articles, (i) the shareholders may by ordinary resolution and (ii) the FB Parent Board may by majority vote of the directors, appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)

remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by the shareholders). The Integral Charter provides that any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was added or in which the vacancy occurred and until such director’s successor has been duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the then-existing Flybondi Board.

Under the Flybondi Articles, Investors (as such term is defined in the Flybondi Articles) who hold at least 11 per cent of the shares of Flybondi are entitled to appoint, remove, and replace their nominated director(s) by notice in writing to the company, subject to certain exceptions.

the then-existing FB Parent Board.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

The DGCL permits a board of directors to be “classified” by provision of the certificate of incorporation or appropriate bylaw provision. The Integral Charter provides for the Integral Board to be divided into three classes, as nearly equal as possible, with only one class of directors being elected in each year and each class (except for those directors appointed prior to Integral’s first annual meeting of shareholders) serving a three-year term. Under the DGCL, if a board of directors is “classified,” the “classified” directors may be removed only for cause unless the certificate of incorporation provides otherwise. The Integral Charter provides that “classified” directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Integral entitled to vote generally in the election of directors, voting together as a single class.

In addition to any power of removal conferred by the Companies Act, the Flybondi Articles provide that Flybondi may by decision of the majority of directors remove any non-investor director and their replacement shall be a person with senior management experience in the low cost airline industry.

In addition to any power of removal conferred by the Companies Act, the FB Parent Articles provide that FB Parent may by (i) a written notice signed by not less than three-quarters of the other directors, (ii) in the case of a director who holds any executive office, ceases to hold such office and the majority of the other directors resolve that his office be vacated, or (iii) ordinary resolution of which special notice has been given in accordance with section 312 of the Companies Act, remove a director before the expiry of his or her period of office (without prejudice to a claim for damages for breach of contract or otherwise).

The FB Parent Articles provide that the FB Parent Board shall be unclassified.

COMMITTEES	The DGCL permits a board of directors to designate one or more committees of the board of directors consisting of one or more directors of the corporation.	The Flybondi Articles permit the Flybondi Board to delegate any of its powers to any committee consisting of one or more directors.	The FB Parent Articles permit the FB Parent Board to delegate any of its powers to any committee consisting of one or more directors.

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)
CUMULATIVE VOTING

Under the DGCL, shareholders of a Delaware corporation are not entitled to cumulate their votes in the election of directors unless the corporation’s certificate of incorporation expressly provides for such cumulative voting. The Integral Charter does not provide for such cumulative voting.

		Holders of Flybondi Shares have cumulative voting rights.	Holders of FB Parent Ordinary Shares will have no cumulative voting rights.

AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, a certificate of incorporation may be amended if:

•
the board of directors adopts resolutions setting forth the proposed amendment, declaring the advisability of the amendment and directing that the amendment be submitted to a vote at a meeting of shareholders; and
•
the holders of at least a majority of shares of stock entitled to vote, voting as a single class, are required to approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the certificate of incorporation that increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of a class or stock or that alter or change the powers, preferences or special rights of the shares of a class so as to affect them adversely. Class voting rights do not exist as to other matters, unless the certificate of incorporation expressly provides otherwise.

Notwithstanding the foregoing, unless otherwise expressly required by a Delaware corporation’s certificate of incorporation, (i) no meeting of shareholders is required to adopt an amendment to the certificate of incorporation that (x) affects only a change of the corporation’s corporate name, (y) affects only changes deleting certain provisions as provide in Section 242(a)(7) of the DGCL or (z) reclassifies by subdividing the issued shares of a class of stock into a greater number of issued shares of the same class of stock (and, in

There is no express amendment of articles provision in the Flybondi Articles, however, under the Companies Act, companies may only alter their articles of association by way of passing a special resolution of members in general meeting.

There is no express amendment of articles provision in the FB Parent Articles, however, under the Companies Act, companies may only alter their articles of association by way of passing a special resolution of members in general meeting.

Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)

connection therewith, such amendment may increase the number of authorized shares of such class of stock up to an amount proportionate to the subdivision), provided that the corporation has only one class of stock outstanding and such class is not divided into series and (ii) an amendment to increase or decrease the authorized number of shares of a class of capital stock or an amendment to reclassify by combining the issued shares of a class of capital stock into a lesser number of shares of the same class of stock may be made and effected, without obtaining the vote or votes of shareholders stated above if (x) the shares of such class are listed on a national securities exchange immediately before such amendment becomes effective and meet the listing requirements of such national securities exchange relating to the minimum number of holders immediately after such amendment becomes effective, (y) at a meeting called in accordance with Section 242 of the DGCL, a vote of the shareholders entitled to vote thereon, voting as a single class, is taken for and against the proposed amendment and the votes cast for the amendment exceed the votes cast against the amendment and (z) if the amendment increases or decreases the authorized number of shares of a class of capital stock for which no provision has been made pursuant to the last sentence of Section 242(b)(2) of the DGCL, the votes cast for the amendment by the holders of such class exceed the votes cast against the amendment by the holders of such class.

Article IX of the Integral Charter provides that no amendment to such Article IX may be effected prior to the consummation of Integral’s initial business combination unless approved by the affirmative vote of the holders of at least 65% of the then outstanding shares of Integral Common Stock.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so empowered in the certificate of incorporation. The Integral Charter empowers the Integral Board to amend the Integral

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)
Bylaws. The shareholders of a Delaware corporation also have the power to amend bylaws.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that it is determined that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Unless otherwise ordered by a court, such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

•
by a majority vote of the directors who are not parties to the relevant action, even though less than a quorum;
•
by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;
•
by independent legal counsel, if there are no such directors or if such directors direct; or
•
by the shareholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such individual is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.

The Flybondi Articles provide that, subject to the provisions of the Companies Act, every present or former director or other officer of the company shall be entitled to be indemnified by Flybondi out of the assets of Flybondi against, inter alia, any liability incurred by such person to the company; and any liability incurred by the director to pay a fine imposed in criminal proceedings. The Companies Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.

The FB Parent Articles provide that, subject to the provisions of the Companies Act, each member of the FB Parent Board or board member of any associated company may be indemnified by FB Parent out of the assets of FB Parent against all losses or liabilities incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)

The DGCL requires the corporation to indemnify a present or former director or officer of the corporation for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses incurred by an officer or director of the corporation in defense of any action, contingent upon, in the case of present directors and officers, an undertaking to repay any advances if it is determined ultimately that those individuals are not entitled to be indemnified.

The Integral Charter and the Integral Bylaws make the indemnification described above mandatory as to present and former directors and officers of Integral, including where such directors were or are serving at Integral’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the foregoing, the Integral Charter and the Integral Bylaws provide that Integral is not required to indemnify such individuals in connection with any action initiated by such individuals unless such action was authorized in advance by the Integral Board or is an action was authorized in advance by the Integral Board or is an action to enforce such individual’s rights to indemnification or advancements.

The Integral Charter and the Integral Bylaws also make the advancement of expenses described above mandatory as to a present or former directors and officers of Integral, contingent upon, in the case of present directors and officers, an undertaking to repay any advances if it is determined ultimately that those individuals are not entitled to be indemnified.

LIMITED LIABILITY OF DIRECTORS

Delaware law permits the certificate of incorporation to contain a provision limiting or eliminating the monetary liability of a director or officer of a Delaware corporation to a corporation or its shareholders, except with regard to breaches of duty of loyalty, acts or omissions not in good faith, involving intentional misconduct or a knowing

The Flybondi Articles do not contain express limitation of liability provisions for the directors. Under the Companies Act, any provision, whether contained in a company’s articles of

The FB Parent Articles do not contain express limitation of liability provisions for the directors. Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)

violation of law, unlawful repurchases, redemptions or dividends, or transactions from which the director derived an improper personal benefit. The Integral Charter contains such a provision as to directors (but not officers).

association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust is void.

purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust is void.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS

Pursuant to Integral’s Bylaws, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of Integral. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of Integral (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Integral; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Integral.

The directors are required to call a general meeting or circulate a written resolution if requested by shareholders representing at least 5% of the paid-up capital of Flybondi as carries the right of voting at general meetings (excluding any paid-up capital held as treasury shares). Such meeting must be called, or written resolution circulated, within 21 days from the date on which the directors become subject to the requirement, and, in the case of a general meeting, held on a date not more than 28 days after the date of the notice calling the meeting.

The meeting may only deal with the business stated in the request by shareholders, or as proposed by the directors.

If the directors fail to call the general meeting requested by the shareholders, the shareholders who requested the meeting, or any of them representing more than one-half of the total

The directors are required to call a general meeting if requested by shareholders representing at least 5% of the paid-up capital of FB Parent as carries the right of voting at general meetings (excluding any paid-up capital held as treasury shares). Such meeting must be called within 21 days from the date on which the directors become subject to the requirement, and held on a date not more than 28 days after the date of the notice calling the meeting.

The meeting may only deal with the business stated in the request by shareholders, or as proposed by the directors.

If the directors fail to call the general meeting requested by the shareholders, the shareholders who requested the meeting, or any of them representing more than one-half of the total voting rights of all of them, may themselves call a general meeting. Such meeting must be called for a date not more than three months after the date on which the directors become subject to the requirement to call a meeting. Any reasonable expenses incurred by the shareholders requesting the meeting by reason of the failure of the directors duly to call a meeting must be reimbursed by FB Parent.

	Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)

voting rights of all of them, may themselves call a general meeting. Such meeting must be called for a date not more than three months after the date on which the directors become subject to the requirement to call a meeting. Any reasonable expenses incurred by the shareholders requesting the meeting by reason of the failure of the directors duly to call a meeting must be reimbursed by Flybondi.

SHAREHOLDERS’ SUITS

Although under Delaware law the board of directors bears the ultimate responsibility for management, in certain circumstances a shareholder may bring a derivative action on behalf of a corporation to enforce a corporation’s rights against fiduciaries. Delaware law requires that a derivative plaintiff make a demand on the board of directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

In addition, the DGCL provides that a shareholder may institute a derivative action lawsuit only if such shareholder avers in the complaint that such shareholder was a shareholder at the time of the transaction that is the subject of the lawsuit or such shareholder’s shares thereafter devolved upon such shareholder by operation of law. In addition, the plaintiff must generally be a shareholder through the duration of the lawsuit.

An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated shareholders if the requirements for maintaining a class action lawsuit under Delaware law are met

The Companies Act provides limited circumstances in which a shareholder of a company may bring a derivative claim on behalf of the company. Such a claim may only be brought in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. It is immaterial whether the cause of action arose before or after the person seeking to bring the claim became a shareholder of the company. A person seeking to bring a derivative claim must obtain the permission of the courts of England and Wales to continue that claim after issue.

The courts of England and Wales must refuse the claim if the action would not promote the success of the

The Companies Act provides limited circumstances in which a shareholder of a company may bring a derivative claim on behalf of the company. Such a claim may only be brought in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. It is immaterial whether the cause of action arose before or after the person seeking to bring the claim became a shareholder of the company. A person seeking to bring a derivative claim must obtain the permission of the courts of England and Wales to continue that claim after issue.

The courts of England and Wales must refuse the claim if the action would not promote the success of the company, or the company authorized the director’s action or omission before it occurred, or has since ratified the action or omission (in both cases provided the act is capable of authorization or

Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)

company, or the company authorized the director’s action or omission before it occurred, or has since ratified the action or omission (in both cases provided the act is capable of authorization or ratification). If there is no absolute bar to continuing the claim, the courts of England and Wales must consider the following (non-exhaustive) factors: (a) whether the shareholder is acting in good faith, (b) the importance that a person acting in accordance with the duty to promote the success of the company would accord to the proposed claim, (c) whether a proposed or past act or omission would be likely to be authorized or ratified, (d) whether the company has decided not to pursue the claim, (e) whether the shareholder has a cause of action that he or she may pursue in his or her own right rather than on behalf of the company and (f) the views of the shareholders of the company who have no personal direct or indirect interest in the matter.

The Companies Act also permits a shareholder to apply to the courts of England and Wales for relief on the grounds that: (1) the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or ratification). If there is no absolute bar to continuing the claim, the courts of England and Wales must consider the following (non-exhaustive) factors: (a) whether the shareholder is acting in good faith, (b) the importance that a person acting in accordance with the duty to promote the success of the company would accord to the proposed claim, (c) whether a proposed or past act or omission would be likely to be authorized or ratified, (d) whether the company has decided not to pursue the claim, (e) whether the shareholder has a cause of action that he or she may pursue in his or her own right rather than on behalf of the company and (f) the views of the shareholders of the company who have no personal direct or indirect interest in the matter.

The Companies Act also permits a shareholder to apply to the courts of England and Wales for relief on the grounds that: (1) the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim or (2) any act or omission of the company is or would be so prejudicial. The Limitation Act 1980 of the United Kingdom imposes a limitation period, with certain exceptions, of civil claims. The period is six years in respect of actions in contract and tort, and 12 years for breach of any obligation contained in a deed. The period starts to run on the date that the action accrued. In the case of contract, this is the date on which the breach occurred,

Delaware	United Kingdom (Flybondi)	United Kingdom (FB Parent)

some shareholders, including the shareholder making the claim or (2) any act or omission of the company is or would be so prejudicial. The Limitation Act 1980 of the United Kingdom imposes a limitation period, with certain exceptions, of civil claims. The period is six years in respect of actions in contract and tort, and 12 years for breach of any obligation contained in a deed. The period starts to run on the date that the action accrued. In the case of contract, this is the date on which the breach occurred, and in tort this is the date on which the damage occurred.

and in tort this is the date on which the damage occurred.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, FB Parent will have 33,237,670 FB Parent Ordinary Shares issued and outstanding, based on the following assumptions: (i) none of the Public Stockholders exercise their Redemption Rights in connection with the Business Combination, (ii) all of the in-the-money vested Flybondi Options outstanding immediately prior to the Share Exchange are exercised and/or converted into the right to receive a number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement; (iii) all unvested and/or out-of-the-money Flybondi Options outstanding immediately prior to the Share Exchange are converted into options to purchase ordinary shares of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio as provided in the Business Combination Agreement; (iv) entitlements under the Deferred Incentive Plans have not been converted into the right to receive a number of FB Parent Ordinary Shares equal to the Per Share Exchange Ratio, and (v) no additional equity securities of Integral, Flybondi or FB Parent are issued or exercised at or prior to Closing. Certain of the FB Parent shareholders will be subject to lock-up arrangements, see “— Lock-Up Agreement.” In addition, FB Parent is expected to have 10,700,000 FB Parent Warrants issued and outstanding upon the Closing, based on the assumptions set forth above. Each FB Parent Warrant will be exercisable for one FB Parent Ordinary Share at $11.50 per share, subject to adjustment.

All of the FB Parent Ordinary Shares and FB Parent Warrants issued to the Public Stockholders, and all of the FB Parent Ordinary Shares issued to current Flybondi shareholders that are not Flybondi affiliates, in connection with the Business Combination will be freely transferable by persons other than by FB Parent’s affiliates (as such term is defined in Rule 405 of the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of the FB Parent Ordinary Shares or FB Parent Warrants in the public market could adversely affect prevailing market prices of such securities. Prior to the Business Combination, there has been no public market for the FB Parent Ordinary Shares or FB Parent Warrants. FB Parent intends to apply to list for listing of the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq, but there can be no assurance that the FB Parent Ordinary Shares or FB Parent Warrants will be approved for listing on Nasdaq or that, if approved, a regular trading market will develop in the FB Parent Ordinary Shares or FB Parent Warrants.

Lock-Up Agreement

In connection with the Closing, FB Parent and certain holders of FB Parent securities upon the Closing, including the Sponsor, certain Integral directors and executive officers, and certain Sellers will enter into the Lock-Up Agreement, pursuant to which, among other things, each of such holders will agree to not effect any sale or distribution of certain Lock-Up Securities, subject to certain customary exceptions set forth in the Lock-Up Agreement, until the earliest of: (i) with respect to 15% of the Lock-Up Securities, on the date that is the earlier of six months following the Closing and such date on which FB Parent completes a liquidation event; (ii) with respect to 25% of the Lock-Up Securities, on the date that is the earlier of nine months following the Closing and such date on which FB Parent completes a liquidation event; and (iii) with respect to 25% of the Lock-Up Securities, on the date that is the earlier of the first anniversary of the Closing and such date on which FB Parent completes a liquidation event. For the avoidance of doubt, 35% of the Lock-Up Securities shall not be subject to the lock-up period.

Rule 144

All of the FB Parent Ordinary Shares and FB Parent Warrants that will be outstanding upon the completion of the Business Combination, other than those securities issued to the Public Stockholders and current Flybondi public holders that are not Flybondi affiliates, in connection with the Business Combination (provided that such Public Stockholders and other holders are not FB Parent’s affiliates), are “restricted securities” as that term is defined in Rule 144 under the Securities Act, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose securities are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of FB Parent and has beneficially owned FB Parent’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about FB Parent. Persons who are affiliates of FB Parent and have beneficially owned FB Parent’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•
1% of the then outstanding securities of such class; or
•
the average weekly trading volume of the securities of such class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of FB Parent under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about FB Parent.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and
•
at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of FB Parent’s employees, consultants or advisors who purchases securities from FB Parent in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those securities in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 securities would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Pre-Business Combination Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of Integral Common Stock as of the date of this proxy statement/prospectus, by:

•
each person known by Integral to beneficially own more than 5% of the outstanding shares of Integral Common Stock;
•
each of Integral’s officers and directors; and
•
all of Integral’s officers and directors as a group.

Unless otherwise indicated, Integral believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Integral Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. Unless otherwise indicated, the calculation of the percentage of beneficial ownership is based on 3,237,670 shares of Integral Common Stock issued and outstanding, consisting of 3,237,669 shares of Integral Class A Common Stock and one share of Integral Class B Common Stock. See also the section entitled “The Business Combination — Potential Actions to Secure Requisite Stockholder Approvals.”

	Integral Class A Common Stock		Integral Class B Common Stock		Approximate Percentage of Outstanding Integral Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned(3)	Approximate Percentage of Class
Integral Sponsor LLC(2)	2,824,999	87.25%	1	*100%	87.25%
Enrique Klix(2)	2,824,999	87.25%	1	*100%	87.25%
Oliver Matlock(2)	—	—	—	—	—
James Cotton(2)	—	—	—	—	—
Stuart Hutton(2)	—	—	—	—	—
Niraj Javeri(2)	—	—	—	—	—
Lynne Thornton(2)	—	—	—	—	—
All directors and executive officers as a group (six individuals)	2,824,999	87.25%	1	*100%	87.25%

* Less than one percent.

(1)
Unless otherwise indicated, the business address of each of the persons and entities is 1330 Avenue of the Americas, 23rd Floor, New York, NY 10019.
(2)
The Sponsor is the record holder of the shares reported herein. Mr. Klix is the Managing Member of Integral Sponsor LLC and has voting and investment discretion with respect to the common stock held of record by Integral Sponsor LLC. Each of our other directors are non-managing members of Integral Sponsor LLC. Mr. Klix disclaims beneficial ownership of such shares, other than his pecuniary interest therein and each of Messrs. Cotton, Hutton and Javeri and Ms. Thornton disclaims any beneficial ownership of any shares held by Integral Sponsor LLC.
(3)
On December 29, 2021, 50,000 Founder Shares were transferred by our Sponsor to an Anchor Investor. Such Anchor Investor then converted those 50,000 shares of Integral Class B Common Stock to shares of Integral Class A Common Stock as reported on Integral’s current report on Form 8-K filed with the SEC on December 1, 2023.

Post-Business Combination Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of FB Parent Ordinary Shares following the consummation of the Business Combination, by:

•
each person known to FB Parent who will beneficially own more than 5% of the FB Parent Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination;
•
each person who will be an executive officer or director of FB Parent upon consummation of the Business Combination; and
•
all of the executive officers and directors of FB Parent as a group upon consummation of the Business Combination.

Unless otherwise indicated, FB Parent believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the FB Parent Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus.

	Ownership of FB Parent Ordinary Shares After the Business Combination(1)
	No Additional Redemption Scenario(2)		Maximum Redemption Scenario(3)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Shares	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Shares
FB Parent Directors and Executive Officers Post – Business Combination(4)
Mauricio Sana	693,987	2.1%	693,987	2.1%
Peter Yu(5)	19,385,463	58.3%	19,385,463	59.0%
Rafael de Luque	138,774	*	138,774	*
Francisco Barreto	-	-	-	-
Juan Ball	4,505,052	13.6%	4,505,052	13.7%
Bertrand Grabowski	19,706	*	19,706	*
Mehmet Tevfik Nane	-	-	-	-
Enrique Klix(6)	2,375,000	7.1%	2,375,000	7.2%
All FB Parent directors and executive officers as a group (8 individuals)	27,117,983	81.6%	27,117,983	82.5%
5% Stockholders
Integral Sponsor LLC(6)	2,375,000	7.1%	2,375,000	7.2%
Pangaea Two Acquisition Holdings XVII, Ltd.(5)	19,385,463	58.3%	19,385,463	59.0%

* Less than 1%.

(1)
A Per Share Exchange Ratio of 0.0164 FB Parent Ordinary Shares for every one Flybondi Ordinary Share has been used for the purposes of the table. The final Per Share Exchange Ratio will be calculated in accordance with the BCA. This table assumes that all holders of Flybondi Series A Shares convert such shares into Flybondi Ordinary Shares prior to the Closing, and that all holders of Flybondi Ordinary Shares exchange such shares for FB Parent Ordinary Shares in connection with the Closing.
(2)
Assumes no additional redemptions by Public Stockholders (see “Unaudited Pro Forma Condensed Combined Financial Information”). Percentages are based on 33,237,670 FB Parent Ordinary Shares outstanding following the consummation of the Business Combination.
(3)
Assumes maximum redemptions by Public Stockholders (see “Unaudited Pro Forma Condensed Combined Financial Information”). Percentages are based on 32,875,000 FB Parent Ordinary Shares outstanding following the consummation of the Business Combination.
(4)
Unless otherwise indicated, the business address of each of the persons and entities is 1 Scott Place, 2 Hardman Street, Manchester M3 3AA, United Kingdom.
(5)
Pangaea Two Acquisition Holdings XVII, Ltd. (“Pangaea”) is the record holder of the shares reported herein. Pangaea is controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The general partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC ("Cartesian") is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian and has voting and investment discretion with respect to the ordinary shares held of record by Pangaea. Mr. Yu disclaims beneficial ownership of such shares, other than his pecuniary interest therein. The business address of Pangaea is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.
(6)
The Sponsor is the record holder of the shares reported herein. Mr. Klix is the Managing Member of Integral Sponsor LLC and has voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Mr. Klix disclaims beneficial ownership of such shares, other than his pecuniary interest therein. The business address of the reporting person is 1330 Avenue of the Americas, 23rd Floor, New York, NY 10019, USA.

MARKET INFORMATION AND DIVIDENDS

Integral

Market Information

The Integral Units began publicly trading on November 3, 2021 on Nasdaq under the symbol “INTEU.” Each Integral Unit consists of one share of Integral Class A Common Stock and one-half of one redeemable Integral Warrant, each whole Integral Warrant entitling the holder thereof to purchase one share of Integral Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. Commencing on December 13, 2021, the shares of Integral Class A Common Stock and Integral Warrants comprising the publicly traded Integral Units began separate trading on Nasdaq under the symbols “INTE” and “INTEW,” respectively. Those publicly traded Integral Units not separated continue to trade on Nasdaq under the symbol “INTEU.” Integral’s units, Class A common stock and warrants are currently quoted on the OTC Markets under the symbols “INTEU,” “INTE” and “INTEW,” respectively.

Holders of Record

As of February 19, 2025, there was one holder of record of Integral Units, three holders of record of Integral Class A Common Stock and two holders of record of Integral Warrants. Such numbers do not include beneficial owners holding Integral’s securities through nominee names.

Dividends

Integral has not paid any cash dividends on the Integral Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues, earnings, cash flows, if any, capital requirements, and general financial condition subsequent to the completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the FB Parent Board at such time. Further, if Integral incurs any indebtedness, Integral’s ability to declare dividends may be limited by restrictive covenants Integral may agree to in connection therewith. In addition, the Integral Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Flybondi

Market Information

Flybondi’s equity securities are not publicly traded prior to the Business Combination.

Holders of Record

As of December 31, 2024, there were 22 holders of record of the Flybondi Ordinary Shares and 49 holders of record of the Flybondi Series A Shares. Such numbers do not include beneficial owners holding Flybondi’s securities through nominee names.

Dividends

Flybondi has not paid any cash dividends on the Flybondi Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon FB Parent’s revenues and earnings, cash flows, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the FB Parent Board at such time. Further, if Flybondi incurs any indebtedness, Flybondi’s ability to declare dividends may be limited by restrictive covenants Flybondi may agree to in connection therewith. In addition, the Flybondi Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

FB Parent

Market Information

Historical market price information regarding FB Parent is not provided because, as a newly formed entity, there is no public market for its securities. FB Parent intends to apply to list the FB Parent Ordinary Shares and FB Parent Warrants on Nasdaq under the symbols “FLYB” and FLYBW,” respectively, in connection with the Closing. There can be no assurance that the FB Parent Ordinary Shares or FB Parent Warrants will be approved for listing on Nasdaq.

Holders of Record

As a newly-formed entity, as of the date of this proxy statement/prospectus, there was one holder of FB Parent’s securities.

Dividends

FB Parent has not paid any dividends to its shareholders and does not intend to pay cash dividends prior to the completion of the Business Combination. Following the completion of the Business Combination, FB Parent’s Board will consider whether or not to institute a dividend policy. The determination to pay dividends will depend on many factors, including, among others, FB Parent’s financial condition, current and anticipated cash requirements, contractual restrictions and financing agreement covenants, solvency tests imposed by applicable corporate law and other factors that FB Parent’s Board may deem relevant. The FB Parent Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

The Integral Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting of stockholders may be transacted at the Special Meeting.

If the Business Combination is completed, you will be entitled to attend and participate in FB Parent’s annual meetings of shareholders. Integral does not expect to hold a 2024 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. If Integral holds a 2024 annual meeting of stockholders, Integral will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting of stockholders will be held. If the 2024 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the 2024 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

If Integral does not consummate an initial business combination by November 5, 2025, or such later date as may be approved by Integral Stockholders, Integral is required to begin the dissolution process provided for in the Integral Charter. Integral will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Integral and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Integral will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify Integral of their requests by calling or writing Integral at its principal executive offices at (212) 209-6132 and 1330 Avenue of the Americas, 23rd Floor, New York, NY 10019, United States of America.

Transfer Agent and Registrar

The transfer agent and registrar for Integral’s securities is Continental Stock Transfer & Trust Company. The United States transfer agent and registrar for FB Parent’s securities is expected to be Continental Stock Transfer & Trust Company.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Integral Common Stock or Integral Warrants in connection with the Business Combination.

Other Stockholder Communications

Stockholders and interested parties may communicate with the Integral Board, any committee chairperson or the non-management directors as a group by writing to the Integral Board or committee chairperson in care of Integral Acquisition Corporation 1, 1330 Avenue of the Americas, 23rd Floor, New York, NY 10019. Each communication will be forwarded, depending on the subject matter, to the Integral Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

DWF Law LLP has passed upon the validity of the FB Parent Ordinary Shares to be issued in the Business Combination. Greenberg Traurig, P.A. has passed upon the validity of the FB Parent Warrants to be issued in the Business Combination. Ellenoff Grossman & Schole LLP has passed upon material U.S. federal income tax considerations of the Business Combination.

EXPERTS

The financial statements of Integral Acquisition Corporation 1 as of and for the fiscal years ended December 31, 2024, 2023 and 2022, appearing in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the ability of Integral Acquisition Corporation 1 to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Flybondi Limited as of and for the years ended December 31, 2023 and 2022 included in this Proxy Statement/Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Flybondi Limited's ability to continue as a going concern as described in Note 1 to the financial statements) of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Flybondi Holdings plc as of June 30, 2024 and February 28, 2024 (inception) and for the period from February 28, 2024 (inception) through June 30, 2024 included in this Proxy Statement/Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Flybondi Holdings plc ability to continue as a going concern as described in Note 1 to the financial statements) of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN CERTIFYING ACCOUNTANT

The statutory auditor of Flybondi as of and for the fiscal years ended December 31, 2021 and 2020 was Grant Thornton Ireland (“GTI”). GTI will continue as Flybondi’s statutory auditor under International Auditing Standards applicable for the United Kingdom for UK regulatory purposes for the fiscal year ended December 31, 2022. Following completion of the statutory audit services related to our consolidated financial statements as of and for the fiscal year ended December 31, 2022, Flybondi and GTI have agreed that GTI will no longer serve as the statutory auditor.

In connection with Business Combination, with the approval of the Flybondi Board, Flybondi engaged Price Waterhouse & Co. S.R.L. (“PwC”), as our independent registered public accounting firm on November 8, 2023, to audit our consolidated financial statements for the year ended December 31, 2022.

During Flybondi’s two most recent years ended December 31, 2022 and December 31, 2021 and in the subsequent interim period through November 8, 2023, Flybondi did not consult PwC regarding either: (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Flybondi’s financial statements; or (b) any matter that was either the subject of a disagreement or a reportable event.

The audit reports of GTI on our consolidated financial statements as of and for the fiscal years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2021 and 2020 and through November 8, 2023, there were no disagreements between us and GTI on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of GTI would have caused GTI to make reference to the subject matter of the disagreements in connection with its reports for such fiscal years; and there were no reportable events as defined in “Item 16F. (a)(1)(v)” of Form 20-F.

Flybondi provided GTI with a copy of this disclosure. GTI furnished Flybondi with a letter addressed to the U.S. SEC dated July 22, 2024 stating that it agreed with the statements made by Flybondi, which Flybondi has filed as Exhibit 16.1 to this registration statement.

ENFORCEABILITY OF CIVIL LIABILITIES

FB Parent is a public limited company incorporated under the laws of England and Wales and, as a result, the rights of the holders of FB Parent securities will be governed by the laws of England and Wales and FB Parent’s organizational documents. Following the Business Combination, FB Parent will conduct its operations through subsidiaries which are located outside the United States. Substantially all of FB Parent’s assets are located outside the United States, and substantially all of FB Parent’s business is conducted outside the United States. In addition, several of FB Parent’s directors and officers are expected to be nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against FB Parent or those persons based on civil liability provisions of the U.S. securities laws. There can be no assurance that U.S. investors will be able to enforce against members of the FB Parent Board, officers or certain experts named herein who are residents of the United Kingdom or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a United Kingdom court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a United Kingdom court would enforce a foreign judgement on liabilities predicated upon the securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, FB Parent will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end.

Integral files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may access Integral’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Integral by telephone or in writing:

Integral Acquisition Corporation 1

1330 Avenue of the Americas, 23rd Floor

New York, NY 10019

Telephone: (212) 209-6132

You may also obtain these documents by requesting them in writing or by telephone from Integral’s proxy solicitor at the following address, telephone number and email:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll free telephone: (877) 870-8565

Main telephone: (206) 870-8565

If you are a Integral Stockholder and would like to request documents, please do so by [●], 2025 (five business days prior to the Special Meeting) to receive them before the Special Meeting. If you request any documents from Integral, Integral will mail them to you by first class mail or another equally prompt means.

All information contained in this document relating to Integral has been supplied by Integral, all such information relating to FB Parent has been supplied by FB Parent and all such information relating to Flybondi has been supplied by Flybondi. Information provided by one entity does not constitute any representation, estimate or projection of any other entity.

None of Integral, FB Parent or Flybondi has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Integral, FB Parent and Flybondi take no responsibility for any other information that others may provide you. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Flybondi Holdings plc

Audited Financial Statements

Integral Acquisition Corporation 1

Audited Financial Statements

Unaudited Condensed Financial Statements

Condensed Balance Sheets as June 30, 2024 (Unaudited) and December 31, 2023	F-32
Unaudited Condensed Statements of Operations for the Three and Six Months Ended June 30, 2024 and 2023	F-33
Unaudited Condensed Statements of Changes in Stockholders’ Deficit for the Three and Six Months Ended June 30, 2024 and 2023	F-34
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2024 and 2023	F-35
Notes to Unaudited Condensed Financial Statements	F-36 to F-50

Audited Financial Statements

Flybondi Limited

Unaudited Interim Condensed Consolidated Financial Statements

Audited Consolidated Financial Statements

F-2

FLYBONDI HOLDINGS PLC

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Flybondi Holdings plc

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Flybondi Holdings plc (the “Company”) as of June 30, 2024 and February 28, 2024 (inception date), and the related statements of loss, changes in shareholder's deficit and cash flows for the period from February 28, 2024 (inception date) through June 30, 2024, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and February 28, 2024 (inception date), and the results of its operations and its cash flows for the period from February 28, 2024 (inception date) through June 30, 2024 in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements (Going concern section), if the Business Combination mentioned in Note 5 is not completed, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICE WATERHOUSE & Co. S.R.L.

/s/ Mario Angel Julio (Partner)

Autonomous City of Buenos Aires, Argentina.

September 5, 2024

We have served as the Company’s auditor since 2024.

Price Waterhouse & Co. S.R.L., Bouchard 557, 8th floor, C1106ABG – Autonomous City of Buenos Aires, Argentina

T: +(54.11) 4850.0000, www.pwc.com/ar

FLYBONDI HOLDINGS PLC

STATEMENT OF LOSS

FOR THE PERIOD FROM FEBRUARY 28, 2024 (INCEPTION) THROUGH JUNE 30, 2024

(All amounts in US dollars, except for share data and as otherwise indicated)

	Note	For the period from February 28, 2024 (inception) through June 30, 2024
Formation Expenses	4	(28,032)
Net loss		(28,032)
Basic and diluted loss per common share	2.4	(28,032)

The accompanying notes form an integral part of these financial statements.

FLYBONDI HOLDINGS PLC

STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2024 AND FEBRUARY 28, 2024 (INCEPTION)

(All amounts in US dollars, except as otherwise indicated)

	Note	As of June 30, 2024	As of February 28, 2024 (inception)
CURRENT ASSETS
Cash		—	0.01
Total current assets		—	0.01
Total assets		—	0.01
CURRENT LIABILITIES
Advances-related parties	4	28,031.99	—
Total current liabilities		28,031.99	—
Total liabilities		28,031.99	—

SHAREHOLDER’S DEFICIT
Share capital	3	0.01	0.01
Accumulated deficit		(28,032.00)	—
Total shareholder’s (deficit) equity		(28,031.99)	0.01
Total shareholder’s (deficit) equity and liabilities		—	0.01

The accompanying notes form an integral part of these financial statements.

FLYBONDI HOLDINGS PLC

STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

FOR THE PERIOD FROM FEBRUARY 28, 2024 (INCEPTION) THROUGH JUNE 30, 2024

(All amounts in US dollars, except as otherwise indicated)

	Share capital	Accumulated Deficit	Total shareholder’s deficit
Balance at February 28, 2024 (inception)	0.01	—	0.01
Net loss	—	(28,032.00)	(28,032.00)
Balance at June 30, 2024	0.01	(28,032.00)	(28,031.99)

The accompanying notes form an integral part of these financial statements.

FLYBONDI HOLDINGS PLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 28, 2024 (INCEPTION) THROUGH JUNE 30, 2024

(All amounts in US dollars, except as otherwise indicated)

For the period from February 28, 2024 (inception) through June 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(28,032.00)
Adjustments for:
Payment of formation costs by related parties	28,031.99
Net cash used in operating activities	(0.01)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of share	0.01
Net cash provided by financing activities	—
Net change in cash	—
Cash at the beginning of the period	—
Cash at the end of the period	—
Significant non-cash transactions:
Advances-related parties (Note 4)	28,031.99

The accompanying notes form an integral part of these financial statements.

FLYBONDI HOLDINGS PLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE PERIOD FROM FEBRUARY 28, 2024 (INCEPTION) THROUGH JUNE 30, 2024

(Amounts in US dollars, except for share data and as otherwise indicated)

1.
DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Business Operations

Flybondi Holding plc (the “Company”), a public limited company incorporated under the laws of England and Wales, was incorporated pursuant to the provisions of the Companies Act on February 28, 2024.

Flybondi Holding plc was formed solely for the purpose of consummating the Business Combination described herein and has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement and has had no operations, material assets or material liabilities, has been nominally capitalized and has no contingent liabilities.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. If Flybondi Limited is unable to complete the Business Combination (see note 5 below), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.
ACCOUNTING POLICIES
2.1.
Basis of preparation

We have prepared these financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

These financial statements are presented in US dollars. They are prepared on a going concern basis, under the historical cost basis.

These financial statements as of and for the period from February 28, 2024 (inception) through June 30, 2024, were authorized for issue by the Board of Directors on September 5, 2024.

2.2.
Use of estimates

The preparation of our financial statements requires us to make judgments, use estimates and adopt assumptions that affect the reported amounts of revenues, expenses, assets and liabilities. However, the uncertainty related to these judgments, assumptions and estimates can lead to results that require a significant adjustment to the carrying amount of certain assets and liabilities in future years. We review these judgments, estimates, and assumptions on an ongoing basis.

2.3.
Taxation

We are organized as a public limited company in England and Wales, and as such, we are subject to income tax in the UK.

The income tax expense or credit for the period is the tax payable or recoverable on the current period’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

We believe that there is not sufficient convincing evidence that sufficient taxable profits will be available in the foreseeable future. Accordingly, we do not recognize any tax loss carryforwards.

FLYBONDI HOLDINGS PLC

2.4.
Loss per share

Basic loss per share is calculated by dividing the net loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year. Diluted loss per share is calculated by dividing the loss attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

2.5.
Foreign currency

Presentation and functional currency

Items included in the financial statements are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). Assets and liabilities are translated into presentation currency at the rate of exchange prevailing at the reporting date and the statement of loss is translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation are recognized in other comprehensive income.

Transactions and balances

Transactions in foreign currencies are initially recorded by the Company at their respective functional currency spot rates at the date the transaction. Foreign currency gains and losses resulting from the settlement of these transactions and from the translation at the closing exchange rates of the monetary assets and liabilities denominated in foreign currency are shown in the statement of loss.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.

2.6.
Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3.
SHARE CAPITAL

The Articles grant the directors of the Company the authority to allot shares with a par value of GBP 0.01 each, up to a maximum nominal amount of GBP 1,000,000. Holders of the Company’s ordinary shares are entitled to one vote for each share.

As of June 30, 2024, our share capital consisted of 1 ordinary share with a par value of GBP 0.01.

4.
RELATED PARTIES

Advances – Related party

Since inception, Pangaea Two Holdings XVII, Ltd. (the “founder”), through Flybondi Limited (our sister Company, controlled by Pangaea Two Holdings XVII, Ltd.), has paid a total of $28,031.99 to cover formation costs. These amounts are interest free and will be repaid after the approval of the merger transaction explained in Note 5.

As of June 30, 2024 and February 28, 2024, the Company is controlled by Pangaea Two Holdings XVII, Ltd.

5.
MERGER TRANSACTION WITH INTEGRAL ACQUISITION CORPORATION 1

On October 19, 2023, Flybondi Limited (controlled by Pangaea Two Holdings XVII, Ltd, our shareholder) announced its plans to be listed on the Nasdaq Stock Market (“Nasdaq”) and its entry into a definitive business combination agreement with Integral Acquisition Corporation 1 (“Integral 1”, a blank check company incorporated as a Delaware corporation, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses) (NASDAQ: INTE). The planned transaction is structured as a share exchange and subsidiary merger (the “Business Combination”), was approved by the boards of directors of both Integral 1 and Flybondi Limited, and is expected to close during the second half of 2024, subject to regulatory approvals, the approval by the stockholders of Integral 1 and the shareholders of Flybondi Limited, and the satisfaction of certain other customary closing conditions, including the review by the

FLYBONDI HOLDINGS PLC

U.S. Securities and Exchange Commission (“SEC”) of the proxy statement/prospectus relating to the proposed Business Combination and approval by Nasdaq to list the securities of Flybondi. After completion of the Business Combination, Flybondi Limited and Integral 1 will become subsidiaries of Flybondi Holding plc.

6.
SUBSEQUENT EVENTS

There were no matters arising between the date of the balance sheet and the date on which these financial statements were approved by the Board of Directors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Integral Acquisition Corporation 1

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Integral Acquisition Corporation 1 (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a business combination with one or more businesses or entities on or before November 5, 2025. The Company entered into a definitive business combination agreement with a business combination target on October 19, 2023; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to November 5, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after November 5, 2025, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Houston, Texas

February 18, 2025

INTEGRAL ACQUISITION CORPORATION 1

BALANCE SHEETS

	December 31, 2024	December 31, 2023
Assets
Cash	$146,565	$75,891
Prepaid taxes	448,214	18,350
Prepaid expenses	—	7,223
Total current assets	594,779	101,464
Cash held in Trust Account	4,078,045	12,956,224
Total assets	$4,672,824	$13,057,688
Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities:
Accrued expenses	$1,525,042	$841,202
Due to related party	120,000	80,000
Promissory Notes—Related Party	1,267,756	414,917
Working Capital Loans—convertible	1,500,000	910,083
Excise Tax payable	95,388	1,076,073
Reserve for uncertain tax positions	371,214	—
Income taxes payable	88,283	53,363
Total liabilities	4,967,683	3,375,638
Commitments and Contingencies (Note 4)
Class A Common Stock subject to possible redemption, 362,670 and 1,198,342 shares at redemption value of $11.22 and $10.78 per share at December 31, 2024 and 2023, respectively	4,069,207	12,923,657
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 100,000,000 shares authorized; 2,874,999 issued and outstanding, respectively, (excluding 362,670 and 1,198,342 shares subject to possible redemption) at December 31, 2024 and 2023, respectively	288	288
Class B Common Stock, $0.0001 par value; 10,000,000 shares authorized; 1 share issued and outstanding at December 31, 2024 and 2023	—	—
Additional paid-in capital	—	—
Accumulated deficit	(4,364,354)	(3,241,895)
Total stockholders’ deficit	(4,364,066)	(3,241,607)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$4,672,824	$13,057,688

The accompanying notes are an integral part of these financial statements.

INTEGRAL ACQUISITION CORPORATION 1

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023
Operating costs	$1,669,167	$2,414,736
Loss from operations	(1,669,167)	(2,414,736)
Other income:
Unrealized gain on change in fair value of FPA liability	—	1,696,965
Interest income	606,329	2,742,369
Total other income	606,329	4,439,334
(Loss) income before provision for income taxes	(1,062,838)	2,024,598
Provision for income taxes	(179,920)	(497,003)
Net (loss) income	$(1,242,758)	$1,527,595
Basic and diluted weighted average shares outstanding, Common Stock subject to redemption	1,070,480	5,740,571
Basic and diluted net (loss) income per Common Stock subject to redemption	$(0.31)	$0.18
Basic and diluted weighted average shares outstanding, non-redeemable Common Stock	2,875,000	2,875,000
Basic and diluted net (loss) income per non-redeemable Common Stock	$(0.31)	$0.18

The accompanying notes are an integral part of these financial statements.

INTEGRAL ACQUISITION CORPORATION 1

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Stock	Amount	Stock	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	—	$—	2,875,000	$288	$—	$(7,961,811)	$(7,961,523)
Conversion of Class B Common Stock to Class A Common Stock	2,874,999	288	(2,874,999)	(288)	—	—	—
Excise Tax payable	—	—	—	—	—	(1,076,073)	(1,076,073)
Waiver of deferred underwriters’ fee		—	—	—	—	6,050,000	6,050,000
Accretion of Class A Common Stock to redemption amount	—	—	—	—	—	(2,793,358)	(2,793,358)
Gain on termination of FPA	—	—	—	—	—	1,011,752	1,011,752
Net income	—	—	—	—	—	1,527,595	1,527,595
Balance as of December 31, 2023	2,874,999	288	1	—	—	(3,241,895)	(3,241,607)
Escrow funding from Cartesian Escrow Parties						900,000	900,000
Excise Tax payable						(95,388)	(95,388)
Accretion of Class A Common Stock to redemption amount	—	—	—	—	—	(684,313)	(684,313)
Net loss	—	—	—	—	—	(1,242,758)	(1,242,758)
Balance as of December 31, 2024	2,874,999	$288	1	$—	$—	$(4,364,354)	$(4,364,066)

The accompanying notes are an integral part of these financial statements.

INTEGRAL ACQUISITION CORPORATION 1

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2024	2023
Cash flows from Operating Activities:
Net (loss) income	$(1,242,758)	$1,527,595
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Unrealized loss on change in fair value of FPA liability	—	(1,696,965)
Interest earned on cash held in Trust Account	(606,088)	(2,742,369)
Changes in current assets and current liabilities:
Prepaid expenses	7,223	227,053
Due to related party	40,000	80,000
Accrued expenses	683,840	805,703
Income taxes payable	34,920	(234,184)
Franchise taxes payable	(58,650)	(60,164)
Net cash used in operating activities	(1,141,513)	(2,093,331)
Cash flows from Investing Activities:
Extension funding of Trust Account	(321,346)	(689,917)
Funds withdrawn for redemptions	9,538,763	107,607,366
Cash withdrawn from Trust Account to pay taxes	266,850	933,051
Net cash provided by investing activities	9,484,267	107,850,500
Cash flows from Financing Activities:
Funds withdrawn for redemptions	(9,538,763)	(107,607,366)
Payment of Excise Tax payable	(1,076,073)	—
Proceeds from issuance of the convertible 2023 Promissory Note	589,917	910,083
Escrow funding from Cartesian Escrow Parties	900,000	—
Proceeds from loans from the 2024 Promissory Note and the Extension Promissory Notes	852,839	414,917
Net cash used in financing activities	(8,272,080)	(106,282,366)
Net change in cash	70,674	(525,197)
Cash, beginning of the year	75,891	601,088
Cash, end of the year	$146,565	$75,891
Supplemental cash flow disclosure:
Income Tax Paid	$145,000	$712,837
Supplemental disclosure of noncash investing and financing activities:
Accretion of Class A Common Stock to redemption amount	$684,313	$2,793,358
Impact of the waiver of deferred commission by the underwriters	$—	$6,050,000
Excise Tax payable	$95,388	$1,076,073
Gain on termination of FPA	$—	$1,011,752
Conversion of Class B Common Stock to Class A Common Stock	$—	$288

The accompanying notes are an integral part of these financial statements.

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Note 1 — Organization, Business Operations and Liquidity

Organization and General

Integral Acquisition Corporation 1 is a blank check company incorporated as a Delaware corporation on February 16, 2021. The Company was formed for the purpose of effecting a Business Combination.

As of December 31, 2024, the Company has neither engaged in any operations nor generated any revenues. All activity for the period from February 16, 2021 (inception) through December 31, 2024, relates to (i) the Company’s formation and the IPO described below, and (ii) since the closing of the IPO the search for a prospective and consummation of an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

Sponsor and Financing

The Sponsor, Integral Sponsor, LLC, is a Delaware limited liability company.

The IPO Registration Statement was declared effective on November 2, 2021. On November 5, 2021, the Company, consummated its IPO of 11,500,000 Units, including 1,500,000 Units issued upon exercise in full by the underwriter of its option to purchase additional Units. Each Unit consists of one Public Share, and one-half of one Public Warrant, with each whole Public Warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $115,000,000.

Simultaneously with the closing of the IPO, the Company completed the Private Placement of an aggregate of 4,950,000 Private Placement Warrants, including 90,000 Private Placement Warrants issued in connection with the exercise in full by the underwriter of its option to purchase additional Units, to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $4,950,000. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Upon the closing of the IPO and the Private Placement, $116,725,000 was placed in the Trust Account, representing the redemption value of the Public Shares sold in the IPO, at their redemption value of $10.15 per share.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

Founder Shares

The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Common Stock issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Business Combination that results in all of the stockholders having the right to exchange their Class A Common Stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “Lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Stockholders with respect to any Founder Shares. Notwithstanding the foregoing, the Founder Shares will be released from the Lock-up if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. On December 29, 2021, the Sponsor transferred 50,000 Founder Shares to an Anchor Investor.

Following the approval of the Founder Share Amendment Proposal at the Second Special Meeting, on November 3, 2023, the Company issued an aggregate of 2,874,999 shares of Class A Common Stock (consisting of 2,824,999 shares to the Sponsor and 50,000 shares to an Anchor Investor) upon the conversion of an equal number of shares of Class B Common Stock, held by the Sponsor and such Anchor

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Investor, respectively, as Founder Shares. The 2,874,999 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination, as described in the IPO Registration Statement. Following the Founder Share Conversion, the First Special Meeting and redemptions, the Second Special Meeting and redemptions and the Third Special Meeting and redemptions, there were 3,237,669 shares of Class A Common Stock issued and outstanding and one share of Class B Common Stock issued and outstanding. As a result, the Sponsor holds approximately 87.3% of the issued and outstanding Class A Common Stock.

Trust Account

To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on October 31, 2023, the Company instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A., with Continental continuing to act as trustee, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the stockholders, as described elsewhere in the Reports.

At December 31, 2024 and 2023, funds in the Trust Account were invested in an interest bearing demand deposit account. Except for the withdrawal of funds to pay taxes, funds will remain in the Trust Account until the earlier of (i) the consummation of the Company’s first Business Combination and (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used for (i) business, legal and accounting expenses, (ii) due diligence on prospective acquisitions and (iii) continuing general and administrative expenses.

Initial Business Combination

The Company will provide its Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable (excluding Excise Taxes)), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. As of December 31, 2024, the amount in the Trust Account was $11.24 (before taxes paid or payable) per Public Share.

The shares of Common Stock subject to redemption have been recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with ASC 480. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

Following the IPO, the Company initially had only 18 months from the closing of the IPO to complete the initial Business Combination, which period, as further discussed below, was extended to November 5, 2025. If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable (excluding Excise Taxes) and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board of Directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a stockholder vote to approve an amendment to the Amended and Restated Charter, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Proposed Business Combination

On October 19, 2023, the Company entered into the Flybondi Business Combination Agreement, with Flybondi, FB Parent Holdings, Merger Sub and the Signing Sellers. After the date of the Flybondi Business Combination Agreement, the Joining Sellers may join the Flybondi Business Combination Agreement by executing and delivering a Seller Joinder.

The Flybondi Business Combination Agreement provides for, among other things, the following transactions: (i) FB Parent will acquire the shares of Flybondi held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent, and (ii) the Company will merge with and into Merger Sub, with the Company continuing as the surviving entity and as a wholly-owned subsidiary of FB Parent, and each of the Company’s issued and outstanding securities immediately prior to such merger will be cancelled and converted into the right of the holder thereof to receive a substantially equivalent security of FB Parent.

On July 2, 2024, the Company entered into the Novation Agreement with FB Parent, FB Parent Holdings, Merger Sub, Flybondi and the Sellers. Pursuant to the Novation Agreement, FB Parent Holdings assigned to FB Parent all of its liabilities, agreements, obligations, rights and duties in, under, and arising from the Flybondi Business Combination Agreement (the “Substitution”).

Also on July 2, 2024, the Company, Sponsor, and Flybondi entered into the Flybondi Sponsor Support Agreement Amendment to reflect the Substitution.

On October 1, 2024, the parties to the Flybondi Business Combination Agreement entered into the Second Amendment to Business Combination Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Flybondi Business Combination Agreement) from November 1, 2024 to March 31, 2025. Other than the extension of the Agreement End Date, the terms of the Flybondi Business Combination Agreement remain unchanged.

The Company, FB Parent and Flybondi have prepared and FB Parent has filed with the SEC, on January 23, 2025, the Flybondi Registration Statement in connection with the registration under the Securities Act of certain securities to be issued by FB Parent pursuant to the proposed Flybondi Business Combination, which includes a proxy statement/prospectus that constitutes (i) a prospectus relating to the offer of such FB Parent securities and (ii) a proxy statement to be distributed to the Company’s stockholders in connection with the solicitation of proxies for the vote at a special meeting of its stockholders to be held to approve the proposed Flybondi Business Combination and other matters as described in the Flybondi Registration Statement, and in connection with the approval thereof, to provide its Public Stockholders with the opportunity to redeem their Public Shares in accordance with the redemption rights set forth in the Amended and Restated Charter.

For a full description of the Flybondi Business Combination Agreement and the proposed Flybondi Business Combination, please see “Item 1. Business” of this Report.

Extensions of the Combination Period

On May 3, 2023, the Company held the First Special Meeting. At the First Special Meeting, the stockholders approved the First Extension Amendment Proposal, which extended the date the Company had to consummate an initial Business Combination from May 5, 2023 to November 3, 2023. In connection with the vote to approve the First Extension Amendment Proposal, Public Stockholders holding 8,470,059

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Public Shares properly exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Trust Account. As a result, $87,843,748 (approximately $10.37 per share) was removed from the Trust Account to pay such redeeming Public Stockholders.

In connection with the approval of the First Extension Amendment Proposal, the Company issued the First Extension Promissory Note in the aggregate principal amount of up to $630,000 to the Sponsor. The First Extension Promissory Note bears no interest and is repayable in full upon the date of the consummation of the initial Business Combination or the Company’s liquidation. Additionally, the Company deposited $105,000 into the Trust Account for each calendar month (commencing on May 8, 2023) or portion thereof, that was needed by the Company to complete an initial Business Combination until November 3, 2023, and such amount will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii) Public Stockholders who elect to have their Pubic Shares redeemed in connection with the consummation of the Business Combination.

On November 2, 2023, the Company held the Second Special Meeting, at which the stockholders approved, among other things, the Charter Amendment Proposals. Following approval of the Second Extension Amendment Proposal, the Combination Period was extended from November 3, 2023 to November 5, 2024. In connection with the vote to approve the Charter Amendment Proposals, Public Stockholders holding 1,831,599 Public Shares properly exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Trust Account. As a result, $19,763,618 (approximately $10.79 per share) was removed from the Trust Account to pay such redeeming Public Stockholders.

In connection with the approval of the Second Extension Amendment Proposal, the Company issued the Second Extension Promissory Note in the aggregate principal amount of up to $359,503 to the Sponsor. The Second Extension Promissory Note bears no interest and is repayable in full upon the date of the consummation of the initial Business Combination or the Company’s liquidation. Additionally, the Company deposited $29,959 into the Trust Account for each calendar month (commencing on November 8, 2023 and ending on the 5th day of each subsequent month), or portion thereof, that was needed by the Company to complete an initial Business Combination until November 5, 2024, and such amount will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii) Public Stockholders who elect to have their Pubic Shares redeemed in connection with the consummation of the Business Combination.

On October 31, 2024, the Company held the Third Special Meeting, at which the stockholders approved, among other things, the Third Extension Amendment Proposal. Following approval of the Third Extension Amendment Proposal, the Combination Period was extended from November 5, 2024 to November 5, 2025, on a monthly basis (or such earlier date as determined by the Board). In connection with the vote to approve the Third Extension Amendment Proposal, Public Stockholders holding 835,672 Public Shares properly exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $9.5 million (approximately $11.41 per share) was removed from the Trust Account to pay such redeeming Public Stockholders.

On November 6, 2024, in connection with the approval of the Third Extension Amendment Proposal, the Company issued the Third Extension Promissory Note in the aggregate principal amount of up to $130,561 to the Sponsor. The Third Extension Promissory Note bears no interest and is repayable in full upon the date of the consummation of the initial Business Combination or the Company’s liquidation. Additionally, the Company agreed to make monthly deposits of $10,880 into the Trust Account for each calendar month (commencing on November 6, 2024) or portion thereof, that was needed by the Company to complete an initial Business Combination until November 5, 2025, and such amount will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii) Public Stockholders who elect to have their Pubic Shares redeemed in connection with the consummation of the Business Combination.

Through December 31, 2024, the Company had deposited an aggregate of $1,011,263 to fund the Trust Account under the Extension Promissory Notes.

Risks and Uncertainties

The continuing military conflict between the Russian Federation and Ukraine, the military conflict in the Middle East and the risk of escalations of other military conflicts have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, and cash flows is not determinable as of the date of the accompanying financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the IR Act was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% Excise Tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

stockholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax. In April 2024, the Treasury issued proposed regulations providing guidance with respect to the Excise Tax. Taxpayers may rely on these proposed regulations until final regulations are issued. Under the proposed regulations, liquidating distributions made by publicly traded domestic corporations are exempt from the Excise Tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the Excise Tax. Whether and to what extent the Company would be subject to the Excise Tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any PIPE or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination, but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the Excise Tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the Excise Tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024.

As a result of the redemptions in 2024 in connection with the Third Special Meeting, the Company will be required to file a return and remit payment for 2024 Excise Tax liabilities on or before April 30, 2025. The Company is currently evaluating its options with respect to this obligation.

Termination of Forward Purchase Agreement

On August 23, 2021, pursuant to the FPAs, Crescent Park, which is one of the Anchor Investors, and Carnegie Park agreed to purchase up to 2,500,000 Forward Purchase Shares in the case of Crescent Park and up to 500,000 Forward Purchase Shares in the case of Carnegie Park at $10.00 per share (as such price per share may be reduced to $9.20 per share or further reduced to below $9.20 per share with respect to all or part of the Forward Purchase Shares) for gross proceeds up to $30,000,000 in the aggregate if all of the Forward Purchase Shares were purchased at $10.00 per share (or up to $27,600,000 in the aggregate if all of the Forward Purchase Shares were purchased at $9.20 per share, or up to a lower amount in the aggregate if all of the Forward Purchase Shares were purchased at less than $9.20 per share) in private placements that would occur concurrently with the consummation of the initial Business Combination.

On December 8, 2023 and December 12, 2023, the Company and each of Carnegie Park and Crescent Park entered into the FPA Termination Agreements to mutually terminate and cancel the FPAs. At the IPO, the Company recognized an offering cost of $1,011,752 within the statement of stockholders’ equity. Upon the termination of the FPAs, the Company recognized an aggregate gain of $2,708,717 with $1,011,752 recognized as a reversal of the offering costs and the remaining $1,696,965 recognized as an unrealized gain on the change in fair value of FPA on the accompanying statements of operations.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On June 28, 2023, the Company received a deficiency notice from the Nasdaq Staff notifying the Company that for the prior 30 consecutive business days, its MVLS was below the minimum of $50 million required for continued listing on Nasdaq pursuant to the Market Value Standard (the “First Nasdaq Notice”). The First Nasdaq Notice had no immediate effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company had a period of 180 calendar days, or until December 26, 2023, to regain compliance with the Market Value Standard. The First Nasdaq Notice stated that to regain compliance, the Company’s MVLS must close at $50 million or more for a minimum of ten consecutive business days during the Nasdaq Compliance Period, at which time Nasdaq would provide written notification the Company had achieved compliance under the Market Value Standard and the matter would be closed.

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

On October 24, 2023, the Company received a second deficiency notice from the Nasdaq Staff indicating that it was not in compliance with the Minimum Total Holders Rule, which requires the Company to maintain at least 400 total holders for continued listing on the Nasdaq Global Market (the “Second Nasdaq Notice”). The Second Nasdaq Notice was only a notification of deficiency, not of imminent delisting, and had no immediate effect on the listing or trading of the Company’s securities on the Nasdaq Global Market.

In accordance with Nasdaq Listing Rule 5810I(2)(A)(i), the Second Nasdaq Notice stated that the Company had 45 calendar days, or until December 8, 2023, to submit a plan to regain compliance with the Minimum Total Holders Rule.

On December 7, 2023, the Company applied to transfer its securities from the Nasdaq Global Market to the Nasdaq Capital Market. On December 18, 2023, the Company received a letter from the Nasdaq Staff approving its application to list its securities on the Nasdaq Capital Market. The Company’s securities were transferred to the Nasdaq Capital Market at the opening of business on December 21, 2023. The First Nasdaq Notice and Second Nasdaq Notice are deemed to be resolved as a result of this transfer to the Nasdaq Capital Market.

On November 4, 2024, the Company received a notice from the Listing Qualifications Department of Nasdaq stating that, pursuant to the Nasdaq 36 Month Requirement, the Nasdaq Staff had determined that (i) the Company’s securities would be delisted from Nasdaq, (ii) trading of the Class A Common Stock, Public Warrants, and Units would be suspended at the opening of business on November 11, 2024 and (iii) a Form 25-NSE would be filed with the SEC, which will remove the Company’s securities from listing and registration on Nasdaq; however, as of the date of this Report, a Form 25-NSE has not yet been filed and the Company’s securities remain registered on Nasdaq. Under the Nasdaq 36 Month Requirement, a SPAC must complete one or more Business Combinations within 36 months of the effectiveness of its initial public offering registration statement. Since the Company failed to complete its initial Business Combination by November 2, 2024, the Staff concluded that the Company did not comply with the Nasdaq 36 Month Requirement and that the Company’s securities would be subject to delisting.

Trading of the Company’s securities on the OTC commenced on November 11, 2024. The delisting from Nasdaq and the commencement of trading on the OTC does not affect the Flybondi Business Combination, as the parties continue to work to effectuate the completion of the Flybondi Business Combination. The combined company, which will be Flybondi Holdings plc, has applied for listing of its securities on Nasdaq in connection with the completion of the Business Combination.

The Company will remain a reporting entity under the Exchange Act, with respect to continued disclosure of financial and operational information.

Liquidity, Capital Resources and Going Concern

As of December 31, 2024, the Company had $146,565 in its operating bank account and a working capital deficit of $4,372,904.

Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through (i) a loan under the IPO Promissory Note, an unsecured promissory note with the Sponsor totaling $252,950 and (ii) the issuance of 2,875,000 Class B Common Stock at approximately $0.009 per share for gross proceeds of $25,000. The IPO Promissory Note has been repaid and no other borrowings are permitted. Subsequent to the consummation of the IPO, the Company’s liquidity needs have been satisfied through the issuance of the Private Placement Warrants, which generated gross proceeds of $4,950,000, the 2023 Promissory Note and the 2024 Promissory Note.

On May 8, 2023, the Company issued the First Extension Promissory Note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $630,000 to be deposited into the Trust Account (see Note 3). As of December 31, 2024, $355,000 had been borrowed under the First Extension Promissory Note.

On November 8, 2023, the Company issued the Second Extension Promissory Note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $359,503 to be deposited into the Trust Account (see Note 3). As of December 31, 2024, $359,503 had been borrowed under the Second Extension Promissory Note.

On July 10, 2023, the Company issued the 2023 Promissory Note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $1,500,000 (see Note 3). As of December 31, 2024, $1,500,000 had been borrowed under the 2023 Promissory Note.

On September 12, 2024, the Company issued the 2024 Promissory Note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $3,000,000 (see Note 3). As of December 31, 2024, $531,493 had been borrowed under the September 2024 Note.

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

On November 6, 2024, the Company issued the Third Extension Promissory Note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $130,561 to be deposited into the Trust Account (see Note 3). As of December 31, 2024, $21,760 had been borrowed under the Third Extension Promissory Note.

On April 30, 2024, $900,000 of cash was released to the Company by the Cartesian Escrow Parties for the payment of the Company’s Excise Tax liability. Such amount was released to the Company solely for the purpose of the Company paying the Excise Tax liability and (i) under conditions as stipulated in the Flybondi Business Combination Agreement and (ii) was held by the Company in a segregated bank account. In October 2024, the Company utilized the $900,000 released to the Company (along with other Company funds) to pay the Company’s Excise Tax liability of $1,076,073.

In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, Management has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a Business Combination, and insufficient cash raises substantial doubt about the Company’s ability to continue as a going concern. At the Third Special Meeting, the stockholders extended the Combination Period from November 5, 2024 to November 5, 2025; however, it is uncertain that the Company will be able to consummate a Business Combination within the Combination Period. If a Business Combination is not consummated within the Combination Period, there will be a mandatory liquidation and subsequent dissolution of the Company. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statement is presented in conformity with U.S. GAAP and pursuant to the rules and regulations of the SEC.

Segment Reporting

The Company complies with ASU 2023-07, which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the accompanying financial statements (see Note 8).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the accompanying financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying financial statements in conformity with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying financial statements and the reported amounts of expenses during the reporting period. Making estimates requires Management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

circumstances that existed at the date of the accompanying financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Cash held in Trust Account

As of December 31, 2024 and 2023, funds in the Trust Account were invested in an interest-bearing demand deposit account. The demand deposit account generally has a readily determinable fair value and is classified as a Level 1 valuation.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the accompanying balance sheets, primarily due to its short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•
Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
•
Level 2 —Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
•
Level 3 —Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the accompanying statements of operations. Derivative assets and liabilities are classified in the accompanying balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Forward Purchase Agreement liability

The Company accounted for the 3,000,000 Forward Purchase Shares issued pursuant to the FPAs in accordance with the guidance contained in ASC 815-40 (see Note 4). Such guidance provides that because the FPAs did not meet the criteria for equity treatment thereunder, each FPA must be recorded as a liability. Accordingly, the Company classifies each FPA at its fair value. This FPA is subject to re-measurement at each balance sheet date. With each such re-measurement, the FPA would be adjusted to fair value, with the change in fair value recognized in the accompanying statement of operations.

On December 8, 2023 and December 12, 2023, the Company and each of Carnegie Park and Crescent Park entered into the FPA Termination Agreements to mutually terminate and cancel the FPAs. With the termination of the FPAs, the FPA fair value was adjusted to $0. At the IPO, the Company recognized an offering cost of $1,011,752 within the statement of stockholders’ equity. Upon the termination of the FPAs, the Company recognized an aggregate gain of $2,708,717 with $1,011,752 recognized as a reversal of the offering costs and the remaining $1,696,965 recognized as an unrealized gain on the change in fair value of the FPAs on the accompanying statements of operations.

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Income Taxes

The Company accounts for income taxes under ASC 740. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

As of December 31, 2024 and 2023, the Company’s deferred tax asset had a full valuation allowance recorded against it. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2024 due to New York State and City taxes, Business Combination related expenses and the valuation allowance on the deferred tax assets. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2023, due to changes in fair value of the FPAs and the valuation allowance on the deferred tax assets. The Company’s effective tax rate was (16.9)% and 24.6% for the year ended December 31, 2024 and 2023, respectively.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company is in the process of amending the 2023 corporate income tax return. The Company’s operations included those activities necessary to consummate a Business Combination. As such, the Company deducted startup and operating costs for tax return purposes. As a result, the Company recognized a reserve for uncertain tax positions on the balance sheet. At December 31, 2024 and 2023, the Company reported $371,214 and $0 on the accompanying balance sheet for this uncertainty.

On January 21, 2025, the Company filed an amendment to its previously filed 2023 tax return. The amendment reversed the deductions related to startup and operating costs outlined above. As a result, the Company expects to reverse the reserve for uncertain tax positions in its next filing. The Company is subject to income taxation by major taxing authorities since its inception. The Company files US federal and New York City and State tax returns and is subject to examination by various taxing authorities. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. Management does not expect that the total amount of unrecognized tax benefits will materially change over the next 12 months.

Common Stock Subject to Possible Redemption

All of the Class A Common Stock sold as part of the Units in the IPO contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Charter. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Common Stock subject to redemption to be classified outside of permanent equity. Therefore, all shares of redeemable Class A Common Stock have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against additional paid in capital and accumulated deficit.

The Class A Common Stock subject to possible redemption reflected on the accompanying balance sheets as of December 31, 2024 and 2023 is reconciled in the following table:

Class A Common Stock subject to possible redemption	Shares	Amount
January 1, 2023	11,500,000	$117,737,665

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Less:
Redemptions	(10,301,658)	(107,607,366)
Plus:
Remeasurement of carrying value to redemption value	—	2,793,358
December 31, 2023	1,198,342	$12,923,657
January 1, 2024	1,198,342	$12,923,657
Less:
Redemptions	(835,672)	(9,538,763)
Plus:
Remeasurement of carrying value to redemption value	—	684,313
December 31, 2024	362,670	$4,069,207

Net (Loss) Income Per Common Stock

The Company complies with the accounting and disclosure requirements of ASC 260. Net (loss) income per Common Stock is computed by dividing net (loss) income by the weighted average number of shares of Common Stock outstanding during the period. At December 31, 2024 and 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company. As a result, diluted (loss) income per Common Stock is the same as basic (loss) income per Common Stock for the periods presented.

The accompanying statements of operations apply the two-class method in calculating net (loss) income per share. Basic and diluted net (loss) income per Common Stock for redeemable Class A Common Stock and non-redeemable Class A and Class B Common Stock is calculated by dividing net (loss) income attributable to the Company by the weighted average number of shares of redeemable Class A Common Stock and non-redeemable Class A and Class B Common Stock outstanding, allocated proportionally to each class of Common Stock.

	For the Years Ended December 31,
	2024		2023
	Redeemable Class A	Non-Redeemable Class A And Class B	Redeemable Class A	Non-Redeemable Class A And Class B
Basic and diluted net (loss) income per share
Numerator:
Allocation of net (loss) income	$(337,183)	$(905,575)	$1,017,839	$509,756
Denominator:
Basic and diluted weighted average shares outstanding	1,070,480	2,875,000	5,740,571	2,875,000
Basic and diluted net (loss) income per share	$(0.31)	$(0.31)	$0.18	$0.18

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company adopted ASU 2020-06 on January 1, 2024. The adoption of ASU 2020-06 has not had a material impact on the Company’s financial statements and disclosures.

In November 2023, the FASB issued ASU 2023-07, which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the accompanying financial statements. The adoption of ASU 2023-07 has not had a material impact on the Company’s financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

fiscal years beginning after December 15, 2024. Early adoption is permitted. Management does not believe the adoption of ASU 2023-09 will have a material impact on the Company’s financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Related Party Transactions

Working Capital Loans—Convertible

On July 10, 2023, the Company issued the 2023 Promissory Note to the Sponsor in an amount of up to $1,500,000 in connection with the convertible Working Capital Loans. The 2023 Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date of the liquidation of the Company. Additionally, at the option of the Sponsor, the unpaid principle may be converted into warrants at a conversion price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the convertible Working Capital Loans. As of December 31, 2024 and 2023, the Company owed $1,500,000 and $910,083, respectively, under the 2023 Promissory Note and reported the amounts as Working Capital Loans—convertible on the accompanying balance sheets.

Administrative Fees

Pursuant to the Services Agreement, the Company has agreed to pay the Sponsor a total of $20,000 per month for office space, utilities, and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. Total administrative fee for the years ended December 31, 2024 and 2023 is $240,000. At December 31, 2024 and 2023, $120,000 and $80,000, respectively, is reported on the accompanying balance sheets as due to the Sponsor for the administrative fees.

Promissory Notes – Related Party

On May 8, 2023, the Company issued the First Extension Promissory Note to the Sponsor in an amount of up to $630,000 to be deposited into the Trust Account ($105,000 per month following the 5th of each month through November 3, 2023) for the benefit of the Public Stockholders who did not redeem their Public Shares in connection with the First Extension. The First Extension Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date of the liquidation of the Company. At December 31, 2024 and 2023, the Company had $355,000 of borrowings under the First Extension Promissory Note.

On November 8, 2023, the Company issued the Second Extension Promissory Note in the aggregate principal amount of up to $359,503 to the Sponsor. The Second Extension Promissory Note bears no interest and is repayable in full upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date of the liquidation of the Company. The Company deposited $29,959 into the Trust Account for each calendar month (commencing on November 8, 2023 and ending on the 5th day of each subsequent month), or portion thereof, that was needed by the Company to complete an initial Business Combination until November 5, 2024. At December 31, 2024 and 2023, the Company had $359,503 and $59,917, respectively, of borrowings under the Second Extension Promissory Note.

On September 12, 2024, the Company issued the 2024 Promissory Note in the aggregate principal amount of up to $3,000,000 to the Sponsor. The 2024 Promissory Note was issued in connection with advances the Sponsor has made, and may make in the future, to the Company for working capital and transaction expenses. The 2024 Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At December 31, 2024, the Company had $531,493 of borrowings under the 2024 Promissory Note.

On November 6, 2024, the Company issued the Third Extension Promissory Note in the aggregate principal amount of up to $130,561 to the Sponsor. The Third Extension Promissory Note bears no interest and is repayable in full upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date of the liquidation of the Company. Additionally, the Company has deposited will continue to deposit $10,880 into the Trust Account for each calendar month (commencing on November 6, 2024 and ending on the 5th day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial Business Combination until November 5, 2025, and such amount will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii)

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

holders of Public Shares who elect to have their Public Shares redeemed in connection with the consummation of the initial Business Combination. At December 31, 2024, the Company had $21,760 of borrowings under the Third Extension Promissory Note.

Consulting and Advisory Services

On May 28, 2021, the Company entered into a letter agreement with J.V.B., pursuant to which, the Company engaged Cohen & Company to provide consulting and advisory services in connection with the IPO in return for a transaction fee to be paid to J.V.B. in an amount equal to 10.0% of the aggregate underwriting discount and commissions earned by the underwriters in connection with the IPO to be paid simultaneously with the actual payment of such underwriting discount and commissions to the underwriters upon (i) the closing of the IPO and (ii) the completion of the Business Combination. J.V.B. was one of the Anchor Investors that purchased Units in the IPO and became a member of the Sponsor at the closing of the IPO to hold an indirect interest in a specified number of the Founder Shares held by the Sponsor.

On November 4, 2021, the Company paid J.V.B. $85,000 in cash from funds outside of the Trust Account. Funds due to J.V.B. upon the completion of the initial Business Combination ($605,000 in the aggregate) were to be paid by the underwriters of the Initial Public Offering.

On November 9, 2023, the Company and J.V.B. mutually agreed to terminate this arrangement. No further transaction fees will be payable to J.V.B. under this engagement of services.

Note 4 — Commitments and Contingencies

Registration Rights Agreement

The holders of the (i) Founder Shares, (ii) Private Placement Warrants and (iii) warrants that may be issued upon conversion of Working Capital Loans (and in each case holders of their underlying securities, as applicable), have registration rights to require the Company to register a sale of any of the Company’s securities held by the holders prior to the consummation of the initial Business Combination pursuant to the Registration Rights Agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The underwriters of the IPO were entitled to a deferred underwriting commission of $0.50 on the first 10,000,000 Units sold in the IPO and $0.70 per Unit sold thereafter, or $6,050,000 in the aggregate. On August 28, 2023, the underwriters waived any right to receive the deferred underwriting commission and will therefore receive no additional underwriting commissions in connection with the closing of the Flybondi Business Combination. As a result, $6,050,000 was recorded to accumulated deficit in relation to the reduction of the deferred underwriter commission. As of December 31, 2024 and 2023, the deferred underwriting commission is $0.

The Company complies with ASC 405 and derecognized the deferred underwriting commission liability upon being released of the obligation by the underwriters. To account for the waiver of the deferred underwriting commission, the Company reduced the deferred underwriter commission liability to $0 and reversed the previously recorded cost of issuing the instruments in the IPO, which included a reduction in the accumulated deficit and increased income available to Class B Common Stock by $6,050,000, which was previously allocated to the Class A Common Stock subject to redemption and accretion recognized at the date of the IPO.

Anchor Investment

The Anchor Investors purchased an aggregate of approximately $60.8 million of the Units in the IPO at the public offering price. There can be no assurance that the Anchor Investors will retain their Units prior to or upon the consummation of the initial Business Combination. In addition, none of the Anchor Investors has any obligation to vote any of their Public Shares in favor of the initial Business Combination.

The Anchor Investors have not been granted any stockholder or other rights that are in addition to those granted to our other Public Stockholders, and were only issued equity interests in the Sponsor, with no right to control the Sponsor or vote or dispose of any securities held by the Sponsor. Further, unlike some anchor investor arrangements of other blank check companies, the Anchor Investors are not required to (i) hold any Units, Class A Common Stock or Public Warrants they may have purchased in the IPO or thereafter for any amount of time, (ii) vote any shares of Class A Common Stock they may own at the applicable time in favor of our initial Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The Anchor Investors have the same

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

rights to the funds held in the Trust Account with respect to any Public Shares they hold as the rights afforded to the other Public Stockholders.

Contingent Business Combination Expenses

In connection with the Company’s proposed Business Combination with Flybondi, the Company has incurred approximately $260,000 in contingent Business Combination related expenses. From these contingent expenses, approximately $85,000 was due upon the filing of the Flybondi Registration Statement and $175,000 is due upon the Closing of the Flybondi Business Combination.

Forward Purchase Agreements

On August 23, 2021, pursuant to the FPAs, Crescent Park, which is one of the Anchor Investors, and Carnegie Park agreed to purchase up to 2,500,000 Forward Purchase Shares in the case of Crescent Park, and up to 500,000 Forward Purchase Shares in the case of Carnegie Park at $10.00 per share (as such price per share may be reduced to $9.20 per share or further reduced to below $9.20 per share with respect to all or part of the Forward Purchase Shares) for gross proceeds up to $30,000,000 in the aggregate if all of the Forward Purchase Shares were purchased at $10.00 per share (or up to $27,600,000 in the aggregate if all of the Forward Purchase Shares were purchased at $9.20 per share or up to a lower amount in the aggregate if all of the Forward Purchase Shares were purchased at less than $9.20 per share) in private placements that would occur concurrently with the consummation of the initial Business Combination.

On December 8, 2023 and December 12, 2023, the Company and each of Carnegie Park and Crescent Park entered into the FPA Termination Agreements to mutually terminate and cancel the FPAs.

Excise Tax

In connection with the votes to amend the Amended and Restated Charter at the First Special Meeting and the Second Special Meeting, holders of 10,301,658 shares of Class A Common Stock properly exercised their right to redeem their Public Shares for an aggregate redemption amount of $107,607,366. As such, the Company recorded a 1% Excise Tax liability in the amount of $1,076,073 on the accompanying balance sheet as of December 31, 2023.

In connection with the vote to amend the Amended and Restated Charter at the Third Special Meeting, Public Stockholders holding 835,672 Public Shares properly exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $9.5 million (approximately $11.41 per share) was removed from the Trust Account to pay such redeeming Public Stockholders. As such, the Company recorded a 1% Excise Tax liability. At December 31, 2024 and 2023, the Company reported an Excise Tax Liability of $95,388 and $1,076,073, respectively, on the accompanying balance sheets. The liability does not impact the accompanying statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.

On April 30, 2024, in association with the Flybondi Business Combination Agreement, the Cartesian Escrow Parties released $900,000 to the Company solely for the purpose of the Company paying the Excise Tax liability and (i) under conditions as stipulated in the Flybondi Business Combination Agreement and (ii) which was held by the Company in a segregated bank account. On October 23, 2024, the Company filed its Excise Tax return and utilized the $900,000 released to the Company (along with other Company funds) to pay the Company’s Excise Tax liability of $1,076,073.

Note 5 — Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2024 and 2023, there were no shares of preferred stock issued or outstanding.

Class A Common Stock

The Company is authorized to issue 100,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of Class A Common Stock are entitled to one vote for each share. As of December 31, 2024 and 2023, there was 2,874,999 shares of Class A Common Stock issued or outstanding, excluding 362,670 and 1,198,342 shares subject to possible redemption, respectively.

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Following the approval of the Founder Share Amendment Proposal at the Second Special Meeting, on November 3, 2023, the Company issued an aggregate of 2,874,999 shares of Class A Common Stock (consisting of 2,824,999 shares to the Sponsor and 50,000 shares to an Anchor Investor) upon the conversion of an equal number of shares of Class B Common Stock, held by the Sponsor and such Anchor Investor, respectively, as Founder Shares. The 2,874,999 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination, as described in the IPO Registration Statement.

Class B Common Stock

The Company is authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of the Class B Common Stock are entitled to one vote for each share. At December 31, 2024 and 2023, there was one share of Class B Common Stock issued and outstanding.

The Class B Common Stock will automatically convert into shares of Class A Common Stock concurrently with or immediately following the consummation of the initial Business Combination, or at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A Common Stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A Common Stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A Common Stock by Public Stockholders), including the total number of shares of Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor, officers or directors upon conversion of the Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants

Each whole Warrant entitles the registered holder to purchase one share of the Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants were issued upon separation of the Units and only whole Warrants trade. The Warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a

“cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A Common Stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•
In whole and not in part;
•
At a price of $0.01 per Warrant;

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

•
Upon not less than 30 days’ prior written notice of redemption given after the Warrants become exercisable to each warrant holder; and
•
If, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days withina30-trading-dayperiodcommencing once the Warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a Newly Issued Price (as defined below) of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Board of Directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the greater of the Market Value and the Newly Issued Price.

The Company accounts for the 10,700,000 Warrants issued in connection with the IPO (comprised of 5,750,000 Public Warrants and 4,950,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the Warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Note 6 — Fair Value Measurements

As of December 31, 2024 and 2023, funds in the Trust Account were invested in an interest-bearing demand deposit account. The demand deposit account is carried at fair value, which is generally readily determinable.

Recurring Fair Value Measurements

Under the guidance in ASC 815-40, the FPAs do not meet the criteria for equity classification. As such, the FPAs were recorded on the accompanying balance sheets at fair value. This valuation was subject to re-measurement at each balance sheet date. With each re-measurement, the valuations were adjusted to fair value, with the change in fair value recognized in the accompanying statements of operations. In December 2023, the FPAs were terminated pursuant to the FPA Termination Agreements.

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the FPA classified as Level 3 for the year ended December 31, 2023:

Changes in fair value of FPA classified as level 3
January 1, 2023	$2,708,717
Change in fair value – statement of operations	(1,696,965)
Change in fair value – statement of stockholders’ deficit	(1,011,752)
December 31, 2023	$—

Note 7 — Income Tax

The Company’s net deferred tax assets at December 31, 2024 and 2023 are as follows:

	December 31, 2024	December 31, 2023
Deferred tax assets
Organizational costs/startup expenses	$806,020	$567,219
Total deferred tax assets	806,020	567,219
Valuation allowance	(806,020)	(567,219)

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Deferred tax assets, net of allowance	$—	$—

The income tax provision for the year ended December 31, 2024 and 2023 consists of the following:

	December 31, 2024	December 31, 2023
Federal
Current	$114,057	$576,131
Prior year true-up	—	(79,128)
Deferred	(151,384)	(329,542)
State and Local
Current	65,863	—
Deferred	(87,417)	—
Change in valuation allowance	238,801	329,542
Income tax provision	$179,920	$497,003

As of December 31, 2024 and 2023, the Company had no of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, Management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2024 and 2023, the change in the valuation allowance was $238,801 and $329,542, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2024 and 2023 is as follows:

	December 31, 2024	December 31, 2023
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	12.1%	—%
Business Combination expenses	(27.6)%	4.9%
Change in fair value of FPA	—%	(17.6)%
Change in valuation allowance	(22.4)%	16.3%
Income tax provision	(16.9)%	24.6%

The Company files US federal and New York City and State tax returns and is subject to examination by various taxing authorities.

The effective tax rate for the periods presented differs from the expected (statutory) tax rate of 21% for the year ended December 31, 2024 due to New York State and City taxes, Business Combination related expenses and the valuation allowance on the deferred tax assets. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2023, due to changes in fair value of the FPAs and the valuation allowance on the deferred tax assets.

Note 8 — Segment Information

ASC 280 establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, Management has determined that the Company only has one operating segment.

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	Year ended December 31, 2024	Year ended December 31, 2023
Operating costs	$1,669,167	$2,414,736
Interest income	$606,329	$2,742,369

The key measures of segment profit or loss reviewed by our CODM are operating costs and interest income.

Operating costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the Combination Period. The CODM also reviews operating costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. The CODM reviews interest income to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the accompanying financial statements were issued. Based on the Company’s review, except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Since December 31, 2024 through the date of this Report, an aggregate of $21,760 has been deposited into the Trust Account to extend the Combination Period to March 5, 2025 under the Third Extension Promissory Note.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company’s operations included those activities necessary to consummate a Business Combination. As such, the Company deducted startup and operating costs for tax return purposes. As a result, the Company recognized a reserve for uncertain tax positions on the balance sheet. At December 31, 2024 and 2023, the Company reported $371,214 and $0 on the balance sheet of the accompanying financial statements for this uncertainty. In January 2025, the Company amended its 2023 corporate tax return.

INTEGRAL ACQUISITION CORPORATION 1

CONDENSED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Cash	$973,267	$75,891
Prepaid franchise tax	62,000	18,350
Prepaid expenses	41,095	7,223
Total current assets	1,076,362	101,464
Cash held in Trust Account	13,325,388	12,956,224
Total Assets	$14,401,750	$13,057,688
Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities:
Accrued expenses	$1,222,573	$841,202
Due to related party	80,000	80,000
Promissory Notes — Related Party	594,665	414,917
Working Capital Loans	1,390,335	910,083
Excise Tax payable	1,076,073	1,076,073
Income taxes payable	110,506	53,363
Total liabilities	4,474,152	3,375,638
Commitments and Contingencies (Note 4)
Class A Common Stock subject to possible redemption, 1,198,342 shares at redemption value of $11.08 and $10.78 per share at June 30, 2024 and December 31, 2023, respectively	13,279,328	12,923,657
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 100,000,000 shares authorized; 2,874,999 issued and outstanding, respectively, (excluding 1,198,342 shares subject to possible redemption)	288	288
Class B Common Stock, $0.0001 par value; 10,000,000 shares authorized; 1 share issued and outstanding	—	—
Additional paid-in capital	—	—
Accumulated deficit	(3,352,018)	(3,241,895)
Total stockholders’ deficit	(3,351,730)	(3,241,607)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$14,401,750	$13,057,688

The accompanying notes are an integral part of these unaudited condensed financial statements.

INTEGRAL ACQUISITION CORPORATION 1

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Operating costs	$523,160	$544,039	$908,571	$872,259
Loss from operations	(523,160)	(544,039)	(908,571)	(872,259)
Other income (expenses):
Unrealized loss on change in fair value of FPA liability	—	(642,739)	—	(862,581)
Unrealized loss on Trust Account	—	(319,129)	—	132,383
Interest income	171,811	1,117,138	341,262	1,917,032
Total other income, net	171,811	155,270	341,262	1,186,834
Loss before provision for income taxes	(351,349)	(388,769)	(567,309)	314,575
Provision for income taxes	(43,068)	(157,082)	(87,143)	(409,366)
Net loss	$(394,417)	$(545,851)	$(654,452)	$(94,791)
Basic and diluted weighted average shares outstanding, Common Stock subject to redemption	1,198,342	6,753,044	1,198,342	9,113,409
Basic and diluted net loss per Common Stock subject to redemption	$(0.10)	$(0.06)	$(0.16)	$(0.01)
Basic and diluted weighted average shares outstanding, non-redeemable Common Stock	2,875,000	6,753,044	2,875,000	2,875,000
Basic and diluted net loss per non-redeemable Common Stock	$(0.10)	$(0.06)	$(0.16)	$(0.01)

The accompanying notes are an integral part of these unaudited condensed financial statements.

INTEGRAL ACQUISITION CORPORATION 1

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Stock	Amount	Stock	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2023	2,874,999	$288	1	$—	$—	$(3,241,895)	$(3,241,607)
Accretion of Class A Common Stock to redemption amount	—	—	—	—	—	(178,852)	(178,852)
Net loss	—	—	—	—	—	(260,035)	(260,035)
Balance as of March 31, 2024 (unaudited)	2,874,999	$288	1	$—	$—	$(3,680,782)	$(3,680,494)
Accretion of Class A Common Stock to redemption amount	—	—	—	—	—	(176,819)	(176,819)
Escrow funding from Cartesian Escrow Parties	—	—	—	—	—	900,000	900,000
Net loss	—	—	—	—	—	(394,417)	(394,417)
Balance as of June 30, 2024 (unaudited)	2,874,999	$288	1	$—	$—	$(3,352,018)	$(3,351,730)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	2,875,000	$288	$—	$(7,961,811)	$(7,961,523)
Accretion of Class A Common Stock to redemption amount	—	—	—	(949,072)	(949,072)
Net income	—	—	—	451,060	451,060
Balance as of March 31, 2023 (unaudited)	2,875,000	$288	$—	$(8,459,823)	$(8,459,535)
Accretion of Class A Common Stock to redemption amount	—	—	—	(800,927)	(800,927)
Excise Tax payable	—	—	—	(878,437)	(878,437)
Net loss	—	—	—	(545,851)	(545,851)
Balance as of June 30, 2023 (unaudited)	2,875,000	$288	$—	$(10,685,038)	$(10,684,750)

The accompanying notes are an integral part of these unaudited condensed financial statements.

INTEGRAL ACQUISITION CORPORATION 1

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
Cash flows from Operating Activities:
Net loss	$(654,452)	$(94,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized gain on Trust Account	—	(132,383)
Unrealized loss on change in fair value of FPA liability	—	862,581
Interest earned on cash and investments held in Trust Account	(341,262)	(1,917,032)
Changes in current assets and current liabilities:
Prepaid expenses	(33,872)	144,152
Accrued expenses	381,371	163,776
Income taxes payable	75,493	59,366
Franchise taxes payable	(62,000)	(40,164)
Net cash used in operating activities	(634,722)	(954,495)
Cash flows from Investing Activities:
Extension funding of Trust Account	(179,752)	(210,000)
Funds withdrawn for redemptions	—	87,843,748
Cash withdrawn from Trust Account to pay taxes	151,850	490,214
Net cash (used in) provided by investing activities	(27,902)	88,123,962
Cash flows from Financing Activities:
Funds withdrawn for redemptions	—	(87,843,748)
Proceeds from issuance of convertible promissory note to related party	480,252	—
Escrow funding from Cartesian Escrow Parties	900,000	—
Proceeds from issuance of Promissory Notes to related party	179,748	315,000
Net cash provided by (used in) financing activities	1,560,000	(87,528,748)
Net change in cash	897,376	(359,281)
Cash, beginning of the period	75,891	601,088
Cash, end of the period	$973,267	$241,807
Supplemental disclosure of noncash investing and financing activities:
Income Tax Paid	$—	$350,000
Accretion of Class A Common Stock to redemption amount	$355,671	$1,749,999
Excise Tax payable	$—	$878,437

The accompanying notes are an integral part of these unaudited condensed financial statements.

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2024

Note 1 — Organization, Business Operations and Liquidity

Organization and General

Integral Acquisition Corporation 1 is a blank check company incorporated as a Delaware corporation on February 16, 2021. The Company was formed for the purpose of effecting a Business Combination.

As of June 30, 2024, the Company has neither engaged in any operations nor generated any revenues. All activity for the period from February 16, 2021 (inception) through June 30, 2024, relates to (i) the Company’s formation and the IPO described below, and (ii) since the closing of the IPO the search for a prospective and consummation of an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

Sponsor and Financing

The Sponsor, Integral Sponsor, LLC, is a Delaware limited liability company.

The IPO Registration Statement was declared effective on November 2, 2021. On November 5, 2021, the Company, consummated its IPO of 11,500,000 Units, including 1,500,000 Units issued upon exercise in full by the underwriter of its option to purchase additional Units. Each Unit consists of one Public Share, and one-half of one Public Warrant, with each whole Public Warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $115,000,000.

Simultaneously with the closing of the IPO, the Company completed the Private Placement of an aggregate of 4,950,000 Private Placement Warrants, including 90,000 Private Placement Warrants issued in connection with the exercise in full by the underwriter of its option to purchase additional Units, to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $4,950,000. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Upon the closing of the IPO and the Private Placement, $116,725,000 was placed in the Trust Account, representing the redemption value of the Public Shares sold in the IPO, at their redemption value of $10.15 per share.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

Founder Shares

The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Common Stock issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Business Combination that results in all of the stockholders having the right to exchange their Class A Common Stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “Lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Stockholders with respect to any Founder Shares. Notwithstanding the foregoing, the Founder Shares will be released from the Lock-up if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. On December 29, 2021, the Sponsor transferred 50,000 Founder Shares to an Anchor Investor.

Trust Account

At June 30, 2024 and December 31, 2023, funds in the Trust Account were invested in an interest bearing demand deposit account. Except for the withdrawal of funds to pay taxes, funds will remain in the Trust Account until the earlier of (i) the consummation of its first Business Combination and (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used for (i) business, legal and accounting expenses, (ii) due diligence on prospective acquisitions and (iii) continuing general and administrative expenses.

Initial Business Combination

The Company will provide its Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable (excluding Excise Taxes)), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. As of June 30, 2024, the amount in the Trust Account was $11.12 (before taxes paid or payable) per Public Share.

The shares of Common Stock subject to redemption have been recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with ASC 480. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

Following the IPO, the Company initially had only 18 months from the closing of the IPO to complete the initial Business Combination, which period, as further discussed below, was extended to November 5, 2024. If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable (excluding Excise Taxes) and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board of Directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a stockholder vote to approve an amendment to the Amended and Restated Charter, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Proposed Business Combination

On October 19, 2023, the Company entered into the Flybondi Business Combination Agreement, with Flybondi, FB Parent, Merger Sub and the Signing Sellers. After the date of the Flybondi Business Combination Agreement, the Joining Sellers may join the Flybondi Business Combination Agreement by executing and delivering a Seller Joinder.

The Flybondi Business Combination Agreement provides for, among other things, the following transactions: (i) FB Parent will acquire the shares of Flybondi held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent, and (ii) the Company will merge with and into Merger Sub, with the Company continuing as the surviving entity and as a wholly-owned subsidiary of FB Parent, and each of the Company’s issued and outstanding securities immediately prior to such merger will be cancelled and converted into the right of the holder thereof to receive a substantially equivalent security of FB Parent.

For a full description of the Flybondi Business Combination Agreement and the proposed Flybondi Business Combination, please see “Item 1. Business” of the 2023 Annual Report.

Extensions of the Combination Period

On May 3, 2023, the Company held the First Special Meeting. At the First Special Meeting, the stockholders approved the First Extension Amendment Proposal, which extended the date the Company had to consummate an initial Business Combination from May 5, 2023 to November 3, 2023. In connection with the vote to approve the First Extension Amendment Proposal, Public Stockholders holding 8,470,059 Public Shares properly exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $87,843,748 (approximately $10.37 per share) was removed from the Trust Account to pay such redeeming Public Stockholders in the First Special Meeting Redemptions.

In connection with the approval of the First Extension Amendment Proposal, the Company issued the First Extension Promissory Note in the aggregate principal amount of up to $630,000 to the Sponsor. The First Extension Promissory Note bears no interest and is repayable in full upon the date of the consummation of the initial Business Combination or the Company’s liquidation. Additionally, the Company agreed to make monthly deposits of $105,000 into the Trust Account for each calendar month (commencing on May 8, 2023) or portion thereof, that was needed by the Company to complete an initial Business Combination until November 3, 2023, and such amount will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii) Public Stockholders who elect to have their Public Shares redeemed in connection with the consummation of the Business Combination.

On November 2, 2023, the Company held the Second Special Meeting, at which the stockholders approved, among other things, the Charter Amendment Proposals. Following approval of the Second Extension Amendment Proposal, the Combination Period was extended from November 3, 2023 to November 5, 2024. In connection with the vote to approve the Charter Amendment Proposals, Public Stockholders holding 1,831,599 Public Shares properly exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $19,763,618 (approximately $10.79 per share) was removed from the Trust Account to pay such redeeming Public Stockholders.

In connection with the approval of the Second Extension Amendment Proposal, the Company issued the Second Extension Promissory Note in the aggregate principal amount of up to $359,503 to the Sponsor. The Second Extension Promissory Note bears no interest and is repayable in full upon the date of the consummation of the initial Business Combination or our liquidation. Additionally, the Company has deposited and will continue to deposit $29,958.55 into the Trust Account for each calendar month (commencing on November 8, 2023 and ending on the 5th day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial Business Combination until November 5, 2024, and such amount will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii) Public Stockholders who elect to have their Public Shares redeemed in connection with the consummation of the Business Combination.

As of June 30, 2024, the Company had deposited an aggregate of $869,668 to fund the Trust Account. For the three and six months ended June 30, 2024, an aggregate of $89,876 and $179,752, respectively, was deposited in the Trust Account. For the three and six months ended June 30, 2023, an aggregate of $210,000 and $210,000, respectively, was deposited in the Trust Account.

The Company may seek to further extend the Combination Period consistent with applicable laws, regulations and stock exchange rules. Such an extension would require the approval of the Public Stockholders, who will be provided the opportunity to redeem all or a portion of their Public Shares. Such redemptions will likely have a material adverse effect on the amount held in the Trust Account, the Company’s capitalization, principal stockholders and other impacts on the Company or Management Team, such as the Company’s ability to maintain its listing on the Nasdaq Capital Market.

Founder Share Conversion

Following the approval of the Founder Share Amendment Proposal at the Second Special Meeting, on November 3, 2023, the Company issued an aggregate of 2,874,999 shares of Class A Common Stock (consisting of 2,824,999 shares to the Sponsor and 50,000 shares to an Anchor Investor) upon the conversion of an equal number of shares of Class B Common Stock, held by the Sponsor and such Anchor Investor, respectively. The 2,874,999 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination, as described in the IPO Registration Statement. Following the Founder Share Conversion, the First Special Meeting Redemptions and the Second Special Meeting Redemptions, there were 4,073,341 shares of Class A Common Stock issued and outstanding and one share of Class B Common Stock issued and outstanding. As a result, the Sponsor holds approximately 69.4% of the issued and outstanding Class A Common Stock.

Transfer of Trust Account Funds

To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on October 31, 2023, the Company instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A., with Continental continuing to act as trustee, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the stockholders, as described elsewhere in the Report.

Risks and Uncertainties

The continuing military conflict between the Russian Federation and Ukraine, the military conflict in the Middle East and the risk of escalations of other military conflicts have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, and cash flows is not determinable as of the date of the accompanying unaudited condensed financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the IR Act was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% Excise Tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax. In April 2024, the Treasury issued proposed regulations providing guidance with respect to the Excise Tax. Taxpayers may rely on these proposed regulations until final regulations are issued. Under the proposed regulations, liquidating distributions made by publicly traded domestic corporations are exempt from the Excise Tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the Excise Tax. Whether and to what extent the Company would be subject to the Excise Tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any PIPE or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination, but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the Excise Tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

During the second quarter, the Internal Revenue Service issued final regulations with respect to the timing and payment of the Excise Tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024.

The Company is currently evaluating its options with respect to payment of this obligation. If the Company is unable to pay its obligation in full, it will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full.

In association with the Flybondi Business Combination Agreement, the Cartesian Escrow Parties released $900,000 to the Company for the payment of Excise Taxes on April 30, 2024.

Termination of Forward Purchase Agreement

On August 23, 2021, pursuant to the FPAs, Crescent Park, which is one of the Anchor Investors, and Carnegie Park agreed to purchase up to 2,500,000 Forward Purchase Shares in the case of Crescent Park and up to 500,000 Forward Purchase Shares in the case of Carnegie Park at $10.00 per share (as such price per share may be reduced to $9.20 per share or further reduced to below $9.20 per share with respect to all or part of the Forward Purchase Shares) for gross proceeds up to $30,000,000 in the aggregate if all of the Forward Purchase Shares were purchased at $10.00 per share (or up to $27,600,000 in the aggregate if all of the Forward Purchase Shares were purchased at $9.20 per share, or up to a lower amount in the aggregate if all of the Forward Purchase Shares were purchased at less than $9.20 per share) in private placements that would occur concurrently with the consummation of the initial Business Combination.

On December 8, 2023 and December 12, 2023, the Company and each of Carnegie Park and Crescent Park entered into the FPA Termination Agreements to mutually terminate and cancel the FPAs. At the IPO, the Company recognized an offering cost of $1,011,752 within the statement of stockholders’ equity. Upon the termination of the FPAs, the Company recognized an aggregate gain of $2,708,717 with $1,011,752 recognized as a reversal of the offering costs and the remaining $1,696,965 recognized as an unrealized gain on the change in fair value of FPA on the accompanying unaudited condensed statements of operations.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On June 28, 2023, the Company received the First Nasdaq Notice from the Nasdaq Staff notifying the Company that for the prior 30 consecutive business days, its MVLS was below the minimum of $50 million required for continued listing on Nasdaq pursuant to the Market Value Standard. This notification had no immediate effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company had a period of 180 calendar days, or until December 26, 2023, to regain compliance with the Market Value Standard. The First Nasdaq Notice stated that to regain compliance, the Company’s MVLS must close at $50 million or more for a minimum of ten consecutive business days during the Nasdaq Compliance Period, at which time Nasdaq would provide written notification the Company had achieved compliance under the Market Value Standard and the matter would be closed.

On October 24, 2023, the Company received the Second Nasdaq Notice from the Nasdaq Staff indicating that it was not in compliance with the Minimum Total Holders Rule, which requires the Company to maintain at least 400 total holders for continued listing on the Nasdaq Global Market. The Notice was only a notification of deficiency, not of imminent delisting, and had no immediate effect on the listing or trading of the Company’s securities on the Nasdaq Global Market.

In accordance with Nasdaq Listing Rule 5810I(2)(A)(i), the Second Nasdaq Notice stated that the Company had 45 calendar days, or until December 8, 2023, to submit a plan to regain compliance with the Minimum Total Holders Rule.

On December 7, 2023, the Company applied to transfer its securities from the Nasdaq Global Market to the Nasdaq Capital Market. On December 18, 2023, the Company received a letter from the Nasdaq Staff approving its application to list is securities on the Nasdaq Capital Market. The Company’s securities were transferred to the Nasdaq Capital Market at the opening of business on December 21, 2023. The First Nasdaq Notice and Second Nasdaq Notice are deemed to be resolved as a result of this transfer to the Nasdaq Capital Market.

Liquidity, Capital Resources and Going Concern

As of June 30, 2024, we had $73,267 in our operating bank account, $900,000 in a segregated account for the payment of Excise Taxes, and a working capital deficit of $3,397,790 (including $900,000 in cash received from the Cartesian Escrow Parties for the payment of Excise Taxes).

Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through (i) a loan under the IPO Promissory Note, an unsecured promissory note with the Sponsor totaling $252,950 and (ii) the issuance of 2,875,000 Class B Common Stock at approximately $0.009 per share for gross proceeds of $25,000. The IPO Promissory Note has been repaid and no other borrowings are permitted. Subsequent to the consummation of the IPO, the Company’s liquidity needs have been satisfied through the issuance of the Private Placement Warrants, which generated gross proceeds of $4,950,000.

On May 8, 2023, the Company issued the First Extension Promissory Note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $630,000 to be deposited into the Trust Account (see Note 3). As of June 30, 2024, $355,000 had been borrowed under the First Extension Promissory Note.

On November 8, 2023, the Company issued the Second Extension Promissory Note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $359,503 to be deposited into the Trust Account (see Note 3). As of June 30, 2024, $239,665 had been borrowed under the Second Extension Promissory Note.

On July 10, 2023, the Company issued the WCL Promissory Note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $1,500,000 (see Note 3). As of June 30, 2024, $1,390,335 had been borrowed under the WCL Promissory Note.

Included on the accompanying unaudited condensed balance sheet at June 30, 2024 is $900,000 of cash released to the Company on April 30, 2024 by the Cartesian Escrow Parties for the payment of the Company’s Excise Tax liability. Such amount was released to the Company solely for the purpose of the Company paying the Excise Tax liability and (i) under conditions as stipulated in the Flybondi Business Combination Agreement and (ii) is being held by the Company in a segregated bank account.

In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, Management has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a Business Combination, and insufficient cash raises substantial doubt about the Company’s ability to continue as a going concern. At the Second Special Meeting, the stockholders extended the Combination Period from November 3, 2023 to November 5, 2024; however, it is uncertain that the Company will be able to consummate a Business Combination within the Combination Period. If a Business Combination is not consummated within the Combination Period, there will be a mandatory liquidation and subsequent dissolution of the Company. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S.GAAP for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S.GAAP have been condensed or omitted in the accompanying unaudited condensed financial statements, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, the accompanying unaudited condensed financial statements do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of Management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the 2023 Annual Report. The interim results for the three months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the accompanying unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying unaudited condensed financial statements in conformity with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Making estimates requires Management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying unaudited condensed financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Cash held in Trust Account

As of June 30, 2024 and December 31, 2023, funds in the Trust Account were invested in an interest-bearing demand deposit account. The demand deposit account generally has a readily determinable fair value and is classified as a Level 1 valuation.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to its short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•
Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
•
Level 2—Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
•
Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the accompanying unaudited condensed statements of operations. Derivative assets and liabilities are classified in the accompanying condensed balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Forward Purchase Agreement

The Company accounted for the 3,000,000 Forward Purchase Shares issued pursuant to the FPAs in accordance with the guidance contained in ASC 815-40 (see Note 4). Such guidance provides that because the FPAs do not meet the criteria for equity treatment thereunder, each FPA must be recorded as a liability. Accordingly, the Company classifies each FPA at its fair value. This FPA is subject to re-measurement at each balance sheet date. With each such re-measurement, the FPA would be adjusted to fair value, with the change in fair value recognized in the accompanying unaudited condensed statement of operations.

On December 8, 2023 and December 12, 2023, the Company and each of Carnegie Park and Crescent Park entered into the FPA Termination Agreements to mutually terminate and cancel the FPAs. With the termination of the FPAs, the FPA fair value was adjusted to $0. At the IPO, the Company recognized an offering cost of $1,011,752 within the statement of stockholders’ equity. Upon the termination of the FPAs, the Company recognized an aggregate gain of $2,708,717 with $1,011,752 recognized as a reversal of the offering costs and the remaining $1,696,965 recognized as an unrealized gain on the change in fair value of the FPAs on the accompanying unaudited condensed statements of operations.

Income Taxes

The Company accounts for income taxes under ASC 740. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “[i]f an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effect tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through June 30, 2024

As of June 30, 2024 and December 31, 2023, the Company’s deferred tax asset had a full valuation allowance recorded against it. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2024 due to New York State and City taxes, Business Combination related expenses and the valuation allowance on the deferred tax assets. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023, due to changes in fair value of the FPAs and the valuation allowance on the deferred tax assets. The Company’s effective tax rate was (12.3)% and (40.4)% for the three months ended June 30, 2024 and 2023, respectively, (15.4)% and 130.1% for the six months ended June 30, 2024 and 2023, respectively.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is subject to income taxation by major taxing authorities since its inception. The Company files US federal and New York City and State tax returns and is subject to examination by various taxing authorities. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. Management does not expect that the total amount of unrecognized tax benefits will materially change over the next 12 months.

Common Stock Subject to Possible Redemption

All of the Class A Common Stock sold as part of the Units in the IPO contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Charter. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC480-10-S99, redemption provisions not solely within the control of the Company require Common Stock subject to redemption to be classified outside of permanent equity. Therefore, all shares of redeemable Class A Common Stock have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against additional paid in capital and accumulated deficit.

The Class A Common Stock subject to possible redemption reflected on the accompanying condensed balance sheets as of June 30, 2024 and December 31, 2023 is reconciled in the following table:

Class A Common Stock subject to possible redemption

	Shares	Amount
January 1, 2023	11,500,000	$117,737,665
Less:
Redemptions	(10,301,658)	(107,607,366)
Plus:
Remeasurement of carrying value to redemption value	—	2,793,358

December 31, 2023	1,198,342	$12,923,657

January 1, 2024	1,198,342	$12,923,657
Plus:
Remeasurement of carrying value to redemption value	—	355,671

June 30, 2024	1,198,342	$13,279,328

Net Loss Per Common Stock

The Company complies with the accounting and disclosure requirements of ASC 260. Net loss per Common Stock is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. At June 30, 2024 and 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company. As a result, diluted loss per Common Stock is the same as basic loss per Common Stock for the periods presented.

The accompanying unaudited condensed statements of operations apply the two-class method in calculating net loss per share. Basic and diluted net loss per Common Stock for redeemable Class A Common Stock and non-redeemable Class A and Class B Common Stock is calculated by dividing net loss attributable to the Company by the weighted average number of shares of redeemable Class A Common Stock and non-redeemable Class A and Class B Common Stock outstanding, allocated proportionally to each class of Common Stock.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2024		2023		2024		2023
	Redeemable	Non- Redeemable Class A	Redeemable	Non- Redeemable Class A	Redeemable	Non- Redeemable Class A	Redeemable	Non- Redeemable Class A
	Class A	And Class B	Class A	And Class B	Class A	And Class B	Class A	And Class B
Basic and diluted net loss per share
Numerator:
Allocation of net loss	$(116,034)	$(278,383)	$(382,856)	$(162,995)	$(192,534)	$(461,918)	$(72,059)	$(22,732)
Denominator:
Basic and diluted weighted average shares outstanding	1,198,342	2,875,000	6,753,044	2,875,000	1,198,342	2,875,000	9,113,409	2,875,000
Basic and diluted net loss per share	$(0.10)	$(0.10)	$(0.06)	$(0.06)	$(0.16)	$(0.16)	$(0.01)	$(0.01)

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company adopted ASU 2020-06 on January 1, 2024. The adoption of ASU 2020-06 has not had a material impact on the Company’s unaudited condensed financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. Management does not believe the adoption of ASU 2023-09 will have a material impact on its unaudited condensed financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Related Party Transactions

Related Party Loans

On July 10, 2023, the Company issued the WCL Promissory Note to the Sponsor in an amount of up to $1,500,000 in connection with the Working Capital Loans. The WCL Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date of the liquidation of the Company. Additionally, at the option of the Sponsor, the unpaid principle may be converted into warrants at a conversion price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2024 and December 31, 2023, the Company owed $1,390,335 and $910,083, respectively, under the WCL Promissory Note and reported the amounts as Working Capital Loans on the accompanying condensed balance sheets.

Administrative Fees

Pursuant to the Services Agreement, the Company has agreed to pay the Sponsor a total of $20,000 per month for office space, utilities, and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. Total administrative fee for the three and six months ended June 30, 2024 is $60,000 and $120,000. Total administrative fee for the three and six months ended June 30, 2023 is $60,000 and $120,000, respectively. At June 30, 2024 and December 31, 2023, $80,000 and $80,000, respectively, is reported on the accompanying condensed balance sheets as due to the Sponsor for the administrative fees.

Promissory Notes – Related Party

On May 8, 2023, the Company issued the First Extension Promissory Note to the Sponsor in an amount of up to $630,000 to be deposited into the Trust Account ($105,000 per month following the 5th of each month through November 3, 2023) for the benefit of the Public Stockholders who did not redeem their Public Shares in connection with the First Extension. The First Extension Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date of the liquidation of the Company. At June 30, 2024 and December 31, 2023, the Company had $355,000 of borrowings under the First Extension Promissory Note.

On November 8, 2023, the Company issued the Second Extension Promissory Note in the aggregate principal amount of up to $359,503 to the Sponsor. The Second Extension Promissory Note bears no interest and is repayable in full upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date of the liquidation of the Company. Additionally, the Company will continue to deposit $29,958.55 into the Trust Account for each calendar month (commencing on November 8, 2023 and ending on the 5th day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial Business Combination until November 5, 2024, and such amount will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their Public Shares redeemed in connection with the consummation of the initial Business Combination. At June 30, 2024 and December 31, 2023, the Company had $239,665 and $59,917, respectively, of borrowings under the Second Extension Promissory Note.

Consulting and Advisory Services

On May 28, 2021, the Company entered into a letter agreement with J.V.B., pursuant to which, the Company engaged Cohen & Company to provide consulting and advisory services in connection with the IPO in return for a transaction fee to be paid to J.V.B. in an amount equal to 10.0% of the aggregate underwriting discount and commissions earned by the underwriters in connection with the IPO to be paid simultaneously with the actual payment of such underwriting discount and commissions to the underwriters upon (i) the closing of the IPO and (ii) the completion of the Business Combination. J.V.B. was one of the Anchor Investors that purchased Units in the IPO and became a member of the Sponsor at the closing of the IPO to hold an indirect interest in a specified number of the Founder Shares held by the Sponsor.

On November 4, 2021, the Company paid J.V.B. $85,000 in cash from funds outside of the Trust Account. Funds due to J.V.B. upon the completion of the initial Business Combination ($605,000 in the aggregate) were to be paid by the underwriters of the Initial Public Offering.

On November 9, 2023, the Company and J.V.B. mutually agreed to terminate this arrangement. No further transaction fees will be payable to J.V.B. under this engagement of services

Note 4 — Commitments and Contingencies

Registration Rights Agreement

The holders of the (i) Founder Shares, (ii) Private Placement Warrants and (iii) warrants that may be issued upon conversion of Working Capital Loans (and in each case holders of their underlying securities, as applicable), have registration rights to require the Company to register a sale of any of the Company’s securities held by the holders prior to the consummation of the initial Business Combination pursuant to the Registration Rights Agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The underwriters of the IPO were entitled to a deferred underwriting commission of $0.50 on the first 10,000,000 Units sold in the IPO and $0.70 per Unit sold thereafter, or $6,050,000 in the aggregate. On August 28, 2023, the underwriters waived any right to receive the deferred underwriting commission and will therefore receive no additional underwriting commissions in connection with the closing of the Flybondi Business Combination. As a result, $6,050,000 was recorded to accumulated deficit in relation to the reduction of the deferred underwriter commission. As of June 30, 2024 and December 31, 2023, the deferred underwriting commission is $0.

The Company complies with ASC 405 and derecognized the deferred underwriting commission liability upon being released of the obligation by the underwriters. To account for the waiver of the deferred underwriting commission, the Company reduced the deferred underwriter commission liability to $0 and reversed the previously recorded cost of issuing the instruments in the IPO, which included a reduction in the accumulated deficit and increased income available to Class B Common Stock by $6,050,000, which was previously allocated to the Class A Common Stock subject to redemption and accretion recognized at the date of the IPO.

Anchor Investment

The Anchor Investors purchased an aggregate of approximately $60.8 million of the Units in the IPO at the public offering price. There can be no assurance that the Anchor Investors will retain their Units prior to or upon the consummation of the initial Business Combination. In addition, none of the Anchor Investors has any obligation to vote any of their Public Shares in favor of the initial Business Combination.

The Anchor Investors have not been granted any stockholder or other rights that are in addition to those granted to our other Public Stockholders, and were only issued equity interests in the Sponsor, with no right to control the Sponsor or vote or dispose of any securities held by the Sponsor. Further, unlike some anchor investor arrangements of other blank check companies, the Anchor Investors are not required to (i) hold any Units, Class A Common Stock or Public Warrants they may have purchased in the IPO or thereafter for any amount of time, (ii) vote any shares of Class A Common Stock they may own at the applicable time in favor of our initial Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The Anchor Investors have the same rights to the funds held in the Trust Account with respect to any Public Shares they hold as the rights afforded to the other Public Stockholders.

Forward Purchase Agreements

On August 23, 2021, pursuant to the FPAs, Crescent Park, which is one of the Anchor Investors, and Carnegie Park agreed to purchase up to 2,500,000 Forward Purchase Shares in the case of Crescent Park, and up to 500,000 Forward Purchase Shares in the case of Carnegie Park at $10.00 per share (as such price per share may be reduced to $9.20 per share or further reduced to below $9.20 per share with respect to all or part of the Forward Purchase Shares) for gross proceeds up to $30,000,000 in the aggregate if all of the Forward Purchase Shares were purchased at $10.00 per share (or up to $27,600,000 in the aggregate if all of the Forward Purchase Shares were purchased at $9.20 per share or up to a lower amount in the aggregate if all of the Forward Purchase Shares were purchased at less than $9.20 per share) in private placements that would occur concurrently with the consummation of the initial Business Combination.

On December 8, 2023 and December 12, 2023, the Company and each of Carnegie Park and Crescent Park entered into the FPA Termination Agreements to mutually terminate and cancel the FPAs.

Excise Tax

In the First Special Meeting Redemptions and the Second Special Meeting Redemptions, holders of 10,301,658 shares of Class A Common Stock properly exercised their right to redeem their Public Shares for an aggregate redemption amount of $107,607,366. As such, the Company has recorded a 1% Excise Tax liability in the amount of $1,076,073 on the accompanying condensed balance sheet as of June 30, 2024. The liability does not impact the accompanying unaudited condensed statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.

On April 30, 2024, in association with the Flybondi Business Combination Agreement, the Cartesian Escrow Parties have released $900,000 to the Company solely for the purpose of the Company paying the Excise Tax liability and (i) under conditions as stipulated in the Flybondi Business Combination Agreement and (ii) which is being held by the Company in a segregated bank account.

Note 5 — Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At June 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.

Class A Common Stock

The Company is authorized to issue 100,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of Class A Common Stock are entitled to one vote for each share. As of June 30, 2024 and December 31, 2023, there was 2,874,999 shares of Class A Common Stock issued or outstanding, excluding 1,198,342 shares subject to possible redemption.

Following approval of the Founder Share Amendment Proposal, on November 3, 2023, the Company issued an aggregate of 2,874,999 shares of Class A Common Stock to the Sponsor upon the conversion of an equal number of shares of Class B Common Stock held by the Sponsor as Founder Shares in the Founder Share Conversion. The 2,874,999 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the IPO Registration Statement.

Class B Common Stock

The Company is authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of the Class B Common Stock are entitled to one vote for each share. At June 30, 2024 and December 31, 2023, there was one share of Class B Common Stock issued and outstanding.

The Class B Common Stock will automatically convert into shares of Class A Common Stock concurrently with or immediately following the consummation of the initial Business Combination, or at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A Common Stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A Common Stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A Common Stock by Public Stockholders), including the total number of shares of Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor, officers or directors upon conversion of the Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants

Each whole Warrant entitles the registered holder to purchase one share of the Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants were issued upon separation of the Units and only whole Warrants trade. The Warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A Common Stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•
in whole and not in part;
•
at a price of $0.01 per Warrant;
•
upon not less than 30 days’ prior written notice of redemption given after the Warrants become exercisable to each warrant holder; and
•
if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period commencing once the Warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a Newly Issued Price (as defined below) of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Board of Directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the greater of the Market Value and the Newly Issued Price.

The Company accounts for the 10,700,000 Warrants issued in connection with the IPO (comprised of 5,750,000 Public Warrants and 4,950,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the Warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Note 6 — Fair Value Measurements

As of June 30, 2024 and December 31, 2023, funds in the Trust Account were invested in an interest-bearing demand deposit account. The demand deposit account is carried at fair value, which is generally readily determinable.

Recurring Fair Value Measurements

Under the guidance in ASC 815-40, the FPAs do not meet the criteria for equity classification. As such, the FPAs must be recorded on the accompanying condensed balance sheets at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the accompanying unaudited condensed statements of operations. In December 2023, the FPAs were terminated pursuant to the FPA Termination Agreements.

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the FPA classified as Level 3 for the year ended December 31, 2023:

Changes in fair value of FPA classified as level 3

January 1, 2023	$2,708,717
Change in fair value – statement of operations	(1,696,965)
Change in fair value – statement of stockholders’ deficit	(1,011,752)

December 31, 2023	$—

Note 7 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the accompanying unaudited condensed financial statements were issued. Based on the Company’s review, except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying unaudited condensed financial statements.

On July 2, 2024, the Company entered into (i) the Flybondi Novation Agreement with FB Parent, Flybondi Holdings, Merger Sub, Flybondi and the Joining Sellers. Pursuant to the Flybondi Novation Agreement, FB Parent assigned to Flybondi Holdings all of its liabilities, agreements, obligations, rights and duties in, under, and arising from the Flybondi Business Combination Agreement and (ii) the Flybondi Sponsor Support Agreement Amendment to reflect the Flybondi Holdings Substitution. The foregoing summary of the Flybondi Novation Agreement and Flybondi Sponsor Support Agreement Amendment is qualified in its entirety by reference to the complete text of the Flybondi Novation Agreement and Flybondi Sponsor Support Agreement Amendment, which are filed as Exhibits 10.1 and Exhibit 10.2, respectively, to this Report.

Since June 30, 2024 through the date of this Report, an aggregate of $59,917 has been deposited into the Trust Account pursuant to borrowings under the Second Extension Promissory Note for each month that has been needed to complete a Business Combination. In each of July and August 2024, $29,959 was deposited into the Trust Account pursuant to borrowings under the Second Extension Promissory Note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Integral Acquisition Corporation 1

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Integral Acquisition Corporation 1 (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 , and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a business combination with one or more businesses or entities on or before November 5, 2024. The Company entered into a definitive business combination agreement with a business combination target on October 19, 2023; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to November 5, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after November 5, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Houston, Texas

April 11, 2024

INTEGRAL ACQUISITION CORPORATION 1

BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Cash	$75,891	$601,088
Prepaid franchise tax	18,350	—
Prepaid expenses	7,223	234,276
Total current assets	101,464	835,364
Marketable securities and cash held in Trust Account	12,956,224	118,064,355
Total Assets	$13,057,688	$118,899,719
Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities:
Accrued expenses	$841,202	$35,499
Due to related party	80,000	—
Promissory Notes—Related Party	414,917	—
Working Capital Loans	910,083	—
Excise tax payable	1,076,073	—
Income taxes payable	53,363	190,069
Franchise tax payable	—	60,164
Total current liabilities	3,375,638	285,732
Deferred tax liability	—	79,128
Deferred underwriting commission	—	6,050,000
FPA	—	2,708,717
Total liabilities	3,375,638	9,123,577
Commitments and Contingencies (Note 4)
Class A Common Stock subject to possible redemption, 1,198,342 and 11,500,000 shares at redemption value of $10.78 and $10.23 per share at December 31, 2023 and 2022, respectively	12,923,657	117,737,665
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 100,000,000 shares authorized; 2,874,999 and none issued and outstanding, respectively, (excluding 1,198,342 and 11,500,000 shares subject to possible redemption, at December 31, 2023 and 2022, respectively)	288	—
Class B Common Stock, $0.0001 par value; 10,000,000 shares authorized; 1 and 2,875,000 shares issued and outstanding at December 31, 2023 and 2022, respectively	—	288
Additional paid-in capital	—	—
Accumulated deficit	(3,241,895)	(7,961,811)
Total stockholders’ deficit	(3,241,607)	(7,961,523)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$13,057,688	$118,899,719

The accompanying notes are an integral part of these financial statements.

INTEGRAL ACQUISITION CORPORATION 1

STATEMENTS OF OPERATIONS

	Year Ended December 31,	Year Ended December 31,
	2023	2022
Operating costs	$2,414,736	$1,120,668
Loss from operations	(2,414,736)	(1,120,668)
Other income (expenses):
Unrealized gain (loss) on change in fair value of FPA	1,696,965	(1,700,783)
Unrealized gain in Trust Account	—	376,801
Interest income	2,742,369	1,271,533
Total other income (expenses)	4,439,334	(52,449)
Income (loss) before provision for income taxes	2,024,598	(1,173,117)
Provision for income taxes	(497,003)	(269,197)
Net income (loss)	$1,527,595	$(1,442,314)
Basic and diluted weighted average shares outstanding, Common Stock subject to redemption	5,740,571	11,500,000
Basic and diluted net income (loss) per Common Stock subject to redemption	$0.18	$(0.10)
Basic and diluted weighted average shares outstanding, non-redeemable Common Stock	2,875,000	2,875,000
Basic and diluted net income (loss) per non-redeemable Common Stock	$0.18	$(0.10)

The accompanying notes are an integral part of these financial statements.

INTEGRAL ACQUISITION CORPORATION 1

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Stock	Amount	Stock	Amount
Balance as of December 31, 2021	—	$—	2,875,000	$288	$—	$(5,506,832)	$(5,506,544)
Accretion of Class A Common Stock to redemption amount	—	—	—	—	—	(1,012,665)	(1,012,665)
Net loss		—	—	—	—	(1,442,314)	(1,442,314)
Balance as of December 31, 2022	—	—	2,875,000	288	—	(7,961,811)	(7,961,523)
Conversion of Class B Common Stock to Class A Common Stock	2,874,999	288	(2,874,999)	(288)	—	—	—
Excise tax payable	—	—	—	—	—	(1,076,073)	(1,076,073)
Waiver of deferred underwriters’ fee		—	—	—	—	6,050,000	6,050,000
Accretion of Class A Common Stock to redemption amount	—	—	—	—	—	(2,793,358)	(2,793,358)
Gain on termination of FPA	—	—	—	—	—	1,011,752	1,011,752
Net income		—	—	—	—	1,527,595	1,527,595
Balance as of December 31, 2023	2,874,999	$288	1	$—	$—	$(3,241,895)	$(3,241,607)

The accompanying notes are an integral part of these financial statements.

INTEGRAL ACQUISITION CORPORATION 1

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,	For the Year Ended December 31,
	2023	2022
Cash flows from Operating Activities:
Net income (loss)	$1,527,595	$(1,442,314)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized (gain) loss on change in fair value of forward purchase agreement liability	(1,696,965)	1,700,783
Unrealized gain on marketable securities and cash held in Trust Account	—	(376,801)
Interest earned on investments held in Trust Account	(2,742,369)	(1,271,497)
Changes in current assets and current liabilities:
Prepaid expenses	227,053	205,193
Due to Sponsor	80,000	—
Accrued expenses	805,703	4,691
Income taxes payable	(234,184)	269,197
Franchise taxes payable	(60,164)	(114,681)
Net cash used in operating activities	(2,093,331)	(1,025,429)
Cash flows from Investing Activities:
Extension funding	(689,917)	—
Funds withdrawn for redemptions	107,607,366	—
Withdrawal of funds from Trust Account	933,051	317,352
Net cash provided by investing activities	107,850,500	317,352
Cash flows from Financing Activities:
Funds withdrawn for redemptions	(107,607,366)	—
Proceeds from issuance of Promissory Notes—Related Party	414,917	—
Proceeds from issuance of Working Capital Loans	910,083	—
Net cash used in financing activities	(106,282,366)	—
Net change in cash	(525,197)	(708,077)
Cash, beginning of the year	601,088	1,309,165
Cash, end of the year	$75,891	$601,088
Supplemental disclosure of non-cash investing and financing activities:
Gain on termination of FPA	$1,011,752	$—
Excise tax payable	$1,076,073	$—
Conversion of Class B Common Stock to Class A Common Stock	$288	$—
Impact of the waiver of deferred underwriters’ fee	$6,050,000	$—
Income tax paid	$712,837	$—
Accretion of Class A Common Stock to redemption amount	$2,793,358	$1,012,665

The accompanying notes are an integral part of these financial statements.

INTEGRAL ACQUISITION CORPORATION 1

NOTES TO FINANCIAL STATEMENTS

December 31, 2023

Note 1 — Organization, Business Operations and Liquidity

Organization and General

Integral Acquisition Corporation 1 is a blank check company incorporated as a Delaware corporation on February 16, 2021. The Company was formed for the purpose of effecting Business Combination.

As of December 31, 2023, the Company has neither engaged in any operations nor generated any revenues. All activity for the period from February 16, 2021 (inception) through December 31, 2023 relates to (i) the Company’s formation and the IPO described below, and (ii) since the closing of the IPO the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

Sponsor and Financing

The Sponsor, Integral Sponsor, LLC, is a Delaware limited liability company.

The IPO Registration Statement was declared effective on November 2, 2021. On November 5, 2021, the Company, consummated its IPO of 11,500,000 Units, including 1,500,000 Units issued upon exercise in full by the underwriter of its option to purchase additional Units. Each Unit consists of one share of Class A Common Stock, and one-half of one redeemable warrant of the Company, with each whole Public Warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $115,000,000.

Simultaneously with the closing of the IPO, the Company completed the Private Placement of an aggregate of 4,950,000 Private Placement Warrants, including 90,000 Private Placement Warrants issued in connection with the exercise in full by the underwriter of its option to purchase additional Units to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $4,950,000. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Upon the closing of the IPO and the Private Placement, $116,725,000 was placed in the Trust Account, representing the redemption value of the Public Shares sold in the IPO, at their redemption value of $10.15 per share.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

Founder Shares

The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Common Stock issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Business Combination that results in all of the stockholders having the right to exchange their Class A Common Stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “Lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Stockholders with respect to any Founder Shares. Notwithstanding the foregoing, the Founder Shares will be released from the Lock-up if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. On December 29, 2021, the Sponsor transferred 50,000 Founder Shares to an Anchor Investor.

Trust Account

At December 31, 2023, funds in the Trust Account were invested in an interest bearing demand deposit account. At December 31, 2022, funds in the Trust Account were invested in money market funds investing solely in Treasury obligation and meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of its first Business Combination and (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Initial Business Combination

The Company will provide its Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. As of December 31, 2023, the amount in the Trust Account was $10.81 (before taxes paid or payable) per Public Share.

The shares of Common Stock subject to redemption have been recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with ASC 480. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

Following the IPO, the Company initially had only 18 months from the closing of the IPO to complete the initial Business Combination, which period, as further discussed below, was extended to November 5, 2024. If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board of Directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a stockholder vote to approve an amendment to the Amended and Restated Charter, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Proposed Business Combination

On October 19, 2023, we entered into the Flybondi Business Combination Agreement, with Flybondi, FB Parent, Merger Sub and the Signing Sellers. After the date of the Flybondi Business Combination Agreement, the Joining Sellers may join the Flybondi Business Combination Agreement by executing and delivering a Seller Joinder.

The Flybondi Business Combination Agreement provides for, among other things, the following transactions: (i) FB Parent will acquire the shares of Flybondi held by the Sellers in exchange for the issuance by FB Parent of new ordinary shares of FB Parent, and (ii) we will merge with and into Merger Sub, with us continuing as the surviving entity and as a wholly-owned subsidiary of FB Parent, and each of our issued and outstanding securities immediately prior to such merger will be cancelled and converted into the right of the holder thereof to receive a substantially equivalent security of FB Parent.

For a full description of the Flybondi Business Combination Agreement and the proposed Flybondi Business Combination, please see “Item 1. Business” of the Report.

Extension of the Combination Period

On May 3, 2023, the Company held the First Special Meeting. At the First Special Meeting, the stockholders approved the First Extension Amendment Proposal, which extended the date the Company had to consummate an initial Business Combination from May 5, 2023 to November 3, 2023. In connection with the vote to approve the First Extension Amendment Proposal, stockholders holding 8,470,059 Public Shares properly exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $87,843,748 (approximately $10.37 per share) was removed from the Trust Account to pay such redeeming stockholders.

In connection with the approval of the First Extension Amendment Proposal, the Company issued the First Extension Promissory Note in the aggregate principal amount of up to $630,000 to the Sponsor. The First Extension Promissory Note bears no interest and is repayable in full upon the date of the consummation of the Initial Business Combination or the Company’s liquidation. Additionally, we agreed to make monthly deposits of $105,000 into the Trust Account for each calendar month (commencing on May 8, 2023) or portion thereof, that was needed by the Company to complete an initial Business Combination until November 3, 2023, and such amount will be distributed either to: (i) all of the holders of Public Shares upon our liquidation or (ii) Public Stockholders who elect to have their Public Shares redeemed in connection with the consummation of the Business Combination.

On November 2, 2023, the Company held the Second Special Meeting, at which the stockholders approved, among other things, the Charter Amendment Proposals. Following approval of the Second Extension Amendment Proposal, our Combination Period was extended from November 3, 2023 to November 5, 2024. In connection with the vote to approve the Charter Amendment Proposals, the holders of 1,831,599 Public Shares properly exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $19,763,618 (approximately $10.79 per share) was removed from the Trust Account to pay such redeeming stockholders.

In connection with the approval of the Charter Amendment Proposals, the Company issued the Second Extension Promissory Note in the aggregate principal amount of up to $359,503 to the Sponsor. The Second Extension Promissory Note bears no interest and is repayable in full upon the date of the consummation of the Initial Business Combination or our liquidation. Additionally, the Company will deposit $29,959 into the Trust Account for each calendar month (commencing on November 8, 2023 and ending on the 5th day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial Business Combination until November 5, 2024, and such amount will be distributed either to: (i) Public Stockholders who elect to have their Public Shares redeemed in connection with the consummation of the Business Combination.

As of December 31, 2023, the Company had paid $689,917 to fund the Trust Account for the First Extension and the Second Extension.

The Company may seek to further extend the Combination Period consistent with applicable laws, regulations and stock exchange rules. Such an extension would require the approval of the Public Stockholders, who will be provided the opportunity to redeem all or a portion of their Public Shares. Such redemptions will likely have a material adverse effect on the amount held in the Trust Account, our capitalization, principal stockholders and other impacts on the Company or Management Team, such as the Company’s ability to maintain its listing on the Nasdaq Capital Market.

Founder Share Conversion

Following the approval of the Founder Share Amendment Proposal at the Second Special Meeting, on November 3, 2023, the Company issued an aggregate of 2,874,999 shares of our Class A Common Stock (consisting of 2,824,999 shares to the Sponsor and 50,000 shares to an Anchor Investor) upon the conversion of an equal number of shares of our Class B Common Stock, held by our Sponsor and such Anchor Investor, respectively. The 2,874,999 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination, as described in the IPO Registration Statement. Following the Founder Share Conversion and the redemptions in connection with the approval of the Charter Amendment Proposals, there were 4,073,341 shares of Class A Common Stock issued and outstanding and one share of Class B Common Stock issued and outstanding. As the result, the Sponsor holds approximately 69.4% of the issued and outstanding Class A Common Stock.

Transfer of Trust Account Funds

To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on October 31, 2023, the Company instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A., with Continental continuing to act as trustee, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the stockholders, as described elsewhere in the Report.

Risks and Uncertainties

The continuing military conflict between the Russian Federation and Ukraine, the military action between Hamas and Israel and the risk of escalations of other military conflicts have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, and cash flows is not determinable as of the date of the accompanying financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the IR Act was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% Excise Tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the Excise Tax. Whether and to what extent the Company would be subject to the Excise Tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any PIPE or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the Excise Tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the

Excise Tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Termination of Forward Purchase Agreement

On August 23, 2021, pursuant to the FPAs, Crescent Park, which is one of the Anchor Investors, and Carnegie Park agreed to purchase up to 2,500,000 Forward Purchase Shares in the case of Crescent Park and up to 500,000 Forward Purchase Shares in the case of Carnegie Park at $10.00 per share (as such price per share may be reduced to $9.20 per share or further reduced to below $9.20 per share with respect to all or part of the Forward Purchase Shares) for gross proceeds up to $30,000,000 in the aggregate if all of the Forward Purchase Shares were purchased at $10.00 per share (or up to $27,600,000 in the aggregate if all of the Forward Purchase Shares were purchased at $9.20 per share or up to a lower amount in the aggregate if all of the Forward Purchase Shares were purchased at less than $9.20 per share) in private placements that would occur concurrently with the consummation of the initial Business Combination.

On December 8, 2023 and December 12, 2023, the Company and each of Carnegie Park and Crescent Park entered into the FPA Termination Agreements to mutually terminate and cancel the FPAs. At the IPO, the Company recognized an offering cost of $1,011,752 within the statement of stockholders’ equity. Upon the termination of the FPAs, the Company recognized an aggregate gain of $2,708,717 with $1,011,752 recognized as a reversal of the offering costs and the remaining $1,696,965 recognized as an unrealized gain on the change in fair value of FPA on the accompanying statements of operations.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On June 28, 2023, the Company received the First Nasdaq Notice from the Nasdaq Staff notifying the Company that for the prior 30 consecutive business days, its MVLS was below the minimum of $50 million required for continued listing on Nasdaq pursuant to the Market Value Standard. This notification had no immediate effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company had a period of 180 calendar days, or until December 26, 2023, to regain compliance with the Market Value Standard. The First Nasdaq Notice stated that to regain compliance, our MVLS must close at $50 million or more for a minimum of ten consecutive business days during the Nasdaq Compliance Period, at which time Nasdaq would provide written notification we had achieved compliance under the Market Value Standard and the matter would be closed.

On October 24, 2023, the Company received the Second Nasdaq Notice from the Nasdaq Staff indicating that it was not in compliance with the Minimum Total Holders Rule, which requires the Company to maintain at least 400 total holders for continued listing on the Nasdaq Global Market. The Notice was only a notification of deficiency, not of imminent delisting, and had no immediate effect on the listing or trading of the Company’s securities on the Nasdaq Global Market.

In accordance with Nasdaq Listing Rule 5810I(2)(A)(i), the Second Nasdaq Notice stated that the Company had 45 calendar days, or until December 8, 2023, to submit a plan to regain compliance with the Minimum Total Holders Rule.

On December 7, 2023, the Company applied to transfer its securities from the Nasdaq Global Market to the Nasdaq Capital Market. On December 18, 2023, the Company received a letter from the Nasdaq Staff approving its application to list is securities on the Nasdaq Capital Market. The Company’s securities were transferred to the Nasdaq Capital Market at the opening of business on December 21, 2023. The First Nasdaq Notice and Second Nasdaq Notice are deemed to be resolved as a result of this transfer to the Nasdaq Capital Market.

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, the Company had $75,891 in its operating bank account and working capital deficit of $3,274,174.

Prior to the completion of the IPO the Company’s liquidity needs had been satisfied through a loan under the IPO Promissory Note, an unsecured promissory note with the Sponsor totaling $252,950 and the issuance of 2,875,000 Class B Common Stock at approximately $0.009 per share for gross proceeds of $25,000. The IPO Promissory Note has been repaid and no other borrowings are permitted. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the issuance of the Private Placement Warrants, which generated gross proceeds of $4,950,000.

On May 8, 2023, the Company issued the First Extension Promissory Note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $630,000 to be deposited into the Trust Account (see Note 3). As of December 31, 2023, $355,000 had been borrowed under the First Extension Promissory Note.

On November 8, 2023, the Company issued the Second Extension Promissory Note in the aggregate principal amount of up to $359,503 to the Sponsor (see Note 3). At December 31, 2023, the Company had $59,917 borrowings under the Second Extension Promissory Note.

On July 10, 2023, the Company issued the WCL Promissory Note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $1,500,000 to be deposited into the Trust Account (see Note 3). As of December 31, 2023, $910,083 had been borrowed under the WCL Promissory Note.

In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, Management has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a Business Combination, and insufficient cash raises substantial doubt about the Company’s ability to continue as a going concern. At the Second Special Meeting, the stockholders extended the Combination Period from November 3, 2023 to November 5, 2024 (see Note 3); however, it is uncertain that the Company will be able to consummate a Business Combination within the Combination Period. If a Business Combination is not consummated within the Combination Period, there will be a mandatory liquidation and subsequent dissolution of the Company. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with U.S. GAAP and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the accompanying financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying financial statements in conformity with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying financial statements and the reported amounts of expenses during the reporting period. Making estimates requires Management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Marketable securities and cash held in Trust Account

As of December 31, 2023, investments in the Trust Account were invested in an interest-bearing demand deposit account and at December 31, 2022 investments in the Trust Account primarily consisted of U.S money market funds U.S. government securities. The demand deposit account and U.S. money market funds generally have a readily determinable fair value and are classified as Level 1 valuations.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the accompanying balance sheets, primarily due to its short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•
Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
•
Level 2—Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
•
Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the accompanying statements of operations. Derivative assets and liabilities are classified in the accompanying balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Forward Purchase Agreement

The Company accounted for the 3,000,000 Forward Purchase Shares issued pursuant to the FPAs in accordance with the guidance contained in ASC 815-40 (see Note 4). Such guidance provides that because the FPAs do not meet the criteria for equity treatment thereunder, each FPA must be recorded as a liability. Accordingly, the Company classifies each FPA at its fair value. This FPA is subject to re-measurement at each balance sheet date. With each such re-measurement, the FPA will be adjusted to fair value, with the change in fair value recognized in the accompanying statement of operations.

On December 8, 2023 and December 12, 2023, the Company and each of Carnegie Park and Crescent Park entered into the FPA Termination Agreements to mutually terminate and cancel the FPAs. With the termination of the FPAs, the FPA fair value was adjusted to $0. At the IPO, the Company recognized an offering cost of $1,011,752 within the statement of stockholders’ equity. Upon the termination of the FPAs, the Company recognized an aggregate gain of $2,708,717 with $1,011,752 recognized as a reversal of the offering costs and the remaining $1,696,965 recognized as an unrealized gain on the change in fair value of FPA on the accompanying statements of operations.

Income Taxes

The Company accounts for income taxes under ASC 740. ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since its inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Common Stock Subject to Possible Redemption

All of the Class A Common Stock sold as part of the Units in the IPO contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Charter. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Common Stock subject to redemption to be classified outside of permanent equity. Therefore, all shares of redeemable Class A Common Stock have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against additional paid in capital and accumulated deficit.

The Class A Common Stock subject to possible redemption reflected on the accompanying balance sheets as of December 31, 2023 and 2022 is reconciled in the following table:

Class A Common Stock subject to possible redemption

	Shares	Amount
January 1, 2022	11,500,000	$116,725,000
Plus:
Remeasurement of carrying value to redemption value	—	1,012,665
December 31, 2022	11,500,000	$117,737,665
January 1, 2023	11,500,000	$117,737,665
Less:
Redemptions	(10,301,658)	(107,607,366)
Plus:
Remeasurement of carrying value to redemption value	—	2,793,358
December 31, 2023	1,198,342	$12,923,657

Net Income (Loss) Per Common Stock

The Company complies with the accounting and disclosure requirements of ASC 260. Net income (loss) per Common Stock is computed by dividing net income (loss) by the weighted average number of shares of Common Stock outstanding during the period. At December 31, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company. As a result, diluted income (loss) per Common Stock is the same as basic income (loss) per Common Stock for the periods presented.

The accompanying statements of operations apply the two-class method in calculating net income (loss) per share. Basic and diluted net income (loss) per Common Stock for redeemable Class A Common Stock and non-redeemable Class A and Class B Common Stock is calculated by dividing net income (loss) attributable to the Company by the weighted average number of shares of redeemable Class A Common Stock and non-redeemable Class A and Class B Common Stock outstanding, allocated proportionally to each class of Common Stock.

	For the Year Ended December 31, 2023		For the Year Ended December 31, 2022
	Redeemable Class A	Non-redeemable Class A and Class B	Redeemable Class A	Non-redeemable Class A and Class B
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss), as adjusted	$1,017,839	$509,756	$(1,153,851)	$(288,463)
Denominator:
Basic and diluted weighted average shares outstanding	5,740,571	2,875,000	11,500,000	2,875,000
Basic and diluted net income (loss) per share	$0.18	$0.18	$(0.10)	$(0.10)

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company does not believe adoption of ASU 2020-06 on January 1, 2024 will have a significant impact on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. Management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Note 3 — Related Party Transactions

Related Party Loans

On July 10, 2023, the Company issued the WCL Promissory Note to the Sponsor in an amount of up to $1,500,000 in connection with such Working Capital Loans. The WCL Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date of the liquidation of the Company. Additionally, at the option of the Sponsor, the unpaid principle may be converted into warrants at a conversion price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2023 and 2022, the Company owed $910,083 and $0, respectively, under the WCL Promissory Note and reported the amounts as Working Capital Loans on the accompanying balance sheet.

Administrative Fees

Pursuant to the Services Agreement, the Company has agreed to pay the Sponsor a total of $20,000 per month for office space, utilities, and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. Total administrative fees for the year ended December 31, 2023 and 2022 are $240,000 and $220,000, respectively. At December 31, 2023 and 2022, $80,000 and $0 are included in due to related party on the accompanying balance sheets for the administrative fees due.

Promissory Notes – Related Party

On May 8, 2023, the Company issued the First Extension Promissory Note to the Sponsor in an amount of up to $630,000 to be deposited into the Trust Account ($105,000 per month following the 5th of each month through November 3, 2023) for the benefit of the Public Stockholders who did not redeem their Public Shares in connection with the First Extension. The First Extension Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date of the liquidation of the Company. At December 31, 2023 and 2022, the Company had $355,000 and $0 borrowings under the First Extension Promissory Note.

On November 8, 2023, the Company issued the Second Extension Promissory Note in the aggregate principal amount of up to $359,503 to the Sponsor. The Second Extension Promissory Note bears no interest and is repayable in full upon the date of the consummation of the initial Business Combination or the liquidation of the Company. Additionally, the Company will deposit $29,959 into the Trust Account for each calendar month (commencing on November 8, 2023 and ending on the 5th day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial Business Combination until November 5, 2024, and such amount will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their Public Shares redeemed in connection with the consummation of the initial Business Combination. At December 31, 2023 and 2022, the Company had $59,917 and $0, respectively, borrowings under the Second Extension Promissory Note.

Consulting and Advisory Services

On May 28, 2021, the Company entered into a letter agreement with J.V.B. pursuant to which the Company engaged Cohen & Company, to provide consulting and advisory services in connection with the IPO in return for a transaction fee to be paid to J.V.B. in an amount equal to 10.0% of the aggregate underwriting discount and commissions earned by the underwriters in connection with the IPO to be paid simultaneously with the actual payment of such underwriting discount and commissions to the underwriters upon (i) the closing of the IPO and (ii) the completion of the Business Combination. J.V.B. was one of the Anchor Investors that purchased Units in the IPO and became a member of the Sponsor at the closing of our IPO to hold an indirect interest in a specified number of the Founder Shares held by the Sponsor. On November 9, 2023, the Company and J.V.B. mutually agreed to terminate this arrangement. No further transactions fees will be payable to J.V.B. under this engagement of services.

Note 4 — Commitments and Contingencies

Registration Rights Agreement

The holders of the (i) Founder Shares, (ii) Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans (and in each case holders of their underlying securities, as applicable), have registration rights to require the Company to register a sale of any of the Company’s securities held by the holders prior to the consummation of our initial Business Combination pursuant to a registration rights agreement executed in connection with the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The underwriters of the IPO were entitled to a deferred underwriting commission of $0.50 on the first 10,000,000 Units sold in the IPO and $0.70 per Unit sold thereafter, or $6,050,000 in the aggregate. On August 28, 2023, the underwriters waived any right to receive the deferred underwriting commission and will therefore receive no additional underwriting commissions in connection with the closing of the Flybondi Business Combination. As a result, $6,050,000 was recorded to accumulated deficit in relation to the reduction of the deferred underwriter commission. As of December 31, 2023 and 2022, the deferred underwriting commission is $0 and $6,050,000, respectively.

The Company complies with ASC 405 and derecognized the deferred underwriting commission liability upon being released of the obligation by the underwriters. To account for the waiver of the deferred underwriting commission, the Company reduced the deferred underwriter commission liability to $0 and reversed the previously recorded cost of issuing the instruments in the IPO, which included a reduction in the accumulated deficit and increased income available to Class B Common Stock by $6,050,000, which was previously allocated to the Class A Common Stock subject to redemption and accretion recognized at the date of the IPO.

Anchor Investment

The Anchor Investors purchased an aggregate of approximately $60.8 million of the Units in the IPO at the public offering price. There can be no assurance that the Anchor Investors will retain their Units prior to or upon the consummation of the initial Business Combination. In addition, none of the Anchor Investors has any obligation to vote any of their Public Shares in favor of the initial Business Combination.

The Anchor Investors have not been granted any stockholder or other rights that are in addition to those granted to our other Public Stockholders, and were only issued equity interests in the Sponsor, with no right to control the Sponsor or vote or dispose of any securities held by the Sponsor. Further, unlike some anchor investor arrangements of other blank check companies, the Anchor Investors are not required to (i) hold any Units, Class A Common Stock or Public Warrants they may have purchased in the IPO or thereafter for any amount of time, (ii) vote any shares of Class A Common Stock they may own at the applicable time in favor of our initial Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The Anchor Investors have the same rights to the funds held in the Trust Account with respect to any Public Shares they hold as the rights afforded to the other Public Stockholders.

Forward Purchase Shares

On August 23, 2021, pursuant to the FPAs, Crescent Park, which is one of the Anchor Investors, and Carnegie Park agreed to purchase up to 2,500,000 Forward Purchase Shares in the case of Crescent Park and up to 500,000 Forward Purchase Shares in the case of Carnegie Park at $10.00 per share (as such price per share may be reduced to $9.20 per share or further reduced to below $9.20 per share with respect to all or part of the Forward Purchase Shares) for gross proceeds up to $30,000,000 in the aggregate if all of the Forward Purchase Shares were purchased at $10.00 per share (or up to $27,600,000 in the aggregate if all of the Forward Purchase Shares were purchased at $9.20 per share or up to a lower amount in the aggregate if all of the Forward Purchase Shares were purchased at less than $9.20 per share) in private placements that would occur concurrently with the consummation of the initial Business Combination.

On December 8, 2023 and December 12, 2023, the Company and each of Carnegie Park and Crescent Park entered into the FPA Termination Agreements to mutually terminate and cancel the FPAs.

Excise Tax

In connection with the votes to amend the Amended and Restated Charter at the First Special Meeting and the Second Special Meeting, holders of 10,301,658 shares of Class A Common Stock properly exercised their right to redeem their Public Shares for an aggregate redemption amount of $107,607,366. As such, the Company has recorded a 1% Excise Tax liability in the amount of $1,076,073 on the accompanying balance sheet as of December 31, 2023. The liability does not impact the accompanying statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.

The Cartesian Escrow Parties (as defined in the Flybondi Business Combination Agreement) agreed to fund $900,000 into escrow for the payment of the Company’s excise tax liability. Such amount shall be released to the Company on April 26, 2024 solely for the purpose of the Company paying the Excise Tax liability and under conditions as stipulated in the Flybondi Business Combination Agreement.

This Excise Tax liability can be offset by future share issuances within the same fiscal year, which will be evaluated and adjusted in the period in which the issuances occur.

Note 5 — Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock

Following approval of the Founder Share Amendment Proposal, on November 3, 2023, the Company issued an aggregate of 2,874,999 shares of Class A Common Stock to the Sponsor upon the conversion of an equal number of shares of Class B Common Stock held by the Sponsor as Founder Shares in the Founder Share Conversion. The 2,874,999 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the IPO Registration Statement.

The Company is authorized to issue 100,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of Class A Common Stock are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 2,874,999 and no shares, respectively, of Class A Common Stock issued or outstanding, excluding 1,198,342 and 11,500,000 shares subject to possible redemption, respectively.

Class B Common Stock

The Company is authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of the Class B Common Stock are entitled to one vote for each common share. At December 31, 2023 and 2022, there were 1 and 2,875,000 shares of Class B Common Stock issued and outstanding, respectively.

The Class B Common Stock will automatically convert into shares of Class A Common Stock concurrently with or immediately following the consummation of the initial Business Combination, or at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A Common Stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A Common Stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A Common Stock by Public Stockholders), including the total number of shares of Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of the Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants

Each whole Warrant entitles the registered holder to purchase one share of the Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement executed in connection with the IPO, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants were issued upon separation of the Units and only whole Warrants trade. The Warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•
In whole and not in part;
•
at a price of $0.01 per Warrant;
•
upon not less than 30 days’ prior written notice of redemption given after the Warrants become exercisable to each warrant holder; and
•
if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period commencing once the Warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a Newly Issued Price (as defined below) of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Board of Directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the greater of the Market Value and the Newly Issued Price.

The Company accounts for the 10,700,000 Warrants issued in connection with the IPO (comprised of 5,750,000 Public Warrants and 4,950,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the Warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Note 6 — Fair Value Measurements

As of December 31, 2023, funds invested in the Trust Account were invested in an interest-bearing demand deposit account. At December 31, 2022, investments in the Trust Account consisted of U.S money market funds. The demand deposit account and the U.S. money market funds are carried at fair value and the fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

Recurring Fair Value Measurements

Under the guidance in ASC 815-40, the FPAs do not meet the criteria for equity classification. As such, the FPAs must be recorded on the accompanying balance sheets at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the accompanying statements of operations. In December 2023, the FPAs were terminated.

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2022:

December 31, 2022

	Level 1	Level 2	Level 3
Assets
Marketable securities and cash held in Trust Account	$118,064,355	$—	$—
Liabilities
FPA	$—	$—	$2,708,717

Measurement

On December 31, 2022, the Company used a Probability Weighted Expected Return (“PWER”) model to value the FPA.

The key inputs into the modified PWER model for the FPA were as follows:

Input	December 31, 2022
Probability of successful Business Combination	85.00%
Likelihood by 04/30/2023	15.00%
Likelihood by 06/30/2023	15.00%
Likelihood by 10/31/2023	70.00%
Risk-free rate	4.75%
Stock price	$10.11
Estimated term remaining (years)	0.71

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the FPA classified as Level 3 for the year ended December 31, 2023 and 2022:

Changes in fair value of FPA classified as level 3:

January 1, 2022	$1,007,934
Change in fair value	1,700,783
December 31, 2022	$2,708,717
January 1, 2023	$2,708,717
Change in fair value – statement of operations	(1,696,965)
Change in fair value – statement of stockholders’ deficit	(1,011,752)
December 31, 2023	$—

Note 7. Income Tax

The Company’s net deferred tax assets (liability) at December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets (liability)
Federal net operating loss	$—	$—
Organizational costs/startup expenses	567,219	237,677
Unrealized gain on Trust Account	—	(79,128)
Total deferred tax assets (liability)	567,219	158,549
Valuation allowance	(567,219)	(237,677)
Deferred tax assets (liability), net of allowance	$—	$(79,128)

The income tax provision for the year ended December 31, 2023 and 2022 consists of the following:

	December 31, 2023	December 31, 2022
Federal
Current	$576,131	$190,069
Prior year true-up	(79,128)
Deferred	(329,542)	(80,521)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	329,542	159,649
Income tax provision	$497,003	$269,197

As of December 31, 2023 and 2022, the Company had no of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2023 and 2022, the change in the valuation allowance was $329,542 and $159,649, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2023 and 2022 is as follows:

	December 31, 2023	December 31, 2022
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	—%	—%
Prior year true-up	—%	0.1%
Business combination expenses	4.9%	0.0%
Change in fair value of FPA	(17.6)%	(30.4)%
Change in valuation allowance	16.3%	(13.7)%
Income tax provision	24.6%	(23.0)%

The Company files US federal and New York City and State tax returns and is subject to examination by various taxing authorities.

The Company’s effective tax rates for the period presented differ from the expected (statutory) rates due to the recording of full valuation allowances on deferred tax assets and Business Combination expenses and change in fair value of warrants between book and taxable income.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the accompanying financial statements were issued. Based on the Company’s review the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

FLYBONDI LIMITED Interim Condensed Consolidated Financial Statements as of June 30, 2024 and for the six months ended June 30, 2024 and 2023

FLYBONDI LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2024 AND FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

INDEX TO FINANCIAL STATEMENTS

Interim condensed consolidated statements of comprehensive loss for the six months ended June 30 2024 and 2023	F-73
Interim condensed consolidated statements of financial position as of June 30, 2024 and December 31, 2023	F-74
Interim condensed consolidated statements of changes in shareholders’ deficit for the six months ended June 30, 2024 and 2023	F-75
Interim condensed consolidated statements of cash flows for the six months ended June 30, 2024 and 2023	F-76
Notes to the unaudited interim condensed consolidated financial statements	F-77

FLYBONDI LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in US dollars, except for share data and as otherwise indicated)

(Unaudited)

		Six months ended June 30,
	Note	2024	2023
Revenues	4	153,224,766	153,158,192

Operating expenses
Aircraft fuel		(63,130,044)	(61,338,302)
Salaries and benefits	5	(31,701,841)	(27,974,494)
Aircraft right-of-use asset depreciation	10	(39,893,581)	(39,518,922)
Other operational expenses	6	(16,274,346)	(14,778,521)
Other maintenance costs		(12,650,371)	(11,033,920)
Marketing and advertising expenses		(6,859,543)	(6,682,336)
Airport fees		(7,518,675)	(6,844,688)
Passenger expenses		(8,865,101)	(4,642,472)
Insurance cost		(1,780,538)	(1,347,313)
Depreciation and amortization		(795,001)	(644,103)
Rentals		(368,362)	(283,824)
Total operating expenses		(189,837,403)	(175,088,895)
Net operating loss		(36,612,637)	(21,930,703)

Financial income (expenses)	8	5,685,596	(4,096,157)
Foreign currency exchange, net	7	72,128,000	1,590,041
Gain (loss) on net monetary position	2.5	1,957,412	(5,006,025)
Gain (loss) before income tax		43,158,371	(29,442,844)

Income tax	10	–	–
Net income / (loss)		43,158,371	(29,442,844)

Other comprehensive (loss) that may be reclassified to profit or loss in subsequent periods:
Foreign currency translation		(67,732,670)	(1,089,477)
Total comprehensive loss		(24,574,299)	(30,532,321)

Basic gain (loss) per common share – $	24	0.0255	(0.0174)
Diluted gain (loss) per common share – $	24	0.0250	(0.0174)

The accompanying notes form an integral part of these interim consolidated financial statements.

FLYBONDI LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(All amounts in US dollars, except as otherwise indicated)

(Unaudited)

	Note	June 30, 2024	December 31, 2023
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment, net		8,772,703	5,165,854
Other receivables, net		776,085	846,454
Leases and maintenance guarantee deposits	11	56,616,257	46,478,346
Right of use assets	10	84,545,984	60,177,978
Total non-current assets		150,711,029	112,668,632

CURRENT ASSETS
Other receivables, net		2,939,512	1,015,244
Trade receivables	12	17,590,812	13,787,195
Inventory		5,683,587	3,078,735
Leases and maintenance guarantee deposits	11	14,235,422	9,377,069
Financial assets at fair value through profit or loss	14	6,184,012	15,330,603
Cash and cash equivalents	13	1,406,294	3,007,964
Total current assets		48,039,639	45,596,810
Total assets		198,750,668	158,265,442

SHAREHOLDERS’ DEFICIT AND LIABILITIES

NON-CURRENT LIABILITIES
Lease liabilities	18	66,215,652	72,052,235
Other liabilities	16	70,150,041	51,831,703
Salaries and benefits payable	17	2,073,151	3,109,726
Total non-current liabilities		138,438,844	126,993,664

CURRENT LIABILITIES
Trade payables	15	50,756,286	46,558,943
Salaries and benefits payable	17	11,632,680	3,003,713
Taxes payable		2,970,129	7,703,019
Air traffic liability	4	44,238,664	38,834,759
Other liabilities	16	25,474,417	22,395,298
Loans and other financial liabilities	22	39,217,776	2,687,428
Lease liabilities	18	23,156,356	24,191,607
Total current liabilities		197,446,308	145,374,767
Total liabilities		335,885,152	272,368,431

SHAREHOLDERS’ DEFICIT
Share capital		18,922,300	11,873,858
Share premium		113,446,414	70,611,063
Share based payment reserve	19	14,690,727	8,827,657
Accumulated deficit		(284,193,925)	(205,415,567)
Total shareholders’ deficit		(137,134,484)	(114,102,989)
Total shareholders’ deficit and liabilities		198,750,668	158,265,442

The accompanying notes form an integral part of these interim consolidated financial statements.

FLYBONDI LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(All amounts in US dollars, except as otherwise indicated)

(Unaudited)

Six months ended June 30, 2024	Share capital	Capital adjustment	Share premium	Share-based payment reserve	Accumulated Deficit	Total shareholders’ deficit
Balance at January 1, 2024	16,901,035	(5,027,177)	70,611,063	8,827,657	(205,415,567)	(114,102,989)
Total comprehensive loss:
Net gain of the period	–	–	–	–	43,158,371	43,158,371
Foreign currency translation	–	7,048,442	41,915,430	5,240,187	(121,936,729)	(67,732,670)
Contributions (note 19)	–	–	919,921	–	–	919,921
Share-based payments	–	–	–	622,883	–	622,883
Balance at June 30, 2024	16,901,035	2,021,265	113,446,414	14,690,727	(284,193,925)	(137,134,484)

Six months ended June 30, 2023	Share capital	Capital adjustment	Share premium	Share-based payment reserve	Accumulated Deficit	Total shareholders’ deficit
Balance at January 1, 2023	16,901,035	499,000	103,473,937	977,043	(151,698,136)	(29,847,121)
Total comprehensive loss:
Net loss of the period	–	–	–		(29,442,844)	(29,442,844)
Foreign currency translation	–	694,580	4,130,507	39,002	(5,953,566)	(1,089,477)
Share-based payments	–	–	–	534,793	–	534,793
Balance at June 30, 2023	16,901,035	1,193,580	107,604,444	1,550,838	(187,094,546)	(59,844,649)

The accompanying notes form an integral part of these interim consolidated financial statements.

FLYBONDI LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in US dollars, except as otherwise indicated)

(Unaudited)

		Six months ended June 30,
	Note	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)		43,158,371	(29,442,844)
Adjustments for:
Depreciation and amortization		795,001	644,103
Depreciation of right of use assets	10	39,893,581	39,518,922
Financial (expenses) income	8	(5,685,596)	4,096,157
Foreign currency exchange on leases	18	(32,774,914)	1,159,281
Foreign currency exchange on other financial liabilities	22	(1,045,604)	—
(Gain) loss on monetary position		(1,957,412)	5,006,025
Impairment of tax credits		5,611,676	9,844,614
Share-based payments expense		859,312	2,164,563
Disposals of Property, plant and equipment		1,697,381	686,461

Changes in assets and liabilities:
Decrease (increase) in leases and maintenance guarantee deposits		(12,580,218)	(10,612,323)
Increase in other receivables, net		(12,189,067)	(10,369,747)
Increase in inventory		(797,043)	(1,127,445)
Decrease (increase) in trade receivables		(5,926,881)	(8,757,018)
Decrease in trade payables		(25,590,167)	(3,133,290)
Increase (decrease) in salaries and benefits payable		8,487,824	(139,415)
(Decrease) increase in tax payables		(5,185,262)	1,937,987
Decrease in air traffic liabilities		(15,430,317)	(7,372,218)
Decrease in other liabilities		(10,944,737)	(2,047,596)
Net cash used by operating activities		(29,604,072)	(7,943,783)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment		(3,032,727)	(1,886,261)
Acquisition of mutual funds and other financial instruments		(46,022,950)	(17,835,566)
Redemption of mutual funds and other financial instruments		57,638,188	39,086,560
Net cash provided by investing activities		8,582,511	19,364,733

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of principal portion of lease liabilities	18	(11,522,686)	(4,367,574)
Payment of interest portion of lease liabilities	18	(5,199,509)	(4,292,102)
Proceeds from loans	22	5,791,591	—
Proceeds from loans – related parties	22	1,856,158	—
Payment of principal portion of loans	22	(1,064,098)	—
Proceeds from other financial liabilities (1)	22	31,418,700
Net cash used in financing activities		21,280,156	(8,659,676)

Net increase (decrease) in cash and cash equivalents		258,595	2,761,274
Effect of foreign currency translation and inflation on cash and cash equivalents		(1,860,265)	(1,181,771)
Cash and cash equivalents at the beginning of the year		3,007,964	1,766,429
Cash and cash equivalents at period end	13	1,406,294	3,345,932
Significant non-cash transactions:
Additions of right-of-use assets with lease liabilities (non-cash investing activities)	18	365,770	8,788,995

(1)
This movement corresponds to reverse factoring transactions discussed in Note 22. The Company assessed that it incurred a cash flow even though the cash did not flow through its bank accounts. Since the Company directed a third party to transfer cash on its behalf, the Company considered these movements as in substance cash inflows.

The accompanying notes form an integral part of these interim consolidated financial statements

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Amounts in US dollars, except for share data and as otherwise indicated)

1.
BUSINESS ACTIVITY

Flybondi Limited (the “Company”) and its subsidiaries (“Flybondi”, “we”, “our”, “us” or the “Group”, as applicable) is a low-cost air carrier (“LCC”) operating principally in Argentina and to a lesser extent in neighboring countries Brazil, Uruguay and Paraguay.

The Company is a private company limited by shares (company number 10178160), incorporated and domiciled in England and Wales. The address of its registered head office is 1 Scott Place, 2 Hardman Street, Manchester, United Kingdom, M3 3AA.

The Company is a holding company operating through two subsidiaries, Flybondi SAU and FB Lineas Aereas S.A. Both subsidiaries are incorporated in Argentina. FB Líneas Aéreas S.A. is the main operating entity and Flybondi SAU is a subholding entity.

The Civil Aviation Agency in Argentina (“ANAC” by its acronym in Spanish) originally authorized FB Lineas Aereas S.A. to provide commercial air services in January 2018, which authorization was renewed in January 2024 for an additional two years term expiring January 2026.

Going Concern

The accompanying condensed interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

The Company's financial position and operating results raise substantial doubt about the Company's ability to continue as a going concern, as reflected by its working capital deficit of $149.4 million and negative operating cash flows of $ 29.6 million for the six months ended June 30, 2024. Also, as a result of its losses, the Company has an accumulated deficit of $ 284.2 million and shareholders' deficit of $ 137.1 million as of June 30, 2024. In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and generate additional revenues and cash flows from operations. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management plans to address the going concern include but are not limited to raising additional capital through an attempted public and/or private offering of equity securities, as well potentially issuing additional debt instruments.

The Company also has various initiatives underway to increase revenue generation through expansion of the Company’s fleet, opening new routes and increasing the frequency of existing ones. Also, the Company has taken, and continues to take actions to improve its liquidity position, including managing its cost structure and reducing discretionary spending where possible. The goal of these initiatives is to achieve profitable operations as quickly as possible. Various strategic alliances that are ongoing and under development are also critical aspects of management’s overall growth and development strategy. There is no assurance that these initiatives will yield sufficient capital to maintain the Company’s operations. There is no assurance that the ongoing financing and capital raising efforts will be successful. Should management fail to successfully raise additional capital and/or fully implement its strategic initiatives, it may be compelled to curtail part or all of its ongoing operations.

Seasonality

Air travel is highly susceptible to seasonal fluctuations, with holiday seasons such as Christmas or winter holidays seeing peaks in demand, leading to higher revenues for Flybondi. Historically, we have generated the highest unit revenues (revenue per seat) in the Southern Hemisphere’s summer months of January and February, as well as during the winter season (July and August). On the other hand, the weakest season includes May and June. These fluctuations are reflected in differing levels of revenue per month, even though many costs, such as labor and overhead, do not experience a similar fluctuation throughout the year. However, we aim to perform our scheduled maintenance of the aircraft fleet during the low-season months, which allows us to adjust our utilization to the weaker demand and reduce our variable costs.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

Argentina currency status and macroeconomic outlook

Argentina’s inflation rate for the six months ended June 30, 2024 and 2023 and for the year ended December 31, 2023 was 79.7%, 50.6% and 211.4%, respectively. We use Argentina’s official exchange rate to account for transactions, which as of June 30, 2024 and 2023 and December 31, 2023 was Pesos 912, 256.7 and 808.45, respectively, against the U.S. dollar. For the six months ended June 30, 2024 and 2023 and for the year ended December 31, 2023, Argentina’s official exchange rate against the U.S. dollar devalued 11.4%, 31.0% and 378.1%, respectively. On December 10, 2023, a newly elected government took office, which among other measures, initiated a deregulation process of the Argentine economy and a reduction of the fiscal deficit mainly through cutting spending (including a reduction of different types of subsidies, public construction, permanent government staff).

On December 13, 2023, the Argentine Government devalued the Argentine Peso from 366.45 to 799.95, which caused the inflation rate to drop significantly from a monthly double-digit figure to less than 5%. Also, the government’s launched comprehensive program includes reforms in several sectors of the economy, including but not limited to labor, social security, justice, unions and tax. One of the most significant law packages underpinning the program was the so-called “Ley Bases” which was approved by Congress on June 28, 2024. This law introduces a sweeping reform of the current regulatory framework in Argentina aimed at promoting private activity while reducing unnecessary red tape and government’s discretionary spending.

The Company is closely monitoring the government’s actions and program to assess any potential impact that the new measures could have on the Company's business, results of operations and financial position.

Argentine exchange regulations

In the second half of 2019, the Argentine government implemented certain exchange controls restricting the ability of companies and individuals to exchange Argentine Pesos for foreign currencies and their ability to remit foreign currency out of the country. An entity’s authorization request to the Central Bank of Argentina ("CBA”) to access the official exchange market to make foreign currency payments could be denied depending on the circumstances. The restrictions are still in place as of the date of these consolidated financial statements. Although it is expected that the new administration eases all or some of these restrictions, there can be no assurance as to the timing and extent of these measures.

As a result of these exchange controls, markets in Argentina developed trading mechanisms, in which an entity or individual buys U.S. dollar denominated securities in Argentina (i.e. shares, sovereign debt) using Argentine Pesos, and subsequently sells the securities for U.S. dollars, in Argentina, to access U.S. dollars locally, or outside Argentina, by transferring the securities abroad, prior to being sold (the latter commonly known as "Blue Chip Swap Rate”). The Blue Chip Swap Rate has diverged significantly from Argentina’s official exchange rate (commonly known as exchange spread). In recent years, the Blue Chip Swap Rate has been higher than Argentina’s official exchange rate. As of June 30, 2024 and December 31, 2023, the spread of the Blue Chip Swap was 33.2% and 20.4%, respectively. As of September 30, 2024 the spread of the Blue Chip Swap was 21.4%. There were no material transactions of this kind during any of the years presented.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

2.
BASIS OF PREPARATION AND CONSOLIDATION
2.1.
Basis of preparation

These interim condensed consolidated financial statements as of and for the six months ended June 30, 2024 (hereinafter referred to as the “interim financial statements”) have been prepared in accordance with International Accounting Standards 34 (IAS 34) Interim Financial Reporting.

These interim financial statements are presented in US dollars. They are prepared on a going concern basis and under the historical cost basis restated for the effects of inflation as mentioned in Note 2.3, except for certain financial instruments and share-based payments, which are measured at fair value.

These interim financial statements include all adjustments necessary for a fair statement of the results of the interim period. These adjustments consist of normal recurring items. The interim financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year.

These interim financial statements and the balance sheet as of December 31, 2023 included here for comparative purposes, should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2023. The consolidated statement of financial position at December 31, 2023, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

These interim condensed consolidated financial statements were authorized for issue by the Board of Directors on December 5, 2024.

2.2.
Basis of consolidation

The interim condensed consolidated financial statements present the results of the Company and its subsidiaries as if they form a single entity. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

2.3.
Financial reporting in a hyperinflationary economy

For a comprehensive description of this accounting policy, refer to the audited consolidated financial statements for the year ended December 31, 2023.

2.4.
Accounting Estimates

The preparation of these interim financial statements requires the use of estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the interim financial statements. These estimates and assumptions also affect the reported amount of net loss during any period. The actual financial results could differ significantly from these estimates.

3.
SIGNIFICANT ACCOUNTING POLICIES

These interim financial statements have been prepared using the same accounting policies as used in the preparation of the audited consolidated financial statements for the year ended December 31, 2023, except for the adoption of new standards and amendments effective as of January 1, 2024, as described below.

For a comprehensive description of the Company’s accounting policies, refer to Note 2 to the consolidated financial statements for the year ended December 31, 2023.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

3.1
IFRS Accounting Standards effective as of January 1, 2024.

There are several standards and amendments mandatory effective from January 1, 2024, as follows:

– Lease Liability in a Sale and Leaseback (Amendments to IFRS 16)

The IFRS Interpretations Committee issued an agenda decision in June 2020 – Sale and leaseback with Variable Payments. This matter was referred to the IASB for standard setting for some aspects. The IASB issued the final amendments in September 2022. The amendments provide a requirement for the seller-lessee to determine ‘lease payments’ or ‘revised lease payments’ in a way that the seller-lessee would not recognise any amount of the gain or loss that relates to the right of use retained by the seller-lessee. The adoption of this standard had no impact on the Company’s consolidated financial statements.

– Classification of Liabilities as Current or Non-current (Amendments to IAS 1)

The IASB issued amendments to IAS 1 - Classification of Liabilities as Current or Non-current in January 2020, which have been further amended partially by amendments Noncurrent Liabilities with Covenants issued in October 2022. The amendments require that an entity’s right to defer settlement of a liability for at least twelve months after the reporting period must have substance and must exist at the end of the reporting period. Classification of a liability is unaffected by the likelihood that the entity will exercise its right to defer settlement for at least twelve months after the reporting period. As a result of the COVID-19 pandemic, the Board deferred the effective date of the amendments by one year to annual reporting periods beginning on or after January 1, 2024

Subsequent to the release of amendments to IAS 1 Classification of Liabilities as Current or Non-Current, the IASB amended IAS 1 further in October 2022. If an entity’s right to defer is subject to the entity complying with specified conditions, such conditions affect whether that right exists at the end of the reporting period, if the entity is required to comply with the condition on or before the end of the reporting period and not if the entity is required to comply with the conditions after the reporting period. The amendments also provide clarification on the meaning of ‘settlement’ for the purpose of classifying a liability as current or non-current.

The adoption of these amendments had no impact on the Company’s consolidated financial statements.

– Supplier Finance Arrangements - Amendments to IAS 7 and IFRS 7

On May 25, 2023, the IASB issued Supplier Finance Arrangements, which amended IAS 7 Statement of Cash Flows and IFRS 7 Financial Instruments: Disclosures (the Amendments). These Amendments arose as a result of a submission received by the IFRS Interpretations Committee (the Committee) about the presentation requirements for liabilities and associated cash flows arising out of supply chain financing arrangements and related disclosures. The Amendments require entities to provide certain specific disclosures (qualitative and quantitative) related to supplier finance arrangements. The amendments clarify that entities are not required to provide disclosures according to the new requirements in any interim reporting period during the first annual reporting period in which those amendments apply. The Company has completed certain transactions which are in scope under the new guidance as discussed in Note 22. The Company will provide the related required disclosures in its annual financial statements for the year ended December 31, 2024.

International Tax Reform – Pillar Two Model Rules - Amendments to IAS 12 Income Taxes

In May 2023, the IASB issued International Tax Reform – Pillar Two Model Rules - Amendments to IAS 12 Income Taxes to clarify the application of IAS 12 to tax legislation enacted or substantively enacted to implement Pillar Two of the Organization for Economic Co-operation and Development’s (OCDE) Base Erosion and Profit Shifting (BEPS) project, which aims to address the tax challenges arising from the digitalization of the economy. The amendments include a mandatory temporary exception for accounting for deferred tax on such tax law.

In July 2023, the UK government enacted legislation to implement the Pillar Two rules. The legislation is effective for the Company from January 1, 2024, and includes an income inclusion rule and a domestic minimum tax, which together are designed to ensure a minimum effective tax rate of 15% in each country in which the group operates. Similar legislation is being enacted by other governments around the world.

Based on our current assessment, we do not expect a material exposure to Pillar Two income taxes for the year ended December 31, 2024.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

3.2
Recent Accounting Standards not yet adopted

In May 2024, the IASB issued targeted amendments to IFRS 9, ‘Financial Instruments’, and IFRS 7, ‘Financial Instruments: Disclosures’, which will be effective for annual reporting periods beginning on or after January 1, 2026, with early application permitted. The amendments: (a) clarify the date of recognition and derecognition of some financial assets and liabilities, with a new exception for some financial liabilities settled through an electronic cash transfer system; (b) clarify and add further guidance for assessing whether a financial asset meets the solely payments of principal and interest (SPPI) criterion; (c) add new disclosures for certain instruments with contractual terms that can change cash flows, and (d) update the disclosures for equity instruments designated at fair value through other comprehensive income (FVOCI). The Company is in the process of evaluating the impact of adopting this new standard.

In April 2024, the IASB issued IFRS 18 "Presentation and Disclosure in Financial Statements” which will become effective for reporting periods beginning on or after 1 January 2027. IFRS 18 introduces new requirements on presentation within the statement of profit or loss, including specified totals and subtotals. It also requires disclosure of management-defined performance measures and includes new requirements for aggregation and disaggregation of financial information based on the identified ‘roles’ of the primary financial statements and the notes. In addition, there are consequential amendments to other accounting standards. The Company is in the process of evaluating the impact of adopting this new standard.

In August 2023, the IASB issued “Lack of Exchangeability (Amendments to IAS 21)”, which will become effective for annual periods beginning on or after January 1, 2025. The amendment to IAS 21 specifies how an entity should assess whether a currency is exchangeable and how it should determine a spot exchange rate when exchangeability is lacking. If a currency is not exchangeable into another currency, an entity is required to estimate the spot exchange rate at the measurement date. The Company is in the process of evaluating the impact of adopting this new standard.

4.
REVENUES

	Six months ended June 30,
	2024 $	2023 $
Scheduled revenue	131,620,784	113,963,468
Ancillary revenue	20,986,944	38,598,570
Other (1)	617,038	596,154
Total	153,224,766	153,158,192

(1)
Others include cargo transportation and other revenues.

Our revenues by geographical location (flight destination) are as follows:

	Six months ended June 30,
	2024 $	2023 $
Domestic revenue	124,112,060	124,058,136
International revenue (*)	29,112,706	29,100,056
Total	153,224,766	153,158,192

(*) We consider all flights with an initial origin or a final destination outside of Argentina as international for purposes of this revenue classification.

The following table sets forth the contract liability activity for the years indicated.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

Air traffic liability:

	Six months ended June 30,
	2024 $	2023 $
At beginning of the period	38,834,759	57,856,381
Deferred during the period	135,575,973	143,970,538
Recognized as revenue during the period	(153,224,766)	(153,158,192)
Translation	23,052,698	2,309,531
At end of the period	44,238,664	50,978,258

The contract liability is generally recognized as revenue within 40 to 50 days from recognition.

5.
SALARIES AND BENEFITS

	Six months ended June 30,
	2024 $	2023 $
Salaries and benefits	25,432,426	21,041,426
Social security	5,410,103	4,768,505
Share-based compensation	859,312	2,164,563
Total	31,701,841	27,974,494

6.
OTHER OPERATIONAL EXPENSES

	Six months ended June 30,
	2024 $	2023 $
Impairment of tax credits	5,611,676	9,844,614
Taxes, duties, contributions, and commissions	4,572,150	1,640,068
Aircraft, crew, maintenance and insurance contract services	2,635,270	—
Professional services	1,227,095	680,450
Other employee’s expenses	681,597	915,445
Travel expenses	540,165	571,362
Legal expenses	94,755	87,400
Office expenses	232,096	340,202
Bank commissions	199,281	211,432
Training services	141,826	121,602
Others	338,435	365,946
Total	16,274,346	14,778,521

7.
FOREIGN CURRENCY EXCHANGE, NET (1)

	Six months ended June 30,
	2024 $	2023 $
Foreign exchange (loss) on assets	(35,506,778)	(7,544,223)
Foreign exchange gain on liabilities	107,634,778	9,134,264
Total	72,128,000	1,590,041

(1)
Foreign currency exchanges are presented net of the gain or loss on net monetary position. For the six months ended June 30, 2024, and 2023, the monetary gain was $93.3 million and $38.3 million, respectively.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

8.
FINANCIAL INCOME (EXPENSES) (1)

	Six months ended June 30,
	2024 $	2023 $
Changes in fair value on financial assets at fair value through profit or loss	(2,503,047)	(2,419,096)
Interest on leases and provision for return of aircraft	15,067,167	(230,253)
Loss from securities transactions (2)	(4,128,705)	—
Other interest	(2,749,819)	(1,446,808)
Total	5,685,596	(4,096,157)

(1)
Financial income (expenses) is presented net of the gains or losses on net monetary position related to invested and/or borrowed funds. For the six months ended June 30, 2024, the monetary gain was $ 19 million, and for the six months ended June 30, 2023, the monetary loss was $ 5.4 million.
(2)
Considering the exchange regulations currently applicable in Argentina, the Group constantly monitors the alternatives for collecting assets and settling liabilities in foreign currency and the related impact. The loss arising from the use of financial instruments to settle transactions in foreign currency is recognized when the Group unconditionally commits to or irreversibly executes such settlement and is presented in “Loss from securities transactions”. During the six months ended June 30, 2024, these losses were mainly related to BOPREAL transactions. BOPREALs are US dollar-denominated securities issued by the Central Bank of Argentina for importers with overdue debts for goods with customs registration and/or services actually rendered until December 12, 2023. BOPREALs may be used for easier access to foreign currency, whether through the collection of interest or principal upon maturity, or through the sale of the bonds in the secondary market in exchange for dollars paid abroad. This series of BOPREAL will accrue an annual nominal interest rate of 5%. The Company subscribed $ 9.7 million of BOPREAL in January 2024 which were subsequently sold in February 2024 applying the proceeds to the payment of import debts.
9.
TAXATION

Deferred tax

The Group calculates the period income tax expense using the tax rate that would be applicable to the expected total annual losses.

As of June 30, 2024 and December 31, 2023, we maintained unrecognized deferred tax assets for accumulated tax loss carryforwards, accordingly we did not recognize income tax liability.

For the six months ended June 30, 2024 and for the year ended December 31, 2023, we believe that there is not sufficient convincing evidence that sufficient taxable profits will be available in the foreseeable future. Accordingly, we do not recognize any tax loss carryforwards and deferred tax assets.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

10.
RIGHTS OF USE ASSETS

Right of Use Assets- Aircraft

	Six months ended June 30, 2024 $	Year ended December 31, 2023 $
Cost
Beginning of the year	163,788,037	130,593,844
Additions	28,539,341	74,670,231
Translation	97,226,207	(41,476,038)
End of the year	289,553,585	163,788,037

Depreciation
Beginning of the year	(103,610,059)	(54,776,903)
Depreciation charge for the year	(39,893,581)	(66,230,063)
Translation	(61,503,961)	17,396,907
End of the year	(205,007,601)	(103,610,059)
Net book value	84,545,984	60,177,978

11.
LEASES AND MAINTENANCE GUARANTEE DEPOSITS

	As of June 30, 2024 $	As of December 31, 2023 $
Non - current
Security deposits	7,722,983	7,793,888
Maintenance guarantee deposits	48,893,274	38,684,458
Non - current leases and maintenance guarantee deposits	56,616,257	46,478,346

Current
Maintenance guarantee deposits	14,235,422	9,377,069
Current leases and maintenance guarantee deposits	14,235,422	9,377,069
Total	70,851,679	55,855,415

12.
TRADE RECEIVABLES

	As of June 30, 2024 $	As of December 31, 2023 $
Trade receivables	17,590,812	13,787,195
Total	17,590,812	13,787,195

13.
CASH AND CASH EQUIVALENTS

	As of June 30, 2024 $	As of December 31, 2023 $
Cash and banks	1,406,294	3,007,964
Total	1,406,294	3,007,964

The carrying amount of cash and cash equivalents approximate their fair value as of the period/year presented. As of June 30, 2024 and December 31, 2023, of the total cash and bank amounts, approximately 56% and 96%, respectively, were denominated in Argentine Pesos.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

14.
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	As of June 30, 2024 $	As of December 31, 2023 $
Mutual Funds (*)	6,184,012	15,330,603
Total	6,184,012	15,330,603

(*) We generally invest excess cash in mutual funds with various characteristics. We vary the investments in mutual funds during the year depending on which portfolio we consider it best suits our financial risk strategy. During the period/year, we invested in several funds consisting of fixed and variable income, public or private, and/or peso or dollar-denominated securities, including but not limited to bonds, shares and time deposits. The counterparties to these mutual funds are highly liquid and highly rated. Management assesses balances held in these mutual funds on a monthly basis, continuously monitors their performances, and liquidates them as needed. The Company’s objective is to protect excess cash against inflation, currency devaluation and/or interest rate risk, while at the same time maintain acceptable liquidity levels.

15.
TRADE PAYABLES

	As of June 30, 2024 $	As of December 31, 2023 $
Current
Maintenance payable	16,493,013	22,521,965
Aircraft fuel payable	13,526,203	9,890,829
Suppliers	12,256,241	7,583,435
Airport fees payable	8,044,296	5,070,636
Others	436,533	1,492,078
Total	50,756,286	46,558,943

	As of June 30, 2024 $	As of December 31, 2023 $
Local currency	23,304,729	9,901,343
Foreign currency (*)	27,451,557	36,657,600
Total	50,756,286	46,558,943

The carrying amount of trade and payables approximate their respective fair values due to their short term nature.

(*) Mainly in US dollar.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

16.
OTHER LIABILITIES

	As of June 30, 2024 $	As of December 31, 2023 $
Non-current
Provision for maintenance	67,856,280	49,770,634
Provision for contingencies	1,047,207	877,945
Provision for return of aircraft	1,246,554	1,183,124
Non - current other liabilities	70,150,041	51,831,703

	As of June 30, 2024 $	As of December 31, 2023 $
Current
Provision for maintenance	16,672,804	14,251,833
Provisions for contingencies	858,146	878,845
Dispute settlement charges payable (*)	7,841,491	7,215,363
Others	101,976	49,257
Current other liabilities	25,474,417	22,395,298
Total	95,624,458	74,227,001

(*) This amount includes lease liabilities under dispute related to a completed lease including accrued interest, maintenance and estimated penalties.

Contingencies:

We are a party to a number of tax, labor and social security, regulatory and legal matters outstanding in the ordinary course of business. We estimate the range of our liability related to contingencies when we believe the amount or range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. We provide disclosure in the notes to the consolidated financial statements for loss contingencies that do not meet both of these conditions if there is a reasonable possibility that a loss may have been incurred that would be material to the consolidated financial statements. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability is reasonably estimable. We base accruals made on the best information available at the time which can be highly subjective. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ significantly from our estimates. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

17.
SALARIES AND BENEFITS PAYABLE

	As of June 30, 2024 $	As of December 31, 2023 $
Non-current
Share-based payments – Phantom units (Note 19)	2,073,151	3,109,726
Non - current salaries and benefits payable	2,073,151	3,109,726

Current
Salaries payable	3,146,962	50,037
Social security payable	5,610,624	1,572,615
Provision for vacation	2,875,094	1,381,061
Current salaries and benefits payable	11,632,680	3,003,713
Total	13,705,831	6,113,439

18.
LEASE LIABILITIES

Our aircraft lease agreements generally have terms ranging between 6 to 7 years.

The total cash outflows for leases was $ 16.7 million and $ 10.9 million during the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. The total cash outflow for leases was $ 8.6 million for the six months ended June 30, 2023.

The movement of lease liabilities was:

	Six months ended June 30, 2024 $	Year ended December 31, 2023 $
Beginning of the period/year	96,243,842	75,047,233
Additions and modifications (*)	365,770	20,888,493
Payments	(16,722,195)	(10,894,552)
Interest accrued	(14,871,795)	3,196,620
Foreign currency exchange	(32,774,914)	31,840,725
Translation	57,131,300	(23,834,677)
End of the period/year	89,372,008	96,243,842

(*) Includes 4 new aircraft in 2023. As of December 31, 2023 and June 30, 2024 the Company had 15 leased aircraft.

For certain short-term leases, we used the practical expedients permitted under IFRS 16 and accordingly we recognized rental expenses of $ 368,362 and $ 283,824 for the six months ended June 30, 2024 and 2023, respectively.

The future minimum lease payments are detailed as follows:

	As of June 30, 2024 $	As of December 31, 2023 $
Within 1 year	34,983,584	33,025,886
1-2 years	27,180,000	27,163,800
2-3 years	24,080,000	26,780,000
3-4 years	14,930,000	19,010,000
More than five years	6,385,000	12,995,000
Total minimum lease payments	107,558,584	118,974,686
Financial charges	(18,186,576)	(22,730,844)
Present value of minimum lease payments	89,372,008	96,243,842

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

The table above includes 15 aircraft leases leased as right-of-use assets at the end of June 30, 2024 and December 31, 2023.

The weighted average effective incremental borrowing rate was 11.23% for the six months ended June 30, 2024 and for the year ended December 31, 2023.

As of June 30, 2024 and December 31, 2023 we have no material commitments other than binding commitments for our aircraft lease agreements.

All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments during any of the periods presented.

19.
SHARE BASED PAYMENTS

During the six months ended June 30, 2024 and 2023, we compensated our employees and senior management using either Phantom Stock Units and/or Stock Options, as further described below.

Phantom Stock Units (“PSU”)

In 2022, we adopted a long-term incentive plan pursuant to which certain employees of our Argentine subsidiary are eligible to receive PSU awards. Each PSU vests immediately upon granting. However, the holder of the PSU has the right to receive an amount of cash equal to the fair market value of one share of the Company only upon the occurrence of an exit event, as defined in the plan, i.e. an initial public offering or a change of control. We will pay the cash to the PSU holder within 120 days as from the occurrence of the exit event or within any other period as we determine appropriate. During 2022 we granted 25,914,389 PSU which were outstanding as of June 30, 2024.

The following table presents a summary of the PSU activity for the six months ended June 30, 2024 and the year ended December 31, 2023:

	Six months ended June 30, 2024	Year ended December 31, 2023
Number of PSU outstanding at the beginning of the period/year	25,914,389	25,914,389
Granted	—	—
Forfeited	—	—
Exercised	—	—
Expired	—	—
Number of PSU outstanding at the end of the period/year	25,914,389	25,914,389

We measure the fair value of the PSU based on a market approach, using average of revenues and EBITDAR* multiples of similar companies.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

The following table shows the assumptions used in measuring PSU:

	June 30, 2024	December 31, 2023
Fair value	0.08	0.12
Revenue multiple	0.9x	0.8x
EBITDAR* multiple	4.9x	5.2x
Discount for lack of marketability	30%	30%
Model used	Market approach	Market approach

* For these purposes EBITDAr is defined as “earnings before interest tax, depreciation and amortization and aircraft rent expense”

We recognized an income of $ 0.6 million and an expense of $ 1.6 million related to PSU compensation included in the line item “Salaries and benefits” in the consolidated statements of comprehensive loss for the six months ended June 30, 2024 and 2023, respectively.

Stock Option Plan (SOP)

Since 2017 we have a stock option incentive plan in place pursuant to which certain employees of the Group are eligible to receive stock options to acquire ordinary shares under certain conditions. Our employee stock options consist only of service-based awards. The stock options granted between 2017 and 2019 vest over 5 years. The majority of the stock options granted in 2023 vest over 3 years (50% vested at the grant date, 25% vested in January 2024, 15% vest in January 2025 and the remaining vest in January 2026). The stock options are exercisable only upon the occurrence of an exit event as defined in the SOP, i.e. an initial public offering or change of control. Under the SOP, unexercised stock options expire 15 years from the date of grant. We measure our stock options issued on the grant date at their fair value, using the Black-Scholes model. The Black-Scholes valuation model incorporates various assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility developed for comparable companies and other relevant factors. We base our expected term assumptions on our historical experience and on the terms and conditions of the stock awards granted to employees.

The following table presents a summary of the SOP activity for the six months ended June 30, 2024 and the year ended December 31, 2023:

	Six months	Year ended	WAEP (*)
	ended 2024	2023	2024	2023
Options outstanding at beginning of the period / year	126,333,918	3,657,731	0.13	4.37
Granted during the period / year	—	132,183,019	—	0.05
Forfeited during the period / year	—	(9,506,832)	—	0.05
Exercised during the period / year	—	—	—	—
Expired during the period / year	—	—	—	—
Options outstanding at end of the period / year	126,333,918	126,333,918	0.13	0.13
Vested at end of the period / year	97,102,187	66,046,536	0.10	0.12

(*) Weighted average exercise prices.

The assumptions used in the valuation model of the stock options were as follows:

2023
Weighted average fair value at measurement date (grant date)	0.12
Dividend yield (%)	0.0%
Expected volatility (%)	45.5%
Risk-free interest rate (%)	4.9%
Estimated life of share options (years)	3

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

We recognized an expense of $ 0.6 million and $ 0.5 million related to SOP compensation included in the line item “Salaries and benefits” in the consolidated statement of comprehensive loss for the six months ended June 30, 2024 and 2023, respectively.

Award granted by Cartesian

On March 19, 2024, our largest shareholder, Cartesian, granted a total of 9,199,205 shares of Flybondi Limited to all Flybondi employees active as of December 31, 2023. Each share vested immediately upon granting. We plan to deliver the shares them only upon the occurrence of the Business Combination described in note 26.

We measured the fair value of the share award granted by Cartesian based on a market approach, using average of revenues and EBITDAR multiples of similar companies, and using other assumptions which are consistent with those used for the preparation of the annual financial statements as of December 31, 2023. The fair value per share at the grant date was estimated at $ 0.10.

The Group classified the Cartesian award as an equity-settled transaction under IFRS 2 because the Group has the obligation to deliver only its own equity instruments upon the occurrence of the Business Combination as described above. We recognized an expense of $ 919,921 related to share based compensation included in the line item “Salaries and benefits” in the consolidated statements of comprehensive loss for the six months ended June 30, 2024 with a corresponding credit in equity in the line item “Share premium”, considering in this transaction Cartesian is acting in their capacity as owner.

20.
RELATED PARTIES

Balances and transactions with Cartesian:

Cartesian Capital Group, LLC (“Cartesian”), a limited liability company, is the majority shareholder of record of the Company.

In the ordinary course of its business, Cartesian provides certain managerial oversight and strategic direction and support to the Group. During the six months ended June 30, 2024 and 2023, the Group did not pay any fees although certain travel and third-party fee expenses were reimbursed.

Details of balances between the Group and Cartesian are as follows:

	As of June 30, 2024	As of December 31, 2023
Trade payables – on demand	214,002	214,002

Balances and transactions with shareholders Pangaea Two Acquisition Holdings XVII, Ltd. (“Pangaea”) and Juan Ball (Mr. Ball):

	As of June 30, 2024	As of December 31, 2023
Loans	3,854,356	1,899,436

Accrued interest on loans, net of inflation adjustment, amounted to $ 294,356 for the six months ended June 30, 2024 and 2023 (see Notes 8 and 22 for details).

Balances and transactions with key management personnel:

Key management personnel are those persons having authority and responsibility for planning, directing, and controlling the activities of the Group.

Key management transactions are as follows:

	Six months ended
	June 30, 2024	June 30, 2023
Short-term employee benefits	(641,337)	641,336
Share-based payment transactions	1,083,766	531,378
Total	442,429	1,172,714

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

Details of balances between the Group and key management are as follows:

	As of June 30, 2024	As of December 31, 2023
Share-based payments – Phantom units payable	1,282,674	1,924,010

Flybondi maintains a general liability insurance policy which covers certain liabilities of directors and officers of Flybondi arising out of claims based on acts or omissions in their capacities as directors or officers.

21.
FINANCIAL INSTRUMENTS AND RISK MANAGEMENT OBJECTIVES AND POLICIES

The Company is exposed to a variety of risks: liquidity risk, interest rate risk, foreign currency risk, credit risk and fuel price risk.

These interim financial statements do not include all financial risk management information and disclosures required in the annual audited financial statements and they should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2023. There have been no significant changes in the risk management assessment or in any risk management policies since December 31, 2023.

The following table summarizes the carrying amount of financial assets and financial liabilities:

	As of June 30, 2024 $	As of December 31, 2023 $
Financial assets
Financial assets at fair value through profit or loss (Level 1)	6,184,012	15,330,603
Financial assets at amortized cost:
Trade receivables	17,590,812	13,787,195
Cash and cash equivalents	1,406,294	3,007,964
Total financial assets	25,181,118	32,125,762

Financial liabilities
Financial liabilities at amortized cost:
Trade payables	50,756,286	46,558,943
Other liabilities	95,624,458	74,227,001
Loans and other financial liabilities	39,217,776	2,687,428
Lease liability	89,372,008	96,243,842
Total financial liabilities	274,970,528	219,717,214

22.
LOANS AND OTHER FINANCIAL LIABILITIES

	As of June 30, 2024 $	As of December 31, 2023 $
Loans – notes issued to related parties	3,854,356	1,899,436
Loans - short-term bank arrangements	5,715,043	787,992
Other financial liabilities - reverse factoring arrangements	29,648,377	—
Total	39,217,776	2,687,428

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

The movements in loans and reverse factoring arrangements for the six months ended June 30, 2024 are as follows:

	Beginning of the year $	Proceeds $	Payments $	Interests(1) $	Translation $	Balance at June 30, 2024 $
Bank loan	787,992	5,791,591	(1,064,098)	90,616	108,942	5,715,043
Loans – related parties	1,899,436	1,856,158	—	(472,883)	571,645	3,854,356
Reverse factoring arrangements	—	31,418,700	—	(724,719)	(1,045,604)	29,648,377
Total	2,687,428	39,066,449	(1,064,098)	(1,106,986)	(365,017)	39,217,776

(1)
Interests are presented net of the gains or losses on net monetary position. For the six months ended June 30, 2024, the monetary gain was $ 2.6 million. (includes a gain of $ 0.2 generated by Bank loan, a gain of $ 0.8 generated by Loans - related parties and a gain of $ 1.6 generated by reverse factoring arrangements)

Loan Notes issued to related parties

On December 3, 2023, we issued two notes for an aggregate amount of $ 1.0 million consisting of a $ 750,000 Loan Note to Pangaea and a $ 250,000 Loan Note to Mr. Ball (the “December 3, 2023, Loan Notes”). On December 14, 2023, we issued two additional Loan Notes aggregating $ 0.9 million consisting of a $ 675,000 Loan Note to Pangaea and a $ 225,000 Loan Note to Mr. Ball (the “December 14, 2023 Loan Notes”).

During 2024, we issued eight notes for an aggregate amount of $ 1,856,158 million consisting of $ 1,392,118 Loan Note to Pangaea and a $ 464,040 Loan Note to Mr. Ball (the “2024 Loan Notes” and together with the December 3, 2023, Loan Notes and December 14, 2023, Loan Notes, the “Loan Notes”).

The Loan Notes accrue interest at a rate of 20% per annum and, if not earlier redeemed, mature on December 31, 2024. Our payment obligations are guaranteed by certain operational Flybondi subsidiaries and, following the consummation of the Business Combination (as discussed in Note 26), will be guaranteed by FB Parent Limited.

We may elect to redeem all or a portion of the Loan Notes at any time, subject to the payment of accrued interest. In addition, Pangaea and Mr. Ball may redeem the Loan Notes under certain circumstances, including, but not limited to, a change in control and the incurrence of debt or issuance of equity without their prior written consent.

Short-term bank arrangements

On December 28, 2023, we entered into a short-term loan agreement with Banco Santander for $ 775,975 for two months with a fixed annual interest rate of 9.2%.

On March 27, 2024, we entered into a short-term loan agreement with Banco Santander for $ 115,534 for two months with a fixed annual interest rate of 17.31%.

On May 27, 2024, we entered into a short-term loan agreement with Banco Nacion Argentina for ARS 5,176 million ($ 5,676,057). A BCRA-published Baldar rate, minus 1 percentage point, will be applied as determined five days before the start of each period, with an initial rate of 31.93%.

Other financial liabilities - Reverse factoring arrangements

During the six months ended June 30, 2024, the Company entered into several reverse factoring transactions pursuant to which the Company arranged for their suppliers (mainly certain of its lessors and maintenance providers) to enter into finance arrangements with a sole third-party finance provider who would settle the Company’s invoices from suppliers on its behalf. Under these arrangements, the Company would pay the finance provider at a much later date than the original invoice date accruing the same interest rate that suppliers would have charged the Company under default conditions. During the period, the average annual interest rate accrued was 8.25%. These arrangements have the characteristics of a financing arrangement due to original payments dates being modified, and accordingly the Company reclassified the trade payable balances to financing liabilities with the finance provider.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

As of June 30, 2024, the total liability balance under these arrangements was $ 29,648,377 presented in the line item “Loans and financing” in the statement of financial position.

The range of payment due dates of financial liabilities under reverse factoring transactions and comparable trade payables that are not part of the arrangement are as follows:

As of June 30, 2024
Financial liabilities that are part of the reverse factoring	275-365 days after assignment date
Trade payables that are not part of the arrangement	10-30 days after invoice date

In July 2024, the Company set up a Guarantee Trust (the “trust”). The primary purpose of this trust is to secure the fulfillment of the obligation to be paid to the finance provider, with the finance provider being the beneficiary of such trust. In the case of an event of default, the Company will transfer to the trust the rights to receive the cash flows in Argentine Pesos related to certain sales paid by their customers through credit cards. When the trustee receives an event of default notification from the finance provider, the trustee must notify the payment processor, and the payment processor will begin to transfer the collection of the credits directly to the trust account. The trust is structured in a way that the Company can have access to the funds coming from the collection of those credit cards as long as there is no default event. As of the date of the issuance of these interim condensed consolidated financial statements there are no assets in the trust.

23.
SEGMENT INFORMATION

Under IFRS 8 (Segment Information), operating segments are reported in a manner consistent with the internal reporting provided to the Chief Operating Decision Maker (“CODM”). We identified the CODM as our Chief Executive Officer (“CEO”). Our CEO is responsible for allocating resources and assessing performance of our business. We manage our business as a single operating segment that provides air transportation services to passengers. Our performance is measured using an Adjusted EBIT metric, which we define as our consolidated net loss for the year before interest expense and taxation, and further excluding other financial expenses, financial income, impairment losses on tax credits, net foreign currency exchange results (gain or losses), net results on monetary position (gain or losses), shared-based compensation expenses and dispute settlement charges.

The following table presents a reconciliation between the net loss and Adjusted EBIT for the six months ended June 30, 2024 and 2023:

	Six months ended June 30, 2024 $	Six months ended June 30, 2023 $
Net income (loss)	43,158,371	(29,442,844)

Interest expense	2,749,819	1,677,061
Income tax	—	—
Other financial expenses	6,631,752	2,419,096
Financial income	(15,067,167)	—
Impairment of tax credits	5,611,676	9,844,614
Foreign currency exchange, net	(72,128,000)	(1,590,041)
Loss on net monetary position	(1,957,412)	5,006,025
Share-based compensation expenses	859,312	2,164,563
Adjusted EBIT	(30,141,649)	(9,921,526)

Operating revenues by geographic region are detailed in Note 4.

The tangible assets primarily consist of rights of use lease assets as shown on the statements of financial position as of the years presented.

Due to the nature of our business, we usually do not have any concentration of customers for any year presented.

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

24.
GAIN (LOSS) PER SHARE

The following table presents our basic and diluted gains / (losses) per share for the six months ended June 30, 2024 and 2023:

	Six months ended June 30,
	2024	2023
Net income (loss)	43,158,371	(29,442,844)
Numerator of basic and diluted gain (loss) per share	43,158,371	(29,442,844)
Weighted-average number of common shares outstanding* - basic	1,690,103,474	1,690,103,474
Adjustments for calculation of diluted earnings per share: Stock Option Plan	36,146,055	—
Weighted-average number of common shares outstanding* - diluted	1,726,249,529	1,690,103,474
Denominator of basic gain (loss) per share	1,690,103,474	1,690,103,474
Denominator of diluted gain (loss) per share	1,726,249,529	1,690,103,474
Basic gain (loss) per common share – $	0.0255	(0.0174)
Diluted gain (loss) per common share – $	0.0250	(0.0174)

* Includes Ordinary and Series A shares.

For the six months period ended June 30, 2024 and 2023, we excluded 60,956,132 and 9,053,667, respectively, of outstanding stock options from the calculations of diluted earnings per share attributable to common shareholders because their effect would have been antidilutive.

25.
LEGAL PROCEEDINGS

On October 15, 2024, Ciaran Brannigan, Michael Edward Cawley, Brian Cawley, Caroline Cawley, Neville Cook, Christine Hamilton, Sertac Haybat, Jonathan Herbert, David O’Brien, and Michael Powell (the “Petitioners”) filed an amended Unfair Prejudice Petition (the “Petition”) in the U.K. High Court of Justice. The Petitioners collectively own less than 0.40% of the total outstanding shares of Flybondi. The Petitioners are either former Directors or Officers of Flybondi or immediate family members or close friends of such Directors or Officers. Those Petitioners who served as Directors resigned voluntarily during or before the Covid-19 pandemic. The amended Petition names as Respondents Pangaea, Directors Yu, Barreto, Biely, and de Luque, with Flybondi as a nominal respondent (collectively, the “Respondents”). On November 6, 2024, the Respondent Directors accepted service of the Petition; on November 7, 2024, Pangaea was served with the Petition.

The Petition seeks inter alia to compel Respondents to honor subscriptions for equity interests in Flybondi that were submitted significantly after the closing of certain fundraising rounds, and that greatly exceeded the amounts that were duly offered to subscribers.

The Flybondi Board concluded that Flybondi did not have an obligation to issue such shares and acceding to the demanded issuance would be contrary to the interest of the company and its shareholders.

Respondents believe that the Petition is without merit.

We cannot predict with certainty the outcome of the Petition or any potential future proceeding at this time. There can be no assurance that the Petition or any litigation will be resolved favorably to Flybondi or the Directors. Any decision contrary to the interests of Flybondi or the Directors could result in dilution to Flybondi shareholders. If the Petition continues to be litigated, Flybondi will likely incur defense costs as well as possibly indemnification costs regarding the defense of the named Directors. The Company does not expect to have a material impact on the financial position, liquidity and results of operations.

26.
MERGER TRANSACTION WITH INTEGRAL ACQUISITION CORPORATION 1

FLYBONDI LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(CONTINUED)

On October 19, 2023, the Company announced its plans to be listed on the Nasdaq Stock Market (“Nasdaq”) and its entry into a definitive business combination agreement with Integral Acquisition Corporation 1 (“Integral 1”) (NASDAQ: INTE). The planned transaction is structured as a share exchange and subsidiary merger (the “Business Combination”), was approved by the boards of directors of both Integral 1 and the Company, and is expected to close during the second half of 2024, subject to regulatory approvals, the approval by the stockholders of Integral 1 and the shareholders of the Company, and the satisfaction of certain other customary closing conditions, including the review by the U.S. Securities and Exchange Commission (“SEC”) of the proxy statement/prospectus relating to the proposed Business Combination and approval by Nasdaq to list the securities of Flybondi.

27.
SUBSEQUENT EVENTS

In September 2024, we issued $ 3.0 million loan note to Pangaea, which accrue interest at a rate of 20% per annum and be redeemed in full on 31 December 2025. Except for the maturity date, this loan agreement preserves the same conditions and characteristics outlined in Note 22 for “Loan Notes issued to related parties”, ensuring alignment with previous financial arrangements and stability for ongoing operations.

There were no other matters arising between the date of the balance sheet and the date on which these consolidated financial statements were approved by the Board of Directors.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Flybondi Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Flybondi Limited and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of comprehensive loss, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023 in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements (Going concern section), the Company has accumulated deficit, shareholders’ deficit and working capital deficit as of December 31, 2023, and has stated that these events or conditions raise substantial doubt on the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICE WATERHOUSE & Co. S.R.L.

/s/ Mario Angel Julio (Partner)

Autonomous City of Buenos Aires, Argentina.

July 22, 2024.

We have served as the Company’s auditor since 2023.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(All amounts in US dollars, except for share data and as otherwise indicated)

	Note	2023	2022
Revenues	4	212,939,579	216,510,230

Operating expenses
Aircraft fuel		(84,102,268)	(87,955,105)
Salaries and benefits	5	(46,139,357)	(39,527,304)
Aircraft right-of-use asset depreciation	12	(66,230,063)	(35,638,606)
Other operational expenses	6	(20,208,693)	(17,447,422)
Other maintenance costs		(16,716,430)	(14,640,388)
Marketing and advertising expenses		(9,733,684)	(10,343,682)
Airport fees		(9,448,601)	(7,042,472)
Passenger expenses		(7,776,554)	(5,001,900)
Insurance cost		(1,935,852)	(1,871,600)
Depreciation and amortization	11	(846,551)	(1,255,630)
Rentals		(407,607)	(424,857)
Total operating expenses		(263,545,660)	(221,148,966)
Net operating loss		(50,606,081)	(4,638,736)

Financial income	8	—	2,412,138
Financial expenses	9	(4,040,586)	(10,921,917)
Foreign currency exchange, net	7	(30,192,568)	5,221,311
Loss on net monetary position	2.5	(16,944,432)	(11,308,577)
Loss before income tax		(101,783,667)	(19,235,781)

Income tax	10	—	—
Net loss		(101,783,667)	(19,235,781)

Other comprehensive income / (loss) that may be reclassified to profit or loss in subsequent periods:
Foreign currency translation		9,366,881	(3,264,564)
Total comprehensive loss		(92,416,786)	(22,500,345)

Basic and diluted loss per common share – $	33	(0.06)	(0.03)

The accompanying notes form an integral part of these consolidated financial statements.

FLYBONDI LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2023 AND 2022

(All amounts in US dollars, except as otherwise indicated)

	Note	2023	2022
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment, net	11	5,165,854	5,503,714
Other receivables, net	13	846,454	4,138,991
Leases and maintenance guarantee deposits	14	46,478,346	22,031,192
Right of use assets	12	60,177,978	75,816,941
Total non-current assets		112,668,632	107,490,838

CURRENT ASSETS
Other receivables, net	13	1,015,244	1,417,598
Trade receivables	15	13,787,195	29,703,985
Inventory	18	3,078,735	2,285,548
Leases and maintenance guarantee deposits	14	9,377,069	8,205,946
Financial assets at fair value through profit or loss	17	15,330,603	36,171,366
Cash and cash equivalents	16	3,007,964	1,766,429
Total current assets		45,596,810	79,550,872
Total assets		158,265,442	187,041,710

SHAREHOLDERS’ DEFICIT AND LIABILITIES

NON-CURRENT LIABILITIES
Lease liabilities	23	72,052,235	62,929,633
Other liabilities	20	51,831,703	22,828,369
Salaries and benefits payable	21	3,109,726	2,073,151
Total non-current liabilities		126,993,664	87,831,153

CURRENT LIABILITIES
Trade payables	19	46,558,943	23,810,619
Salaries and benefits payable	21	3,003,713	7,522,567
Taxes payable	22	7,703,019	11,453,250
Air traffic liability	4	38,834,759	57,856,381
Other liabilities	20	22,395,298	16,297,261
Loans	31	2,687,428	—
Lease liabilities	23	24,191,607	12,117,600
Total current liabilities		145,374,767	129,057,678
Total liabilities		272,368,431	216,888,831

SHAREHOLDERS’ DEFICIT
Share capital	25	11,873,858	17,400,035
Share premium	25	70,611,063	103,473,937
Share based payment reserve	24	8,827,657	977,043
Accumulated deficit	25	(205,415,567)	(151,698,136)
Total shareholders’ deficit		(114,102,989)	(29,847,121)
Total shareholders’ deficit and liabilities		158,265,442	187,041,710

The accompanying notes form an integral part of these consolidated financial statements.

FLYBONDI LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(All amounts in US dollars, except as otherwise indicated)

	Share capital	Capital adjustment	Share premium	Share-based payment reserve	Accumulated Deficit	Total shareholders’ deficit
Balance at January 1, 2023	16,901,035	499,000	103,473,937	977,043	(151,698,136)	(29,847,121)
Total comprehensive loss:
Net loss	—	—	—	—	(101,783,667)	(101,783,667)
Foreign currency translation	—	(5,526,177)	(32,862,874)	(310,305)	48,066,236	9,366,880
Share-based payments	—	—	—	8,160,919	—	8,160,919
Balance at December 31, 2023	16,901,035	(5,027,177)	70,611,063	8,827,657	(205,415,567)	(114,102,989)

	Share capital	Capital adjustment	Share premium	Share-based payment reserve	Accumulated Deficit	Total shareholders’ deficit
Balance at January 1, 2022	1,181,195	232,801	91,596,304	851,612	(116,965,152)	(23,103,240)
Total comprehensive loss:
Net loss	—	—	—	—	(19,235,781)	(19,235,781)
Foreign currency translation	—	266,199	11,856,208	110,232	(15,497,203)	(3,264,564)
Share-based payments	—	—	—	15,199	—	15,199
Conversion of convertible loan notes (Note 25)	15,712,455	—	—	—	—	15,712,455
Issuance of shares (Note 25)	7,385	—	21,425	—	—	28,810
Balance at December 31, 2022	16,901,035	499,000	103,473,937	977,043	(151,698,136)	(29,847,121)

The accompanying notes form an integral part of these consolidated financial statements.

FLYBONDI LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(All amounts in US dollars, except as otherwise indicated)

	Note	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		(101,783,667)	(19,235,781)
Adjustments for:
Depreciation and amortization	11	846,551	1,255,630
Depreciation of right of use assets	12	66,230,063	35,638,606
Financial income	8	—	(2,412,138)
Financial expenses	9	4,040,586	10,921,917
Foreign currency exchange on convertible notes		—	2,136,351
Foreign currency exchange on leases	23	31,840,725	2,066,454
Loss on monetary position		16,944,432	11,308,577
Impairment of tax credits	6	4,774,737	8,008,284
Share-based payments expense	5	10,816,346	1,894,101
Disposals of Property, plant and equipment	11	38,848	193,930

Changes in assets and liabilities:
Increase in leases and maintenance guarantee deposits		(39,658,662)	(12,608,710)
Increase in other receivables, net		(11,726,966)	(19,673,752)
Increase in inventory		(1,554,144)	(1,151,139)
Increase in trade receivables		(14,886,405)	(27,449,578)
Increase in trade payables		28,161,776	13,987,173
Increase in salaries and benefits payable		426,797	5,126,124
Increase in tax payables		7,429,373	12,051,191
Increase in air traffic liabilities		2,767,009	21,275,551
Increase (decrease) in other liabilities		2,809,811	(13,951,555)
Net cash provided by operating activities		7,517,210	29,381,236

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	11	(2,295,493)	(2,242,534)
Acquisition of mutual funds		(31,194,464)	(68,044,867)
Redemption of mutual funds		40,171,724	50,495,375
Net cash provided by (used in) investing activities		6,681,767	(19,792,026)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares		—	28,810
Payment of principal portion of lease liabilities	23	(7,659,040)	(8,257,460)
Payment of interest portion of lease liabilities	23	(3,235,512)	(5,017,234)
Proceeds from loans	31	775,975	—
Proceeds from loans – related parties	31	1,899,436	—
Payment of principal portion of dispute settlement charges related to lease agreement	20	(705,118)	—
Payment of interest portion of dispute settlement charges related to lease agreement	20	(65,475)	—
Net cash used in financing activities		(8,989,734)	(13,245,884)

Net increase (decrease) in cash and cash equivalents		5,209,243	(3,656,674)
Effect of foreign currency translation and inflation on cash and cash equivalents		(3,967,708)	(1,322,690)
Cash and cash equivalents at the beginning of the year		1,766,429	6,745,793
Cash and cash equivalents at year end	16	3,007,964	1,766,429
Significant non-cash transactions:
Conversion of convertible loans and accrued interest into 1,171,245,482 of Series A shares (non-cash financing activities)	25	—	15,712,455
Additions of right-of-use assets with lease liabilities (non-cash investing activities)	23	20,888,493	59,225,938

The accompanying notes form an integral part of these consolidated financial statements.

FLYBONDI LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Amounts in US dollars, except for share data and as otherwise indicated)

1.
BUSINESS ACTIVITY

Flybondi Limited (the “Company”) and its subsidiaries (“Flybondi”, “we”, “our”, “us” or the “Group”, as applicable) is a low-cost air carrier (“LCC”) operating principally in Argentina and to a lesser extent in neighboring countries Brazil, Uruguay and Paraguay.

The Company is a private company limited by shares (company number 10178160), incorporated and domiciled in England and Wales. The address of its registered head office is 1 Scott Place, 2 Hardman Street, Manchester, United Kingdom, M3 3AA.

The Company is a holding company operating through two subsidiaries, Flybondi SAU and FB Lineas Aereas S.A. Both subsidiaries are incorporated in Argentina. FB Líneas Aéreas S.A. is the main operating entity and Flybondi SAU is a subholding entity.

The Civil Aviation Agency in Argentina (“ANAC” by its acronym in Spanish) originally authorized FB Lineas Aereas S.A. to provide commercial air services in January 2018, which authorization was renewed in January 2024 for an additional two years term expiring January 2026.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern, as reflected by the accumulated deficit of $205.4 million as of December 31, 2023, and shareholders’ deficit of $114.1 million as of December 31, 2023. Also, the Company had a working capital deficit of $99.8 million as of December 31, 2023. In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and generate additional revenues and profit from operations. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management plans to address the going concern include but are not limited to raising additional capital through an attempted public and/or private offering of equity securities, as well potentially issuing additional debt instruments.

The Company also has various initiatives underway to increase revenue generation through expansion of the Company’s fleet, opening new routes and increasing the frequency of existing ones. Also, the Company has taken, and continues to take actions to improve its liquidity position, including managing its cost structure and reducing discretionary spending where possible. The goal of these initiatives is to achieve profitable operations as quickly as possible. Various strategic alliances that are ongoing and under development are also critical aspects of management’s overall growth and development strategy. There is no assurance that these initiatives will yield sufficient capital to maintain the Company’s operations. There is no assurance that the ongoing capital raising efforts will be successful. Should management fail to successfully raise additional capital and/or fully implement its strategic initiatives, it may be compelled to curtail part or all of its ongoing operations.

Seasonality

Air travel is highly susceptible to seasonal fluctuations, with holiday seasons such as Christmas or winter holidays seeing peaks in demand, leading to higher revenues for Flybondi. Historically, we have generated the highest unit revenues (revenue per seat) in the Southern Hemisphere’s summer months of January and February, as well as during the winter season (July and August). On the other hand, the weakest season includes May and June. These fluctuations are reflected in differing levels of revenue per month, even though many costs, such as labor and overhead, do not experience a similar fluctuation throughout the year. However, we aim to perform our scheduled maintenance of the aircraft fleet during the low-season months, which allows us to adjust our utilization to the weaker demand and reduce our variable costs.

Russia-Ukraine War

Russia’s invasion of Ukraine in February 2022 has had a significant disruptive effect on global markets including a subsequent spike in oil prices. The increase in oil prices may have a significant negative impact on our financial condition and results of operations.

FLYBONDI LIMITED

We currently do not enter into any hedging relationships to cover fuel price increases. To mitigate fuel price risks, our current strategy includes, when possible, passing these increases to customers via ticket surcharges.

Argentina currency status and macroeconomic outlook

Argentina’s annual inflation rate for the years ended December 31, 2023 and 2022 was 211.4% and 94.8%, respectively. We use Argentina’s official exchange rate to account for transactions, which as of December 31, 2023 and 2022 was Pesos 808.45 and Pesos 177.16, respectively, against the U.S. dollar. For the years ended December 31, 2023 and 2022, Argentina’s official exchange rate against the U.S. dollar devalued 356.3% and 72.5%, respectively. On December 10, 2023, a newly elected government took office with the aim to boost a deregulation of the Argentine economy and a reduction of the fiscal deficit mainly through cutting spending (including a reduction of different types of subsidies, public construction, permanent government staff). On December 13, 2023, the Argentine Government devalued the Argentine Peso from 366.45 to 799.95, which has generated a slowdown of the monthly inflation rate (25.5% in December 2023, 20.6%, 13.2%, 11.0%, 8.8%, 4.2% and 4.6% in January, February, March, April, May and June 2024, respectively). The comprehensive program pursued by the new Government includes reforms in the economy, justice, labor and social security, and tax among other areas which should be passed by the Congress. On June 28, 2024, the Deputies House of the Argentine Congress approved the “Law of Base and Starting Points Law for the Freedom of the Argentines”, achieving a definite approval of the text. This law proposes modifications to the regulatory framework of the Argentine Republic, as well as the complete repeal of several laws and regulations, through which the Argentine executive branch intends to promote private activity as an engine for the country’s growth. The Company continues to monitor the evolution of the aforementioned program to determine the possible impacts that these new measures could have on the Company's business and financial position.

Argentine exchange regulations

In the second half of 2019, the Argentine government implemented certain exchange controls restricting the ability of companies and individuals to exchange Argentine Pesos for foreign currencies and their ability to remit foreign currency out of the country. An entity’s authorization request to the Central Bank of Argentina ("CBA”) to access the official exchange market to make foreign currency payments could be denied depending on the circumstances. The restrictions are still in place as of the date of these consolidated financial statements. Although it is expected that the new administration eases all or some of these restrictions, there can be no assurance as to the timing and extent of these measures.

As a result of these exchange controls, markets in Argentina developed trading mechanisms, in which an entity or individual buys U.S. dollar denominated securities in Argentina (i.e. shares, sovereign debt) using Argentine Pesos, and subsequently sells the securities for U.S. dollars, in Argentina, to access U.S. dollars locally, or outside Argentina, by transferring the securities abroad, prior to being sold (the latter commonly known as "Blue Chip Swap Rate”). The Blue Chip Swap Rate has diverged significantly from Argentina’s official exchange rate (commonly known as exchange spread). In recent years, the Blue Chip Swap Rate has been higher than Argentina’s official exchange rate. As of December 31, 2023 and 2022, the spread of the Blue Chip Swap was 20.4% and 94.2%, respectively. As of July 1, 2024 the spread of the Blue Chip Swap was 47%. We have not entered into these types of transactions in any of the years presented.

2.
ACCOUNTING POLICIES
2.1.
Basis of preparation

We have prepared these consolidated financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

We have reclassified prior period financial statements to conform to the current year presentation.

These consolidated financial statements are presented in US dollars. They are prepared on a going concern basis, under the historical cost basis restated for the effects of inflation as mentioned in Note 2.5, except for certain financial instruments, which are stated at fair value and share-based payments, which are based on fair value determined as at the grant date of the relevant share options.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When measuring the fair value of an asset or a liability, the Group uses market observable data to the extent possible. If the fair value of an asset or a liability is not directly observable, it is estimated by the Group (working closely with external qualified valuers) using valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs (e.g., by use of the market comparable approach that reflects recent transaction prices for similar items, discounted cash flow analysis, or option pricing models refined to reflect the issuer’s specific

FLYBONDI LIMITED

circumstances). Inputs used are consistent with the characteristics of the asset / liability that market participants would take into account.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows:

–	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities.
–

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

–	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Transfers between levels of the fair value hierarchy are recognized by the Group at the end of the financial year during which the change occurred.

These financial statements comprise a consolidated statement of comprehensive loss, consolidated statement of financial position, consolidated statement of changes in shareholders’ deficit, consolidated statement of cash flows, and notes to the financial statements. Transactions with the owners of the Group in their capacity as owners are recognized in the statement of changes in shareholders´ deficit.

The preparation of these financial statements requires the use of certain critical accounting estimates. It also requires the Group’s management to exercise judgment in applying the Group’s accounting policies. The areas where significant judgements and estimates have been made in preparing these financial statements and their effect are disclosed in Note 3.

These consolidated financial statements as of and for the years ended December 31, 2023 and 2022, were authorized for issue by the Board of Directors on July 22, 2024.

2.2.
IFRS Accounting Standards effective as of January 1, 2023 and 2022.

We applied for the first-time certain standards and amendments, which are effective for annual periods beginning on or after January 1, 2022 as follows:

•
Reference to the Conceptual Framework (Amendments to IFRS 3).

The amendments replace a reference to a previous version of the IASB’s Conceptual Framework with a reference to the current version issued in March 2018 without significantly changing its requirements.

The amendments add an exception to the recognition principle of IFRS 3 Business Combinations to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IFRIC 21 Levies, if incurred separately. The exception requires entities to apply the criteria in IAS 37 or IFRIC 21, respectively, instead of the Conceptual Framework, to determine whether a present obligation exists at the acquisition date.

The amendments also add a new paragraph to IFRS 3 to clarify that contingent assets do not qualify for recognition at the acquisition date.

•
Onerous Contracts — Cost of Fulfilling a Contract (Amendments to IAS 37).

An onerous contract is a contract under which the unavoidable of meeting the obligations under the contract costs (i.e., the costs that the Group cannot avoid because it has the contract) exceed the economic benefits expected to be received under it.

The amendments specify that when assessing whether a contract is onerous or loss-making, an entity needs to include costs that relate directly to a contract to provide goods or services including both incremental costs (e.g., the costs of direct labor and materials) and an allocation of costs directly related to contract activities (e.g., depreciation of equipment used to fulfil the contract and costs of contract management and supervision). General and administrative costs do not relate directly to a contract and are excluded unless they are explicitly chargeable to the counterparty under the contract.

FLYBONDI LIMITED

•
Annual Improvements to IFRS Standards 2018–2020 (Amendments to IFRS 1, IFRS 9, IFRS 16, IAS 41).

IFRS 1—First-time Adoption of IFRS by a subsidiary

The IASB issued an amendment to IFRS 1 First-time Adoption of International Financial Reporting Standards. The amendment allows a subsidiary to choose to apply IFRS 1.D16(a) to measure its cumulative translation difference using the amounts reported by the parent company based on the parent company’s date of transition to IFRSs. This amendment also applies to an associate or joint business that chooses to apply IFRS 1.D16(a).

IFRS 9 Fees in the ‘10 per cent’ Test for Derecognition of Financial Liabilities

The IASB issued an amendment to IFRS 9 Financial Instruments. The amendment clarifies the fees an entity should include when assessing whether the terms of a new or modified financial liability are substantially different from the terms of the original financial liability. These fees shall include only fees paid or received between the lender and borrower, including fees paid or received by lender or borrower on its behalf. An entity shall apply the amendment to financial liabilities that are modified or exchanged on or after the beginning of the reporting year in which it first applies the amendment.

IFRS 16 Lease Incentives

The amendment removes the illustration of reimbursement of leasehold improvements by the lessor in the illustrative for example 13 accompanying IFRS 16; thus removing the potential for confusion regarding the treatment of lease incentives when applying IFRS 16.

•
Property, Plant and Equipment: Proceeds before Intended Use – Amendments to IAS 16

The amendment prohibits entities from deducting from the cost of an item of property, plant and equipment, any proceeds of the sale of items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Instead, an entity recognizes the proceeds from selling such items, and the costs of producing those items, in profit or loss.

We applied for the first-time certain standards and amendments, which are effective for annual periods beginning on or after January 1, 2023 as follows:

•
Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)

In February 2021, the IASB issued amendments to IAS 1 and IFRS Practice Statement 2 Making Materiality Judgements, in which it provides guidance and examples to help entities apply materiality judgements to accounting policy disclosures. The amendments aim to help entities provide accounting policy disclosures that are more useful by replacing the requirement for entities to disclose their ‘significant’ accounting policies with a requirement to disclose their ‘material’ accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures.

•
Definition of Accounting Estimates (Amendments to IAS 8)

In February 2021, the IASB issued amendments to IAS 8, in which it introduces a definition of ‘accounting estimates’. The amendments clarify the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors. Also, they clarify how entities use measurement techniques and inputs to develop accounting estimates.

None of the standards, amendments and interpretations effective during 2023 and 2022 had a significant impact on these consolidated financial statements.

International Tax Reform – Pillar Two Model Rules - Amendments to IAS 12 Income Taxes

In May 2023, the IASB issued International Tax Reform – Pillar Two Model Rules - Amendments to IAS 12 Income Taxes to clarify the application of IAS 12 to tax legislation enacted or substantively enacted to implement Pillar Two of the Organization for Economic Co-operation and Development’s (OCDE) Base Erosion and Profit Shifting (BEPS) project, which aims to address the tax challenges arising from the digitalization of the economy. The amendments include a mandatory temporary exception for accounting for deferred tax on such tax law.

FLYBONDI LIMITED

In July 2023, the UK government enacted legislation to implement the Pillar Two rules. The legislation is effective for the Company from January 1, 2024 and includes an income inclusion rule and a domestic minimum tax, which together are designed to ensure a minimum effective tax rate of 15% in each country in which the group operates. Similar legislation is being enacted by other governments around the world.

Based on our current assessment, we do not expect a material exposure to Pillar Two income taxes for the year ending December 31, 2024.

2.2.1.
IFRS Accounting Standards issued but not yet effective.

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

–	Lease Liability in a Sale and Leaseback (Amendments to IFRS 16)

In September 2022, the Federal Accounting Council issued the amendment to IFRS 16 that specifies the requirements that a seller-lessee uses in measuring the lease liability arising in a sale and leaseback transaction, to ensure the seller-lessee does not recognize any amount of the gain or loss that relates to the right of use it retains. The amendments are effective for annual periods beginning on or after January 1, 2024. The Company does not expect this amendment to have a material effect on the Group’s financial statements.

–	Classification of Liabilities as Current or Non-current Liabilities with Covenants (Amendments to IAS 1)

In January 2020, the IASB issued amendments to paragraphs 69 to 76 of IAS 1 Presentation of Financial Statements to specify the requirements for classifying liabilities as current or non-current. The amendments clarify: a) What is meant by a right to defer settlement; b) That a right to defer must exist at the end of the reporting period; c) That classification is unaffected by the likelihood that an entity will exercise its deferral right and d) That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification. The amendments are effective for annual periods beginning on or after January 1, 2024. The Group is currently assessing the impact of the new standard.

–	Supplier Finance Arrangements - Amendments to IAS 7 and IFRS 7

In May 2023, the Board issued amendments to IAS 7 Statement of Cash Flows and IFRS 7 Financial Instruments: Disclosures. The amendments specify disclosure requirements to enhance the current requirements, which are intended to assist users of financial statements in understanding the effects of supplier finance arrangements on an entity’s liabilities, cash flows and exposure to liquidity risk. The amendments are effective for annual periods beginning on or after January 1, 2024. The Company does not expect this amendment to have a material effect on the Group’s financial statements.

–	IFRS 18 "Presentation and Disclosure in Financial Statements”

Although IFRS 18 will replace IAS 1, many of the other existing principles in IAS 1 are retained, with limited changes. The key new concepts introduced in IFRS 18 relate to the structure of the statement of profit or loss, required disclosures in the financial statements for certain profit or loss performance measures that are reported outside an entity’s financial statements (that is, management-defined performance measures); and enhanced principles on aggregation and disaggregation which apply to the primary financial statements and notes in general. IFRS 18 will not impact the recognition or measurement of items in the financial statements, but it might change what an entity reports as its ‘operating profit or loss’. IFRS 18 will apply for reporting periods beginning on or after January 1, 2027, and also applies to comparative information. The Group is currently assessing the impact of the new standard.

–	Lack of exchangeability – Amendments to IAS 21

In August 2023, the IASB issued Lack of Exchangeability (Amendments to IAS 21). The amendment to IAS 21 specifies how an entity should assess whether a currency is exchangeable and how it should determine a spot exchange rate when exchangeability is lacking. If a currency is not exchangeable into another currency, an entity is required to estimate the spot exchange rate at the measurement date. The amendments are effective for annual periods beginning on or after January 1, 2025. The Group is currently assessing the impact of the new standard.

FLYBONDI LIMITED

2.3.
Basis of consolidation

The consolidated financial statements present the results of the Company and its subsidiaries as if they form a single entity.

Subsidiaries are all entities over which we have the power to govern the operating and financial policies accompanying a shareholding of more than half of the voting rights. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date on which control is lost. All subsidiaries have a reporting date of December 31.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with our accounting policies.

All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

2.4.
Foreign currency

Presentation and functional currencies

Items included in the consolidated financial statements of each of the Group entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The functional currency of the Group’s entities is the Argentine peso. The consolidated financial statements are presented in US dollars.

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction. Foreign currency gains and losses resulting from the settlement of these transactions and from the translation at the closing exchange rates of the monetary assets and liabilities denominated in foreign currency are shown in the consolidated statement of comprehensive loss.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.

2.5.
Financial reporting in a hyperinflationary economy

As from 2018, when cumulative inflation rate in three years exceeded the 100% threshold, Argentina was considered a hyperinflationary economy for accounting purposes under the guidance detailed in IAS 29. IAS 29 “Financial Reporting in Hyperinflationary Economies” requires that the financial statements of entities whose functional currency is that of a hyperinflationary economy to be adjusted for the effects of changes in a suitable general price index and to be expressed in terms of the current unit of measurement at the closing date of the reporting period.

Therefore, the financial statements of our subsidiaries in Argentina were restated to reflect changes in the general price index before translation into the U.S. Dollars. We applied a general price index to all non-monetary items in the financial statements (including equity) and the resulting gain or loss was recognized in the line item “Loss on net monetary position” on the face of statement of comprehensive loss.

The main procedures for the above-mentioned adjustment are as follows:

–

Monetary assets and liabilities which are carried at amounts current at the date of the statement of financial position are not restated as they are already expressed in terms of the monetary unit current at that date.

–

Non-monetary assets and liabilities which are not carried at amounts current at the date of the statement of financial position, and components of shareholders' deficit are restated by applying the relevant price indices.

–	All items in the statement of comprehensive loss are restated by applying the relevant price indices.
–

The ongoing application of the re-translation of comparative amounts to closing exchanges rates under IAS 21 and the hyperinflation adjustments required by IAS 29 will lead to a difference in addition to the difference arising on the application of hyperinflation accounting.

Comparative amounts in these consolidated financial statements which are presented in a stable currency (after application for IAS 29) are not adjusted for subsequent changes in general price indices or exchange rates. This resulted in a difference between

FLYBONDI LIMITED

the closing balances in the statement of shareholders' deficit for the prior year and the opening balances of the statement of changes in shareholders' deficit for the current year which we recognized as currency translation adjustment. The Company recognized this initial difference as currency translation adjustment in the “Foreign currency exchange, net” line item of the statement of comprehensive loss.

2.6.
Revenue

Our main sources of revenue are:

–

Scheduled revenues relate to the sale of passenger seats on flights. Scheduled revenues are measured at the amount paid by the passenger and recognized within “air traffic liability” at the time of booking. Scheduled revenues are recognized within the statement of comprehensive loss at the point in time when the flight service is provided (i.e. when the flight takes place).

–

Ancillary revenues relate to activities connected with the flight service, including priority boarding, allocated seating and in-flight sales of merchandise. These services are recognized when the performance obligations have been satisfied which, as the majority of the ancillary services are related to passenger flight travel, is at the point in time when the flight service is provided.

Other sources of revenue:

–	Cargo transportation and other revenues are recognized when performance obligations are met.

We have determined that we act as the principal in all arrangements and report revenue earned and costs incurred on a gross basis.

We do not capitalize any costs in relation to the obtaining or fulfilling a contact with a customer in accordance with IFRS 15. There are no significant judgments or changes in how revenue is recognized. Revenue is recognized at a fixed price. There are no warranties, returns or refunds, except in case of delay greater than 4 hours, as long as the delay or cancellation is attributable to Flybondi. The payment has no significant payment terms.

Air traffic liability

Air traffic liability represents tickets and/or ancillary services sold but not yet flown/provided. This contract liability in the statement of financial position is recognized at the amount collected given that we apply the practical expedient available in IFRS 15 (Revenue) as the time difference between the provision of the promised service and collection is less than one year. These obligations are derecognized and the corresponding revenue is recognized when the related transport service is provided.

2.7.
Property, plant and equipment, net

Property, plant and equipment are recognized at acquisition cost restated for the effects of inflation as mentioned in Note 2.5, and net of accumulated depreciation and any accumulated impairment losses. They include expenditure that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

At each reporting date, we assess whether there is any indication of impairment. If such indication exists, the recoverable amount of the asset is determined which is the higher of its fair value less costs to sell and its value in use. An impairment loss is recognized where the carrying amount exceeds the recoverable amount.

Depreciation is charged to allocate the cost of assets less their residual value over their estimated useful lives, using the straight-line method.

The estimated useful lives are as follows:

•	Fixtures and furniture	5 years
•	Equipment	5, 10 or 15 years (depends on the type of equipment)
•	Computer equipment	5 years
•	Rotable parts	from the moment when the rotable part is included into the aircraft, until the end of the lease.

The assets' residual values, useful lives and depreciation methods are reviewed, and adjusted prospectively if appropriate, or if there is an indication of a significant change since the last reporting date.

FLYBONDI LIMITED

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated statement of comprehensive loss.

2.8.
Impairment of nonfinancial assets

The carrying amount of nonfinancial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If any such indication exists and where the carrying amount exceeds the estimated recoverable amount, the asset or cash-generating unit (CGU) is written down to its recoverable amount. The recoverable amount of the asset or CGU is the greater of fair value, less cost to sell and value in use.

The fair value less cost to sell is the amount obtainable from the sale of an asset in an arm’s-length transaction, while value in use is the present value of estimated future cash flows expected to arise from continuing use of an asset and from its disposal at the end of its useful life. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs. Provision for impairment losses, if any, is recognized in the statement of comprehensive income.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss is reversed only if there has been change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation and amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of comprehensive income. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, on a systematic basis over its remaining useful life.

2.9.
Cash and cash equivalents

Cash in the statement of financial position comprises cash at banks and on hand and short-term highly liquid deposits with original maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.

For the purpose of the statement of cash flows, cash and cash equivalents consist only of cash and cash equivalents as defined above.

2.10.
Trade and other receivables, net

Short-term receivables are measured at transaction price, less any impairment. Loans receivables are measured initially at fair value, net of transaction costs, and are measured subsequently at amortized cost using the effective interest method, less any impairment. There were no provisions of uncollectible receivables in the current year.

2.11.
Trade payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers.

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

2.12.
Leases and maintenance guarantee deposits

Security deposits are represented by amounts we deposit to the lessors of aircraft and engines, as required at the inception of the lease, as guarantee for the fulfillment of the lease contract. Security deposits do not bear interest and are reimbursable at the end of the contracts.

Some contracts that meet the definition of lease establish the obligation of the lessee to make deposits to the lessor as a guarantee of compliance with maintenance and return conditions. These deposits are accumulated until a major maintenance event occurs. Once made, we request the reimbursement of the relevant reserve from the lessor. At the end of the contract period, the parties review the amount paid related to this the reserves and status of the required return conditions, to determine any offsetting payments, if applicable.

FLYBONDI LIMITED

2.13.
Expense

Costs and expenses

Costs and expenses are decreases in economic benefits during the accounting period in the form of outflows or decrease of assets or incurrence of liabilities that result in decrease in equity, other than those relating to distributions to equity participants. Direct costs, selling expenses, general and administrative expenses and financing charges are recognized in the statement of comprehensive income in the period these are incurred. These are measured at the fair value of the consideration paid or payable.

Marketing and advertising expenses

Marketing and advertising expenses consist primarily of online and offline marketing costs for increasing the Company’s visibility and building the Flybondi’s brand name, such as, social media, sponsored marketing campaigns, online or print advertising. We expense all marketing advertising costs as incurred and record these costs within “Marketing and advertising expenses” on the consolidated statements of comprehensive loss when incurred. The nature of the Group’s direct marketing activities is such that they are intended to attract subscribers for the online advertising and potential property buyers to purchase the discount coupons.

Interest receivable and interest payable

Interest payable and similar expenses include interest payable, finance expenses on shares classified as liabilities and finance leases recognized in profit or loss using the effective interest method, unwinding of the discount on provisions, and net foreign exchange losses that are recognized in the profit and loss account.

Other interest receivable and similar income include interest receivable on funds invested and net foreign exchange gains.

Interest income and interest payable are recognized in profit or loss on accrual basis, using the effective interest method.

Foreign currency gains and losses are reported on a net basis.

Financial income, financial expenses and foreign currency exchanges are presented net of the gain or loss on net monetary position related to invested and borrowed funds.

2.14.
Taxation

We are organized as a limited liability company in England and Wales, and as such, we are subject to income tax in the UK, as well as foreign taxes in Argentina, the principal jurisdictions where we currently operate.

The income tax expense or credit for the period is the tax payable or recoverable on the current period’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses. We do not calculate our income taxes on a consolidation tax return basis, rather each subsidiary of the Group calculates its income taxes on a separate basis according to the rules and regulations of the jurisdictions where it operates. Tax is recognized in the consolidated statement of loss, except for tax items recognized in other comprehensive income or directly in equity.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the reporting date in the countries where the Group’s subsidiaries operate and generate taxable income.

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences, except: i)when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss and ii) In respect of taxable temporary differences associated with investments in subsidiaries when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except: (i) when the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a

FLYBONDI LIMITED

business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss and (ii) In respect of deductible temporary differences associated with investments in subsidiaries deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

Deferred tax is measured at the tax rate that is expected to apply to the reversal of the related difference, using tax rates enacted or substantively enacted at the balance sheet date. Deferred tax balances are not discounted.

2.15.
Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Recognition and derecognition

Financial assets and financial liabilities are recognized when we become a party to the contractual provisions of the financial instrument.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and substantially all the risks and rewards are transferred.

A financial liability is derecognized when it is extinguished, discharged, canceled, or expires.

Classification and initial measurement of financial assets

Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”), or fair value through profit or loss (“FVTPL”). The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. Except for trade receivables that do not contain a significant financing component or for which we have applied the practical expedient, we initially measure a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which we have applied the practical expedient are measured at the transaction price.

Our business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

We do not have any financial assets categorized as FVOCI for the years ended December 31, 2023 and 2022.

Subsequent measurement of financial assets

a)
Financial assets at amortized cost

Financial assets are measured at amortized cost if the assets meet the following conditions (and are not designated as FVTPL):

i.
they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows.
ii.
the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, these are measured at amortized cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial. The Group’s cash and cash equivalents, trade and most other receivables fall into this category of financial instruments.

b)
Financial assets at fair value through profit or loss (FVTPL)

Financial assets that are held within a different business model other than ‘hold to collect’ or ‘hold to collect and sell’ are categorized at fair value through profit and loss. Further irrespective of business model financial assets whose contractual cash flows are not solely payments of principal and interest are accounted for at FVTPL. All derivative financial instruments fall into this category, except for those designated and effective as hedging instruments, for which the hedge accounting requirements apply (see below).

FLYBONDI LIMITED

Assets in this category are measured at fair value with gains or losses recognized in profit or loss. The fair values of financial assets in this category are determined by reference to active market transactions or using a valuation technique where no active market exists.

c)
Financial assets at fair value through other comprehensive income (FVOCI)

We account for financial assets at FVOCI if the assets meet the following conditions:

i.
they are held under a business model whose objective it is “hold to collect” the associated cash flows and sell and
ii.
the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Any gains or losses recognized in other comprehensive income (OCI) will be recycled upon derecognition of the asset.

Impairment of financial assets

We recognize an allowance for expected credit losses (ECLs) on financial asset measured at amortized cost. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that we expect to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months. For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default.

We make use of a simplified approach in accounting for trade and other receivables as well as contract assets and record the loss allowance as lifetime expected credit losses 12-month expected credit loss. These are the expected shortfalls in contractual cash flows, considering the potential for default at any point during the life of the financial instrument. In calculating, we use our historical experience, external indicators and forward-looking information to calculate the expected credit losses using a provision matrix. We assess impairment of trade receivables on a collective basis as they possess shared credit risk characteristics they have been grouped based on the days past due.

Classification and measurement of financial liabilities

Our financial liabilities include loans, trade and other liabilities.

Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs unless designated a financial liability at fair value through profit or loss.

Subsequently, financial liabilities are measured at amortized cost using the effective interest method except for derivatives and financial liabilities designated at FVTPL, which are carried subsequently at fair value with gains or losses recognized in profit or loss (other than derivative financial instruments that are designated and effective as hedging instruments).

Offsetting of financial instruments

Financial assets and financial liabilities are offset, and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

Hedge accounting

We do not have financial instruments that require hedge accounting to be applied.

2.16.
Employee benefits

Short-term benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if we

FLYBONDI LIMITED

have a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

A provision is recognized in the statement of financial position when we have a present legal or constructive obligation as a result of a past event, that can be reliably measured, and it is probable that an outflow of economic benefits will be required to settle the obligation.

Long-term benefits

Equity-settled transactions

The cost of equity-settled transactions is determined at the fair value as of the grant date using an appropriate valuation model, further details of which are given in Note 24. That cost is recognized as employee benefits expense, together with a corresponding increase in equity (share-based payment reserves), over the period in which the services are received.

Cash-settled transactions

A liability is recognized for the fair value of cash-settled transactions. The fair value is measured initially and at each reporting date up to and including the settlement date, with changes in fair value recognized in employee benefits expense. The fair value is expensed over the period until the vesting date with recognition of a corresponding liability.

Where participants are rewarded using share-based payments, the fair value of participants’ services is determined indirectly by reference to the fair value of the instruments granted. This fair value is determined at the grant date and excludes the impact of non-market vesting conditions.

All share-based remuneration is ultimately recognized as an expense in profit or loss under “Salaries and benefits” during the vesting period.

Estimating fair value for share-based payment transactions requires us to determine the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires us to determine the relevant inputs to the valuation model including the expected term of the scheme, volatility and dividend yield, as well as making assumptions about them.

2.17.
Provisions

Provisions are recognized when we have a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Provision for return of aircraft

Aircraft lease agreements provide for contractual obligations establishing conditions for return of the aircraft. In these cases, we provide for the return costs, since these are present obligations, arising from past events and which will generate future disbursements, which are reliably measured. The estimated cost of return is initially recognized at present value as part of the cost of right-of-use assets, and the provision for aircraft return costs is recognized as “Other liabilities”. After initial recognition, the liability is updated according to the estimated discount rate, with a corresponding entry recorded in financial expenses. Any changes in the estimate of expenses to be incurred are recognized prospectively against the right of use asset or in the consolidated statement of comprehensive loss, if the right-of-use balance is insufficient.

2.18.
Leases

We assess at contract inception whether a contract is, or contains, a lease. A lease is defined as ‘a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a year in exchange for consideration’. To apply this definition, we assess whether the contract meets four key conditions which are whether:

•
the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to us;
•
we have the right to obtain substantially all of the economic benefits from use of the identified asset throughout the year of use, considering its rights within the defined scope of the contract;

FLYBONDI LIMITED

•
we have the right to direct the use of the identified asset throughout the year of use; and
•
we assess whether we have the right to direct ‘how and for what purpose’ the asset is used throughout the year of use.

Measurement and recognition of leases as a lessee

At lease commencement date, we recognize a right-of-use asset and a lease liability on the statement of financial position.

The right-of-use asset is measured at cost, which includes the amount of lease liability recognized, any initial direct costs incurred, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentives received).

We depreciate the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. We also assess the right-of-use asset for impairment when such indicators exist.

At the commencement date, we measure the lease liability at the present value of the lease payments, discounted using the interest rate implicit in the lease if that rate is readily available or, if unavailable, our incremental borrowing rate.

The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

We determine the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. We apply judgment in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

We elected to account for short-term leases and leases of low-value assets using the practical expedients. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in profit or loss on a straight-line basis over the lease term. These expenses are included in the line item “Rentals” in the consolidated statement of comprehensive loss.

We do not act as a lessor.

2.19.
Inventories

Inventories are accounted for on a first-in-first out basis and stated at the lower of cost and net realizable value. Cost is based on invoiced price on an average basis for all stock categories. Net realizable value is calculated as the estimated selling price arising in the ordinary course of business, net of estimated selling costs.

At each reporting date, stocks are assessed for impairment. If stock is impaired, the carrying amount is reduced to its selling price less costs to complete and sell. Any impairment loss is recognized immediately in the statement of comprehensive loss.

2.20.
Maintenance

We recognize a liability for scheduled heavy maintenance on leased aircraft, based on passage of time and flight hours as well as flight cycles (take-off and landing) considering the contractual obligation with the lessor to return the asset in certain conditions as a consequence of having used the underlying asset during a particular period.

The estimated costs for scheduled heavy maintenance of lease aircraft are capitalized as part of the right of use of assets and depreciated. The depreciation rate is determined on technical grounds, according to the use of the aircraft expressed in terms of cycles and flight hours.

The unscheduled maintenance of aircraft and engines, as well as minor maintenance, are recognized in the statement of comprehensive loss as incurred in Other maintenance costs.

FLYBONDI LIMITED

We only have aircraft under lease arrangements during the years ended December 31, 2023 and 2022.

2.21.
Loss per share

Basic loss per share is calculated by dividing the net loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year. Diluted loss per share is calculated by dividing the loss attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares. The dilutive effect of stock-based compensation is calculated using the treasury method.

In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation as their inclusion would have an antidilutive effect.

2.22.
Segment Information

We determined our operating segments based on how our chief operating decision makers (“CODM”), which, in the case of the Group, is the Chief Executive Officer (“CEO”), manages our business, makes operating decisions and evaluates our operating performance.

We are managed as a single business unit that provides air transportation for passengers. Management has concluded there is only one reportable segment. See Note 32 for additional segment information.

2.23.
Current versus noncurrent classification

We present assets and liabilities in the statement of financial position based on current/non-current classification.

An asset is current when it is:

•
Expected to be realized or intended to be sold or consumed in the normal operating cycle
•
Held primarily for the purpose of trading
•
Expected to be realized within twelve months after the reporting period or
•
Cash or cash equivalent from being exchanged or used to settle a liability for at least twelve months after the reporting period

All other assets are classified as non-current.

A liability is current when:

•
It is expected to be settled in the normal operating cycle
•
It is held primarily for the purpose of trading
•
It is due to be settled within twelve months after the reporting period or
•
There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

We present all other liabilities as non-current.

Deferred tax assets and liabilities are classified as non-current assets and liabilities.

3.
SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of our consolidated financial statements requires us to make judgments, use estimates and adopt assumptions that affect the reported amounts of revenues, expenses, assets and liabilities. However, the uncertainty related to these judgments, assumptions and estimates can lead to results that require a significant adjustment to the carrying amount of certain assets and liabilities in future years. We review these judgments, estimates, and assumptions on an ongoing basis.

The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

FLYBONDI LIMITED

a)
Impairment of non-financial assets

We review the carrying value of our right-of-use assets and property, plant and equipment, net, to be used in operations, whenever events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable. Our right-of-use assets related to our aircraft fleet and related property, plant and equipment comprise one sole cash generating unit (CGU) for purposes of impairment testing. The recoverable amount of the CGU is the greater of its fair value, less cost to sell and its value in use.

Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. If any indication of impairment exists, we first estimate the CGU’s value in use which is the present value of the estimated future cash flows expected to arise from the continuing use of the assets within the CGU and from its disposal at the end of their useful lives. Only if the value-in-use is lower than the carrying amount of the tested CGU, we determine its fair value less costs to sell.

For purposes of our value-in-use calculation as of December 31, 2023, we applied a probability-weighted approach to the estimated discounted cash flows which are based on our financial budgets covering a 4-year period. For purposes of our value-in-use calculation as of December 31, 2022, we used a single-outcome discounted cash flows which were also based on our financial budgets covering a 4-year period.

Our value in use calculation is sensitive to significant variations in the assumptions applied, including our total aircraft fleet and the determination of the aircraft equivalent fleet (aircraft equivalent refers to the average number of operational aircraft per month. This is determined by dividing the total number of days each aircraft flew at least one flight by the total number of days in the month), its flown load factor (%) and passenger revenue, operating costs, discount rates and macroeconomic variables.

2023 impairment testing:

We prepared four scenarios of different estimates of the expected cash flows by adjusting its main variables and assigning probabilities of occurrence based on experience and considering the current socio-economic context.

FLYBONDI LIMITED

The following table shows the different variations in the scenarios:

Assumptions	Scenario 1	Scenario 2	Scenario 3	Scenario 4
Probability of occurrence	35%	25%	25%	15%
Aircraft equivalent	12 to 14	12 to 13	12 to 14	12 to 13
Flown load factor	90% - 91%	90% - 91%	90% - 91%	90% - 91%
Passenger revenue	Historical revenue per seat per kilometer flown with growth in line with the financial budgets.	Historical revenue per seat per kilometer flown with growth in line with the financial budgets.	Historical revenue per seat per kilometer flown with no growth.	Historical revenue per seat per kilometer flown with no growth.
Operating costs	Specific performance indicators by cost line, in line with equivalent aircraft fleet and macroeconomic assumptions.	Specific performance indicators by cost line, in line with equivalent aircraft fleet and macroeconomic assumptions.	Specific performance indicators by cost line, in line with equivalent aircraft fleet and macroeconomic assumptions.	Specific performance indicators by cost line, in line with equivalent aircraft fleet and macroeconomic assumptions.
Discount rate	16.5% based on the weighted average cost of capital (WACC).	16.5% based on the WACC.	16.5% based on the WACC.	16.5% based on the WACC.
Average exchange rate – Argentine pesos per US dollar	from $1,414 to $3,027	from $1,414 to $3,027	from $1,414 to $3,027	from $1,414 to $3,027
Argentine annual inflation	from 215% to 15%	from 215% to 15%	from 215% to 15%	from 215% to 15%

Based on the probabilities mentioned above, we determine a probability-weighted expected value in use which we then compare to the carrying amount of the CGU. Based on this analysis, we determined that there was no impairment of the CGU as of December 31, 2023.

Our estimation process requires significant judgments and assumptions that are subject to various risks and uncertainties. Actual results could be materially different than the judgments and estimates used to estimate value in use. Future events and changing market conditions may lead us to re-evaluate the assumptions reflected in the current forecasts, which may result in a need to recognize impairment charges that could have a material adverse effect on our results of operations.

FLYBONDI LIMITED

2022 impairment testing:

We prepared our single-outcome discounted cash flows using the following main assumptions:

Assumptions	Single outcome cash flows
Aircraft equivalent	10
Flown load factor	91%
Passenger revenue	Historical revenue per seat per kilometer flown with no growth.
Operating costs	Specific performance indicators by cost line, in line with equivalent aircraft fleet and macroeconomic assumptions.
Discount rate	16.65% based on the WACC
Average exchange rate – Argentine pesos per US dollar	from $259 to $980
Argentine annual inflation	from 95% to 35%

Based on the above, we determined a value in use which we then compared to the carrying amount of the CGU. Based on this analysis, we determined that there was no impairment of the CGU as of December 31, 2022.

b)
Incremental borrowing rate for leases

We use the incremental borrowing rate (IBR) to measure our lease liabilities since we were not able to readily determine the interest rate implicit in the leases.

We estimate the IBR using observable inputs (such as market interest rates), when available, as well as certain unobservable inputs (i.e. lease term). The rates used to measure the present value of future lease payments are based on judgments about the economic environment in which we operate and theoretical analyses about the security provided by the underlying leased asset, the amount of funds required to be borrowed in order to meet the future lease payments associated with the leased asset, and the term for which these funds would be borrowed. See Note 23 for the average borrowing rate for Leases.

c)
Provisions for maintenance

Provisions are recognized when (1) we have a present obligation (legal or constructive) as a result of a past event; (2) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and (3) a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are discounted using a discounted pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to passage of time is recognized as an interest expense.

We incur liabilities for maintenance costs arising during the lease term of leased aircraft. The estimates and assumptions used in the calculation of the provision are reviewed at least annually, and when information becomes available that is capable of causing a material change to an estimate, such as renegotiation of end of lease return conditions, increased or decreased aircraft utilization, or changes in the cost of heavy maintenance services and expected uplift in future prices.

4.
REVENUES

	For the year ended
	December 31, 2023 $	December 31, 2022 $
Scheduled revenue	161,179,610	178,520,682
Ancillary revenue	51,029,210	37,748,075
Other (1)	730,759	241,473
Total	212,939,579	216,510,230

(1)
Others include cargo transportation and other revenues.

FLYBONDI LIMITED

Our revenues by geographical location (flight destination) are as follows:

	For the year ended
	December 31, 2023 $	December 31, 2022 $
Domestic revenue	172,481,059	178,017,893
International revenue (*)	40,458,520	38,492,337
Total	212,939,579	216,510,230

(*) We consider all flights with an initial origin or a final destination outside of Argentina as international for purposes of this revenue classification.

The following table sets forth the contract liability activity for the years indicated.

Air traffic liability:

	For the year ended
	December 31, 2023 $	December 31, 2022 $
At beginning of the year	57,856,381	34,512,377
Deferred during the year	212,292,893	235,386,957
Recognized as revenue during the year	(212,939,579)	(216,510,230)
Translation	(18,374,936)	4,467,277
At end of the year	38,834,759	57,856,381

The contract liability is generally recognized as revenue within 40 to 50 days from recognition.

5.
SALARIES AND BENEFITS

	For the year ended
	December 31, 2023 $	December 31, 2022 $
Salaries and benefits	28,950,508	30,855,249
Social security	6,372,503	6,777,954
Share-based compensation	10,816,346	1,894,101
Total	46,139,357	39,527,304

6.
OTHER OPERATIONAL EXPENSES

	For the year ended
	December 31, 2023 $	December 31, 2022 $
Impairment of tax credits	4,774,737	8,008,284
Taxes, duties, contributions, and commissions	7,945,981	2,840,155
Professional services	2,837,667	1,646,154
Other employee’s expenses	1,048,177	1,567,752
Dispute settlement charges	851,672	1,237,500
Travel expenses	743,411	653,653
Legal expenses	523,790	183,247
Office expenses	407,041	413,531
Bank commissions	314,047	232,926
Training services	158,550	199,097
Others	603,620	465,123
Total	20,208,693	17,447,422

FLYBONDI LIMITED

7.
FOREIGN CURRENCY EXCHANGE, NET (1)

	For the year ended
	December 31, 2023 $	December 31, 2022 $
Foreign exchange gain (loss) on assets	6,160,350	(5,325,249)
Foreign exchange (loss) gain on liabilities	(36,352,918)	10,546,560
Total	(30,192,568)	5,221,311

(1)
Foreign currency exchanges are presented net of the gain or loss on net monetary position.
8.
FINANCIAL INCOME

	For the year ended
	December 31, 2023 $	December 31, 2022 $
Embedded derivative on convertible loans (Note 31)	—	2,412,138
Total	—	2,412,138

9.
FINANCIAL EXPENSES (1)

	For the year ended
	December 31, 2023 $	December 31, 2022 $
Changes in fair value on financial assets at fair value through profit or loss	375,634	5,997,863
Interest on leases	3,196,620	618,419
Interest on convertible loans (Note 27)	—	2,608,494
Other interest	468,332	1,697,141
Total	4,040,586	10,921,917

(1)
Financial expenses are presented net of the gain or loss on net monetary position related to invested and borrowed funds.
10.
TAXATION

The statutory tax rate in the countries where the Group operates for the year presented is:

	2023	2022
Argentina	35%	35%
United Kingdom (i)	19% - 25%	19%

(i)
The standard rate of UK Corporation Tax was 19% for the year ended December 31, 2022. As from April 1, 2023, the tax rate was increased to 25%.

FLYBONDI LIMITED

The following is a reconciliation between income tax as charged to the consolidated statement of comprehensive loss and the amount that would have resulted from applying the relevant tax rate to taxable income before tax:

	For the year ended
	December 31, 2023 $	December 31, 2022 $
Loss before income tax	101,783,667	19,235,781
Tax rate at 25% for 2023 (19% for 2022)	25,445,917	3,654,798

Adjustment for the effect of:
Unrecognized tax loss carryforward and deferred tax assets	(24,910,470)	(785,332)
Effect of IAS 29 and tax adjustment per inflation in Argentina	2,826,728	(2,070,001)
Differences in overseas tax rate and others	(3,362,175)	(799,465)
Income tax expense for the year	—	—

Deferred tax

For the years ended December 31, 2023 and 2022, we believe that there is not sufficient convincing evidence that sufficient taxable profits will be available in the foreseeable future. Accordingly, we do not recognize any tax loss carryforwards and deferred tax assets amounting to $29.4 million and $16.6 million, respectively, as of December 31, 2023 ($10.7 million and $8.1 million, respectively, as of December 31, 2022).

	As of December 31, 2023 $	As of December 31, 2022 $
Deferred tax assets
Salaries and benefits	3,281,083	723,724
Provisions (1)(2)	—	4,035,261
Leases (2)	50,477	21,265
	3,331,560	4,780,250
Deferred tax liabilities
Mutual funds	2,423,392	3,468,088
Property, plant and equipment	831,708	1,185,578
Other	76,460	126,584
	3,331,560	4,780,250
Deferred tax, net	—	—

(1)
We have not recognized $8,154,155 of deferred tax assets on provisions as of December 31, 2022.
(2)
We have not recognized $10,971,269 and $5,655,554 of deferred tax assets on leases and provisions respectively, as of December 31, 2023.

As of December 2023 and 2022, substantially all of our operating tax loss carryforwards originated in our operating subsidiary in Argentina. As of December 31, 2023 and 2022, we maintained unrecognized deferred tax assets for accumulated tax loss carryforwards which may be offset against taxable income as follows:

Expiration year	Tax loss carryforwards $
2024	4,959,545
2025	20,297,927
2026	—
2027	—
2028	58,638,535
Subtotal	83,896,007
Income tax rate	35%
Total unrecognized tax loss carryforwards	29,363,603

Unrecognized tax loss carryforwards in Flybondi Limited are not material.

FLYBONDI LIMITED

11.
PROPERTY, PLANT AND EQUIPMENT, NET

	Fixtures & furniture	Equipment	Computer equipment	Rotable parts	Total
Cost	$	$	$	$	$
Beginning of the year	1,507,409	5,301,016	1,143,343	2,789,278	10,741,046
Additions	102,550	320,588	201,702	1,670,653	2,295,493
Disposals	(28,755)	(31,810)	(81,442)	—	(142,007)
Translation	(478,747)	(1,683,580)	(363,121)	(885,862)	(3,411,310)
At December 31, 2023	1,102,457	3,906,214	900,482	3,574,069	9,483,222

Depreciation	$	$	$	$	$
Beginning of the year	(936,218)	(3,085,311)	(558,759)	(657,044)	(5,237,332)
Depreciation charge for the year	(96,832)	(387,199)	(145,980)	(216,540)	(846,551)
Disposals	22,150	22,682	58,327	—	103,159
Translation	297,338	979,883	177,460	208,675	1,663,356
At December 31, 2023	(713,562)	(2,469,945)	(468,952)	(664,909)	(4,317,368)
Net Book value December 31, 2023	388,895	1,436,269	431,530	2,909,160	5,165,854

	Fixtures & furniture	Equipment	Computer equipment	Rotable parts	Total
Cost	$	$	$	$	$
Beginning of the year	1,226,644	4,249,888	575,845	1,654,741	7,707,118
Additions	149,548	678,065	494,574	920,347	2,242,534
Disposals	(27,561)	(177,042)	(1,613)	—	(206,216)
Translation	158,778	550,105	74,537	214,190	997,610
At December 31, 2022	1,507,409	5,301,016	1,143,343	2,789,278	10,741,046

Depreciation	$	$	$	$	$
Beginning of the year	(699,777)	(2,075,302)	(321,100)	(440,077)	(3,536,256)
Depreciation charge for the year	(146,071)	(751,848)	(197,708)	(160,003)	(1,255,630)
Disposals	209	10,464	1,613	—	12,286
Translation	(90,579)	(268,625)	(41,564)	(56,964)	(457,732)
At December 31, 2022	(936,218)	(3,085,311)	(558,759)	(657,044)	(5,237,332)
Net Book value December 31, 2022	571,191	2,215,705	584,584	2,132,234	5,503,714

We have no material contractual commitments to acquire property, plant and equipment as of December 31, 2023 and 2022.

There are no assets collateralized or guaranteed against obligations of the Company.

12.
RIGHTS OF USE ASSETS

Right of Use Assets- Aircraft

	For the year ended December 31, 2023 $	For the year ended December 31, 2022 $
Cost
Beginning of the year	130,593,844	40,286,989
Additions	74,670,231	85,092,115
Translation	(41,476,038)	5,214,740
End of the year	163,788,037	130,593,844

Depreciation
Beginning of the year	(54,776,903)	(16,944,947)
Depreciation charge for the year	(66,230,063)	(35,638,606)
Translation	17,396,907	(2,193,350)
End of the year	(103,610,059)	(54,776,903)
Net book value	60,177,978	75,816,941

FLYBONDI LIMITED

13.
OTHER RECEIVABLES, NET

	As of December 31, 2023 $	As of December 31, 2022 $
Non - current
Tax credits, net	828,330	3,542,620
Other	18,124	596,371
Non - current other receivables, net	846,454	4,138,991

Current
Tax credits, net	11,234	—
Prepayments	852,571	1,251,378
Advances to employees	151,439	166,220
Current other receivables, net	1,015,244	1,417,598
Total	1,861,698	5,556,589

14.
LEASES AND MAINTENANCE GUARANTEE DEPOSITS

	As of December 31, 2023 $	As of December 31, 2022 $
Non - current

Security deposits	7,793,888	5,392,775
Maintenance guarantee deposits	38,684,458	16,638,417
Non - current leases and maintenance guarantee deposits	46,478,346	22,031,192

Current
Maintenance guarantee deposits	9,377,069	8,205,946
Current leases and maintenance guarantee deposits	9,377,069	8,205,946
Total	55,855,415	30,237,138

15.
TRADE RECEIVABLES

	As of December 31, 2023 $	As of December 31, 2022 $
Trade receivables (*)	13,787,195	29,703,985
Total	13,787,195	29,703,985

(*) We generally partner with banking institutions to allow our passengers the ability to purchase the tickets of their choice through established financing plans offered and administered by banks. Credit card customers can choose from a range of installment plan offers and terms from different banking institutions with which the passenger holds or obtains a credit card. Currently, we offer installment plans with all well-known banking institutions in the market. Approximately, 22% of our revenues are derived from bank-financed purchases. Banks bear full risk of fraud, delinquency or default by passengers. When passengers elect to finance their purchases, we typically receive full payment for our services within a short period of time after booking is completed and confirmed, regardless of the payment plan selected by the passenger.

Our receivables are short-term in nature. As it relates to trade receivables with credit card processors which represent most of our trade receivables as of any given date, payment terms vary but typically are received within thirty days after booking even though in those cases where transactions are affected through financing installment plans offered by banks. Installment plans are offered by banks and may vary, generally up to 12 monthly installments after booking is confirmed. We do not offer financing ourselves.

We consider the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Historically the default or delinquency rates of our trade receivables have been low even during recessions or distressed economic periods. Recessions or other poor economic

FLYBONDI LIMITED

conditions had historically affected the number of bookings by travelers and therefore generation of revenue and corresponding receivables, but they generally did not affect the collection behavior of receivables from confirmed bookings. A booking is not confirmed if credit card information is not validated by the credit card processors’ systems. Therefore, due to the nature of our receivables and counterparties, losses have been historically limited to very specific events at the counterparty level such as bankruptcy or financial difficulties. Our exposure to credit risk takes the form of a loss that would be recognized if counterparties failed to, or were unable to, meet their payment obligations.

There are no trade receivables due more than three months as of any of the years presented. Additionally, there are no trade receivables past due as of any of the years presented. We have not recorded an allowance for credit losses during the years ended December 31, 2023 and 2022.

There is no material difference between the fair value of trade receivables and their carrying amount.

16.
CASH AND CASH EQUIVALENTS

	As of December 31, 2023 $	As of December 31, 2022 $
Cash and banks	3,007,964	1,766,429
Total	3,007,964	1,766,429

The carrying amount of cash and cash equivalents approximate their fair value as of the years presented. As of December 31, 2023 and 2022, 96% and 34%, respectively, was denominated in Argentine Pesos.

17.
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	As of December 31, 2023 $	As of December 31, 2022 $
Mutual Funds (*)	15,330,603	36,171,366
Total	15,330,603	36,171,366

(*) We generally invest excess cash in mutual funds with various characteristics. We vary the investments in mutual funds during the year depending on which portfolio we consider it best suits our financial risk strategy. During the year, we invested in several funds consisting of fixed and variable income, public or private, and/or peso or dollar-denominated securities, including but not limited to bonds, shares and time deposits. The counterparties to these mutual funds are highly liquid and highly rated. Management assesses balances held in these mutual funds on a monthly basis, continuously monitors their performances, and liquidate them as needed. The Company’s objective is to protect excess cash against inflation, currency devaluation and/or interest rate risk, while at the same time maintain acceptable liquidity levels.

18.
INVENTORY

	As of December 31, 2023 $	As of December 31, 2022 $
Onboard retail items	27,902	25,137
Consumables	3,050,833	2,260,411
Total	3,078,735	2,285,548

We did not recognize any impairment during the years ended December 31, 2023 and 2022.

FLYBONDI LIMITED

19.
TRADE PAYABLES

	As of December 31, 2023 $	As of December 31, 2022 $
Current
Maintenance payable	22,521,965	12,879,515
Aircraft fuel payable	9,890,829	7,154,739
Suppliers	7,583,435	2,187,999
Airport fees payable	5,070,636	633,161
Others	1,492,078	955,205
Total	46,558,943	23,810,619

Our trade payables by currency are as follow:

	As of December 31, 2023 $	As of December 31, 2022 $
Local currency	9,901,343	3,712,787
Foreign currency	36,657,600	20,097,832
Total	46,558,943	23,810,619

The carrying amount of trade and payables approximate their respective fair values due to their short term nature.

20.
OTHER LIABILITIES

	As of December 31, 2023 $	As of December 31, 2022 $
Non-current
Provision for maintenance	49,770,634	18,943,972
Provision for contingencies	877,945	3,053,933
Provision for return of aircraft	1,183,124	830,464
Non - current other liabilities	51,831,703	22,828,369

Current
Provision for maintenance	14,251,833	8,205,949
Provisions for contingencies	878,845	225,199
Dispute settlement charges payable (*)	7,215,363	7,856,077
Others	49,257	10,036
Current other liabilities	22,395,298	16,297,261
Total	74,227,001	39,125,630

(*) This amount includes lease liabilities under dispute related to a completed lease including accrued interest, maintenance and estimated penalties.

Contingencies:

We are a party to a number of tax, labor and social security, regulatory and legal matters outstanding in the ordinary course of business. We estimate the range of our liability related to contingencies when we believe the amount or range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. We provide disclosure in the notes to the consolidated financial statements for loss contingencies that do not meet both of these conditions if there is a reasonable possibility that a loss may have been incurred that would be material to the consolidated financial statements. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability is reasonably estimable. We base accruals made on the best information available at the time which can be highly subjective. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ significantly from our estimates. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated

FLYBONDI LIMITED

financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.

Movements in each class of provision during the financial years ended in December 2023 and 2022 are set out below:

	Provision for maintenance $	Provision for contingencies $	Provision for return of aircraft $
At January 1, 2023	27,149,921	3,279,132	830,464
Additions	53,613,035	1,431,417	168,705
Amounts used	(23,304,374)	(383,883)	—
Interest accrued	—	—	38,891
Foreign currency exchange	15,186,582	201,378	408,816
Translation	(8,622,697)	(2,771,254)	(263,752)
At December 31, 2023	64,022,467	1,756,790	1,183,124

	Provision for maintenance $	Provision for contingencies $	Provision for return of aircraft $
At January 1, 2022	12,984,570	4,816,785	175,991
Additions	25,255,560	969,183	610,617
Amounts used	(8,277,353)	(606,342)	(10,516)
Interest accrued	—	—	5,960
Foreign currency exchange	(4,493,576)	—	25,632
Translation	1,680,720	(1,900,494)	22,780
At December 31, 2022	27,149,921	3,279,132	830,464

21.
SALARIES AND BENEFITS PAYABLE

	As of December 31, 2023 $	As of December 31, 2022 $
Non-current
Share-based payments – Phantom units (Note 24)	3,109,726	2,073,151
Non - current salaries and benefits payable	3,109,726	2,073,151

Current
Salaries payable	50,037	1,777,628
Social security payable	1,572,615	2,022,637
Provision for vacation	1,381,061	1,435,187
Bonuses payable	—	2,287,115
Current salaries and benefits payable	3,003,713	7,522,567
Total	6,113,439	9,595,718

22.
TAX PAYABLES

	As of December 31, 2023 $	As of December 31, 2022 $
Current
Withholding income tax	718,663	1,871,399
Airport fees	6,943,669	9,419,539
Others	40,687	162,312
Total	7,703,019	11,453,250

23.
LEASE LIABILITIES

Our aircraft lease agreements generally have terms ranging between 6 to 7 years.

FLYBONDI LIMITED

The total cash outflows for leases was $10.9 million and $13.3 million during the year ended December 31, 2023 and 2022, respectively.

The movement of lease liabilities was:

	For the year ended
	December 31, 2023 $	December 31, 2022 $
Beginning of the year	75,047,233	28,339,037
Additions (*)	20,888,493	59,225,938
Reclassifications (**)	—	(4,954,625)
Payments	(10,894,552)	(13,274,694)
Interest accrued	3,196,620	618,419
Foreign currency exchange	31,840,725	2,066,454
Translation	(23,834,677)	3,026,704
End of the year	96,243,842	75,047,233

(*) Includes 4 and 8 new aircraft in 2023 and 2022, respectively.

(**) During 2022 this amount was reclassified to Other Liabilities - Dispute settlement charges payable - see Note 20.

For certain short-term leases, we used the practical expedients permitted under IFRS 16 and accordingly we recognized rental expenses of $407,607 and $424,857 for the years ended December 31, 2023 and 2022, respectively.

The future minimum lease payments are detailed as follows:

	As of December 31, 2023 $	As of December 31, 2022 $
Within 1 year	33,025,886	19,448,245
1-2 years	27,163,800	19,587,600
2-3 years	26,780,000	19,483,800
3-4 years	19,010,000	19,100,000
More than five years	12,995,000	19,545,000
Total minimum lease payments	118,974,686	97,164,645
Financial charges	(22,730,844)	(22,117,412)
Present value of minimum lease payments	96,243,842	75,047,233

The table above includes 15 and 11 aircraft leases leased as right-of-use assets at the end of 2023 and 2022, respectively. In March 2022, the lease of aircraft 28071 LV -HFR was terminated, and the aircraft was returned.

The weighted average effective incremental borrowing rate was 11.23% and 11.04% for the year ended December 31, 2023 and 2022.

All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments during any of the years presented. See Note 12 for further details.

24.
SHARE BASED PAYMENTS

During the years ended December 31, 2023 and 2022, we compensated our employees and senior management using either Phantom Stock Units and/or Stock Options, as further described below.

Phantom Stock Units (“PSU”)

In 2022, we adopted a long-term incentive plan pursuant to which certain employees of our Argentine subsidiary are eligible to receive PSU awards. Each PSU vests immediately upon granting. However, the holder of the PSU has the right to receive an amount of cash equal to the fair market value of one share of the Company only upon the occurrence of an exit event, as defined in the plan, i.e. an initial public offering or a change of control. We will pay the cash to the PSU holder within 120 days as from the occurrence of the exit event or within any other period as we determine appropriate. During 2022 we granted 25,914,389 PSU which were outstanding as of December 31,2022 and 2023.

FLYBONDI LIMITED

The following table presents a summary of the PSU activity for the years ended December 31, 2023 and 2022:

	Number of PSU for the year ended December 31, 2023	Number of PSU for the year ended December 31, 2022
Outstanding at the beginning of the year	25,914,389	—
Granted	—	25,914,389
Forfeited	—	—
Exercised	—	—
Expired	—	—
Outstanding the end of the year	25,914,389	25,914,389

We measure the fair value of the PSU based on a market approach, using average of revenues and EBITDAR* multiples of similar companies.

The following table shows the assumptions used in measuring PSU:

	2023	2022
Fair value	0.12	0.08
Revenue multiple	0.8x	0.8x
EBITDAR* multiple	5.2x	5.8x
Discount for lack of marketability	30%	40%
Model used	Market approach	Market approach

* For these purposes EBITDAR is defined as “earnings before interest tax, depreciation and amortization and aircraft rent expense”

We recognized an expense of $2.7 million and $1.9 million related to PSU compensation included in the line item “Salaries and benefits” in the consolidated statements of comprehensive loss for the years ended December 31, 2023 and 2022, respectively.

Stock Option Plan (SOP)

Since 2017 we have a stock option incentive plan in place pursuant to which certain employees of the Group are eligible to receive stock options to acquire ordinary shares under certain conditions. Our employee stock options consist only of service-based awards. The stock options granted between 2017 and 2019 vest over 5 years. As it relates to the stock options granted in 2023, most of these grants vest over 3 years (50% vested at the grant date, 25% vested on January 2024, 15% vest on January 2025 and the remaining vest on January 2026). These are exercisable only upon the occurrence of an exit event as defined in the SOP, i.e. an initial public offering or change of control. Under the plan, unexercised stock options expire 15 years from the date of grant. We measure our stock options issued on the grant date at their fair value, using the Black-Scholes model. The Black-Scholes valuation model incorporates various assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility developed for comparable companies and other relevant factors. We base our expected term assumptions on our historical experience and on the terms and conditions of the stock awards granted to employees.

The following table presents a summary of the SOP activity for the years ended December 31, 2023 and 2022:

	Options (in	Options (in	WAEP (*)
	number of shares) 2023	number of shares) 2022	2023	2022
Outstanding at beginning of the year	3,657,731	3,657,731	4.37	4.37
Granted during the year	132,183,019	—	0.05	—
Forfeited during the year	(9,506,832)	—	0.05	—
Exercised during the year	—	—	—	—
Expired during the year	—	—	—	—
Outstanding at end of the year	126,333,918	3,657,731	0.18	4.37
Vested at end of the year	66,046,536	3,416,878	0.15	4.37

(*) Weighted average exercise prices.

FLYBONDI LIMITED

The assumptions used in the valuation model of the stock options were as follows:

2023
Weighted average fair value at measurement date (grant date)	0.12
Dividend yield (%)	0.0%
Expected volatility (%)	45.5%
Risk-free interest rate (%)	4.9%
Estimated life of share options (years)	3

We recognized an expense of $8.2 million and $0.015 million related to SOP compensation included in the line item “Salaries and benefits” in the consolidated statement of comprehensive loss for the years ended December 31, 2023 and 2022, respectively.

25.
SHARE CAPITAL AND SHAREHOLDERS’ DEFICIT

Share Capital:

As of December 31, 2023 and 2022, our share capital consisted of 2,000,000 ordinary shares with a par value of $0.01 each and 1,688,103,474 Series A Shares with a par value of $0.01 each.

	As of December 31, 2023	As of December 31, 2022
Ordinary shares – issued and fully paid
2,000,000 ordinary shares $0.01 par value	20,000	20,000
Series A shares – issued and fully paid
1,688,103,474 Series A shares $0.01 par value	16,881,035	16,881,035
Share premium
Share premium	70,611,063	103,473,937

Capital adjustment:

Capital stock accounts were restated by recognizing the effects of changes in the purchasing power of the currency by applying the procedure described in Note 2.5. The capital stock account was maintained at nominal value and the adjustment derived from such monetary restatement is disclosed in the capital adjustment account.

Treasury shares:

There were no shares held in treasury as of any of the years presented.

Voting and Dividends:

Ordinary shares and Series A shares are entitled to 1 vote per share. Ordinary shares and Series A shares qualify for dividends, when and if declared by our Board of Directors.

Ranking:

The Series A Shares rank senior to the Ordinary Shares with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Series A shareholders are entitled to a liquidation preference equal to two times the amount invested by the respective Series A shareholder.

During 2022 the Company capitalized all of its outstanding Convertible Loan Notes into Series A shares as follows:

Capitalization Date	Series A shares	Amount in $ (capital plus interest)
February 21, 2022	245,419,561	2,454,196
March 31, 2022	238,176,494	2,381,765
October 21, 2022	1,087,649,427	10,876,494

On December 16, 2022, the Company issued 738,446 Series A shares with a par value of $0.01 per share for $28,810.

FLYBONDI LIMITED

26.
CONTROLLING PARTY

As of December 31, 2023 and 2022, the Group is controlled by Pangaea Two by virtue of its shareholdings.

27.
RELATED PARTIES

Balances and operations with Cartesian:

Cartesian Capital Group, LLC (“Cartesian”), a limited liability company, is the majority shareholder of record of the Company.

In the ordinary course of its business, Cartesian provides certain managerial oversight and strategic direction and support to the Group. During the years ended December 31, 2023 and 2022, the Group received these services for which no fees were paid to its major shareholder, although certain travel and third-party fee expenses were reimbursed.

Details of balances between the Group and Cartesian are as follows:

	As of December 31, 2023	As of December 31, 2022
Trade payables – on demand	214,002	214,002

Balances and operations with Pangaea Two Acquisition Holdings XVII, Ltd. (“Pangaea”) and Juan Ball (Mr. Ball):

	As of December 31, 2023	As of December 31, 2022
Loans	1,899,436	—

Accrued interest on convertible loans, net of inflation adjustment, amounted to $2,608,494 for the year ended December 31, 2022 (see Notes 9 and 31 for details).

Balances and operations with key management personnel:

Key management personnel are those persons having authority and responsibility for planning, directing, and controlling the activities of the Group.

Key management transactions are as follows:

	For the year ended
	December 31, 2023 $	December 31, 2022 $
Short-term employee benefits	641,336	1,218,708
Share-based payment transactions	7,078,276	296,550
Total	7,719,612	1,515,258

Details of balances between the Group and key management are as follows:

	As of December 31, 2023	As of December 31, 2022
Share-based payments – Phantom units	1,924,010	1,282,674

Flybondi maintains a general liability insurance policy which covers certain liabilities of directors and officers of Flybondi arising out of claims based on acts or omissions in their capacities as directors or officers.

FLYBONDI LIMITED

28.
FINANCIAL INSTRUMENTS AND RISK MANAGEMENT OBJECTIVES AND POLICIES

The following table summarizes the carrying amount of financial assets and financial liabilities:

	As of December 31, 2023 $	As of December 31, 2022 $
Financial assets
Financial assets at fair value through profit or loss (Level 1)	15,330,603	36,171,366
Financial assets at amortized cost:
Trade receivables	13,787,195	29,703,985
Cash and cash equivalents	3,007,964	1,766,429
Total financial assets	32,125,762	67,641,780

Financial liabilities
Financial liabilities at amortized cost:
Trade payables	46,558,943	23,810,619
Other liabilities	74,227,001	39,125,630
Loans	2,687,428	—
Lease liability	96,243,842	75,047,233
Total financial liabilities	219,717,214	137,983,482

Financial instruments measured at amortized cost include cash and cash equivalents, trade receivables, loans, trade and other payables. No financial instruments are measured at fair value through other comprehensive loss.

Due to their short-term nature, the carrying value of cash and cash equivalents, trade receivables, loans, trade and other payables approximates their fair value.

We do not actively engage in the trading of financial assets for speculative purposes, nor do we write options.

We are exposed to financial risks through our use of financial instruments and specifically to currency risk, interest rate risk and certain other price risks, which result from both our operating and investing activities. The most significant financial risks to which we are exposed are described below.

Liquidity risk

We manage liquidity risk by ensuring we have sufficient liquid assets to be able to meet our liabilities as they fall due. Management monitors cash balances and cash flow projections to ensure that any shortfalls are identified, and corrective action taken.

Year ended December 31, 2023

Description	Carrying amount $	Contractual cash flows $	Until 1 year $	From 2 to 5 years $	After 5 years $
Trade payables	46,558,943	46,558,943	46,558,943	—	—
Lease liabilities	96,243,842	119,626,564	33,025,887	73,768,800	12,831,877
Loans	2,687,428	2,687,428	2,687,428	—	—
Other liabilities	74,227,001	74,227,001	22,395,298	51,831,703	—
	219,717,214	243,099,936	104,667,556	125,600,503	12,831,877

Year ended December 31, 2022

Description	Carrying amount $	Contractual cash flows $	Until 1 year $	From 2 to 5 years $	After 5 years $
Trade payables	23,810,619	23,810,619	23,810,619	—	—
Lease liabilities	75,047,233	97,164,645	19,448,245	69,501,400	8,215,000
Other liabilities	39,125,630	39,690,166	16,297,261	22,812,905	580,000
	137,983,482	160,665,430	59,556,125	92,314,305	8,795,000

FLYBONDI LIMITED

Market risk

Market risk is the risk that changes in market prices will affect our earnings or the value of our financial instruments. Market risk relates to changes in market prices - such as foreign exchange rates, fuel price and interest rates and how they will affect our income or the value of our holdings of financial instruments. The objective of market risk management is to manage and control exposures within acceptable limits, while maximizing returns. See further analysis below on interest and foreign currency risk.

We generally pay for services and goods at a time later than money is received from customers when they purchase the tickets. This cycle generally allows us to have excess cash available during this period. As part of our financial risk management strategy, we generally invest excess cash in short term investments, including mutual funds, as a way to protect them from unexpected and/or significant changes in macroeconomic conditions.

We generally invest excess cash in mutual funds with various characteristics. We vary the investments in mutual funds during the year depending on which portfolio we consider it best suits our financial risk strategy. During the year, we invested in several funds consisting of fixed and variable income, public or private, and/or peso or dollar-denominated securities, including but not limited to bonds, shares and time deposits. The counterparties to these mutual funds are highly liquid and highly rated. Management assesses balances held in these mutual funds on a monthly basis, continuously monitors their performances, and liquidates them as needed. The Company’s objective is to protect excess cash against inflation, currency devaluation and/or interest rate risk, while at the same time maintain acceptable liquidity levels.

Interest rate risk

Our exposure to interest rate risk mainly concerns financial liabilities, which are at fixed rate. We are not significantly exposed to interest rate risk and therefore no sensitivity analysis is presented. The following table sets forth the breakdown of liabilities by type of interest rate.

	As of December 31, 2023 $	As of December 31, 2022 $
Non-interest bearing	120,785,944	119,962,166
Fixed rate	98,931,270	75,877,697
Total	219,717,214	195,839,863

Foreign currency risk

The primary exposure to foreign currency rate fluctuations occurs when we incur transactions in currencies other than our functional currency, Argentine peso. We do not utilize hedging instruments to protect us against currency risk.

The following chart table sets forth our foreign currency risk exposure (assets and liabilities denominated in foreign currency, mainly in US dollar):

	As of December 31, 2023 $	As of December 31, 2022 $
Assets
Cash and cash equivalents	111,876	1,167,256
Financial assets at fair value through profit or loss	55,444	1,933,204
Trade receivables	30,781	336,563
Other receivables	27,314	600,091
Leases and maintenance guarantee deposits	55,855,415	30,237,138
Total assets	56,080,830	34,274,252

Liabilities
Trade payables	36,657,600	20,097,832
Other liabilities	74,227,001	35,836,463
Loans	2,687,428	—
Lease liability	96,243,842	75,047,233
Total liabilities	209,815,871	130,981,528
Net exposure in foreign currency	(153,735,041)	(96,707,276)

FLYBONDI LIMITED

We carry out a sensitivity analysis based on the net exposure of each functional currency subsidiary against the presentation currency, i.e. U.S. Dollar. We estimated that, based on a closing exchange rate Argentina peso 808.45/$1 (2022:177.16/$1) and other factors being constant, a hypothetical 50% or 25% appreciation/(depreciation) of the U.S. Dollar against the respective functional currencies for the years ended December 31, 2023 and 2022, would have (increased)/decreased our loss before income tax as follows:

	Effect on net loss for the year ended December 31, 2023 $	Effect on net loss for the year ended December 31, 2022 $
Foreign currency depreciation by 25%	38,433,760	24,176,819
Foreign currency depreciation by 50%	76,867,521	48,353,638
Foreign currency appreciation by 25%	(38,433,760)	(24,176,819)
Foreign currency appreciation by 50%	(76,867,521)	(48,353,638)

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments. We do not hold collateral as security. No material exposure is considered to exist by virtue of the possible non-performance of the counterparties to financial instruments. Financial instruments measured at amortized cost includes cash and cash equivalents, trade and other receivables, rental deposit, trade and other payables.

The credit risk in respect of cash balances held with banks and deposits with banks are managed via diversification of bank deposits and are only with major reputable financial institutions.

We believe we are not exposed to a significant amount of credit risk. See Note 15 for further details on credit risk of our trade receivables.

Our objective is to manage operational risk in order to balance the avoidance of financial losses and damage to our reputation with overall cost effectiveness. The primary responsibility for the development and implementation of controls to address operational risk is assigned to senior management.

In order to effectively manage those risks, we have approved specific strategies for the management of financial risk, which are in line with corporate objectives. These strategies set up guidelines for the short- and long-term objectives and actions to be taken in order to manage the financial risks we face.

These major guidelines are the following:

•
All financial risk management activities are carried out and monitored at central level.
•
All financial risk management activities are carried out on a prudent and consistent basis and following the best market practices.
•
Compliance with regulatory and other legal requirements.
•
Compliance with these standards is supported by a program of ongoing review by senior management, internal.

Further quantitative information in respect of these risks is presented throughout these financial statements.

There is no significant concentration of credit risk.

Fuel price risk

We are exposed to fluctuations in the price of aircraft fuel, which can significantly affect our operations, financial position and liquidity. We did not enter into fuel hedge contracts to mitigate the risk during the years presented.

We carry out a sensitivity analysis based on the average fluctuation of aircraft fuel international prices.

FLYBONDI LIMITED

We estimated that, based on a $0.87 and $1.03 average price per liter in 2023 and 2022 respectively, and other factors being constant, a hypothetical 20% or 10% (increase)/decrease of fuel prices for the years ended December 31, 2023 and 2022 would have (increased)/decreased our net loss before income tax for the year as follows:

	Average price per liter ($) 2023	Average price per liter ($) 2022	Effect on net loss before income tax for the year ended December 31, 2023 $	Effect on net loss before income tax for the year ended December 31, 2022 $
Decrease by 10%	0.09	0.1	8,410,227	8,795,511
Decrease by 20%	0.17	0.21	16,820,454	17,591,021
Increase by 10%	(0.09)	(0.1)	(8,410,227)	(8,795,511)
Increase by 20%	(0.17)	(0.21)	(16,820,454)	(17,591,021)

29.
COMMITMENTS

As of December 31, 2023 and 2022 we have no material commitments other than binding commitments for our aircraft lease agreements. See Note 23 for details.

30.
CAPITAL MANAGEMENT POLICY AND PROCEDURES

Our capital management objectives are:

To safeguard our ability to continue as a going concern, so that we can continue to provide returns to investors and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital;

•
To provide an adequate return to shareholders based on the level of risk undertaken;
•
To have financial resources available to allow us to invest in areas that may deliver future benefits, and
•
To maintain financial resources sufficient to mitigate against risks and unforeseen events.

Our typical business cash cycle provides a positive source of funds for our operations. Our model allows us to collect cash amounts from transactions with our passengers well before we are required to fly them, which allows us to use the cash for our business purposes and reduces our need to use external sources of financing. Under our model, we receive cash payments through credit card companies used by passengers at or near the time of booking.

We generally pay for services and goods at a time later than money is received from customers when they purchase the tickets. This cycle allows us to have excess cash available during this period. As part of our financial risk management strategy, we generally invest these funds in short term investments, including mutual funds, as a way to protect them from unexpected and/or significant changes in macroeconomic conditions.

We generally invest excess cash in mutual funds with various characteristics. We vary the investments in mutual funds during the year depending on which portfolio we consider it best suits our financial risk strategy. During the year, we invested in several funds consisting of fixed and variable income, public or private, and/or peso or dollar-denominated securities, including but not limited to bonds, shares and time deposits. The counterparties to these mutual funds are highly liquid and highly rated. Management assesses balances held in these mutual funds on a monthly basis, continuously monitors their performances, and liquidate them as needed. The Company’s objective is to protect excess cash against inflation, currency devaluation and/or interest rate risk, while at the same time maintain acceptable liquidity levels.

31.
LOANS

Convertible Loans

On various dates during 2021, we issued an aggregate amount of $11.4 million of 30.0% Convertible Loans maturing one year from their issuance dates. Under the terms and conditions of the Convertible Notes, noteholders who collectively owned 50% or more of the aggregate principal amount of the notes outstanding (the “Majority Holders”) had the right to convert their holdings (including accrued interests), either in total or in part, at any time, into fully paid Series A shares of the Company at a conversion price of $0.01 per share. Upon conversion by the Majority Holders, all other noteholders would also automatically convert their loans then outstanding.

All loans were converted into fully paid Series A shares as of December 31, 2022. See Note 25 for further details.

FLYBONDI LIMITED

We accounted for the Convertible Loans as hybrid financial instrument consisting of: (i) a liability for the principal and interest amount, and (ii) a single compound embedded derivative instrument for the conversion options.

We classified the host contract as a financial liability because we had an obligation to make fixed interest payments and to deliver cash to the holder on redemption of the Convertible Loans at the maturity date.

We did not classify the holder’s conversion option as equity as it did not meet the “fixed-for-fixed” criterion as our contractual obligation represented a variable amount of cash upon settlement due to its foreign-currency denomination.

We initially measured the financial liability at fair value less transaction costs while the fair value was calculated as the residual transaction price after deducting the fair value of the compound embedded derivative. Subsequently, we measured the financial liability at amortized cost using the effective interest method. Interest expense was recognized within financial expenses in the statement of comprehensive loss.

We initially measured the compound embedded derivative at fair value and subsequently remeasured it at fair value at each reporting date with changes in fair value recognized in other income and expenses within the statement of comprehensive loss.

We estimated the fair value of the compound embedded derivative using a Black & Scholes valuation model. The Black and Scholes valuation model incorporates various assumptions including share price, expected volatility and discount rate. We based the share price on recent transactions ($0.01). The strike price was also $0.01. The expected volatility (average 49%) was based on volatility of stock of similar and comparable companies. The discount rate was an average of 0.25%. Due to the lack of comparable information in the market, we determined the discount rate based on the implicit internal rate of return of the loan at the time of issuance, excluding the implicit value of the conversion option, assuming that it had been quoted at par at the time of issuance.

Movements in convertible loans for the year ended December 31, 2022 are as follows:

	Beginning of the year $	Interest payable $	Effect of conversion on embedded derivative $	Conversion $	Balance at December 31, 2022 $
Convertible Loans	10,967,791	4,744,664	—	(15,712,455)	—
Embedded derivative liability	2,412,138	—	(2,412,138)	—	—
Total Loans	13,379,929	4,744,664	(2,412,138)	(15,712,455)	—

Loans Notes issued to related parties

On December 3, 2023, we issued two notes for an aggregate amount of $1.0 million consisting of a $750,000 Loan Note to Pangaea and a $250,000 Loan Note to Mr. Ball. On December 14, 2023, we issued two additional Loan Notes aggregating $0.9 million consisting of a $675,000 Loan Note to Pangaea and a $225,000 Loan Note to Mr. Ball. The Loan Notes accrue interest at a rate of 20% per annum and, if not earlier redeemed, mature on December 31, 2024. Our payment obligations are guaranteed by certain operational Flybondi subsidiaries and, following the consummation of the Business Combination (as discussed in Note 35), will be guaranteed by FB Parent Limited.

We may elect to redeem all or a portion of the Loan Notes at any time, subject to the payment of accrued interest. In addition, Pangaea and Mr. Ball may redeem the Loan Notes under certain circumstances, including, but not limited to, a change in control and the incurrence of debt or issuance of equity without their prior written consent.

Bank loan

On December 28, 2023, we entered into a short-term loan agreement with Banco Santander for $775,975 for two months with fixed annual interest rate of 9.2%.

FLYBONDI LIMITED

Movements in loans for the year ended December 31, 2023 are as follows:

	Beginning of the year $	Cash flows $	Interests $	Balance at December 31, 2023 $
Bank loan	—	775,975	12,017	787,992
Loans – related parties	—	1,899,436	—	1,899,436
Total Loans	—	2,675,411	12,017	2,687,428

32.
SEGMENT INFORMATION

Under IFRS 8 (Segment Information), operating segments are reported in a manner consistent with the internal reporting provided to the Chief Operating Decision Maker (“CODM”). We identified the CODM as our Chief Executive Officer (“CEO”). Our CEO is responsible for allocating resources and assessing performance of our business. We manage our business as a single operating segment that provides air transportation services to passengers. Our performance is measured using an Adjusted EBIT metric, which we define as our consolidated net loss for the year before interest expense and taxation, and further excluding other financial expenses, financial income, impairment losses on tax credits, net foreign currency exchange results (gain or losses), net results on monetary position (gain or losses), shared-based compensation expenses and dispute settlement charges.

The following table presents a reconciliation between the net loss and Adjusted EBIT for the years ended December 31, 2023 and 2022:

	For the year ended December 31, 2023 $	For the year ended December 31, 2022 $
Net loss	(101,783,667)	(19,235,781)

Interest expense	3,664,952	4,924,054
Income tax	—	—
Other financial expenses	375,634	5,997,863
Financial income	—	(2,412,138)
Impairment of tax credits	4,774,737	8,008,284
Foreign currency exchange, net	30,192,568	(5,221,311)
Loss on net monetary position	16,944,432	11,308,577
Share-based compensation expenses	10,816,346	1,894,101
Dispute settlement charges	851,672	1,237,500
Adjusted EBIT	(34,163,326)	6,501,149

Operating revenues by geographic region are detailed in Note 4.

The tangible assets primarily consist of rights of use lease assets as shown on the statements of financial position as of the years presented.

Due to the nature of our business, we usually do not have any concentration of customers for any year presented.

33.
LOSS PER SHARE

The following table presents our basic and diluted losses per share for the years ended December 31, 2023 and 2022:

	For the year ended December 31,
	2023	2022
Net loss	(101,783,667)	(19,235,781)
Numerator of basic and diluted loss per share	(101,783,667)	(19,235,781)
Weighted-average number of common shares outstanding* - basic and diluted	1,690,103,474	723,930,583
Denominator of basic and diluted loss per share	1,690,103,474	723,930,583
Basic and diluted loss per common share – $	(0.06)	(0.03)

* Includes Ordinary and Series A shares.

FLYBONDI LIMITED

For the year ended December 31, 2023, we excluded 66,046,536 of outstanding stock options from the calculations of diluted earnings per share attributable to common shareholders because their effect would have been antidilutive.

For the year ended December 31, 2022, we excluded 3,416,878 of outstanding stock options from the calculations of diluted earnings per share attributable to common shareholders because their effect would have been antidilutive.

34.
LEGAL PROCEEDINGS

In October 2023, Ciaran Brannigan, Michael Edward Cawley, Brian Cawley, Caroline Cawley, Neville Cook, Christine Hamilton, Sertac Haybat, Jonathan Herbert, David O’Brien, and Michael Powell (all as commercially represented by Mr. Julian Cook, and with Mr. Cook, “the Petitioners”) filed an Unfair Prejudice Petition (“the Petition”) in the U.K. High Court of Justice. The Petitioners, collectively own less than 0.40% of the total outstanding shares of Flybondi. The Petitioners are either former Directors or Officers of Flybondi or immediate family members or close friends of such Directors or Officers. Those Petitioners who served as Directors resigned voluntarily during or before the Covid-19 pandemic.

The Petition named as Respondents Flybondi and Directors Yu, Ball, Barreto, Biely, de Luque, Grabowski, and Nane (the “Respondents”). The Petition arises out of a series of financing rounds (the “Survival Financings”) undertaken prior to and during the Covid-19 pandemic that were, in the unanimous judgement opinion of the Flybondi Board (including the Petitioners serving as Directors), necessary to ensure the continued operation of Flybondi. All shareholders (including the Petitioners) were afforded notice and the opportunity to invest in the Survival Financings. Certain shareholders and Petitioners duly invested. The Flybondi Board formally closed each round as it was completed, with the final Survival Financing round closed in May 2021. Upon the opening of each successive Survival Financing, notice was provided of the formal closing of the prior.

In addition to the foregoing, a specific and limited number of shares were reserved for each Petitioner, each of whom were provided notice of such number and additional time to complete subscriptions for such shares to the Survival Financings. In May 2023, Petitioners demanded consummation of additional subscriptions, in amounts that greatly exceeded their respective allotted pro-rata shares and far exceeded the total number of shares reserved. The Flybondi Board concluded that Flybondi did not have an obligation to issue such shares and acceding to the demanded issuance would be contrary to the interest of the company and its shareholders.

Petitioners’ Petition seeks to compel Respondents to consummate the subscriptions. Respondents believe that the Petition is without merit.

On April 22, 2024, Respondent Yu (acting on the authority of all Respondents and pursuant to Part 36 of the (UK) Civil Procedure Rules) offered to settle all of the Petitioners’ claims for a cash settlement of $425,000, an amount derived from Respondents’ expected costs of defense. As of the date of the issuance of these financial statements, Petitioners have not substantively replied to the Part 36 offer.

We cannot predict with certainty the outcome of the Petition or any potential future proceeding at this time. There can be no assurance that the Petition or any litigation will be resolved favorably to Flybondi or the Directors. Any decision contrary to the interests of Flybondi or the Directors could result in dilution to Flybondi shareholders. If the Petition continues to be litigated, Flybondi will likely incur defense costs as well as possibly indemnification costs regarding the defense of the named Directors. The Company does not expect to have a material impact on the financial position, liquidity and results of operations.

35.
MERGER TRANSACTION WITH INTEGRAL ACQUISITION CORPORATION 1

On October 19, 2023, the Company announced its plans to be listed on the Nasdaq Stock Market (“Nasdaq”) and its entry into a definitive business combination agreement with Integral Acquisition Corporation 1 (“Integral 1”) (NASDAQ: INTE). The planned transaction is structured as a share exchange and subsidiary merger (the “Business Combination”), was approved by the boards of directors of both Integral 1 and the Company, and is expected to close during the second half of 2024, subject to regulatory approvals, the approval by the stockholders of Integral 1 and the shareholders of the Company, and the satisfaction of certain other customary closing conditions, including the review by the U.S. Securities and Exchange Commission (“SEC”) of the proxy statement/prospectus relating to the proposed Business Combination and approval by Nasdaq to list the securities of Flybondi.

36.
SUBSEQUENT EVENTS

There were no matters arising between the date of the balance sheet and the date on which these financial statements were approved by the Board of Directors.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

INTEGRAL ACQUISITION CORPORATION 1,

FB PARENT LIMITED,

GAUCHO MS, INC.,

FLYBONDI LIMITED

and

THE SHAREHOLDERS OF FLYBONDI LIMITED NAMED HEREIN,

dated as of

October 19, 2023

EXHIBITS

EXHIBITA	FORM OF SELLER JOINDER
EXHIBITB	FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBITC	FORM OF LOCK-UP AGREEMENT

ANNEXES

ANNEX I	LIST OF SELLERS

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of October 19, 2023 (this “Agreement”), is made and entered into by and among Integral Acquisition Corporation 1, a Delaware corporation (“SPAC”), FB Parent Limited, a limited company incorporated under the laws of England and Wales (“TopCo”), Gaucho MS, Inc., a Delaware corporation and wholly-owned Subsidiary of TopCo (“Merger Sub” and, together with TopCo, the “TopCo Parties” and each, a “TopCo Party”), and Flybondi Limited, a private limited company incorporated under the laws of England and Wales (the “Company”), each of the holders of the Company’s outstanding shares that are named on Annex I hereto and that have executed and delivered a copy of this Agreement as of the date hereof, each of which is a Key Company Shareholder (as defined below) (collectively, the “Signing Sellers”), and each of the other holders of the Company’s outstanding shares and/or options that after the date hereof execute and deliver to SPAC, TopCo and the Company a joinder agreement in substantially the form attached as Exhibit A hereto (each, a “Seller Joinder”) to become party to this Agreement which Seller Joinder is accepted in writing and executed and delivered by SPAC, TopCo and the Company, and which Seller Joinder contains an acknowledgement by such holder of Company Shares that it has received the Proxy/Registration Statement prospectus with respect to the Transactions (as defined below) (collectively, the “Joining Sellers” and, together with the Signing Sellers, the “Sellers”). Capitalized terms used herein without definition have the meanings set forth in Article I.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation on February 16, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more target businesses;

WHEREAS, each of TopCo and Merger Sub was incorporated or formed, as applicable, for the purposes of consummating the Transactions and the applicable Ancillary Agreements;

WHEREAS, Merger Sub is a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, at the Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), SPAC shall merge with and into Merger Sub (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”) and a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, as a result of the Merger, (a) each issued and outstanding share of SPAC Common Stock shall no longer be outstanding and shall be automatically converted into and exchanged for the right to receive one (1) TopCo Share and (b) each issued and outstanding SPAC Warrant shall no longer be outstanding and shall, pursuant to the terms of the SPAC Warrant Agreement, be automatically converted into and become one warrant to purchase TopCo Shares, and all rights with respect to shares of SPAC Common Stock underlying such SPAC Warrants will be automatically converted into rights with respect to TopCo Shares, in each case, with TopCo issuing a number of TopCo Shares and warrants in accordance with the terms of this Agreement;

WHEREAS, (a) new articles of association of TopCo will be adopted, in the form to be mutually agreed to among the Company, TopCo and SPAC prior to Closing (the “New TopCo Articles”); (b) TopCo shall acquire all of the issued and outstanding Company Shares (as defined below) from the Sellers in exchange for the issuance by TopCo of new ordinary shares of TopCo (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below), the “Transactions”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, SPAC and Sponsor will duly execute and deliver to the Company a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor will agree to (a) vote the SPAC Common Stock held by it as of the date hereof and any additional SPAC Capital Stock that it acquires prior to the SPAC Stockholder Meeting, in each case, in favor of this Agreement and each of the Transaction Proposals, (b) not redeem any SPAC Common Stock held by it in connection with the Transactions and will waive its redemption rights, (c) at Closing, transfer, directly or constructively (including pursuant to a forfeiture and reissuance), 500,000 Founder Shares (as defined therein) and 1,650,000 Founder Warrants (as defined therein), to or as directed by the Company, and (d) in the event of non-compliance by SPAC of certain of its obligations in connection with the Escrow Agreement, offer the Cartesian Escrow Parties the option to purchase 1,581,250 Founder Shares (as defined therein) for $1.00, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, in connection with the Closing, TopCo, Sponsor and certain holders of Company Shares will enter into a registration rights agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, TopCo will agree to provide such holders of shares of SPAC Common Stock and such holders of Company Shares with certain registration rights with respect to the Registrable Securities (as defined therein);

WHEREAS, in connection with the Closing, TopCo, Sponsor and certain holders of Company Shares will enter into a lock-up agreement substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor, the holders of SPAC securities who are directors or executive officers of SPAC and the Key Company Shareholders will agree to not effect any sale or distribution of certain equity or equity-linked securities of TopCo during the period set forth therein, subject to certain customary exceptions set forth therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of SPAC and its shareholders to enter into this Agreement and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions, and (c) determined to recommend to its stockholders the approval and adoption of this Agreement and the Transactions;

WHEREAS, the board of directors of TopCo (the “TopCo Board”) has unanimously (a) determined that this Agreement, the Ancillary Agreements to which TopCo is or will be a party and the Transactions are in the best interests of TopCo, and (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions;

WHEREAS, TopCo, in its capacity as the sole member of Merger Sub, has (a) determined that the Transactions, including the Merger, are in the best interests of Merger Sub and TopCo (as sole member of Merger Sub), and (b) approved and adopted this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to, advisable for and in the best interests of the Company and its shareholders to enter into this Agreement and to consummate the Transactions, and (b) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Share Exchange and the Merger, collectively, constitute an integrated transaction that qualifies under Section 351 of the Code, and (b) the transfers of shares of SPAC Common Stock by SPAC Stockholders pursuant to the Merger (other than by any SPAC Stockholders who (i) are “U.S. persons”, (ii) are or will be “five-percent transferee shareholders” (in each case, as defined in Treasury Regulations Section 1.367(a)-3(c)(5)) and (iii) do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8) qualify for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (collectively, the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, each of SPAC, TopCo, Merger Sub and the Company agrees as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to the Company, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries or (ii) fifteen percent (15%) or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries; (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of the equity value or voting securities (measured by voting power) of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries; provided, however, that any securities of the Company issued (v) in a bona fide financing transaction, (w) bona fide commercial agreement for a code share, cargo carriage, or similar airline cooperation agreement, (x) series of bona fide financing transactions, (y) in accordance with this Agreement or (z) pursuant to the conversion of any securities issued in accordance with this Agreement shall be excluded from the definition of “Acquisition Proposal”.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, charge, audit, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means, collectively, (a) the Sponsor Support Agreement, (b) the Registration Rights Agreement, (c) the Lock-Up Agreement, and (d) each other agreement, document, instrument and/or certificate executed or contemplated by this Agreement to be executed, in connection with the consummation of the Transactions (including the Merger).

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the United Kingdom Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials), and any related or similar laws, rules, regulations or guidelines, which, in each case, are issued, administered or enforced by any authority having jurisdiction over the Company and/or any of its Subsidiaries, or to which the Company and/or any of its Subsidiaries are subject.

“Antitrust Laws” means any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Business Combination” has the meaning set forth in the Governing Documents of SPAC.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the United Kingdom Companies Act 2006.

“Company Benefit Plan” means each “employee benefit plan” as defined under applicable Law, and each other stock or share purchase, stock or share option, restricted stock or share incentive compensation, phantom-equity, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, employee loan, educational assistance, bonus, incentive, deferred compensation, defined benefit, defined contribution, welfare, post-retirement health or welfare, health, medical, vision, dental, flexible spending account, cafeteria, life, disability, accident, termination, severance and each other material compensation or benefits plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or unregistered, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Group Companies on behalf of current or former employees, officers, individual independent contractors or directors of any of the Group Companies or their spouses, beneficiaries or dependents, or under which any of the Group Companies has or could reasonably be expected to have any material liability, contingent or otherwise.

“Company and TopCo Party Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Organization, Good Standing and Corporate Power), Section 4.2 (Subsidiaries; Capitalization), Section 4.3 (Due Authorization), Section 4.17 (No Unregistered Brokers or Finders), Section 6.1 (Organization, Good Standing, Corporate Power and Qualification), Section 6.2 (Capitalization) and Section 6.3 (Due Authorization).

“Company Fully-Diluted Number” means the sum, without duplication, of (a) the aggregate number of Company Shares issued and outstanding immediately prior to the Share Exchange Effective Time, plus (b) the aggregate number of Company Shares underlying the Company In-The-Money Vested Options and New Option Grants (net of such number of Company Shares necessary to reflect exercise on a cashless basis) plus (c) the aggregate number of Company Shares equal in value to the awards in respect of which any beneficiaries under the Deferred Incentive Plans have a right to, and do, receive TopCo Shares in respect of such Deferred Incentive Plans in accordance with the provisions in Section 2.3(e).

“Company In-The-Money Vested Option” means a Company Option that, as of immediately prior to the Share Exchange Effective Time, both (a) has an exercise price that is less than the Company Share Implied Price and (b) is vested in accordance with the terms on which it was granted.

“Company Intellectual Property” means any and all material Intellectual Property used or held for use in connection with the Group Companies’ business, including the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that in no event would any of the following Events (or the effect of any of the following Events), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Group Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the causes underlying such failure may, if not otherwise excluded from this definition of Company Material Adverse Effect, be deemed either alone or in combination to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, (g) any Events generally applicable to the industries or markets in which the Group Companies operate, (h) any action taken by, or at the request, approval or consent of, or with the written approval or consent of SPAC, (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); or (j) the announcement of this Agreement, or the consummation of the Transactions; provided, that in the case of each of clauses (a), (b), (d), (e), (g) and (i), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent it disproportionately and adversely affects the Group Companies, taken as a whole, relative to other similarly situated companies in the industry in which the Group Companies operate.

“Company Option” means each option, whether vested or unvested, to purchase Company Ordinary Shares that is outstanding and unexercised as of immediately prior to the Share Exchange Effective Time.

“Company Option Holder” means a person who holds one or more Company Options from time to time.

“Company Option Contract” means the certificate, contract and/or agreement setting out the terms and conditions of each Company Option.

“Company Ordinary Shares” means the ordinary shares, par value $0.01 per share, of the Company.

“Company Out-Of-The-Money / Unvested Option” means a Company Option that, as of immediately prior to the Share Exchange Effective Time, either (a) has an exercise price that is equal to or greater than the Company Share Implied Price or (b) is not vested in accordance with the terms on which it was granted.

“Company Securities” means Company Shares and Company Options.

“Company Share Implied Price” means the dollar amount equal to the quotient of (a) the Company Value divided by (b) the Company Fully-Diluted Number.

“Company Shareholder” means any holder of any Company Shares.

“Company Series A Shares” means the series A shares, par value $0.01 per share, of the Company.

“Company Shares” means the Company Ordinary Shares and the Company Series A Shares.

“Company Shareholders’ Agreement” means the subscription and shareholders’ agreement relating to the Company, dated of June 30, 2017, as amended.

“Company Transaction Expenses” means, without duplication, any out-of-pocket reasonable and documented fees and expenses payable by any of the Group Companies, the TopCo Parties or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all reasonable and documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including the fees of obtaining comfort letters from the independent certified public accounting firms of each of TopCo and the Company and, to the extent required, Merger Sub; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, to be made to any current or former employee, individual independent contractor, director or officer of any of the Group Companies or the TopCo Parties which become payable (including if subject to continued employment) contingent upon the execution of this Agreement or the consummation of the Transactions, plus any employer portion of any payroll Taxes required to be paid thereon; (c) any Transfer Taxes, (d) any fees, costs or expenses related to obtaining executed Seller Joinders; (e) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 11.1(c); (f) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors); (g) any costs associated with the establishment of a depositary receipt program in Argentina; and (h) as necessary to reflect the limitation set out in clause (e) of the definition of SPAC Transaction Expenses, seventy-five percent (75%) or such larger necessary portion of the premium and other costs and expenses associated with the D&O Tail pursuant to Section 11.10.

“Company Value” means $300,000,000.

“Confidential Information” means any non-public information of or concerning the Group Companies or any of their respective businesses, including any such information pertaining to the Group Companies’ business plans, financial and accounting data, customer, supplier and client lists, customer, supplier and client information (including names, addresses and contact information and including prospective customers, prospective suppliers and prospective clients), business and marketing plans, technology, products, services, formulas, methods, drawings, specifications, designs, plans, methodologies, technical manuals, technical data, pricing and cost information, compositions, formulas, protocols, know-how (including ideas and inventions (whether or not patentable or reduced to practice)), trade secrets, research and development information, solutions, offerings, platforms, improvements and Intellectual Property, whether existing or being developed.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 10, 2023, between SPAC and the Company.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages, purchase orders, or other obligations to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound, whether written or oral.

“Copyrights” means all rights in copyrights (whether registered or unregistered) of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Deferred Incentive Plans” means each of the ‘Política de incentivo extraordinario en acciones virtuales de Flybondi’ launched by FB Líneas Aéreas S.A. on April 11, 2022 and on March 3, 2023.

“Disclosure Schedules” means, as applicable, the Company Disclosure Schedules or the SPAC Disclosure Schedules.

“DTC” means The Depository Trust Company.

“Environmental Condition” means the generation, discharge, emission or release into the environment (including, without limitation, ambient air, surface water, groundwater or land), of any Hazardous Materials by any person in respect of which remedial action is required under any Environmental Laws or as to which any material liability is currently imposed upon any person based upon the acts or omissions of any person with respect to any Hazardous Materials or reporting with respect thereto.

“Environmental Laws” means all applicable Laws of Argentina with respect to the Operating Subsidiaries arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the permits, and any and all other similar approvals, consents, waivers, or certifications required under Environmental Laws.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“fraud” means, with respect to a party hereto, actual and intentional fraud with respect to the making of the representations and warranties by such party in Article IV or Article V (as qualified by the Company Disclosure Schedules and the SPAC Disclosure Schedules, respectively), the certificates to be delivered pursuant to Section 12.2(e)(i) and Section 12.3(e)(i), as applicable; provided, however, that such actual and intentional fraud of a party shall only be deemed to exist if any of the individuals identified in Section 1.4(a) of the Company Disclosure Schedules (in the case of the Company) or Section 1.4(b) of the SPAC Disclosure Schedules (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such party in Article IV or Article V (as qualified by the Company Disclosure Schedules and the SPAC Disclosure Schedules, respectively) or the certificates to be delivered pursuant to Section 12.2(e)(i) and Section 12.3(e)(i), as applicable, and such misrepresentation was made with the actual intention that the other party to this Agreement rely thereon to its material detriment and such other party did actually and reasonably rely thereon to its material detriment (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or any similar theory or other forms of “fraud” under applicable Law).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a company formed under the laws of

England and Wales are its certificate(s) of incorporation, its articles of association and the minutes of its directors’ meetings (containing resolutions of directors) and resolutions of its shareholders (including, solely with respect to the Company, the Company Shareholders’ Agreement); the “Governing Documents” of a Delaware limited partnership are its limited partnership agreement and certificate of limited partnership; and the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation.

“Governmental Authority” means any federal, state, municipal, local, international, supranational or foreign government, governmental authority, Tax Authority, legislature, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Companies” (and, with corresponding meaning, “Group Company”) means, collectively, the Company, and its and their respective Subsidiaries, but excluding the Surviving Company and the TopCo Parties.

“Group Company Interests” means equity interests of the Group Companies.

“Hazardous Materials” means any solid, liquid or gaseous material or substance, alone or in combination, mixture or solution, that is regulated by, defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, per- and poly-fluoroalkyl substances, toxic mold, lead or petroleum (including its derivatives, by-products or other hydrocarbons), in each case, excluding, any de minimis or immaterial quantities of the materials enumerated herein.

“HMRC” means His Majesty’s Revenue and Customs.

“IFRS” means the International Financing Reporting Standards issued by the International Accounting Standards Board as in effect from time to time.

“IPO” means the initial public offering of SPAC.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the outstanding principal of and premium (if any) in respect of all indebtedness for borrowed money of such Person, including accrued and unpaid interest and any per diem interest accruals, (b) the outstanding principal and unpaid interest components of capitalized lease obligations of such Person under GAAP (solely with respect to SPAC) or IFRS (solely with respect to the Group Companies), as applicable, (excluding, for the avoidance of doubt, any real estate leases), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn) under which such Person is the applicant or guaranteed party, (d) the outstanding principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such Person, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the unpaid principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” of such Person, (g) unpaid breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally by such Person; provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors arising in the Ordinary Course and (ii) Indebtedness owing from one Group Company that is directly or indirectly wholly owned by the Company to another Group Company that is directly or indirectly wholly owned by the Company. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the SPAC Transaction Expenses, as applicable.

“Intellectual Property” means any and all rights, title and interests in and to all intellectual property or proprietary rights of every kind and nature however denominated, anywhere in the world, including all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Confidential Information; (e) software, data, databases and technology; (f) Internet domain names and registrations thereof, social media accounts and handles; (g) all copies and embodiments of any of the foregoing, in whatever form or medium, and (h) the right to prosecute and perfect such interests and powers to assert, defend and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IT Systems” means, collectively, the hardware, software, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems and other information technology equipment and infrastructure owned, purported to be owned, licensed, leased or controlled by any of the Group Companies and/or used in their business as currently conducted.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the persons and entities listed in Section 1.1 of the Company Disclosure Schedules.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law and equity, in each case having binding effect and the force of law.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Group Companies or to which the Group Companies otherwise has a right to use.

“Licensed Intellectual Property” means all Intellectual Property rights owned or purported to be owned by a third party and used or held for use by the Group Companies in connection with their business.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP (solely with respect to SPAC), IFRS (solely with respect to the Group Companies) or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, licenses, covenants, options (including options to purchase and options to lease), agreements for sale, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other restrictions or encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Malicious Code” means virus, malware, bugs, worms, software bombs, software routine or hardware component which could permit unauthorized access or disable or otherwise harm any computer, systems or software, or any software routine which could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

“Merger Sub Shares” the shares of common stock, par value $0.01 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market LLC or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Operating Subsidiaries” means Flybondi S.A.U. and FB Líneas Aéreas S.A.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is in the ordinary course of the normal day-to-day operations of such Person.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by any of the Group Companies.

“Patents” means all (a) Argentinian, U.S. and foreign patents (including certificates of invention and other patent equivalents) and inventions, designs and improvements described or claimed therein, utility models, mask works, industrial designs, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty and (b) other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, variance, license, permit, grant, certificate, certification, accreditation, registration or other authorization of a Governmental Authority.

“Permitted Liens” means (a) mechanic’s, materialmen’s, landlord’s, operator’s, warehouseman’s, worker’s, repairmen’s, carrier’s, producer’s, grower’s, utilities’ and similar Liens arising or incurred in the Ordinary Course or consistent with industry practice with respect to any amounts (i) not yet delinquent or which are being contested in good faith through appropriate actions and (ii) for which adequate accruals or reserves have been established in accordance with IFRS, as applicable, (b) Liens for Taxes (i) not yet delinquent or which are being contested in good faith through appropriate actions and (ii) for which adequate accruals or reserves have been established in accordance with IFRS, as applicable, (c) Liens, encumbrances and restrictions on Leased Real Property (including defects or imperfections of title, mineral rights, easements, encroachments, covenants, rights-of-way, conditions and similar restrictions of record) that (i) are registered against the titles to such Leased Real Property or (ii) do not, individually or in the aggregate, materially interfere with the current use or occupancy of the Leased Real Property, (d) with respect to any Leased Real Property (i) the statutory or contractual interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Liens thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) any Liens encumbering the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use Laws promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the current use or occupancy of the Leased Real Property, (f) non-exclusive licenses of Owned Intellectual Property entered into in the Ordinary Course by the Group Companies, (g) Ordinary Course purchase money Liens and Liens securing rental payments under operating leases, finance leases or capital lease arrangements for amounts not yet delinquent, (h) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice or industry practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets and property of the Group Companies or the Leased Real Property, (k) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions, and (l) Liens, encumbrances or restrictions that would be released at or prior to the Closing.

“Per Share Exchange Ratio” means the (a) the Share Exchange Aggregate Consideration divided by (b) the Company Fully-Diluted Number.

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means economic or financial sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or His Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share Exchange Aggregate Consideration” means a number of TopCo Shares equal to (a) Company Value divided by (b) $10.00.

“SPAC Capital Stock” means, collectively, SPAC Common Stock and SPAC Preferred Stock.

“SPAC Class A Common Stock” means SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Class B Conversion Ratio” means the ratio pursuant to which the shares of SPAC Class B Common Stock are automatically converted into shares of SPAC Class A Common Stock pursuant to Section 4.3(b)(i) of the SPAC’s certificate of incorporation.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Extension Expenses” means, without duplication, (a) any reasonable and documented out-of-pocket fees and expenses paid or payable by SPAC or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of a SPAC Extension (including (i) submitting a proposal to the SPAC Stockholders pursuant to a definitive proxy statement filed by SPAC with the SEC and (ii) providing such definitive proxy statement to the SPAC Stockholders) and (b) any cash deposits made or to be made into the Trust Account by the Sponsor or its Affiliates or permitted designees after August 30, 2023 for the purpose of extending the time period for SPAC to consummate a Business Combination, as approved by the SPAC Stockholders.

“SPAC Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Organization, Good Standing and Corporate Power), Section 5.2 (Capitalization) and Section 5.3 (Due Authorization) and Section 5.11 (No Unregistered Brokers or Finders).

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of SPAC, taken as a whole; provided, however, that in no event would any of the following Event (or the effect of any of the following Event), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of this Agreement, to the extent expressly set forth in the SPAC Disclosure Schedules, (g) any action taken by, or at the request, approval or consent, of the Company, (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), or (i) the announcement of this Agreement, or the consummation of the Transactions; provided, that in the case of each of clauses (a), (b), (d), (e) and (h), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect to the extent it disproportionately and adversely affects SPAC, taken as a whole, relative to other similarly situated companies in the industries in which SPAC operates.

“SPAC Preferred Stock” means SPAC’s preferred stock, par value $0.0001 per share.

“SPAC Private Warrants” means the warrants issued in a private placement to the Sponsor by SPAC at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of SPAC Common Stock per warrant at a purchase price of $11.50 per share.

“SPAC Public Warrants” means one whole redeemable warrant of which one-half (1/2) was included as part of each SPAC Unit, entitling the holder thereof to purchase one (1) share of SPAC Common Stock at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Common Stock, the SPAC Preferred Stock and the SPAC Warrants, collectively.

“SPAC Share Redemption” means the election (not validly withdrawn or canceled prior to the Closing) of an eligible (as determined in accordance with the Governing Documents of SPAC) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (as determined in accordance with the Governing Documents of SPAC) in connection with (a) the Transaction Proposals or (b) any SPAC Extension.

“SPAC Share Redemption Amount” means the aggregate amount actually payable from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions.

“SPAC Stockholder” means any holder of SPAC Capital Stock immediately prior to the Merger Effective Time.

“SPAC Stockholders’ Approval” means (a) the approval of the Transaction Proposals other than the Merger Proposal, in each case, by the applicable vote of the holders of the outstanding SPAC Common Stock, as required by the Governing Documents of SPAC and (b) the approval of the Merger Proposal by an affirmative vote of the holders of a majority of the shares of SPAC Common Stock that are voted at the SPAC Stockholder Meeting.

“SPAC Transaction Expenses” means, without duplication, (a) any out-of-pocket reasonable and documented fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all reasonable and documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, underwriters, investment banks, data room administrators, attorneys, accountants and other advisors and service providers of SPAC, in all cases not affiliated with Sponsor, (ii) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 11.1(c) and (iii) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors); (b) any SPAC Extension Expenses; (c) the aggregate amount owed by SPAC under any SPAC Working Capital Loans (for the avoidance of doubt, excluding such amounts elected to be converted into SPAC Warrants in connection with the Closing pursuant to the terms of the SPAC Working Capital Loans); and (d) twenty-five percent (25%) of the premium and other costs and expenses associated with the D&O Tail pursuant to Section 11.10, provided, that, such 25% of the premium, costs, and expenses associated with the D&O Tail shall not exceed $150,000.

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“SPAC Warrant Agreement” means that certain warrant agreement, dated November 2, 2021, by and between SPAC and CST, as amended, modified or supplemented from time to time.

“SPAC Warrants” means whole warrants to purchase shares of SPAC Class A Common Stock (a) as issued by SPAC in connection with its initial public offering and (b) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one (1) share of SPAC Class A Common Stock at an exercise price of $11.50.

“SPAC Working Capital Loans” means the working capital loans as described in SPAC’s final prospectus, dated November 2, 2021, filed with the SEC in connection with its initial public offering.

“Sponsor” means Integral Sponsor LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns (including, without limitation, HMRC and/or the IRS).

“Tax Return” means any return, declaration, report, statement, information statement or other notice, document or information filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes, duties, levies, withholdings, contributions or amounts in the nature thereof, imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, fine, surcharge or addition thereto.

“TopCo Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) TopCo Share at a purchase price of $11.50 per share.

“TopCo Public Warrant” means one whole redeemable warrant entitling the holder thereof to purchase one (1) TopCo Share at a purchase price of $11.50 per share.

“TopCo Securities” means the TopCo Shares and the TopCo Warrants, collectively.

“TopCo Shares” means the ordinary shares, nominal value £0.01, in the capital of TopCo.

“TopCo Warrants” means TopCo Private Warrants and TopCo Public Warrants, collectively.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, product and service names, logos, brand names, and other indicia of source or origin, whether or not registered, including all common law rights thereto, and all applications, renewals, extensions and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Transfer Taxes” means any transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and the Trustee, dated as of November 2, 2021, as amended.

“Trustee” or “CST” means Continental Stock Transfer & Trust Company.

“Unpaid Company Transaction Expenses” means the Company Transaction Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Transaction Expenses” means the SPAC Transaction Expenses that are unpaid as of immediately prior to the Closing.

Section 1.2 Other Definitions.

The following terms are defined in the Sections of this Agreement indicated below:

Additional Financial Statements	8.5(b)
Additional SEC Reports	10.4
Agreement	Preamble
Agreement End Date	13.1(e)
Anti-Money Laundering Laws	4.24
Applicable Laws	4.12
Assumed Option	2.3(c)
Audited Financial Statements	8.5(a)
Authorizations	4.12
Break Fee	13.2(b)
Cartesian	Recitals
Cartesian Parties	Recitals
Certificate of Merger	3.2
Closing	2.1(a)
Closing Date	2.1(a)
Company	Preamble
Company Advised Parties	14.19(a)
Company Aircraft	4.27(a)
Company Airport	4.28
Company Board	Recitals
Company Certificate	2.4(b)
Company Cure Period	13.1(e)
Company Deal Communications	14.19(b)
Company Disclosure Schedules	Article IV
Company Material Contract	4.6(a)
Company Non-Recourse Party	14.16(b)
Company Slots	4.28
Competing Transaction	11.7
D&O Indemnitees	11.10(a)
D&O Tail	11.10(b)
DGCL	Recitals
Enforceability Exceptions	4.3
Escrow Agent	11.12(a)
Escrow Agreement	11.12(a)
Escrow Amount	11.12(a)
Escrow Release Date	11.12(a)
Excise Tax Liability	Recitals
Existing D&O Arrangements	11.10(a)
FCPA	4.22
Founders Shares	Recitals
Founders Warrants	Recitals
Governmental Licenses	4.16(b)
IRS	12.3(e)(iv)
Information Systems	4.7(i)
Intended U.S. Tax Treatment	Recitals
Interim Period	8.1
Lock-Up Agreement	Recitals
Lost Certificate Statutory Declaration	2.4(b)
Merger	Recitals
Merger Proposal	11.2(a)

Merger Sub	Preamble
New Option Grants	Section 8.1(j)
New TopCo Articles	Recitals
Observer	8.8(a)
Permitted Transfers	9.2
Post-Closing Board of Directors	11.9
Prior Company Counsel	14.19(a)
Prior SPAC Counsel	14.18(a)
Privileged Company Deal Communications	14.19(b)
Privileged SPAC Deal Communications	14.18(b)
Purchased Shares	3.1
Proxy/Registration Statement	11.2(a)
Real Property Lease	4.6(a)(iii)
Registration Rights Agreement	Recitals
Regulatory Approvals	11.1(a)
Related Party	4.18(a)
Required Company Financial Statements	14.16(b)
Sanctioned Country	4.23
Sanctioned Person	4.23
Signing Financial Statements	4.4(a)
SPAC	Preamble
SPAC Board	Recitals
SPAC Cure Period	13.1(f)
SPAC Deal Communications	14.18(b)
SPAC Disclosure Schedules	Article V
SPAC Extension	10.6
SPAC Financial Statements	5.5(a)
SPAC Material Contracts	5.14(a)
SPAC Non-Recourse Party	14.16(b)
SPAC SEC Filings	5.15
SPAC Stockholder Meeting	11.2(a)
Sponsor Support Agreement	Recitals
Stockholder Litigation	11.6
Supplemental Lease Documents	4.9(b)
Surviving Company	Recitals
Terminating Company Breach	13.1(e)
Terminating SPAC Breach	13.1(f)
Top Suppliers	4.26
TopCo	Preamble
TopCo Board	Recitals
TopCo Party(ies)	Preamble
TopCo Warrant	2.2(e)
Transaction Proposals	11.2(a)
Transactions	Recitals
Transfer	9.2
Trust Account	5.16
Warrant Agreement	11.11
Withholding Agent	3.7

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

(b) Unless the context of this Agreement otherwise requires, references in this Agreement to any Law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.

(c) References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on either Disclosure Schedules, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Schedules.

(d) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. Except as otherwise set forth herein, for any terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of market close on the applicable date.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(g) The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(h) The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred thereto has been made available to SPAC no later than 11:59 p.m. (New York time) on the day prior to the date of this Agreement in the virtual “data rooms” prepared and/or hosted by, or on behalf of, the Company in connection with the Transactions.

Section 1.4 Knowledge. As used herein, (a) the phrases “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the actual knowledge of the individuals identified in Section 1.4(a) of the Company Disclosure Schedules, following reasonable inquiry and (b) the phrase “to the knowledge of SPAC” or “to SPAC’s knowledge” shall mean the actual knowledge of the individuals identified in Section 1.4(b) of the SPAC Disclosure Schedules, following reasonable inquiry.

Article II

SHARE EXCHANGE; CLOSING

Section 2.1 Share Exchange; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article XII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), upon the terms and subject to the conditions of this Agreement and the Governing Documents of the Company, prior to the consummation of the Merger, the Sellers shall sell, transfer, convey, assign and deliver to TopCo, and TopCo shall purchase, acquire and accept from the Sellers, all of the Company Shares held by the Sellers (collectively, the “Purchased Shares”), which comprise all of the legal and beneficial title to all of the Company Shares issued and outstanding as of the Closing Date that are held by the Sellers, with full title guarantee, free and clear of all Liens (other than any Liens arising as a result of potential restrictions on resale under applicable securities Laws and the relevant Governing Documents) and together with all rights attaching to the Company Shares at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Closing). The effective time of consummation of the Share Exchange pursuant to this Section 2.1(a) shall be referred to as the “Share Exchange Effective Time”.

(b) Immediately prior to the consummation of the Share Exchange, a closing (the “Closing”) shall take place remotely via the electronic exchange of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article XII. The date and time at which the Closing is actually held is referred to as the “Closing Date”. Closing signatures may be transmitted by e-mailed PDF or DocuSign files.

Section 2.2 Share Exchange Aggregate Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Sellers shall be entitled to be allotted and issued, by TopCo, in the aggregate, a number of TopCo Ordinary Shares with an aggregate value up to an amount equal to the relevant portion of the Share Exchange Aggregate Consideration, with TopCo allotting and issuing to each Seller, for each Company Share held, a number of TopCo Shares equal to the Per Share Exchange Ratio; provided, that the number of TopCo Shares to be issued to the holder of Company Shares that is the sole holder of TopCo Shares prior to the Share Exchange Effective Time shall be reduced by the number of TopCo Shares held by such sole holder as of the Share Exchange Effective Time. For the avoidance of doubt, other than holders of Company Options receiving Assumed Options pursuant to Section 2.3(c), no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are Sellers hereunder, either as a Signing Seller or as a Joining Seller, and then only with respect to the issued and outstanding Company Ordinary Shares that they own.

Section 2.3 Company Series A Shares Conversion; Company Options Conversion; Deferred Incentive Plans. Prior to the Share Exchange Effective Time, the Company and the Sellers shall take all lawful actions necessary (including, without limitation, obtaining any resolutions of the Company Board and holder consents) so that, effective as of the Share Exchange Effective Time:

(a) All Company Series A Shares shall be converted into Company Ordinary Shares;

(b) Each outstanding Company In-the-Money Vested Option shall, with the consent of the relevant Company Option Holder (if required), be exercised immediately prior to the Share Exchange Effective Time for the number of Company Shares in accordance with the terms of the Company In-the Money Vested Option (net of any such number of Company Shares necessary to reflect exercise on a cashless basis). Without prejudice to the foregoing, the Company may, as an alternative to exercise, seek to agree with the respective Company Option Holder that each outstanding Company In-the-Money Vested Option shall be canceled and extinguished and automatically converted into the right to receive, subject to and in accordance with the terms hereof, such number of TopCo Shares equal to the product of (i) the number of Company Shares underlying such Company In-The-Money Vested Option (net of such number of Company Shares necessary to reflect exercise on a cashless basis) multiplied by (ii) the Per Share Exchange Ratio. In the event that the outstanding Company In-the-Money Vested Options are canceled and converted into a right to receive TopCo Shares, such TopCo Shares shall not be allotted and issued to the respective Company Option Holder until at the earliest one Business Day immediately following the completion of the Share Exchange, and at the latest thirty (30) Business Days immediately following the completion of the Share Exchange. If the allotment and issue of the TopCo Shares pursuant to the provisions of this Section 2.3(b) takes place after the Merger Effective Date the Company, TopCo and the Signing Sellers shall take steps to ensure that the SPAC is not diluted by the allotment and issue of the TopCo Shares to the Company Option Holders as set out in this Section 2.3(b); and

(c) Each outstanding Company Out-Of-The-Money / Unvested Option shall, with the consent of the relevant holder of Company Out-Of-The-Money / Unvested Options (if required), be assumed by TopCo and converted into an option exercisable for TopCo Shares (each, an “Assumed Option”). Each Assumed Option shall: (i) have the right to acquire a number of TopCo Shares equal to (as rounded down to the nearest whole number) the product of (A) the number of Company Shares which the Company Out-Of-The-Money / Unvested Option had the right to acquire immediately prior to the Closing, multiplied by (B) the Per Share Exchange Ratio; (ii) have an exercise price per TopCo Share equal to (as rounded up to the nearest whole cent) (A) the exercise price per Company Share of the Unvested Company Option (in U.S. Dollars), divided by (B) the Per Share Exchange Ratio; and (iii) be subject to the same terms and conditions, including the same vesting schedule as the applicable Company Out-Of-The-Money / Unvested Option. TopCo shall take all corporate action necessary in accordance with its Governing Documents and applicable Laws to maintain (x) sufficient authority for future issuance and maintain such authority for so long as any of the Assumed Options remain outstanding, and (y) a sufficient number of TopCo Shares for delivery upon the exercise of such Assumed Option;

(d) In the event that the Company and/or TopCo require the agreement and/or consent of the Company Option Holders to exercise their Company In-The-Money Vested Options in accordance with Section 2.3(b) above and/or implement the cancellation of their Company In-The-Money Vested Options in accordance with Section 2.3(b) above and/or implement the assumption of their Company Out-Of-The-Money / Unvested Options in accordance with Section 2.3(c) above, each affected Company Option Holder will be given a period of at least three (3) Business Days prior to Closing to agree or otherwise give their consent to such exercise, cancellation and/or assumption; and

(e) In respect of any entitlements under the Deferred Incentive Plans, the Company shall be entitled to procure that any such entitlement may be agreed with the relevant beneficiary under the Deferred Incentive Plans to be canceled and extinguished and automatically converted into the right to receive, subject to and in accordance with the terms hereof, such number of TopCo Shares equal to the product of the number of Company Shares equivalent to the relevant beneficiary’s consideration entitlement under the Deferred Incentive Plans (net of such number of Company Shares necessary to reflect deemed transaction costs (including Tax) and exercise price and any cash payment that may be paid out under the Deferred Incentive Plans) multiplied by (ii) the Per Share Exchange Ratio, provided always that each beneficiary under any Deferred Incentive Plan who is due to receive TopCo Shares in accordance with Section 2.3(a) shall execute and deliver to SPAC, TopCo and the Company a Seller Joinder in order to become party to this Agreement which Seller Joinder is accepted in writing and executed and delivered by SPAC, TopCo and the Company, and which Seller Joinder contains an acknowledgement by such holder of Company Options that it has received the Proxy/Registration Statement prospectus with respect to the Transactions. In the event that any entitlements under the Deferred Incentive Plans are canceled and extinguished and automatically converted into the right to receive TopCo Shares in accordance with this Section 2.3(a), such TopCo Shares shall not be allotted and issued to the respective Company Option Holder until at the earliest one (1) Business Day immediately following the completion of the Share Exchange, and at the latest thirty (30) Business Days immediately following the completion of the Share Exchange. If the allotment and issue of the TopCo Shares pursuant to the provisions of this Section 2.3(e) takes place after the Merger Effective Date the Company, TopCo and the Signing Sellers shall take steps to ensure that holders of the SPAC’s securities are not diluted by the allotment and issue of the TopCo Shares to the Company Option Holders as set out in this Section 2.3(e).

Section 2.4 Surrender of Company Shares and Disbursement of Share Exchange Consideration.

(a) At the Closing, TopCo shall cause the relevant portion of the Share Exchange Aggregate Consideration to be allotted and issued to the Sellers as consideration for the transfer of their Company Shares to TopCo based on the Per Share Exchange Ratio.

(b) At the Closing, each Seller will deliver to TopCo:

(i) the duly executed stock transfer form in respect of its Company Shares (provided, that, and for the avoidance of doubt, in connection with, and pursuant to, the condition set forth in Section 12.2(d), so long as all such executed stock transfer forms taken together represent at least 88.5% (as rounded to one decimal place) of the issued and outstanding Company Shares, the failure to deliver executed stock transfer forms in respect of the Purchased Shares in favor of TopCo representing 100% of the issued and outstanding Company Shares shall not be deemed a breach of this Agreement by the Company or the Sellers);

(ii) the certificate(s) representing Company Shares (“Company Share Certificates”), provided, that in the event that any Company Share Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Share Certificate to TopCo, the Seller may instead deliver to TopCo an indemnity for lost certificate in form and substance reasonably acceptable to TopCo;

(iii) a copy of a power of attorney in respect of such Seller’s Company Shares, permitting TopCo to exercise all rights relating to such Seller’s Company Shares post-Closing and pending the stamping of the stock transfer forms by HMRC in form and substance reasonably acceptable to TopCo; and

(iv) to the extent the relevant Seller is a Key Company Shareholder or otherwise a party thereto, a duly executed counterpart to the Registration Rights Agreement and Lock-Up Agreement.

(c) At the Closing, each Company Option Holder whose outstanding Company In-the-Money Vested Options or Company Out-Of-The-Money / Unvested Options (as applicable) are either exercised and/or canceled, extinguished and converted in accordance with Section 2.3(b) or assumed and converted in accordance with Section 2.3(c), will (and the Company shall procure that such Company Option Holder will) deliver to TopCo:

(i) such Company Option Holder’s express written consent to such exercise, and/or cancellation, extinction and conversion in accordance with Section 2.3(b) or such assumption and conversion in accordance with Section 2.3(c), as applicable (and if the Company can procure the respective Company Option Holder to provide such consent will include (i) a waiver of any claims which such Company Option Holder may have against the Company; and (ii) an indemnification in favour of the Company in respect of any Taxes arising as a result of such exercise, cancellation, extinction, assumption or conversion) in form and substance reasonably acceptable to TopCo;

(ii) in respect of Company Option Holders who are resident in the United Kingdom only, a signed election under section 431 of the Income Tax (Earnings and Pensions) Act 2003 relating to the Company Shares, the TopCo Shares and/or the Assumed Options received by such Company Option Holder in form and substance reasonably acceptable to TopCo; and

(iii) a Seller Joinder in order to become party to this Agreement, which Seller Joinder is accepted in writing and executed and delivered by SPAC, TopCo and the Company, and which Seller Joinder contains an acknowledgement by such Company Option Holder that it has received the Proxy/Registration Statement prospectus with respect to the Transactions.

(d) Notwithstanding anything to the contrary contained herein, no fraction of a TopCo Share will be issued by TopCo by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a TopCo Share (after aggregating all fractional TopCo Shares that would otherwise be received by such Person) shall instead have the number of TopCo Shares issued to such Person rounded up in the aggregate to the nearest whole TopCo Share.

Section 2.5 Stamp Duty. Following the Closing, TopCo shall procure that (if applicable) the stock transfer forms in respect of the Company Shares are stamped and, following that, TopCo shall use commercially reasonable efforts to procure that the transfers of the Company Shares are approved and registered by the Company and the Company agrees to approve and register such transfers.

Section 2.6 Termination of Certain Agreements. The Company and the Sellers hereby agree that (a) the Company Shareholders’ Agreement; (b) any other shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers (other than as set forth in Section 2.6 of the Company Disclosure Schedule) with respect to the Company or Company Shares, and (c) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) to (c), shall be terminated by the Sellers and/or the Company effective as of the Share Exchange Effective Time.

Article III

Merger

Section 3.1 Merger. At the Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, SPAC and Merger Sub shall consummate the Merger, pursuant to which SPAC shall be merged with and into Merger Sub, with SPAC being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving corporation in the Merger. SPAC, as the surviving corporation following the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to SPAC for periods after the Merger Effective Time shall include the Surviving Company).

Section 3.2 Merger Effective Time. On the Business Day immediately following the completion of the Share Exchange, SPAC, Merger Sub and TopCo shall cause the Merger to be consummated by filing a Certificate of Merger for the Merger of SPAC with and into Merger Sub, with SPAC being the surviving entity in the Merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being referred to herein as the “Merger Effective Time”).

Section 3.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Merger Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of TopCo.

Section 3.4 Governing Documents of the Surviving Company. At the Merger Effective Time, the certificate of incorporation and bylaws of SPAC, each as in effect immediately prior to the Merger Effective Time, shall be amended and restated to read in their entirety in the form of the certificate of incorporation and bylaws of Merger Sub, in each case as in effect immediately prior to the Merger Effective Time, respectively (except that the name of the corporation shall be changed to a name as the Company may determine) and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Company until the same may be thereafter further amended and/or restated in accordance with their terms and the DGCL.

Section 3.5 Directors and Officers of the Surviving Company. At the Merger Effective Time, the board of directors and executive officers of SPAC shall resign and the board of directors and the executive officers of Merger Sub immediately prior to the Merger Effective Time shall become the board of directors and executive officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors are duly elected or appointed and qualified.

Section 3.6 Effect of Merger on Issued Securities of SPAC, TopCo and Merger Sub. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC, the Company, TopCo or Merger Sub:

(a) SPAC Units. Each SPAC Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 3.6 below.

(b) SPAC Common Stock. Each share of SPAC Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 3.6(c) below) shall automatically be converted into the right to receive one TopCo Share, following which all such shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Each certificate formerly representing shares of SPAC Common Stock (other than those described in Section 3.6(c) below) shall thereafter represent only the right to receive the same number of TopCo Shares.

(c) Cancellation of Capital Stock Owned by SPAC. If there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares immediately prior to the Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) SPAC Warrants. Each (i) SPAC Public Warrant outstanding immediately prior to the Merger Effective Time shall be automatically converted into the right to receive one TopCo Public Warrant and (ii) SPAC Private Warrant outstanding immediately prior to the Merger Effective Time shall be automatically converted into the right to receive one TopCo Private Warrant, and all SPAC Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the TopCo Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the TopCo Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire TopCo Shares in lieu of shares of SPAC Common Stock and shall otherwise be amended in accordance with the provisions of the Warrant Agreement to (among other things) comply with the restrictions under applicable Law. At or prior to the Merger Effective Time, TopCo shall take all corporate action necessary to maintain sufficient authority for future issuance, and shall maintain such authority for so long as any of the TopCo Warrants remain outstanding, a sufficient number of TopCo Shares for delivery upon the exercise of such TopCo Warrants.

(e) Purchase and Cancellation of Shares of TopCo. The sole holder of shares of TopCo issued and outstanding immediately prior to the Merger Effective Time shall, immediately after the Merger Effective Time, sell, transfer and convey all such shares to TopCo for an aggregate of $0.01, which shares shall thereupon be canceled by TopCo.

(f) Merger Sub Common Stock. All of the shares of Merger Sub Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into an equal number of shares of common stock of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company.

(g) Transfers of Ownership. If any certificate representing securities of SPAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of TopCo or any agent designated by it that such tax has been paid or is not payable.

(h) No Liability. Notwithstanding anything to the contrary in this Section 3.6, none of the Surviving Company, TopCo or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Surrender of SPAC Certificates. Securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the TopCo Securities so issued in exchange.

(j) Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, TopCo shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 3.6; provided, however, that TopCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify TopCo and the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 3.7 Withholding. Each of the parties hereto and their respective agents (each, a “Withholding Agent”), shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement or the Transactions such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any Withholding Agent determines that any amount payable pursuant to this Agreement is subject to deduction and/or withholding (other than any deduction or withholding required in respect of compensatory amounts), then such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such Person of any such deduction or withholding as soon as reasonably practicable after such determination, and (ii) cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.8 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors of SPAC and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except as set forth in the Disclosure Schedules delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 14.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Schedules in accordance with Section 14.9):

Section 4.1 Organization, Good Standing, Corporate Power and Qualification.

(a) Each of the Group Companies (i) is duly incorporated and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority and is duly qualified, (iii) holds all necessary permits, licenses and authorizations necessary or required to carry on its business as now conducted and proposed to be conducted to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up.

(b) The Governing Documents of any of the Group Companies for the period from incorporation to the date hereof made available to SPAC contain copies of all proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders and the directors (or any committee thereof) thereof and there have been no other meetings, resolutions or proceedings of the shareholders or directors of any of the Group Companies, as applicable, to the date hereof not reflected in such corporate records.

Section 4.2 Subsidiaries; Capitalization.

(a) Other than the Company’s Governing Documents, none of the Group Companies is party to any agreement, nor is the Company aware of any agreement, which in any manner affects the voting control of any of the securities of the Company.

(b) As at the date hereof, (i) 2,000,000 Company Ordinary Shares and (ii) 1,688,103,474 Company Series A Shares constitute the whole of the allotted and issued share capital of the Company. The Company does not have any treasury shares nor does it have any shares held in an employee benefit trust or similar vehicle. As of the date of this Agreement, the Company has authority to allot and issue up to 11,612,127 Company Shares upon exercise of the Company Options.

(c) As at the date of this Agreement, other than Flybondi S.A.U. and FB Líneas Aéreas S.A., the Company has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other person. The Company owns all of the issued and outstanding shares of Flybondi S.A.U., and the Company and Flybondi S.A.U. collectively own all of the issued and outstanding shares of FB Líneas Aéreas S.A., in each case free and clear of all encumbrances, claims or demands whatsoever and no person has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from any of the Group Companies of any interest in any of the shares in the capital of Flybondi S.A.U. and FB Líneas Aéreas S.A. All outstanding shares in the capital of, or other equity interests, as applicable, in Flybondi S.A.U. and FB Líneas Aéreas S.A. have been duly authorized and are validly issued, fully paid and non-assessable.

(d) All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws in all material respects, are fully paid and nonassessable, and have not, in all material respects, been issued in violation of (i) the Company’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company’s Governing Documents.

(e) Except as set forth in Section 4.2(e) of the Company Disclosure Schedules and for the Company Options, there are no equity or equity-based interests, options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company or any of its Subsidiaries of any Company Shares or other equity securities of the Company or any of its Subsidiaries. Other than the Company’s Governing Documents, there are no (A) voting trust agreements between the Company and any Company Shareholder, (B) management rights or side letters between the Company and any Company Shareholder or (C) rights under any letter or agreement between any Company Shareholder and the Company providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the Company Shareholders. Except as set forth in Section 4.2(e) of the Company Disclosure Schedules and the Company’s Governing Documents, no Group Company is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting, transfers or giving of written consents with respect to any security of any Group Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any current or former officer, employee, director, individual independent contractor or individual consultant of a Group Company that is not reflected in the outstanding share and option numbers contained in this Section 4.2 (except for employment offer letters and employment agreements entered into in the Ordinary Course). There are no outstanding bonds, debentures, notes or other Indebtedness of a Group Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Group Company’s equityholders may vote. No Group Company has adopted any shareholder rights plan or similar agreement to which any Group Company would be or become subject, party or otherwise bound. Any profit sharing pool or plan of the Company has been replaced by the Deferred Incentive Plans.

(f) The Company has made available to SPAC the Company Option ledger, which reflects all of the outstanding Company Options and (i) the range of the grant dates, (ii) the applicable exercise prices, (iii) the jurisdiction of each holder of Company Options, and (iv) vesting schedules therefor as of such date.

Section 4.3 Due Authorization.

(a) The Company has all requisite corporate power, authority and capacity to enter into each of this Agreement and each Ancillary Agreement to which it is or will be a party, and to perform the Transactions.

(b) On the Closing Date, the Agreement and any Ancillary Agreement shall have been duly authorized and executed and delivered by the Company and upon such execution and delivery each shall constitute a valid and binding obligation of the Company and each shall be enforceable against the Company in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and (ii) as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law ((i) and (ii), collectively, the “Enforceability Exceptions”).

Section 4.4 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021 and the unaudited consolidated balance sheet of the Company as of December 31, 2022, and the related audited consolidated statements of income and cash flows of the Company for the year ended December 31, 2021 and the related unaudited consolidated statements of income and cash flows of the Company for the year ended December 31, 2022 (collectively, the “Signing Financial Statements”). Each of the Signing Financial Statements (including the notes thereto) (i) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein. The PCAOB Financial Statements, when delivered in accordance with Section 8.5, will (i) accurately reflect the books and records of the Group Companies as of the times and for the periods referred to therein, (ii) will have been prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in nature or amount) and (iii) will fairly present in all material respects the consolidated financial position of the Group Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Group Companies for the periods indicated.

(b) Except as and to the extent set forth on the Signing Financial Statements, the Company does not have, and the PCAOB Financial Statements upon delivery will not have, any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for:

(i) liabilities that were incurred in the Ordinary Course or in connection with the Transactions since December 31, 2022, which are not, individually or in the aggregate, material to the Group Companies taken as a whole;

(ii) obligations for future performance under any contract to which the Company is a party; or

(iii) any other liabilities and obligations which do not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Non-Contravention. The execution and delivery by the Company this Agreement or any Ancillary Agreements to which it is a party does not, and the performance by the Company this Agreement or any Ancillary Agreements to which it is a party will not (a) contravene or conflict with the Governing Documents of the Company, (b) assuming any applicable waiting periods referred to herein have expired, violate any provision of any Law or Governmental Order binding upon or applicable to the Group Companies, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Group Companies or require any payment or reimbursement or to a loss of any material benefit relating to the business of the Group Companies to which a Group Companies is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Group Companies or by which any of the Company Shares, or any of the Group Companies’ assets is or may be bound, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Shares or any of the Group Companies’ material assets, other than, in the cases of clauses (a) to (d), as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6 Contracts.

(a) Section 4.6(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, the following types of Contracts and agreements (other than Company Benefit Plans) to which any Group Company is a party, or by which any Group Company is bound or to which any Group Company or any of their respective assets or properties are subject that are in effect as of the date of this Agreement (each Contract required to be set forth in Section 4.6(a) of the Company Disclosure Schedules, together with all amendments, waivers or other changes thereto, a “Company Material Contract”):

(i) obligations of, or payments to, any of the Group Companies of $2,500,000 or more;

(ii) any outstanding Indebtedness (other than Indebtedness incurred in the Ordinary Course) of $2,500,000 or more, including any convertible debt/equity instruments;

(iii) any real property leasehold, license or other occupancy interest material to the business of the Group Companies (“Real Property Lease”);

(iv) any Contract (A) pursuant to which the Group Companies grant any right or license under any Owned Intellectual Property to any Person (excluding non-exclusive licenses granted to customers and service providers of the Group Companies in the Ordinary Course); (B) pursuant to which the Group Companies obtain the right to use any IT Systems or other Intellectual Property owned by another Person that is material to the business of the Group Companies (excluding nonexclusive licenses or other rights granted to any Group Company for standard, generally commercially available IT Systems or other software, products or applications that are non-customized and licensed for a payment of less than $250,000 per annum in the aggregate); (C) that constitutes a concurrent-use agreement, settlement agreement or co-existence agreement with respect to any Owned Intellectual Property; or (D) pursuant to which any Group Company grants any exclusive license of any Intellectual Property to any Person;

(v) Contracts with any Governmental Authority;

(vi) Contracts with any Top Supplier;

(vii) Contracts which remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area, or to compete with any Person;

(viii) Contracts with an executive employee of the Company; and

(ix) Contracts between (A) on the one hand, any of the Group Companies, and (B) on the other hand, any Company Shareholder or any of his, her or its Affiliates, but excluding Contracts for compensation as an employee, director, or individual independent contractor.

(b) True, correct and complete copies of the Company Material Contracts have been delivered to or made available to SPAC.

(c) Except (i) as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) for any Company Material Contract that is terminated or expires following the date of this Agreement in accordance with its terms or (iii) as set forth on Section 4.6(c) of the Company Disclosure Schedules, (A) to the knowledge of the Company, all Contracts to which any of the Group Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by the Enforceability Exceptions, and (B) no Group Company has received written notice, or to the knowledge of the Company, oral notice of the intention of any party to any Company Material Contract to terminate such Company Material Contract, exercise any option not to renew thereunder, or amend the terms thereof other than modifications in the Ordinary Course that do not materially impair the rights of any Group Company thereunder. None of the Group Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default, in any material respect, under any Company Material Contract.

Section 4.7 Intellectual Property; Information Technology. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company or applicable Group Company holds all intellectual property, including Patents, Trademarks, Copyrights, and domain names (collectively, the “Registered IP”), as is necessary for the conduct of the business of the Group Companies as historically conducted or as contemplated by its current business plans.

(b) Each item of Registered IP is subsisting and, to the knowledge of the Company (except with respect to pending items included in the Registered IP), valid and enforceable. The consummation of the Transactions will not (i) materially impair any rights under, or cause any Group Company to be in violation of or default under, any license or other agreement to use any Licensed Intellectual Property or under which it grants any person rights to use any Owned Intellectual Property, or (ii) require the payment of any royalties, fees, or other payments with respect to any use or exploitation of any Company Intellectual Property.

(c) All or each of the Group Companies (i) solely and exclusively own all right, title, and interest in and to all Owned Intellectual Property, and (ii) have and have had valid and enforceable licenses for, or other rights to use, all Licensed Intellectual Property, except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no pending or, to the Company’s knowledge, threatened Action by others challenging the validity, enforceability, registrability or scope of any Company Intellectual Property or rights of any of the Group Companies in or to any Registered IP (other than routine office actions), and the Company has no knowledge of any facts which form a reasonable basis for any such claim. To the Company’s knowledge, there has been no finding of unenforceability or invalidity of the Registered IP.

(d) In the past two (2) years, none of the Group Companies has received any notice or claim (whether written, oral or otherwise) challenging the ownership or right to use of any of the Owned Intellectual Property.

(e) To the Company’s knowledge, the conduct of the business of each of the Group Companies (including, without limitation, the use or other exploitation of the Intellectual Property by the Group Companies or any customers, distributors or other licensees thereof) has not, in the past two (2) years, infringed, violated, misappropriated or otherwise conflicted with any Intellectual Property right of any person; there is no pending or threatened Action by others that any Group Company infringes or otherwise violates any Intellectual Property of others, and Company has no knowledge of any facts which form a reasonable basis for any such claim. To the Company’s knowledge, no person has, in the past two (2) years, infringed or misappropriated, or is infringing or misappropriating, any rights of any of the Group Companies in or to the Company Intellectual Property.

(f) None of the Group Companies is a party to any Action, nor, to the Company’s knowledge, is or has any Action been threatened that alleges that any current or proposed conduct of their respective businesses has infringed, violated or misappropriated or otherwise conflicted, or will infringe, violate or misappropriate or otherwise conflict, with any Intellectual Property right of any person. The Group Companies have not, in the past two (2) years, received any written communications, alleging any of the foregoing (including any invitations to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to the conduct of the business), except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) The Group Companies have taken and take reasonable actions to maintain, protect, and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its material Confidential Information. No Group Company has disclosed any trade secrets or other material Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(h) All persons who have contributed, created, conceived, or otherwise developed any material Owned Intellectual Property have executed valid, written agreements with a Group Company pursuant to which such persons agreed to assign to the Company or other Group Companies all of their right, title, and interest in and to any Intellectual Property contributed, created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Group Companies, except to the extent such Intellectual Property is owned by a Group Company by operation of law. There are no outstanding Actions, and, to the Company’s knowledge, no circumstances that exist that are likely to give rise to any Action, for any compensation or other payments to such person in relation to any Owned Intellectual Property that such person has contributed, created, conceived or otherwise developed. To the Company’s knowledge, no employee, independent contractor, or agent of the Group Companies has misappropriated any material trade secrets of the Group Companies in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Group Companies is in material default or material breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or Contract to the extent relating to the protection, ownership, development, use or transfer of Company Intellectual Property.

(i) The Group Companies lawfully own, lease, or license operating systems, databases, software, cloud accounts, third party services, operating systems, data, databases, files, documentation and other materials related thereto, that are used in the conduct of the business of the Group Companies as currently conducted, as well as applications developed by, or on behalf of, or owned by, any of the Group Companies, used in connection with the business of any of the Group Companies (the “Information Systems”).

(j) The Information Systems are reasonably sufficient in all material respects for the needs of the business of the Group Companies as currently conducted and have not, in the past two (2) years, suffered any material substandard performance, breakdown or failure that has not been remediated in all material respects. To the knowledge of the Company, all Information Systems are free from any material defects or vulnerabilities and do not contain any Malicious Code. Each Group Company has, in the past two (2) years, implemented and currently implements industry standard reasonable measures designed to prevent the introduction of Malicious Code into Information Systems, including firewall protections and regular virus scans. The Group Companies maintain reasonable backup and data recovery, disaster recovery, and business continuity plans, and procedures. The Group Companies have not materially breached of any of their contracts relating to Information Systems.

Section 4.8 Property.

(a) Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Group Companies is the absolute legal and beneficial owner of, and has good and marketable title to, all of the material properties and assets thereof, and no other property or assets are necessary for the conduct of the business of the Company as currently conducted.

(b) Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Group Companies is the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in its property free and clear of all encumbrances, charges, covenants, conditions, options to purchase and restrictions or other adverse claims or interests of any kind or nature and none of the Group Companies has any knowledge of any claim of adverse ownership in respect thereof which could reasonably be expected to have a Company Material Adverse Effect.

(c) Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Group Companies has received any written notice or claim challenging its ownership or right to use of any of its property or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor is there a reasonable basis for any claim that any person other than any of the Group Companies has any claim of legal or beneficial ownership or other claim or interest in any property.

Section 4.9 Real Property.

(a) Except as disclosed on Section 4.9(a) of the Company Disclosure Schedules, none of the Group Companies own, and none of the Group Companies has ever owned, any real property.

(b) Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or applicable Group Company has a valid and enforceable Real Property Lease, together with all amendments, modifications, supplements, extensions, renewals, guaranties, non-disturbance agreements and other similar agreements with respect thereto necessary for the business of the Group Companies (collectively, the “Supplemental Lease Documents”), as is necessary for the conduct of the business of the Group Companies as historically conducted or as contemplated by its current business plans. The Company has made available to SPAC a true, correct and complete copy of each Real Property Lease and all Supplemental Lease Documents.

(c) Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company:

(i) either the Company or one of its Subsidiaries has a valid and enforceable leasehold interest in the Leased Real Property, free and clear of Liens other than Permitted Liens;

(ii) no Group Company is in default under the Real Property Leases;

(iii) neither the Company nor any Subsidiary has received written notice from any landlord of any ongoing material dispute involving any terms of its lease of any Leased Real Property;

(iv) the consummation of the Transactions will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(v) no Group Company has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(vi) no Group Company has failed to exercise any right of renewal with respect to any Real Property Lease except in the Ordinary Course, consistent with past practice. There are no disputes or forbearance programs in effect as to any such Real Property Lease;

(vii) each Group Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease;

(viii) any lease or other tenancy entered into by the Company or by any Subsidiary with respect to any Leased Real Property complies with and does not violate applicable subdivision legislation;

(ix) each Group Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease free and clear of all Liens, except for Permitted Liens, and with a right to peaceful and quiet possession and quiet enjoyment, is in full force and effect and constitutes a valid and binding obligation of the applicable Group Company that is the lessee thereunder, enforceable against such Group Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, except as limited by the Enforceability Exceptions; and

(d) The Leased Real Property, the current uses thereof and the conduct of the business thereon by the Group Companies (as currently conducted), comply with all restrictive covenants, governmental and quasi-governmental Laws and regulations, including, without limitation, those dealing with zoning, municipal planning schemes, parking access, loading facilities, building, electrical and plumbing codes and fire and public health and safety, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) No alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Real Property by any municipal or other competent authority, which alteration, repair, improvement or other work has not been completed, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) All accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Real Property at the request of the Company or any Subsidiary, including its predecessors in interest, have been fully paid and satisfied, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.10 Environmental Matters. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company:

(a) none of the Group Companies is in violation of, or has violated or has any actual liability under, any Environmental Law and there are no facts, circumstances or conditions existing, initiated or occurring which could result in material liability under any Environmental Laws. Without limiting the generality of the foregoing, to the knowledge of the

Company: (i) there has been no Environmental Condition at, on, under or from any of the properties currently owned, leased or operated by any of the Group Companies (including, without limitation, soils and surface and ground waters) during the period of any of the Group Companies’, as applicable, ownership, tenancy or operation of such property; (ii) in the past two (2) years, there has been no Environmental Condition at, on, under or from any of the properties formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters); and (iii) none of the real property currently leased or operated by the Company contains underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently for the management of any Hazardous Materials, and no portion of such real property is or has been used as a dump or landfill or consists of or contains filled-in land or wetlands.

(b) in the past two (2) years, none of the Group Companies has received any written notice, demand, claim or request for information or other written communication alleging that any of the Group Companies (i) is actually, potentially or allegedly liable under any Environmental Law for an Environmental Condition, or (ii) may be in violation of or have any material liability under any Environmental Law.

(c) in the past two (2) years, to the knowledge of the Company, none of the Group Companies has caused or permitted the release, in violation of Environmental Laws, of any Hazardous Materials on or from any of its properties or assets or any such release on or from a facility owned or operated by third parties for which any of the Group Companies has or may reasonably be alleged to have liability.

Section 4.11 Compliance with Other Instruments. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) No legal or governmental proceedings or inquiries are pending to which any of the Group Companies is a party or to which the property thereof is subject that would result in the revocation or modification of any certificate, authority, permit or license necessary to conduct the business now owned or operated by any of the Group Companies, as applicable, and, to the knowledge of the Company, no such legal or governmental proceedings or inquiries have been threatened in writing against or are contemplated with respect to any of the Group Companies, or with respect to their properties or assets.

(b) The Company is not in violation of its Governing Documents or in default in any material respect in the performance or observance of any material obligation, agreement, covenant or condition contained in any Company Material Contract.

(c) Each of the execution and delivery of this Agreement and any Ancillary Agreement, the performance by the Company of its obligations hereunder or thereunder, and the consummation of the Transactions do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both): (i) any statute, rule or regulation applicable to the Company including, without limitation, securities Laws; (ii) the constating documents, memorandum and articles of association or resolutions of the Company which are in effect at the date hereof; (iii) any mortgage, note, indenture, Contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound; or (iv) any judgment, decree or order binding the Company or the property or assets of the Company.

Section 4.12 Compliance with Applicable Laws. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Group Companies and, to the knowledge of the Company, all directors, officers, members and employees of each: (a) is and at all times has been in compliance with all applicable Laws, statutes, rules, regulations, ordinances, orders, decrees and guidances and any laws, rules and regulations relating in whole or in part to health and safety and/or the environment (collectively, “Applicable Laws”); (b) has not received in writing any correspondence or notice from any Governmental Authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto necessary to conduct the business now owned or operated by any of the Group Companies (collectively, “Authorizations”); (c) possesses and is in compliance with all Authorizations required for the conduct of its business, and such Authorizations are valid and in full force and effect and each of the Group Companies and all directors, officers and employees of each are not in violation of any term of any such Authorization; (d) has not received written notice of any pending or threatened claim, suit, proceeding, charge, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Authority alleging that any operation or activity of any of the Group Companies or, to the knowledge of the Company, any of their directors, officers and/or employees is in violation of any Applicable Laws or Authorizations and, to the knowledge of the Company, no Governmental Authority is considering any such claim, suit, proceeding, charge, hearing, enforcement, audit, investigation, arbitration or other Action; and (e) has not received written notice that any Governmental Authority has taken, is taking, or intends to take action to limit, suspend, modify or revoke any material Authorizations and, to the knowledge of the Company, no such Governmental Authority is taking such action.

Section 4.13 Absence of Changes. Except as set forth in Section 4.13 of the Company Disclosure Schedules, since December 31, 2022, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect and (b) the Group Companies have conducted their businesses in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions.

Section 4.14 Litigation. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, (i) there are no Actions of any kind whatsoever outstanding pending or, threatened in writing against or affecting the Company, or the directors, officers or employees thereof, at law or in equity or before or by any Governmental Authority and (ii) the Company is not subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority.

Section 4.15 Insurance. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, each of the Group Companies has in full force and effect insurance policies that cover such risks and are in such amounts as are determined by the Company to be reasonable for the businesses of the Group Companies, as applicable. True, correct and complete copies in all material respects of such insurance policies as in effect as of the date of this Agreement have been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Group Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim made by any Group Company under an insurance policy during the last twelve (12) months.

Section 4.16 Permits and Licenses. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Group Companies has all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties, and all such Permits are valid and in full force and effect. None of the Group Companies is in material breach, default, or violation of any such Permits. No modification, suspension, cancellation, withdrawal, or revocation of any such Permit is pending or, to the Company’s knowledge, currently threatened in writing.

(b) Each of the Group Companies is duly qualified and possesses all such permits, certificates, licenses, approvals, consents and other authorizations (the “Governmental Licenses”) issued by the appropriate Governmental Authority necessary to conduct the business as now operated by any of the Group Companies, as applicable, and proposed to be conducted by any of the Group Companies, as applicable; (B) each of the Group Companies is in compliance with the terms and conditions of all such Governmental Licenses; (C) all of the Governmental Licenses are valid and in full force and effect; and (D) none of the Group Companies has received any written notice relating to the revocation or modification of any such Governmental Licenses.

Section 4.17 No Unregistered Brokers or Finders. No broker, finder or investment banker which is not registered under the Exchange Act is entitled to, or has been promised, any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Group Companies. In addition, Company has disclosed to SPAC the name of any party which it might reasonably believe could be entitled to a brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions.

Section 4.18 Related-Party Transactions. Except as set forth in Section 4.18 of the Company Disclosure Schedules (and other than with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements or any Company Benefit Plan):

(a) No director, officer, employee, stockholder, warrant holder or Affiliate of any of the Group Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Group Companies for monies actually borrowed, nor is any of the Group Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party for monies actually borrowed, other than with respect to advances to employees for expenses in the Ordinary Course.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Group Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Group Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Group Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Group Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission, consulting fee and other employment benefits provided by the Company to such Person.

Section 4.19 Employment and Labor. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company:

(a) the Group Companies are and have been for the last two (2) years in compliance, with all applicable Laws and Contracts relating to employees and employment or engagement of labor, including, without limitation, all applicable Laws and Contracts relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of income tax withholding payroll taxes, Pension Plan remittances, and/or social security Taxes or other similar Taxes. All amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, overtime and severance, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of the Group Companies except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The only labor union of the Company is Asociación Sindical de Trabajadores de Flybondi – FB Líneas Aéreas SA. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Group Companies or any of their respective employees; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the knowledge of the Company, threatened in writing against or affecting any of the Group Companies, and none of the Group Companies has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any of their respective employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no Actions with respect to or relating to any of the Group Companies pending or, to the knowledge of the Company, threatened in writing before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) Except as set forth on Section 4.19(c) of the Company Disclosure Schedule as of the date hereof, there is no Actions with respect to or relating to any of the Group Companies pending or, to the knowledge of the Company, threatened in writing before any applicable Governmental Authority that relates to any breach to the Group Companies’ employment obligations.

(d) To the knowledge of the Company, no allegations of sexual harassment, sex-based discrimination, or sexual misconduct have been made against any current or former executive employee, officer or director of the Company. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened in writing involving the employment of any employee of the Group Companies or the termination of any former employee of the Group Companies. To the knowledge of the Company, there are no material charges, investigations or administrative proceedings pending against any of the Group Companies pursuant to which any current or former employee of any of the Group Companies has alleged illegal discrimination or harassment, violations of health and safety laws, workplace injuries, or whistleblower retaliation.

(e) The Company has made available to SPAC copies of the employment agreements of the current executive officers of the Company.

Section 4.20 Company Benefit Plans. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Section 4.20(a) of the Company Disclosure Schedules sets forth a true and complete list of each Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC a true, complete and correct copy, to the extent applicable, of (i) the current plan document (or a summary of any unwritten Company Benefit Plan); and (ii) the most recent member booklet or summary plan description, including any summary of material modifications.

(b) Each Company Benefit Plan has been established and maintained in all material respects in accordance with its terms, and in compliance, in all material respects, with all applicable Laws. There are no Actions by any Person that are pending or, to the knowledge of the Company, threatened in writing, against or relating to the Company Benefit Plans.

(c) Except as set forth in Section 4.20(c) of the Company Disclosure Schedules, none of the Company Benefit Plans provide any benefit after the termination of a participant’s employment or engagement, as applicable, except (i) as may be required by applicable Law; (ii) benefits through the end of the month of termination of employment or engagement, as applicable; and (iii) death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment or engagement, as applicable.

(d) Except as set forth on Section 4.20(d) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) (i) result in any cash payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of any of the Group Companies or with respect to any Company Benefit Plan; (ii) result in the acceleration of the time of cash payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any employee, director or individual independent contractor of any of the Group Companies; or (iii) result in a cash obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

Section 4.21 Tax Matters. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material Tax amounts required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, director, officeholder, consultant, individual independent contractor, other service providers, equity interest holder or other third-party, including in relation to any grant, vesting, exercise, exchange or cancellation of any Company Securities, and in relation to any sale of Company Securities resulting from the vesting and/or exercise of any Company Option.

(c) Each Group Company has timely collected and paid to the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d) No Group Company is currently the subject of a Tax, investigation, enquiry, audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax dispute, investigation, enquiry, audit or examination that has not been resolved or completed.

(e) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course, in each case with respect to Taxes.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by, or issued by any Tax Authority with respect to any Group Company which agreement or ruling would be effective after the Closing Date.

(g) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(h) There are no Liens for Taxes on any assets of the Group Companies other than for Taxes described in paragraph (b) of the definition of Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j) No Group Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or Contract (other than any Contract entered into in the Ordinary Course and the principal purpose of which does not relate to Taxes).

(k) To the Company’s knowledge, none of the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, a method of accounting; (ii) installment sale or open transaction entered into outside the Ordinary Course; (iii) prepaid amount or deferred revenue received outside the Ordinary Course; or (iv) any agreement entered into with any Governmental Authority in respect of Taxes. None of the Group Companies has made an election pursuant to Section 965(h) of the Code.

(l) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns, detailing that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (ii) with any other Group Company or any of its current Affiliates).

(n) The Company has never made an election under Treasury Regulations Section 301.7701-3. Section 4.21(n) of the Company Disclosure Schedule sets forth all elections made by any Group Company pursuant to Treasury Regulations Section 301.7701-3.

(o) To the knowledge of the Group Companies, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(p) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(q) Neither the Company nor any of its Subsidiaries will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by the Company or any Subsidiary (including the non-payment of a Tax) on or prior to the Closing Date.

(r) Each of the Group Companies is, and has been since formation, a Tax resident only in its jurisdiction of incorporation for Tax purposes.

(s) The Company does not have any current plan or intention to liquidate (including any transaction that would result in a deemed liquidation for U.S. federal income tax purposes).

(t) Each Group Company has complied fully with its obligations under the United Kingdom’s Capital Allowances Act 2001.

(u) No Group Company has taken part in any arrangements in respect of which any disclosure has been required by law to have been made to any Tax Authority (including, without limitation, any disclosures required to be made pursuant to Part 7 of the United Kingdom’s Finance Act 2004).

(v) Any transaction by any Group Company for which any clearance, approval or consent (a “Clearance”) from a Tax Authority was legally required or sought was carried out only after such Clearance was obtained. Each application upon which a Clearance was based disclosed all facts and circumstances which could reasonably have affected the decision of the relevant Tax Authority to grant the Clearance. No facts or circumstances have since arisen to render any Clearance ineffective or invalid.

(w) No Group Company is, and will not become, liable to pay, or to pay any amount in respect of, any Tax which is directly or primarily chargeable to any other person (other than a Group Company). No Group Company is liable as an agent, permanent establishment or prescribed person for any Taxation liability of another person.

(x) No Group Company is and has not been party to any transaction or arrangement under which it may be or has been required to compute its profits, income or gains or losses for tax purposes as if arm’s length terms had been made or imposed instead of the actual terms, or otherwise to make any adjustment for tax purposes to the terms on which the transaction or arrangement took place. Each Group Company has sufficient information and records to enable it to comply with, or establish that it is not subject to the operation of any transfer pricing legislation to which it is subject.

(y) Each Group Company has prepared, kept and preserved full and sufficient records as required by law and to enable it to deliver correct and complete Tax Returns and to calculate any present or, so far as possible, future liability for Taxation of each Group Company, including without limitation in relation to a future disposal of any of its existing assets, or its entitlement to any Tax relief or refunds. Such records are accurate and up-to-date.

(z) Each Group Company has complied fully with its legal obligations relating to value added tax (and any similar and/or additional Taxes), including maintaining and retaining complete, accurate and up to date records, invoices and other documents in such form and for such periods as required by law.

(aa) Each Group Company has complied fully with its legal obligations relating to the deduction of tax from, and the accounting for social security contributions in respect of, any payments or other benefits provided to its employees.

(bb) All stamp duties and stamp duty land tax and all other Transfer Taxes or duties have been paid (where due and payable) in respect of all Transactions carried out by each Group Company.

Section 4.22 Books and Records. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the minute books of each of the Group Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the central securities ledger, register of shareholders or equivalent document of each of the Group Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of share capital of each of the Group Companies, in each case except for any inaccuracies that are immaterial.

Section 4.23 Foreign Corrupt Practices Act. In the past three (3) years, none of the Group Companies, nor to the knowledge of the Company, any of their respective directors, officers, employees or agents or other third parties acting on behalf of the Company, have corruptly made, directly or knowingly indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above in order to assist any of the Group Companies to obtain or retain business for, or direct business to any of the Group Companies in violation of the Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Group Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened in writing. The Group Companies have implemented and maintained policies and procedures reasonably designed to promote compliance with applicable Anti-Bribery Laws.

Section 4.24 Anti-Money Laundering. The operations of each of the Group Companies are and, in the past three (3) years have been, conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, and the money laundering Laws of all jurisdictions to the extent applicable to each of the Group Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Group Companies, and, no Action by or before any Governmental Authority involving any of the Group Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened in writing.

Section 4.25 Sanctions. None of the Group Companies nor any of their respective directors or officers, or, to the knowledge of the Company, any of its Affiliates, employees, or agents, is a Person that is, or is fifty percent (50%) or more owned or controlled by, a Person that is (i) the subject of any Sanctions (a “Sanctioned Person”); or (ii) organized, incorporated, or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement,

Belarus, the Central African Republic, Cuba, Iran, Libya North Korea, Russia, Somalia, Syria, Zimbabwe, the Crimea Region of Ukraine the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (a “Sanctioned Country”). For the past three (3) years, none of the Group Companies has engaged in, or is now engaged in, any dealings or transactions with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions.

Section 4.26 Suppliers. The Company has provided to SPAC a list of the ten largest suppliers of goods or services to the Group Companies (the “Top Suppliers”) for the twelve (12)-month period ending on June 30, 2023, along with the amounts (denominated in Argentinean pesos) paid to such Top Suppliers during such period. The relationships of each Group Company with the Top Suppliers are good commercial working relationships and, except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.27 Aircraft. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Section 4.27(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all aircraft operated under the operating certificate of any Group Company (collectively, the “Company Aircraft”).

(b) As of the date of this Agreement, all Company Aircraft are properly registered on the applicable Governmental Authority aircraft registry, in airworthy condition (except for any Company Aircraft undergoing maintenance or in storage) and have validly issued and current certificates of airworthiness that are in full force and effect (except for the period of time any Company Aircraft may be out of service and such certificate is suspended in connection therewith). For purposes of this Section 4.27(b), the term “airworthy” shall mean that such Company Aircraft conforms to its type design and is in a condition for safe operation.

(c) As of the date of this Agreement, all Company Aircraft are being maintained in all material respects according to applicable Laws, regulatory standards and maintenance programs of the Group Companies. The Group Companies have implemented maintenance schedules with respect to Company Aircraft and engines that, if complied with, result in the satisfaction of all material requirements under all applicable airworthiness directives with compliance dates on or before the date of this Agreement pursuant to applicable Law, required to be complied with and which are in accordance with the Governmental Authority approved maintenance program of the Group Companies, and each of the Group Companies, as of the date of this Agreement, is in compliance with such maintenance schedules in all material respects (except with respect to Company Aircraft undergoing maintenance or in storage), and the Group Companies, as of the date of this Agreement, have no reason to believe that the Group Companies will not satisfy in any material respect any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to Company Aircraft in storage). As of the date of this Agreement, each Company Aircraft’s structure, systems and components necessary for safe operations are functioning in all material respects in accordance with their intended use, except for Company Aircraft that are in storage or undergoing maintenance or for temporarily deferred maintenance items that are permitted by the Group Companies’ maintenance programs. All deferred maintenance items and temporary repairs with respect to each such Company Aircraft, as of the date of this Agreement, have been or will be made in all material respects in accordance with the Group Companies’ maintenance programs.

(d) As of the date of this Agreement, the Company has made available to a SPAC representative duly redacted examples of all Company Aircraft Purchase Contracts and Company Aircraft Finance Contracts (except as otherwise indicated in the Company Disclosure Schedule), and any Company Aircraft Finance Contracts that the Company has not provided to SPAC are substantially identical to the representative examples the Company has provided to SPAC.

(e) As of the date of this Agreement, no Group Company is a party to any interchange or pooling agreements with respect to the Company Aircraft, other than pooling agreements in the ordinary course of business.

Section 4.28 Company Slots and Operating Authorizations. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2021, (a) the Group Companies have complied in all respects and are in compliance in all respects with all regulations issued under any Laws (including any waivers or exemptions therefrom) promulgated in any country in which the Group Companies operate by either a civil aviation authority, airport authority or slot coordinator with respect to all takeoff and landing slots, slot exemptions, and operating authorizations from any Governmental Authority and other similar designated takeoff and landing rights used or held by any Group Company (the “Company Slots”), (b) the Company has not (i) received any written notice of any proposed withdrawal of any Company Slot by any Governmental Authority or any slot coordinator, or (ii) agreed to any future slide, trade, purchase, sale, exchange, lease, or transfer of any of the Company Slots and (c) all reports required by any Governmental Authority or any slot coordinator relating to the Company Slots have been filed in a timely manner.

Section 4.29 Company Airports. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no airport authority at any airport at which the Group Companies operate more than five (5) departures per day (each such airport, a “Company Airport”) has taken any action, nor, to the knowledge of the Company, is any such action threatened in writing, that would reasonably be expected to interfere with the ability of any Group Company to conduct its respective operations at any Company Airport in substantially the manner as currently conducted.

Section 4.30 Proxy/Registration Statement. The information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or in any current report of SPAC on Form 8-K shall not (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.31 Board Approval. The Company Board has, as of the date of this Agreement, (a) declared the advisability of the Transactions, and (b) determined that the Transactions are in the best interests of the Company.

Section 4.32 Shareholder Claims. Except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, (a) there have been no Actions commenced, or to the Company’s knowledge, threatened in writing, against any Group Company by or on behalf of, and (b) no Group Company has received written notice of any claim or dispute from (including with respect to (i) any intent to dissent from any material transaction, including the Transactions, or (ii) any intent to exercise appraisal rights), a Company Shareholder or other holder of shares, options, warrants or other securities (convertible or otherwise) in any Group Company.

Section 4.33 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, (II) WITH RESPECT TO THE GROUP COMPANIES, AND ANY MATTER RELATING TO ANY OF THEM, INCLUDING THEIR AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES, INCLUDING THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES OR ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

Article V

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding any disclosures set forth in the “risk factor” section or in any other section to the extent it is reasonably apparent on its face to be forward-looking statements or cautionary or predictive in nature) or (ii) the Disclosure Schedules delivered to the Company and the Signing Sellers on the date hereof by SPAC on the date of this Agreement (the “SPAC Disclosure Schedules”), which exceptions shall, in the case of this clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 14.9 (and any reference in this Agreement or any Ancillary Agreement to this Article V or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Schedules in accordance with Section 14.9):

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. SPAC is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof). As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the Governing Documents of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 5.2 Capitalization.

(a) As of the date of this Agreement, (i) 100,000,000 shares of SPAC Class A Common Stock and 10,000,000 shares of SPAC Class B Common Stock are authorized, of which there are 3,029,941 shares of SPAC Class A Common Stock and 2,875,000 shares of SPAC Class B Common Stock issued and outstanding, (ii) 1,000,000 shares of SPAC Preferred Stock are authorized, of which zero (0) are issued and outstanding and (iii) 10,700,000 SPAC Warrants are outstanding.

(b) All shares of SPAC Common Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the SPAC’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in SPAC’s Governing Documents.

(c) Except for the rights under the SPAC Warrants to purchase 10,700,000 shares of SPAC Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any SPAC Capital Stock. Except as set forth in Section 5.2(c) of the SPAC Disclosure Schedules and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security of SPAC or by a director of SPAC.

(d) Other than the SPAC Warrants or any rights to acquire securities of SPAC pursuant to the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the capital stock, or other equity interests, of SPAC. SPAC does not own or control, directly or indirectly, any equity interests in any Person. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or that is convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote. SPAC has not adopted any shareholder rights plan or similar agreement to which it would be or become subject, party or otherwise bound.

(e) Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 5.3 Due Authorization. SPAC has all requisite corporate or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Stockholders’ Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, to consummate the Transactions. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval and (ii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which SPAC is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of SPAC, enforceable against it in accordance with their respective terms, except as limited by the Enforceability Exceptions.

Section 5.4 Non-Contravention.(a) The execution and delivery by SPAC of this Agreement or any Ancillary Agreements to which it is a party does not, and the performance by SPAC of this Agreement or any Ancillary Agreements to which it is a party will not (a) contravene or conflict with the Governing Documents of SPAC, (b) assuming any applicable waiting periods referred to herein have expired, violate any provision of any Law or Governmental Order binding upon or applicable to SPAC, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of SPAC or require any payment or reimbursement or to a loss of any material benefit relating to the business of SPAC to which SPAC is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon SPAC or by which any of the securities of SPAC, or any of SPAC’s assets is or may be bound, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the securities SPAC or any of SPAC’s material assets, other than, in the cases of clauses (a) to (d), as would not be reasonably expected to, individually or in the aggregate, have a SPAC Material Adverse Effect.

Section 5.5 Financial Statements; Internal Controls.

(a) Except as set forth in Section 5.5(a) of the SPAC Disclosure Schedules, the financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X of the SEC, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) SPAC has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurances that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC), and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act, is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting such material information within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the organization of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the organization of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the organization of the SPAC, neither the SPAC nor, to the knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(d) SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than, (i) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (ii) SPAC Transaction Expenses, (iii) obligations and liabilities arising under this Agreement or the Ancillary Agreements to which it is or will be a party, and (iv) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or disclosed in the notes thereto or as set forth in Section 5.5(d) of the SPAC Disclosure Schedules. Except as set forth in Section 5.5(d) of the SPAC Disclosure Schedules or to the extent, individually and in the aggregate, de minimis, as of the date of this Agreement, SPAC does not have any Indebtedness for borrowed money nor has it incurred any guarantees in respect of Indebtedness for borrowed money. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

Section 5.6 Compliance with Other Instruments. SPAC is not in violation of any term of its respective Governing Documents in any material respects, taken as a whole. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.7 Compliance with Applicable Laws. SPAC is in compliance with, and since the date of its organization has been in compliance with, all Applicable Laws, except where such failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Since the date of its organization, SPAC has not received any written notice alleging the violation of any appliable Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.8 Absence of Changes. Since the date of the most recent SPAC Financial Statements, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect and (b) SPAC has conducted its business in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions.

Section 5.9 Litigation. As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority or any other Person that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect or result in a material change in the current equity ownership of SPAC; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.10 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article IV, no consent, clearance, approval or authorization of, or registration, qualification, designation, declaration, notification, application or filing with, any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery by SPAC of this Agreement or any Ancillary Agreement, or the consummation by SPAC of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) notifications, filings and applications pursuant to applicable Antitrust Laws and the receipt of the Regulatory Approvals and (iii) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.11 No Unregistered Brokers or Finders. No broker, finder or investment banker which is not registered under the Exchange Act is entitled to, or has been promised, any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of SPAC.

Section 5.12 Tax.

(a) SPAC has prepared and filed all material Tax Returns required to have been filed by it in the last two years, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and SPAC has paid all material amounts of Taxes required to have been paid by it in the past two (2) years regardless of whether shown on a Tax Return.

(b) In the last two years, SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) SPAC is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been fully resolved or completed.

(d) SPAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC is not or has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g) There are no Liens for Taxes on any assets of SPAC other than for Taxes described in paragraph (b) of the definition of Permitted Liens.

(h) SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes) and is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(i) SPAC is not and has not been since its formation a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j) To the knowledge of the SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(k) SPAC has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(l) SPAC is, and has been since formation, a Tax resident only in its jurisdiction of incorporation for Tax purposes.

Section 5.13 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. For the avoidance of doubt, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, TopCo, Merger Sub, their respective Affiliates or any Company Shareholder.

Section 5.14 SPAC Material Contracts.

(a) The SPAC SEC Filings include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Enforceability Exceptions.

Section 5.15 SEC Filings. SPAC has filed or furnished, as applicable, on a timely basis, all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not, and any SPAC SEC Filings filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. To the knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.16 Trust Account. As of the date immediately prior to the date of this Agreement, there is at least $31,989,808 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Governing Documents of SPAC. Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the knowledge of SPAC, threatened with respect to the Trust Account or the funds contained therein. SPAC has not released any money from the Trust Account (other than as permitted by the Trust Agreement). The consummation of the Transactions shall not cause or require the dissolution or liquidation of SPAC pursuant to the Governing Documents of SPAC or otherwise. From and after the Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such shareholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Share Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or unwritten, express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or (ii) entitle any Person (other than shareholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Share Redemption or the underwriters of SPAC’s initial public offering in respect of any fees or expenses payable as a result of arrangements entered into in connection with SPAC’s initial public offering) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC.

Section 5.17 Investment Company Act; JOBS Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.18 Business Activities.

(a) Since the date of its incorporation, SPAC has not conducted any business activities other than activities related to the SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Governing Documents of SPAC or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for this Agreement, the Ancillary Agreement and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(d) Except for this Agreement, the Ancillary Agreements and the other documents and Transactions (including with respect to expenses and fees incurred in connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and except as set forth in Section 5.18(d) of the SPAC Disclosure Schedules, SPAC is not a party to any Contract with any other Person that (i) obligates SPAC to make payments following the Closing or (ii) will remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area in any material respect.

Section 5.19 Nasdaq Quotation.(a) As of the date of this Agreement, the issued and outstanding SPAC Units, each such unit comprised of one share of SPAC Class A Common Stock and one-half of one redeemable SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “INTEU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “INTE.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “INTEW.” Except as set forth in Section 5.19 of the SPAC Disclosure Schedules, SPAC is and has been in compliance with the rules and regulations of Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock, SPAC Warrants or SPAC Units or terminate the listing of SPAC Common Stock, SPAC Warrants or SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 5.20 Corporate Approvals. The SPAC Board (including any required committee or subgroup of such board and including in its capacity as the board of directors of the sole stockholder of Merger Sub) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the SPAC Stockholders, (c) determined that the Transactions constitute a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposals. The SPAC Stockholders’ Approval represents the only votes of the holders of any SPAC Capital Stock necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions.

Section 5.21 Related Party Transactions. Except as described in the reports filed by SPAC with the SEC prior to the date of this Agreement or as set forth in Section 5.21 of the SPAC Disclosure Schedules, there are no Contracts between SPAC, on the one hand, and any (a) present or former officer, director or employee of SPAC, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of SPAC or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, in each case, except for (i) employment or engagement agreements, confidentiality agreements and fringe benefits and other compensation to directors, officers or employees, (ii) reimbursements of expenses incurred in connection with their employment or service, or (iii) the Existing D&O Arrangements.

Section 5.22 Investigation; Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the other Group Companies and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any other Group Company or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the Transactions. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to SPAC or any of its respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the Transactions. SPAC acknowledges that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the Transactions, neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Group Company.

Section 5.23 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, THE SELLERS OR ANY OF THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article V (AS MODIFIED BY THE SPAC DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON DO NOT MAKE, AND SPAC EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, (II) WITH RESPECT TO SPAC, INCLUDING ITS AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, THE SELLERS OR ANY OF THEIR REPRESENTATIVES, INCLUDING THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC OR ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, THE SELLERS, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article V, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO

INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article V, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, THE SELLERS ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE TOPCO PARTIES

Each of the TopCo Parties hereby represents and warrants to the Company and the Sellers as follows:

Section 6.1 Organization, Good Standing, Corporate Power and Qualification. Each TopCo Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized or incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation, as applicable. Each TopCo Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. Each TopCo Party is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof). As of the date of this Agreement, the TopCo Parties have either delivered or made available to SPAC accurate and complete copies of the Governing Documents of each TopCo Party, including all amendments thereto as in effect as of the date of this Agreement.

Section 6.2 Capitalization.

(a) As of the date of this Agreement, (i) TopCo has issued 100 TopCo Shares, and (ii) no other classes or series of TopCo capital stock are issued or outstanding.

(b) As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are issued and outstanding.

(c) All TopCo Shares and Merger Sub Shares, in each case, that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the applicable TopCo Party’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. Each TopCo Share and Merger Sub Share has the rights, preferences, privileges and restrictions set forth in the applicable TopCo Party’s Governing Document and, in the case of Merger Sub, as otherwise provided by the DGCL.

Section 6.3 Due Authorization. Each TopCo Party has all requisite exempted company, corporate or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All exempted company, corporate, limited liability company or other similar action on the part of each TopCo Party and their respective directors, officers and stockholders or members necessary for the (a) authorization, execution and delivery by each TopCo Party of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of each TopCo Party, enforceable against such Person in accordance with their respective terms, except as limited by the Enforceability Exceptions.

Section 6.4 Compliance with Other Instruments. No TopCo Party is in violation of any term of its respective Governing Documents in any material respects, taken as a whole. No TopCo Party is in violation of any term or provision of any Governmental Order by which it is bound. The execution, delivery and the performance by each TopCo Party of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens).

Section 6.5 Compliance with Applicable Law. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each TopCo Party is in compliance with, and since the date of its organization has been in compliance with, all applicable Laws, and (b) since the date of its organization, no TopCo Party has received any written notice of any violation of any Laws.

Section 6.6 Non-Contravention.(a) The execution and delivery of this Agreement by each TopCo Party does not, and the performance of this Agreement by each TopCo Party will not (a) contravene or conflict with the Governing Documents of such TopCo Party, (b) assuming any applicable waiting periods referred to herein have expired, violate any provision of any Law or Governmental Order binding upon or applicable to the TopCo Party, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of such TopCo Party or require any payment or reimbursement or to a loss of any material benefit relating to the business of such TopCo Party to which such TopCo Party is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon such TopCo Party or by which any of the securities of such TopCo Party, or any of such TopCo Party’s assets is or may be bound, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the securities such TopCo Party or any of such TopCo Party’s material assets, other than, in the cases of clauses (a) to (d), as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 6.7 No Prior Activities. Each of the TopCo Parties was formed and organized solely for the purpose of entering into this Agreement, the Ancillary Agreements to which it is or will be a party, the performance of its covenants and agreements in this Agreement and the Ancillary Agreements, and the consummation of the Transactions and has not engaged in any activities or business, other than those incidental or related to, or incurred in connection with, its organization and existence or the execution of this Agreement or any Ancillary Agreement to which it is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement, or the consummation of the Transactions, including the Merger.

Section 6.8 Foreign Private Issuer. TopCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 6.9 Information Supplied. None of the information supplied or to be supplied by either of the TopCo Parties expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, neither of the TopCo Parties make any representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, SPAC, their respective Affiliates or any Company Shareholder.

Article VII

REPRESENTATIONS AND WARRANTIES OF THE SIGNING SELLERS

Each Signing Seller, severally and not jointly, hereby represents and warrants to SPAC, the following, except as set forth in the Company Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 14.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Schedules in accordance with Section 14.9):

Section 7.1 Organization and Standing. Such Signing Seller, if not an individual person, is an entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its formation and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 7.2 Authorization; Binding Agreement. Such Signing Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform such Signing Seller’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Agreement to which such Signing Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Signing Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Agreement by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Signing Seller, enforceable against such Signing Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 7.3 Ownership. Such Signing Seller is the sole legal and beneficial owner of the Purchased Shares set opposite such Signing Seller’s name on Annex I hereto and is entitled to transfer full ownership of them on the terms set out in this Agreement. There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Signing Seller is a party or by which such Signing Seller is bound, with respect to the voting or transfer of any of such Signing Seller’s Purchased Shares other than this Agreement and the Company’s Governing Documents. Upon delivery of such Signing Seller’s Purchased Shares to TopCo on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by TopCo), will pass to TopCo.

Section 7.4 Non-Contravention. The execution and delivery by such Signing Seller of this Agreement and each Ancillary Agreement to which it is a party or otherwise bound and the consummation by such Signing Seller of the Transactions, and compliance by such Signing Seller with any of the provisions hereof and thereof, will not, (a) if such Signing Seller is an entity, conflict with or violate any provision of such Signing Seller’s Governing Documents, (b) conflict with or violate any Law, order or consent applicable to such Signing Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) result in a right of termination or acceleration under, (v) give rise to any obligation to make payments (including as a penalty) or provide compensation under, (vi) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Signing Seller under, (vii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (viii) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Signing Seller is a party or such Signing Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Signing Seller to consummate the Transactions.

Section 7.5 No Litigation. There is no Action pending or, to the knowledge of such Signing Seller, threatened in writing, nor any order is outstanding, against or involving such Signing Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Signing Seller to consummate the Transactions and discharge its obligations under this Agreement and the Ancillary Agreements to which such Signing Seller is or is required to be a party.

Section 7.6 Investment Representations. Such Signing Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the TopCo Ordinary Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such TopCo Ordinary Shares; (c) has been advised and understands that the TopCo Ordinary Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such TopCo Ordinary Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) may be subject to additional restrictions on transfer pursuant to the Registration Rights Agreement and Lock-Up Agreement (if applicable); (d) is aware that an investment in TopCo is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement and Lock-Up Agreement, TopCo is under no obligation hereunder to register the TopCo Ordinary Shares under the Securities Act. Such Signing Seller has complied in all material respect with all applicable laws and regulations of the country of such Signing Seller’s residence that relate directly or indirectly to such Signing Seller’s purchase of the TopCo Ordinary Shares and otherwise complying with such Signing Seller’s obligations under this Agreement. Such Signing Seller understands that the exchange of the TopCo Ordinary Shares is made pursuant to and in reliance upon an exemption from registration pursuant to Section 4(a)(2) and/or Regulation S, as applicable. If such Signing Seller is not a U.S. person (as defined in Regulation S), it is acquiring the TopCo Ordinary Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the TopCo Ordinary Shares hereunder outside of the United States. Such Signing Seller is not relying on any statements or representations made in connection with the Transactions other than representations contained in this Agreement. Such Signing Seller understands and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein. Such Signing Seller understands that the TopCo Ordinary Shares issued at the Closing will not have been registered under the Securities Act. Such Signing Seller understands that the TopCo Ordinary Shares may not be resold, transferred, pledged or otherwise disposed of by such Signing Seller absent an effective registration statement under the Securities Act except (i) to TopCo or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act and subject to any limitations set forth in Regulation S, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any TopCo Ordinary Shares shall contain a legend or restrictive notation to such effect. Such Signing Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the TopCo Ordinary Shares. By reason of such Signing Seller’s business or financial experience, or by reason of the business or financial experience of such Signing Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), such Signing Seller is capable of evaluating the risks and merits of an investment in TopCo and of protecting its interests in connection with this investment. Such Signing Seller has consulted, as such Signing Seller has deemed advisable (or has had the opportunity to consult with and has declined to do so), with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Signing Seller. Such Signing Seller acknowledges that the TopCo Ordinary Shares are subject to dilution for events not under the control of such Signing Seller. Such Signing Seller has completed its independent inquiry and has relied upon the advice of its own Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions and the suitability of this Agreement and the Transactions for such Signing Seller and its particular circumstances, and, except as set forth in Article V (including the related portions of the SPAC Disclosure Schedules) and Article VI, has not relied upon any representations or advice by TopCo, SPAC or their respective Representatives. Such Signing Seller acknowledges and agrees that, except as set forth in Article V (including the related portions of the SPAC Disclosure Schedules) and Article VI, no representations or warranties have been made by TopCo, Merger Sub, SPAC or any of their respective Representatives, and that such Signing Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in TopCo or (ii) the profitability or value of the TopCo Ordinary Shares in any manner whatsoever. Such Signing Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); and (B) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

Section 7.7 Information Supplied. None of the information supplied or to be supplied by such Signing Seller expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, none of the Signing Sellers make any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

Section 7.8 Independent Investigation. Such Signing Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC, TopCo and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC, TopCo and Merger Sub for such purpose. Such Signing Seller acknowledges and agrees that:

(a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC, TopCo and Merger Sub set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to such Signing Seller pursuant hereto, and the information provided by or on behalf of SPAC, TopCo or Merger Sub for the Proxy/Registration Statement; and (b) none of SPAC, TopCo, Merger Sub or their respective Representatives have made any representation or warranty as to SPAC, TopCo, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to such Signing Seller pursuant hereto.

Section 7.9 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article VII (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE SIGNING SELLERS MAKES, AND SUCH SIGNING SELLER EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, (II) WITH RESPECT TO SUCH SIGNING SELLER, AND ANY MATTER RELATING TO ANY OF THEM, INCLUDING THEIR AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article VII, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article VII, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

Article VIII

COVENANTS OF THE COMPANY AND THE SIGNING SELLERS

Section 8.1 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as reasonably necessary to comply with applicable Law, (iii) as set forth on Section 8.1 of the Company Disclosure Schedules, or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XIII (the “Interim Period”), the Company shall use its commercially reasonable efforts, and shall cause the other Group Companies to use their commercially reasonable efforts, to operate its business in the Ordinary Course and in compliance with applicable Laws in all material respects, and use commercially reasonable efforts to maintain in effect all material Permits of the Group Companies necessary to conduct its business as now conducted. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 8.1 of the Company Disclosure Schedules, (D) for the incurrence of Company Transaction Expenses; or (E) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed or denied), the Company shall not, and shall cause the other Group Companies not to, directly or indirectly:

(a) change or amend the Governing Documents of any Group Company;

(b) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of business consistent with past practice;

(c) split, combine, reclassify, recapitalize, reduce or otherwise amend any terms of any shares or series of the Group Companies’ authorized capital, except as contemplated by this Agreement or for any such transaction by a wholly-owned Subsidiary of a Group Company that remains a wholly-owned Subsidiary of such Group Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, membership interests or other equity interests of any Group Company, except for (i) transactions between a Group Company and any wholly-owned Subsidiary of such Group Company, (ii) repurchases of Company Shares acquired upon exercise of Company Options in the Ordinary Course, and (iii) the withholding, in the Ordinary Course, of Company Shares to satisfy the exercise or strike price of any Company Options, as well as any Tax obligations with respect to the Company Options;

(e) (i) sell, assign, transfer, convey, license, lease, abandon, allow to lapse, or otherwise dispose of any material assets or properties of the Group Companies, except for (A) dispositions of assets or properties in the Ordinary Course, (B) sales of inventory in the Ordinary Course or (C) transactions solely among the Group Companies, (ii) disclose any Confidential Information to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to confidentiality obligations, or (iii) create, subject or incur any Lien on any material assets or properties of the Group Companies, other than Permitted Liens;

(f) except for the consummation of acquisitions pursuant to a Company Material Contract set forth on Section 8.1(f) of the Company Disclosure Schedule, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(g) except as required by this Agreement, (i) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for any of the Group Companies, (ii) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (iii) change any annual Tax accounting period, adopt, change or revoke any method, practice, policies or basis of Tax accounting, (iv) enter into any clearance, special arrangement closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (v) change its jurisdiction of tax residency, (vi) enter into any Tax sharing or Tax indemnification agreement (other than (A) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (B) with any other Group Company or any of its current Affiliates), or (vii) fail to pay any material Taxes when due, in each case, that could reasonably be expected to have an adverse and material impact on any of the Group Companies;

(h) settle any Action, other than settlements that involve only the payment of monetary damages (and not the imposition of material equitable relief on, or the admission of wrongdoing by, a Group Company or its Affiliates), individually or in the aggregate, in excess of $7,500,000, unless such amount has been reserved in the Unaudited Financial Statements or PCAOB Financial Statements;

(i) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Group Company;

(j) except as set forth on Section 8.1(j) of the Company Disclosure Schedules, or for new grants to employees or new hires (“New Option Grants”), (i) issue any additional Group Company Interests or securities exercisable for or convertible into Group Company Interests, other than Company Shares issued upon vesting or settlement of any equity award, upon exercise of any vested Company Option, or upon conversion of all or any part of the Company Convertible Securities, (ii) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Group Company, except for Company Options the grant (including the number of shares underlying the option or unit, the exercise price and the other material terms and conditions of the grant) of which has been approved by the Company Board prior to the date of this Agreement but for which the related grant agreement has not yet been entered into or that is granted to a newly hired or promoted employee in the Ordinary Course, or (iii) amend, modify or waive any of the terms or rights set forth in any Company Options, including, without limitation, any acceleration of vesting or, with respect to any Company Options, any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(k) other than Company Aircraft leases, incur or assume any Indebtedness for borrowed money, individually or in the aggregate, in excess of $12,000,000;

(l) enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item

404 of Regulation S-K promulgated by the SEC or (ii) any Contract between any Group Company and any broker, finder, investment banker or financial advisor with respect to the Transactions;

(m) limit the right of any Group Company to engage in any line of business or in any geographic area, or to compete with any Person;

(n) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Group Companies;

(o) convert the Company to any form of legal entity other than a corporation; and

(p) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 8.1.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply (i) in all material respects with, and continue performing under, as applicable, the Company’s Governing Documents, such Subsidiary’s Governing Documents, and all other Company Material Contracts to which any of the Group Companies may be a party, and (ii) with all applicable Sanctions Laws. If, during the Interim Period, the Company (A) receives written notice of any actual, alleged or potential violation of any Sanctions Laws, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened in writing) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual violation of any Sanctions Laws, or (C) otherwise becomes aware of any actual violation of any Sanctions Laws, it shall provide prompt written notice to the SPAC of such actual violation.

Section 8.2 Conduct of Business by TopCo and Merger Sub. From and after the date of this Agreement until the earlier of the Merger Effective Time or the termination of this Agreement in accordance with its terms, neither TopCo nor Merger Sub shall engage in any activities other than the execution of this Agreement or the Ancillary Agreements to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

Section 8.3 Shareholder Rights Plans. The Company shall not adopt any shareholder rights plan or similar agreement to which any Group Company would be or become subject, party or otherwise bound.

Section 8.4 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Group Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 8.5 Annual and Interim Financial Statements.

(a) The Company shall use reasonable best efforts to deliver to SPAC, as promptly as reasonably practicable following the date of this Agreement, (a) true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income and cash flows of the Company for each of the years ended December 31, 2021 and December 31, 2022 (collectively, the “Audited Financial Statements”), and which contain an unqualified report of the Company’s auditors and such Audited Company Financials have been signed by the Company’s independent auditors in connection with the filing of the Proxy/Registration Statement. The Audited Financial Statements (i) shall be certified as audited in accordance with IFRS and the standards of the PCAOB by a PCAOB qualified auditor upon the filing of the initial Proxy/Registration Statement, (ii) shall contain an unqualified report of the Company’s auditors, and TopCo’s auditors, if applicable, and (iii) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall use reasonable best efforts to deliver as promptly as reasonably practicable, any financial statements of the Company, any Subsidiaries of the Company and TopCo that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) (such audited or unaudited financial statements, including, without limitation, an audited consolidated balance sheet and the related audited consolidated statement of income and cash flows of the Company as of and for the year ended December 31, 2023, the “Additional Financial Statements” and together with the Audited Financial Statements, the “PCAOB Financial Statements”).

(c) The PCAOB Financial Statements (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the applicable entity as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited to the extent required by applicable rules and regulations of the SEC in accordance with the standards of the PCAOB and will contain an unqualified report of the applicable entity’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X of the SEC or Regulation S-K of the SEC, as applicable).

(d) The Company shall use its commercially reasonable efforts (i) to assist TopCo and SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by TopCo or SPAC with the SEC in connection with the Transactions and (ii) to obtain the consents of the auditors of the Company, any Subsidiaries of the Company and TopCo, as applicable, with respect thereto as may be required by applicable Law or requested by the SEC.

Section 8.6 No Waiver of Contractual Representations and Warranties. The Company has agreed that SPAC’s rights with respect to the express representations and warranties set forth herein are part of the basis of the bargain contemplated by this Agreement, and SPAC’s rights, including any right to terminate this Agreement in connection with a breach by the Company of its express representations and warranties shall not be affected or waived by virtue of (and SPAC shall be deemed to have relied upon the express representations and warranties set forth herein notwithstanding) any knowledge on the part of SPAC of any untruth of any such representation or warranty of the Company expressly set forth in this Agreement, regardless of whether such knowledge was obtained through SPAC’s own investigation or through disclosure by the Company or another person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

Section 8.7 Company Option Ledger. The Company agrees to provide to SPAC an updated Company Option ledger immediately prior to the Share Exchange Effective Time, which shall include any (a) new Company Options granted following the date hereof, (b) Company Options exercised between the date hereof and Closing and (c) Company Options canceled and/or assumed in accordance with Section 2.3(b) and Section 2.3(c) above.

Article IX

COVENANTS OF THE SIGNING SELLERS

Section 9.1 Seller Vote In Favor of the Transactions. In connection with any consent, written or otherwise, of the shareholders of the Company or any class of shareholders of the Company or in any other circumstances upon which a vote, consent, action or other approval is sought with respect to this Agreement, the Ancillary Agreements and the Transactions, the Signing Sellers (in each case from the date on which each Signing Seller becomes a party to this Agreement) shall: (a) approve, authorize, action (including voting or causing to be voted, including by proxy, if applicable, in favor of), consent to the Transactions and the consummation by the Company of the Transactions as required by, and waive and disapply any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights which may have been conferred on such Signing Seller under the Company’s Governing Documents and any other agreement, (b) take any steps as may be required in relation to their Company Shares for the purposes of the consummation by the Company of the Transactions or in order to obtain any approval required in connection with the Transactions (including, for the avoidance of doubt, any conversion of Company Series A Shares into Company Ordinary Shares), and (c) at any meeting of shareholders of the Company or any class of shareholders of the Company or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought: (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause such Signing Seller’s Company Shares to be counted as present at such meeting for purposes of establishing a quorum; and (ii) vote (or cause to be voted) the Company Shares (including by proxy, withholding class vote and/or written consent, if applicable) (x) in favor of the matters contemplated by this Agreement, the Ancillary Documents or as necessary for the consummation by the Company of the Transactions, in each case pursuant to the Company’s Governing Documents and any other agreement; and (y) against (A) any Competing Transaction, and (B) any amendment to the Governing Documents of the Company or other proposal or transaction involving any Group Company which amendment or other proposal or transaction would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a material breach by the Company of, prevent or nullify any provision of this Agreement or any Ancillary Agreement or the Transactions, or change in any manner the voting rights of any class of the Company’s share capital.

Section 9.2 No Transfer. Other than (a) pursuant to this Agreement or (b) upon the consent of the Company and SPAC, during the Interim Period, each Signing Seller (from the date on which such Signing Seller becomes a party to this Agreement) shall not, directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Company Shares to any Person other than pursuant to the Share Exchange; or (ii) grant any proxies (other than as set forth in this Agreement or a proxy granted to a representative of such Signing Seller to attend and vote at a shareholders meeting which is voted in accordance with this Agreement) or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of the Company Shares), or enter into any other agreement, with respect to any Company Shares; provided, that the foregoing shall not prohibit the transfer of Company Shares by a Signing Seller under the following circumstances (collectively, “Permitted Transfers”): (A) to a Signing Seller or an affiliate of a Signing Seller; (B) as a bona fide gift or gifts, (C) to a charitable organization; (D) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the Signing Seller or any other person with whom the Signing Seller has a relationship by blood, marriage or adoption not more remote than first cousin; (E) if the Signing Seller is an individual, by will or intestate succession upon the death of such Signing Seller; (F) by operation of law, such as pursuant to a qualified domestic order or the dissolution of marriage or civil union (including, without limitation, a divorce settlement); (G) if the Signing Seller is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned or its affiliates; and (H) the Company or an affiliate of the Company; provided, further, that for such Transfer to be considered a Permitted Transfer, such transferee shall execute a Seller Joinder agreeing to become a party to this Agreement as a Seller (except in the case of a Transfer to the Company or made as a bona fide gift). Any action attempted to be taken in violation of the preceding sentence will be null and void and the Company shall refuse to approve and register any Transfer which is not a Permitted Transfer. Each Signing Seller hereby authorizes and requests SPAC or the Company to notify the Company’s transfer agent or such other Person with the responsibility for maintaining the Company’s register of members that there is a stop transfer order with respect to all of the Company Shares (and that this Agreement places limits on the voting of the Company Shares). Each Signing Seller agrees with, and covenants to, SPAC and the Company that such Signing Seller shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Company Shares in violation of this Section 9.2.

Article X

COVENANTS OF SPAC

Section 10.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article XII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 10.2 SPAC Nasdaq Listing. From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company of any communications or correspondence from Nasdaq with respect to the listing of SPAC Class A Common Stock, SPAC Warrants, SPAC Units or other securities of SPAC, compliance with the rules and regulations of Nasdaq, and any threatened suspension of listing or delisting action contemplated or threatened by Nasdaq. Prior to the Closing Date, TopCo shall apply for, and shall use commercially reasonable efforts to cause, the TopCo Shares to be issued in connection with the Transactions and TopCo Warrants to be approved for listing on Nasdaq, and accepted for clearance by DTC, subject to official notice of issuance.

Section 10.3 SPAC Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as set forth on Section 10.3(a) of the SPAC Disclosure Schedules, (iv) for the incurrence of SPAC Transaction Expenses or (v) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use their commercially reasonable efforts to, operate its business in the Ordinary Course and in compliance with applicable Laws in all material respects, and shall not, and shall cause each of its Subsidiaries not to:

(i) change, modify or amend the Trust Agreement or the SPAC’s Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals;

(ii) change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii) (A) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Common Stock (prior to the Closing Date) made as part of the SPAC Share Redemptions;

(iv) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v) except as required by this Agreement, (i) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for SPAC, (ii) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (iii) change any annual Tax accounting period, or adopt, change or revoke any method of Tax accounting, (iv) amend any Tax Returns or file claims for Tax refunds, (v) enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (vi) change its jurisdiction of tax residency, (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (viii) enter into any Tax sharing or Tax indemnification agreement (other than (A) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (B) with any other Group Company or any of its current Affiliates), or (ix) fail to pay any material Taxes when due; in each case, that could reasonably be expected to have an adverse and material impact on SPAC;

(vi) enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or more), (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement or (C) between SPAC and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(vii) except in connection with any SPAC Extension Expenses, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(viii) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of this Agreement, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Transactions);

(ix) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(x) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action;

(xi) except as set forth on Section 10.3(a)(xi) of the SPAC Disclosure Schedules, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xii) except as set forth on Section 10.3(a)(xii) of the SPAC Disclosure Schedules, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xiv) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC Capital Stock or equity interests;

(xv) except as set forth on Section 10.3(a)(xv) of the SPAC Disclosure Schedules, purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 10.3.

(b) During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other SPAC Material Contracts to which it may be a party.

Section 10.4 SPAC Public Filings. During the Interim Period, SPAC will keep current and use reasonable best efforts to timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, in each case to the extent applicable, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 10.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SEC Reports prior to the filing of any such Additional SEC Reports; provided, however, that (i) such Company comments shall relate only to the Company or the Transactions; and (ii) SPAC will have the final approval with respect to the content of such Additional SEC Reports (provided that with respect to any other Company comments, SPAC’s acceptance of such comments shall not be unreasonably withheld, conditioned or delayed).

Section 10.5 SPAC Transaction Expenses. During the Interim Period, SPAC: (i) shall use commercially reasonable efforts to limit the SPAC Transaction Expenses, including without limitation any cash expenses required to be paid at the Closing, to those expenses reasonable and necessary in connection with completion of the Transactions; (ii) shall not, directly or indirectly, create, incur, assume or otherwise become liable for any expenses outside the Ordinary Course, unless SPAC obtains the prior written consent of the Company, except for any SPAC Extension Expenses; and (iii) shall use commercially reasonable efforts to cause SPAC Transaction Expenses to be payable in shares of SPAC Common Stock or SPAC Warrants deliverable by Sponsor.

Section 10.6 SPAC Extension. Unless the Closing has occurred or this Agreement shall have otherwise been terminated in accordance with the provisions set forth in Section 13.1, SPAC shall use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the SPAC’s Governing Documents and obtaining the necessary approval from the SPAC Stockholders, to extend the deadline by which SPAC must complete its initial Business Combination (a “SPAC Extension”) until a date mutually agreed in writing between SPAC and the Company.

Section 10.7 SPAC Class B Common Stock Conversion. As promptly as practicable after the SPAC Extension (and in any case, within ten (10) Business Days of the date thereof), SPAC shall, and shall cause Sponsor to (pursuant to the Sponsor Support Agreement), convert substantially all of the shares of SPAC Class B Common Stock issued and outstanding for a number of validly issued, fully paid and nonassessable shares of SPAC Class A Common Stock equal to the SPAC Class B Conversion Ratio (for the avoidance of doubt, after taking into account the waiver of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation pursuant to the Sponsor Support Agreement).

Article XI

JOINT COVENANTS

Section 11.1 Regulatory Approvals; Other Filings.

(a) Each of the Company and SPAC shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate in good faith with the other party and with any Governmental Authority in connection with the Transactions and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, clearances, Actions, nonactions or waivers in order to complete lawfully the Transactions under the Laws set forth and described on Section 11.1(a) of the Company Disclosure Schedules (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions. Each of the Company and SPAC shall, and shall cause its Affiliates to, use commercially reasonable efforts to take such action as may be required to obtain each required Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. In furtherance and not in limitation of this Section 11.1(a), to the extent required under any Antitrust Laws, each party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall, and shall cause its Affiliates to, (i) promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other party an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions. Neither the Company nor SPAC shall, nor shall they permit their Affiliates to, enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the other party to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 11.1 or otherwise in this Agreement shall require any Group Company, SPAC or any of their Affiliates to offer, propose, negotiate, agree to, consent to or effect (A) the sale, divestiture, transfer, license or other disposal of, or hold separate with respect to, any entities, assets, businesses or interests, (B) the creation, termination, amendment or assignment of commercial relationships, agreements, licenses or contractual rights or obligations, (C) conduct of business restrictions, including restrictions on any party’s or its Affiliates’ ability to manage, operate or own any entities, assets, businesses or interests, (D) any other change or restructuring of any entities, assets, businesses or interests, or of any party or its Affiliates or (E) any other remedy, condition, undertaking or commitment of any kind. Neither the Company nor SPAC shall, nor shall they permit their Affiliates to, take any of the actions described in the foregoing sentence without the other party’s prior written consent. None of the Group Companies, SPAC or any of their Affiliates shall be required to contest, resist, defend against or appeal any Action, whether judicial or administrative, challenging or seeking to prevent, prohibit, delay or declare unlawful this Agreement or any of the Transactions.

(c) The Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay one-half of any and all filing fees payable to Governmental Authorities in connection with the Transactions, including but not limited to: (i) any filing fees payable to the SEC relating to the filing of the Proxy/Registration Statement and (ii) any filing fees payable pursuant to any Regulatory Approvals required to be obtained in connection with the Transactions, as applicable.

Section 11.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.

(a) Proxy/Registration Statement. As promptly as reasonably practicable after the Audited Financial Statements and, if applicable, the Additional Financial Statements required to be included in the initial filing of the Proxy/Registration Statement are delivered to SPAC (but no later than 15 days after such delivery), TopCo, SPAC and the Company shall prepare and TopCo shall file (and the Company shall cause TopCo to file) with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of certain TopCo Shares to be issued pursuant to this Agreement, (y) to provide the SPAC Stockholders holding shares of SPAC Common Stock an opportunity to redeem their shares of SPAC Common Stock in the SPAC Share Redemption in accordance with the Governing Documents of SPAC and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the Ancillary Agreement and the Transactions (the “Merger Proposal”), (B) any other proposals as the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto in connection with the Transactions, (C) any other proposals as determined by SPAC and the Company to be necessary or appropriate in connection with the Transactions, (D) the appointment of the members of the Post-Closing Board of Directors in accordance with Section 11.9 hereof, (E) the amendment of the letter agreement, dated November 2, 2021, entered into between SPAC, the Sponsor and the other parties thereto, and (F) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (F), collectively, the “Transaction Proposals”). Each of TopCo, the Company and SPAC shall furnish all information concerning such party as any such other party may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each party shall use commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of TopCo Shares pursuant to this Agreement. Each of the Company and SPAC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC and its Subsidiaries (in the case of SPAC) and any of their respective shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of TopCo, SPAC and the Company shall furnish to such other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, the Governing Documents of SPAC, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption. Each of TopCo, the Company and SPAC shall provide such other parties and their respective legal counsels with a reasonable opportunity to review and comment upon drafts of the Proxy/Registration Statement, and shall give reasonable consideration to any comments made by any such party and its legal counsels prior to the filing of the Proxy/Registration Statement with the SEC. The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one half of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of outside counsels, financial advisors, consultants and other advisors of each party incurred in connection therewith, which shall be paid by such party).

(i) Without limiting Section 11.2(a), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by TopCo, SPAC and the Company and filed by TopCo with the SEC. Each of TopCo, SPAC and the Company will advise the such other parties, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of TopCo Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide such other parties with a reasonable opportunity to provide comments and amendments to any such filing. TopCo, SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(ii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to TopCo, the Company, any of their respective Subsidiaries, officers or directors is discovered by TopCo or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, TopCo or the Company, as applicable, shall promptly inform SPAC. Thereafter, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(iii) If, in connection with the preparation and filing of the Proxy/Registration Statement or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the parties shall deliver to counsel tasked with preparing such Tax opinion customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of SPAC, the Company or their respective Tax advisors are obligated to provide any opinion that the Transactions qualify for the Intended U.S. Tax Treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Proxy/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any party’s advisors be a condition precedent to the Transactions.

(b) SPAC Stockholders’ Approval. Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than 25 days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) obtain the vote or consent of its stockholders required by and in compliance with all applicable Law or Nasdaq rules (as applicable) and the Governing Documents of SPAC; provided that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting for a period of not longer than 10 days without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting or (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval. SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communications sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.

Section 11.3 Support of Transactions. (i) The Company and the Sellers shall, and shall cause the other Group Companies to, and (ii) SPAC and the Sellers shall, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Group Company or SPAC, as applicable, is required to obtain in order to consummate the Transactions, and (b) take or cause to be taken such other action as may be reasonably necessary or as the other party hereto may reasonably request to satisfy the conditions of Article XII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Group Company or SPAC or any of their respective Affiliates to (and no Group Company, SPAC or any of their respective Affiliates shall, without the other party’s prior written consent) (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 11.6), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Group Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Group Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Group Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 11.4 Joining Sellers. The Company shall use commercially reasonable efforts to obtain executed Seller Joinders pursuant to applicable Law from all Company Shareholders not party to this Agreement as of the date hereof within 45 days after the date of this Agreement. In the event any Company Shareholders have not executed a Seller Joinder at such time, SPAC may reasonably recommend, and the Company and the Sellers shall use commercially reasonable efforts (which efforts shall include, for the avoidance of doubt, any conversion of Company Series A Shares into Company Ordinary Shares, if necessary) to promptly undertake (at the Signing Sellers’ sole expense), any alternative structures or mechanisms available to the Company and any Company Shareholders pursuant to applicable Law to provide for the acquisition by TopCo of all issued and outstanding Company Shares at the Closing.

Section 11.5 Tax Matters.

(a) Intended U.S. Tax Treatment.

(i) The parties hereto intend that for U.S. federal income Tax purposes the relevant Transactions will qualify for the Intended U.S. Tax Treatment and each party hereto, as applicable, shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the relevant Transactions to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) The parties hereto shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended U.S. Tax Treatment.

(iii) All Transfer Taxes incurred in connection with the Share Exchange shall be borne by the Company. SPAC and the Company shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such tax Laws. The Company, SPAC and TopCo agree to use commercially reasonable efforts to file with or obtain from any Governmental Authority any certificates or other documents as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed (including, but not limited to, with respect to the Transactions).

Section 11.6 Stockholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of SPAC, as applicable, threatened in writing) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement or any of the Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 11.7 Business Combination Proposal and Acquisition Proposals. During the Interim Period, each of the Company, SPAC, the TopCo Parties and the Sellers shall not, and shall cause their respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or their respective Subsidiaries, to any Person relating to a Business Combination Proposal or an Acquisition Proposal (collectively, a “Competing Transaction”) or afford to any Person access to the business, properties, assets or personnel of any Group Company or SPAC or any of their respective Subsidiaries in connection with a Business Combination Proposal or an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Competing Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to a Competing Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Competing Transaction. Each of the Company, SPAC, TopCo and Merger Sub shall, and shall cause its respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Transaction. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 11.7 by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 11.7 by such party.

Section 11.8 Access to Information; Confidentiality; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and SPAC shall, and shall cause each of their respective Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) reasonably cooperate with the other party and its Representatives regarding reasonable due diligence matters, including reasonable document requests. All information obtained by the Company, SPAC, TopCo, the Sellers and Merger Sub and their respective Representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement, and the Company hereby agrees to be bound to the same restrictions as SPAC (applied mutatis mutandis to the Company and its Representatives) as to all information furnished before or after the date of this Agreement by or on behalf of SPAC or its Affiliates to the Company or its Representatives, which information shall constitute “Confidential Information” under the Confidentiality Agreement (subject to the applicable exceptions set forth therein) with respect to the Company. Notwithstanding the foregoing, none of the parties hereto shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), or violate any law or regulations applicable to such party; provided, further, that SPAC’s right to access the properties and facilities of the Company shall in no event include a right to conduct any invasive or subsurface sampling or testing of any environmental media.

Section 11.9 Post-Closing Directors and Officers.

(a) The Company, SPAC and TopCo shall take commercially reasonable actions within their respective powers as may be necessary or appropriate such that, immediately following the Merger Effective Time, the Board of Directors of TopCo (the “Post-Closing Board of Directors”) shall initially consist of seven (7) directors as follows: (i) Enrique Klix or, subject to the Company’s reasonable approval, one (1) alternative individual designated by Sponsor, and (ii) six (6) individuals, all of which shall be designated by a majority in interest of the Sellers; provided that the Post-Closing Board of Directors shall consist of such number of independent directors (for purposes of the Exchange Act and the rules promulgated thereunder) as may be required by Nasdaq, of which, at least one shall meet the “financial expert” requirements of Nasdaq.

(b) The initial officers of TopCo shall be the existing officers of the Company, except to the extent otherwise determined by the Company.

Section 11.10 D&O Indemnification and Insurance.

(a) Each party hereto agrees that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC or any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the applicable Governing Documents, any “directors and officers” insurance policy or under any indemnification agreement such D&O Indemnitee may have with SPAC or the applicable Group Companies, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, TopCo, the Company and the Surviving Company shall, and shall cause their respective Subsidiaries to, maintain in effect the Existing D&O Arrangements and not to amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. None of SPAC, the Company, TopCo or the Surviving Company shall have any obligation under this Section 11.10(a) to any D&O Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) Prior to and effective as of the Closing, TopCo, the Company and SPAC shall purchase a prepaid six (6)-year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Merger Effective Time covering each individual who is a director or officer of SPAC or any Group Company or TopCo Party currently covered by the directors’ and officers’ liability insurance policy of SPAC or the Group Companies, on terms with respect to coverage, deductibles and amounts acceptable to SPAC (with respect to SPAC directors and officer coverage) and the Company (with respect to Group Company director and officer coverage); provided that SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance of SPAC and the Company and its Subsidiaries, as the case may be, or by purchasing D&O insurance such that all prior acts of the SPAC’s directors, officers, and other affiliated insured individuals will be covered under the D&O policy of TopCo for a period not less than 6 years from the Closing. The cost of the D&O Tail shall be borne as set forth in this Agreement. TopCo shall, and shall cause the Surviving Company and the Company to, maintain the D&O Tail in full force and effect for its full term.

(c) If TopCo, the Company, the Surviving Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo, the Company and/or Surviving Company, as applicable, shall assume all of the obligations set forth in this Section 11.10.

(d) On the Closing Date, TopCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of TopCo, which indemnification agreements shall continue to be effective following the Closing.

Section 11.11 SPAC Warrant Agreement. TopCo, SPAC, and CST shall, effective as of immediately prior to the Merger Effective Time, enter into an assignment, assumption and amendment agreement pursuant to which SPAC shall assign to TopCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement and the terms and conditions of the SPAC Warrant Agreement shall be amended and restated to, among other things, reflect the conversion of the SPAC Warrants to TopCo Warrants as set forth in Section 3.6(d).

Section 11.12 Escrow Amount.

(a) In connection with SPAC’s expected excise tax liability as of December 31, 2023 in the amount of $900,000, the Company and/or Cartesian Capital Group, LLC (“Cartesian” and, together with the Company, the “Cartesian Escrow Parties”) shall fund an aggregate amount of $900,000 (the “Escrow Amount”) into escrow on or before December 15, 2023, pursuant to the terms of an escrow agreement (the “Escrow Agreement”) to be entered into among the Cartesian Escrow Parties, SPAC and a mutually acceptable escrow agent (the “Escrow Agent”).

(b) The Escrow Agreement shall provide that the Escrow Amount shall be released to SPAC on April 26, 2024 (the “Escrow Release Date”) solely for the purpose of SPAC paying the excise tax liability and that if, after funding of the Escrow Amount but before the Agreement End Date, (i) SPAC provides a termination notice to the Company under this Agreement other than with respect to a termination pursuant to Section 13.1(e), (ii) SPAC initiates its liquidation or publicly announces its intention to liquidate, or (iii) SPAC ceases to undertake commercially reasonable efforts to reach the Closing in breach of this Agreement, then (x) if prior to the release of the Escrow Amount to SPAC, the Escrow Agent shall release the Escrow Amount to the Cartesian Escrow Parties, and (y) if after to the release of the Escrow Amount to SPAC, SPAC shall pay to the Cartesian Escrow Parties an amount in cash equal to the Escrow Amount.

(c) In the event the Escrow Amount is not released by the Escrow Release Date, due to the actions or inactions of the Cartesian Escrow Parties (and not, for the avoidance of doubt, the failure, action, or inaction of the Escrow Agent), any penalties, additions to Tax, and similar items and including any interest accrued on any of the foregoing, due in connection with the Escrow Amount not being released by the Escrow Release Date, shall be paid by the Cartesian Escrow Parties in addition to the Escrow Amount.

(d) SPAC and Sponsor agree that after the release to SPAC of the Escrow Amount, but prior to any liquidation of SPAC, Sponsor shall provide the Cartesian Escrow Parties at least ten (10) Business Days prior notice of SPAC’s intention to liquidate and to not repay the Escrow Amount. Within five (5) Business days of such notice, the Cartesian Escrow Parties will inform Sponsor whether Cartesian or an Affiliate thereof intends to exercise an option to purchase 1,581,250 Founder Shares (as defined in the Sponsor Support Agreement) for an aggregate amount of $1.00. For the avoidance of doubt, if Cartesian or an Affiliate thereof does not exercise such option, the payment to the Cartesian Escrow Parties of an amount equal to the Escrow Amount shall no longer be due. Any interest earned on the Escrow Amount, after release of the Escrow Amount and payment of fees and expenses pursuant to the Escrow Agreement, shall be paid to the Cartesian Escrow Parties.

(e) Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 13.1(g), (i) payment by SPAC to the Cartesian Escrow Parties of an amount equal to the Escrow Amount shall no longer be due and the Escrow Amount shall be released to SPAC, and (ii) the Cartesian Escrow Parties will no longer be entitled to exercise the option to purchase 1,581,250 Founder Shares for an aggregate amount of $1.00.

(f) In the event of any dispute or litigation in connection with the Escrow Agreement, the prevailing party of SPAC or the Cartesian Escrow Parties, as the case may be, shall be entitled (for the avoidance of doubt, in addition to any remedies at law or equity) to recover its reasonable, out-of-pocket expenses, including reasonable attorneys’ fees, from the other party. SPAC may, in its sole discretion, assign its rights under the Escrow Agreement to Sponsor and/or third party.

Section 11.13 SPAC Warrants. SPAC and the Company shall work together to implement a program as promptly as practicable after the date hereof to exchange the SPAC Public Warrants and the SPAC Private Warrants for newly issued TopCo Shares, which such program shall be (a) mutually agreed between SPAC and the Company and (b) on market terms. Any and all SPAC Public Warrants and the SPAC Private Warrants exchanged shall be canceled with no further rights to the holder thereof.

Article XII

CONDITIONS TO OBLIGATIONS

Section 12.1 Conditions to Obligations of Each Party. The obligations of each party to this Agreement to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Stockholders’ Approval shall have been obtained;

(b) All waiting periods (and any extensions thereof) applicable to the Transactions under any Antitrust Law, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the Transactions before a certain date, shall have expired or been terminated, and all other Regulatory Approvals shall have been obtained;

(c) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(e) TopCo’s initial listing application with Nasdaq in connection with the Transactions shall have been approved and the TopCo Shares (including, for the avoidance of doubt, the TopCo Shares to be issued pursuant to the Transactions) shall have been approved for listing on Nasdaq.

Section 12.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) The representations and warranties of (A) the Company contained in Section 4.2 (Subsidiaries; Capitalization) and (B) the TopCo Parties contained in Section 6.2 (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects on and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(ii) Each of the Company and TopCo Party Fundamental Representations (other than Section 4.2 (Subsidiaries; Capitalization) and Section 6.2 (Capitalization)) shall be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and

(iii) Each of the representations and warranties of the Company, the Signing Sellers and the TopCo Parties contained in this Agreement other than the Company and TopCo Party Fundamental Representations (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, where the actual failure of any such representations and warranties to be so true and correct, individually or in the aggregate with other representations and warranties of the Company, the Signing Sellers and the TopCo Parties contained in this Agreement that are not actually true and correct, would not reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company and the Sellers to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and be continuing;

(d) TopCo has received from the Sellers copies of executed stock transfer forms in respect of the Purchased Shares in favor of TopCo representing at least 88.5% (as rounded to one decimal place) of the issued and outstanding Company Shares, in a form reasonably acceptable to SPAC; and

(e) The Company shall have delivered or caused to be delivered:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 12.2(a), Section 12.2(b) and Section 12.2(c) have been fulfilled; and

(ii) copies of the written resignations of all the directors and officers of TopCo (except for any director or officer who is designated pursuant to Section 11.9 if he or she is a director or officer of TopCo immediately prior to the Closing), effective as of the Closing;

(iii) the delivery of a copy of the Company’s effective Air Operator Certificate (Certificado de Explotador de Servicios Aéreos); and

(iv) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at or prior to the Closing by TopCo or the Company, or any of their respective Subsidiaries, including TopCo’s and each Key Company Shareholder’s executed counterpart to the Registration Rights Agreement and Lock-Up Agreement.

Section 12.3 Conditions to the Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) The representations and warranties of SPAC contained in Section 5.2 shall be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects on and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(ii) Each of the SPAC Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and

(iii) Each of the representations and warranties of SPAC contained in this Agreement other than the SPAC Fundamental Representations and the representations and warranties of SPAC contained in Section 5.2 (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, where the actual failure of any such representations and warranties to be so true and correct, individually or in the aggregate with other representations and warranties of SPAC contained in this Agreement that are not actually true and correct, would not reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects unless failure to so perform would not reasonably be expected to have a Company Material Adverse Effect;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect and be continuing; and

(d) SPAC’s Common Stock shall not have been delisted from the Nasdaq;

(e) SPAC shall have delivered or caused to be delivered:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 12.3(a), Section 12.3(b) and Section 12.3(c) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of SPAC, effective as of the Closing;

(iii) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at or prior to the Closing by Sponsor, including, without limitation, the Sponsor’s executed counterpart to the Registration Rights Agreement and Lock-Up Agreement; and

(iv) at or prior to the Closing, in a form reasonably acceptable to the Company, a properly executed certification that shares of SPAC Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the U.S. Internal Revenue Service (“IRS”) (which shall be filed by the Company with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 12.4 Frustration of Conditions. Neither SPAC nor the Company may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 11.4.

Article XIII

TERMINATION

Section 13.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company or SPAC to such other party if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 13.1(c) shall not be available to SPAC unless the SPAC has complied in all material respects with its obligations under Section 11.2(b);

(d) by written notice from the Company, if a SPAC Extension is not effected in accordance with Section 10.6 and SPAC must liquidate in accordance with its Governing Documents;

(e) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company, the Sellers or any TopCo Party set forth in this Agreement, such that the conditions specified in Section 12.2(a), 12.2(b) or 12.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, the Sellers or such TopCo Party through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), but only as long as the Company, the Sellers or such TopCo Party continues to use its commercially reasonable efforts to cure such Terminating Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period or (ii) the Closing has not occurred on or before November 1, 2024 (the “Agreement End Date”); provided that SPAC shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 13.1(e) if SPAC is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 12.3(a) or Section 12.3(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 13.1(e) shall not be available to SPAC in the event that the breach of or failure to perform any provision of this Agreement by SPAC is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date;

(f) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 12.3(a) and Section 12.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), but only as long as SPAC continues to use its commercially reasonable efforts to cure such Terminating SPAC Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 13.1(f) if the Company is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 12.2(a), or Section 12.2(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 13.1(f) shall not be available to the Company in the event that the breach of or failure to perform any provision of this Agreement by the Company is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date;

(g) on September 15, 2024, automatically (and without notice by the Company or SPAC), if by such date, the Company has not delivered the applicable PCAOB Financial Statements pursuant to Section 8.5;

(h) by written notice to SPAC from the Company, following the SPAC Board’s withdrawal, amendment, qualification or modification of its recommendation to the SPAC Stockholders that they vote in favor of the Transaction Proposals; and

(i) by written notice from to the Company from SPAC, if the Cartesian Escrow Parties do not fund the Escrow Account on or prior to December 15, 2023.

Section 13.2 Effect of Termination.

(a) Subject to Section 13.2(b) and Section 13.2(c), in the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company or SPAC, as the case may be, for any Fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 13.2 and Article XIV and the Confidentiality Agreement shall survive any termination of this Agreement.

(b) If this Agreement is terminated by SPAC pursuant to Section 13.1(b), (c), (e), or (i) or is automatically terminated pursuant to Section 13.1(g) and within a 12-month period of termination, the Company enters into a letter of intent, memorandum of understanding or similar agreement, including a definitive agreement, in connection with a Competing Transaction, or the Company consummates a Competing Transaction, within thirty (30) days, the Company shall pay SPAC $9,000,000 by wire transfer of immediately available funds (the “Break Fee”). For the avoidance of doubt, the Break Fee in this Section 13.2(b) shall be in lieu of any other money damages or another remedy at law available to SPAC or Sponsor and shall supersede any claims by SPAC or Sponsor related to the Excise Tax Liability.

(c) If this Agreement is terminated by the Company pursuant to Section 13.1(b), (c), (d), (f), or (h) or is automatically terminated pursuant to Section 13.1(g) and within a 12-month period of termination, SPAC enters into a letter of intent, memorandum of understanding or similar agreement, including a definitive agreement, in connection with a Competing Transaction, or SPAC consummates a Competing Transaction, within thirty (30) days, SPAC shall pay the Company the Break Fee by wire transfer of immediately available funds.

Article XIV

MISCELLANEOUS

Section 14.1 Trust Account Waiver. The Company and each Seller acknowledges and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company and each Seller further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated on or before June 13, 2024 (subject to extensions as approved by the SPAC Stockholders), SPAC will be obligated to return to its public shareholders the amounts being held in the Trust Account. Accordingly, the Company and each Seller, on behalf of itself and its Affiliates hereby irrevocably waives any claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement or the Transactions with SPAC; provided that (a) nothing herein shall serve to limit or prohibit the Company’s and each Seller’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to the Company and each Seller in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Share Redemptions, or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Company and each Seller may have in the future against SPAC’s assets or funds that are not held in the Trust Account. The Company and each Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and the Company and each Seller further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. This Section 14.1 shall survive the termination of this Agreement for any reason.

Section 14.2 Waiver. Either party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 14.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States and/or United Kingdom Post mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email at the email address of the recipient, addressed as follows:

(a)
If to SPAC, to:

Integral Acquisition Corporation 1 667 Madison Avenue New York, New York 10065 United States of America
Attention:	Enrique Klix
E-mail:	enrique.klix@integralacquisition.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Fl. New York, NY 10105
Attention:	Barry I. Grossman, Esq. Jonathan Deblinger, Esq. Jonathan P. Cramer, Esq.
Email:	bigrossman@egsllp.com jdeblinger@egsllp.com jcramer@egsllp.com with a copy (which shall not constitute notice) to:

Travers Smith LLP 10 Snow Hill London EC1A 2AL
Attention:	Andrew Gillen Tom Coulter
Email:	andrew.gillen@traverssmith.com tom.coulter@traverssmith.com

(b)
If to the Company or any of the TopCo Parties, to:

Flybondi Limited 1 Scott Place 2 Hardman Street Manchester, United Kingdom, M3 3AA
Attention:	Peter Yu
E-mail:	peter.yu@cartesiangroup.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP One Vanderbilt Ave. New York, NY 10017
Attention:	Adam Namoury
Email:	adam.namoury@gtlaw.com

and

DWF Group PLC 20 Fenchurch Street London, EC3M 3AG
Attention:	Laurence Applegate
Email:	laurence.applegate@dwf.law

If to any Seller, to:

(i) with respect to a Signing Seller, the address of such Signing Seller as set forth underneath such Signing Seller’s signature on the signature page hereto; or

(ii) with respect to a Joining Seller, the address of such Joining Seller as set forth in such Joining Seller’s signature page to the applicable Seller Joinder.

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP One Vanderbilt Ave. New York, NY 10017
Attention:	Adam Namoury
Email:	adam.namoury@gtlaw.com

and

DWF Group PLC 20 Fenchurch Street London, EC3M 3AG
Attention:	Laurence Applegate
Email:	laurence.applegate@dwf.law

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 14.4 Assignment. No party hereto shall assign this Agreement or any part hereof, by operation of Law or otherwise, without the prior written consent of the other party and any such purported assignment without prior written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, TopCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnitees (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 11.10, (ii) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 14.16 and (iii) Sponsor, Prior SPAC Counsel and Prior Company Counsel are intended third-party beneficiaries of, and may enforce, any provision of Section 14.18 or Section 14.19 that confers any right or privilege to such party.

Section 14.6 Expenses.

(a) Except as otherwise set forth in this Agreement, including Section 11.1(c) and Section 11.2(a), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants.

(b) Notwithstanding the foregoing, if the Closing occurs, then TopCo shall pay, or cause to be paid, all Unpaid Company Transaction Expenses and all Unpaid SPAC Transaction Expenses; provided, that at the Closing and after disbursement of any amounts from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions as directed by SPAC, the cash disbursed from the Trust Account shall be used (x) first, to pay any Unpaid SPAC Transaction Expenses, which shall be no more than an aggregate amount of $800,000, and (y) second, to the extent any cash remains, for working capital and general corporate purposes of TopCo; provided, further, that (i) if the cash available from the Trust Account is less than $800,000, Cartesian and the Company shall pay, or cause to be paid, the difference between $800,000 and the cash available from the Trust Account to the payees of Unpaid SPAC Transaction Expenses and (ii) if the Unpaid SPAC Transaction Expenses exceed $800,000, Sponsor shall bear such excess Unpaid SPAC Transaction Expenses.

Section 14.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to Contracts executed in and to be performed in that State, except with respect to the Share Exchange which shall be governed by the laws of England and Wales.

Section 14.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 14.9 Disclosure Schedules. The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules and/or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 14.10 Entire Agreement. This Agreement (together with the Company Disclosure Schedules and the SPAC Disclosure Schedules) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the letter of intent among SPAC, Sponsor, Cartesian and the Company, dated August 30, 2023). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 14.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing approved by the respective boards of directors of the Company, SPAC, TopCo and Merger Sub and executed in the same manner as this Agreement and which makes reference to this Agreement. Any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 14.11 shall be null and void, ab initio.

Section 14.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either party. For the avoidance of doubt, nothing contained in this Section 14.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors.

(b) The restriction in Section 14.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 14.12.

Section 14.13 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 14.14 Jurisdiction; Waiver of Jury Trial.

(a) All legal Actions or causes of Action arising out of or relating to this Agreement or any Ancillary Agreement shall be heard and determined exclusively in any state or federal court located in New York County, New York (or in any appellate court thereof). Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action or cause of Action arising out of or relating to this Agreement or any Ancillary Agreement or any of the Transactions brought by any party hereto and (ii) agrees not to commence any Action or cause of action relating thereto except in the courts described above in New York, other than Actions or causes of Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or cause of Action against such party (A) arising under this Agreement or under any Ancillary Agreement or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Ancillary Agreement or any of the Transactions, (x) any claim that such party is not personally subject to the jurisdiction of the courts in New York as described in this Section 14.14(a) for any reason, (y) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (1) the Action or cause of Action in any such court is brought against such party in an inconvenient forum, (2) the venue of such Action or cause of Action against such party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 14.14(b) shall be effective service of process for any such Action or cause of Action.

(b) THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 14.14(b).

Section 14.15 Enforcement. Except as otherwise expressly provided herein, including Section 12.2(b) as it relates to SPAC) any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the parties hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party hereto agrees that the rights of each party to consummate the Transactions are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, the parties shall be entitled to equitable remedies against another party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, (a) without necessity of posting a bond or other form of security and (b) without proving the inadequacy of money damages or another remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no party shall allege, and each party hereby waives all defenses and objections to such Action on the grounds that (i) money damages would be adequate or there is another adequate remedy at law or (ii) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.

Section 14.16 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company or SPAC as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or the TopCo Parties (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the TopCo Parties or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 14.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 13.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and this Article XIV and (b) the Confidentiality Agreement (including the confidentiality obligations set forth in Section 11.8).

Section 14.18 Prior SPAC Counsel Conflicts and Privilege.

(a) SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company or any TopCo Party, on the other hand, any legal counsel (including Ellenoff, Grossman & Schole LLP, Travers Smith LLP, and Beccar Varela) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute.

(b) The Company further agrees, on behalf of itself, and, after the Closing, on behalf of the Company and TopCo, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC, Sponsor or any of their respective Representatives that relate in any way to the negotiation, preparation, execution and delivery of, and performance under, this Agreement or the Ancillary Agreements or consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or, after the Closing, by the Surviving Company; provided, however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or after the Closing, the Surviving Company, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Group Companies may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor. In the event that SPAC or the Group Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 14.18) so that Sponsor can (at the cost and expense of Sponsor) seek a protective order, and SPAC and the Company agree to use commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) The Company agrees (i) to the extent that the Company receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 14.18, and (b) the Company shall not assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Company waive the attorney-client or other privilege, or by otherwise asserting that the Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) The Company, on behalf of the Group Companies, hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section 14.18 shall be irrevocable, and no term of this Section 14.18 may be amended, waived or modified, without the prior written consent of the Prior SPAC Counsel.

Section 14.19 Prior Company Counsel Conflicts and Privilege.

(a) Each of the parties hereto acknowledges and agrees that each of DWF Group PLC, Marval O’Farrell Mairal and Greenberg Traurig, LLP (collectively, “Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation, preparation, execution and delivery of, and performance under, this Agreement and the Ancillary Agreements and consummation of the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees, on behalf of itself, and after the Closing, on behalf of the Surviving Company, not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Group Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(b) SPAC further agrees, on behalf of itself, and, after the Closing, on behalf of the Surviving Company, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Group Companies or TopCo Parties or any of their respective Representatives that relate in any way to the negotiation, preparation, execution and delivery of, and performance under, this Agreement or the Ancillary Agreements or consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Company on behalf of the Group Companies and the TopCo Parties and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company on behalf of the Company, the Group Companies and TopCo Parties and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company; provided, however, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC (including, after the Closing, the Surviving Company), the Group Companies or the TopCo Parties, on the one hand, and a third party other than Sponsor, on the other hand, SPAC (including, after the Closing, the Surviving Company), the applicable Group Company(ies) or TopCo Party(ies) may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that none of SPAC (including, after the Closing, the Surviving Company), the Group Companies or the TopCo Parties may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of the Company. In the event that SPAC or, after the Closing, the Surviving Company is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC or, after the Closing, the Surviving Company shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify the Company in writing (including by making specific reference to this Section 14.19) so that the Company can seek a protective order, and SPAC agrees to use commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Company and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Group Companies, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) SPAC agrees, on behalf of itself, and, after the Closing, on behalf of the Surviving Company, (i) to the extent that SPAC or, after the Closing, the Surviving Company receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person of the privileges or protections described in this Section 14.19, and (b) neither SPAC nor, after the Closing, the Surviving Company, shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Surviving Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC or the Surviving Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) SPAC, on behalf of itself and Sponsor, hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section 14.19 shall be irrevocable, and no term of this Section 14.19 may be amended, waived or modified, without the prior written consent of the Prior Company Counsel.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SPAC:	INTEGRAL ACQUISITION CORPORATION 1

	By:	/s/ Enrique Klix
Name: Enrique Klix
Title: Chief Executive Officer

COMPANY:	FLYBONDI LIMITED

	By:	/s/ Peter Yu
Name: Peter Yu
Title: Director

TOPCO:	FB PARENT LIMITED

	By:	/s/ Peter Yu
Name: Peter Yu
Title: Director

MERGER SUB:	GAUCHO MS, INC.

	By:	/s/ Peter Yu
Name: Peter Yu
Title: President

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SIGNING SELLER

Print Name of Seller:

By:

[Signature]

If Entity, Print Name and Title of Signatory:

Address:

Telephone:
Email:

[Signature Page to Business Combination Agreement]

EXHIBIT A

Final Form

FORM OF
JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder”) is made and entered into as of [●], by the undersigned shareholder (“Joining Seller”) of Flybondi Limited, a private limited company incorporated under the laws of England and Wales (the “Company”), and accepted by each of the Company, Integral Acquisition Corporation 1, a Delaware corporation (the “SPAC”), FB Parent Limited, a limited company incorporated under the laws of England and Wales (“TopCo”) and Gaucho MS, Inc., a Delaware corporation and wholly-owned Subsidiary of TopCo (“Merger Sub”). Reference is hereby made to that certain Business Combination Agreement, dated as of October 19, 2023 (as it may be amended, modified or supplemented from time to time in accordance with the terms thereof, including by this Joinder, the “Agreement”), by and among (i) the Company, (ii) SPAC, (iii) Merger Sub, (iv) TopCo, (v) certain holders of the Company’s outstanding shares that are named on Annex I thereto and that executed and delivered a copy of the Agreement as of the date thereof, and (vi) each of the other holders of the Company’s outstanding shares, including the undersigned Joining Seller, that have executed and delivered to the SPAC, Merger Sub, TopCo and the Company a joinder agreement in substantially the form of this Joinder to become party to the Agreement (the Company shareholders described in clauses (v) and (vi) above, collectively, the “Sellers”. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

WITNESSETH THAT:

WHEREAS, Joining Seller desires to become a party to the Agreement as a “Joining Seller” party thereunder in accordance with the terms and conditions of this Joinder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Agreement to be Bound. Joining Seller hereby: (a) acknowledges that Joining Seller has received and reviewed a complete copy of the Agreement, including the Exhibits and the Company Disclosure Schedules thereto; (b) agrees that upon execution and delivery of this Joinder to TopCo, SPAC, Merger Sub and the Company, Joining Seller will become a party to the Agreement, and will be fully bound by, and subject to, all of the covenants, terms, conditions and obligations of the Agreement, as amended or modified by this Joinder, as a “Seller” (and only as a “Seller”) thereunder as though it was an original party thereto for all purposes of the Agreement, and entitled to all the rights and subject to all of the obligations as a “Seller” incidental thereto, including the transfer, conveyance, assignment and sale of all of Joining Seller’s Company Shares (as set forth underneath Joining Seller’s name on the signature page hereto) to TopCo as Purchased Shares; (c) agrees to execute and deliver to TopCo, SPAC, Merger Sub, and the Company (i) all of the Ancillary Agreements required to be executed by a Seller and (ii) the Lock-Up Agreement; and (d) agrees that this Joinder, including the provisions of this Section 1, the covenants made by Joining Seller in Sections 2 and 3 below and the representations and warranties made by Joining Seller in Section 4 below, will be deemed to be incorporated into, supplement and become a part of the Agreement, and any references to the Agreement therein and herein will include this Joinder.

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2. Seller Vote In Favor of the Transactions. In connection with any consent, written or otherwise, of the shareholders of the Company or any class of shareholders of the Company or in any other circumstances upon which a vote, consent, action or other approval is sought with respect to the Agreement, the Ancillary Agreements and the Transactions, the Joining Seller shall: (a) approve, authorize, action (including voting or causing to be voted, including by proxy, if applicable, in favor of), consent to the Transactions and the consummation by the Company of the Transactions as required by, and waive and disapply any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights which may have been conferred on such Joining Seller under, the Company's Governing Documents and any other agreement, (b) vote or cause to be voted the Company Shares against (including by proxy, as applicable) (i) any Competing Transaction, and (ii) any amendment to the Governing Documents of the Company or other proposal or transaction involving any Group Company which amendment or other proposal or transaction would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a material breach by the Company of, prevent or nullify any provision of the Agreement or any Ancillary Agreement or the Transactions, or change in any manner the voting rights of any class of the Company’s share capital, and (c) take any steps as may be required in relation to their Company Shares for the purposes of the consummation by the Company of the Transactions or in order to obtain any approval required in connection with the Transactions (including, for the avoidance of doubt, any conversion of Company Series A Shares into Company Ordinary Shares).

3. No Transfer. Other than (a) pursuant to the Agreement or (b) upon the consent of the Company and SPAC, during the Interim Period, Joining Seller shall not, directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Company Shares to any Person other than pursuant to the Share Exchange; or (ii) grant any proxies (other than as set forth in the Agreement or a proxy granted to a representative of such Joining Seller to attend and vote at a shareholders meeting which is voted in accordance with the Agreement) or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of the Company Shares), or enter into any other agreement, with respect to any Company Shares; provided, that the foregoing shall not prohibit the transfer of Company Shares by a Joining Seller under the following circumstances (collectively, “Permitted Transfers”): (A) to a Seller or an affiliate of a Seller; (B) as a bona fide gift or gifts, (C) to a charitable organization; (D) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the Joining Seller or any other person with whom the Joining Seller has a relationship by blood, marriage or adoption not more remote than first cousin; (E) if the Joining Seller is an individual, by will or intestate succession upon the death of such Joining Seller; (F) by operation of law, such as pursuant to a qualified domestic order or the dissolution of marriage or civil union (including, without limitation, a divorce settlement); (G) if the Joining Seller is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned or its affiliates; and (H) the Company or an affiliate of the Company; provided, further, that for such Transfer to be considered a Permitted Transfer, such transferee shall execute a Seller Joinder agreeing to become a party to the Agreement as a Seller (except in the case of a Transfer to the Company or made as a bona fide gift). Any action attempted to be taken in violation of the preceding sentence will be null and void and the Company shall refuse to approve and register any Transfer which is not a Permitted Transfer.

4. Representations and Warranties. Except as may be set forth in the Company Disclosure Schedules which have been delivered by Joining Seller to TopCo, SPAC, Merger Sub, and the Company as an attachment to this Joinder, which disclosure schedules will be deemed to be part of the Company Disclosure Schedules for purposes of the Agreement and this Joinder, Joining Seller hereby represents and warrants to TopCo, SPAC, Merger Sub and the

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Company that the representations and warranties set forth herein are and will be true and correct with respect to Joining Seller (and only with respect to the Joining Seller) as of the date hereof and the Closing Date:

a. Organization and Standing of an Entity. Such Joining Seller, if not an individual person, is an entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its formation and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

b. Authorization; Binding Agreement. Such Joining Seller has all requisite power, authority and legal right and capacity to execute and deliver the Agreement and each Ancillary Agreement to which it is a party, to perform such Joining Seller’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Agreement to which such Joining Seller is a party has been or shall be when delivered, duly and validly executed and delivered by such Joining Seller and assuming the due authorization, execution and delivery of the Agreement and any such Ancillary Agreement by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Joining Seller, enforceable against such Joining Seller in accordance with its terms, subject to the Enforceability Exceptions.

c. Ownership. Such Joining Seller is the sole legal and beneficial owner of the Purchased Shares set opposite such Joining Seller’s name on the Joining Seller’s signature page hereto and is entitled to transfer full ownership of them on the terms set out in the Agreement. Upon delivery of such Joining Seller’s Purchased Shares to TopCo on the Closing Date in accordance with the Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by TopCo), will pass to TopCo.

d. Investment Representations for non-U.S. Persons. If such Joining Seller is not a natural person resident in the United States nor an entity organized or incorporated in the United States nor a trust of which any trustee is a U.S. person (as defined in Regulation S), or is otherwise not a U.S. person (as defined in Regulation S), it is acquiring the TopCo Ordinary Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the TopCo Ordinary Shares hereunder outside of the United States.

e. Investment Representations for U.S. Persons. If such Joining Seller is a U.S. person (as defined in Regulation S), it is: (a) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the TopCo Ordinary Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such TopCo Ordinary Shares; and (c) by reason of such Joining Seller’s business or financial experience, or by reason of the business or financial experience of such Joining Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), is capable of evaluating the risks and merits of an investment in TopCo and of protecting its interests in connection with this investment.

f. Compliance Representations. Such Joining Seller has complied in all material respect with all applicable laws and regulations of the country of its residence that relate directly or indirectly to such Joining Seller’s purchase of the TopCo Ordinary Shares and otherwise complying with such Joining Seller’s obligations under the Agreement. Such Joining Seller understands that the exchange of the TopCo Ordinary Shares is made pursuant to and in reliance upon an exemption from registration pursuant to Section 4(a)(2) and/or Regulation S, as applicable.

g. Non-Contravention. The execution and delivery by such Joining Seller of the Agreement and each Ancillary Agreement to which it is a party or otherwise bound and the consummation by such Joining Seller of the transactions contemplated hereby and thereby, and compliance by such Joining Seller with any of the provisions hereof and thereof, will not, (i) if such Joining Seller is an entity, conflict with or violate any provision of such Joining Seller’s Governing Documents, (ii) conflict with or violate any Law, order or consent applicable to

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such Joining Seller or any of its properties or assets or (iii) (A) violate, conflict with or result in a breach of, (B) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (C) result in the termination, withdrawal, suspension, cancellation or modification of, (D) result in a right of termination or acceleration under, (E) give rise to any obligation to make payments (including as a penalty) or provide compensation under, (F) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Joining Seller under, (G) give rise to any obligation to obtain any third party consent or provide any notice to any Person, or (H) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Joining Seller is a party or such Joining Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (i), (ii) or (iii) that has not had and would not reasonably be expected to materially impair or delay the ability of such Joining Seller to consummate the Transactions.

h. No Litigation. There is no Action pending or, to the knowledge of such Joining Seller, threatened, nor any order is outstanding, against or involving such Joining Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Joining Seller to consummate the transactions contemplated by, and discharge its obligations under, the Agreement and the Ancillary Agreements to which such Joining Seller is or is required to be a party.

i. Independent Investigation. Such Joining Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC, TopCo and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC, TopCo and Merger Sub for such purpose. Such Joining Seller acknowledges and agrees that: (i) in making its decision to enter into the Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC, TopCo and Merger Sub set forth in the Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to such Joining Seller pursuant hereto, and the information provided by or on behalf of SPAC, TopCo or Merger Sub for the Proxy/Registration Statement; and (ii) none of SPAC, TopCo, Merger Sub or their respective Representatives have made any representation or warranty as to SPAC, TopCo, Merger Sub or the Agreement, except as expressly set forth in the Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to such Joining Seller pursuant hereto.

j. No Additional Representations or Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, (A) THE JOINING SELLER DOES NOT MAKE, AND SUCH JOINING SELLER EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS JOINDER, THE AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS.

For the avoidance of doubt, Joining Seller does not represent and warrant that the representations and warranties set forth in Article VII (Representations and Warranties of the Signing Sellers) of the Agreement are true and correct with respect to Joining Seller.

5. Liability. The parties agree that upon executing this Joinder, Joining Seller only (and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of Joining Seller) shall be liable to the parties pursuant to the express terms of the Agreement and this Joinder.

6. Governing Law. This Joinder shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to Contracts executed in and to be performed in that State, except with respect to the Share Exchange which shall be governed by the laws of England and Wales.

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7. Entire Agreement. This Joinder, the Agreement, and the Ancillary Agreements constitute the entire agreement among the parties to the Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective affiliates relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements. The terms of this Joinder shall be governed by, enforced, construed, and interpreted in a manner consistent with the provisions of the Agreement.

[Remainder of Page Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Joinder to be executed and delivered by the undersigned or by its duly authorized representative as of the date first written above.

Joining Seller:

Print Name:

By:
[Signature]

If Entity, Print Name
and Title of Signatory:

Address for Notice:

Address:

E-mail:

Telephone:

No. of Company Shares Owned:

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Acknowledged and Accepted as of the date first set forth above:

SPAC:

INTEGRAL ACQUISITION CORPORATION 1

By:
	Name:	Enrique Klix
	Title:	Chief Executive Officer

TopCo:

FB PARENT LIMITED

By:
Name:
Title:

Company:

FLYBONDI LIMITED

By:
	Name:	Peter Yu
	Title:	Director

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EXHIBIT B

Final Form

EXHIBIT B

FORM OF

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2024, is made and entered into by and among FB Parent Limited, a limited company incorporated under the laws of England and Wales (the “Company”), Integral Acquisition Corporation 1, a Delaware corporation (the “SPAC”), Integral Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Flybondi Holders” on the signature page(s) hereto (each such party, a “Flybondi Holder,” and, collectively, the “Flybondi Holders”). The SPAC Holders, the Flybondi Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of October 19, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), with SPAC, Gaucho MS, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Flybondi Limited, a private limited company incorporated under the laws of England and Wales (“Flybondi”) and certain shareholders of Flybondi named therein, in which it is contemplated that SPAC’s securityholders and Flybondi’s securityholders will receive ordinary shares in the capital of the Company (“Ordinary Shares”);

WHEREAS, SPAC, the Sponsor and the other SPAC Holders are parties to that certain Registration and Shareholder Rights Agreement, dated as of November 2, 2021 (the “Original RRA”), which Original RRA such parties desire to terminate upon consummation of the Transactions; and

WHEREAS, in connection with the Transactions, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain Registrable Securities (as defined below).

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.10.

F-1

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide legal or business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.5.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demand Registration” shall have the meaning given in Section 2.2.1.

“Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for the Registration of Registrable Securities pursuant to Section 2.2.1.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Flybondi” shall have the meaning given in the Recitals hereto.

“Flybondi Holders” shall have the meaning given in the Preamble hereto.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 6.2.5.
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“Lock-Up Agreement” shall mean that certain Lock-Up Agreement, dated as of the date herof, by and among the Company, the Sponsor and certain securityholders of the Company party thereto.

“Lock-Up Period” shall have the meaning given in the Lock- Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Amount” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in Section 2.1.7.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.5.1.

“own” or “ownership” (and derivatives of such terms) shall mean (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act).

“Permitted Transferees” shall mean, with respect to each Holder and its Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 2 of the Lock-Up Agreement and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.3.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any issued and outstanding Ordinary Shares or any other equity or equity-linked security (including any Ordinary Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) of the Company held by a Holder immediately following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (b) any Ordinary Shares or any other equity or equity-linked security (including any Ordinary Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) of the Company acquired by a Holder following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Ordinary Shares; and (d) any other equity or equity-linked security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a), (b) or (c) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be

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Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $30,000 in the aggregate for each such Registration, of one (1) legal counsel selected by (i) the majority-in-interest of the Demanding Holders initiating a Demand Registration, (ii) the majority-in-interest of the Shelf Demanding Holders initiating an Underwritten Shelf Takedown, or (iii) the majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case with the approval of the Company, which approval shall not be unreasonably withheld.

“Registration Statement” shall mean any registration statement that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.2.1.

“SEC Guidance” shall have the meaning given in Section 2.1.7.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in Section 2.1.1.

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“Shelf Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for an Underwritten Shelf Takedown of Registrable Securities pursuant to Section 2.1.4.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Requesting Holders” shall have the meaning given in Section 2.1.4.

“Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

“SPAC” shall have the meaning given in the Recitals hereto.

“SPAC Holders” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell or right or warrant to purchase, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. In the discretion of the Board, the Company may submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf,” and together with the Form F-1 Shelf, the New Registration Statement and any Subsequent Shelf Registration Statement, the “Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the public resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally

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available to, and requested by, any Holder named therein. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form F-3. To the extent the Company elects to file a Shelf, the Company shall maintain a Shelf in accordance with the terms hereof, and shall use commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If, after the Company has elected to file a Shelf and such Shelf becomes effective, such Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act with respect to the public resale of all the Registrable Securities (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) at the time of filing and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis pursuant to a Shelf filed by the Company pursuant to Section 2.1, the Company, upon written request of a SPAC Holder or a Flybondi Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as reasonably practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor, the other SPAC Holders (as a group) and the Flybondi Holders (as a group). For the avoidance of doubt, this Section 2.1.3 does not create any obligation of the Company to file a Shelf pursuant to Section 2.1.1 of this Agreement.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time after the expiration of any Lock-Up Period to which a Holder’s shares are subject and when an effective Shelf is on file with the Commission, one or more Holders may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (if such Shelf has been filed by the Company) (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Shelf Requesting Holder, either individually or together with other Shelf Requesting Holders, with an aggregate offering price, net of underwriting discounts and commissions, reasonably expected to exceed at least $25 million (the “Minimum Amount”). All requests

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for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least fifteen (15) business days prior to the planned public announcement of the Underwritten Shelf Takedown (a “Shelf Takedown Notice”), which Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Underwritten Shelf Takedown (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Shelf Takedown, a “Shelf Requesting Holder”) shall so notify the Company of its intent to participate in such Underwritten Shelf Takedown, in writing, within five (5) business days after the receipt by such Holder of the Company Shelf Takedown Notice. Upon receipt by the Company of any such written notification from a Shelf Requesting Holder to the Company, subject to the provisions of Section 2.2.4, the Company shall include in such Underwritten Shelf Takedown all Registrable Securities of such Shelf Requesting Holder. Subject to Section 2.5.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Shelf Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Any Underwritten Shelf Takedown effected pursuant to this Section 2.1.4 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2. Notwithstanding anything to the contrary in this Agreement, the Company may consummate an Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of Section 2.2.4 and Section 3.4 and provided that the Company does not have an effective Registration Statement pursuant to Section 2.1 covering Registrable Securities, SPAC Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by SPAC Holders may, after the date on which no Lock-Up Securities held by the SPAC Holders are subject to the Lock-Up Period, make one (1) written demand for Registration of all or part of their Registrable Securities on (a) Form F-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (b) if available, Form F-3, which in the case of either clause (a) or (b), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended methods of distribution thereof (such registration pursuant to a written demand a “Demand Registration”), provided that such SPAC Holders reasonably expect to sell Registrable Securities yielding aggregate gross proceeds in excess of the Minimum Amount. In addition, subject to the provisions of Section 2.2.4 and Section 3.4 and provided that the Company does not have an effective Registration Statement pursuant to Section 2.1 covering Registrable Securities, Flybondi Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by Flybondi Holders may, after the date on which no Lock-Up Securities held by the Flybondi Holders are subject to the Lock-Up Period, make one (1) written demand for a Demand Registration of all or part of such Registrable Securities, provided that the such Flybondi Holders reasonably expect to sell Registrable Securities yielding aggregate gross proceeds in excess of the Minimum Amount. The Company shall, within ten (10) business days following the Company’s receipt of a Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) business days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder to the Company, subject to Section 2.2.4 below, such Requesting Holder shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file,

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as soon thereafter as practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration, and the Company shall use reasonable best efforts to effect the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration as soon as practicable. The Company shall not be obligated to effect more than (i) an aggregate of one (1) Registrations pursuant to a Demand Registration or an Underwritten Shelf Takedown initiated by the Sponsor and other SPAC Holders (and their respective Permitted Transferees), as a group, and (ii) an aggregate of one (1) Registrations pursuant to a Demand Registration or an Underwritten Shelf Takedown initiated by the Flybondi Holders (and their Permitted Transferees), as a group, in each case under Section 2.1.4 or this Section 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders (or in the case of an Underwritten Shelf Takedown, the Shelf Demanding Holders and the Shelf Requesting Holders) to be registered on behalf of the Demanding Holders and the Requesting Holders (or in the case of an Underwritten Shelf Takedown, the Shelf Demanding Holders and the Shelf Requesting Holders) in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of Section 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by a Demanding Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of Section 2.2.4 and Section 3.4, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.3 shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, such selection subject to the prior written consent of the Company, which such consent shall not be unreasonably withheld.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering advise the Demanding Holders (or Shelf Demanding Holders, as applicable) in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders (or Shelf Demanding Holders, as applicable) shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to

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the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.2.5 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing an Underwritten Offering, a majority-in-interest of the Demanding Holders (or Shelf Demanding Holders, as applicable) initiating such Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that the remaining Demanding Holders (or Shelf Demanding Holders, as applicable) may elect to have the Company continue such Underwritten Offering if the Minimum Amount would still be satisfied by the Registrable Securities proposed to be sold in such Underwritten Offering by the remaining Demanding Holders (or Shelf Demanding Holders, as applicable). If withdrawn, a demand for an Underwritten Offering shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.1, unless either (i) such Demanding Holder (or Shelf Demanding Holder, as applicable) has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder (or Shelf Demanding Holder, as applicable) reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder or Shelf Demanding Holder, as applicable, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder or Shelf Demanding Holder, as applicable, has requested be included in such Underwritten Offering); provided that, if one or more Demanding Holders (or Shelf Demanding Holders, as applicable) elect to continue such Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as a Registration demanded by such remaining Demanding Holders (or Shelf Demanding Holders, as applicable), as applicable, for purposes of Section 2.2.1. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.2.5, other than if a Demanding Holder (or Shelf Demanding Holder, as applicable) elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.2.5.

2.2.6 New Registration Statement. Notwithstanding the registration obligations set forth in Section 2.1 or this Section 2.2, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the Commission and/or (b) withdraw the Registration Statement and file a new registration statement (a “New Registration Statement”), on Form F-3, or if Form F-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to

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its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Registration Statement or files a New Registration Statement, as the case may be, under clause (a) or (b) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or provided by SEC Guidance to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Registration Statement, as amended, or the New Registration Statement.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a Registration effected by the Company for holders of share capital other than the Holders) any Ordinary Shares or other equity securities of the Company under the Securities Act in connection with the public offering of such securities solely for cash (including, for this purpose, an Underwritten Offering pursuant to Section 2.1.4 or Section 2.2.3) (other than (i) a Registration pursuant to Section 2.1 or Section 2.2 of this Agreement, (ii) a Registration relating solely to (x) the sale of securities to participants in a Company share, option or other benefit plan, (y) an exchange offer solely to the Company’s existing shareholders, (z) a dividend reinvestment plan, (iii) a Registration relating to a business combination, acquisition, or a transaction covered by Rule 145 under the Securities Act, (iv) a Registration in which the only shares being registered is Ordinary Shares issuable upon conversion of debt securities which are also being registered, or (v) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.3.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.3.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (a) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant Section 2.3 hereof, and (c) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

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(a) if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (i) first, the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, pro rata, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(b) if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (i) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, pro rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder or Shelf Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by Section 2.2.5) shall have the right to withdraw all or any portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to an Underwritten Offering, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.2.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.2.5, any Piggyback Registration effected pursuant to Section 2.3 shall not be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.1.

2.4 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder participating in such Underwritten Offering that is an executive officer, director or Holder holding in excess of two and a half percent (2.5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-calendar day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement

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in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.5 Block Trades; Other Coordinated Offerings.

2.5.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder or Shelf Demanding Holder, as applicable, wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with an aggregate offering price reasonably expected to be at least the Minimum Amount or (y) of all remaining Registrable Securities held by the Demanding Holder or Shelf Demanding Holder, then such Demanding Holder or Shelf Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders or Shelf Demanding Holders, as applicable, representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. For the avoidance of doubt, an offering of Registrable Securities in which a negative assurance letter of counsel to the Company or a comfort letter of the accountants of the Company is to be delivered to the Underwriter or Underwriters, brokers, sales agents or distribution agents, as applicable, shall not be considered a Block Trade or an Other Coordinated Offering.

2.5.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders or Shelf Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.5.2.

2.5.3 Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder or a Shelf Demanding Holder pursuant to this Agreement.

2.5.4 The Demanding Holder or Shelf Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.5.5 A Demanding Holder or Shelf Demanding Holder, as applicable, in the aggregate may demand no more than (i) one (1) Block Trade pursuant to this Section 2.5 within any six (6) month period or (ii) two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.5 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.5 shall not be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.1, and the procedures set forth in Section 2.1.4 or Section 2.2.3, as applicable, with respect to an Underwritten Offering shall not apply with respect thereto.

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If, at any time on or after the date hereof, the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) when all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities or (ii) the termination of this Agreement;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement (other than any supplement incorporating by reference information publicly disclosed by Holdco on Form 6-K) to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.11 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to enter into confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or Underwriters may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

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3.1.14 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Underwriters or the broker, placement agent or sales agent of such offering or sale;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Form 20-F or Form 6-K and otherwise complies with Rule 158 under the Securities Act (or any successor rule then in effect);

3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.4 or Section 2.2.1, if such offering involving gross proceeds in excess of $25 million, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “roadshow” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement or, in the opinion of counsel for the Company, it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable

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after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, audited financial statements as of a date other than the Company’s fiscal year end, or pro forma financial statements that are required to be included in a Registration Statement or (c) in the good faith judgment of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company, such Registration Statement would be seriously detrimental to the Company and it is therefore in the best interest of the Company to defer such submission, filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 (a) During the period starting with the date ninety (90) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) calendar days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Registration, or (b) if, pursuant to Section 2.1.4 or Section 2.2.1, Holders have requested an Underwritten Offering and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1.4, 2.2.1 or 2.5 for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Foreign Private Issuer Status. As of such time as the Company ceases to be a “foreign private issuer” (as defined in Rule 12b-2 under the Exchange Act), (i) all references in this Agreement to Form F-1 or a Form F-1 Shelf shall thereafter be deemed to refer to Form S-1 or a shelf registration on Form S-1, respectively, (ii) all references in this Agreement to Form F-3 or a Form F-3 Shelf shall thereafter be deemed to refer to a Form S-3 or a shelf registration on Form S-3, respectively, and (iii) the Company shall promptly take all actions reasonably necessary to ensure the Holders gain the expected benefit of this Agreement, including by filing (and making effective) any post-effective amendment to an existing Registration Statement, a Subsequent Shelf Registration Statement or other New Registration Statement.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement or omission of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable, good faith judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable, good faith judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional

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term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States Post mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other internationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following business day, addressed as follows (or at such other address as shall be specified by like notice made pursuant to this Section 6.1):

If to the Company, to:

FB Parent Limited

1 Scott Place

2 Hardman Street

Manchester, United Kingdom, M3 3AA

Attention: Peter Yu

E-mail: peter.yu@cartesiangroup.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Ave.

New York, NY 10017

Attention: Adam Namoury

Thomas R. Martin

Raffael Fiumara

Email: adam.namoury@gtlaw.com

thomas.martin@gtlaw.com

Raffael.fiumara@gtlaw.com

If to any Holder, to:

the address set forth below such Holder’s name on the signature pages to this Agreement.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated in whole or in part by such Holder in conjunction with and to the extent of any Transfer of Registrable Securities by any such Holder; provided, that, with respect to the Flybondi Holders, the Sponsor and the other SPAC Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Flybondi Holders shall be permitted to transfer its rights hereunder as the Flybondi Holders to one or more affiliates or any, direct or indirect, partners, limited partners, members or equity holders of such Flybondi Holder (or of such direct or indirect holder, it being understood that no such transfer shall reduce any rights of such Flybondi Holder or such transferees) and (y) the Sponsor and the other SPAC Holders shall be permitted to transfer their respective rights hereunder as the Sponsor or the other SPAC Holders, as applicable, to one or more of their respective affiliates or any, direct or indirect, partners, limited partners, members or equity holders of the Sponsor or the other SPAC Holders, as applicable (or of such direct or indirect holder, it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or the other SPAC Holders or such transferees).

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5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by delivery of an executed joinder in substantially the same form as Exhibit A attached hereto (a “Joinder”)). Any transfer or assignment of this Agreement, or of any rights, duties or obligations hereunder, made other than as provided in this Section 6.2 shall be null and void.

5.3 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

5.4 Governing Law; Venue.

5.4.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. except to the extent mandatorily governed by the Laws of England and Wales.

5.4.2 All legal Actions, claims, demands, actions or causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, New York (or in any appellate court thereof. Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, claim, demand, action or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought by any party hereto, and (ii) agrees not to commence any Action, claim, demand, action or cause of action relating thereto except in the courts described above in New York, other than Actions, claims, demands, actions or causes of action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action claim, demand, action or cause of action against such party (A) arising under this Agreement, or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (1) any claim that such party is not personally subject to the jurisdiction of the courts in New York as described in this Section 5.4.2 for any reason, (2) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (3) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such party is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5.1 shall be effective service of process for any such Action, claim, demand, action or cause of action.

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5.5 TRIAL BY JURY. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities at such time, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its successors hold Registrable Securities representing, in the aggregate, at least two and a half percent (2.5%) of the outstanding Ordinary Shares; and provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Flybondi Holder so long as such Flybondi Holder and its successors hold Registrable Securities representing, in the aggregate, at least two and a half percent (2.5%) of the outstanding Ordinary Shares; provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the share capital of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate or be construed as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities, and with respect to the Company, on the date that no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

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5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2, subject to the prior written consent of the Sponsor and each Flybondi Holder (in each case, so long as such Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed Joinder to this Agreement from such Additional Holder. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

5.11 Construction.

5.11.1 Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the term “Exhibit” refers to the specified Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

5.11.2 Unless the context of this Agreement otherwise requires, references in this Agreement to any law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.

5.11.3 References to “$” are to the lawful currency of the United States of America.

5.11.4 Time periods in calendar days within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following business day if the last calendar day of the period is not a business day.

5.11.5 The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

5.12 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

5.13 Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including the Original RRA.

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5.14 Adjustments. If, and as often as, there are changes in the Registrable Securities by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

FB PARENT LIMITED

By:
Name:
Title:

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SPAC:

INTEGRAL ACQUISITION CORPORATION 1

By:
Name:
Title:

Address:

Integral Acquisition Corporation 1

667 Madison Avenue

New York, New York 10065

United States of America

Attention: Enrique Klix

E-mail: enrique.klix@integralacquisition.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl.

New York, NY 10105

Attention: Barry I. Grossman, Esq.

Jonathan Deblinger, Esq.

Email: bigrossman@egsllp.com

jdeblinger@egsllp.com

SPONSOR:

INTEGRAL SPONSOR, LLC

By:
Name:
Title:

Address:

Integral Sponsor LLC

667 Madison Avenue

New York, New York 10065

United States of America

Attention: Enrique Klix

E-mail: enrique.klix@integralacquisition.com

with a copy (which shall not constitute notice) to:

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Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl.

New York, NY 10105

Attention: Barry I. Grossman, Esq.

Jonathan Deblinger, Esq.

Email: bigrossman@egsllp.com

jdeblinger@egsllp.com

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SPAC HOLDERS:

[●]

Address:

27

FLYBONDI HOLDERS:

[●]

Address:

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Exhibit A to Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [●], 2024 (as the same may hereafter be amended, the “Registration Rights Agreement”), among FB Parent Limited, a limited company incorporated under the laws of England and Wales (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights and Lock-Up Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) Ordinary Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections (as defined below).

For purposes of this Joinder, “Excluded Sections” shall mean [ ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Shareholder

Print Name of Shareholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[________]

By:
Name:
Its:

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Final Form

Exhibit C

FORM OF

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], 2024, is made and entered into by and among FB Parent Limited, a limited company incorporated under the laws of England and Wales (the “Company”), Integral Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Flybondi Holders” on the signature page(s) hereto (each such party, a “Flybondi Holder,” and, collectively, the “Flybondi Holders”). The SPAC Holders, the Flybondi Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2or Section 3(g) of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of October 19, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), with SPAC, Gaucho MS, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Flybondi Limited, a private limited company incorporated under the laws of England and Wales (“Flybondi”) and certain shareholders of Flybondi named therein, in which it is contemplated that SPAC’s securityholders and Flybondi’s securityholders will receive ordinary shares in the capital of the Company (“Ordinary Shares”);

WHEREAS, upon consummation of the Transactions, the Holders will own Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by each Holder thereunder, the parties wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of the Lock-Up Securities (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. For purposes of this Agreement:

(a) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

(b) “immediate family” means with respect to any Person, such Person’s spouse or domestic partner (or former spouse or former domestic partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption).

(c) “Lock-Up Period” shall mean:

(i) with respect to 15 percent (15%) of the Lock-Up Securities, the period commencing immediately following the Closing and expiring on the date that is the earlier of (i) six months following the Closing Date and (ii) such date on which the Company completes a Liquidation Event;

(ii) with respect to 25 percent (25%) of the Lock-Up Securities, the period commencing immediately following the Closing and expiring on the date that is the earlier of (i) nine months following the Closing Date and (ii) such date on which the Company completes a Liquidation Event; and

(iii) with respect to 25 percent (25%) of the Lock-Up Securities, the period commencing immediately following the Closing and expiring on the date that is the earlier of (i) the one anniversary of the Closing Date and (ii) such date on which the Company completes a Liquidation Event.

For the avoidance of doubt, 35 percent (35%) of the Lock-Up Securities shall not be subject to the Lock-Up Period pursuant to this Agreement.

(d) “Lock-Up Securities” means, collectively, (i) any Ordinary Shares owned by the SPAC Holders immediately after the Closing, (ii) any Ordinary Shares or any other equity or equity-linked security (including any Ordinary Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) owned by the Flybondi Holders immediately after the Closing and (iii) any Additional Holder Ordinary Shares.

(e) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company, the Sponsor, Integral Acquisition Corp I. and the other Holders named therein.

(f) “Transfer” means the (a) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell or right or warrant to purchase, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Lock-Up Provisions.

(a) Each Holder agrees (i) not to Transfer any Lock-Up Securities until the end of applicable the Lock-Up Period and (ii) that it shall not exercise any of its rights, if any, under Section 2.2 of the Registration Rights Agreement until the restrictions set forth in Section 2(a)(i) of this Agreement no longer apply to any of such Holder’s Lock-Up Securities.

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(b) Notwithstanding Section 2(a)(i), the restrictions set forth in Section 2(a)(i) shall not apply to the following, provided that the Holder further agrees to execute such agreements as may be reasonably requested by the Company or the Sponsor that are consistent with the foregoing or that are necessary to give further effect thereto:

(i) a Transfer as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes;

(ii) in the case of an individual, Transfers (A) to a partnership, limited liability company or other entity of which the Holder and/or the immediate family of the Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (B) by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family, or an Affiliate of such Person, (C) by virtue of will, intestate succession or the laws of descent and distribution upon death of the Holder or (D) by operation of law, including bankruptcy laws, or pursuant to a court order, including a qualified domestic relations order, divorce decree, divorce settlement or separation agreement;

(iii) in the case of an entity, Transfers (A) to another entity that is an Affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Holder or Affiliates of the Holder or who shares a common investment advisor with the Holder, or (B) as part of a distribution to members, partners, shareholders or equity holders of the Holder;

(iv) in the case of an entity, Transfers by virtue of applicable laws, including bankruptcy laws, or laws of the state or jurisdiction of the Holder’s organization or the Holder’s organizational documents upon dissolution of the Holder;

(v) in the case of an entity that is a trust, Transfer to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vi) Transfers relating to Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares, in each case, acquired in open market transactions after the Closing;

(vii) the exercise of options or warrants to purchase Ordinary Shares or the vesting of awards of Ordinary Shares and any related Transfer of Ordinary Shares in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such Ordinary Shares, it being understood that all Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(viii) Transfers to the Company (or any direct or indirect subsidiary of the Company) pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company (or applicable subsidiary) or forfeiture of Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares in connection with the termination of the Holder’s service to the Company (or applicable subsidiary);

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(ix) Transfers to the Company or any direct or indirect subsidiary of the Company without consideration or for only nominal consideration;

(x) Transfers to a bona fide service provider in connection with and in consideration for services related to the transactions contemplated herein; and

(xi) the establishment, by the Holder, at any time after the Closing, of any trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act providing for the transfer of the Lock-Up Securities; provided,however, that such plan complies with the restrictions set forth in Section 2(a)(i) hereof;

provided, however, that (A) in the case of clauses (ii) and (iii) above, such Transfer shall not involve a disposition for value and (B) in the case of clauses (ii), (iii) and (iv), it shall be a condition to the Transfer or distribution that each applicable permitted transferee, trustee, donee or distributee enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such permitted transferee shall expressly refer only to the immediate family of the applicable Holder and not to the immediate family of such permitted transferee), agreeing to be bound by the Transfer restrictions set forth in this Agreement

(c) Any purported Transfer contrary to the provisions of this Agreement shall be void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Securities as an equity holder for any purpose. Each Holder acknowledges and agrees that during the Lock-Up Period, stop transfer orders shall be placed against the Lock-Up Securities and each certificate or book entry position statement evidencing Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE SECURITY HOLDERS NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) Notwithstanding anything to the contrary in this Section 2, (i) to the extent a Holder reasonably expects to incur a Tax obligation as a result of the Transactions, then, upon presentation of satisfactory evidence of such obligation to the Company, at the Company’s sole discretion, such Holder shall be permitted to Transfer for value a sufficient number of Lock-Up Securities to satisfy such Tax obligation and, upon the determination of the Company that such a Transfer is otherwise permitted by applicable Law, the Company shall instruct its transfer agent to permit such Transfer notwithstanding this Section 2 or any stop transfer restrictions hereunder, and (ii) except as permitted in the immediately preceding clause (i), to the extent any Holder is granted a release or waiver from the restrictions contained in this Section 2 prior to the expiration of the Lock-Up Period, then all Holders shall be automatically granted a release or waiver from the restrictions contained in this Section 2 to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted.

3. Miscellaneous.

(a) Power and Authority. Each Holder hereby represents and warrants that it, he or she has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms.

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(b) Capacity as a Company Shareholder. Each Holder signs this Agreement solely in such Holder’s capacity as a shareholder of the Company, and not in such Holder’s capacity as a director or officer of the Company, as applicable.

(c) Investment Intent. Notwithstanding anything in this Agreement to the contrary, each Holder (i) intends to hold the Lock-Up Securities for investment purposes, (ii) has no current plan or intention to dispose of or otherwise transfer the Lock-Up Securities and (iii) is under no binding agreement to dispose of or otherwise transfer the Lock-Up Securities.

(d) Entire Agreement. This Agreement (and the Business Combination Agreement to the extent incorporated herein) constitutes the full and entire understanding and agreement among the parties to this Agreement with respect to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Agreement.

(e) Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States Post mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other internationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows (or at such other address as shall be specified by like notice made pursuant to this Section 3(e)):

If to the Company, to:

FB Parent Limited
1 Scott Place
2 Hardman Street
Manchester, United Kingdom, M3 3AA
Attention: Peter Yu
E-mail: peter.yu@cartesiangroup.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Ave.
New York, NY 10017
Attention: Adam Namoury

Thomas R. Martin

Raffael Fiumara

Email: adam.namoury@gtlaw.com

thomas.martin@gtlaw.com

Raffael.fiumara@gtlaw.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.
New York, NY 10105

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Attention: Barry I. Grossman, Esq.
Email: bigrossman@egsllp.com

If to any Holder, to:

the address set forth below such Holder’s name on the signature pages to this Agreement.

(f) Amendments and Waivers.

(i) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Holders holding a majority of the Lock-Up Securities then held by the Holders in the aggregate. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with thisSection 3(f)(i) shall be null and void, ab initio.

(ii) Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved).

(iii) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(iv) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (A) adversely affect any Holder or (B) disproportionately affect any Holder as compared to any other Holder, in each case, will not bind any such Holder without such Holder’s prior written approval.

(g) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns and transferees. Except as set forth herein, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, except as expressly permitted under Section 2(b)above. Any purported assignment in violation of this Section 3(g) shall be null and void and shall not operate to transfer or assign any interest or title to the purported assignee.

(h) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such party.

(i) Governing Law; Jurisdiction.

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(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York, except to the extent mandatorily governed by the Laws of England and Wales.

(ii) All legal Actions, claims, demands, actions or causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, New York (or in any appellate court thereof). Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, claim, demand, action or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought by any party hereto, and (ii) agrees not to commence any Action, claim, demand, action or cause of action relating thereto except in the courts described above in New York, other than Actions, claims, demands, actions or causes of action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action claim, demand, action or cause of action against such party (A) arising under this Agreement, or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (1) any claim that such party is not personally subject to the jurisdiction of the courts in New York as described in this Section 3(i)(ii)for any reason, (2) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (3) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such party is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 3(e)shall be effective service of process for any such Action, claim, demand, action or cause of action.

(j) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH

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SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(J).

(k) Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(l) Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(m) Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the parties hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party hereto acknowledges and agrees that its obligations under this Agreement are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, the parties shall be entitled to equitable remedies against another party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, (A) without necessity of posting a bond or other form of security and (B) without proving the inadequacy of money damages or another any remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no party shall allege, and each party hereby waives all defenses and objections to such Action on the grounds that (I) money damages would be adequate or there is another adequate remedy at law or (II) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.

(n) Legal Representation. Each Holder acknowledges that Greenberg Traurig LLP (“GT”) is acting as counsel to the Company in connection with the Business Combination Agreement and the Transactions, and GT is not acting as counsel to such Holder.

(o) Several Liabilities. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

FB Parent LImited

By:
Name:
Title:

SPONSOR:

INTEGRAL SPONSOR, LLC

By:
Name:
Title:

Number and Type of Lock-Up Securities:
Ordinary Shares:

Other (Specify):
Address for Notices:
Address:

Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

SPAC HOLDERS:

[__________________]

By:
Name:
Title:

Number and Type of Lock-Up Securities:
Common Shares:

Other (Specify):
Address for Notices:
Address:

Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

FLYBONDI HOLDERS:

[__________________]

By:
Name:
Title:

Number and Type of Lock-Up Securities:
Common Shares:

Other (Specify):
Address for Notices:
Address:

Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

Annex B

THE COMPANIES ACT 2006 articles of association OF FLYBONDI HOLDINGS plc

THE COMPANIES ACT 2006

ARTICLES OF ASSOCIATION

of

FLYBONDI HOLDINGS plc

1. Exclusion of other Regulations

This document comprises the articles of association of the Company and no regulations set out in any statute or statutory instrument concerning companies including, without prejudice to such generality, the regulations contained in the Companies (Model Articles) Regulations 2008, shall apply as articles of association of the Company.

2. Definitions and Interpretation

2.1 In these Articles, the following expressions have the following meanings unless the context otherwise requires:

Act	the Companies Acts (as defined in section 2 of the Companies Act 2006), insofar as they apply to the Company;
address

in relation to electronic communications, includes any number or address (including, in the case of any Uncertificated Proxy Instruction permitted in accordance with these Articles, an identification number of a participant in the Relevant System concerned) used for the purposes of such communications;

Articles	these articles of association as amended from time to time;
auditors	the auditors for the time being of the Company;
Board	the board of directors of the Company or the Directors present at a duly convened meeting of the Directors at which a quorum is present;
clear days	in relation to the period of a notice, that period calculated in accordance with section 360 of the Act;
communication	has the same meaning as in section 15 of the Electronic Communications Act;
Company	Flybondi Holdings plc;
Company's website	the web site, operated or controlled by the Company, which contains information about the Company in accordance with the Statutes;

Directors	the directors of the Company for the time being;
elected	elected or re-elected;
electronic address	any number or address used for the purposes of sending or receiving notices, documents or information by electronic means;
electronic communication	has the same meaning as in section 15 of the Electronic Communications Act;
electronic means	has the same meaning as in the Act;
Electronic Communications Act Exchange Act	the Electronic Communications Act 2000 (as amended from time to time); the US Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;
FSMA	the Financial Services and Markets Act 2000 (as amended from time to time);
group	the Company and its subsidiary undertakings for the time being;
holder	in relation to shares, the member whose name is entered in the register as the holder of the shares;
in electronic form	in a form specified by section 1168(3) of the Act and otherwise complying with the provisions of that section;
Information Rights	has the meaning given to such expression in section 146(3) of the Act;
member	a member of the Company;
month	calendar month;
Nasdaq	The Nasdaq Stock Market LLC;
Nomination Notice	a notice given by a member to the Company that another person is entitled to enjoy Information Rights and to receive Shareholder Information which that member is entitled to enjoy or to receive;
office	the registered office for the time being of the Company;
Operator	a person approved under the Uncertificated Securities Rules as Operator of a Relevant System;
paid up	paid up or credited as paid up;
recognised person	a recognised clearing house acting in relation to a recognised investment exchange, or a nominee of a recognised clearing house acting in that way, or a nominee of a recognised investment exchange;
register	the register of members of the Company and shall, so long as the Uncertificated Securities Rules so permit or require, include so far as relevant a related Operator register of members;
Relevant System

in relation to a share, a computer-based system, and procedures, which enable title to units of a security to be evidence and transferred without written instrument, and which facilitate supplementary and incidental matters;

seal	the common seal (if any) of the Company and an official seal (if any) kept by the Company by virtue of section 50 of the Act, or either of them as the case may require;
secretary	the secretary of the Company or any other person appointed to perform any of the duties of the secretary of the Company including a joint, temporary, assistant or deputy secretary;
Securities Act Shareholder Information

the US Securities Act of 1933, as amended;

notices, documents or information which the Company wishes or is required to communicate to shareholders including, without limitation, annual reports and accounts, summary financial statements, notices of meetings and proxy forms;

Statutes

the Act and every other statute (including any orders, regulations or other subordinate legislation made under them) for the time being in force concerning companies and affecting the Company (including, without limitation, the Electronic Communications Act);

Uncertificated Proxy Instruction

a properly authenticated dematerialised instruction, and/or other instruction or notification, which is sent by means of the Relevant System concerned and received by such participant in that system acting on behalf of the Company as the Directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the Relevant System concerned);

Uncertificated Securities Rules

every Statute (including any orders, regulations or other subordinate legislation made under it) relating to the holding, evidencing of title to, or transfer of, uncertificated shares and legislation, rules or other arrangements made under or by virtue of such provisions;

United Kingdom	Great Britain and Northern Ireland;

website communication working day

the publication of a notice or other Shareholder Information on the Company's website in accordance with Part 4 of Schedule 5 to the Act;

any day other than a Saturday, Sunday or other day on which commercial banks in New York and/or London are authorised or required to remain closed; and

Year	calendar year.

2.2 References to writing include references to printing, typewriting, lithography, photography and any other mode or modes of presenting or reproducing words in a visible and non-transitory form whether sent or supplied in electronic form or made available on a website or otherwise.

2.3 Words importing one gender shall (where appropriate) include any other gender and words importing the singular shall (where appropriate) include the plural and vice versa.

2.4 Any words or expressions defined in the Act or the Electronic Communications Act shall, if not inconsistent with the subject or context and unless otherwise expressly defined in these Articles, bear the same meaning in these Articles save that the word company shall include any body corporate.

2.5 References to:

(a) mental disorder mean mental disorder as defined in section 1 of the Mental Health Act 1983 or the Mental Health (Scotland) Act 1984 (as the case may be);

(b) any statute, regulation or any section or provision of any statute or regulation, if consistent with the subject or context, shall include any corresponding or substituted statute, regulation or section or provision of any amending, consolidating or replacement statute or regulation;

(c) executed include any mode of execution;

(d) an Article by number are to a particular Article of these Articles;

(e) a meeting shall be taken as not requiring more than one person to be present if any quorum requirement can be satisfied by one person;

(f) a person include references to a body corporate and to an unincorporated body of persons; and

(g) a share (or to a holding of shares) being in uncertificated form or in certificated form are references respectively to that share being an uncertificated unit of a security or a certificated unit of a security provided that any reference to a share in uncertificated form applies only to a share class which is, for the time being, a participating security, and only for so long as it remains a participating security.

2.6 For the purposes of these Articles, where any shares are held by the Depository Trust Company or any person who operates a clearing system or issues depositary receipts (or their nominees) and/or a nominee, custodian or trustee for any person, that person shall (unless the context requires otherwise)

be treated as the holder of those shares and references to shares being “held by” a person, to a person “holding” shares or to a person who “holds” any such shares, or equivalent formulations, shall be construed accordingly.

3. Registered Office

The Company's registered office is to be situated in England and Wales.

4. Limited Liability

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

5. Change of Name

The Company may change its registered name in accordance with the Statutes or by majority decision of the Board.

6. Share Capital

6.1 Save to the extent authorised by these Articles and subject to the provisions of the Statutes and without prejudice to the rights attaching to any existing shares or class of shares, any share may be issued with such preferred, deferred or other special rights or such restrictions as the Company may from time to time by ordinary resolution determine or, if the Company has not by ordinary resolution so determined otherwise, as the Directors may determine.

6.2 In the event that rights and restrictions attaching to shares are determined by ordinary resolution pursuant to Article 6.1, those rights and restrictions shall apply, in particular in place of any rights or restrictions that would otherwise apply by virtue of the Act in the absence of any provisions in the articles of a company, as if those rights and restrictions were set out in the Articles.

6.3 Subject to the provisions of these Articles and to the Statutes, any unissued shares in the capital of the Company (whether forming part of the original or any increased capital) and all (if any) shares in the Company lawfully held by or on behalf of it shall be at the disposal of the Board which may offer, allot (with or without a right of renunciation), issue or grant options over such shares to such persons, at such time and for such consideration and upon such terms and conditions as the Board may determine.

6.4 The Company may exercise the powers of paying commissions conferred by the Statutes. Subject to the provisions of the Statutes, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other and may be in respect of a conditional or absolute subscription. The Company may also on any issue of shares pay such brokerage as may be lawful.

6.5 Subject to the provisions of the Statutes and to any rights conferred on the holders of any other shares, shares may be issued on terms that they are, at the option of the Company or a member, liable to be redeemed on such terms and in such manner as may be determined by the Board (such terms to be determined before the shares are allotted).

6.6 Except as ordered by a court of a competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon any trust, and (except as otherwise provided by these Articles or by law) the Company shall not be bound by or compelled in any way to recognise (even if having notice of it) any equitable, contingent, future, partial or other claim or any interest in any share, except an absolute right to the entirety thereof in the holder.

6.7 The Company may give financial assistance for the acquisition of shares in the Company to the extent that it is not restricted by the Statutes.

6.8 Subject to Article 6.10, the Directors are generally and unconditionally authorised for the purposes of Section 551 of the Act, to exercise any power of the Company to:

(a) offer or allot;

(b) grant rights to subscribe for or to convert any security into;

(c) otherwise deal in, or dispose of,

any ordinary shares of £0.003 each in the Company ("Ordinary Shares") to any person, at any time and subject to any terms and conditions as the Directors think proper.

6.9 Subject to Article 6.10, the Directors are empowered pursuant to section 570 of the Act, to allot equity securities (as defined by section 560 of the Act) for cash pursuant to the authority referred to in Article 6.8, as if section 561 of the Act did not apply to it.

6.10 The authorities referred to in Articles 6.8 and 6.9:

(a) shall be limited to a maximum nominal amount of £100,000,000;

(b) shall only apply insofar as the Company has not renewed, waived, or revoked them by ordinary resolution; and

(c) may only be exercised for a period of five years commencing on the date on which these Articles are adopted, save that the directors may make an offer or agreement which would, or might, require Ordinary Shares to be allotted after the expiry of such authority (and the directors may allot Ordinary Shares in pursuance of any offer or agreement as if such authority had not expired).

7. Variation of Rights

7.1 Subject to the provisions of the Statutes, whenever the capital of the Company is divided into different classes of shares, the rights attached to any class may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated, whether or not the Company is being wound up, either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of the affected class (excluding any shares of that class held as treasury shares), or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class (but not otherwise).

7.2 All the provisions of these Articles relating to general meetings shall, mutatis mutandis, apply to every such separate general meeting, except that:

(a) the necessary quorum at any such meeting other than an adjourned meeting shall be two persons together holding or representing by proxy at least one-third in nominal amount of the issued shares of the class in question (excluding any shares of that class held as treasury shares) and at an adjourned meeting one person holding shares of the class in question (other than treasury shares) or his proxy;

(b) any holder of shares of the class in question present in person or by proxy may demand a poll; and

(c) the holder of shares of the class in question shall, on a poll, have one vote in respect of every share of such class held by him.

7.3 Subject to the terms on which any shares may be issued, the rights or privileges attached to any class of shares in the capital of the Company shall be deemed not to be varied or abrogated by the creation or issue of any new shares ranking pari passu in all respects (save as to the date from which such new shares shall rank for dividend) with or subsequent to those already issued or by any purchase by the Company of its own shares or the holding of such shares as treasury shares.

7.4 The provisions of Articles 7.1 to 7.3 shall apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if such group of shares of the class differently treated formed a separate class.

8. Shares in Uncertificated Form

8.1 The Directors shall have power to implement such arrangements as they may, in their absolute discretion, think fit in order for any class of shares to be a participating security (subject always to the Uncertificated Securities Rules and the facilities and requirements of the Relevant System concerned). Where they do so, Articles 8.2 and 8.3 shall come into effect immediately prior to the time at which the Operator of the Relevant System concerned permits the class of shares concerned to be a participating security.

8.2 In relation to any class of shares which is, for the time being, a participating security, and for so long as such class remains a participating security, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with:

(a) the holding of shares of that class in uncertificated form;

(b) the transfer of title to shares of that class by means of a Relevant System; or

(c) the Uncertificated Securities Rules,

and, without prejudice to the generality of this Article, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering up by the Operator, so long as that is permitted or required by the Uncertificated Securities Rules, of an Operator register of securities (as such term is defined in the Uncertificated Securities Rules) in respect of shares of that class in uncertificated form.

8.3 Without prejudice to the generality of Article 8.2 and notwithstanding anything contained in these Articles or the Uncertificated Securities Rules, where any class of shares is, for the time being, a participating security (such class being referred to in these Articles as the Relevant Class):

(a) shares of the Relevant Class may be issued in uncertificated form in accordance with and subject to the Uncertificated Securities Rules;

(b) unless the Directors otherwise determine, shares of the Relevant Class held by the same holder or joint holder in certificated form and uncertificated form shall be treated as separate holdings;

(c) shares of the Relevant Class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the Uncertificated Securities Rules;

(d) title to shares of the Relevant Class which are recorded on the register as being held in uncertificated form may be transferred by means of the Relevant System concerned and accordingly (and in particular) Articles 13.1, 13.2 and 13.5 shall not apply in respect of such shares to the extent that those Articles require or contemplate the effecting of a transfer by an instrument in writing and the production of a certificate for the share to be transferred;

and

(e) Articles 9.1 to 9.4 shall not apply so as to require the Company to issue a certificate to any person holding shares of the Relevant Class in uncertificated form.

8.4 The Company shall be entitled to assume that the entries on any record of securities maintained by it in accordance with the Uncertificated Securities Rules and regularly reconciled with the relevant Operator register of securities are a complete and accurate reproduction of the particulars entered in the Operator register of securities and shall accordingly not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in reliance upon such assumption; in particular, any provision of these Articles which requires or envisages that action will be taken in reliance on information contained in the register shall be construed to permit that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

9. Share Certificates

9.1 Subject to these Articles, every person (except a person in respect of whom the Company is not by law required to complete and have ready for delivery a certificate) whose name is entered as a holder of any share in the register shall be entitled without payment to have issued to him within two months after allotment or lodgement of a transfer (unless the terms of the issue of the shares provide otherwise) one certificate in respect of each class of shares held by him or, with the consent of the Board and upon payment of such reasonable out-of-pocket expenses for every certificate after the first as the Board shall determine, several certificates, each for one or more of his shares. Shares of different classes may not be included in the same certificate.

9.2 Where a holder of any share (except a recognised person) has transferred a part of the shares comprised in his holding, he shall be entitled to a certificate for the balance without charge or, upon payment for every certificate after the first of such reasonable sum as the Directors may determine, several certificates each for one or more of his shares.

9.3 Any two or more certificates representing shares of any one class held by any member may at his request be cancelled and a single new certificate for such shares issued in lieu without charge.

9.4 The Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate to the joint holder who is named first in the register shall be a sufficient delivery to all of them.

9.5 In the case of shares held jointly by several persons, any such request mentioned in Articles 9.1, 9.2 or 9.3 may only be made by the joint holder who is named first in the register.

9.6 Every certificate shall be executed by the Company in such manner as the Board, having regard to the Statutes and any other applicable legal or regulatory requirements, may authorise. Every certificate shall specify the number, class and distinguishing number (if any) of the shares to which it relates and the nominal value of and the amount paid up on each share.

9.7 The Board may by resolution decide, either generally or in any particular case or cases, that any signatures on any certificates for shares or any other form of security at any time issued by the Company need not be autographic but may be applied to the certificates by some mechanical means or may be printed on them or that the certificates need not be signed by any person.

9.8 If a share certificate is damaged, worn out, defaced, lost, stolen or destroyed, it may be replaced without charge (other than exceptional out-of-pocket expenses) and otherwise on such terms (if any) as to evidence and/or indemnity (with or without security) as the Board may require. In the case where the certificate is damaged, worn out or defaced, it may be renewed only upon delivery of the certificate to the Company.

10. Lien

10.1 The Company shall have a first and paramount lien on every share (not being a fully paid share) for all money (whether presently due or not) payable in respect of that share. The Company's lien over a share extends to any dividend and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share. The Board may at any time declare any share to be wholly or in part exempt from the provisions of this Article.

10.2 The Company may sell, in such manner as the Board decides, any shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice in writing has been served on the holder of the shares in question or the person entitled to such shares by reason of death or bankruptcy of the holder or otherwise by operation of law, demanding payment of the sum presently payable and stating that if the notice is not complied with the shares may be sold.

10.3 To give effect to any such sale, the Board may authorise such person as it directs to execute any instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings relating to the sale, and he shall not be bound to see to the application of the purchase money.

10.4 The net proceeds of the sale, after payment of the costs of such sale, shall be applied in or towards satisfaction of the liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold (where applicable) and subject to a like lien for any monies not presently payable or any liability or engagement not likely to be presently fulfilled or discharged as existed upon the shares before the sale) be paid to the holder of (or person entitled by transmission to) the shares immediately before the sale.

11. Call on Shares

11.1 Subject to the terms of allotment of any shares, the Board may send a notice and make calls upon the members in respect of any monies unpaid on their shares (whether in respect of the nominal value of the shares or by way of premium) provided that (subject as aforesaid) no call on any share shall be payable within one month from the date fixed for the payment of the last preceding call and that at least 14 clear days' notice from the date the notice is sent shall be given of every call specifying the time or times, place of payment and the amount called on the members' shares. A call may be revoked in whole or in part or the time fixed for its payment postponed in whole or in part by the Board at any time before receipt by the Company of the sum due thereunder.

11.2 A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

11.3 A call may be made payable by instalments.

11.4 The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

11.5 Each member shall pay to the Company, at the time and place of payment specified in the notice of the call, the amount called on his shares. A person on whom a call is made will remain liable for calls made upon him, notwithstanding the subsequent transfer of the shares in respect of which the call was made.

11.6 If a sum called in respect of a share shall not be paid before or on the day appointed for payment, the person from whom the sum is due shall pay interest on the sum from the day fixed for payment to the time of actual payment at such rate, not exceeding 5 per cent above the base lending rate per annum most recently set by the Monetary Policy Committee of the Bank of England, as the Board may decide, together with all expenses that may have been incurred by the Company by reason of such non-payment, but the Board may waive payment of interest and such expenses wholly or in part. No dividend or other payment or distribution in respect of any such share shall be paid or distributed and no other rights which would otherwise normally be exercisable in accordance with these Articles may be exercised by a holder of any such share so long as any such sum or any interest or expenses payable in accordance with this Article in relation thereto remains due.

11.7 Any sum which becomes payable by the terms of allotment of a share, whether on allotment or on any other fixed date or as an instalment of a call and whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which, by the terms of allotment or in the notice of the call, it becomes payable In the case of non-payment, all the provisions of these Articles relating to payment of interest and expenses, forfeiture and otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

11.8 The Board may, if it thinks fit, receive from any member willing to advance it all or any part of the money (whether on account of the nominal value of the shares or by way of premium) uncalled and unpaid upon any shares held by him, and such payment shall, to the extent of it, extinguish the liability on the shares in respect of which it is advanced. The Company may pay upon all or any part of the money so advanced (until it would but for the advance become presently payable) interest at such rate (if any) not exceeding 5 per cent. above the base lending rate per annum most recently set by the Monetary Policy Committee of the Bank of England, as the Board may decide. No sum paid in advance of calls shall entitle the holder of a share to any portion of a dividend or other payment or distribution subsequently declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

11.9 The Board may on or before the allotment of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

12. Forfeiture

12.1 If a member fails to pay the whole or any part of any call or instalment of a call on the day fixed for payment, the Board may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any accrued interest and any costs, charges and expenses incurred by the Company by reason of the non-payment.

12.2 The notice shall fix a further day (not being less than seven clear days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time and at the place specified, the shares on which the call was made will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it had been forfeited.

12.3 If the requirements of the notice are not complied with, any share in respect of which the notice has been given may, at any time before the payments required by the notice have been made, be forfeited by a resolution of the Board to that effect. Every forfeiture shall include all dividends and other payments or distributions declared in respect of the forfeited shares and not paid or distributed before forfeiture. Forfeiture shall be deemed to occur at the time of the passing of the said resolution of the Board.

12.4 Subject to the provisions of the Statutes, a forfeited share shall be deemed to be the property of the Company and may be sold, reallotted or otherwise disposed of upon such terms and in such manner as the Board decides, either to the person who was before the forfeiture the holder or to any other person, and at any time before sale, reallotment or other disposition the forfeiture may be cancelled on such terms as the Board decides. The Company shall not exercise any voting rights in respect of such a share. Where for the purposes of its disposal a forfeited share (being in certificated form) is to be transferred to any person, the Board may authorise a person to execute an instrument of transfer of the share In the case of a share in uncertificated form, the Directors may, to enable the Company to deal with the share in accordance with the provisions of this Article, require the Operator of a Relevant System to convert the share into certificated form, and after such conversion, authorise any person to execute an instrument of transfer and/or take such other steps (including the giving of directions to or on behalf of the holder, who shall be bound by them) as they think fit to effect the transfer.

12.5 When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder, or the person entitled to the share by transmission, and an entry of the forfeiture, with the date of the forfeiture, shall be entered in the register, but no forfeiture shall be invalidated by any failure to give such notice or make such entry.

12.6 A person, any of whose shares have been forfeited, shall cease to be a member in respect of the forfeited shares and shall surrender to the Company for cancellation the certificate for the shares forfeited, but shall, notwithstanding the forfeiture, remain liable to pay to the Company all money which at the date of forfeiture was then payable by him to the Company in respect of the shares, with interest on such money at such rate not exceeding 5 per cent above the base lending rate per annum most recently set by the Monetary Policy Committee of the Bank of England, as the Board may decide, or, if no interest was so payable, at the appropriate rate (as defined in the Act) from the date of forfeiture until payment. The Board may, if it thinks fit, waive the payment of all or part of such money and/or the interest payable thereon, or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

12.7 A statutory declaration by a Director or the secretary that a share has been duly forfeited or surrendered on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The statutory declaration shall (subject to the execution of an instrument of transfer, if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration (if any) nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, surrender, sale, reallotment or disposal of the share.

12.8 If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any commission, and excluding any amount which was, or would have become, payable and had not, when that share was forfeited, been paid by that person in respect of that share, but no interest is payable to such person in respect of such proceeds and the Company is not required to account for any money earned on them.

13. Transfer of Shares

13.1 The instrument of transfer of a share may be in any usual form or in any other form which the Board may approve.

13.2 The instrument of transfer of a share shall be executed by or on behalf of the transferor and (in the case of a partly paid share) by or on behalf of the transferee. The transferor shall be deemed to remain the holder until the name of the transferee is entered in the register.

13.3 Where any class of shares is, for the time being, a participating security, title to shares of that class which are recorded on an Operator's register of members as being held in uncertificated form may be transferred by means of the Relevant System concerned. The transfer may not be in favour of more than four transferees, acting as joint holders.

13.4 The Board may, in its absolute discretion, and without assigning any reason therefor, refuse to register any transfer of shares which are not fully paid provided that, where any such shares are admitted to Nasdaq, such discretion may not be exercised in such a way as to prevent dealings in the shares of that class from taking place on an open and proper basis.

13.5 The Board may refuse to register any transfer of shares, unless (in the case of a certificated share):

(a) the instrument of transfer is lodged (duly stamped if the Statutes so require, or duly certificated or otherwise shown to the satisfaction of the Board to be exempt from stamp duty) at the office or at such other place as the Board may appoint, accompanied by the certificate for the shares to which it relates and such other evidence (if any) as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so) provided that, in the case of a transfer by a recognised person where a certificate has not been issued in respect of the share, the lodgement of share certificates shall not be necessary;

(b) the instrument of transfer is in respect of only one class of share; and

(c) in the case of a transfer to joint holders, they do not exceed four in number.

13.6 The Directors may refuse to register a transfer of a share in uncertificated form to a person who is to hold it thereafter in certificated form in any case where the Company is entitled to refuse (or is excepted from the requirement) under the Uncertificated Securities Rules to register the transfer.

13.7 The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register (except in the case of fraud) shall be returned to the person lodging it when notice of the refusal is given.

13.8 If the Board refuses to register a transfer, it shall as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with the Company (or in the case of uncertificated shares the date on which the Operator-instruction was received) send to the transferee notice of, together with the reasons for, the refusal. The Board shall send such further information about the reasons for the refusal to the transferee as the transferee may reasonably request.

13.9 No fee shall be payable to the Company for the registration of any transfer or any other document relating to or affecting the title to any share or for making any entry in the register affecting the title to any share.

13.10 Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any share by the allottee in favour of some other person.

14. Transmission of Shares

14.1 If a member dies, the survivor or survivors where he was a joint holder and his personal representatives where he was a sole holder or the only survivor of joint holders shall be the only person(s) recognised by the Company as having any title to his shares, but nothing contained in these Articles shall release the estate of a deceased member from any liability in respect of any share held by him solely or jointly with other persons.

14.2 Any person becoming entitled to a share in consequence of the death or bankruptcy of a member or by operation of law may, upon such evidence as to his title being produced as may be reasonably required by the Board and subject to these Articles, elect either to be registered as the holder of the share or to have a person nominated by him registered as the holder. If the person elects to become the holder, he shall give notice in writing to that effect If the person elects to have another person registered, he shall execute an instrument of transfer of the share to that person. All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if the death or bankruptcy of the member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer were an instrument of transfer executed by the member.

14.3 Any person becoming entitled to a share in consequence of the death or bankruptcy of a member or by operation of law shall, subject to the requirements of these Articles and to the provisions of this Article, be entitled to receive, and may give a good discharge for, all dividends and other money payable in respect of the share, but he shall not be entitled to receive notice of or to attend or vote at meetings of the Company or at any separate meetings of the holders of any class of shares or to any of the rights or privileges of a member until he shall have become a holder in respect of the share in question. The Board may at any time give notice requiring any such person to elect either to be registered or to transfer the share, and if the notice is not complied with within 60 days, the Board may withhold payment of all dividends and other distributions and payments declared in respect of the share until the requirements of the notice have been complied with.

15. Alteration of Share Capital

15.1 The Company may by ordinary resolution alter its share capital in accordance with the Act.

15.2 A resolution to sub-divide shares may determine that, as between the holders of such shares resulting from the sub-division, any of them may have any preference or advantage, or deferred or other right, or be subject to any restriction as compared with the others.

15.3 Whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the Board may deal with the fractions as it thinks fit and in particular may, on behalf of those members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Statutes, the Company) and distribute the net proceeds of sale (subject to retention by the Company of amounts not exceeding £3, the cost of distribution of which would be disproportionate to the amounts involved) in due proportion among those members, or retain such net proceeds for the benefit of the Company, and in the case of shares in certificated form, the Board may authorise a person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser, and in the case of shares in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article, require the Operator of a Relevant System to convert the share into certificated form; and after such conversion, authorise any person to execute an instrument of transfer and/or take such other steps (including the giving of directions to or on behalf of the holder, who shall be bound by them) as they think fit to effect the transfer. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings relating to the sale.

16. Purchase of Own Shares

16.1 The Company may purchase its own shares (including any redeemable shares) but so that no such purchase shall take place save in accordance with the Statutes.

16.2 On any purchase by the Company of its own shares, neither the Company nor the Board shall be required to select the shares to be purchased rateably or in any manner as between the holders of shares of the same class or as between them and the holders of shares of any other class or in accordance with the rights as to dividends or capital conferred by any class of shares.

17. General Meetings

17.1 The Company shall hold an annual general meeting which shall be convened by the Board in accordance with the Statutes.

17.2 The Board (or, the continuing Directors or a sole continuing Director pursuant to Article 33.3) may call a general meeting whenever it thinks fit and, on the requisition of members in accordance with the Act, it shall proceed to convene a general meeting for a date not more than 28 days after the date of the notice convening the meeting.

17.3 Subject always to Article 20.13, the Board may make whatever arrangements it considers fit to allow those entitled to do so to attend and participate in any general meeting.

17.4 The Board shall determine in relation to each general meeting the means of attendance at and participation in the meeting, including whether the persons entitled to attend and participate in the meeting shall be enabled to do so (subject to Article 21.13) by means of electronic facility or facilities pursuant to Article 18 (and for the avoidance of doubt, the Board shall be under no obligation to offer or provide such facility or facilities, whatever the circumstances).

17.5 Unless otherwise specified in the notice of meeting or determined by the chairman of the meeting, a general meeting is deemed to take place at the place where the chairman of the meeting is at the time of the meeting.

17.6 Two or more persons who may not be in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

17.7 A person is able to participate in a meeting if that person's circumstances are such that if he or she has (or were to have) rights in relation to the meeting, he or she is (or would be) able to exercise them.

17.8 In determining whether persons are attending or participating in a meeting, other than at a physical place or places, it is immaterial where any of them are or how they are able to communicate with each other.

17.9 A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

17.10 A person is able to exercise the right to vote at a general meeting when:

(a) that person is able to vote, during the meeting (or, in the case of a poll, within the time period specified by the chairman of the meeting) on resolutions put to the vote at the meeting; and

(b) that person's vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

18. Simultaneous attendance and participation by electronic facilities

18.1 The Board may resolve to enable persons entitled to attend and participate in a general meeting to do so partly (but not wholly) by simultaneous attendance and participation by means of electronic facility or facilities, and may determine the means, or all different means, of attendance and participation used in relation to the general meeting. The members present in person, by proxy or by corporate representative by means of an electronic facility or facilities (as so determined by the Board) shall be counted in the quorum for, and be entitled to participate in, the general meeting in question. That meeting shall be duly constituted and its proceedings valid if the chairman of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that members attending the meeting by all means (including the means of an electronic facility or facilities) are able to:

(a) participate in the business for which the meeting has been convened;

(b) hear all persons who speak at the meeting; and

(c) be heard by all other persons attending and participating in the meeting.

19. Notice of General Meetings

19.1 An annual general meeting shall be called by at least 21 clear days' notice in writing. Unless required by the Statutes, all other general meetings shall be called by at least 14 clear days' notice in writing. The notice shall specify:

(a) if the meeting is an annual general meeting, that the meeting is an annual general meeting;

(b) the day, time and place of the meeting and if the meeting shall be held partly by means of electronic facility or facilities;

(c) the general nature of the business to be transacted;

(d) if the meeting is convened to consider a special resolution, the intention to propose the resolution as such; and

(e) with reasonable prominence, that a member entitled to attend and vote is entitled to appoint one or more proxies to attend, to speak and to vote instead of him and that a proxy need not also be a member.

19.2 Where the Company has given an electronic address in any notice of meeting, any document or information relating to proceedings at the meeting may be sent by electronic means to that address, subject to any conditions or limitations specified in the relevant notice of meeting. Subject to the provisions of these Articles and to any rights or restrictions attached to any shares, notices shall be given to all members, to all persons entitled to a share in consequence of the death or bankruptcy of a member and to the Directors and auditors of the Company.

19.3 Subject to the provisions of these Articles, to the rights attaching to any class of shares and to any restriction imposed on any holder, notice of any general meeting shall be given to all members, the Directors and (in the case of an annual general meeting) the auditors.

19.4 The accidental omission to send a notice of any meeting, or notice of a resolution to be moved at a meeting or (where forms of proxy are sent out with notices) to send a form of proxy with a notice or the failure to give notice due to circumstances beyond the Company's control to any person entitled to receive the same, or the non-receipt of a notice of any meeting or a form of proxy by such a person, shall not invalidate the proceedings at the meeting.

19.5 The Board may postpone a general meeting if they deem it necessary to do so. Notice of such postponement shall be given in accordance with these Articles.

19.6 If pursuant to Article 18 the Board determines that a general meeting shall be held partly by means of electronic facility or facilities, the notice shall:

(a) include a statement to that effect;

(b) specify the means, or all different means, of attendance and participation thereat, and any access, identification and security arrangements determined pursuant to Article 20.4; and

(c) state how it is proposed that persons attending or participating in the meeting electronically should communicate with each other during the meeting.

19.7 Meeting at more than one place

(a) A general meeting may be held at more than one place if:

(i) the notice convening the meeting specified that it shall be held at more than one place and if the meeting shall be held partly by means of electronic facility or facilities;

(ii) the Board resolves, after the notice convening the meeting has been given, that the meeting shall be held at more than one place and if the meeting shall be held partly by means of electronic facility or facilities; or

(iii) it appears to the chairman of the meeting that the place of the meeting specified in the notice convening the meeting is inadequate to accommodate all persons entitled and wishing to attend.

(b) A general meeting held at more than one place is duly constituted and its proceedings are valid if (in addition to the other provisions of these Articles relating to general meetings being satisfied) the chairman of the meeting is satisfied that facilities (whether by electronic methods or otherwise) are available to enable each person present at each place to participate in the business of the meeting.

(c) The members present at each place in person or by proxy shall be counted in the quorum for, and shall be entitled to vote at, the meeting.

(d) The Board may from time to time make such arrangements for controlling the level of attendance at any venue for which arrangements have been made pursuant to this Article 19.7 (including, without limitation, the issue of tickets or the imposition of some other means of selection) as it, in its absolute discretion, considers appropriate and may from time to time alter any such arrangements. If a member, pursuant to such arrangements, is not entitled to attend in person or by proxy at a particular venue, he shall be entitled to attend in person or by proxy at one of the other venues.

20. Proceedings at General Meetings

20.1 No business shall be transacted at any general meeting unless a quorum is present but the absence of a quorum shall not preclude the choice or appointment of a chairman in accordance with these Articles (which shall not be treated as part of the business of the meeting). Subject to Article 20.2, two members present in person being either members or representatives (in the case of a corporate member) or proxies appointed by members in relation to the meeting and entitled to vote shall be a quorum for all purposes.

20.2 If within five minutes from the time fixed for a meeting a quorum is not present or if during a meeting a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved and in any other case it shall stand adjourned to such day (which may be the same day) and to such time and place or places, with such means of attendance and participation (including partly but not wholly by means of electronic facility or facilities),

(being not less than 14 nor more than 28 days thereafter) as may be fixed by the chairman of the meeting. At such adjourned meeting a quorum shall be two persons present in person being either members or representatives (in the case of a corporate member) or proxies appointed by members in relation to the meeting and entitled to vote. If within five minutes from the time fixed for holding an adjourned meeting a quorum is not present or if during an adjourned meeting a quorum ceases to be present, the adjourned meeting shall be dissolved. The Company shall give at least 10 clear days' notice (in any manner in which notice of a meeting may lawfully be given from time to time) of any meeting adjourned through lack of a quorum and such notice shall state the quorum requirement.

20.3 The chairman of the Board or in his absence the deputy chairman (if any) shall preside as chairman at every general meeting of the Company. If more than one deputy chairman is present they shall agree amongst themselves who is to take the chair, or if they cannot agree, the deputy chairman who has been in office as director longest shall take the chair. If there is no such chairman or deputy chairman or if at any meeting neither the chairman nor the deputy chairman is present within 15 minutes from the time fixed for holding the meeting or if neither is willing to act as chairman of the meeting, the Directors present shall choose one of their number, or if no Director is present or if all the Directors present decline to take the chair, the members present in person or by proxy or by corporate representative and entitled to vote shall choose one of their number to be chairman of the meeting.

20.4 The Board may implement at general meetings of the Company, such security and/or health and safety arrangements as it shall think appropriate to which members, representatives (in the case of corporate members) and their proxies shall be subject. The Board shall be entitled to refuse entry to the meeting to any such member, representative or proxy who fails to comply with such security and/or health and safety arrangements.

20.5 If a general meeting is held partly by means of an electronic facility or facilities pursuant to Article 18, the Board and the chairman of the meeting may make any arrangement and impose any requirement or restriction that is:

(a) necessary to ensure the identification of those taking part by means of such electronic facility or facilities and the security of the electronic communication; and

(b) in its or his or her view, proportionate to those objectives.

In this respect, the Board may authorise any voting application, system or facility for attendance and participation as it sees fit.

20.6 The Board shall be entitled in its absolute discretion to authorise one or more persons (including the Directors, the company secretary or the chairman of the meeting) to refuse physical or electronic entry to, or eject (physically or electronically) from, any meeting any person who fails to provide such evidence of identity or to submit to such searches or to otherwise comply with such security and/or health and safety arrangements or restrictions as are required pursuant to this Article, or who causes the meeting to become disorderly.

20.7 The chairman of each general meeting of the Company may take such action or give directions for such action to be taken as he considers appropriate to permit the orderly conduct of the business of the meeting as set out in the notice of the meeting.

20.8 Any decision of the chairman of the meeting on matters of procedure or matters arising incidentally from the business of the meeting, and any determination by the chairman of the meeting as to whether a matter is of such a nature, shall be final.

20.9 The chairman of the meeting may permit other persons who are not members of the Company or otherwise entitled to exercise the rights of members in relation to general meetings to attend and, at the chairman of the meeting's discretion, speak at a general meeting or at any separate class meeting. Nothing in these Articles shall restrict or exclude any of the powers or rights of a chairman of a meeting which are given by law.

20.10 The chairman of a meeting at which a quorum is present may, without prejudice to any other power of adjournment which he may have under these Articles or at common law, with the consent of the meeting (and shall if so directed by the meeting), adjourn the meeting from time to time (or indefinitely) and from place to place and/or from such electronic facility or facilities for attendance and participation to such other electronic facility or facilities as the meeting shall determine. No business shall be transacted at any adjourned meeting except business left unfinished at the meeting from which the adjournment took place. Where a meeting is adjourned for an indefinite period, the time and place for the adjourned meeting shall be fixed by the Board. Whenever a meeting is adjourned for 14 days or more or for an indefinite period, at least 7 clear days' notice, specifying the place, the day and the time of the adjourned meeting and the general nature of the business to be transacted, shall be given (in any manner in which notice of a meeting may lawfully be given from time to time). Save as provided in these Articles, it shall not otherwise be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

20.11 If it appears to the chairman that the meeting place specified in the notice convening the meeting is inadequate to accommodate all members entitled and wishing to attend, the meeting shall nevertheless be duly constituted and its proceedings valid provided that the chairman is satisfied that adequate facilities are available to ensure that any member who is unable to be accommodated is nonetheless able to participate in the business for which the meeting has been convened and to hear and see all persons present who speak (whether by the use of microphones, loudspeakers, audiovisual communication equipment or otherwise), whether in the meeting place or elsewhere, and to be heard and seen by all other persons so present in the same manner. If it appears to the chairman of the meeting that the facilities at the principal meeting place or an electronic facility or facilities or security at any general meeting have become inadequate for the purposes referred to in Article 18, or are otherwise not sufficient to allow the meeting to be conducted substantially in accordance with the provisions set out in the notice of meeting, then the chairman of the meeting shall, without the consent of the meeting, interrupt or adjourn the general meeting.

20.12 All persons seeking to attend and participate in a general meeting by way of electronic facility or facilities shall be responsible for maintaining adequate facilities to enable them to do so. Subject only to the requirement for the chairman to adjourn a general meeting in accordance with the provisions of Article 20.2, any inability of a person or persons to attend or participate in a general meeting by way of electronic facility or facilities shall not invalidate the proceedings of that meeting.

20.13 Nothing in these Articles authorises or allows a general meeting to be held exclusively on an electronic basis.

20.14 At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless, before or on the declaration of the result of the show of hands or on the withdrawal of any other due demand for a poll, a poll is duly demanded. Subject to the provisions of the Statutes and to the rights attaching to any class of shares, a poll may be demanded:

(a) by the chairman of the meeting; or

(b) a majority of the Directors present at the meeting; or

(c) by at least five members present all of whom are either members or proxies or representatives (in the case of a corporate member) and entitled to vote on the resolution; or

(d) by any member or members present in person or by proxy or by representative (in the case of a corporate member) and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting (excluding any voting rights attached to any shares in the Company held as treasury shares); or

(e) by a member or members present in person or by proxy or by representative (in the case of a corporate member) holding shares in the Company conferring a right to vote on the resolution, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right (excluding shares in the Company conferring a right to vote on the resolution which are held as treasury shares).

20.15 Unless a poll is so demanded, and the demand is not subsequently withdrawn, a declaration by the chairman of the meeting that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minute book, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

20.16 If a poll is duly demanded, it shall be taken where and in such manner and by such means of attendance and participation (including such place or places and/or by means of such electronic facility or facilities) as the chairman of the meeting may direct. The chairman may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of a poll shall be the decision of the meeting in respect of which it was demanded.

20.17 A poll demanded on the election of the chairman of a meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and place as the chairman of the meeting directs, but in any case not more than 28 days after the meeting at which the poll was demanded. Any business other than that upon which a poll has been demanded may be proceeded with pending the completion of the poll The demand for a poll may be withdrawn at any time before the poll is taken with the consent of the chairman. If a poll is demanded before the declaration of the result of a show of hands and the demand is subsequently duly withdrawn, the meeting shall continue as if the demand had not been made. No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded In any other case, at least seven clear days' notice shall be given (in any manner in which notice of a meeting may lawfully be given from time to time) specifying the time and place at which the poll is to be taken.

20.18 A resolution put to the vote at a general meeting held partly by means of electronic facility or facilities shall be decided on a poll, which poll votes may be cast by such electronic means as the Board, in its sole discretion, deems appropriate for the purposes of the meeting. Any such poll shall be deemed to have been validly demanded at the time fixed for the holding of the meeting to which it relates.

20.19 A Director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

21. Votes of Members

21.1 Subject to any special terms as to voting upon which any shares may be issued or may for the time being be held the total number of votes a member present in person or (being a corporation) who is present by a duly authorised representative or a proxy for a member has on a show of hands shall be determined in accordance with the Act. On a poll every member present in person or by proxy or by representative (in the case of a corporate member) shall have one vote for each share of which he is the holder, proxy or representative. On a poll, a member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes in the same way.

21.2 For the purposes of determining which persons are entitled to attend or vote at a general meeting and how many votes such persons may cast, the Company may specify in the notice convening the meeting a time, being not more than 48 hours before the time fixed for the meeting (and for this purpose no account shall be taken of any part of a day that is not a working day), by which a person must be entered on the register in order to have the right to attend or vote at the meeting.

21.3 In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register in respect of the joint holding.

21.4 A member in respect of whom an order has been made by any court or official having jurisdiction (whether in the United Kingdom or elsewhere) that he is or may be suffering from mental disorder or is otherwise incapable of running his affairs may vote, whether on a show of hands or on a poll, by his guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court, and any such guardian, receiver, curator bonis or other person may, on a poll, vote by proxy provided that evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote shall be deposited at the office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised (and for this purpose no account shall be taken of any part of a day that is not a working day), and in default the right to vote shall not be exercisable.

21.5 No member shall, unless the Board otherwise determines, be entitled to vote at any general meeting or at any separate general meeting of the holders of any class of shares in the Company unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

21.6 Where, in respect of any shares of the Company, any holder or any other person appearing to be interested in such shares held by a member has been issued with a notice pursuant to section 793 of the Act (a statutory notice) and has failed in relation to any shares (the default shares) to comply with the statutory notice and to give the Company the information required by such notice within the prescribed period as defined in Article 21.11(d) from the date of the statutory notice, then the Board may serve on the holder of such default shares a notice (a disenfranchisement notice) whereupon the following sanctions shall apply (unless the Board otherwise determines):

(a) such holder shall not with effect from the service of the disenfranchisement notice be entitled in respect of the default shares to be present or to vote (either in person or by representative or by proxy) either at any general meeting or at any separate general meeting of the holders of any class of shares or on any poll or to exercise any other right conferred by membership in relation to any such meeting or poll; and

(b) where such shares represent not less than 0.25 per cent in nominal value of the issued shares of their class (calculated exclusive of treasury shares):

(i) any dividend or other monies payable in respect of the default shares shall be withheld by the Company which shall not be under any obligation to pay interest on it and the holder shall not be entitled under Article 43.17 to elect to receive shares instead of that dividend;

(ii) no transfer, other than an excepted transfer (as defined in Article 21.11(e)), of any shares in certificated form held by the holder shall be registered unless:

(1) the holder is not himself in default as regards supplying the information required; and

(2) the holder proves to the satisfaction of the Board that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer,

(and, for the purpose of ensuring this Article 21.6(b)(ii) can apply to all shares held by the holder, the Company may, in accordance with the Uncertificated Securities Rules, issue a written notification to the Operator requiring the conversion into certificated form of any shares held by the holder in uncertificated form).

21.7 Any new shares in the Company issued in right of default shares shall be subject to the same sanctions as apply to the default shares, and the Directors may make any right to an allotment of the new shares subject to sanctions corresponding to those which will apply to those shares on issue, provided that any sanctions applying to, or to a right to, new shares by virtue of this Article shall cease to have effect when the sanctions applying to the related default shares cease to have effect (and shall be suspended or cancelled if and to the extent that the sanctions applying to the related default shares are suspended or cancelled) and provided further that Article 21.6 shall apply to the exclusion of this Article if the Company gives a separate notice under section 793 of the Act in relation to the new shares.

21.8 The Company may at any time withdraw a disenfranchisement notice by serving on the holder of the default shares a notice in writing to that effect (a withdrawal notice), and a disenfranchisement notice shall be deemed to have been withdrawn at the end of the period of seven days (or such shorter period as the Directors may determine) following the earlier of receipt by the Company of the information required by the statutory notice in respect of all the shares to which the disenfranchisement notice related, or receipt by the Company of notice that the shares have been transferred by means of an excepted transfer and the Directors may suspend or cancel any of the sanctions at any time in relation to any shares.

21.9 Unless and until a withdrawal notice is duly served in relation thereto or a disenfranchisement notice in relation thereto is deemed to have been withdrawn or the shares to which a disenfranchisement notice relates are transferred by means of an excepted transfer, the sanctions referred to in Articles 21.6 and 21.8 shall continue to apply.

21.10 Where, on the basis of information obtained from a holder in respect of any share held by him, the Company issues a notice pursuant to section 793 of the Act to any other person and such person fails to give the Company the information thereby required within the prescribed period and the Board serves a disenfranchisement notice upon such person, it shall at the same time send a copy of the disenfranchisement notice to the holder of such share, but the accidental omission to do so, or the non-receipt by the holder of the copy, shall not invalidate or otherwise affect the application of Articles 21.6 and 21.8.

21.11 For the purposes of these Articles:

(a) a person other than the holder of a share shall be treated as appearing to be interested in that share if the holder has informed the Company that the person is or may be so interested or if (after taking into account the said notification and any other relevant notification pursuant to section 793 of the Act) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the share;

(b) interested shall be construed as it is for the purpose of section 793 of the Act;

(c) reference to a person having failed to give the Company the information required by a notice, or being in default as regards supplying such information, includes:

(i) reference to his having failed or refused to give all or any part of it; and

(ii) reference to his having given information which he knows to be false in a material particular or having recklessly given information which is false in a material particular;

(d) the prescribed period means:

(i) in a case where the default shares represent at least 0.25 per cent of their class, 14 days; and

(ii) in any other case, 28 days; and

(e) an excepted transfer means, in relation to any share held by a holder:

(i) a transfer pursuant to acceptance of an offer made to all the holders (or all the holders other than the person making the offer and his nominees) of the shares in the Company to acquire those shares or a specified proportion of them, or to all the holders (or all the holders other than the person making the offer and his nominees) of a particular class of those shares to acquire the shares of that class or a specified proportion of them; or

(ii) a transfer in consequence of a sale made through a recognised investment exchange (as defined in FSMA) or any other stock exchange outside the United Kingdom on which the Company's shares are normally traded; or

(iii) a transfer which is shown to the satisfaction of the Board to be made in consequence of a bona fide sale of the whole of the beneficial interest in the share to a person who is unconnected with the holder and with any other person appearing to be interested in the share.

21.12 Nothing contained in these Articles shall prejudice or affect the right of the Company to apply to the court for an order under section 794 of the Act and in connection with such an application or intended application or otherwise to require information on shorter notice than the prescribed period.

21.13 No objections may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid. Any such objection must be referred to the chairman of the meeting whose decision is final. If a vote is not disallowed by the chairman of the meeting, it is valid for all purposes.

21.14 If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution proposed as a special resolution, no amendment to it (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

21.15 Invitations to appoint a proxy (whether made by instrument in writing, in electronic form or by website communication) shall be in any usual form or in such other form as the Board may approve. Invitations to appoint a proxy shall be sent or made available by the Company to all persons entitled to notice of and to attend and vote at any meeting, and shall provide for voting both for and against all resolutions to be proposed at that meeting other than resolutions relating to the procedure of the meeting. The accidental omission to send or make available an invitation to appoint a proxy or the non-receipt thereof by any member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting. The appointment of a proxy shall be deemed to confer authority to demand, or concur in demanding, a poll and to vote on any amendment of a resolution put to the meeting for which it is given or any procedural resolution, as the proxy thinks fit. A proxy need not be a member of the Company.

21.16 The appointment of a proxy shall, if made by instrument in writing, be executed by or on behalf of the appointor. A body corporate may execute an instrument of proxy either under seal or under the hand of two authorised signatories (as defined in the Act) or by a director in the presence of a witness who attests the signature.

21.17 Where the appointment of a proxy is expressed to have been or purports to have been executed by a duly authorised person on behalf of a member:

(a) the Company may treat the appointment as sufficient evidence of that person to execute the appointment of proxy on behalf of that member; and

(b) the member shall, if requested by or on behalf of the Company, send or procure the sending of any authority under which the appointment of proxy has been executed, or a certified copy of any such authority to such address and by such time as required under Article 21.21 and, if the request is not complied with in any respect, the appointment of proxy may be treated as invalid.

21.18 If the Directors from time to time so permit, a proxy may be appointed by electronic communication to such address as may be notified by or on behalf of the Company for that purpose, or by any other lawful means from time to time authorised by the Directors. Any means of appointing a proxy which is authorised by or under this Article shall be subject to any terms, limitations, conditions or restrictions that the Directors may from time to time prescribe. Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic communication in the form of an Uncertificated Proxy Instruction, and received by such participant in the Relevant System concerned acting on behalf of the Company as the Directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the Relevant System concerned), and may in a similar manner permit supplements to, or amendments or revocations of, any such Uncertificated Proxy Instruction to be made by like means. The Directors may in addition prescribe the method of determining the time at which any such properly authenticated dematerialised instruction (and/or other instruction or notification) is to be treated as received by the Company or such participant. The Directors may treat any such Uncertificated Proxy Instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

21.19 Any corporation or other legal person which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and (except as otherwise provided in these Articles) the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company. The Company may require a certified copy of such a resolution to be delivered at the meeting to the chairman of the meeting or secretary or any person appointed by the Company to receive such authorisation, and unless such certified copy of such resolution is so delivered the authority granted by such resolution may at the discretion of the Board not be treated as valid. Where certified copies of two or more valid but differing resolutions authorising any person or persons to act as the representative of any corporation pursuant to this Article at the same meeting in respect of the same share are delivered, the resolution, a certified copy of which is delivered to the Company (in accordance with the provisions of this Article) last in time (regardless of the date of such certified copy or of the date upon which the resolution set out therein was passed), shall be treated as revoking and replacing all other such authorities as regards that share, but if the Company is unable to determine which of any such two or more valid but differing resolutions was so deposited last in time, none of them shall be treated as valid in respect of that share. The authority granted by any such resolution shall, unless the contrary is stated in the certified copy thereof delivered to the Company pursuant to this Article, be treated as valid for any adjournment of any meeting at which such authority may be used as well as at such meeting.

21.20 A vote given or poll demanded by a corporate representative shall be valid notwithstanding that he is no longer authorised to represent the member unless notice of the termination was delivered in writing to the Company at such place or address and by such time as is specified in Article 21.21 for the receipt of an appointment of proxy.

21.21 A corporation which is a member of the Company may authorise more than one person to act as its representative pursuant to this Article in respect of any meeting or meetings, and such a member who holds different classes of shares may so authorise one or more different persons for each class of shares held:

(a) the appointment of proxy and the power of attorney or other written authority (if any) under which it is signed, or a copy of any such power or written authority certified notarially or in any other manner approved by the Directors, shall:

(i) in the case of an appointment otherwise than by electronic communication, be deposited at the office (or at such other place as shall be specified in the notice of meeting or in any instrument of proxy or other document accompanying the same); and

(ii) in the case of an appointment by electronic communication where an address has been specified for the purpose of receiving appointments by electronic communication (i) in the notice convening the meeting, (ii) in any instrument of proxy sent out by the Company in relation to the meeting or (iii) in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting, be received at such address, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote or in the case of a poll taken more than 48 hours after it was demanded, not less than 24 hours before the time appointed for taking the poll, and (save as otherwise provided in this Article) unless so deposited or received the appointment of proxy shall not be treated as valid. The Directors may specify in the notice convening the meeting that in determining the time for delivery of proxies pursuant to this Article, no account shall be taken of any part of any day that is not a working day. Where a poll is not taken forthwith but is taken less than 48 hours after it was demanded, the appointment of proxy together with any other documents required to be deposited or received pursuant to this Article 21.21(a) shall nevertheless be deemed to have been duly deposited if:

(1) in the case of an appointment otherwise than by electronic communication, they are delivered at the meeting at which the poll was demanded to the chairman or the secretary or to any Director; or

(2) in the case of an appointment by electronic communication, they are received at the address notified by the Company for such purposes,

in each case, at any time prior to the commencement of such meeting and, if so delivered or received, the instrument of proxy shall be treated as valid. In calculating the periods mentioned in this Article no account shall be taken of any part of a day that is not a working day;

(b) the deposit, delivery or receipt of an appointment of proxy shall not preclude a member from attending and voting at the meeting or at any adjourned meeting. When two or more valid but differing appointments of proxy are deposited, delivered or received in respect of the same share for use at the same meeting, the one which is deposited with, delivered to or received by the Company (in accordance with the provisions of this Article) last in time (regardless of the date of its making or transmission) shall be treated as revoking and replacing any others as regards that share, but if the Company is unable to determine which of any such two or more valid but differing instruments of proxy was so deposited, delivered or received last in time, none of them shall be treated as valid in respect of that share;

(c) no appointment of proxy shall be valid after the expiration of 12 months from the date stated in it as the date of its making or transmission. The appointment of proxy shall, unless the contrary is stated, be valid as well for any adjournment of the meeting as for the meeting to which it relates;

(d) any vote cast by a proxy who does not vote in accordance with any instructions given by the member by whom he is appointed shall be treated as being valid and the Company shall not be bound to enquire whether a proxy has complied with the instructions he has been given.

21.22 A vote given or poll demanded by proxy or by the duly authorised representative of a corporation shall be valid, notwithstanding the previous termination of the authority of the person voting or demanding a poll, unless notice of the termination shall have been received by the Company at the office (or other place at which the appointment of proxy was duly deposited, delivered or received in accordance with Article 21.21) before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used, or, in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting, at the time appointed for taking the poll.

22. Powers of the Board

22.1 Subject to the provisions of the Statutes, these Articles and any directions given by special resolution, the business of the Company shall be managed by the Board which may exercise all the powers of the Company. No alteration of these Articles and no directions given by special resolution shall invalidate any prior act of the Board which would have been valid if such alteration had not been made or such direction had not been given. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article. A meeting of the Board at which a quorum is present may exercise all of the powers exercisable by the Directors.

22.2 The Board may from time to time make such arrangements as it thinks fit for the management and transaction of the Company's affairs in the United Kingdom or elsewhere and may for that purpose appoint local boards, managers, managing agents, valuers, inspectors and agents and delegate to them any of the powers, authorities and discretions vested in the Board (other than the power to borrow and make calls) with power to sub-delegate and may authorise the members of any local board or any of them to fill any vacancies therein and to act notwithstanding such vacancies. Any such appointment or delegation may be made upon such terms and subject to such conditions as the Board thinks fit. The Board may at any time remove any person so appointed and may vary or annul such delegation, but no person dealing in good faith and without notice of such removal, variation or annulment shall be affected by it.

22.3 The Board may from time to time by power of attorney appoint any company, firm or person, or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. The Board may revoke or vary any such appointment, but no person dealing in good faith and without notice of such revocation or variation shall be affected by it.

22.4 The Board may delegate any of its powers to any committee consisting of one or more Directors. It may also delegate to any Director holding any executive office or any other Director such of its powers as it considers desirable to be exercised by him. Any such delegation may be made subject to any conditions the Board may impose and either collaterally with or to the exclusion of its own powers and may be revoked or altered, but no person dealing in good faith and without notice of such revocation or variation shall be affected by it. Subject to any such conditions, the proceedings of a committee with two or more members shall be governed by these Articles regulating the proceedings of the Board so far as they are capable of applying. If any such committee determines to co-opt persons other than Directors onto such committee, the number of such co-opted persons shall be less than one-half of the total number of members of the committee and no resolution of the committee shall be effective unless a majority of the members of the committee present at the meeting concerned are Directors.

23. Borrowing Powers

23.1 Subject as provided in these Articles, the Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital and, subject to the Statutes, to issue debentures and other securities, whether outright or as collateral security, for any debt, liability or obligation of the Company or of any third party.

23.2 The Directors shall restrict the borrowings of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings so as to secure (as regards subsidiary undertakings so far as by such exercise they can secure) that the aggregate amount at any one time owing by the group in respect of moneys borrowed, exclusive of any intra-group borrowing, shall not at any time, without the previous sanction of an ordinary resolution of the Company in general meeting, exceed an amount equal to five times the Adjusted Capital and Reserves.

For the purposes of this Article 23.2:

"relevant balance sheet" means the most recent audited consolidated balance sheet of the Company and its subsidiary undertakings at the relevant time.

"Adjusted Capital and Reserves" means a sum equal to the aggregate, as shown by the relevant balance sheet, of the amount paid up or credited or deemed to be paid up on the issued or allotted share capital of the Company and the amount standing to the credit of the reserves (including, without limitation, the profit and loss account and any share premium account or capital redemption reserve) of the Company and its subsidiary undertakings included in the consolidation in the relevant balance sheet but after:

(a) making such adjustment as may be appropriate to reflect the profit or loss of the Company since the relevant balance sheet;

(b) excluding any amount set aside for taxation (including any deferred taxation) or any amounts attributable to outside shareholders in subsidiary undertakings of the Company;

(c) making such adjustments as may be appropriate in respect of any variation in the amount of such paid up share capital and or any reserves (other than the profit and loss account) after the date of the relevant balance sheet. For this purpose, if any issue or proposed issue of shares by the Company for cash has been underwritten then such shares shall be deemed to have been issued and the amount (including any premium) of the subscription monies paid for them (other than money to be paid more than six months after the allotment date) shall to the extent so underwritten be deemed to have been paid up on the date when the issue of such shares was underwritten (or, if such underwriting was conditional, on the date when it became unconditional);

(d) making such adjustments as may be appropriate in respect of any distribution declared, recommended, made or paid by the Company or its subsidiary undertakings (to the extent not attributable directly or indirectly to the Company) out of profits earned up to and including the date of the relevant balance sheet to the extent such distribution is not provided for in such balance sheet;

(e) making such adjustments as may be appropriate in respect of any variation in the interests of the Company in its subsidiary undertakings (including a variation where an undertaking ceases to be a subsidiary undertaking) since the date of the relevant balance sheet; and

(f) making such adjustments as the auditors of the Company may consider appropriate

23.3 For the purposes of this article 23, moneys borrowed shall be deemed to include the following except insofar as otherwise taken into account:

(a) the nominal amount of any share capital and the principal amount of any debentures or borrowed moneys, the beneficial interest whereof is not for the time being owned by a member of the group, whether the member is a corporate body or an unincorporated body and the payment or repayment whereof is the subject of a guarantee or indemnity by a member of the group;

(b) the outstanding amount raised by acceptance by any bank or accepting house under any acceptance credit opened on behalf of and in favour of any member of the group;

(c) the principal amount of any debenture (whether secured or unsecured) issued by a member of the group held otherwise than by a member of the group;

(d) the principal amount of any preference share capital of a subsidiary undertaking owned otherwise than by a member of the group;

(e) any fixed or minimum premium payable on final repayment of any borrowing or deemed borrowings;

(f) any fixed amount in respect of a hire purchase agreement or of a finance lease payable in either case by a member of the group which would be shown at the material time as an obligation in a balance sheet prepared in accordance with the accounting principles used in the preparation of the relevant balance sheet(s) (and for the purpose of this article 23.3(f) finance lease means a contract between a lessor and a member of the group as lessee or sub-lessee where substantially all the risks and rewards of the ownership of the asset leased or sub-leased are to be borne by that company and hire purchase agreement means a contract of hire purchase between a hire purchase lender and the Company or any of its subsidiary undertakings as hirer); and

(g) such proportion of monies borrowed by a member of the group (which are borrowed from any part owned subsidiary undertaking) as that part of such part owned subsidiary undertaking's paid up equity share capital which is not beneficially owned by a member of the group bears to the whole of its paid up equity share capital, but shall be deemed not to include:

(i) borrowings for the purposes of repaying the whole or any part of borrowings by a member of the group for the time being outstanding and so to be applied within six months of being so borrowed, pending their application for such purpose within such period; and

(ii) borrowings for the purpose of financing any contact in respect of which any part of the price receivable by a member of the group is guaranteed or insured up to an amount not exceeding that part of the price receivable thereunder which is so guaranteed or insured.

23.4 A report by the Auditors as to the aggregate amount which may at any one time in accordance with the provisions of this Article be owing by the group without such sanction as aforesaid shall be conclusive in favour of the Company and all persons dealing with the Company. In addition and for the purposes of this Article 23, the Board may act in reliance on a bona fide estimate as to the aggregate amount which may at any one time in accordance with the provisions of Article 23.2 be owing by the group without such sanction as aforesaid and, if in consequence the borrowing limit imposed by this Article 23 is inadvertently exceeded, the amount of moneys borrowed equal to the excess may be disregarded until the expiration of 28 days after the day on which (by reason of the determination of the Auditors or otherwise) the Board became aware that such a situation has or may have arisen.

23.5 When the aggregate amount of borrowings required to be taken into account for the purposes of this Article 23 on any particular day is being ascertained, any of such moneys denominated or repayable in a currency other than sterling shall be converted for the purpose of calculating the sterling equivalent either:

(a) at the rate of exchange prevailing on that day in London provided that all, but not some only, of such moneys shall be converted at the rate of exchange prevailing in London six months before such day if thereby such aggregate amount would be less (and so that for this purpose the rate of exchange shall be taken as the middle market rate as at the close of business); or

(b) where the repayment of such moneys is expressly covered by a forward purchase contract currency option, back to back loan, swap or other arrangements taken out or entered into to reduce the risk associated with fluctuations in exchange rates, at the rate of exchange specified therein.

23.6 No debt incurred or security given in respect of moneys borrowed or to be taken into account as moneys borrowed in excess of the limit hereby imposed shall be invalid or ineffectual except in the case of express notice to the lender or recipient of the security at the time when the debt was incurred or security given that the limit hereby imposed had been or would thereby be exceeded. No lender or person dealing with the Company shall be concerned to see or enquire whether such limit is observed.

24. Number and Qualification of Directors

24.1 Unless and until otherwise determined by ordinary resolution of the Company, the Directors (excluding alternate Directors) shall be not less than three in number but shall not be subject to a maximum.

24.2 A Director shall not be required to hold any shares of the Company by way of qualification.

24.3 If the number of Directors is reduced below the minimum number fixed in accordance with these Articles, the Directors for the time being may act for the purpose of filling up vacancies in their number or of calling a general meeting of the Company, but not for any other purpose If there are no Directors able or willing to act, then any two members may summon a general meeting for the purpose of appointing Directors.

24.4 No person other than a Director retiring (or, if appointed by the Board, vacating office) at the meeting shall, unless recommended by the Board, be eligible for election to the office of a Director at any general meeting, unless not less than 7 nor more than 42 days before the day fixed for the meeting there shall have been left at the office addressed to the secretary notice in writing by a member entitled to be present and vote at the meeting for which such notice is given of his intention to propose such person for election, and also notice in writing signed by the person to be proposed of his willingness to be elected. The notice from the member shall give the particulars in respect of that person which would (if he were elected) be required to be included in the Company’s register of Directors.

25. Election, Appointment and Retirement

25.1 Subject to the provisions of Articles 24.1 to 24.4 and without prejudice to the power of the Board under Article 24.3, the Company may by ordinary resolution elect a person who is willing to act to be a Director either to fill a vacancy or as an additional Director.

25.2 A resolution for the election of two or more persons as Directors by a single resolution shall not be moved at any general meeting unless a resolution that it shall be so moved has first been agreed to by the meeting without any vote being given against it, and any resolution moved in contravention of this provision shall be void. For the purposes of this Article, a motion for approving a person's appointment or for nominating him for appointment shall be treated as a motion for his appointment.

25.3 The Board shall have power to appoint any person who is willing to act as a Director and is permitted by law to do so to be a Director, either to fill a casual vacancy or as an addition to the existing Board. Any Director so appointed shall hold office only until the next following annual general meeting, and shall then be eligible for election, and unless so elected shall vacate office at the conclusion of such meeting.

25.4 At each annual general meeting of the Company, every Director shall retire from office. A retiring Director may offer themselves for re-appointment by the members and a Director that is so re-appointed will be treated as continuing in office without a break.

25.5 If a retiring Director is not re-elected or deemed to be re-elected, he shall hold office until the meeting elects someone in his place or, if it does not do so, until the end of the meeting.

26. Resignation and Removal of Directors

26.1 A Director may resign his office either by notice in writing submitted to the Board or, if he shall in writing offer to resign, if the other Directors resolve to accept such offer.

26.2 The Company may, by ordinary resolution at a meeting of which special notice has been given, in accordance with section 312 of the Act, remove any Director before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim which such Director may have for damages for breach of any contract of service between him and the Company. Subject to these Articles, the Company may, by ordinary resolution, appoint another person who is willing to act as a Director, and is permitted by law to do so, to be a Director instead of him. A person so appointed shall be treated, for the purposes of determining the time at which he or any other Director is to retire, as if he had become a Director on the day on which the Director in whose place he is appointed was last appointed or reappointed a Director.

26.3 A Director may be removed from office if he:

(a) receives written notice signed by not less than three-quarters of the other Directors removing him from office without prejudice to any claim which such Director may have for damages for breach of any contract of service or letter of appointment between him and the Company; or

(b) in the case of a Director who holds any executive office, ceases to hold such office (whether because his appointment is terminated or expires) and the majority of the other Directors resolve that his office be vacated.

27. Vacation of Office

27.1 Without prejudice to the other provisions of these Articles, the office of a Director shall be vacated if the Director:

(a) becomes bankrupt or the subject of an interim receiving order or makes any arrangement or composition with his creditors generally or applies to the court for an interim order under section 253 of the Insolvency Act 1986 (as amended) in connection with a voluntary arrangement under that Act; or

(b) a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months; or

(c) is absent from meetings of the Board for six consecutive months without permission of the Board and the Board resolves that his office be vacated; or

(d) sends notification to the Company that he is resigning or retiring from his office as Director, and such resignation or retirement has taken effect in accordance with its terms; or

(e) ceases to be a Director by virtue of any provision of the Statutes or becomes prohibited by law from being a Director.

27.2 A resolution of the Board declaring a Director to have vacated or have been removed from office under the terms of Articles 26.3 to 27.1 shall be conclusive as to the fact and grounds of vacation or removal stated in the resolution.

28. Remuneration of Directors

28.1 The Directors (other than alternate Directors) shall be paid such remuneration (whether by way of salary, commission, participation in profits or otherwise and which may be nil) for their services as the Board or any committee authorised by the Board may determine and either in addition to or in lieu of his remuneration as a Director. Such remuneration shall be deemed to accrue from day to day, shall be divided between the Directors as they shall agree or, failing agreement, equally and shall be distinct from and additional to any remuneration or other benefits which may be paid or provided to any Director pursuant to any other provision of these Articles.

28.2 Subject to the travel and expense policies of the Company, treating the Director as if the Director were an employee for purposes of determining payment or reimbursement only, the Company may pay on behalf of any Director, or reimburse him in respect of, all his reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Board or committees of the Board or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company and all expenses properly and reasonably incurred by him in the conduct of or in connection with any activities undertaken in or about the Company's business or in the discharge of his duties as a Director.

28.3 Any Director who by request of the Board performs special services or goes or resides abroad for any purposes of the Company may be paid such extra remuneration by way of salary, commission, percentage of profits or otherwise as the Board may decide.

29. Chief Executive, Managing and Executive Directors

29.1 The Board may from time to time:

(a) appoint one or more of its body to the office of chief executive, joint chief executive, managing Director or joint managing Director, or to any other office (except that of auditor) or employment in the Company, for such period (subject to the Statutes and these Articles) and on such terms as it thinks fit, and may revoke such appointment (but so that such revocation shall be without prejudice to any rights or claims which the person whose appointment is revoked may have against the Company by reason of such revocation); and

(b) permit any person elected or appointed to be a Director to continue in any other office or employment held by that person before he was so elected or appointed.

29.2 A Director holding any office or employment with a member of the group is referred to in these Articles as an executive Director.

29.3 An executive Director shall (subject to the provisions of any contract between him and the Company or applicable member of the group) be subject to the same provisions as to resignation and removal as the other Directors, and if he ceases from any cause to be a Director he shall cease to hold any office or employment with a member of the group (but without prejudice to any rights or claims which he may have against the Company by reason of such cessation).

29.4 An executive Director shall not be exempt from annual retirement in accordance with Article 25.4, and shall cease to be a Director if he ceases for any reason to hold the office or employment by virtue of which he is termed an executive Director.

29.5 The remuneration of any executive Director (whether by way of salary, commission, participation in profits or otherwise) shall be decided by the Board and may be either in addition to or in lieu of any remuneration as a Director.

29.6 The Board may entrust to and confer upon any executive Director any of the powers, authorities and discretions vested in or exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, either collaterally with or to the exclusion of its own powers, authorities and discretions and may from time to time revoke or vary all or any of them, but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

30. Associate and Other Directors

The Directors may from time to time, and at any time, pursuant to this Article appoint any other persons to any post with such descriptive title including that of Director (whether as associate, executive, group, divisional, departmental, deputy, assistant, local or advisory director or otherwise) as the Directors may determine and may define, limit, vary and restrict the powers, authorities and discretions of persons so appointed and may fix and determine their remuneration and duties and, subject to any contract between him and the Company, may remove from such post any person so appointed. A person so appointed shall not be a Director for any of the purposes of these Articles or of the Statutes, and accordingly shall not be a member of the Board or (subject to Article 22.4) of any committee hereof, nor shall he be entitled to be present at any meeting of the Board or of any such committee except at the request of the Board or of such committee, and if present at such request he shall not be entitled to vote thereat.

31. Directors’ Gratuities and Pensions

The Board may exercise all the powers of the Company to provide benefits, whether by the payment of allowances, gratuities or pensions or by insurance or death, sickness or disability benefits or otherwise, for any Director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary undertaking of the Company or a predecessor in business of the Company or of any such subsidiary undertaking, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

32. Alternate Directors

32.1 Any Director (other than an alternate Director) may appoint another Director, or any other person approved by the Board, to be an alternate Director and may at any time terminate that appointment.

32.2 An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at any such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence. Except as determined by the Board, an alternate Director may attend any meeting of the Board (but, if the Director appointing him is present, only in the capacity as an observer and not as a voting Director).

32.3 An alternate Director shall automatically cease to be an alternate Director if his appointor ceases to be a Director or dies, but, if a Director retires in accordance with Article 25.4 or otherwise vacates office and is elected or deemed to have been elected at the meeting at which he retires, any appointment of an alternate Director made by him which was in force immediately prior to his retirement shall continue after his election. The appointment of an alternate Director shall also automatically cease on the happening of any event which, if he were a Director, would cause him to vacate office.

32.4 Any appointment or removal of an alternate Director shall be by notice in writing to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Board. A notice of appointment must contain a statement signed by the proposed alternate that he is willing to act as the alternate of the Director giving the notice.

32.5 Save as otherwise provided in these Articles, an alternate Director shall:

(a) be deemed for all purposes to be a Director;

(b) alone be responsible for his own acts and defaults;

(c) in addition to any restrictions which may apply to him personally be subject to the same restrictions as his appointor; and

(d) not be deemed to be the agent of the Director appointing him. An alternate Director may be repaid by the Company such expenses as might properly have been repaid to him if he had been a Director but shall not (unless the Company by ordinary resolution otherwise determines), in respect of his office of alternate Director, be entitled to receive any remuneration or fee from the Company. An alternate Director shall be entitled to be indemnified by the Company to the same extent as if he were a Director.

32.6 An alternate Director shall not be required to hold any shares in the Company and shall not be counted in determining any maximum number of Directors permitted by these Articles.

33. Proceedings of the Board

33.1 The Board may meet together for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any such meetings shall be determined by a majority of votes. In case of an equality of votes, the chairman of the meeting shall, unless he is not entitled to vote on the resolution in question, have a second or casting vote. A Director who is also an alternate Director shall be entitled, in the absence of his appointor, to a separate vote on behalf of his appointor in addition to his own vote and an alternate Director who is appointed by two or more Directors shall be entitled to a separate vote on behalf of each of his appointors in the appointor's absence. A Director may, and the secretary on the requisition of a Director shall, call a meeting of the Board and notice of such meeting shall be deemed to be duly given to each Director if it is given to him personally, by telephone or by word of mouth or sent in writing to him at his last-known address or any other address given by him to the Company for this purpose or sent by way of electronic communication to an address for the time being notified by him to the Company for this purpose. A Director may waive notice of any board meeting and any such waiver may be retrospective.

33.2 The quorum necessary for the transaction of the business of the Board may be fixed by the Board, and unless so fixed at any other number shall be two. A Director or other person who is present at a meeting of the Board in more than one capacity (that is to say, as both Director and an alternate Director or as an alternate for more than one Director) shall not be counted as two or more for quorum purposes unless at least one other Director is also present.

33.3 The continuing Directors or a sole continuing Director may act notwithstanding any vacancies in their number, but, if the number of Directors is less than either the number fixed as the minimum, or the quorum required for a meeting of the Directors (or both) the continuing Directors or Director may act only for the purpose of filling vacancies or of calling a general meeting.

33.4 Any Director may validly participate in a meeting of the Board or a committee of the Board through the medium of conference telephone or similar form of communication equipment provided that all persons participating in the meeting are able to hear and speak to each other throughout such meeting. A person so participating shall be deemed to be present in person at the meeting and shall accordingly be counted in a quorum and be entitled to vote. Subject to the Statutes, all business transacted in such a manner by the Board or a committee of the Board shall, for the purposes of these Articles, be deemed to be validly and effectively transacted at a meeting of the Board or a committee of the Board, notwithstanding that fewer than two Directors are physically present at the same place. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairman of the meeting then is.

33.5 The Board may appoint from its number, and remove, a chairman and, if it thinks fit, a deputy chairman of its meetings and determine the period for which they are respectively to hold office. If no such chairman or deputy chairman is appointed, or neither is present within five minutes after the time fixed for holding any meeting, or neither of them is willing to act as chairman, the Directors present may choose one of their number to act as chairman of such meeting.

33.6 A resolution in writing signed by all the Directors for the time being entitled to vote on the resolution at a meeting of the Board (not being less than the number of Directors required to form a quorum of the Board at such meeting) or by all the members of a committee of the Board for the time being shall be as valid and effective as a resolution passed at a meeting of the Board or committee duly convened and held. A resolution signed by an alternate Director need not be signed by his appointor and, if it is executed by a Director who has appointed an alternate Director, it need not also be executed by the alternate Director in that capacity. The resolution may consist of one document or several documents in like form each signed by one or more Directors.

33.7 All acts done by any meeting of the Board, or of a committee of the Board, or by any person acting as a Director, shall as regards all persons dealing in good faith with the Company, notwithstanding it be afterwards discovered that there was some defect in the appointment or continuance in office of any Director, alternate Director, or person so acting, or that they or any of them were disqualified, or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed or had duly continued in office and was qualified and had continued to be a Director or an alternate Director and had been entitled to vote.

34. Directors’ Interests

34.1 Declarations of interest relating to transactions or arrangements

(a) Subject to the provisions of the Statutes, and provided that he has made the disclosures required by this Article, a Director notwithstanding his office may be a party to or otherwise directly or indirectly interested in:

(i) any transaction or arrangement with the Company or in which the Company is otherwise interested; or

(ii) a proposed transaction or arrangement with the Company.

34.2 A Director shall, subject to sub-section 177(6) of the Act, be required to disclose all interests whether or not material in any transaction or arrangement referred to in Article 34.1(a) and the declaration of interest must (in the case of a transaction or arrangement referred to in Article 34.1(a)(i)) and may (in the case of a transaction or arrangement referred to in Article 34.1(a)(ii)), but need not, be made:

(a) at a meeting of the Directors; or

(b) by notice to the Directors in accordance with:

(i) Section 184 of the Act (notice in writing); or

(ii) Section 185 of the Act (general notice).

34.3 The Directors may resolve that any situation referred to in Article 34.1(a) and disclosed to them thereunder shall also be subject to such terms as they may determine including, without limitation, the terms referred to in paragraphs (i) to (iv) of Article 35.1(c).

35. Directors' interests other than in relation to transactions or arrangements with the Company

35.1 For the purposes of Section 175 of the Act, the Directors shall have the power to authorise any matter which would or might otherwise constitute or give rise to a breach of the duty of a Director under that Section to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company. For these purposes references to a conflict of interest includes a conflict of interest and duty and a conflict of duties. This Article does not apply to a conflict of interest arising in relation to a transaction or arrangement with the Company which are governed by Articles 34.1(a) to 34.3 inclusive.

(a) Authorisation of a matter under this Article shall be effective only if:

(i) the matter in question shall have been proposed in writing (giving full particulars of the relevant situation) for consideration at a meeting of the

Directors, in accordance with the Board's normal procedures or in such other manner as the Directors may approve;

(ii) any requirement as to the quorum at the meeting of the Directors at which the matter is considered is met without counting the Director in question and any other interested Director (together the Interested Directors), and

(iii) the matter was agreed to without the Interested Directors voting or would have been agreed to if the votes of the Interested Directors had not been counted.

(b) Any authorisation of a matter pursuant to this Article shall extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter so authorised.

(c) Any authorisation of a matter under this Article shall be subject to such terms as the Directors may determine, whether at the time such authorisation is given or subsequently, and may be terminated by the Directors at any time. Such terms may include, without limitation, that the relevant Directors:

(i) will not be obliged to disclose to the Company or use for the benefit of the Company any confidential information received by him otherwise than by virtue of his position as a Director, if to do so would breach any duty of confidentiality to a third party;

(ii) may be required by the Company to maintain in the strictest confidence any confidential information relating to the Company which also relates to the situation as a result of which the conflict arises (the conflict situation);

(iii) may be required by the Company not to attend any part of a meeting of the Directors at which any matter which may be relevant to the conflict situation is to be discussed, and not to view any board papers relating to such matters; and

(iv) shall not be obliged to account to the Company for any remuneration or other benefits received by him in consequence of the conflict situation, and a Director shall comply with any obligation imposed on him by the Directors pursuant to any such authorisation.

(d) A Director shall not, save as otherwise agreed by him or the case of noncompliance with an obligation imposed upon him by the Directors pursuant to an authorisation, be accountable to the Company for any benefit which he (or a person connected with him) derives from any matter authorised by the Directors under this Article and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

35.2 Save as otherwise provided by these Articles, a Director shall not vote at a meeting of the Board or of a committee of the Board on any resolution concerning a matter in which he has, directly or indirectly, an interest (other than by virtue of his interest in shares of the Company) which is material, or a duty which conflicts or may conflict with the interests of the Company, unless his interest or duty arises only because one of the following Articles applies (in which case he may vote and be counted in the quorum):

(a) the resolution relates to the giving to him or any other person of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him or by any other person at the request of or for the benefit of, the Company or any of its subsidiary undertakings;

(b) the resolution relates to the giving to a third party of a guarantee, security or indemnity in respect of an obligation of the Company or any of its subsidiary undertakings for which the Director has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(c) his interest arises by virtue of his being, or intending to become, a participant in the underwriting or sub-underwriting of an offer of any shares, debentures or other securities by the Company or any of its subsidiary undertakings for subscription, purchase or exchange;

(d) the resolution relates to any proposal concerning any other company in which he is interested, directly or indirectly, and whether as an officer or shareholder or otherwise howsoever provided that he does not hold an interest in shares (as that term is used in Part 22 of the Act) representing 1 per cent or more of either any class of the equity share capital of such company or of the voting rights available to members of such company (any such interest being deemed for the purpose of this Article to be a material interest in all circumstances);

(e) the resolution relates to any arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings, and/or the members of their families (including a spouse or civil partner or a former spouse or former civil partner) or any person who is or was dependent on such persons, including but without being limited to a retirement benefits scheme and an employees' share scheme, which does not award him any privilege or benefit not generally awarded to the employees to whom such arrangement relates; or

(f) the resolution relates to any proposal concerning any insurance which the Company is empowered to purchase and/or maintain for or for the benefit of any of the Directors or for persons who include Directors provided that, for the purposes of this Article, insurance means only insurance against liability incurred by a Director in respect of any act or omission by him as is referred to in Article 51 or any other insurance which the Company is empowered to purchase and/or maintain for or for the benefit of any groups of persons consisting of or including Directors.

35.3 For the purposes of Articles 34.1(a) to 35.2 inclusive:

(a) an interest of a person who is, for any purpose of the Act (excluding any such modification thereof not in force when these Articles became binding on the Company), connected with a Director shall be treated as an interest of the Director and, in relation to an alternate

Director, an interest of his appointor shall be treated as an interest of the alternate Director without prejudice to any interest which the alternate Director otherwise has;

(b) an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his;

(c) a Director shall be deemed to have disclosed the nature and extent of an interest which consists of him being a director, officer or employee of any subsidiary undertaking of the Company;

(d) a Director need not disclose an interest if it cannot be reasonably regarded as likely to give rise to a conflict of interest; and

(e) a Director need not disclose an interest if, or to the extent that, the other Directors are already aware of it (and for this purpose the other Directors are treated as aware of anything of which they ought reasonably to be aware).

35.4 The Board may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as it thinks fit (including the exercise thereof in favour of any resolution appointing the Directors or any of them directors of such company, or voting or providing for the payment of remuneration to the directors of such company).

35.5 A Director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

35.6 Where proposals are under consideration concerning the appointment (including the fixing or varying of terms of appointment) of two or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and (provided he is not caught by the proviso to Article 35.2(d) or for another reason precluded from voting) each of the Directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

35.7 If a question arises at a meeting of the Board or of a committee of the Board as to the right of a Director to vote, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting (or if the Director concerned is the chairman, to the other Directors at the meeting) and his ruling in relation to any Director (or, as the case may be, the ruling of the majority of the other Directors in relation to the chairman) shall be final and conclusive.

36. Secretary

36.1 Subject to the Statutes, the secretary shall be appointed by the Board for such term, at such remuneration and upon such conditions as it may think fit, and any secretary appointed by the Board may at any time be removed by it.

36.2 Any provision of the Statutes or these Articles requiring or authorising a thing to be done by or to a Director and the secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the secretary.

37. Minutes

37.1 The Board shall cause minutes to be kept:

(a) of all appointments of officers made by the Board;

(b) of proceedings at meetings of the Board and of any committee of the Board and the names of the Directors present at each such meeting; and

(c) of all resolutions of the Company, proceedings at meetings of the Company or the holders of any class of shares in the Company.

37.2 Any such minutes, if purporting to be signed by the chairman of the meeting to which they relate or of the meeting at which they are read, shall be sufficient evidence without any further proof of the facts therein stated.

37.3 Any such minutes must be kept for the period specified by the Act.

38. The Seal

38.1 In addition to its powers under section 44 of the Act, the Company may have a seal and the Board shall provide for the safe custody of such seal. The seal shall only be used by the authority of the Board or of a committee of the Board authorised by the Board. The Board shall determine who may sign any instrument to which the seal is affixed and, unless otherwise so determined, it shall also be signed by two Directors of the Company, one Director and the secretary of the Company or at least one authorised person in the presence of a witness who attests the signature. For the purpose of this Article an authorised person is any Director of the Company, company secretary or any person authorised by the Directors for the purpose of signing documents to which the common seal is applied.

38.2 All forms of certificates for shares or debentures or representing any other form of security (other than letters of allotment or scrip certificates) shall be issued and executed by the Company but the Board may by resolution determine, either generally or in any particular case, that any signatures may be affixed to such certificates by some mechanical or other means or may be printed on them or that such certificates need not bear any signature.

38.3 If the Company has:

(a) an official seal for use abroad, it may only be affixed to a document if its use on that document, or documents of a class to which it belongs, had been authorised by a resolution of the Directors; and

(b) a security seal, it may only be affixed to securities by the secretary or a person authorised to apply it to securities by the secretary.

39. Accounting Records, Books and Registers

39.1 The Directors shall cause accounting records to be kept and such other books and registers as are necessary to comply with the provisions of the Statutes and, subject to the provisions of the Statutes, the Directors may cause the Company to keep an overseas or local or other register in any place, and the Directors may make and vary such directions as they may think fit respecting the keeping of the registers.

39.2 The accounting records shall be kept at the office or (subject to the provisions of the Statutes) at such other place in Great Britain as the Board thinks fit, and shall always be open to inspection by the Directors. No member of the Company (other than a Director) shall have any right of inspecting any accounting record or book or document except as conferred by law or authorised by the Board or by the Company in general meeting.

39.3 The Board shall, in accordance with the Statutes, cause to be prepared and to be laid before the Company in general meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as are required by the Statutes. The Board shall in its report state the amount, if any, which it recommends to be paid by way of dividend.

39.4 A printed copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in general meeting and of the Directors' and auditors' reports shall, at least 21 clear days before the meeting, be delivered or sent by post to every member and to every debenture holder of the Company of whose address the Company is aware or, in the case of joint holders of any share or debenture, to the joint holder who is named first in the register and to the auditors provided that, if and to the extent that the Statutes so permit and without prejudice to Article 40.12, the Company need not send copies of the documents referred to above to members but may send such members summary financial statements or other documents authorised by the Statutes.

40. Audit

40.1 Auditors of the Company shall be appointed and their duties regulated in accordance with the Statutes.

40.2 The auditors' report to the members made pursuant to the statutory provisions as to audit shall be laid before the Company in general meeting and shall be open to inspection by any member, and in accordance with the Statutes every member shall be entitled to be furnished with a copy of the balance sheet (including every document required by law to be annexed thereto) and auditors' report.

40.3 Subject to the provisions of the Statutes, all acts done by any person acting as an auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for the appointment or subsequently became disqualified.

41. Authentication of Documents

41.1 Any Director or the secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Board and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and where any books, records, documents or accounts are elsewhere than at the office, the officer of the Company having the custody thereof shall be deemed to be a person appointed by the Board, as aforesaid.

41.2 A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting of the Company or of the Board or of any committee of the Board which is certified as such in accordance with Article 41.1 shall be conclusive evidence in favour of all persons dealing with the Company on the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of proceedings at a duly constituted meeting.

42. Record Dates

42.1 Notwithstanding any other provision of these Articles but without prejudice to the rights attached to any shares, the Company or the Board may fix a date as the record date for any dividend, distribution, allotment or issue and such record date may be on or at any time within six months before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made.

42.2 Where such a record date is fixed, references in these Articles to a holder of shares or member to whom a dividend is to be paid or a distribution, allotment or issue is to be made shall be construed accordingly.

43. Dividends

43.1 Unless the rights attached to any shares, the terms of any shares or the Articles provide otherwise, a dividend or any other money payable in respect of a share can be declared and paid in any currency the Board decides using an exchange rate selected by the Board for any currency conversions required. The Board can also decide how any costs relating to the choice of currency will be met.

43.2 Subject to the Statutes, the Company may by ordinary resolution declare that out of profits available for distribution there be paid dividends to members in accordance with their respective rights and priorities but no dividend shall exceed the amount recommended by the Board.

43.3 Except as otherwise provided by these Articles or the rights attached to any shares, all dividends shall be declared and paid according to the amounts paid on the shares in respect of which the dividend is paid; but no amount paid on a share in advance of the date upon which a call is payable shall be treated for the purposes of this Article or Article 43.6 as paid on the share.

43.4 All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date or be entitled to dividends declared after a particular date, such share shall rank for or be entitled to dividends accordingly.

43.5 Any general meeting declaring a dividend may, upon the recommendation of the Board, by ordinary resolution direct that it shall be paid or satisfied wholly or partly by the distribution of specific assets, and in particular by paid-up shares or debentures of any other company, and the Board shall give effect to such direction. If the shares in respect of which such a non-cash distribution is paid are uncertificated, any shares in the Company which are issued as a non-cash distribution in respect of them must be uncertificated. Where any difficulty arises in regard to such distribution, the Board may settle it as it thinks expedient, and in particular may issue fractional certificates or authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution purposes of such assets (or any part thereof) and may determine that cash shall be paid to any members upon the footing of the value so fixed in order to secure equality of distribution, and may vest any such assets in trustees, upon trust for the members entitled to the dividend, as may seem expedient to the Board.

43.6 Subject to the Statutes, the Board may from time to time pay to the members such interim dividends as appear to the Board to be justified by the profits of the Company available for distribution and the position of the Company, and the Board may also pay the fixed dividend payable on any shares of the Company with preferential rights half-yearly or otherwise on fixed dates whenever such profits, in the opinion of the Board, justify that course. In particular (but without prejudice to the generality of the foregoing), if at any time the share capital of the Company is divided into different classes, the Board may pay interim dividends on shares in the capital of the Company which confer deferred or non-preferential rights as well as in respect of shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferential rights if, at the time of payment, any preferential dividend is in arrear. Provided the Board acts in good faith, the Board shall not incur any liability to the holders of shares conferring any preferential rights for any loss that they may suffer by reason of the lawful payment of an interim dividend on any shares having deferred or non-preferential rights.

43.7 The Board may deduct from any dividend payable to any member on or in respect of a share all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to shares in the Company.

43.8 All dividends and interest shall belong and be paid (subject to any lien of the Company) to those members whose names shall be on the register at the date at which such dividend shall be declared or at the date at which such interest shall be payable respectively, or at such other date as the Company by ordinary resolution or the Board may determine, notwithstanding any subsequent transfer or transmission of shares.

43.9 The Board may pay the dividends or interest payable on shares in respect of which any person is by transmission entitled to be registered as holder to such person upon production of such certificate and evidence as would be required if such person desired to be registered as a member in respect of such shares.

43.10 No dividend or other monies payable in respect of a share shall bear interest against the Company unless otherwise expressly provided by the rights attached to the share. If dividends, interest and other sums payable which are unclaimed for one year after having been declared, or in respect of at least two consecutive dividends payable on that share, the cheque or warrant has been returned undelivered or remains uncashed (or that other method of payment has failed), or following one such occasion, reasonable enquiries have failed to establish any new address or account of the person entitled to the payment, they may be invested or otherwise made use of by the Board for the benefit of the Company until such time as they are claimed. The payment of any unclaimed dividend, interest or other sum payable by the Company on or in respect of any share into a separate account shall not constitute the Company a trustee of the same. All dividends unclaimed for a period of 12 years after having been declared shall be forfeited and shall revert to the Company.

43.11 The Company may pay any dividend, interest or other monies payable in cash in respect of shares by direct debit, bank transfer, cheque, dividend warrant or money order. In respect of shares in uncertificated form, where the Company is authorised to do so by or on behalf of the holder or joint holders in such manner as the Company shall from time to time consider sufficient, the Company may also pay any such dividend, interest or other monies by means of the Relevant System concerned (subject always to the facilities and requirements of that Relevant System).

43.12 Every such cheque, warrant or order may be remitted by post directed to the registered postal address of the holder or, in the case of joint holders, to the registered postal address of the joint holder whose name stands first in the register, or to such single person and to such postal address as the holder or joint holders may in writing direct. Every such cheque, warrant or order shall be made payable to or to the order of the person to whom it is sent, or to such other single person as the holder or joint holders may in writing direct.

43.13 Every such payment made by direct debit or bank transfer shall be made to the holder or to such other person as the holder may in writing direct and, in the case of joint holders, to or through such other single person as the joint holders may in writing direct.

43.14 The Company shall not be responsible for any loss of any such cheque, warrant or order and any payment made by direct debit, bank transfer, by means of a Relevant System or such other method shall be at the sole risk of the holder or joint holders. Without prejudice to the generality of the foregoing, if any such cheque, warrant or order has or shall be alleged to have been lost, stolen or destroyed, the Directors may, on request of the person entitled thereto, issue a replacement cheque, warrant or order subject to compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

43.15 Payment of such cheque, warrant or order, the collection of funds from or transfer of funds by a bank in accordance with such direct debit or bank transfer or, in respect of shares in uncertificated form, the making of payment in accordance with the facilities and requirements of the Relevant System concerned shall in each case be a good discharge to the Company.

43.16 Any one of two or more joint holders may give effectual receipts for any dividends or other monies payable in respect of the share held by him as joint holder.

43.17 The Board may, if authorised by an ordinary resolution of the Company, offer the holders of Ordinary Shares (excluding any member holding shares as treasury shares) the right to elect to receive additional Ordinary Shares, credited as fully paid, instead of cash in respect of any dividend or any part (to be determined by the Board) of any dividend specified by the ordinary resolution. The following provisions shall apply:

(a) an ordinary resolution may specify a particular dividend or dividends, or may specify all or any dividends declared within a specified period, but such period may not end later than the conclusion of the fifth annual general meeting following the date of the meeting at which the ordinary resolution is passed;

(b) the entitlement of each holder of Ordinary Shares to new Ordinary Shares shall be such that the relevant value of such new Ordinary Shares shall in aggregate be as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) that such holder would have received by way of dividend. For this purpose relevant value shall be calculated by reference to the average of the middle market quotations for the Company's Ordinary Shares on Nasdaq or any other publication of a recognised investment exchange showing quotations for the Company's Ordinary Shares for the day on which the Ordinary Shares are first quoted "ex" the relevant dividend and the four subsequent dealing days, or in such other manner as may be determined by or in accordance with the ordinary resolution, but shall never be less than the par value of the new Ordinary Share. A certificate or report by the auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount;

(c) the Board may, after determining the basis of allotment, notify the holders of Ordinary Shares in writing of the right of election offered to them, and (except in the case of any holder from whom the Company has received written notice in such form as the Directors may require which is effective for the purposes of the relevant dividend that such holder wishes to receive shares instead of cash in respect of all future dividends in respect of which a right of election is offered) shall send with, or following, such notification, forms of election and specify the procedure to be followed and place at which, and the latest time by which, elections must be lodged in order to be effective. The basis of allotment shall be such that no shareholder may receive a fraction of a share;

(d) the Board may exclude from any offer any holders of Ordinary Shares where the Board believes that the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them;

(e) the dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which an election has been made (the elected Ordinary Shares) and instead additional Ordinary Shares shall be allotted to the holders of the elected Ordinary Shares on the basis of allotment calculated as stated. For such purpose the Board shall capitalise, out of any amount for the time being standing to the credit of any reserve or fund (including any share premium account, any capital reserve and the profit and loss account) or otherwise available for distribution as the Board may determine, a sum equal to the aggregate nominal amount of the additional Ordinary Shares to be allotted on that basis and apply it in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to the holders of the elected Ordinary Shares on that basis;

(f) the Directors shall not proceed with any election unless the Company has sufficient reserves or funds that may be capitalised to give effect to it after the basis of allotment is determined;

(g) the additional Ordinary Shares when allotted shall rank pari passu in all respects with fully paid Ordinary Shares then in issue except that they will not be entitled to participate in the relevant dividend (including the share election in lieu of such dividend); and

(h) the Board may do such acts and things which it considers necessary or expedient to give effect to any such capitalisation and may authorise any person to enter on behalf of all the members interested into an agreement with the Company providing for such capitalisation, and any incidental matters and any agreement so made shall be binding on all concerned.

44. Reserves

The Board may, before recommending any dividend (whether preferential or otherwise), set aside out of the profits of the Company such sums as it thinks fit as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may think fit, and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The Board may also, without placing the same to reserve, carry forward any profits which it may think prudent not to distribute.

45. Capitalisation of Profits

45.1 The Company may, upon the recommendation of the Board, resolve by ordinary resolution that it be desirable to capitalise all or any part of the profits of the Company specified in Article 45.5 and accordingly that the Board be authorised and directed to appropriate the profits so resolved to be capitalised to the members as at the date specified in the relevant resolution or determined as therein provided who would have been entitled thereto if distributed by way of dividend and in the same proportions.

45.2 Subject to any direction given by the Company, the Board shall appropriate the profits resolved to be capitalised by any such resolution, and apply such profits on behalf of the members entitled thereto either:

(a) in or towards paying up the amounts, if any, for the time being unpaid on any shares held by such members respectively; or

(b) in paying up in full unissued shares, debentures or obligations of the Company, of a nominal amount equal to such profits, for allotment and distribution, credited as fully paid, to and amongst such members in the proportions referred to above or as they may direct, or partly in one way and partly in the other provided that no unrealised profit shall be applied in paying up amounts unpaid on any issued shares and the only purpose to which sums standing to capital redemption reserve or share premium account shall be applied pursuant to this Article shall be the payment up in full of unissued shares to be allotted and distributed to members credited as fully paid.

45.3 The Board shall have power after the passing of any such resolution:

(a) to make such provision (by the issue of fractional certificates or by payment in cash or otherwise) as it thinks fit for the case of shares, debentures or obligations becoming distributable in fractions, such power to include the right for the Company to retain small amounts the cost of distribution of which would be disproportionate to the amounts involved;

(b) to authorise any person to enter, on behalf of all the members entitled thereto, into an agreement with the Company providing (as the case may require) either:

(i) for the payment up by the Company on behalf of such members (by the application thereto of their respective proportions of the profits resolved to be capitalised) of the amounts, or any part of the amounts, remaining unpaid on their existing shares; or

(ii) for the allotment to such members respectively, credited as fully paid, of any further shares, debentures or obligations to which they may be entitled upon such capitalisation,

and any agreement made under such authority shall be effective and binding on all such members.

45.4 The Company in general meeting may resolve that any shares allotted pursuant to Articles 45.1 to 45.3 (inclusive) to holders of any partly paid Ordinary Shares shall, so long as such Ordinary Shares remain partly paid, rank for dividends only to the extent that such partly paid Ordinary Shares rank for dividends.

45.5 The profits of the Company to which Articles 45.1 to 45.3 (inclusive) apply shall be any undivided profits of the Company not required for paying the fixed dividends on any preference shares or other shares issued on special conditions and shall also be deemed to include:

(a) any profits arising from appreciation in capital assets (whether realised by sale or ascertained by valuation); and

(b) any amounts for the time being standing to any reserve or reserves or to the capital redemption reserve or to the share premium or other special account.

46. Notices

46.1 Subject to the specific terms of any Article, any notice to be given to or by any person pursuant to these Articles shall be in writing (which, for the avoidance of doubt, shall be deemed to include a notice given in electronic form or by website communication), save that a notice convening a meeting of the Board or of a committee of the Board need not be in writing.

46.2 Save as provided in Articles 46.5(a) and 45.5(b), any notice or other Shareholder Information may be served by the Company on, or supplied by the Company to, any person personally or by sending it by first-class post in a prepaid envelope addressed to such person at his postal address as appearing in the register or by sending or supplying it in electronic form or by website communication in accordance with Article 45.5(b). In the case of joint holders of a share all notices or other Shareholder Information shall be given or supplied to the joint holder who is named first in the register, and notice so given or other Shareholder Information so supplied shall be sufficient notice or supply to all the joint holders. Any notice to be given to a person may be given by reference to the register as it stands at any time within the period of 15 days before the notice is given and no change in the register after that time shall invalidate the giving of the notice.

46.3 In the case of notices or other Shareholder Information sent by post, proof that an envelope containing the communication was properly addressed, prepaid and posted shall be conclusive evidence that the notice was given or other Shareholder Information sent. If the communication is made by post, it shall be deemed to be given or received at the expiration of 24 hours after the envelope containing it was posted. In calculating the period of hours for the purposes of this Article no account shall be taken of Sundays or public holidays in London or New York.

46.4 Any member or person nominated to receive Shareholder Information whose address in the register is not within the United Kingdom or the United States of America and who gives to the Company a postal address within the United Kingdom or the United States of America at which notices may be served upon him shall be entitled to have notices served upon him at such postal address, but otherwise no such person, other than a person whose address in the register is within the United Kingdom or the United States of America, shall be entitled to receive any notice from the Company. Any member or person nominated by a member to receive Shareholder Information whose address in the register is not within the United Kingdom or the United States of America and who gives to the Company an address for the purposes of receipt of communications in electronic form may, at the absolute discretion of the Board, have notices served upon him at such address.

46.5

(a) Subject to the provisions of the Statutes, any notice or other Shareholder Information (excluding a share certificate) will be validly sent or supplied if sent or supplied by the Company to any member or person nominated by a member to receive Shareholder Information in electronic form if that person has agreed (generally or specifically) (or, if the member is a company and it is deemed by the Statutes to have agreed) that the communication may be sent or supplied in that form and:

(i) the notice or other Shareholder Information is sent using electronic means (as that term is used in section 1168 of the Act) to such address (or to one of such addresses if more than one) as may for the time being be notified by the member to the Company (generally or specifically) for that purpose or, if the intended recipient is a company, to such address as may be deemed by a provision of the Statutes to have been so specified; or

(ii) the notice or other Shareholder Information is sent or supplied in electronic form by hand, handed to the recipient or sent or supplied to an address to which it could validly be sent if it were in hard copy form; and

(iii) in each case that person has not revoked the agreement.

(b) Subject to the provisions of the Statutes any notice or other Shareholder Information (excluding a share certificate) will be validly sent or supplied by the Company if it is made available by means of a website communication where that person has agreed, or is deemed by the Statutes to have agreed (generally or specifically) that the communication may be sent or supplied to him in that manner and:

(i) that person has not revoked the agreement;

(ii) that person is notified in a manner for the time being agreed for the purpose between that person and the Company of:

(1) the publication of the notice or other Shareholder Information on a website;

(2) the address of that website; and

(3) the place on that website where the notice or other Shareholder Information may be accessed and how it may be accessed;

(iii) the notice or other Shareholder Information continues to be published on the website throughout the period specified in the Act; and

(iv) the notice or other Shareholder Information is published on the website throughout the period referred to in Article 46.5(b)(iii) provided that if the notice or other Shareholder Information is published on that website for a part but not all of such period, the notice or other Shareholder Information will be treated as published throughout that period if the failure to publish the notice or other Shareholder Information throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

(c) When any notice or other Shareholder Information is given or sent by the Company by electronic means (as that term is used in section 1168 of the Act), it shall be deemed to have been given on the same day as it was sent to an address supplied by the member or person nominated by the member to receive Shareholder Information, and in the case of the publication of a notice or other Shareholder Information by website communication, it shall be deemed to have been received by the intended recipient when the material was first made available on the website or, if later, when the recipient received (or is deemed to have received) notice of the fact that the material was available on the website pursuant to Article 46.5(b)(ii). Proof that a notice contained in an electronic communication was sent in accordance with guidance issued by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that the notice was given.

(d) The Company may at any time and at its sole discretion choose to send or supply notices, documents and information only in hard copy form to some or all members.

(e) Any provision of this Article 46.5 which refers to anything agreed, notified or specified by a member shall be deemed to have been validly agreed, notified or specified, notwithstanding any provisions of the Statutes, if agreed, notified or specified by only one and not all of the joint holders of any shares held in joint names.

46.6 Where in accordance with these Articles a member is entitled or required to give or send to the Company a notice in writing, the Company may, if it in its absolute discretion so decides, (and shall, if it is registered to do so or is deemed to have so agreed by any provision of the Statutes) permit such notices (or specified classes thereof) to be sent to the Company by such means of electronic communication as may from time to time be specified (or be deemed by the Statutes to be agreed) by the Company, so as to be received at such address as may for the time being be specified (or deemed by the Statutes to be specified) by the Company (generally or specifically) for the purpose. Any means of so giving or sending such notices by electronic communication shall be subject to any terms, limitations, conditions or restrictions that the Directors may from time to time prescribe.

46.7 A member or person nominated by the member to receive Shareholder Information who (having no registered address within the United Kingdom or the United States of America) has not supplied to the Company either a postal address within the United Kingdom or the United States of America for the service of notices or an address for the service of notices in electronic form, subject always to the terms of Article 46.5(a) shall not be entitled to receive notices from the Company. If, on three consecutive occasions, a notice to a member or person nominated by the member to receive Shareholder Information has been returned undelivered or the Company receives notice that it is undelivered, such member shall not thereafter be entitled to receive notices from the Company until he shall have communicated with the Company and supplied in writing to the office a new postal address within the United Kingdom or the United States of America for the service of notices or shall have informed the Company, in such manner as may be specified by the Company, of an address for the service of notices in electronic form, subject always to the terms of Article 46.5(a). For these purposes, a notice sent by post shall be treated as returned undelivered if the notice is sent back to the Company (or its agents) and a notice sent by electronic communication shall be treated as returned undelivered if the Company (or its agents) receive(s) notification that the notice was not delivered to the address to which it was sent.

46.8 Every person who becomes entitled to a share:

(a) except as mentioned in Article 46.8(b), shall be bound by any notice in respect of that share which, before his name is entered in the register, has been duly given to a person from whom he derives his title; but

(b) shall not be bound by any such notice given by the Company under section 793 of the Act or under Article 21.6.

46.9 If the postal service in the United Kingdom or the United States of America or some part of the United Kingdom or the United States of America is suspended or restricted, the directors only need to give notice of a meeting to shareholders with whom the company can communicate by electronic means and who have provided the company with an address for this purpose. The company must also publish the notice in at least one United Kingdom or the United States of America national newspaper and make it available on its website from the date of such publication until the conclusion of the meeting or any adjournment of the meeting. If it becomes generally possible to send or supply notices by post in hard copy form at least six clear days before the meeting, the directors will send or supply a copy of the notice by post to those who would otherwise receive it in hard copy form by way of confirmation.

46.10 A person entitled to a share in consequence of the death, mental disorder or bankruptcy of a member on supply to the Company of such evidence as the Board may reasonably require to show his title to that share, and upon supplying also a postal address within the United Kingdom or the United States of America for the service of notices and documents and, if he wishes, an address for the service and delivery of electronic communications, shall be entitled (subject always to the terms of Article 46.5) to have served on or delivered to him at such address any notice or document to which the member but for his death, mental disorder or bankruptcy would have been entitled, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Until such address or addresses have been so supplied, any notice or other Shareholder Information may be sent or supplied in any manner in which it might have been sent or supplied if the death, mental disorder or bankruptcy had not occurred and if so sent or supplied shall be deemed to have been duly sent or supplied in respect of any share registered in the name of such member as sole or first-named joint holder.

46.11 Any member present, either personally or by proxy or (in the case of a corporate member) by representative, at any general meeting of the Company or of the holders of any class of shares in the Company shall for all purposes be deemed to have received due notice of such meeting and, where required, of the purposes for which such meeting was called.

47. Untraced Members

47.1 The Company shall be entitled to sell at the best price reasonably obtainable the shares of a member or the shares to which a person is entitled by virtue of transmission on death or bankruptcy if and provided that:

(a) during the period of 12 years prior to the date of the publication of the notice referred to in Article 47.1(b), no cheque or warrant or other method of payment for amounts payable in respect of the share sent and payable in a manner authorised by these Articles has been cashed or effected and no communication has been received by the Company from the member or person concerned, and during that period at least three dividends (either interim or final) in respect of the shares have become payable and no dividend has been claimed during that period in respect of such shares;

(b) the Company shall, on or after the expiry of the said 12 years, send a notice of its intention to sell such share to the registered address or last known address of the member or of the person entitled to the share by transmission at which service of notices might be effected in accordance with these Articles and, before sending such notice, the Company is satisfied that it has taken such steps as it considers reasonable in the circumstances to trace the member or other person entitled, including engaging, if considered appropriate in relation to such share, a professional asset reunification company or other tracing agent and/or giving notice of its intention to sell the share by advertisement in a national newspaper and in a newspaper circulating in the area of the address of the member or person entitled by transmission to the share shown in the register; and

(c) during the said period of 12 years and the period of three months following the date of publication of such notice and prior to the exercise of the power of sale, the Company shall not have received an indication either of the whereabouts or of the existence of such member or person.

47.2 If, during the period referred to in Article 47.1(a), any additional shares have been issued by way of rights in respect of shares held at the commencement of such period or in respect of shares so issued previously during such period, the Company may, if the requirement of Articles 47.1(a) to 47.1(c) have been satisfied, also sell such additional shares.

47.3

(a) To give effect to any such sale the Company may:

(i) if the shares concerned are in uncertificated form, in accordance with the Uncertificated Securities Rules and these Articles, issue a written notification to the Operator requiring the conversion of the shares into certificated form;

(ii) after such conversion authorise any person to execute as transferor an instrument of transfer of the said shares and/or take such other steps (including the giving of directions to or on behalf of the holder, who shall be bound by them) as he thinks fit to effect the transfer, such instrument of transfer to be as effective as if it had been executed by the holder of, or person entitled by transmission to, such shares; and

(iii) if the shares are in certificated form, the Board may authorise any person to execute an instrument of transfer of the said shares to the purchaser or a person nominated by the purchaser.

(b) The purchaser shall not be bound to see to the application of the proceeds of sale, nor shall the title of the transferee be affected by any irregularity in or invalidity of the proceedings relating thereto.

47.4 The net proceeds of sale shall belong to the Company which shall:

(a) be obliged to account to the former member or other person previously entitled as aforesaid for an amount equal to such proceeds; and

(b) (until the Company has so accounted) enter the name of such former member or other person in the books of the Company as a creditor for such amount.

47.5 No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds which may be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company (if any)) as the Board may think fit.

48. Destruction of Documents

48.1 The Company shall be entitled to destroy:

(a) at any time after the expiration of six years from the date of registration thereof or on which an entry in respect thereof shall have been made (as the case may be), all instruments of transfer of shares of the Company which shall have been registered and all letters of request, renounced allotment letters, renounceable share certificates, forms of acceptance and transfers and applications for allotment in respect of which an entry in the register shall have been made;

(b) at any time after the expiration of one year from the date of cancellation thereof, all registered certificates for shares of the Company (being certificates for shares in the name of a transferor and in respect whereof the Company has registered a transfer) and after the expiration of two years, any and all mandates and other written directions as to the payment of dividends (being mandates or directions which have been cancelled); and

(c) at any time after the expiration of one year from the date of the recording thereof, all notifications of change of name or address (including addresses for the purpose of receipt of communications in electronic form and any Nomination Notices).

48.2 It shall conclusively be presumed in favour of the Company that every entry in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made, and every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered, and every share certificate so destroyed was a valid and effective certificate duly and properly cancelled, and every other document hereinbefore mentioned was in accordance with the recorded particulars thereof in the books or records of the Company provided always that:

(a) the foregoing provisions shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b) nothing contained in this Article or Article 48.1 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article or Article 48.1;

(c) references herein to the destruction of any document include references to its disposal in any manner; and

(d) any document referred to in Articles 48.1(a), 48.1(b) and 48.1(c) may be destroyed at a date earlier than that authorised by Article 48.1(a) provided that a permanent copy of such document shall have been made which shall not be destroyed before the expiration of the period applicable to the destruction of the original of such document and in respect of which the Board shall take adequate precautions for guarding against falsification and shall provide adequate means for its reproduction.

49. Winding-up

49.1 The power of sale of a liquidator shall include a power to sell wholly or partially shares or debentures, or other obligations of another company, either then already constituted, or about to be constituted, for the purpose of carrying out the sale.

49.2 On any voluntary winding-up of the Company, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Act or the Insolvency Act 1986 (as amended), divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. Any such division shall be in accordance with the existing rights of the members. The liquidator may, with the like sanction, vest the whole or any part of the assets of the Company in trustees on such trusts for the benefit of the members as he, with the like sanction, shall determine, but no member shall be compelled to accept any assets on which there is a liability.

50. Indemnity

50.1

(a) The Company may indemnify, out of the assets of the Company, any director of either the Company or any associated company against losses or liabilities which he may sustain or incur in the performance of the duties of his office or otherwise in relation thereto, provided that this Article 50.1(a) shall only have effect insofar as its provisions are not void under sections 232 or 234 of the Act.

(b) The Company may also indemnify, out of the assets of the Company, any director of either the Company or any associated company where the Company or such associated company acts as trustee of a pension scheme, against liability incurred by him in connection with the relevant company's activities as trustee of such scheme, provided that this Article 50.1(b) shall only have effect in so far as its provisions are not void under sections 232 or 234 of the Act.

(c) Subject to sections 205(2) to (4) of the Act, the Company may provide a Director with funds to meet expenditure incurred or to be incurred by him in defending (or seeking relief in respect of) any civil or criminal proceedings brought or threatened against him in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or an associated company, and the Company shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under sections 197 to 203 of the Act to enable a Director to avoid incurring such expenditure.

(d) Subject to section 206 of the Act, the Company may also provide a Director with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any associated company and the Company shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under section 197 of the Act to enable a Director to avoid incurring such expenditure.

(e) For the purpose of Articles 50.1(a), 50.1(b), 50.1(c) and 50.1(d) the expression associated company shall mean a company which is either a subsidiary or a holding company of the Company or a subsidiary of such holding company as such terms are defined in the Act.

(f) This Article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Act or by any other provision of law.

51. Insurance

Subject to the provisions of the Act, the Board shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time Directors, officers or employees of the Company, or of any company or body which is its holding company or in which the Company or such holding company has an interest whether direct or indirect or which is in any way allied to or associated with the Company or who were at any time trustees of any pension fund in which any employees of the Company or of any other such company or body in which the Company or its holding company are interested including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to the Company and/or any such other company, body or pension fund.

52. Nomination Notices

52.1

(a) The Company may prescribe the form and content of Nomination Notices. Unless the Company prescribes otherwise, a Nomination Notice shall:

(i) state the name and address of the person nominated;

(ii) confirm that the member holds shares in the Company on behalf of the person nominated pursuant to the Nomination Notice;

(iii) specify whether the person nominated wishes to receive Shareholder Information in hard copy form, in electronic form or by website communication and include any further information which the Company will need in order to use the means of communication specified;

(iv) indicate whether the Information Rights are to be enjoyed only by the person nominated, or whether the member giving the notice may also continue to enjoy them;

(v) specify the date from which it is to take effect;

(vi) specify the date on which it is to cease to have effect, or that it is to have effect until further notice or until the member concerned transfers or ceases to hold any shares in the Company; and

(vii) be executed by or on behalf of the member and the person nominated.

(b) Subject to these Articles, the Company shall give effect to any Nomination Notice received by it in accordance with these Articles but in accordance with section 146(5) of the Act shall not be obliged to act on a nomination purporting to relate to certain Information Rights only.

(c) A nomination made by Nomination Notice shall cease to have effect:

(i) in accordance with its terms; or

(ii) in accordance with sections 148(3), 148(5) or 148(7) of the Act.

(d) If the Company receives a document which purports to be a Nomination Notice but which does not contain the required information or which is not given in the form prescribed by the Company, the Company shall give effect to it in accordance with section 147(5) to the extent that it is able to do so and shall notify the member that it is incomplete (and in what respect it is incomplete) and that the Company cannot give full effect to it in its present form.

(e) The Company shall be entitled to treat a Nomination Notice as surviving a subdivision, consolidation or reclassification of the Company's share capital.

52.2

(a) The Company shall keep a record of all Nomination Notices which are in force.

(b) The Company shall provide any member, on request and without charge, with a copy of the records of Nomination Notices given by that member in so far as it is able to do so.

(c) The Company may fix a record date for the enjoyment of Information Rights or for the circulation of Shareholder Information to persons nominated by Nomination Notices.

52.3 Anything to be carried out by the Company in Articles 52.2(a) and 52.2(b) may instead be carried out by the Company through its agents.

53. Dispute Resolution

53.1 Unless the Company consents in writing to the selection of an alternative forum in the United States of America, the federal and state courts of the United States of America, as applicable, shall be the exclusive forum for the resolution of any complaint asserting (whether as a sole cause of action or in combination with other causes of action) a cause of action arising under the Securities Act or the Exchange Act, in each case as amended from time to time (together, the "U.S. Acts").

53.2 Save in respect of any cause of action arising under the U.S. Acts, the courts of England and Wales shall have exclusive jurisdiction to determine any and all disputes brought by a member in that member's capacity as such against the Company and/or the Board and/or any of the Directors individually or collectively, arising out of or in connection with these Articles or any obligations arising out of or in connection with these Articles.

53.3 The governing law of these Articles is the law of England and Wales and these Articles shall be interpreted in accordance with English law.

Annex C

October 18, 2023

Board of Directors of Integral Acquisition Corporation 1

Mr. Enrique Klix, CEO and Director

Integral Acquisition Corporation 1

667 Madison Avenue

New York, New York 10065

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by Integral Acquisition Corporation 1 (“IAC” or the “Company”) for the sole benefit of and to advise its board of directors (the “Board”) in connection with the consideration by the Board of a possible acquisition of Flybondi Limited (“Flybondi” or the “Acquired Business”) in accordance with the terms of a draft business combination agreement by and among IAC, Flybondi, and certain other parties and dated October 19, 2023 (the “Business Combination Agreement”). We have been engaged to perform an analysis of the reasonable range of value for the Acquired Business immediately prior to the transactions contemplated by the Business Combination Agreement, (the “Transaction”) and to issue our opinion as to the fairness to IAC, from a financial point of view, of the purchase price to be paid by IAC for the Acquired Business all as set forth in our Engagement Letter dated September 15, 2023 and the accompanying (and by this reference incorporated herein) General Contractual Conditions thereto (collectively, the “Agreement”). This letter shall serve as our opinion (the “Opinion”) as to the fairness to the Company, and through their ownership interest in the Company, the public shareholders of the Company, from a financial point of view, of the purchase price to be paid by the Company for the Acquired Business as referenced in and governed by that Agreement.

We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the Business Combination Agreement. We understand that the Transaction is expected to close (the “Closing”) by November 1, 2024, unless extended pursuant to the terms of the Business Combination Agreement (the “Transaction Date”). We are further advised, and have relied upon such advice with your approval, that pursuant to the Transaction; (a) FB Parent Limited, a limited company incorporated under the laws of England and Wales (“TopCo”"), will acquire certain issued and outstanding capital shares and equity interests of Flybondi, in exchange for ordinary shares of TopCo, and Flybondi shall become a subsidiary of TopCo; and (b) Gaucho MS, Inc., a Delaware corporation and wholly-owned subsidiary of TopCo (“Merger Sub”) will merge with and into the Company, with the Company continuing as the surviving entity and wholly owned subsidiary of TopCo. The consideration to be paid to securityholders of Flybondi will be equal to $300,000,000 (the “Purchase Price”) (assuming all Flybondi shareholders participate in the Transaction and exchange their Flybondi shares for shares of TopCo), to be paid by issuance of ordinary shares of Topco (the “Transaction Shares”), which would each be valued at a price equal to US$10.00 per share (“TopCo Per Share Value”). We understand that the remainder of the ordinary shares of TopCo (which will be of the same class as the Transaction Shares) will be issued to the common shareholders of IAC again on the basis of a $10.00 per share value, and that the currently outstanding warrants and preferred stock and working capital loans of IAC will be assumed by the TopCo in each case without any changes in their rights, privileges and preferences or contract terms. We understand that all in the money vested stock options to purchase Flybondi stock will be converted in connection with Transaction into common stock of Flybondi on a cashless exercise basis, and that all other stock options to purchase Flybondi will be assumed by TopCo.

350Fifth Avenue, Suite 4100, New York, NY 10118

212.425.4300 · 212.344.9731 fax · www.marshall-stevens.com

Chicago	Los Angeles	New York	Tampa

Board of Directors of IAC Acquisition Corp. I

October 18, 2023

Based on the fact that the Company is only recently formed, has no operating history, has no assets other than cash and its rights under the letter of intent dated August 30, 2023 (the “LOI”), and that its securities are thinly traded, we have assumed, with your approval, that the fair value of each share of Company common stock immediately prior to the Transaction and the fair value of each share of the ordinary shares of TopCo to be issued in the Transaction is equivalent to the price at which shares of the Company may be redeemed by the holders of Company common stock, and we have not performed any separate analysis regarding the fair value of shares of the Common Stock of the Company immediately prior to the Transaction or the Transaction Shares to be issued in the Transaction.

We understand that in connection with the Transaction, certain employees of IAC may enter into employment agreements with the surviving entity, and that certain equity of the Company may be reserved for issuance pursuant to stock bonus or incentive arrangements. Our Opinion will not address the fairness of such agreements or stock bonus or incentive arrangements. We further understand that in connection with the Transaction, the Company may make commitments with respect to the future financing or funding of the Acquired Business. Our Opinion will assign no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates certain changes in the rights, privileges, and preferences of the holders of the Company’s shares and certain changes in the composition of the Company’s management and board of directors. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or in the changes to the composition of the Company’s management and board of directors. We understand that the Business Combination Agreement includes various covenants and undertakings by the sponsor pursuant to a Sponsor Support Agreement (the “Sponsor Support Agreement”). With your permission, we have not taken into account the benefits or detriments of that Sponsor Support Agreement for the purposes of this Opinion and render no opinion as to the fairness of such agreement.

We have been asked to advise the Board to the fairness, from a financial point of view, to the Company and, through their ownership interest in the Company, the public shareholders of the Company, of the Purchase Price to be paid by the Company in the Transaction in the form of issuance of common stock of the surviving corporation to the shareholders of Flybondi. We have not been asked to render to any other person or entity besides the Board any opinion with respect to the fairness of the Purchase Price, and we specifically express no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction or the negotiation or structuring of the LOI or the Business Combination Agreement; we have not been involved in the raising of any funding for or with respect to, or associated with the Company and/or the Transaction or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board or the Company.

With your consent, in establishing fair value, we have solely considered the equity value of Flybondi as of a valuation date of October 19, 2023 and prior to the Transaction and have not taken into consideration any possible consequences of the Transaction (either positive or negative). Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, the Company, the shareholders of the Company, the shareholders of Flybondi, or any other person or entity. We understand that this Opinion will be attached as an exhibit to the registration statement filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) and have agree to the inclusion of this Opinion on the basis that the Company is solely responsible for truth, correctness, completeness and adequacy of such Registration Statement.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

•
Information received as the result of management interviews with Flybondi’s management. Topics addressed included, but were not limited to, transaction overview, business operations, production and financial projections, economic conditions and industry trends, market competitors, and various other topics related to Flybondi’s financial performance and business operations;
•
Audited Financial Statements for Flybondi for the three fiscal years ended December 31, 2019 - 2021 and Draft Audited Financial Statements for the fiscal year ended December 31, 2022;
•
Internally prepared Income Statement for the twelve months ended July 31, 2023 and certain Balance Sheet account balances on September 30, 2023;
•
Financial Projections for Flybondi for the two fiscal years ending December 31, 2024;

Board of Directors of IAC Acquisition Corp. I

October 18, 2023

•
Non-binding restated Letter of Intent dated August 30, 2023;
•
Project Gaucho Investor Presentation prepared by Raymond James dated Summer 2023;
•
The draft Business Combination Agreement dated October 19, 2023;
•
Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Bloomberg; Guide to Cost of Capital published by Kroll LLC; and
•
Other information and studies and we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the Company and/or Flybondi or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, iii) not conducted any independent valuation or appraisal of any specific assets of the Company or Flybondi or any appraisal or estimate of any specific liabilities of the Company or Flybondi and iv) assumed that there are no contingent or off-balance sheet assets or liability of the Company or Flybondi that have not been disclosed to us in writing. With respect to the financial forecasts and projections relating to Flybondi, with your consent, , we have assumed that such projections have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of Flybondi as to the future financial performance of that company and, accordingly, we take no responsibility for and express no view as to, such financial forecasts or projections of the assumptions on this they are based. As Flybondi did not have forecasts or projections for fiscal 2025, we annualized 2024 operational results with respect to the 2024 year-end fleet, and applied analyst projected inflation and exchange rate forecasts where appropriate. This was an arithmetic continuation of the forecasts and projections provided for 2024 and does not constitute any opinion on our part that such forecasts will be or can be achieved. We have also assumed that management of TopCo executes its business plan in accordance with its projections and that all documents related to the Transaction filed with the Securities and Exchange Commission will comply with all applicable laws and regulations.

Our opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of the Opinion, will remain substantially unchanged through the time the Transaction is completed. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or used for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of the Company, the shareholders of Flybondi or any other person or entity as to any action the Board, the shareholders of the Company, the shareholders of Flybondi or any other person or entity should take in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to the Company. This Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. By way of example, our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, any future funding or fund-raising commitments, or any changes in the rights, privileges, and preferences of the holders of the Company’s shares or in the composition of the Company’s management and board of directors or the Sponsor Support Agreement. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters. This Opinion may not be reproduced, disseminated, quoted, or referred to at any time without our prior written consent.

Under the BCA, the ordinary shares of TopCo being issued in the Transaction are valued by the parties at $10.00 per share (the “Agreed Share Value”). Our engagement was to assess fairness based on a per share value for the consideration to be paid for the Acquired Business equal to the Redemption Value (which we are advised that, as of the date of this Opinion, is estimated at $10.78). Under the structure of the Transaction reflected in the BCA, with shares valued at the Agreed Share Value, the continuing public stockholders of the Company will own a smaller percentage of TopCo than would be the case if the Redemption Value were to be used. However, it is our opinion that taking this change into account, as well as the other factors, assumptions and considerations set out above, that the Purchase Price to be paid by the Company for the Acquired Business in the Transaction is fair to the Company and, through their ownership interest in the Company, to the public shareholders of the Company, from a financial point of view.

Board of Directors of IAC Acquisition Corp. I

October 18, 2023

Very truly yours,

Marshall & Stevens Transaction Advisory Services, LLC

File No. 34-36-63609

Annex D

INTEGRAL ACQUISITION CORPORATION 1

1330 AVENUE OF THE AMERICAS, 23RD FLOOR

NEW YORK, NY 10019

FOR THE EXTRAORDINARY GENERAL MEETING OF

STOCKHOLDERS OF

INTEGRAL ACQUISITION CORPORATION 1

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Enrique Klix (the “Proxy”) as proxy, with full power to act and the power to appoint a substitute to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders (the “Meeting”) of Integral Acquisition Corporation 1 (the “Company”) to be held on [ ], 2024 at [ : ] [a.m./p.m.] Eastern Time, or at any adjournments and/or postponements thereof, via live webcast at https://[ ]. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxy’s discretion on such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~
INTEGRAL ACQUISITION CORPORATION 1 — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.		Please mark votes as ☒ indicated in this example
(1) Proposal No. 1 - The Business Combination Proposal	FOR ☐	AGAINST ☐	ABSTAIN ☐
(2) Proposal No. 2 - The Advisory Governance Proposals	FOR ☐	AGAINST ☐	ABSTAIN ☐
(A)
The FB Parent Articles would grant the directors of FB Parent the authority to allot FB Parent Ordinary Shares, up to a maximum nominal amount of £1,000,000, free of any rights of pre-emption (Proposal No. 2A);
(B)
The FB Parent Articles would provide for a declassified board of directors with the result being that each director will be elected annually for a term of one year (Proposal No. 2B);
(C)
The FB Parent Articles would reduce the requisite quorum for a meeting of shareholders from a majority of outstanding voting power to two persons who are, or who represent by proxy, shareholders (Proposal No. 2C);
(D)
The FB Parent Articles would include an advance notice provision that requires a nominating shareholder to provide notice to FB Parent in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors (Proposal No. 2D); and
(E)
The FB Parent Articles would not include provisions relating to Integral’s status as a special purpose acquisition company that will no longer be relevant following the Closing (Proposal No. 2E).

D-1

(3) Proposal No. 3 - The NTA Requirement Amendment Proposal	FOR ☐	AGAINST ☐	ABSTAIN ☐
(4) Proposal No. 4 - The Adjournment Proposal	FOR ☐	AGAINST ☐	ABSTAIN ☐
Date: , 2024

Signature

Signature (if held jointly)

When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

A vote to abstain will have no effect on proposal 1, proposal 2, proposal 3 and proposal 4. The Shares represented by the Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted FOR each of proposals 1, 2, 3 and 4. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~

D-2

Annex E

Flybondi Limited

(in $ Thousands)

		Projected
		2025

(1)	Net Revenue	729,761
	% Growth	18.3%

(1)	Sales & Marketing	25,604
(1)	General & Administrative	55,908
(1)	Staff Costs	55,832
(1)	Fuel Costs	300,461
(1)	Maintenance Materials and Repairs	30,331
(1)	Aircraft Rentals and Maintenance Reserve Costs	34,655
(1)	Other Operational Expense	35,126
(1)	Total Operating Expenses (Excl. D&A)	537,917
	% of Net Revenue	73.7%

	EBITDAR	191,843
	% of Net Revenue	26.3%

(1)	Leasing	54,000
(1)	Depreciation Maintenance Reserve	11,743
(1)	Depreciation of PP&E	3,870
(1)	Amortization of Aircraft Right of Use Asset	-

	EBIT	122,231
	% of Net Revenue	16.7%

(2)	Income Tax Expense (@ 35.0%)	42,781

	Debt-Free Net Income	79,450

Notes:

(1)
2025 projections were prepared by M&S, without Integral's or Flybondi's involvement, carrying forward the assumptions used by Flybondi management in connection with their 2024 projections. These projections assume the projected 12/31/2024 fleet size for a full 12 months.
(2)
Based on the effective federal and state tax rate.

E-1-1

AnneX F

PROPOSED THIRD AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTEGRAL ACQUISITION CORPORATION 1

[_], 2025

Integral Acquisition Corporation 1, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Integral Acquisition Corporation 1.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 16, 2021. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 3, 2021, an Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 3, 2023, and a Second Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 2, 2023 (as amended, the “Amended and Restated Certificate”).

2. This Third Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3. This Third Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the holders of at least sixty-five percent (65%) of the outstanding shares of the common stock of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Section 9.2(a) is hereby amended and restated to read in full as follows:

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

5. The text of Section 9.2(e) is hereby amended and restated to read in full as follows:

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.

6. The text of Section 9.2(f) is hereby deleted in its entirety.

7. The text of Section 9.7 is hereby amended and restated to read in full as follows:

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 18 months from the date of the closing of the Offering or (b) with respect to any other material provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.

F-1

IN WITNESS WHEREOF, Integral Acquisition Corporation 1 has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

INTEGRAL ACQUISITION CORPORATION 1
By:
Name:
Title:

F-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Article 50 of FB Parent’s Articles of Association provides:

50.1

(a) FB Parent may indemnify, out of the assets of FB Parent, any director of either the FB Parent or any associated company against losses or liabilities which he may sustain or incur in the performance of the duties of his office or otherwise in relation thereto, provided that this Article 50.1(a) shall only have effect insofar as its provisions are not void under sections 232 or 234 of the Companies Act.

(b) The FB Parent may also indemnify, out of the assets of FB Parent, any director of either FB Parent or any associated company where FB Parent or such associated company acts as trustee of a pension scheme, against liability incurred by him in connection with the relevant company’s activities as trustee of such scheme, provided that this Article 50.1(b) shall only have effect in so far as its provisions are not void under sections 232 or 234 of the Companies Act.

(c) Subject to sections 205(2) to (4) of the Companies Act, FB parent may provide a director with funds to meet expenditure incurred or to be incurred by him in defending (or seeking relief in respect of) any civil or criminal proceedings brought or threatened against him in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to FB Parent or an associated company, and FB Parent shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under sections 197 to 203 of the Companies Act to enable a director to avoid incurring such expenditure.

(d) Subject to section 206 of the Companies Act, the Company may also provide a director with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to FB Parent or any associated company and FB Parent shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under section 197 of the Companies Act to enable a director to avoid incurring such expenditure.

For the purpose of Article 50.1 the expression associated company shall mean a company which is either a subsidiary or a holding company of FB Parent or a subsidiary of such holding company as such terms are defined in the Companies Act.

This Article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Act or by any other provision of law.

Section 232 of the Companies Act provides:

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)
section 233 (provision of insurance),
(b)
section 234 (qualifying third party indemnity provision), or
(c)
section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 234 of the Companies Act provides:

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a)
any liability of the director to pay—
(i)
a fine imposed in criminal proceedings, or
(ii)
a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)
any liability incurred by the director—
(i)
in defending criminal proceedings in which he is convicted, or
(ii)
in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii)
in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a)
a conviction, judgment or refusal of relief becomes final—
(i)
if not appealed against, at the end of the period for bringing an appeal, or
(ii)
if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b)
an appeal is disposed of—
(i)
if it is determined and the period for bringing any further appeal has ended, or
(ii)
if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 1157 of the Companies Act provides:

(1) If in proceedings for negligence, default, breach of duty or breach of trust against:

(a)
an officer of a company, or
(b)
a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust -

(a)
he may apply to the court for relief, and
(b)
the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

Upon consummation of the Business Combination, FB Parent expects to maintain directors’ and officers’ liability insurance which, subject to policy terms and limitations, shall provide insurance cover against the personal liabilities which directors and officers may incur by reason of their duties. The authorized representative shall also entitled to the benefit of the same directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description
2.1†*

Business Combination Agreement, dated October 19, 2023, among Integral Acquisition Corporation 1, FB Parent Limited, Gaucho MS, Inc. and Flybondi Limited (included as Annex A to the proxy statement/prospectus)

2.2*

Assignment, Novation and Amendment Agreement, dated July 2, 2024, among Integral Acquisition Corporation 1, Flybondi Holdings plc, FB Parent Limited, Gaucho MS, Inc. and Flybondi Limited (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on July 9, 2024)

2.3*

Second Amendment to Business Combination Agreement, dated as of October 1, 2024, by and among Integral Acquisition Corporation 1, Flybondi Holdings plc, Gaucho MS.,Inc., and Flybondi Limited (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on October 3, 2024)

3.1*	Articles of Flybondi Holdings plc, dated as of February 28, 2024

3.2	Form of Amended and Restated Articles of Flybondi Holdings plc (included as Annex B to the proxy statement/prospectus)

3.3*

Amended and Restated Certificate of Incorporation of Integral Acquisition Corporation 1 (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

3.4*

Amendment to the Amended and Restated Certificate of Incorporation of Integral Acquisition Corporation 1 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on May 9, 2023)

3.5*

Second Amendment to the Amended and Restated Certificate of Incorporation of Integral Acquisition Corporation 1 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, as amended, initially filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2023)

3.6*

Third Amendment to the Amended and Restated Certificate of Incorporation of Integral Acquisition Corporation 1 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, as amended, initially filed with the SEC by Integral Acquisition Corporation 1 on November 6, 2024)

3.7*	Bylaws of Integral Acquisition Corporation 1 (incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

Exhibit No.	Description
4.1*	Specimen Ordinary Share Certificate of Flybondi Holdings plc

4.2*

Specimen Warrant Certificate of Flybondi Holdings plc (included as Exhibit B to the Form of Assignment, Assumption and Amendment Agreement among Integral Acquisition Corporation 1, Flybondi Holdings plc and Continental Stock Transfer & Trust Company included as Exhibit 4.4 hereto)

4.3*

Warrant Agreement, dated November 2, 2021, between Integral Acquisition Corporation 1 and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

4.4*	Form of Assignment, Assumption and Amendment Agreement among Integral Acquisition Corporation 1, Flybondi Holdings plc and Continental Stock Transfer & Trust Company

5.1*	Legal Opinion of DWF Law LLP

5.2*	Legal Opinion of Greenberg Traurig, P.A.

8.1*	Tax Opinion of Ellenoff Grossman & Schole LLP

8.2*	Tax Opinion of Greenberg Traurig, P.A.

10.1*

Letter Agreement, dated November 2, 2021, among Integral Acquisition Corporation 1, Integral Sponsor LLC and each of the officers and directors of Integral Acquisition Corporation 1 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

10.2*

Investment Management Trust Agreement, dated November 2, 2021, between Integral Acquisition Corporation 1 and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

10.3*

Registration Rights Agreement, dated November 2, 2021, among Integral Acquisition Corporation 1 and certain securityholders (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

10.4*

Private Placement Warrants Purchase Agreement, dated November 2, 2021, among Integral Acquisition Corporation 1 and Integral Sponsor LLC (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

10.5*

Form of Indemnity Agreement of Integral Acquisition Corporation 1 (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

10.6*

Securities Subscription Agreement, dated February 16, 2021, between Integral Acquisition Corporation 1 and Integral Sponsor LLC (incorporated by reference to Exhibit 10.7 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

10.7*

Services Agreement, dated November 2, 2021, between Integral Acquisition Corporation 1 and Integral Sponsor LLC (incorporated by reference to Exhibit 10.8 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

10.8*

Consulting Services Agreement, dated November 2, 2021, between Integral Acquisition Corporation 1 and Cohen & Company Capital Markets (incorporated by reference to Exhibit 10.9 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

10.9*

Forward Purchase Agreement, dated August 23, 2021, by and between Integral Acquisition Corporation 1 and Carnegie Park Capital LLC (incorporated by reference to Exhibit 10.10 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

Exhibit No.	Description
10.10*

Forward Purchase Agreement, dated August 23, 2021, by and between Integral Acquisition Corporation 1 and Crescent Park Management, L.P. (incorporated by reference to Exhibit 10.11 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2021)

10.11*

FPA Termination Agreement, dated December 8, 2023, by and between the Company and Carnegie Park (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on December 13, 2023)

10.12*

FPA Termination Agreement, dated December 12, 2023, by and between the Company and Crescent Park (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on December 13, 2023)

10.13*

Promissory Note, dated May 8, 2023, issued by Integral Acquisition Corporation 1 to Integral Sponsor LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on May 9, 2023)

10.14*

Promissory Note, dated July 10, 2023, issued by Integral Acquisition Corporation 1 to Integral Sponsor LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on July 10, 2023)

10.15*

Promissory Note, dated November 8, 2023, issued by Integral Acquisition Corporation 1 to Integral Sponsor LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 8, 2023)

10.16*

Sponsor Support Agreement, dated October 19, 2023, among Integral Sponsor LLC, Integral Acquisition Corporation 1 and Flybondi Limited (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on October 25, 2023)

10.17*	Form of Lock-Up Agreement (included as Exhibit C to Annex A to the proxy statement/prospectus)

10.18*	Form of Registration Rights Agreement (included as Exhibit B to Annex A to the proxy statement/prospectus)

10.19*

Promissory Note, dated September 12, 2024, issued by Integral Acquisition Corporation 1 to Integral Sponsor LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on September 17, 2024)

10.20*

Promissory Note, dated November 6, 2024, issued by Integral Acquisition Corporation 1 to Integral Sponsor LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on November 6, 2024)

10.21*	Escrow Agreement, dated December 13, 2023, among Integral Sponsor LLC, Flybondi Limited and Cartesian Capital Group, LLC

10.22*	Fuel Sales Agreement, dated January 1, 2023, by and among FB Lineas Areas S.A. and World Fuel International SRL (English Translation).

10.23*	Ground Handling Agreement, dated December 10, 2021, by and among FB Lineas Areas S.A. and Intercargo S.A.U. (English Translation).

10.24*	Operational Space Concession Agreement (Aeroparque), dated July 21, 2023, by and among FB Lineas Areas S.A. and Aeropuertos Argentina 2000 (English Translation).

10.25*	Operational Space Concession Agreement (Ezeiza), dated July 24, 2023, by and among FB Lineas Areas S.A. and Aeropuertos Argentina 2000 (English Translation).

10.26*

Amendment to Sponsor Support Agreement, dated July 2, 2024, among Integral Sponsor LLC, Integral Acquisition Corporation 1 and Flybondi Limited (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K, filed with the SEC by Integral Acquisition Corporation 1 on July 9, 2024)

10.27*	Flybondi Third-Party Ramp Services' Certification (English Translation).

10.28	Form of Flybondi Limited Convertible Loan Notes

Exhibit No.	Description
16.1*	Grant Thornton Letter to the SEC, dated July 22, 2024

21.1*	List of Subsidiaries of Flybondi Holdings plc

23.1	Consent of Marcum LLP

23.2	Consent of Price Waterhouse & Co. S.R.L. for Flybondi Limited

23.3	Consent of Price Waterhouse & Co. S.R.L. for Flybondi Holdings plc

23.4*	Consent of DWF Law LLP (included in Exhibit 5.1)

23.5*	Consent of Greenberg Traurig, P.A (included in Exhibit 5.2 and Exhibit 8.2)

23.6*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1)

23.7*	Consent of Marshall & Stevens Transaction Advisory Services, LLC

99.1*	Form of Proxy Card for Special Meeting (included as Annex D to the proxy statement/prospectus)

99.2*	Consent of Rafael de Luque to be named Director Nominee

99.3*	Consent of Juan Ball to be named Director Nominee

99.4*	Consent of Bertrand Grabowski to be named Director Nominee

99.5*	Consent of Mehmet Tevfik Nane to be named Director Nominee

99.6*	Consent of Enrique Klix to be named Director Nominee

99.7*	Representation under Item 8.A.4 of Form 20-F

107*	Filing Fee Table

* Previously filed.

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The registrants agree to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

(a)
The undersigned registrants hereby undertake:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchasers:
(i)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned applicable registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
any preliminary prospectus or prospectus of the undersigned applicable registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned applicable registrant or used or referred to by the undersigned applicable registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned applicable registrant or its securities provided by or on behalf of the applicable undersigned registrant; and
(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
The undersigned registrants hereby undertakes as follows:
(1)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)
That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(e)
The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)
The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on February 24, 2025.

Flybondi Holdings plc

By:	/s/Peter Yu
Name:	Peter Yu
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Peter Yu	Director	February 25, 2025
Peter Yu	(Principal Executive Officer)
/s/ Francisco Barreto	Director	February 25, 2025
Francisco Barreto	(Principal Accounting and Financial
Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in the undersigned’s capacity as the duly authorized representative of the registrant in the United States, on February 25, 2025.

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on February 25, 2025.

Flybondi Limited

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Peter Yu	Director	February 25, 2025
Peter Yu	(Principal Executive Officer)

*	Director	February 25, 2025
Francisco Barreto	(Principal Accounting and Financial
Officer)

*	Director	February 25, 2025
Juan Ball

*	Director	February 25, 2025
Martin Biely

*	Director	February 25, 2025
Rafael De Luque

*	Director	February 25, 2025
Betrand Philippe Grabowski

*	Director	February 25, 2025
Mehmet Tevifk Nane

*By: /s/ Peter Yu
Name: Peter Yu
Title: Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in the undersigned’s capacity as the duly authorized representative of the registrant in the United States, on February 25, 2025.

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director